As filed with the Securities and Exchange Commission on September 11, 2020

Registration No. 333-241707

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

Amendment No. 1

to

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________________

Clever Leaves Holdings Inc.

(Exact name of registrant as specified in its charter)

____________________________

Canada	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

489 Fifth Avenue, 27th Floor
New York, New York 10017
(646) 880-4382
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

____________________________

Kyle Detwiler
489 Fifth Avenue, 27th Floor
New York, New York 10017
(646) 880-4382
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________________

With copies to:

Pamela L. Marcogliese, Esq. Sebastian L. Fain, Esq. Freshfields Bruckhaus Deringer US LLP 601 Lexington Avenue New York, New York 10022 (212) 277-4000	David M. Kastin, Esq. 489 Fifth Avenue, 27th Floor New York, New York 10017 (646) 880-4382	Alan I. Annex, Esq. Jason T. Simon, Esq. Greenberg Traurig, LLP 1750 Tysons Boulevard, Suite 1000 McLean, Virginia 22102 (703) 749-1300

_____________________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and upon completion of the business combination described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Security to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee(14)
Common shares(2)(7)	16,215,132	$10.23	(9)	$165,880,800.36		$21,531.33
Common shares(3)(5)(8)	22,200,000	$1.65	(10)	$36,630,000.00		$4,754.57
Common shares issuable upon the exercise of options(4)(5)	1,701,673	$6.28	(11)	$10,686,506.44		$1,387.11
Warrants(6)(8)	18,150,000	$0.3716	(12)	$6,744,540.00		$875.44
Common shares issuable on exercise of Warrants(7)(8)	18,150,000	$11.50		—	(13)	—
Total						$28,548.45	(15)

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(1)      All securities being registered will be issued by Clever Leaves Holdings Inc., a corporation organized under the laws of British Columbia, Canada (“Holdco”). In connection with the Business Combination described in this registration statement and the enclosed proxy statement/prospectus (the “Business Combination”), among others, (a) the holders of Class A common shares without par value (the “Clever Leaves common shares”) of Clever Leaves International Inc., a corporation organized under the laws of British Columbia, Canada (“Clever Leaves”), will exchange their Clever Leaves common shares for common shares of Holdco without par value (the “Holdco common shares”), by means of a plan of arrangement under the Business Corporations Act (British Columbia), and Clever Leaves will become a direct wholly owned subsidiary of Holdco (the “Arrangement”), and (b) Novel Merger Sub Inc., a newly formed subsidiary of Holdco, will be merged with and into Schultze Special Purpose Acquisition Corp., a Delaware corporation (“SAMA”), and all of the outstanding shares of common stock of SAMA, par value $0.0001 per share (“SAMA common stock”), and all of the outstanding warrants of SAMA, each entitling the holder thereof to purchase one share of SAMA common stock at an exercise price of $11.50 per share (the “SAMA warrants”), will be converted into the right to receive Holdco common shares and warrants, each entitling the holder thereof to purchase one Holdco common share at an exercise price of $11.50 per share (“Holdco warrants”).

(2)      Consists of 16,215,132 Holdco common shares issuable in exchange for outstanding shares of SAMA common stock, including (i) shares of SAMA common stock included in outstanding units of SAMA (“units”), each unit consisting of one share of SAMA common stock and one SAMA warrant, and (ii) founder shares of SAMA common stock issued prior to SAMA’s initial public offering. Upon the consummation of the Business Combination, all units will be separated into their component securities, which will be exchanged for equivalent securities of Holdco.

(3)      Consists of (i) 22,200,000 Holdco common shares issuable in exchange for Clever Leaves common shares calculated in accordance with the Business Combination Agreement (as defined below), assuming (i) Aggregate Consideration of $229,500,000 less cash consideration of $7,500,000, (ii) no net indebtedness of Clever Leaves at the closing of the Business Combination, (iii) no transaction expenses of Clever Leaves or SAMA in excess of the transaction expenses limits set forth in the Business Combination Agreement and (iv) that there is no adjustment for the value of options and warrants that will be converted into Holdco options and warrants as part of the Business Combination. Such 22,200,000 Holdco common shares are inclusive of 79,994 Holdco common shares underlying Clever Leaves restricted share awards and 61,013 Holdco common shares underlying restricted share units that will become restricted share awards and restricted share units of Holdco as a result of the Business Combination.

(4)      Consists of Holdco common shares issuable upon exercise of options of Clever Leaves that will become Holdco options in the Business Combination. Such number of options and underlying Holdco common shares has been determined on the same basis on the same assumptions as set forth in footnote (3) above.

(5)      The actual number of Holdco common shares issuable to shareholders of Clever Leaves in the Arrangement, including those underlying Holdco options, restricted share awards and restricted share units, will be determined pursuant to the terms of the Business Combination Agreement and is dependent on the actual amount of (i) net indebtedness of Clever Leaves, (ii) the transaction expenses of Clever Leaves and SAMA in comparison to the transaction expenses limits set forth in the Business Combination Agreement and (iii) the value of options and warrants that will be converted into to Holdco options and warrants as part of the Business Combination, in each case, as measured as of the closing of the Business Combination. While the exact number of Holdco common shares (including those underlying Holdco options, restricted share awards and restricted share units) to be issued at the closing of the Business Combination cannot be known as of the filing of this Registration Statement, the Registrant believes that, based on the assumptions underlying the calculation of the Registration Fee (as set forth in footnote (3) above), the actual number of Holdco common shares issued will not be greater than those set forth in Calculation of the Registration Fee table.

(6)      Consists of Holdco warrants issuable in exchange for outstanding SAMA warrants, including SAMA warrants included in outstanding units and private placement warrants sold in a private placement concurrently with SAMA’s initial public offering.

(7)      Consists of Holdco common shares issuable upon exercise of Holdco warrants. Each Holdco warrant will entitle the warrant holder to purchase one Holdco common share at a price of $11.50 per share (subject to adjustment).

(8)      Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(9)      Pursuant to Rules 457(c) and 457(f)(1) under the Securities Act of 1933, as amended (the “Securities Act”), and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the product obtained by multiplying $10.23, which represents the average of the high and low prices of SAMA common stock on the Nasdaq Capital Market on July 31, 2020, by (a) 16,215,132, the estimated number of shares of SAMA common stock that will be outstanding immediately prior to the closing of the Business Combination (including the redemption of SAMA common stock pursuant to the terms of SAMA’s amended and restated certificate of incorporation, the shares of SAMA common stock that may be issued in a private placement transaction prior to the closing of the Business Combination and the shares of SAMA common stock included in the units).

(10)    Pursuant to Rule 457(f)(2) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the aggregate book value of the securities of Clever Leaves as of March 31, 2020.

(11)    Pursuant to Rule 457(h)(1) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the weighted-average exercise price of such options.

(12)    Pursuant to Rules 457(c) and 457(f)(1) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the product obtained by multiplying $0.3716, which represents the average of the high and low prices of SAMA warrants on the Nasdaq Capital Market on July 31, 2020, by (a) 18,150,000, the estimated maximum number of SAMA warrants that will be outstanding immediately prior to the closing of the Business Combination.

(13)    No separate registration fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.

(14)    Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $128.90 per $1,000,000 of the proposed maximum aggregate offering price.

(15)    Previously paid in connection with the initial filing of this registration statement on August 6, 2020.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

PRELIMINARY PROXY STATEMENT AND PROSPECTUS
SUBJECT TO COMPLETION, DATED SEPTEMBER 11, 2020

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
800 Westchester Avenue, Suite 632
Rye Brook, NY 10573

Dear Schultze Special Purpose Acquisition Corp. Stockholders:

You are cordially invited to attend the special meeting of stockholders of Schultze Special Purpose Acquisition Corp., which we refer to as “we,” “us,” “our,” or “SAMA,” at 11:00 a.m., Eastern time, on         , 2020, at the offices of Greenberg Traurig, LLP, located at 1750 Tysons Boulevard, Suite 1000, McLean, VA 22102.

At the special meeting of stockholders, our stockholders will be asked to consider and vote upon a proposal (the “Business Combination Proposal”) to approve and adopt the Business Combination Agreement (as may be amended, the “Business Combination Agreement”) that SAMA has entered into with Clever Leaves Holdings Inc., a corporation organized under the laws of British Columbia, Canada (“Holdco”), Novel Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Clever Leaves International Inc., a corporation organized under the laws of British Columbia, Canada (“Clever Leaves”), and the Business Combination (as defined below) contemplated thereby. Each of Holdco and Merger Sub are newly formed entities that were formed for the sole purpose of entering into and consummating the transactions set forth in the Business Combination Agreement. Holdco is a direct wholly-owned subsidiary of Clever Leaves and Merger Sub is a direct wholly-owned subsidiary of Holdco. Pursuant to the Business Combination Agreement, each of the following transactions will occur in the following order: (i) pursuant to a court-approved Canadian plan of arrangement (the “Plan of Arrangement”, and the arrangement pursuant to such Plan of Arrangement, the “Arrangement”) at the effective time of the Arrangement, (a) all of the Clever Leaves shareholders will exchange their Clever Leaves common shares for Holdco common shares and (b) certain Clever Leaves shareholders will receive up to $7,500,000 in cash in the aggregate (the “Cash Arrangement Consideration”), such that, immediately following the Arrangement, Clever Leaves will be a direct wholly-owned subsidiary of Holdco; (ii) on the calendar day immediately following the consummation of the Arrangement, at the effective time of the Merger, Merger Sub will merge with and into SAMA, with SAMA surviving such merger as a direct wholly-owned subsidiary of Holdco (the “Merger”) and, as a result of the Merger, all of the shares of SAMA common stock will be converted into the right to receive Holdco common shares as set forth in the Business Combination Agreement; (iii) immediately following the consummation of the Merger, Holdco will contribute 100% of the issued and outstanding capital stock of SAMA (as the surviving corporation of the Merger) to Clever Leaves, such that, SAMA will be a direct wholly-owned subsidiary of Clever Leaves; and (iv) immediately following the contribution of SAMA to Clever Leaves, Clever Leaves will contribute 100% of the issued and outstanding shares of NS US Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Clever Leaves, to SAMA (together with the other transactions related thereto, the “Business Combination”).

If SAMA’s stockholders approve the Business Combination Proposal and the parties consummate the Business Combination: (i) Holdco is expected to issue an aggregate of 32,008,947 Holdco common shares upon consummation of the Arrangement and the Merger, (ii) the current holders of SAMA common stock issued and outstanding immediately prior to the effective time of the Merger (other than any redeemed shares) will receive one Holdco common share in exchange for each share of SAMA common stock held by them, or an aggregate of 14,590,132 Holdco common shares (assuming no shares are redeemed); (iii) the Clever Leaves shareholders will receive aggregate consideration with a value (the “Arrangement Consideration”) equal to (a) $229,500,000, minus (b) Clever Leaves’ net debt, minus (c) the amount, if any, by which Clever Leaves’ transaction expenses exceed Clever Leaves’ transaction expenses cap, plus (d) the amount, if any, by which SAMA’s transaction expenses exceed SAMA’s transaction expenses cap, minus (e) the aggregate value of the issued and outstanding options and warrants of Clever Leaves that are being converted into options and warrants of Holdco in the Business Combination (we refer to the adjustments described in clauses (iii)(b) through (iii)(e) as the “Arrangement Consideration Adjustments”). The Arrangement Consideration minus an amount equal to the Cash Arrangement Consideration will be paid to Clever Leaves shareholders in Holdco common shares, with it being estimated that there will be 17,418,815 Holdco common shares issued to Clever Leaves shareholders based on a price per share of $10.00, and the Cash Arrangement Consideration will be paid to certain Clever Leaves shareholders in cash. The number of Holdco common shares described in this paragraph that are expected to be issued at closing pursuant to the Arrangement is based on SAMA’s and Clever Leaves’ assumptions regarding the Arrangement Consideration Adjustments at the time of the closing of the Business Combination and the amount of Cash Arrangement Consideration. The actual number of Holdco common shares to be issued in the Arrangement will vary based on the actual Arrangement Consideration Adjustments and the actual Cash Arrangement Consideration at closing determined pursuant to the terms of the Business Combination Agreement. For additional information regarding the formulas used to determine the number of Holdco common shares to be issued to Clever Leaves shareholders and the Cash Arrangement Consideration, see the section titled “The Business Combination Proposal — Business Combination Agreement — Consideration” beginning on page 75 of the accompanying proxy statement/prospectus.

Clever Leaves’ mission is to be an industry-leading global cannabinoid company recognized for its principles, people and performance while fostering a healthier global community. Clever Leaves is a multi-national operator in the botanical cannabinoid and nutraceutical industries, with operations and investments in Colombia, Portugal, Germany, the United States and Canada. Clever Leaves is working to develop one of the industry’s leading, low-cost global business-to-business supply chains with the goal of providing high quality pharmaceutical grade and wellness products to customers and patients at competitive prices. Clever Leaves has invested in ecologically sustainable, large-scale, botanical cultivation and processing as the cornerstone of its medical cannabinoid business, and continues to develop strategic distribution channels and brands. Clever Leaves currently owns over 1.9 million square feet of greenhouse cultivation capacity across two continents and approximately 13 million square feet of agricultural land, with an option to acquire approximately 73 million additional square feet of land for cultivation expansion. In July 2020, Clever Leaves became one of a small group of cannabis companies in the world to receive EU GMP certification.

In connection with the execution of the Business Combination Agreement, SAMA, Holdco and certain Clever Leaves shareholders holding approximately 41.0% of the issued and outstanding voting securities of Clever Leaves on a fully-diluted and as-converted basis (“Key Clever Leaves Shareholders”) entered into the Shareholder Support Agreements (the “Shareholder Support Agreements”), pursuant to which among other things, the Key Clever Leaves Shareholders agreed to vote their Clever Leaves shares in favor of the Business Combination Agreement, the Plan of Arrangement, the Arrangement, resolutions of Clever Leaves to approve the Plan of Arrangement and the Arrangement, the Business Combination and certain related transactions. The Key Clever Leaves Shareholders that executed the Shareholder Support Agreements include all Clever Leaves shareholders that are executive officers, directors, affiliates, founders and their family members, and certain holders of 5% or more of the outstanding voting Clever Leaves common shares. Additionally, the Key Clever Leaves Shareholders are subject to a restriction on sales and transfers of their Holdco common shares (or securities convertible into or exchangeable for Holdco common shares) commencing on the effective date of Holdco’s registration statement on Form S-4, of which the accompanying proxy statement/prospectus forms a part (the “Registration Statement”), and ending one year following the closing date of the Business Combination (the “Closing Date”), with such restriction on sales and transfers to terminate early if, following the 180th day after the Closing Date, the closing trading price of the Holdco common shares equals or is greater than $12.50 for any 20 out of any 30 consecutive trading days.

Concurrently with the execution of the Business Combination Agreement, Schultze Special Purpose Acquisition Sponsor, LLC (the “Sponsor”), Clever Leaves, Holdco and SAMA entered into a Transaction Support Agreement (the “Transaction Support Agreement”), pursuant to which, among other things: (i) the Sponsor and SAMA agreed to take all actions necessary, at or prior to the closing of the Business Combination (the “Closing”) to amend the escrow agreement entered into in connection with our initial public offering, pursuant to which the shares of SAMA common stock issued prior to our initial public offering (the “founder shares”) are held in escrow, and the Sponsor and SAMA agreed to use reasonable best efforts to cause Continental Stock Transfer & Trust Company (“Continental”) and the other parties to such escrow agreement to establish the escrow terms of certain Holdco common shares to be held by the Sponsor and the independent SAMA directors following the Business Combination and (ii) certain persons at the direction of the Holdco board of directors (the “Earnout Shareholders”) are eligible to receive up to 1,800,000 Holdco common shares, in the form of an earnout, and such Holdco common shares will be issued to the Earnout Shareholders under the Earnout Plan as follows: (A) 900,000 Holdco common shares will be issued to the Earnout Shareholders only if the closing price of the Holdco common shares on the Nasdaq Capital Market (“Nasdaq”) equals or exceeds $12.50 per share (as adjusted for stock splits, reverse splits, stock dividends, reorganizations, recapitalizations or any similar event) for any 20 trading days within any consecutive 30 trading day period on or before the second anniversary of the Closing; and (B) 900,000 Holdco common shares will be issued to the Earnout Shareholders only if the closing price of the Holdco common shares on Nasdaq equals or exceeds $15.00 per share (as adjusted for stock splits, reverse splits, stock dividends, reorganizations, recapitalizations or any similar event) for any 20 trading days within any consecutive 30 trading day period on or before the fourth anniversary of the Closing. As described in the Earnout Award Plan Proposal, the Holdco board of directors intends to delegate its authority to select the Earnout Shareholders to a committee comprised of Kyle Detwiler and Andres Fajardo and, in consultation with such committee, may impose additional vesting conditions on the vesting of such shares. The Holdco common shares held by the Sponsor and the independent SAMA directors will be released from escrow to the Sponsor and the independent SAMA directors as follows: (1) 1,565,000 Holdco common shares will be released to the Sponsor and 60,000 Holdco common shares will be released to the independent SAMA directors at the earlier of: (x) one year following the Closing or (y) the date on which the closing price of the Holdco common shares on Nasdaq equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within any consecutive 30 trading day period after the Closing; (2) 812,500 Holdco common shares will be released to the Sponsor if the closing price of the Holdco common shares on Nasdaq equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within any consecutive 30 trading day period on or before the second anniversary of the Closing; and (3) 812,500 Holdco common shares will be released to the Sponsor if the closing price of the Holdco common shares on Nasdaq equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within any consecutive 30 trading day period on or before the fourth anniversary of the Closing. Additionally, the Sponsor is subject to a restriction on sales and transfers of its Holdco common shares commencing on the effective date of the Registration Statement and ending one year following the Closing Date, with such restriction on sales and transfers to terminate early if, following the 180th day after the Closing Date, the closing trading price of the Holdco common shares equals or is greater than $12.50 for any 20 out of any 30 consecutive trading days.

It is anticipated that, upon completion of the Business Combination, SAMA’s existing stockholders, including the Sponsor, will own approximately 45.6% of the outstanding Holdco common shares, not including 1,625,000 shares issuable to the Sponsor that will be subject to certain vesting and forfeiture arrangements pursuant to the Transaction Support Agreement, and Clever Leaves’ existing shareholders will own approximately 54.4% of the outstanding Holdco common shares, not including 1,800,000 Holdco common shares issuable to the Earnout Shareholders pursuant to the Transaction Support Agreement. These percentages are calculated based on a number of assumptions, including that none of SAMA’s existing public stockholders exercise their redemption rights. If any of SAMA’s public stockholders exercise redemption rights, or any of the other assumptions, including those assumptions underlying the Arrangement Considerations Adjustments, are not true, these percentages will be different. Please see the section titled “Estimated Outstanding Share Calculation” for further information.

Under the Business Combination Agreement, the Closing is subject to a number of conditions, including (i) that SAMA’s stockholders approve the Business Combination Proposal and (ii) SAMA having, in the aggregate, cash that is equal to or greater than $60 million held either in or outside of the trust account maintained at UBS Securities LLC by Continental on behalf of SAMA’s public stockholders (the “trust account”), including the aggregate amount of any proceeds from any private placements of SAMA common stock or securities or indebtedness exercisable or exchangeable for, or convertible into, SAMA common stock, in each case, which shall become Holdco common shares in connection with the consummation of the Business Combination (“PIPEs”) consummated prior to, or as of, the Closing.

In addition to being asked to approve the Business Combination Proposal, our stockholders will also be asked to consider and vote upon:

(1)    a proposal to approve and adopt the 2020 Incentive Award Plan of Holdco and the material terms thereunder (the “Incentive Award Plan Proposal”);

(2)    a proposal to approve and adopt the 2020 Earnout Award Plan of Holdco and the material terms thereunder (the “Earnout Award Plan Proposal”); and

(3)    a proposal to adjourn the special meeting of stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting of stockholders, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or if public stockholders have elected to redeem an amount of public shares such that the minimum available cash condition to the Closing would not be satisfied (the “Adjournment Proposal”).

The SAMA common stock, units and warrants are currently listed on Nasdaq under the symbols “SAMA,” “SAMAU” and “SAMAW,” respectively. Holdco intends to apply to list the Holdco common shares and warrants on Nasdaq under the symbols “CLVR” and “CLVRW”, respectively, in connection with the Closing. We cannot assure you that the Holdco common shares or warrants will be approved for listing on Nasdaq.

Pursuant to our amended and restated certificate of incorporation, we are providing our public stockholders with the opportunity to redeem their shares of SAMA common stock (“public shares”) for cash equal to their pro rata share of the aggregate amount on deposit in the trust account, which holds the proceeds of our initial public offering, as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to us to pay our franchise and income taxes, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the trust account of approximately $132.4 million on June 30, 2020, the estimated per share redemption price would have been approximately $10.21. Public stockholders may elect to redeem their public shares even if they vote for the Business Combination Proposal and the other proposals set forth herein. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 15% of the outstanding public shares without our prior consent. Holders of our outstanding warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. All of the holders of the founder shares and our officers and directors have agreed to waive their redemption rights with respect to such shares and shares of SAMA common stock that they may have acquired during or after our initial public offering in connection with the completion of the Business Combination. The founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the Sponsor and our independent directors own approximately 20% of the issued and outstanding shares of SAMA common stock, of which the Sponsor owns approximately 98.2% of the founder shares, and our independent directors collectively own approximately 1.8% of the founder shares.

We are providing this proxy statement/prospectus and accompanying proxy card to our stockholders in connection with the solicitation of proxies to be voted at the special meeting of stockholders and at any adjournments or postponements of the special meeting of stockholders. Whether or not you plan to attend the special meeting of stockholders, we urge you to read this proxy statement/prospectus (and any documents incorporated into this proxy statement/prospectus by reference) carefully. Please pay particular attention to the section titled “Risk Factors,” beginning on page 31.

Our board of directors has unanimously approved and adopted the Business Combination Agreement and unanimously recommends that our stockholders vote FOR all of the proposals presented to our stockholders. When you consider the board of directors’ recommendation of the Business Combination Proposal, you should keep in mind that certain of our directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “The Business Combination Proposal — Interests of SAMA Directors and Officers in the Business Combination.”

The approval of the Business Combination Proposal requires the affirmative vote of the holders of at least a majority of all shares of SAMA common stock issued and outstanding as of the record date that are entitled to vote thereon at the special meeting of stockholders. Each of the Incentive Award Plan Proposal, the Earnout Award Plan Proposal and, if presented, the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of the shares of SAMA common stock entitled to vote thereon and voted (in person or by proxy) at the special meeting of stockholders. The Closing is conditioned upon the adoption of the Business Combination Proposal and the Earnout Award Plan Proposal. The Business Combination Proposal is conditioned upon the adoption of the Earnout Award Plan Proposal. The Incentive Award Plan Proposal and the Earnout Award Plan Proposal are conditioned upon the adoption of the Business Combination Proposal. The Adjournment Proposal is not conditioned upon the adoption of any other proposal set forth in the accompanying proxy statement/prospectus.

We have no specified maximum redemption threshold under our amended and restated certificate of incorporation. It is a condition to the Closing under the Business Combination Agreement, however, that SAMA has an aggregate of $60.0 million of cash held either in or outside of the trust account, including the aggregate amount of any proceeds from any PIPEs consummated prior to, or as of, the Closing. If redemptions by SAMA’s public stockholders cause SAMA to be unable to meet this closing condition, then Clever Leaves will not be required to consummate the Business Combination, although Clever Leaves may, in its sole discretion, waive this condition. In the event that Clever Leaves waives this condition, SAMA does not intend to seek additional stockholder approval or to extend the time period in which its public stockholders can exercise their redemption rights. In no event, however, will SAMA redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001 immediately after the Closing.

The holders of our founder shares and our officers and directors have agreed to vote their founder shares, which represent approximately 20% of the issued and outstanding shares of SAMA common stock, and any shares of SAMA common stock acquired during or after our initial public offering in favor of the Business Combination Proposal.

Your vote is important regardless of the number of shares you hold. Please vote as soon as possible to ensure that your vote is counted, regardless of whether you expect to attend the special meeting of stockholders in person. Please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided.

If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting of stockholders. A failure to vote your shares will have the same effect as a vote “AGAINST” the Business Combination Proposal and will have no effect on the outcome of the Incentive Award Plan Proposal, the Earnout Award Plan Proposal or, if presented, the Adjournment Proposal.

If you sign and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposals presented at the special meeting of stockholders. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the special meeting of stockholders in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting of stockholders and, if a quorum is present, will have the same effect as a vote “AGAINST” the Business Combination Proposal but will have no effect on the other proposals. If you are a stockholder of record and you attend the special meeting of stockholders and wish to vote in person, you may withdraw your proxy and vote in person.

On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

, 2020	George J. Schultze Chairman, Chief Executive Officer and President

This proxy statement/prospectus is dated           , 2020 and is first being mailed to the stockholders of SAMA on or about that date.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
800 Westchester Avenue, Suite 632
Rye Brook, NY 10573

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON         , 2020

To the Stockholders of Schultze Special Purpose Acquisition Corp.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “special meeting of stockholders”) of Schultze Special Purpose Acquisition Corp., a Delaware corporation (“SAMA,” “we,” “our” or “us”), will be held on         , 2020, at 11:00 a.m., Eastern time, at the offices of Greenberg Traurig, LLP, located at 1750 Tysons Boulevard, Suite 1000, McLean, VA 22102. You are cordially invited to attend the special meeting of stockholders for the following purposes:

(1)    The Business Combination Proposal: to consider and vote upon a proposal to approve and adopt the Business Combination Agreement, dated as of July 25, 2020 (as may be amended, the “Business Combination Agreement”), by and among SAMA, Clever Leaves Holdings Inc., a corporation organized under the laws of British Columbia, Canada (“Holdco”), Novel Merger Sub Inc. a Delaware corporation (“Merger Sub”), and Clever Leaves International Inc., a corporation organized under the laws of British Columbia, Canada (“Clever Leaves”), and the Business Combination (as defined below) contemplated thereby, pursuant to which:

•        pursuant to a court-approved Canadian plan of arrangement (the “Arrangement”), (a) all of the Clever Leaves shareholders will exchange their Clever Leaves common shares for Holdco common shares and (b) certain Clever Leaves shareholders will receive up to $7,500,000 in cash in the aggregate, such that, immediately following the Arrangement, Clever Leaves will be a direct wholly-owned subsidiary of Holdco;

•        on the calendar day immediately following the consummation of the Arrangement, Merger Sub will merge with and into SAMA, with SAMA surviving such merger as a direct wholly-owned subsidiary of Holdco (the “Merger”) and, as a result of the Merger, all of the shares of SAMA common stock will be converted into the right to receive Holdco common shares as set forth in the Business Combination Agreement;

•        immediately following the consummation of the Merger, Holdco will contribute 100% of the issued and outstanding capital stock of SAMA (as the surviving corporation of the Merger) to Clever Leaves, such that SAMA will be a direct wholly-owned subsidiary of Clever Leaves; and

•        immediately following the contribution of SAMA to Clever Leaves, Clever Leaves will contribute 100% of the issued and outstanding shares of NS US Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Clever Leaves, to SAMA (together with the other transactions related thereto, the “Business Combination,” and collectively, the “Business Combination Proposal”); and

(2)    The Incentive Award Plan Proposal: to consider and vote upon a proposal to approve and adopt the 2020 Incentive Award Plan of Holdco and the material terms thereunder (the “Incentive Award Plan Proposal”);

(3)    The Earnout Award Plan Proposal: to consider and vote upon a proposal to approve and adopt the 2020 Earnout Award Plan of Holdco and the material terms thereunder (the “Earnout Award Plan Proposal”); and

(4)    The Adjournment Proposal: to consider and vote upon a proposal to adjourn the special meeting of stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting of stockholders, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or if public stockholders have elected to redeem an amount of public shares such that the minimum available cash condition to the closing of the Business Combination (the “Closing”) would not be satisfied (the “Adjournment Proposal”).

Only holders of record of SAMA common stock at the close of business on            , 2020 are entitled to notice of the special meeting of stockholders and to vote at the special meeting of stockholders and any adjournments or postponements of the special meeting of stockholders. A complete list of SAMA’s stockholders of record entitled to vote at the special meeting of stockholders will be available for ten days before the special meeting of stockholders at SAMA’s principal executive offices for inspection by SAMA’s stockholders during ordinary business hours for any purpose germane to the special meeting of stockholders.

Pursuant to SAMA’s amended and restated certificate of incorporation, SAMA is providing its public stockholders with the opportunity to redeem their shares of SAMA common stock for cash equal to their pro rata share of the aggregate amount on deposit in the trust account maintained at UBS Securities LLC by Continental Stock Transfer & Trust Company on behalf of SAMA’s public stockholders (the “trust account”) which holds the proceeds of SAMA’s initial public offering as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to SAMA to pay franchise and income taxes, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the trust account of approximately $132.4 million on June 30, 2020, the estimated per share redemption price would have been approximately $10.21. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 15% of the public shares without SAMA’s prior consent. Holders of outstanding warrants to purchase shares of SAMA common stock do not have redemption rights with respect to such warrants in connection with the Business Combination. All of the holders of shares of SAMA common stock issued prior to SAMA’s initial public offering (“founder shares”) and SAMA’s officers and directors have agreed to (i) waive their redemption rights with respect to their founder shares and any public shares that they may have acquired during or after SAMA’s initial public offering in connection with the completion of the Business Combination and (ii) vote any such shares in favor of the Business Combination Proposal. The founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, Schultze Special Purpose Acquisition Sponsor, LLC (the “Sponsor”) and SAMA’s independent directors own approximately 20% of the issued and outstanding shares of SAMA common stock, of which the Sponsor owns approximately 98.2% of the founder shares, and SAMA’s independent directors collectively own approximately 1.8% of the founder shares.

The approval of the Business Combination Proposal requires the affirmative vote of the holders of at least a majority of all shares of SAMA common stock issued and outstanding as of the record date that are entitled to vote thereon at the special meeting of stockholders. Each of the Incentive Award Plan Proposal, the Earnout Award Plan Proposal and, if presented, the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of the shares of SAMA common stock entitled to vote thereon and voted (in person or by proxy) at the special meeting of stockholders. The Closing is conditioned upon the adoption of the Business Combination Proposal and the Earnout Award Plan Proposal. The Business Combination Proposal is conditioned upon the adoption of the Earnout Award Plan Proposal. The Incentive Award Plan Proposal and the Earnout Award Plan Proposal are conditioned upon the adoption of the Business Combination Proposal. The Adjournment Proposal is not conditioned upon the adoption of any other proposal set forth in the accompanying proxy statement/prospectus.

We have no specified maximum redemption threshold under our amended and restated certificate of incorporation. It is a condition to closing under the Business Combination Agreement, however, that SAMA has an aggregate of $60 million of cash held either in or outside of the trust account, including the aggregate amount of any proceeds from any private placements of SAMA common stock or securities or indebtedness exercisable or exchangeable for, or convertible into, SAMA common stock, in each case, which shall become Holdco common shares in connection with the consummation of the Business Combination consummated prior to, or as of, the Closing. If redemptions by SAMA’s public stockholders cause SAMA to be unable to meet this closing condition, then Clever Leaves will not be required to consummate the Business Combination, although Clever Leaves may, in its sole discretion, waive this condition. In the event that Clever Leaves waives this condition, SAMA does not intend to seek additional stockholder approval or to extend the time period in which its public stockholders can exercise their redemption rights. In no event, however, will SAMA redeem public shares in an amount that would cause SAMA’s net tangible assets to be less than $5,000,001 immediately after the Closing.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. We encourage you to read the entire proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC, at (800) 662-5200, banks and brokers may reach Morrow Sodali LLC at (203) 658-9400. This notice of meeting and the accompanying proxy statement/prospectus are available at                  .

By Order of the Board of Directors,

, 2020	George J. Schultze Chairman, Chief Executive Officer and President

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) (File No. 333-241707) by Clever Leaves Holdings Inc. (“Holdco”), a corporation organized under the laws of British Columbia, Canada, constitutes a prospectus of Holdco under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect (1) to the Holdco common shares to be issued to shareholders of Clever Leaves, (2) the Holdco common shares to be issued to SAMA stockholders, (3) the warrants to acquire Holdco common shares to be issued to SAMA warrant holders and (4) the Holdco common shares underlying such warrants, if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the special meeting of stockholders at which SAMA stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

ESTIMATED OUTSTANDING SHARE CALCULATION

For purposes of this proxy/statement prospectus, we have assumed that the number of Holdco common shares issued and outstanding as of closing will be 32,008,947 shares (the “Outstanding Shares”). This assumes no redemptions by SAMA stockholders, and includes: (i) 12,965,132 Holdco common shares issuable to current SAMA public stockholders pursuant to the Merger, (ii) 1,625,000 Holdco common shares issuable to the Sponsor and the independent directors of SAMA pursuant to the Merger, which shares are subject to lock-up restrictions as described under the heading “The Business Combination Proposal — Ancillary Agreements — Transaction Support Agreement”, (iii) 987,049 Holdco common shares issuable to former holders of Class C Preferred Shares of Clever Leaves pursuant to the Arrangement, (iv) 3,571,591 Holdco common shares issuable to former holders of Class D Preferred Shares of Clever Leaves pursuant to the Arrangement, (v) 594,571 Holdco common shares issuable to former holders of Series E Convertible Debentures of Clever Leaves pursuant to the Arrangement, (vi) 2,673,302 Holdco common shares issuable pursuant to the Arrangement to holders of Clever Leaves common shares who received such Clever Leaves common shares pursuant to the Eagle Share Exchange and (vii) 9,592,302 issuable to existing holders of Clever Leaves common shares pursuant to the Arrangement. The number of shares issuable as described in clauses (iii) through (vii) assumes that the closing of the Business Combination occurs on October 15, 2020 for purposes of determining the amount of paid-in-kind interest accrued on the Series E Convertible Debentures and thus the number of Holdco Common Shares issuable to former Series E Convertible Debentures pursuant to the Arrangement. A change of the date of the closing of the Business Combination will cause the allocation of Holdco common shares to change among the groups described in clauses (iii) through (vii) but will not cause the aggregate number of Holdco common shares issued to such groups or the number of outstanding Holdco common shares to change.

The preceding paragraph does not take into account: (i) 1,355,491 options issued by Clever Leaves that will become options of Holdco as a result of the Arrangement, (ii) 112,321 restricted share awards and restricted share units issued by Clever Leaves that will become restricted share awards and restricted share units of Holdco as a result of the Arrangement, (iii) 105,650 warrants to acquire Clever Leaves common shares issued to lenders of Clever Leaves that will become warrants to acquire Holdco common shares as a result of the Arrangement, (iii) 1,625,000 Holdco common shares that will be issuable to the Sponsor in the Merger but will be subject to certain vesting and forfeiture, as described under the heading “The Business Combination Proposal — Ancillary Agreements — Transaction Support Agreement,” (iv) 1,800,000 Holdco common shares issuable to the Earnout Shareholders pursuant to the Transaction Support Agreement, as described under the heading “The Business Combination Proposal — Ancillary Agreements —  Transaction Support Agreement” and (v)             Holdco common shares issuable pursuant Clever Leaves convertible notes, which will become convertible for Holdco common shares as a result of the Arrangement and the Merger.

Assuming maximum redemptions by SAMA’s public stockholders such that there is only enough cash remaining in the trust account to meet Minimum Cash Condition under the Business Combination Agreement (and assuming that no other cash is available to SAMA to meet such condition), as of closing, there will be 24,917,777 Holdco common shares issued and outstanding, of which 5,873,962 will be issuable to SAMA public stockholders.

With respect to all of the numbers of Holdco common shares (as well as equity awards) set forth above, that are issuable to Clever Leaves shareholders in the Arrangement, such amounts are based on Clever Leaves’ and SAMA’s assumptions as of the closing of the Business Combination of: (i) the net indebtedness of Clever Leaves (ii) the transaction expenses of Clever Leaves and SAMA in comparison to the transaction expenses limits set forth in the

Business Combination Agreement and (iii) the value of options and warrants that will be converted into to Holdco options and warrants as part of the Business Combination, in each case, calculated in accordance with the terms of the Business Combination Agreement (we refer to the amounts in clauses (i) through (iii) as the “Arrangement Consideration Adjustments”). The actual number of Holdco common shares (as well as equity awards) to be issued in the Arrangement will vary based on the actual Arrangement Consideration Adjustments and the actual Cash Arrangement Consideration at closing determined pursuant to the terms of the Business Combination Agreement. In addition, readers of this proxy statement/prospectus should be aware that the assumptions used by Clever Leaves and SAMA for the Arrangement Consideration Adjustments in determining the amounts set forth above are different from the determination of those amounts in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” which has been calculated to give effect to the Business Combination described above as if it had occurred on June 30, 2020.

INDUSTRY AND MARKET DATA

In this proxy statement/prospectus, Clever Leaves relies on and refers to industry data, information and statistics regarding the markets in which it competes from research as well as from publicly available information, industry and general publications and research and studies conducted by third parties. Clever Leaves has supplemented this information where necessary with its own internal estimates, considering publicly available information about other industry participants and its management’s best view as to information that is not publicly available. This information appears in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Clever Leaves,” “Industry Overview,” “Business of Clever Leaves” and other sections of this proxy statement/prospectus. Clever Leaves has taken such care as it considers reasonable in the extraction and reproduction of information from such data from third party sources.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the forecasts or estimates from independent third parties and Clever Leaves.

SUMMARY OF MATERIAL TERMS OF THE BUSINESS COMBINATION

The parties to the Business Combination Agreement are SAMA, Holdco, Merger Sub and Clever Leaves. Each of Holdco and Merger Sub were formed as new entities for the sole purpose of entering into and consummating the transactions set forth in the Business Combination Agreement.

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the effective time of the Arrangement, all of the Clever Leaves shareholders will exchange their Clever Leaves common shares for Holdco common shares and certain Clever Leaves shareholders will receive up to $7,500,000 in cash. On the calendar day immediately following the consummation of the Arrangement, Merger Sub will merge with and into SAMA, with SAMA surviving the Merger as a direct wholly-owned subsidiary of Holdco and, as a result of the Merger, all of the shares of SAMA common stock will be converted into the right to receive Holdco common shares as set forth in the Business Combination Agreement. Immediately following the consummation of the Merger, Holdco will contribute 100% of the issued and outstanding capital stock of SAMA (as the surviving corporation of the Merger) to Clever Leaves, such that SAMA will be a direct wholly-owned subsidiary of Clever Leaves. Immediately following the contribution of SAMA to Clever Leaves, Clever Leaves will contribute 100% of the issued and outstanding shares of NS US Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Clever Leaves, to SAMA. See “The Business Combination Proposal.”

The consideration payable to Clever Leaves shareholders in connection with the Arrangement consists of Holdco common shares and up to $7,500,000 in cash payable to certain Clever Leaves shareholders, which will be allocated among Clever Leaves shareholders pursuant to a payment spreadsheet delivered by Clever Leaves to SAMA prior to the Closing and will be calculated in accordance with a calculation methodology agreed by the parties. The consideration payable to SAMA stockholders in connection with the Merger consists of Holdco common shares. As a result of the Business Combination, SAMA and Clever Leaves will become wholly-owned subsidiaries of Holdco.

In addition to the requisite stockholder approval of the Business Combination Proposal, the closing of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement. For more information about the closing conditions to the Business Combination, see the section titled “The Business Combination Proposal — Conditions to Closing.”

Each party agreed in the Business Combination Agreement to use its reasonable best efforts to effect the Closing. The Business Combination Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Business Combination Agreement and the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, including covenants regarding: (1) the preparation of public filings; (2) the SAMA stockholders meeting; (3) the provision of access to their properties, books and personnel; (4) confidentiality; (5) no solicitation of, or entering into, any alternative competing transactions; (6) employee benefits; (7) the adoption of a new equity incentive plan for Holdco; (8) indemnification of directors and officers; (9) notifications of certain matters; (10) further assurances; (11) reasonable best efforts to consummate the Closing and obtain third party and regulatory approvals; (12) public announcements; (13) tax matters; (14) the listing of the Holdco common shares and Holdco warrants on Nasdaq; (15) the delisting and registration of SAMA securities from Nasdaq and the SEC after the Closing; (16) delivery of PCAOB financials by certain dates; (17) reasonable best efforts to consummate the Eagle Share Exchange; (18) PIPEs; (19) reasonable best efforts to obtain SAMA stockholders’ approval for an extension to the deadline for SAMA to consummate its initial business combination to December 31, 2020; (20) delivery of post-signing disclosure schedules by Clever Leaves; and (21) compliance with indebtedness covenants under the debt documents.

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among other reasons: (i) by mutual written consent of SAMA and Clever Leaves; (ii) by either SAMA or Clever Leaves if the effective time of the Arrangement will not have occurred prior to December 31, 2020 (the “Outside Date”); provided, that the terminating party is not, either directly or indirectly through its affiliates, in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Business Combination Agreement and such breach or violation is not the principal cause of the failure of a condition set forth in the Business Combination Agreement on or prior to the Outside Date; (iii) by either SAMA or Clever Leaves if any governmental authority of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Proposed Transactions illegal or otherwise preventing or prohibiting consummation of the Proposed Transactions; (iv) by either SAMA or Clever Leaves if any of the proposals set forth in this proxy statement/prospectus will fail to receive the requisite vote for approval at SAMA’s special meeting of stockholders; (v) by SAMA if the Clever Leaves board of directors has withdrawn or modified in any manner adverse to SAMA its approval or recommendation of the Proposed Transactions or the Business Combination Agreement; (vi) by SAMA if the Clever Leaves required approval will not have been obtained at Clever Leaves’ special meeting of shareholders in accordance with the Canadian interim order and applicable law; (vii) by SAMA upon a breach of any representation, warranty, covenant or agreement on the part of Clever Leaves, Holdco or Merger Sub set forth in the Business Combination Agreement, or if any representation or warranty of Clever Leaves will have become untrue, in either case such that the bring-down conditions set forth in Sections 9.02(a) and 9.02(b) of the Business Combination Agreement would not be satisfied; (viii) by Clever Leaves upon a breach of any representation, warranty, covenant or agreement on the part of SAMA set forth in the Business Combination Agreement, or if any representation or warranty of SAMA will have become untrue, in either case such that the bring-down conditions set forth in Sections 9.03(a) and 9.03(b) of the Business Combination Agreement would not be satisfied; or (ix) by SAMA, if there will have occurred a Clever Leaves Material Adverse Effect (as defined in the Business Combination Agreement).

Upon the Closing, the Holdco board of directors shall be comprised of up to seven directors, as determined in the sole discretion of Clever Leaves, of which SAMA shall have the right to designate one director and if the Holdco board of directors consists of six or seven directors, SAMA shall have the right to consent (such consent not to be unreasonably withheld, conditioned or delayed) with respect to the designation of one additional director. The current director of Holdco, Kyle Detwiler, will remain a director of Holdco. Gary M. Julien, one of SAMA’s directors, will also be a director of Holdco as the director designee of SAMA.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms the “Company” and “Clever Leaves” refer to Clever Leaves International Inc., a company organized under the laws of British Columbia, Canada, and its consolidated subsidiaries, and the term “SAMA” refers to Schultze Special Purpose Acquisition Corp., a Delaware corporation. “Holdco” refers to Clever Leaves Holdings Inc., a newly formed corporation organized under the laws of British Columbia, Canada.

In this document:

“2018 Plan” means the Northern Swan Holdings, Inc. 2018 Omnibus Incentive Compensation Plan.

“2020 Plan” means the 2020 Incentive Award Plan of Holdco.

“Adjournment Proposal” means a proposal to adjourn the special meeting of stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting of stockholders, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or if public stockholders have elected to redeem an amount of public shares such that the Minimum Cash Condition would not be satisfied.

“Ancillary Agreements” means certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, including the Investors’ Right Agreement, the Transaction Support Agreement, the Shareholder Support Agreements and the Warrant Amendment.

“ANVISA” means the Brazilian Health Regulatory Agency.

“API” means active pharmaceutical ingredients.

“Arrangement” means the arrangement pursuant to the Plan of Arrangement.

“Arrangement Consideration Adjustments” means the assumptions in calculating the numbers of Holdco common shares (as well as equity awards) issuable to Clever Leaves shareholders in the Arrangement with respect to the (i) net indebtedness of Clever Leaves (ii) the transaction expenses of Clever Leaves and SAMA in comparison to the transaction expenses limits set forth in the Business Combination Agreement and (iii) the value of options and warrants that will be converted into Holdco options and warrants as part of the Business Combination. See the section titled “Estimated Outstanding Share Calculation.”

“BCA” means the Business Corporations Act (British Columbia).

“BfArM” means the German Federal Institute for Drugs and Medical Devices (Bundesinstitut für Arzneimittel und Medizinprodukte).

“broker non-vote” means the failure of a SAMA stockholder, who holds his or her shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“BtMG” means the German Narcotics Law (Betäubungsmittelgesetz).

“Business Combination Agreement” means the Business Combination Agreement, dated as of July 25, 2020, as it may be amended, by and among SAMA, Clever Leaves, Holdco and Merger Sub.

“Business Combination” or “Proposed Transactions” means the Merger, the Arrangement and the other transactions contemplated by the Business Combination Agreement.

“Business Combination Proposal” means a proposal to approve the Business Combination Agreement and the Business Combination contemplated thereby.

“Canadian information circular” means an information circular relating to the Clever Leaves special meeting.

“Cansativa” means Cansativa GmbH.

“CBD” means cannabidiol, a cannabinoid and active ingredient derived from the cannabis and hemp plant.

“Clever Leaves” means Clever Leaves International Inc., a company organized under the laws of British Columbia, Canada.

“Clever Leaves common shares” means Class A common shares in the capital of Clever Leaves.

“Clever Leaves Shares” means, collectively, the Class C preferred shares in the capital of Clever Leaves, the Class D preferred shares in the capital of Clever Leaves and the Clever Leaves common shares.

“Clever Leaves special meeting” means the special meeting of Clever Leaves shareholders required to approve the Arrangement.

“Closing” means the closing of the Business Combination.

“Colombian GMP” means the Colombian Good Manufacturing Practices.

“Continental” means Continental Stock Transfer & Trust Company.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“CRA” means the Canada Revenue Agency.

“CUMCS” means the Colombian Control Union Medical Cannabis Standard.

“DEA” means the United States Drug Enforcement Administration

“DGCL” means the Delaware General Corporation Law.

“Eagle” means Eagle Canada Holdings, Inc., a subsidiary of Clever Leaves.

“Eagle Minority Shareholders” means the four minority shareholders of Eagle who own the Exchangeable Class A common shares of Eagle.

“Eagle Share Exchange” means the conversion of the Exchangeable Class A common shares of Eagle into Clever Leaves common shares immediately prior to the Arrangement Effective Time in accordance with an existing Put Call Agreement and Articles of Eagle.

“Earnout Plan” means the 2020 Earnout Award Plan of Holdco.

“Earnout Award Plan Proposal” means the proposal to approve and adopt the Earnout Plan and the material terms thereunder.

“Ecomedics” or “Clever Leaves Colombia” means Ecomedics S.A.S., a company organized under the laws of the Republic of Colombia.

“Effective Date” means the effective date of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part.

“Escrow Agent” means Continental as the escrow agent under the Stock Escrow Agreement.

“Escrow Agreement Amendment” means an amendment to the Stock Escrow Agreement to be entered into by SAMA, the Sponsor, other initial stockholders party thereto and the Escrow Agent in connection with the Business Combination.

“Escrow Shares” means 1,625,000 share of SAMA common stock held in escrow pursuant to the Stock Escrow Agreement that will replaced with 1,625,000 Holdco common shares upon the closing of the Business Combination.

“EU” means the European Union.

“EU GDP” means the European Union Good Distribution Practices.

“EU GMP” means the European Union Good Manufacturing Practices.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDA” means the United States Food and Drug Administration

“FNE” means the Colombia National Narcotics Fund.

“founder shares” means shares of SAMA common stock initially purchased by the initial stockholders in private sales prior to SAMA’s initial public offering.

“GAAP” means United States generally accepted accounting principles.

“GACP” means Good Agricultural and Collection Practices in Colombia.

“GDP” means Good Distribution Practices, the minimum standards that a wholesale distributor must meet to ensure that the quality and integrity of medicines is maintained throughout the supply chain.

“HALMED” means the Croatian Agency for Medicinal Products and Medical Devices.

“Herbal Brands Loan” means the Loan and Security Agreement, dated as of May 3, 2019, as amended, by and among Rock Cliff Capital LLC, Herbal Brands and certain guarantors party thereto.

“Holdco” means Clever Leaves Holdings Inc., a newly formed corporation organized under the laws of British Columbia, Canada.

“Holdco Articles” means the form of amended and restated articles of Holdco to be adopted by the sole shareholder and sole director of Holdco in the form agreed upon by SAMA and Clever Leaves prior to the Effective Time.

“Holdco common shares” means common shares in the capital of Holdco.

“Holdco preferred shares” means preferred shares in the capital of Holdco.

“ICA” means the Colombian Agricultural Institute.

“INCB” means the International Narcotics Control Board.

“Incentive Award Plan Proposal” means the proposal to approve and adopt the 2020 Plan and the material terms thereunder.

“INFARMED” means National Authority of Medicines and Health Products, the Portuguese pharmaceutical regulator.

“initial stockholders” means the holders of the founder shares prior to SAMA’s initial public offering, including the Sponsor and certain independent directors of SAMA.

“Interim Period” means the period between the signing of the Business Combination Agreement and the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms.

“Investors’ Rights Agreement” means the Investors’ Rights Agreement to be signed by and among SAMA, Clever Leaves, Holdco and certain stockholders party thereto at the Closing in connection with the Business Combination.

“INVIMA” means the National Institute of Surveillance of Pharmaceuticals and Food (Instituto Nacional de Vigilancia de Medicamentos y Alimentos), Colombia’s food and drug regulatory agency.

“IQANNA” means IQANNA GmbH, a wholly owned subsidiary of Clever Leaves.

“Key Clever Leaves Shareholders” means certain Clever Leaves shareholders holding approximately 41.0% of the issued and outstanding voting securities of Clever Leaves on a fully-diluted and as-converted basis.

“Lift & Co.” means Lift & Co., a Canadian-based cannabis marketing and data company.

“LPs” means Canadian licensed producers of cannabis.

“Merger” means the merger of Merger Sub with and into SAMA, with SAMA surviving such merger. Pursuant to the Merger, prior stockholders of SAMA will receive Holdco common shares, and SAMA will become a wholly owned subsidiary of Holdco.

“Merger Sub” means Novel Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Holdco.

“Minimum Cash Condition” means, after giving effect to the exercise of the Redemption and payments related thereto, that SAMA has at least an aggregate of $60,000,000 of cash held either in or outside of the trust account, including the aggregate amount of any proceeds from any PIPEs consummated prior to, or as of, the Closing.

“MNO” means multi-national operator.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Northern Swan” means Clever Leaves, which until March 12, 2020 was known as Northern Swan Holdings, Inc.

“Outstanding Shares” means 32,008,947 Holdco common shares expected to be issued and outstanding as of the Closing, assuming no redemptions by SAMA stockholders and other factors, as further discussed in the section titled “Estimated Outstanding Share Calculation.”

“PIPEs” means any private placements of SAMA common stock or securities or indebtedness exercisable or exchangeable for, or convertible into, SAMA common stock, in each case, which shall become Holdco common shares in connection with the consummation of the Business Combination.

“Plan of Arrangement” means the plan of arrangement under the laws of British Columbia, Canada.

“private placement warrants” means the warrants to purchase SAMA common stock purchased by the Sponsor in a private placement in connection with SAMA’s initial public offering.

“public shares” means shares of SAMA common stock issued as part of the units sold in SAMA’s initial public offering.

“public stockholders” means the holders of public shares, including the Sponsor and SAMA’s officers and directors to the extent they purchase public shares, provided that their status as “public stockholders” shall only exist with respect to such public shares.

“public warrants” means the warrants included in the units sold in SAMA’s initial public offering, each of which is exercisable for one share of SAMA common stock, in accordance with its terms.

“Put Call Agreement” means the Put Call Agreement, dated as of October 31, 2019, by and among Clever Leaves, Eagle and the Eagle Minority Shareholders.

“Redemption” means the right of the holders of SAMA common stock to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.

“Redemption Price” means an amount equal to a pro rata portion of the aggregate amount then on deposit in the trust account in accordance with the amended and restated certificate of incorporation of SAMA (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing). The redemption price will be calculated two business days prior to the completion of the Business Combination in accordance with the amended and restated certificate of incorporation of SAMA, as currently in effect.

“SAMA” means Schultze Special Purpose Acquisition Corp., a Delaware corporation.

“SAMA common stock” means shares of common stock of SAMA, par value $0.0001 per share.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shareholder Support Agreements” means the Shareholder Support Agreements by and among SAMA, Holdco and the Key Clever Leaves Shareholders executed in connection with the Business Combination Agreement.

“Single Convention” means the Single Convention on Narcotic Drugs (1961).

“special meeting of stockholders” means the special meeting of the stockholders of SAMA, to be held on             , 2020 at 11:00 a.m., Eastern Time, at the offices of Greenberg Traurig, LLP, located at 1750 Tysons Boulevard, Suite 1000, McLean, VA 22102.

“Sponsor” means Schultze Special Purpose Acquisition Sponsor, LLC, a Delaware limited liability company.

“Stock Escrow Agreement” means the Stock Escrow Agreement, dated as of December 10, 2018, by and among SAMA, the Sponsor, certain SAMA stockholders named therein and Continental.

“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder.

“THC” means tetrahydrocannabinol, a cannabinoid and active ingredient found in cannabis.

“Transaction Support Agreement” means the Transaction Support Agreement, dated as of July 25, 2020, by and among SAMA, Clever Leaves, Holdco and the Sponsor.

“trust account” means the trust account that holds a portion of the proceeds of SAMA’s initial public offering and the concurrent sale of the private placement warrants maintained at UBS Securities LLC by Continental on behalf of SAMA’s public stockholders.

“units” means units issued in SAMA’s initial public offering, each consisting of one share of SAMA common stock and one warrant of SAMA to purchase one share of SAMA common stock.

“U.S. MSOs” means U.S. multi-state operators (cannabis companies that span across multiple legal cannabis states).

“warrant” means a warrant to purchase one share of SAMA common stock at a price of $11.50 per share.

“Warrant Agreement” means the warrant agreement, dated as of December 10, 2018, between SAMA and Continental.

“Warrant Amendment” means an assignment, assumption and amendment agreement with respect to the Warrant Agreement to be entered into by and among SAMA, Holdco and Continental in connection with the Business Combination.

“$” means the currency in dollars of the United States of America.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting of stockholders, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to SAMA’s stockholders. Stockholders are urged to read carefully this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.

Q.     Why am I receiving this proxy statement/prospectus?

A.     SAMA has entered into the Business Combination Agreement with Holdco, Merger Sub and Clever Leaves, which provides for the Business Combination in which, among other transactions, Clever Leaves will become a direct wholly-owned subsidiary of Holdco and SAMA will become a direct wholly-owned subsidiary of Clever Leaves. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

If SAMA’s stockholders approve the Business Combination Proposal and the parties consummate the Business Combination: (i) Holdco is expected to issue an aggregate of 32,008,947 Outstanding Shares upon consummation of the Arrangement and the Merger, (ii) the current holders of SAMA common stock issued and outstanding immediately prior to the effective time of the Merger (other than any redeemed shares) will receive one Holdco common share in exchange for each share of SAMA common stock held by them, or an aggregate of 14,590,132 Holdco common shares (assuming no shares are redeemed); (iii) the Clever Leaves shareholders will receive aggregate consideration with a value (the “Arrangement Consideration”) equal to (a) $229,500,000, minus (b) Clever Leaves’ net debt, minus (c) the amount, if any, by which Clever Leaves’ transaction expenses exceed Clever Leaves’ transaction expenses cap, plus (d) the amount, if any, by which SAMA’s transaction expenses exceed SAMA’s transaction expenses cap, minus (e) the aggregate value of the issued and outstanding options and warrants of Clever Leaves that are being converted into options and warrants of Holdco in the Business Combination. The Arrangement Consideration minus up to $7,500,000 (the “Cash Arrangement Consideration”) will be paid to Clever Leaves shareholders in $175,311,356 in Holdco common shares, or 17,418,815 shares and 112,321 Holdco restricted share awards and restricted share units based on an assumed stock price of $10.00 per share, and the Cash Arrangement Consideration will be paid to certain Clever Leaves shareholders in cash. Please see the section titled “Estimated Outstanding Share Calculation,” “The Business Combination Proposal — Business Combination Agreement” for further information.

SAMA’s stockholders are being asked to consider and vote upon the Business Combination Proposal to approve the adoption of the Business Combination Agreement and the Business Combination, among other proposals.

The SAMA common stock, warrants and units are currently listed on Nasdaq under the symbols “SAMA,” “SAMAW” and “SAMAU,” respectively. Holdco intends to apply to list the Holdco common shares and warrants on Nasdaq under the symbols “CLVR” and “CLVRW”, respectively, in connection with the Closing. All outstanding SAMA units will be separated into their underlying securities immediately prior to the Closing. Accordingly, Holdco will not have units following consummation of the Business Combination, and therefore there will be no Nasdaq listing of the units following the consummation of the Business Combination.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the proposals to be acted upon at the special meeting of stockholders. You should read this proxy statement/prospectus and its annexes carefully and in their entirety. This document also constitutes a prospectus of Holdco with respect to the Holdco common shares and warrants issuable in connection with the Business Combination.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.

Q.     What matters will SAMA stockholders consider at the special meeting of stockholders?

A.     At the special meeting of stockholders, SAMA will ask its stockholders to vote in favor of the following proposals:

1.      The Business Combination Proposal — a proposal to approve and adopt the Business Combination Agreement and the Business Combination.

2.      The Incentive Award Plan Proposal — a proposal to approve and adopt the 2020 Plan and the material terms thereunder.

3.      The Earnout Award Plan Proposal — a proposal to approve and adopt the Earnout Plan and the material terms thereunder.

4.      The Adjournment Proposal — a proposal to adjourn the special meeting of stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting of stockholders, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or if public stockholders have elected to redeem an amount of public shares such that the Minimum Cash Condition would not be satisfied.

Q.     Are any of the proposals conditioned on one another?

A.     The Closing is conditioned upon the adoption of the Business Combination Proposal and the Earnout Award Plan Proposal. The Business Combination Proposal is conditioned upon the adoption of the Earnout Award Plan Proposal. The Incentive Award Plan Proposal and the Earnout Award Plan Proposal are conditioned upon the adoption of the Business Combination Proposal. The Adjournment Proposal is not conditioned upon the adoption of any other proposal set forth in this proxy statement/prospectus.

It is important to note that in the event that the Business Combination Proposal is not approved, then SAMA will not consummate the Business Combination. If SAMA does not consummate the Business Combination and fails to complete an initial business combination by September 30, 2020, or such later date as may be approved by SAMA’s stockholders, SAMA will be required to dissolve and liquidate.

Q.     What will happen upon the consummation of the Business Combination?

A.     Pursuant to the Business Combination Agreement, each of the following transactions will occur in the following order: (i) pursuant to the Arrangement, (a) all of the Clever Leaves shareholders will exchange their Clever Leaves common shares for Holdco common shares and (b) certain Clever Leaves shareholders will receive the Cash Arrangement Consideration, such that, immediately following the Arrangement Effective Time, Clever Leaves will be a direct wholly-owned subsidiary of Holdco; (ii) on the calendar day immediately following the consummation of the Arrangement, Merger Sub will merge with and into SAMA, with SAMA surviving the Merger as a direct wholly-owned subsidiary of Holdco and, as a result of the Merger, all of the shares of SAMA common stock will be converted into the right to receive Holdco common shares as set forth in the Business Combination Agreement; (iii) immediately following the consummation of the Merger, Holdco will contribute 100% of the issued and outstanding capital stock of SAMA (as the surviving corporation of the Merger) to Clever Leaves, such that SAMA will be a direct wholly-owned subsidiary of Clever Leaves; and (iv) immediately following the contribution of SAMA to Clever Leaves, Clever Leaves will contribute 100% of the issued and outstanding shares of NS US Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Clever Leaves, to SAMA.

In connection with the Business Combination:

•        each outstanding share of SAMA common stock will be automatically converted into one Holdco common share;

•        each of SAMA’s outstanding warrants will cease to represent a right to acquire shares of SAMA common stock and will instead represent the right to acquire the same number of Holdco common shares, at the same exercise price and on the same terms as in effect immediately prior to the Closing; and

•        the Clever Leaves shareholders will receive an aggregate of up to 32,008,947 Holdco common shares. See “Estimated Outstanding Share Calculation.”

Q.     Why is SAMA proposing the Business Combination Proposal?

A.     SAMA was organized for the purpose of entering into a merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. SAMA is not limited to a particular industry or geographic region.

SAMA received $130,000,000 from its initial public offering and the private placement of the private placement warrants, which was placed into the trust account immediately following the initial public offering. In accordance with SAMA’s amended and restated certificate of incorporation, the funds held in the trust account will be released upon the consummation of the Business Combination. See the question entitled “What happens to the funds held in the trust account upon consummation of the Business Combination?”

There are currently 16,215,132 shares of SAMA common stock issued and outstanding, consisting of 12,965,132 public shares and 3,250,000 founder shares. In addition, SAMA currently has 17,150,000 warrants to purchase shares of SAMA common stock outstanding, consisting of 13,000,000 public warrants and 4,150,000 private placement warrants. Each warrant entitles the holder thereof to purchase one share of SAMA common stock at a price of $11.50 per share, subject to adjustment as described in the final prospectus for SAMA’s initial public offering. The warrants will become exercisable 30 days after the completion of SAMA’s initial business combination, and expire at 5:00 p.m., New York City time, five years after the completion of SAMA’s initial business combination or earlier upon redemption or liquidation. The private placement warrants, however, are non-redeemable so long as they are held by the initial purchasers or their permitted transferees. There are no shares of SAMA preferred stock issued and outstanding.

Under SAMA’s amended and restated certificate of incorporation, SAMA must provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of SAMA’s initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote.

Based on its due diligence investigations of Clever Leaves and the industry in which it operates, including the financial and other information provided by Clever Leaves in the course of their negotiations in connection with the Business Combination Agreement, SAMA’s board of directors believes that Clever Leaves has the potential to drive market share over time in a significant and growing addressable market around the world and, based upon SAMA’s analyses and due diligence, has unrecognized value and other positive characteristics, such as competitive advantages in its industry. As a result, SAMA believes that a business combination with Clever Leaves has significant potential to create meaningful shareholder value following the consummation of the Business Combination. See the section titled “The Business Combination Proposal — SAMA’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Q.     Who is Clever Leaves?

A.     Clever Leaves’ mission is to be an industry-leading global cannabinoid company recognized for its principles, people and performance while fostering a healthier global community. Clever Leaves is an MNO in the botanical cannabinoid and nutraceutical industries, with operations and investments in Colombia, Portugal, Germany, the United States and Canada. Clever Leaves is working to develop one of the industry’s leading, low-cost global business-to-business supply chains with the goal of providing high quality pharmaceutical grade and wellness products to customers and patients at competitive prices. Clever Leaves has invested in ecologically sustainable, large-scale, botanical cultivation and processing as the cornerstone of its medical cannabinoid business, and continues to develop strategic distribution channels and brands. Clever Leaves currently owns over 1.9 million square feet of greenhouse cultivation capacity across two continents and approximately 13 million square feet of agricultural land, with an option to acquire approximately 73 million additional square feet of land for cultivation expansion. In July 2020, Clever Leaves became one of a small group of cannabis companies in the world to receive EU GMP certification. As Clever Leaves has only recently begun to carry out its cannabinoid sales operations, its revenues for the year ended December 31, 2019 and the six months ended June 30, 2020 were principally derived from the non-cannabis nutraceuticals business of its subsidiary, Herbal Brands.

Q.     What equity stake will current SAMA stockholders and Clever Leaves shareholders have in Holdco after the Closing?

A.     Each of SAMA’s outstanding warrants will, as a result of the Business Combination, cease to represent a right to acquire shares of SAMA common stock and will instead represent the right to acquire the same number of Holdco common shares, at the same exercise price and on the same terms as in effect immediately prior to the Closing.

It is anticipated that, upon completion of the Business Combination, SAMA’s existing stockholders, including the Sponsor, will own approximately 45.6% of the Outstanding Shares, not including 1,625,000 shares issuable to the Sponsor that will be subject to certain vesting and forfeiture arrangements pursuant to the Transaction Support Agreement, and Clever Leaves’ existing shareholders will own approximately 54.4% of the Outstanding Shares, not including 1,800,000 Holdco common shares issuable to the Earnout Shareholders pursuant to the Transaction Support Agreement. These percentages are calculated based on a number of assumptions, including that none of SAMA’s existing public stockholders exercise their redemption rights. If any of SAMA’s public stockholders exercise redemption rights, or any of the other assumptions, including those assumptions underlying the Arrangement Considerations Adjustments, are not true, these percentages will be different. Please see the section titled “Estimated Outstanding Share Calculation” for further information.

The following table illustrates two different redemption scenarios based on the assumptions described above: (1) no redemptions, which assumes that none of SAMA’s existing public stockholders exercise their redemption rights and (2) minimum cash, in which SAMA has, in the aggregate, not less than $60.0 million of cash available for distribution upon the consummation of the Business Combination after redemptions of 7,091,170 shares of SAMA common stock, satisfying the condition to Closing under the Business Combination Agreement:

	No Redemptions		Minimum Cash
	Number	Percentage	Number	Percentage
SAMA’s existing public stockholders	12,965,132	40.5%	5,873,962	23.6%
SAMA’s initial stockholders	1,625,000	5.1%	1,625,000	6.5%
Clever Leaves’ existing shareholders	17,418,815	54.4%	17,418,815	69.9%
Total	32,008,947		24,917,777

Q.     Who will be the directors and officers of Holdco if the Business Combination is consummated?

A.     It is anticipated that, at the Closing, Holdco’s board of directors will be composed of Kyle Detwiler, Andres Fajardo, Gary M. Julien and other directors who will be identified prior to the Closing. Holdco’s executive management team will be led by Kyle Detwiler, who will serve as the Chief Executive Officer of Holdco, and will include Andres Fajardo, Julián Wilches, Gustavo Escobar, Joseph T. Salameh, David M. Kastin and Joe Jacober. We are in the process of identifying the other individuals who will be members of the Holdco board of directors and Holdco executive officers. See the section titled “Management of Holdco Following the Business Combination” for additional information.

Q.     What conditions must be satisfied to complete the Business Combination?

A.     There are a number of closing conditions in the Business Combination Agreement, including that SAMA’s stockholders have approved and adopted the Business Combination Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the section titled “The Business Combination Proposal — Business Combination Agreement.”

Q.     What happens if I sell my shares of SAMA common stock before the special meeting of stockholders?

A.     The record date for the special meeting of stockholders will be earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of SAMA common stock after the record date, but before the special meeting of stockholders, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting of stockholders. However, you will not be able to seek redemption of your shares of SAMA common stock because you will no longer be able to deliver them for cancellation upon the Closing. If you transfer your shares of SAMA common stock prior to the record date, you will have no right to vote those shares at the special meeting of stockholders or to redeem those shares for a pro rata portion of the proceeds held in SAMA’s trust account. Only SAMA’s stockholders on the date of the Closing will be entitled to receive Holdco common shares upon consummation of the Business Combination.

Q.     What vote is required to approve the proposals presented at the special meeting of stockholders?

A.     The approval of the Business Combination Proposal requires the affirmative vote of the holders of at least a majority of all then outstanding shares of SAMA common stock entitled to vote thereon at the special meeting of stockholders. Accordingly, a stockholder’s failure to vote in person or by proxy at the special meeting of stockholders, an abstention from voting, or a broker non-vote, will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The approval of each of the Incentive Award Plan Proposal, the Earnout Award Plan Proposal and, if presented, the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of the shares of SAMA common stock entitled to vote thereon and voted (in person or by proxy) at the special meeting of stockholders. Accordingly, if a valid quorum is otherwise established, a stockholder’s failure to vote in person or by proxy at the special meeting of stockholders, an abstention from voting, or a broker non-vote, will have no effect on the outcome of any vote on the Incentive Award Plan Proposal, the Earnout Award Plan Proposal or, if presented, the Adjournment Proposal.

Additionally, you are not required to affirmatively vote for or against the Business Combination Proposal in order to exercise your redemption rights.

Q.     Do Clever Leaves’ shareholders need to approve the Business Combination?

A.     It is a condition to Closing that Clever Leaves’ shareholders approve the Arrangement and related transactions. Clever Leaves expects to convene a meeting of Clever Leaves shareholders pursuant to an interim order of the Supreme Court of British Columbia providing for, among other things, the calling and holding of such meeting to consider, and if deemed advisable approve, a special resolution of Clever Leaves shareholders in respect of the Arrangement and related transactions, in substantially the form attached as Exhibit B to the Business Combination Agreement, which is included as Annex A to this proxy statement/prospectus. In connection with such meeting, Clever Leaves expects to distribute the Canadian information circular to its shareholders which will contain a notice of meeting and the accompanying management information circular.

In connection with the execution of the Business Combination Agreement, SAMA, Holdco and the Key Clever Leaves Shareholders entered into the Shareholder Support Agreements, pursuant to which among other things, the Key Clever Leaves Shareholders agreed to vote their Clever Leaves Shares in favor of the Business Combination Agreement, the Plan of Arrangement, the Arrangement, resolutions of Clever Leaves to approve the Plan of Arrangement and the Arrangement, the Business Combination and certain related transactions. The Key Clever Leaves Shareholders include all Clever Leaves shareholders that are executive officers, directors, affiliates, founders and their family members, and certain holders of 5% or more of the outstanding voting Clever Leaves Shares.

Q.     May SAMA, the Sponsor or SAMA’s directors, officers or advisors, or their affiliates, purchase shares in connection with the Business Combination?

A.     In connection with the stockholder vote to approve the proposed Business Combination, SAMA may privately negotiate transactions to purchase shares prior to the Closing from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the trust account without the prior written consent of Clever Leaves. None of the Sponsor or SAMA’s directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or SAMA’s directors, officers, advisors or their affiliates purchase shares of SAMA common stock in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, or to satisfy the Minimum Cash Condition. This may result in the completion of the Business Combination that may not otherwise have been possible.

Q.     Will SAMA or Holdco issue additional equity securities in connection with the consummation of the Business Combination?

A.     Holdco or SAMA may enter into PIPEs in connection with the proposed Business Combination with their respective affiliates or any third parties if SAMA determines that the issuance of additional equity is necessary or desirable in connection with the consummation of the Business Combination. The purpose of any such PIPEs may include increasing the likelihood of SAMA meeting the Minimum Cash Condition to consummation of the Business Combination. Any such PIPEs could result in dilution of the relative ownership interest of the non-redeeming public stockholders or the former Clever Leaves shareholders. As the amount, if any, of such PIPEs is not currently known, specific information as to percentage ownership that may result therefrom cannot be provided. If SAMA enters into a binding commitment in respect of any such PIPEs, SAMA will file a Current Report on Form 8-K with the SEC to disclose details of any such PIPEs.

Q.     How many votes do I have at the special meeting of stockholders?

A.     SAMA’s stockholders are entitled to one vote at the special meeting of stockholders for each share of SAMA common stock held of record as of the record date. As of the close of business on the record date, there were 16,215,132 outstanding shares of SAMA common stock.

Q.     How will the initial stockholders vote?

A.     In connection with SAMA’s initial public offering, SAMA entered into an agreement with the initial stockholders, pursuant to which each agreed to vote their founder shares and any other shares acquired during and after SAMA’s initial public offering in favor of the Business Combination Proposal. Neither the initial stockholders nor SAMA’s directors or officers have purchased any shares during or after SAMA’s initial public offering and neither SAMA, the Sponsor nor SAMA’s directors or officers have entered into agreements, and are not currently in negotiations, to purchase shares of SAMA common stock. Currently, the initial stockholders hold all of the founder shares, which represent approximately 20% of the issued and outstanding shares of SAMA common stock.

Q.     What interests do SAMA’s current officers and directors have in the Business Combination?

A.     SAMA’s directors and executive officers may have interests in the Business Combination that are different from, in addition to or in conflict with, yours. These interests include:

•        the beneficial ownership of the Sponsor and certain of SAMA’s directors and officers of an aggregate of 3,250,000 founder shares, which shares would become worthless if SAMA does not complete a business combination within the applicable time period, as the initial stockholders have waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $              , based on the closing price of the SAMA common stock of $             on Nasdaq on             , 2020, the record date for the special meeting of stockholders;

•        the beneficial ownership of the Sponsor and certain of SAMA’s directors and officers of an aggregate of 4,150,000 private placement warrants, which warrants would expire and become worthless if SAMA does not complete a business combination within the applicable time period. Such warrants have an aggregate market value of approximately $            , based on the closing price of the public warrants of $             on Nasdaq on             , 2020, the record date for the special meeting of stockholders;

•        SAMA’s directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them on SAMA’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the trust account, unless a business combination is consummated;

•        the potential continuation of Gary M. Julien, one of SAMA’s directors, as a director of Holdco following the consummation of the Business Combination; and

•        the continued indemnification of current directors and officers of SAMA and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence SAMA’s directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal. You should also read the section titled “The Business Combination Proposal — SAMA’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Q.     Did SAMA’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.     SAMA’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. SAMA’s board of directors believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders. SAMA’s board of directors also determined, without seeking a valuation from a financial advisor, that Clever Leaves’ fair market value was at least 80% of SAMA’s net assets (excluding taxes payable on the income accrued in the trust account). Accordingly, investors will be relying on the judgment of SAMA’s board of directors as described above in valuing the Clever Leaves business and assuming the risk that the board of directors may not have properly valued such business.

Q.     What happens if the Business Combination Proposal is not approved?

A.     If the Business Combination Proposal is not approved and SAMA does not consummate a business combination by September 30, 2020 or amend its amended and restated certificate of incorporation to extend the date by which SAMA must consummate an initial business combination, SAMA will be required to dissolve and liquidate the trust account.

Q.     Do I have redemption rights?

A.     If you are a holder of public shares, you may redeem your public shares for cash equal to their pro rata share of the aggregate amount on deposit in the trust account, which holds the proceeds of SAMA’s initial public offering, as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to SAMA to pay its franchise and income taxes, upon the consummation of the Business Combination. Holders of SAMA’s outstanding warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. All of the initial stockholders have agreed to waive their redemption rights with respect to their founder shares and any public shares that they may have acquired during or after SAMA’s initial public offering in connection with the completion of SAMA’s initial business combination. The founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on funds in the trust account of approximately $132.4 million on June 30, 2020, the estimated per share redemption price would have been approximately $10.21. This is greater than the $10.00 initial public offering price of SAMA’s units. Additionally, public shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the trust account, including interest earned on the funds held in the trust account and not previously released to SAMA to pay franchise and income taxes (less $150,000 for any dissolution or liquidation related expenses, as applicable), in connection with the liquidation of the trust account.

Q.     Is there a limit on the number of shares I may redeem?

A.     A public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of the public shares. Accordingly, all shares in excess of 15% of the public shares owned by a holder will not be redeemed. On the other hand, a public stockholder who holds less than 15% of the public shares may redeem all of the public shares held by such stockholder for cash.

Q.     Will how I vote affect my ability to exercise redemption rights?

A.     No. You may exercise your redemption rights whether you vote your public shares for or against the Business Combination Proposal or do not vote your shares. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their public shares and no longer remain stockholders, leaving stockholders who choose not to redeem their public shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of Nasdaq.

It is a condition to closing under the Business Combination Agreement, however, that SAMA has an aggregate of $60.0 million of cash held either in or outside of the trust account, including the aggregate amount of any proceeds from any PIPEs consummated prior to, or as of, the Closing. If redemptions by public stockholders cause SAMA to be unable to meet this closing condition, then Clever Leaves will not be required to consummate the Business Combination, although it may, in its sole discretion, waive this condition.

Q.     How do I exercise my redemption rights?

A.     In order to exercise your redemption rights, you must, prior to 4:30 p.m. Eastern time on             , 2020 (two business days before the special meeting of stockholders), (i) submit a written request to SAMA’s transfer agent that SAMA redeem your public shares for cash, and (ii) deliver your public shares to SAMA’s transfer agent physically or electronically through the Depository Trust Company, or DTC. The address of Continental, SAMA’s transfer agent, is listed under the question “Who can help answer my questions?” below. SAMA requests that any requests for redemption include the identity as to the beneficial owner making such request. Electronic delivery of your public shares generally will be faster than delivery of physical stock certificates.

A physical stock certificate will not be needed if your stock is delivered to SAMA’s transfer agent electronically. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and SAMA’s transfer agent will need to act to facilitate the request. It is SAMA’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, because SAMA does not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with SAMA’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to SAMA’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that SAMA’s transfer agent return the shares (physically or electronically). Such requests may be made by contacting SAMA’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?”

Q.     What are the U.S. federal income tax consequences of exercising my redemption rights?

A.     SAMA stockholders who exercise their redemption rights to receive cash in exchange for their SAMA common stock generally will be required to treat the transaction as a sale of such shares for U.S. federal income tax purposes and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of SAMA common stock redeemed. See the section titled “Material U.S. Federal Income Tax Considerations of the Business Combination.”

Q.     What are the U.S. federal income tax consequences of the Business Combination to holders of SAMA common stock and warrants?

A.     Although the matter is not free from doubt, the exchange of SAMA common stock for Holdco common shares pursuant to the Merger generally is expected to qualify as a tax-free exchange for U.S. federal income tax purposes. In addition, although the matter is not free from doubt, the Merger may be a taxable transaction for U.S. federal income tax purposes to holders of SAMA warrants. Holders of SAMA common stock and warrants should read the information included under the section titled “Material U.S. Federal Income Tax Considerations of the Business Combination” for a more detailed discussion of the material U.S. federal income tax consequences of the Business Combination and such holders are urged to consult with their tax advisors to determine the tax consequences to them of the Business Combination.

Q:     If I am a SAMA warrant holder, can I exercise redemption rights with respect to my warrants?

A:     No. There are no redemption rights with respect to SAMA warrants.

Q:     Do I have appraisal rights if I object to the proposed Business Combination?

A:     No. There are no appraisal rights available to holders of shares of SAMA common stock or warrants in connection with the Business Combination.

Q:     What happens to the funds held in the trust account upon consummation of the Business Combination?

A:     If the Business Combination is consummated, the funds held in the trust account will be released to pay (i) SAMA stockholders who properly exercise their redemption rights and (ii) the Cash Arrangement Consideration pursuant to the Business Combination Agreement. Any additional funds available for release from the trust account will be used for general corporate purposes of Holdco following the Business Combination, including the payment of reasonable and documented transaction expenses of the parties to the Business Combination Agreement.

Q:     What happens if the Business Combination is not consummated?

A:     There are certain circumstances under which the Business Combination Agreement may be terminated. See the section titled “The Business Combination Proposal — Business Combination Agreement — Clever Leaves, Holdco and Merger Sub Conditions to Closing — Termination” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Business Combination Agreement or otherwise, SAMA does not complete an initial business combination by September 30, 2020, or such later date as may be approved by SAMA’s stockholders, SAMA’s amended and restated certificate of incorporation provides that SAMA will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including any interest earned on the funds held in the trust account net of interest that may be used by SAMA to pay its franchise and income taxes payable and $150,000 for any dissolution or liquidation related expenses, as applicable, divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of SAMA’s remaining stockholders and SAMA’s board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. See the section titled “Risk Factors — Risks Related to the Business Combination, Redemptions and Certain Outstanding SAMA Securities — SAMA may not be able to complete the Business Combination within the prescribed time frame, in which case SAMA would cease all operations except for the purpose of winding up and SAMA would redeem its public shares and liquidate, in which case SAMA’s public stockholders may only receive $10.00 per share, or less than such amount in certain circumstances, and SAMA’s warrants will expire worthless” and “— SAMA’s stockholders may be held liable for claims by third parties against SAMA to the extent of distributions received by them upon redemption of their shares.” Holders of founder shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to SAMA’s outstanding warrants. Accordingly, the warrants will expire worthless.

Q:     When is the Business Combination expected to be completed?

A:     It is currently anticipated that the Business Combination will be consummated promptly following the special meeting of stockholders, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived.

For a description of the conditions to the completion of the Business Combination, see the section titled “The Business Combination Proposal — Business Combination Agreement — Conditions to Closing.”

Q:     What do I need to do now?

A:     You are urged to carefully read and consider the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:     How do I vote?

A:     If you were a holder of record of shares of SAMA common stock on             , 2020, the record date for the special meeting of stockholders, you may vote with respect to the applicable proposals in person at the special meeting of stockholders or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting of stockholders and vote in person, obtain a proxy from your broker, bank or nominee.

Q:     What will happen if I abstain from voting or fail to vote at the special meeting of stockholders?

A:     At the special meeting of stockholders, SAMA will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote will the same effect as a vote “AGAINST” the Business Combination Proposal and no effect on the outcome of any vote on the Incentive Award Plan Proposal, the Earnout Award Plan Proposal or, if presented, the Adjournment Proposal.

Q:     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:     Signed and dated proxies received by SAMA without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders.

Q.     Do I need to attend the special meeting of stockholders to vote my shares?

A.     No. You are invited to attend the special meeting of stockholders to vote on the proposals described in this proxy statement/prospectus. However, you do not need to attend the special meeting of stockholders to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage-paid envelope. Your vote is important. SAMA encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q.     If I am not going to attend the special meeting of stockholders in person, should I return my proxy card instead?

A.     Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxy, as applicable, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q.     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.     No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters, unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. SAMA believes the proposals presented to the stockholders at the special meeting of stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purpose of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting of stockholders and will have the same effect as a vote “AGAINST” the Business Combination Proposal. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide. However, in no event will a broker non-vote that has the effect of voting against the Business Combination Proposal also have the effect of exercising your redemption rights for a pro rata portion of the trust account, and therefore no shares as to which a broker non-vote occurs will be redeemed in connection with the proposed Business Combination.

Q.     May I change my vote after I have mailed my signed proxy card?

A.     Yes. You may change your vote by sending a later-dated, signed proxy card to SAMA’s proxy solicitor, Morrow Sodali LLC, at 470 West Avenue, Stamford, CT 06902 prior to the vote at the special meeting of stockholders, or attend the special meeting of stockholders and vote in person. You also may revoke your proxy by sending a notice of revocation to Morrow Sodali LLC, provided such revocation is received prior to the vote at the special meeting of stockholders. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change your vote.

Q.     What should I do if I receive more than one set of voting materials?

A.     You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q.     What is the quorum requirement for the special meeting of stockholders?

A.     A quorum will be present at the special meeting of stockholders if a majority of the SAMA common stock outstanding and entitled to vote at the meeting is represented in person or by proxy. As of the record date for the special meeting of stockholders, 8,107,567 shares of SAMA common stock would be required to achieve a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you vote in person at the special meeting of stockholders. Abstentions will be counted towards the quorum requirement. In the absence of a quorum, the chairman of the special meeting of stockholders will have the power to adjourn such meeting.

Q.     What happens to SAMA warrants I hold if I vote my shares of SAMA common stock against approval of the Business Combination Proposal and validly exercise my redemption rights?

A.     Properly exercising your redemption rights as a SAMA stockholder does not result in either a vote “FOR” or “AGAINST” the Business Combination Proposal. If the Business Combination is completed, all of your SAMA warrants will automatically convert into warrants to purchase Holdco common shares as described in this proxy statement/prospectus. If the Business Combination is not completed, you will continue to hold your SAMA warrants, and if SAMA does not otherwise consummate an initial business combination by September 30, 2020, or such later date as may be approved by SAMA’s stockholders, SAMA will be required to dissolve and liquidate, and your warrants will expire worthless.

Q.     Who will solicit and pay the cost of soliciting proxies?

A.     SAMA will pay the cost of soliciting proxies for the special meeting of stockholders. SAMA has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the special meeting of stockholders. SAMA has agreed to pay Morrow Sodali LLC a fee of $            . SAMA will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. SAMA also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of SAMA common stock for their expenses in forwarding soliciting materials to beneficial owners of SAMA common stock and in obtaining voting instructions from those owners. SAMA’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.     Who can help answer my questions?

A.     If you have questions about the proposals, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact SAMA’s proxy solicitor:

Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Telephone: (800) 662-5200
Banks and brokers: (203) 658-9400
Email: SAMA.info@investor.morrowsodali.com

You may also contact SAMA at:

Schultze Special Purpose Acquisition Corp.
800 Westchester Avenue, Suite 632
Rye Brook, NY 10573
Telephone: (914) 701-5260
Attention: Scarlett Du, Secretary

To obtain timely delivery of the documents in advance of the special meeting of stockholders to be held on         , 2020, SAMA’s stockholders must request the materials no later than five business days prior to the special meeting of stockholders, by               , 2020.

You may also obtain additional information about SAMA from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

The accompanying proxy statement/prospectus incorporates important business and financial information about SAMA and Clever Leaves from documents that are not included in or delivered with the accompanying proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain documents incorporated by reference into the accompanying proxy statement/prospectus (other than certain exhibits or schedules to these documents) by requesting them in writing or by telephone from the appropriate company at the addresses and telephone numbers listed above. Requests made to Clever Leaves should be directed to the address and telephone number noted below:

Clever Leaves International Inc.
489 Fifth Avenue, 27th Floor
New York, New York 10017
Telephone: 646-880-4382

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your shares (either physically or electronically) to SAMA’s transfer agent prior to 4:30 p.m., New York time, on the second business day prior to the special meeting of stockholders. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
One State Street, 30th Floor
New York, NY 10004
Attn: Mark Zimkind
Email: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the special meeting of stockholders, including the Business Combination Proposal, you should read this entire document carefully, including the Business Combination Agreement attached as Annex A to this proxy statement/prospectus. The Business Combination Agreement is the legal document that governs the Arrangement and the Merger and the other transactions that will be undertaken in connection with the Business Combination. It is also described in detail in this proxy statement/prospectus in the section titled “The Business Combination Proposal — Business Combination Agreement.”

The Parties

SAMA

SAMA is a blank check company incorporated in Delaware on June 11, 2018. SAMA was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses.

The SAMA common stock, warrants and units are currently listed on the Nasdaq Capital Market under the symbols “SAMA,” “SAMAW” and “SAMAU,” respectively. In connection with the Business Combination, (i) each outstanding share of SAMA common stock will be automatically converted into one Holdco common share and (ii) each of SAMA’s outstanding warrants will cease to represent a right to acquire shares of SAMA common stock and will instead represent the right to acquire the same number of Holdco common shares, at the same exercise price and on the same terms as in effect immediately prior to the Closing. The units will automatically separate into the component securities upon consummation of the Business Combination and, as a result, will no longer trade as a separate security.

The mailing address of SAMA’ principal executive office is 800 Westchester Avenue, Suite 632, Rye Brook, New York 10573, United States and its telephone number is (914) 701-5260.

Clever Leaves

Clever Leaves’ mission is to be an industry-leading global cannabinoid company recognized for its principles, people and performance while fostering a healthier global community. Clever Leaves is an MNO in the botanical cannabinoid and nutraceutical industries, with operations and investments in Colombia, Portugal, Germany, the United States and Canada. Clever Leaves is working to develop one of the industry’s leading, low-cost global business-to-business supply chains with the goal of providing high quality pharmaceutical grade and wellness products to customers and patients at competitive prices. Clever Leaves has invested in ecologically sustainable, large-scale, botanical cultivation and processing as the cornerstone of its medical cannabinoid business, and continues to develop strategic distribution channels and brands. Clever Leaves currently owns over 1.9 million square feet of greenhouse cultivation capacity across two continents and approximately 13 million square feet of agricultural land, with an option to acquire approximately 73 million additional square feet of land for cultivation expansion. In July 2020, Clever Leaves became one of a small group of cannabis companies in the world to receive EU GMP certification. For further information, see the section titled “Business of Clever Leaves.”

The mailing address of Clever Leaves’ principal executive office is 489 Fifth Avenue, 27th Floor, New York, New York 10017, United States and its telephone number is (646) 880-4382.

Holdco

Clever Leaves Holdings Inc. was incorporated under the laws of British Columbia on July 23, 2020. Holdco owns no material assets and does not operate any business. Prior to the consummation of the Business Combination, the sole director of Holdco is Kyle Detwiler, who is currently the Chief Executive Officer of Clever Leaves, and the sole shareholder of Holdco is Clever Leaves.

The address of Holdco’s registered office is 250 Howe Street, 20th Floor, Vancouver, British Columbia, V6C 3R8, Canada. After the consummation of the Business Combination, its principal executive office will be that of Clever Leaves, located at 489 Fifth Avenue, 27th Floor, New York, New York 10017, United States, and its telephone number will be (646) 880-4382.

Merger Sub

Novel Merger Sub Inc. is a Delaware corporation and a direct wholly owned subsidiary of Holdco. Merger Sub was formed solely in contemplation of the Business Combination, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than as set forth in the Business Combination Agreement.

The mailing address of Merger Sub’s principal executive office is 489 Fifth Avenue, 27th Floor, New York, New York 10017, and its telephone number is (646) 880-4382.

The Business Combination Proposal

At the special meeting of the stockholders, SAMA stockholders will be asked to consider and vote upon a proposal to approve the Business Combination Agreement, by and among SAMA, Holdco, Merger Sub and Clever Leaves, and the Business Combination contemplated thereby, pursuant to which: (i) pursuant to the Arrangement, (a) all of the Clever Leaves shareholders will exchange their Clever Leaves common shares for Holdco common shares and (b) certain Clever Leaves shareholders will receive up to $7,500,000 in cash, such that, immediately following the Arrangement, Clever Leaves will be a direct wholly-owned subsidiary of Holdco; (ii) on the calendar day immediately following the consummation of the Arrangement, Merger Sub will merge with and into SAMA, with SAMA surviving the Merger as a direct wholly-owned subsidiary of Holdco and, as a result of the Merger, all of the shares of SAMA common stock will be converted into the right to receive Holdco common shares as set forth in the Business Combination Agreement; (iii) immediately following the consummation of the Merger, Holdco will contribute 100% of the issued and outstanding capital stock of SAMA (as the surviving corporation of the Merger) to Clever Leaves, such that SAMA will be a direct wholly-owned subsidiary of Clever Leaves; and (iv) immediately following the contribution of SAMA to Clever Leaves, Clever Leaves will contribute 100% of the issued and outstanding shares of NS US Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Clever Leaves, to SAMA. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

The Incentive Compensation Plan Proposal

At the special meeting of the stockholders, SAMA stockholders will be asked to consider and vote upon a proposal to approve and adopt the 2020 Plan and the material terms thereunder. A copy of the 2020 Plan is included in this proxy statement/prospectus as Annex C.

The Earnout Award Plan Proposal

At the special meeting of the stockholders, SAMA stockholders will be asked to consider and vote upon a proposal to approve and adopt the Earnout Plan and the material terms thereunder. A copy of the Earnout Plan is included in this proxy statement/prospectus as Annex D.

The Adjournment Proposal

At the special meeting of stockholders, SAMA stockholders will be asked to consider and vote upon a proposal to adjourn the special meeting of stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting of stockholders, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or if public stockholders have elected to redeem an amount of public shares such that the Minimum Cash Condition would not be satisfied.

Date, Time and Place of Special Meeting of SAMA Stockholders

The special meeting of stockholders will be held at 11:00 a.m., Eastern time, on             , 2020, at the offices of Greenberg Traurig, LLP, located at 1750 Tysons Boulevard, Suite 1000, McLean, VA 22102.

Voting Power; Record Date

SAMA stockholders owning shares of SAMA common stock at the close of business on             , 2020, which is the record date for the special meeting of stockholders, will be entitled to vote or direct votes to be cast at such special meeting of stockholders. Each SAMA stockholder is entitled to one vote for each share of SAMA common stock owned as of the close of business on the record date.

Quorum and Vote of SAMA Stockholders

A quorum will be present at the special meeting of stockholders if a majority of the SAMA common stock outstanding and entitled to vote at the meeting is represented in person or by proxy. As of the record date for the special meeting of stockholders, 8,107,567 shares of SAMA common stock would be required to achieve a quorum. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal requires the affirmative vote of the holders of at least a majority of all then outstanding shares of SAMA common stock entitled to vote thereon at the special meeting of stockholders. Accordingly, a stockholder’s failure to vote in person or by proxy at the special meeting of stockholders, an abstention from voting, or a broker non-vote, will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The approval of each of the Incentive Award Plan Proposal, the Earnout Award Plan Proposal and, if presented, the Adjournment Proposal, requires the affirmative vote of the holders of at least a majority of the shares of SAMA common stock entitled to vote thereon and voted (in person or by proxy) at the special meeting of stockholders. Accordingly, if a valid quorum is otherwise established, a stockholder’s failure to vote in person or by proxy at the special meeting of stockholders, an abstention from voting, or a broker non-vote, will have no effect on the outcome of any vote on the Incentive Award Plan Proposal, the Earnout Award Plan Proposal or, if presented, the Adjournment Proposal.

The Closing is conditioned upon the adoption of the Business Combination Proposal and the Earnout Award Plan Proposal. The Business Combination Proposal is conditioned upon the adoption of the Earnout Award Plan Proposal. The Incentive Award Plan Proposal and the Earnout Award Plan Proposal are conditioned upon the adoption of the Business Combination Proposal. The Adjournment Proposal is not conditioned upon the adoption of any other proposal set forth in this proxy statement/prospectus.

Redemption Rights

Pursuant to SAMA’s amended and restated certificate of incorporation, any holders of public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the trust account, less franchise and income taxes payable, calculated as of two business days prior to the consummation of the Business Combination. Holders of public shares are not required to vote on any of the proposals to be presented at the special meeting of stockholders in order to demand redemption of their public shares. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the trust account as of two business days prior to the consummation of the Business Combination, less franchise and income taxes payable, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the trust account of approximately $132.4 million on June 30, 2020, the estimated per share redemption price would have been approximately $10.21. Redemption rights are not available to holders of warrants in connection with the Business Combination. See the section titled “— The Special Meeting of SAMA Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Appraisal Rights

No appraisal or dissenters’ rights are available to holders of shares of SAMA common stock or warrants in connection with the Business Combination.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. SAMA has engaged Morrow Sodali LLC to assist in the solicitation of proxies.

If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the special meeting of stockholders. A stockholder may also change its vote by submitting a later-dated proxy as described in the section titled “The Special Meeting of SAMA Stockholders — Revocability of Proxies.”

Interests of SAMA Directors and Officers in the Business Combination

When you consider the recommendation of SAMA’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that certain of SAMA’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder, as further described in the section titled “The Business Combination Proposal — Interests of SAMA Directors and Officers in the Business Combination.” See the section titled “The Special Meeting of SAMA Stockholders — Redemption Right” for the procedures to be followed if you wish to redeem your shares for cash.

Recommendation to Stockholders

SAMA’s board of directors believes that each of the Business Combination Proposal, the Incentive Award Plan Proposal, the Earnout Award Plan Proposal and the Adjournment Proposal to be presented at the special meeting of stockholders is in the best interests of SAMA and SAMA’s stockholders and unanimously recommends that SAMA’s stockholders vote “FOR” each of the proposals.

Conditions to the Closing of the Business Combination

In addition to the requisite stockholder approval of the Business Combination Proposal, the closing of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement. For more information about the closing conditions to the Business Combination, see the section titled “The Business Combination Proposal — Conditions to Closing.”

Anticipated Accounting Treatment

Under both the no redemption and maximum redemption scenarios, the Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Clever Leaves has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances: (i) Clever Leaves’ shareholders will have a majority of the voting power under both the no redemption and maximum redemption scenarios; (ii) Clever Leaves’ shareholders will hold the largest minority voting interest under both the no redemption and the maximum redemption scenarios; (iii) Clever Leaves will have the ability to nominate the majority of the Holdco board of directors; (iv) Clever Leaves will comprise the ongoing operations of Holdco; (v) Clever Leaves is the larger entity based on historical revenues and approximate fair value; (vi) Clever Leaves’ former management will comprise the vast majority of the management of Holdco; and (vii) Holdco will assume Clever Leaves’ name.

Under this method of accounting, SAMA will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Clever Leaves issuing stock for the net assets of SAMA, accompanied by a recapitalization. The net assets of SAMA will be stated at historical cost, with no goodwill or other intangible assets recorded.

Plan of Arrangement

In accordance with the Business Combination Agreement, immediately preceding the Arrangement, Clever Leaves will transfer all of the issued and outstanding shares of Northern Swan International, Inc., a wholly owned direct subsidiary of Clever Leaves, to 1255096 B.C. Ltd. (a wholly owned direct subsidiary of Clever Leaves) and, in accordance with a put/call agreement, certain shareholders of Eagle will exchange certain shares of Eagle for Clever Leaves common shares, following which Eagle will become a wholly owned instead of majority owned indirect subsidiary of Clever Leaves.

Following the transactions noted above and immediately preceding the Merger, Holdco and Clever Leaves will complete the Arrangement pursuant to the Plan of Arrangement in accordance with Part 9, Division 5 of the Business Corporations Act (British Columbia). As part of the Arrangement, among other things: (i) each dissenting holder of Clever Leaves Shares will be paid the fair value of the Clever Leaves Shares held by such holder and such Clever

Leaves Shares shall be cancelled, (ii) each holder of Class C preferred shares and Class D preferred shares of Clever Leaves will have such shares converted into Clever Leaves common shares in accordance with the exchange ratios set out in the Business Combination Agreement, (iii) the Clever Leaves common shares designated as “purchased shares” will be purchased by Holdco for cash consideration calculated in accordance with the Business Combination Agreement, (iv) the remaining Clever Leaves common shares will be exchanged for Holdco common shares, (v) the Holdco common shares held by Clever Leaves will be cancelled for no consideration; (vi) the Holdco common shares issued in connection with the Arrangement will be subject to transfer restrictions; (vii) Clever Leaves will amend and restate its notice of articles and articles, (viii) the existing unanimous shareholders’ agreement and investor rights agreement of Clever Leaves will terminate and replaced by the Investors’ Rights Agreement. Upon completion of the Arrangement, Clever Leaves will be a wholly owned direct subsidiary of Holdco.

In order to complete the Arrangement, in accordance with applicable laws and an interim order Clever Leaves will seek from the Supreme Court of British Columbia, shareholders of Clever Leaves will be required to approve the Arrangement in accordance with the thresholds prescribed by the interim order and applicable laws. Clever Leaves intends to hold a special meeting of its shareholders to obtain this approval (the “Clever Leaves special meeting”) and to distribute an information circular relating to such Clever Leaves special meeting (the “Canadian information circular”). The interim order will be sought around the time the SEC filing statement is approved and accepted by the SEC, and the Clever Leaves special meeting is anticipated to be held within two weeks of the interim order. The Canadian information circular will provide the shareholders of Clever Leaves with notice of the Clever Leaves special meeting and information regarding the matters to be considered at the Clever Leaves special meeting, including, without limitation, the terms of the Arrangement.

Pursuant to the Plan of Arrangement, the Holdco common shares received by the Clever Leaves shareholders in connection with the Business Combination will be subject to certain lock-up arrangements commencing on the Effective Date and ending one year following the Closing Date, with such restriction on sales and transfers to terminate early if following the 180th day after the Closing Date, the closing trading price of the Holdco common shares equals or is greater than $12.50 for any 20 out of any 30 consecutive trading days.

Risk Factors

In evaluating the proposals to be presented at the special meeting of stockholders, a stockholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section titled “Risk Factors.”

SELECTED HISTORICAL FINANCIAL INFORMATION

Selected Financial Information — SAMA

The following table shows selected historical financial information of SAMA for the periods and as of the dates indicated.

The selected historical financial information of SAMA as of and for the years ended December 31, 2019 and 2018 was derived from the audited historical consolidated financial statements of SAMA included elsewhere in this proxy statement/prospectus. The selected historical interim financial information of SAMA as of June 30, 2020 and for the six months ended June 30, 2020 and 2019 was derived from the unaudited interim consolidated financial statements of SAMA included elsewhere in this proxy statement/prospectus.

The following table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SAMA” and SAMA’s historical financial statements and the notes and schedules related thereto, included elsewhere in this proxy statement/prospectus. The historical results presented below are not necessarily indicative of financial results to be achieved by the combined company following the Business Combination.

(in thousands, except share and per share data)	For the six months ended June 30,		For the year ended December 31, 2019	For the period from June 11, 2018 (inception) through December 31, 2018
	2020	2019
	(Unaudited)
Statement of Operations Data:
Loss from operations	$(529)	$(291)	$(652)	$(132)
Other income, net	$631	$1,621	$2,947	$158
Provision for income taxes	$(21)	$(279)	$(482)	$(7)
Net income	$80	$1,051	$1,812	$19
Weighted average shares outstanding, basic and diluted	3,695,064	3,654,389	3,661,924	3,717,986
Basic and diluted net loss per common share	$(0.11)	$(0.04)	$(0.10)	$(0.01)
Statement of Cash Flows Data:
Net cash used in operating activities	$(488)	$(341)	$(1,040)	$(95)
Net cash provided by (used) in investing activities	$587	$168	$716	$(130,000)
Net cash provided by financing activities	$(356)	$—	$—	$131,017
(in thousands)	As of June 30, 2020	As of December 31,
		2019	2018
	(Unaudited)
Balance Sheet Data:
Total assets	$132,863	$133,061	$131,172
Total liabilities	$291	$213	$136
Total common stock subject to possible redemption	$127,572	$127,848	$126,036
Total stockholders’ equity	$5,000	$5,000	$5,000

Selected Financial Information — Clever Leaves

The following table shows selected historical financial information of Clever Leaves for the periods and as of the dates indicated.

The selected historical financial information of Clever Leaves as of and for the years ended December 31, 2019 and 2018 was derived from the audited historical consolidated financial statements of Clever Leaves included elsewhere in this proxy statement/prospectus. The selected historical interim financial information of Clever Leaves as of June 30, 2020 and for the six months ended June 30, 2020 and 2019 was derived from the unaudited interim consolidated financial statements of Clever Leaves included elsewhere in this proxy statement/prospectus.

The following table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Clever Leaves” and its historical financial statements and the notes and schedules related thereto, included elsewhere in this proxy statement/prospectus. The historical results presented below are not necessarily indicative of financial results to be achieved by the combined company following the Business Combination.

	For the six months ended June 30		For the year ended December 31,
(in thousands)	2020	2019	2019	2018
	(Unaudited)
Statement of Operations Data:
Revenue	$4,853	$2,154	$7,834	$—
Cost of sales	$1,785	$1,500	$4,732	$—
Total expenses	$19,567	$10,945	$39,642	$5,408
Loss from operations	$(16,499)	$(10,291)	$(36,540)	$(5,408)
Total other expense (income), net	$2,440	$4,703	$9,344	$(13,145)
(Loss) income before taxes	$(18,939)	$(14,994)	$(45,884)	$7,737
Current income tax (recovery) expense	$—	$—	$—	$60
Deferred current income tax recovery	$—	$—	$—	$(186)
Equity investments and securities loss	$—	$—	$96	$1,332
Net (loss) income	$(18,939)	$(14,994)	$(45,980)	$6,531
Net loss and comprehensive loss attributable to non-controlling interest	$(1,648)	$(2,410)	$(6,450)	$(830)
Net (loss) income attributable to Company	$(17,291)	$(12,584)	$(39,530)	$7,361
Other comprehensive income, (net of tax)	$—	$—	$—	$1,191
Total comprehensive (loss) income attributable to Company	$(17,291)	$(12,584)	$(39,530)	$8,552
Statement of Cash Flows Data:
Net cash used in operating activities	$(14,543)	$(17,168)	$(40,828)	$(4,276)
Net cash used in investing activities	$(3,436)	$(15,127)	$(30,125)	$(8,281)
Net cash provided by financing activities	$10,979	$63,324	$62,834	$27,504
(in thousands)	As of June 30, 2020	As of December 31,
		2019	2018
	(Unaudited)
Balance Sheet Data:
Total assets	$89,117	$95,717	$68,743
Total liabilities	$49,368	$45,524	$26,130
Total equity attributable to stockholders	$36,702	$45,498	$29,717
Non-controlling interest	$3,047	$4,695	$12,896
Total equity	$39,749	$50,193	$42,613

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial data (the “selected pro forma data”) gives effect to the Business Combination as described in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” included in this proxy statement/prospectus. Under both the no redemption and the maximum redemption scenario, the acquisition of Clever Leaves will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, SAMA will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Clever Leaves issuing stock for the net assets of SAMA, accompanied by a recapitalization. The net assets of SAMA will be stated at historical cost, with no goodwill or other intangible assets recorded. The selected unaudited pro forma condensed combined balance sheet data as of June 30, 2020 gives effect to the Business Combination described above as if they had occurred on June 30, 2020. The selected unaudited pro forma condensed combined statements of operations data for the year ended December 31, 2019 and for the six months ended June 30, 2020 give effect to the Business Combination described above as if they had occurred on January 1, 2019.

The selected pro forma data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information (the “pro forma financial statements”) of Holdco appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the pro forma financial statements. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements and related notes of SAMA and Clever Leaves for the applicable periods included in this proxy statement/prospectus.

The selected pro forma data have been presented for informational purposes only and are not necessarily indicative of what Clever Leaves’ and Holdco’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the selected pro forma data do not purport to project the future financial position or operating results of Holdco.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below:

•        Assuming No Redemptions: This presentation assumes that no SAMA stockholders exercise redemption rights with respect to their public shares.

•        Assuming Maximum Redemptions: This presentation assumes that stockholders holding 7,094,344 of SAMA’s public shares exercise their redemption rights and that such shares are redeemed for their pro rata share (approximately $10.21 per share) of the funds in the trust account. Furthermore, this scenario assumes that SAMA will have $60,000,000 of cash available after giving effect to the exercise of the redemption rights and any PIPE, if any, prior to or as of the Closing. This scenario assumes that 7,094,344 public shares are redeemed for an aggregate redemption payment of approximately $72,433,250, based on $132,433,250 in the trust account and 12,965,132 public shares outstanding as of June 30, 2020.

	Combined Pro Forma
(in thousands, except share and per share data)	Assuming No Redemptions	Assuming Maximum Redemptions
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data
Six months ended June 30, 2020
Revenue	$4,853	$4,853
Net loss attributable to Company	$(18,588)	$(18,588)
Basic and diluted net loss per common share	$(0.57)	$(0.72)
Weighted average shares outstanding, basic and diluted	32,788,000	25,694,000
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data
Year Ended December 31, 2019
Revenue	$7,834	$7,834
Net loss attributable to Company	$(46,230)	$(46,230)
Basic and diluted net loss per common share	$(1.41)	$(1.80)
Weighted average shares outstanding, basic and diluted	32,788,000	25,694,000
Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data
As of June 30, 2020
Total assets	$208,522	$136,089
Total liabilities	$46,598	$46,598
Total equity	$161,924	$89,491

RISK FACTORS

Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus. The value of your investment in Holdco following the consummation of the Business Combination will be subject to significant risks affecting Holdco and Clever Leaves and inherent in the industry in which Clever Leaves operates. If any of the events described below occur, the post-combination business and financial results could be adversely affected in a material way. Any such event could cause the trading price of Holdco common shares to decline, perhaps significantly, and you therefore may lose all or part of your investment.

The risks set out below are not exhaustive and do not comprise all of the risks associated with an investment in Holdco. Additional risks and uncertainties not currently known to Clever Leaves or SAMA or which Clever Leaves or SAMA currently deem immaterial may also have a material adverse effect on Holdco’s business, financial condition, results of operations, prospects and/or its share price. Stockholders should consult a legal adviser, an independent financial adviser or a tax adviser for legal, financial or tax advice prior to deciding whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus. As used herein, references to “we,” “us” and “our” are intended to refer to Clever Leaves and its subsidiaries prior to the Business Combination and to Holdco, Clever Leaves and its subsidiaries following the Business Combination.

Risks Related to the Business Combination, Redemptions and Certain Outstanding SAMA Securities

SAMA may not be able to complete the Business Combination within the prescribed time frame, in which case SAMA would cease all operations except for the purpose of winding up and SAMA would redeem its public shares and liquidate, in which case SAMA’s public stockholders may only receive $10.00 per share, or less than such amount in certain circumstances, and SAMA’s warrants will expire worthless.

Pursuant to the terms of SAMA’s amended and restated certificate of incorporation, the Sponsor and SAMA’s officers and directors have agreed that SAMA must complete its initial business combination within the timeframe set forth therein, which is currently September 30, 2020. SAMA may not be able to complete the Business Combination within this time period. If SAMA has not completed its initial business combination within this time period, SAMA will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to SAMA, divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of SAMA’s remaining stockholders and SAMA’s board of directors, dissolve and liquidate, subject in each case to SAMA’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, the public stockholders may only receive $10.00 per share, and SAMA’s warrants will expire worthless. In certain circumstances, the public stockholders may receive less than $10.00 per share on the redemption of their shares.

The ability of the public stockholders to exercise redemption rights with respect to a large number of public shares could increase the probability that the Business Combination will be unsuccessful and that SAMA’s stockholders will have to wait for liquidation in order to redeem their public shares.

Because the Business Combination Agreement requires that SAMA have an aggregate of $60.0 million of cash held either in or outside of the trust account, if redemption is elected for a large number of the public shares, the Business Combination may not be successful. If the Business Combination is unsuccessful, the public stockholders will not receive their pro rata portion of the trust account until the trust account is liquidated. If the public stockholders are in need of immediate liquidity, they could attempt to sell their public shares in the open market; however, at such time, the SAMA common stock may trade at a discount to the pro rata per share amount in the trust account. In either situation, SAMA’s stockholders may suffer a material loss on their investment or lose the benefit of funds expected in connection with the redemption until SAMA is liquidated or SAMA’s stockholders are able to sell their public shares in the open market.

If a stockholder fails to receive notice of SAMA’s offer to redeem its public shares in connection with the Business Combination, or fails to comply with the procedures for redeeming its shares, such shares may not be redeemed.

This proxy statement/prospectus describes the various procedures that must be complied with in order for a public stockholder to validly redeem its public shares. In the event that a stockholder fails to comply with these procedures, its shares may not be redeemed.

SAMA’s public stockholders will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate their investment, therefore, public stockholders may be forced to sell their public shares or public warrants, potentially at a loss.

SAMA’s public stockholders will be entitled to receive funds from the trust account only upon the earlier to occur of: (i) SAMA’s completion of an initial business combination, and then only in connection with those shares of SAMA common stock that such stockholder properly elected to redeem, subject to the limitations described herein; (ii) the redemption of 100% of the public shares if SAMA does not complete an initial business combination by the date set forth in SAMA’s amended and restated certificate of incorporation, which is currently September 30, 2020, subject to applicable law and as further described herein; and (iii) the redemption of public shares in connection with the approval of the proposed (and any other) amendment to the provisions of SAMA’s amended and restated certificate of incorporation relating to pre-initial business combination activity and related stockholders’ rights, including the substance or timing of SAMA’s obligation to redeem 100% of the public shares if SAMA does not complete its initial business combination within the required time period. In addition, if SAMA is unable to complete an initial business combination by September 30, 2020, or such later date as may be approved by SAMA’s stockholders, for any reason, compliance with Delaware law may require that SAMA submit a plan of dissolution to its then-existing stockholders for approval prior to the distribution of the proceeds held in the trust account. In that case, public stockholders may be forced to wait beyond September 30, 2020, or such later date as may be approved by SAMA’s stockholders, before they receive funds from the trust account. In no other circumstances will a public stockholder have any right or interest of any kind in the trust account. Accordingly, to liquidate your investment, you may be forced to sell your public shares or public warrants, potentially at a loss.

The Sponsor and SAMA’s directors, officers, advisors or their affiliates may elect to purchase shares from public stockholders, which may influence a vote on the Business Combination and reduce the public “float” of the SAMA common stock.

The Sponsor and SAMA’s directors, officers, advisors or their affiliates may purchase shares of SAMA common stock in privately negotiated transactions or in the open market prior to the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor and SAMA’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, or to satisfy the Minimum Cash Condition. This may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of SAMA common stock and the number of beneficial holders of SAMA’s securities may be reduced, possibly making it difficult for Holdco to obtain the quotation, listing or trading of its securities on Nasdaq or any other national securities exchange.

If a stockholder or a “group” of stockholders are deemed to hold in excess of 15% of the public shares such stockholder or group will lose the ability to redeem all such shares in excess of 15% of the public shares.

SAMA’s amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in SAMA’s initial public offering, which SAMA refers to as the “Excess Shares.” However, SAMA’s amended and restated certificate of incorporation does not restrict SAMA’s stockholders’

ability to vote all of their shares (including Excess Shares) for or against the Business Combination. The inability of a stockholder to redeem the Excess Shares will reduce its influence over SAMA’s ability to complete the Business Combination and such stockholder could suffer a material loss on its investment in SAMA if it sells Excess Shares in open market transactions. Additionally, such stockholder will not receive redemption distributions with respect to the Excess Shares if SAMA completes the Business Combination. And as a result, such stockholder will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell its stock in open market transactions, potentially at a loss.

If, before distributing the proceeds in the trust account to the public stockholders, SAMA files a voluntary bankruptcy petition or an involuntary bankruptcy petition is filed against SAMA that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of SAMA’s stockholders and the per-share amount that would otherwise be received by SAMA’s stockholders in connection with SAMA’s liquidation may be reduced.

If, before distributing the proceeds in the trust account to the public stockholders, SAMA files a voluntary bankruptcy petition or an involuntary bankruptcy petition is filed against SAMA that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in SAMA’s bankruptcy estate and subject to the claims of third parties with priority over the claims of SAMA’s stockholders. To the extent any bankruptcy claims deplete the trust account, the per-share amount that would otherwise be received by SAMA’s stockholders in connection with SAMA’s liquidation may be reduced.

SAMA’s stockholders may be held liable for claims by third parties against SAMA to the extent of distributions received by them upon redemption of their shares.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the trust account distributed to its public stockholders upon the redemption of the public shares in the event SAMA does not complete its initial business combination by September 30, 2020, or such later date as may be approved by SAMA’s stockholders, may be considered a liquidation distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is SAMA’s intention to redeem its public shares as soon as reasonably possible following September 30, 2020, or such later date as may be approved by SAMA’s stockholders, in the event SAMA does not complete its business combination and, therefore, SAMA does not intend to comply with those procedures.

Because SAMA will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires SAMA to adopt a plan, based on facts known to SAMA at such time that will provide for its payment of all existing and pending claims or claims that may be potentially brought against SAMA within the 10 years following its dissolution. However, because SAMA is a blank check company, rather than an operating company, and SAMA’s operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from SAMA’s vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If SAMA’s plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. SAMA cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, SAMA’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of SAMA’s stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the trust account distributed to the public stockholders upon the redemption of the public shares in the event SAMA does not complete its initial business combination by September 30, 2020, or such later date as may be approved by SAMA’s stockholders, is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution.

SAMA’s stockholders cannot be sure of the market value of Holdco’s securities upon completion of the Business Combination.

The market value of the SAMA common stock at the time of the Business Combination is effected may vary significantly from its price on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus or the date on which SAMA stockholders vote on the Business Combination. Following consummation of the Business Combination, the market price of Holdco’s securities may be influenced by many factors, some of which are beyond its control, including those described above and the following:

•        changes in financial estimates by analysts;

•        announcements by it or its competitors of significant contracts, productions, acquisitions or capital commitments;

•        fluctuations in its quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•        general economic conditions;

•        changes in market valuations of similar companies;

•        catastrophic events, including acts of terrorism, outbreak of war or hostilities, natural disasters and global health crises, including the coronavirus (COVID-19) pandemic;

•        changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;

•        future sales of common shares;

•        investor perception of the personal equipment manufacturing industry;

•        regulatory developments in the United States, foreign countries or both;

•        litigation involving Holdco, its subsidiaries or its general industry; and

•        additions or departures of key personnel

•        the other risks discussed under the headings “— Risks Related to the Business Combination and Post-Closing Operations of Holdco” and “— Risks Related to Clever Leaves’ Business.”

In addition, it is possible that the Business Combination may not be completed until a significant period of time has passed after the special meeting of stockholders. As a result, the market value of SAMA common stock may vary significantly from the date of the special meeting of stockholders to the date of the completion of the Business Combination. You are urged to obtain up-to-date prices for the SAMA common stock. There is no assurance that the Business Combination will be completed, that there will not be a delay in the completion of the Business Combination or that all or any of the anticipated benefits of the Business Combination will be obtained.

SAMA’s initial stockholders have agreed to vote in favor of the Business Combination, regardless of how the public stockholders vote.

Unlike many other blank check companies in which the initial stockholders agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the initial stockholders have agreed to vote their founder shares, as well as any public shares purchased during or after SAMA’s initial public offering, in favor of the Business Combination. The initial stockholders own approximately 20% of the outstanding shares of SAMA common stock. Accordingly, it is more likely that the necessary stockholder approval to complete the Business Combination will be received than would be the case if the initial stockholders agreed to vote their founder shares in accordance with the majority of the votes cast by the public stockholders.

The exercise of discretion by SAMA’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of SAMA securityholders.

In the period prior to the Closing, events may occur that, pursuant to the Business Combination Agreement, may cause SAMA to agree to amend the Business Combination Agreement or to consent to certain actions or to waive rights that SAMA is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Clever Leaves’ business, a request by Clever Leaves to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Clever Leaves’ business and would entitle SAMA to terminate the Business Combination Agreement. In any of such circumstances, it would be in SAMA’s discretion, acting through its board of directors, to grant SAMA’s consent or waive its rights. The existence of the financial and personal interests of the directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he may believe is best for SAMA and its securityholders and what he may believe is best for himself or his affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, SAMA does not believe there will be any changes or waivers that its directors and officers would be likely to make after stockholder approval of the Business Combination has been obtained. While certain changes could be made without further stockholder approval, if there is a change to the terms of the transaction that would have a material impact on the stockholders, SAMA will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of its stockholders with respect to the Business Combination Proposal.

SAMA’s board of directors did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination.

In analyzing the Business Combination, the SAMA board of directors conducted significant due diligence on Clever Leaves. For a complete discussion of the factors utilized by SAMA’s board of directors in approving the Business Combination, see the section titled, “The Business Combination Proposal — SAMA’ Board of Directors’ Reasons for the Approval of the Business Combination.” SAMA’s board of directors believes because of the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to SAMA’s stockholders and that Clever Leaves’ fair market value was at least 80% of SAMA’s net assets (excluding taxes payable on the income earned on the trust account). Notwithstanding the foregoing, SAMA’s board of directors did not obtain a fairness opinion to assist it in its determination.

The Sponsor and SAMA’s executive officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

When you consider the recommendation of SAMA’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that certain of SAMA’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•        the beneficial ownership of the Sponsor and certain of SAMA’s directors of an aggregate of 3,250,000 founder shares, which shares would become worthless if SAMA does not complete a business combination within the applicable time period, as the initial stockholders have waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $            , based on the closing price of the SAMA common stock of $             on Nasdaq on             , 2020, the record date for the special meeting of stockholders;

•        the beneficial ownership of the Sponsor and certain of SAMA’s directors of an aggregate of 4,150,000 private placement warrants, which warrants would expire and become worthless if SAMA does not complete a business combination within the applicable time period. Such warrants have an aggregate market value of approximately $            , based on the closing price of the public warrants of $             on Nasdaq on             , 2020, the record date for the special meeting of stockholders;

•        SAMA’s directors will not receive reimbursement for any out-of-pocket expenses incurred by them on SAMA’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the trust account, unless a business combination is consummated;

•        the potential continuation of Gary M. Julien, one of SAMA’s directors, as a director of Holdco following the consummation of the Business Combination; and

•        the continued indemnification of current directors and officers of SAMA and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence SAMA’s directors in making their recommendation to vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. You should also read the section titled “The Business Combination Proposal — Interests of SAMA Directors and Officers in the Business Combination.”

If SAMA does not consummate a PIPE, it may not have enough funds to complete the Business Combination.

As a condition to closing the Business Combination, the Business Combination Agreement provides that SAMA must have least an aggregate of $60.0 million of cash held either in or outside of the trust account at the Closing. While the amount in the trust account is in excess of $60.0 million as of the date of this proxy statement/prospectus, if there are substantial redemptions of public shares in connection with the Business Combination, SAMA may require additional funds from a PIPE in order to consummate the Business Combination. Pursuant to the Business Combination Agreement, a PIPE is subject to prior written consent of Clever Leaves (which shall not be unreasonably withheld, delayed or conditioned with respect to a Qualifying PIPE, as defined in the schedules to the Business Combination Agreement). If SAMA does not consummate a PIPE, SAMA may not have sufficient funds to meet the Minimum Cash Condition in the Business Combination Agreement.

Public stockholders at the time of the Business Combination who purchased their units in SAMA’s initial public offering and do not exercise their redemption rights may pursue rescission rights and related claims.

The public stockholders may allege that some aspects of the Business Combination are inconsistent with the disclosure contained in the prospectus issued by SAMA in connection with the offer and sale in its initial public offering of units, including the structure of the proposed Business Combination. Consequently, a public stockholder who purchased shares in the initial public offering (excluding the initial stockholders) and still holds them at the time of the Business Combination and who does not seek to exercise redemption rights might seek rescission of the purchase of the units such holder acquired in the initial public offering. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in the value of such holder’s shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares. If stockholders bring successful rescission claims against SAMA, it may not have sufficient funds following the consummation of the Business Combination to pay such claims, or if claims are successfully brought against Holdco following the consummation of the Business Combination, Holdco’s results of operations could be adversely affected and, in any event, Holdco may be required in connection with the defense of such claims to incur expenses and divert employee attention from other business matters.

There may be tax consequences of the Business Combination that may adversely affect holders of SAMA common stock or warrants.

Although the matter is not free from doubt, the exchange of SAMA common stock for Holdco common shares pursuant to the Merger generally is expected to qualify as a tax-free exchange for U.S. federal income tax purposes. To the extent the Merger does not so qualify, it could result in the imposition of substantial taxes on SAMA’s stockholders. In addition, although the matter is not free from doubt, the Merger may be a taxable transaction for U.S. federal income tax purposes to holders of SAMA warrants. See the section titled “Material U.S. Federal Income Tax Considerations of the Business Combination.”

The IRS may not agree that Holdco should be treated as a non-U.S. corporation for U.S. federal income tax purposes.

A corporation is generally considered for U.S. federal income tax purposes to be a tax resident in the jurisdiction of its organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, Holdco, which is incorporated under the laws of Canada, would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the Code provides an exception to this general rule under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. If Holdco were to be treated as a U.S. corporation for U.S. federal income tax purposes, it could be subject to substantial liability for additional U.S. income taxes, and the gross amount of any dividend payments to its non-U.S. holders could be subject to U.S. withholding tax.

As more fully described in the section titled “Material U.S. Federal Income Tax Considerations of the Business Combination — U.S. Federal Income Tax Treatment of Holdco — Tax Residence of Holdco for U.S. Federal Income Tax Purposes,” Holdco is not expected to be treated as a U.S. corporation for U.S. federal income tax purposes. However, whether the requirements for such treatment have been satisfied must be finally determined at completion of the Merger, by which time there could be adverse changes to the relevant facts and circumstances. Further, the rules for determining ownership under Section 7874 are complex, unclear and the subject of ongoing regulatory change. Accordingly, there can be no assurance that the IRS would not assert a contrary position to those described above or that such an assertion would not be sustained by a court in the event of litigation.

The IRS may take the position that Section 367(a) of the Code requires a U.S. holder to recognize gain (but not loss) with respect to the exchange of SAMA common stock for Holdco common shares pursuant to the Merger.

Section 367(a) of the Code generally requires a U.S. holder of stock in a U.S. corporation to recognize gain (but not loss) when such stock is exchanged for stock of a non-U.S. corporation in an exchange that would otherwise qualify for nonrecognition treatment unless certain conditions are met. Although it is currently expected that these conditions will be met, U.S. holders are cautioned that the potential application of Section 367(a) of the Code to the Merger is complex and depends on factors that cannot be determined until the closing of the Merger and the interpretation of legal authorities and facts relating to the Business Combination. Accordingly, there can be no assurance that the IRS will not take the position that Section 367(a) applies to cause U.S. holders to recognize gain as a result of the Merger or that a court will not agree with such a position of the IRS in the event of litigation. U.S. holders should consult with their own tax advisors regarding the potential application of Section 367(a) of the Code in their particular situation. For additional discussion of material federal U.S. federal income tax considerations of the Merger, see the section titled “Material U.S. Federal Income Tax Considerations of the Business Combination.”

Risks Related to the Business Combination and Post-Closing Operations of Holdco

Each of SAMA and Clever Leaves have incurred and will incur substantial costs in connection with the Business Combination and related transactions, such as legal, accounting, consulting and financial advisory fees.

As part of the Business Combination, each of SAMA and Clever Leaves are utilizing professional service firms for legal, accounting and financial advisory services. Although the parties have been provided with estimates of the costs for each advisory firm, the total actual costs may exceed those estimates. In addition, the companies may retain consulting services to assist in the integration of the businesses. These consulting services may extend beyond the current estimated time frame thus resulting in higher than expected costs.

While SAMA and Clever Leaves work to complete the Business Combination, Clever Leaves’ management’s focus and resources may be diverted from operational matters and other strategic opportunities.

Successful completion of the Business Combination may place a significant burden on management and other internal resources of Clever Leaves. The diversion of management’s attention and any difficulties encountered in the transition process could harm Clever Leaves’ business, financial condition, results of operations and prospects and Holdco’s following the Business Combination. In addition, uncertainty about the effect of the Business Combination on Clever Leaves’ systems, employees, consultants, customers, distributors, suppliers, partners, and other third parties, including regulators, may have an adverse effect on Holdco following the Business Combination. These uncertainties may impair Holdco’s ability to attract, retain and motivate key personnel for a period of time after the completion of the Business Combination.

Because Clever Leaves has operated as a private company, Holdco will have limited experience complying with public company obligations and fulfilling these obligations will be expensive and time consuming and may divert management’s attention from the day-to-day operation of its business.

Clever Leaves has operated historically as a privately-owned company and, accordingly, many of its senior management have limited experience managing a publicly-traded company and have limited experience complying with the increasingly complex laws pertaining to public companies. In particular, the significant regulatory oversight and reporting obligations imposed on public companies will require substantial attention from Clever Leaves’ senior management and may divert attention away from the day-to-day management of its businesses, which could have a material adverse effect on Clever Leaves’ business, financial condition and results of operations. Similarly, corporate governance obligations, including with respect to the development and implementation of appropriate corporate governance policies, and concurrent service on the board of directors and possibly multiple board committees, will impose additional burdens on Clever Leaves’ non-executive directors.

Following the consummation of the Business Combination, Holdco will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

Following the consummation of the Business Combination, Holdco will face a significant increase in insurance, legal, accounting, administrative and other costs and expenses as a public company that Clever Leaves does not incur as a private company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board, the SEC and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require Holdco to carry out activities Clever Leaves has not done previously. For example, Holdco will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, additional expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), Holdco could incur additional costs rectifying those issues, and the existence of those issues could adversely affect Holdco’s reputation or investor perceptions of it. Being a public company could make it more difficult or costly for Holdco to obtain certain types of insurance, including director and officer liability insurance, and Holdco may be forced to accept reduced policy limits and coverage with increased self-retention risk or incur substantially higher costs to obtain the same or similar coverage. Being a public company could also make it more difficult and expensive for Holdco to attract and retain qualified persons to serve on Holdco’s board of directors, board committees or as executive officers. Furthermore, if Holdco is unable to satisfy its obligations as a public company, it could be subject to delisting of its common shares, fines, sanctions and other regulatory action and potentially civil litigation.

The additional reporting and other obligations imposed by various rules and regulations applicable to public companies will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require Holdco to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by shareholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

Failure to maintain effective internal controls over financial reporting could have a material adverse effect Holdco’s business, operating results and stock price.

Prior to the consummation of the Business Combination, Clever Leaves is neither a publicly listed company, nor an affiliate of a publicly listed company, and has not dedicated accounting personnel and other resources to address internal control and other procedures commensurate with those of a publicly listed company. Effective internal control over financial reporting is necessary to increase the reliability of financial reports.

The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Clever Leaves as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If Holdco is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of Holdco common shares.

Prior to the Business Combination, neither Clever Leaves nor its auditors were required to perform an evaluation of internal control over financial reporting as of December 31, 2018 and 2019 in accordance with the provisions of the Sarbanes-Oxley Act as it was a private company. Following the Business Combination, Holdco’s independent registered public accounting firm will not be required to report on the effectiveness of its internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 until Holdco’s first annual report on Form 10-K following the date on which it ceases to qualify as an “emerging growth company,” which may be up to five full fiscal years following the date of the first sale of common equity securities pursuant to an effective registration statement. If such evaluation were performed, control deficiencies could be identified by our management, and those control deficiencies could also represent one or more material weaknesses. In addition, Holdco cannot predict the outcome of this determination and whether Holdco will need to implement remedial actions in order to implement effective control over financial reporting. If in subsequent years Holdco is unable to assert that Holdco’s internal control over financial reporting is effective, or if Holdco’s auditors express an opinion that Holdco’s internal control over financial reporting is ineffective, Holdco may fail to meet the future reporting obligations in a timely and reliable manner and its financial statements may contain material misstatements. Any such failure could also adversely cause our investors to have less confidence in the accuracy and completeness of our financial reports, which could have a material adverse effect on the price of Holdco’s securities.

Holdco will be deemed to be an “emerging growth company” and a “smaller reporting company” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies and smaller reporting companies, Holdco’s common shares may be less attractive to investors.

Holdco will be deemed to be an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act, and it intends to take advantage of some of the exemptions from reporting requirements that are available to emerging growth companies, including:

•        not being required to comply with the auditor attestation requirements in the assessment of Holdco’s internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act;

•        reduced disclosure obligations regarding executive compensation in periodic reports and registration statements; and

•        not being required to hold a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Holdco may take advantage of these reporting exemptions until it is no longer an emerging growth company. Holdco will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement, (b) in which Holdco has total annual gross revenue of at least $1.07 billion, or (c) in which Holdco is deemed to be a large accelerated filer, which means the market value of Holdco common shares that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which Holdco has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as Holdco is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Holdco has elected to avail itself of this exemption from new or revised accounting standards and, therefore, it may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find the Holdco common shares less attractive because Holdco relies on these exemptions, which may result in a less active trading market for the Holdco common shares and the price of the Holdco common shares may be more volatile.

Holdco is also deemed to be a “smaller reporting company” as defined in Rule 12b-2 under the Exchange Act, and is thus allowed to provide simplified executive compensation disclosures in its SEC filings, will be exempt from the provisions of Section 404(b) of Sarbanes-Oxley requiring that an independent registered public accounting firm provide an attestation report on the effectiveness of internal control over financial reporting and will have certain other reduced disclosure obligations with respect to its SEC filings. Holdco will remain a “smaller reporting company”

as long as, as of the last business day its recently completed second fiscal quarter, (i) the aggregate market value of its outstanding common stock held by non-affiliates (“public float”) is less than $250 million, or (ii) it has annual revenues of less than $100 million and public float of less than $700 million.

Holdco cannot predict if investors will find its common shares less attractive because it will rely on the accommodations and exemptions available to emerging growth companies and smaller reporting companies. If some investors find Holdco common shares less attractive as a result, there may be a less active trading market for common shares and Holdco’s share price may be more volatile.

SAMA’s stockholders will have a reduced ownership and voting interest after consummation of the Business Combination and will exercise less influence over management.

After the completion of the Business Combination, SAMA’s stockholders will own a smaller percentage of Holdco than they currently own of SAMA. Upon completion of the Business Combination, it is anticipated that SAMA’s stockholders (including the initial stockholders), will own approximately 45.6% of the Outstanding Shares immediately after the consummation of the Business Combination, not including 1,625,000 Holdco common shares issuable to the Sponsor that will be subject to certain vesting and forfeiture arrangements pursuant to the Transaction Support Agreement. Consequently, SAMA’s stockholders, as a group, will have reduced ownership and voting power in Holdco compared to their ownership and voting power in SAMA. This percentage is calculated based on a number of assumptions, including that none of SAMA’s existing public shareholders exercise their redemption rights. See the section titled “Estimated Outstanding Share Calculation” for further information.

Because Holdco and Clever Leaves are both organized in British Columbia, Canada, if SAMA effects the Business Combination SAMA stockholders will becomes shareholders of a group that will be subject to a variety of additional risks that may negatively impact its operations.

If SAMA consummates the Business Combination with Clever Leaves, Holdco will be subject to special considerations or risks associated with companies operating in Canada that may, at any time differ from the considerations and risks of companies operating in the United States, including any of the following:

•        political regimes, rules and regulations or currency conversion or corporate withholding taxes on individuals;

•        tariffs and trade barriers;

•        regulations related to customs and import/export matters;

•        longer payment cycles;

•        tax issues, such as tax law changes and variations in tax laws as compared to the United States;

•        currency fluctuations and exchange controls;

•        challenges in collecting accounts receivable;

•        cultural and language differences;

•        employment regulations;

•        crime, strikes, riots, civil disturbances, terrorist attacks and wars; and

•        deterioration of political relations with the United States, which could result in uncertainty and/or changes in or to existing trade treaties.

In particular, Holdco will be subject to the risk of changes in economic conditions, social conditions and political conditions inherent in Canada, including changes in laws and policies that govern foreign investment, as well as changes in United States laws and regulations relating to foreign trade and investment, including the new trilateral trade agreement among the United States, Mexico and Canada called the United States-Mexico-Canada Agreement (the “USMCA”), which has been ratified by all three countries. The USMCA entered into force on July 1, 2020 and superseded the North American Free Trade Agreement. Although we have determined that there have been no immediate effects on Clever Leaves’ operations with respect to the USMCA, we cannot predict future developments in the political climate involving the United States, Mexico and Canada and such developments may have a material adverse effect on the business, financial condition and results of operations of Clever Leaves or, following the closing of the Business Combination, Holdco.

SAMA cannot assure you that Holdco would be able to adequately address these additional risks. If Holdco is unable to do so, its operations might suffer.

Clever Leaves’ operations may be restricted during the pendency of the Business Combination pursuant to terms of the Business Combination Agreement.

Prior to the consummation of the Business Combination, Clever Leaves is subject to customary interim operating covenants relating to carrying on its business in the ordinary course of business and is also subject to customary restrictions on actions that may be taken during such period without SAMA’s consent. As a result, Clever Leaves may be unable, during the pendency of the Business Combination, to make certain acquisitions and capital expenditures, borrow money and otherwise pursue other actions, even if such actions would prove beneficial.

Holdco may incur successor liabilities due to conduct arising prior to the completion of the Business Combination.

Holdco may be subject to certain liabilities of SAMA and Clever Leaves. SAMA and Clever Leaves at times prior to closing may each become subject to litigation claims in the operation of its business, including, but not limited to, with respect to regulatory, employee or contract matters. From time to time, Clever Leaves may also face intellectual property infringement, misappropriation, or invalidity/non-infringement claims from third parties, and some of these claims may lead to litigation. Clever Leaves may initiate claims to assert or defend its intellectual property against third parties. Any litigation may be expensive and time-consuming and could divert the attention of SAMA’s or Clever Leaves’ management from its business and negatively affect its operating results or financial condition. Following closing, Holdco may incur successor liabilities relating to these litigation claims and, in any event, as the holding company of Clever Leaves and SAMA will bear the effects of any ongoing litigation claims. Furthermore, the outcome of any litigation cannot be guaranteed, and adverse outcomes can affect SAMA, Clever Leaves and Holdco negatively.

Subsequent to the completion of the Business Combination, Holdco may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on Holdco’s financial condition, results of operations and the stock price, which could cause you to lose some or all of your investment.

Although SAMA has conducted due diligence on Clever Leaves, there can be no assurance that SAMA’s diligence surfaced all material issues that may be present inside Clever Leaves, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Clever Leaves’ and outside of SAMA’s control will not later arise. As a result of these factors, Holdco may be forced to later write-down or write off assets, restructure its operations, or incur impairment or other charges that could result in Holdco reporting losses. Even if SAMA’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with SAMA’s preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on Holdco’s liquidity, the fact that Holdco reports charges of this nature could contribute to negative market perceptions about Holdco or its securities. Accordingly, any stockholders who choose to remain stockholders following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by Holdco’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

SAMA’s and Clever Leaves’ ability to successfully effect the Business Combination and Holdco’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of Clever Leaves, all of whom are expected to stay with Holdco following the Business Combination. The loss of such key personnel could negatively impact the operations and financial results of Holdco.

SAMA’s and Clever Leaves’ ability to successfully effect the Business Combination and Holdco’s ability to successfully operate the business following the Closing is dependent upon the efforts of certain key personnel of Clever Leaves. Although such key personnel are generally expected to remain with Holdco following the Business Combination, there can be no assurance that they will do so. Clever Leaves’ prior General Counsel has recently left and its current Chief Financial Officer is expected to leave the company. In August 2020, Mr. Kastin was appointed as Clever Leaves’ General Counsel and Corporate Secretary, and Clever Leaves is in the process of identifying a new Chief Financial Officer. It is possible that Clever Leaves will lose additional key personnel, the loss of which could negatively impact the operations and profitability of Holdco.

Some of Clever Leaves’ relationships with its customers, distributors and vendors may experience disruptions in connection with the Business Combination, which may limit Holdco’s business.

Parties with which Clever Leaves currently does business or may do business in the future, including customers, distributors and vendors, may experience uncertainty associated with the Business Combination, including with respect to future business relationships with Holdco. As a result, the business relationships of Clever Leaves may be subject to disruptions if customers, vendors, or others attempt to renegotiate changes in existing business relationships or consider entering into business relationships with parties other than Clever Leaves. For example, certain customers and collaborators of Clever Leaves may exercise contractual termination rights as they arise or elect to not renew contracts with Clever Leaves. These disruptions could harm relationships with existing customers, vendors or others and preclude Clever Leaves from attracting new customers, all of which could have a material adverse effect on the business, financial condition and results of operations of Clever Leaves or, following the Business Combination Holdco. The effect of such disruptions could be exacerbated by any delay in the consummation of the Business Combination.

SAMA’s and Clever Leaves’ ability to consummate the Business Combination, and the operations of Holdco following the Business Combination, may be materially adversely affected by the recent coronavirus (COVID-19) pandemic.

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern.” On January 31, 2020, the U.S. Department of Health and Human Services declared a public health emergency for the United States to aid the U.S., and on March 11, 2020, the World Health Organization characterized the COVID-19 outbreak as a “pandemic.”

The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Business Combination, and the business of Clever Leaves or Holdco following the Business Combination could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.

The parties will be required to consummate the Business Combination even if Clever Leaves, its business, financial condition and results of operations are materially affected by COVID-19. The definition of “Company Material Adverse Effect” in the Business Combination Agreement excludes effects arising from or relating to epidemics, pandemics, or disease outbreaks, including COVID-19, or any quarantine, “shelter in place” and similar measures promulgated by governmental authorities (“COVID-19 Measures”), except to the extent Clever Leaves and its subsidiaries, taken as a whole, are disproportionately affected by such events as compared with other participants in the industries in which they operate. Certain representations of Clever Leaves in the Business Combination Agreement exclude conditions or circumstances that arise from or relate to COVID-19 and COVID-19 Measures such that any changes resulting from COVID-19 or COVID-19 Measures would not constitute a breach under the Business Combination Agreement. In addition, the conduct of business covenant in the Business Combination Agreement allows Clever Leaves to deviate from conducting its business in all material respects in the ordinary course of business if Clever Leaves takes (or omits to take) actions in response to COVID-19, so long as such actions or omissions are reasonably designed to protect the health or welfare of the Clever Leaves’ employees, directors, officers or agents, and Clever Leaves promptly notifies SAMA of such actions and reasonably takes into account SAMA’s reasonable requests in its further acts or omissions with respect to conditions arising from COVID-19.

The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and if Clever Leaves is unable to recover from business disruptions due to COVID-19 or other matters of global concern on a timely basis, SAMA’s and Clever Leaves’ ability to consummate the Business Combination and Holdco’s financial condition and results of operations following the Business Combination may be materially adversely affected. Each of SAMA, Clever Leaves and Holdco may also incur additional costs due to delays caused by COVID-19, which could adversely affect Holdco’s financial condition and results of operations.

Risks Related to Ownership of Holdco Securities

An active trading market for the Holdco common shares and warrants may never develop or be sustained, which would adversely affect the liquidity and price of Holdco’s securities.

An active trading market for Holdco securities following the Business Combination may never develop or, if developed, may not be sustained. In addition, the price of Holdco securities after the Business Combination could fluctuate significantly for various reasons, many of which are outside Holdco’s control, such as Holdco’s performance, large purchases or sales of the common shares, legislative changes and general economic, political or regulatory conditions. The release of Holdco’s financial results may also cause the Holdco share price to vary. If an active market for Holdco securities does not develop, it may be difficult for you to sell the Holdco common shares and/or warrants you own or purchase without depressing the market price for the Holdco securities or to sell the securities at all. The existence of an active trading market for Holdco’s securities will depend to a significant extent on Holdco’s ability to meet and continue to meet Nasdaq’s listing criteria, which Holdco may be unable to accomplish.

There can be no assurance that the Holdco common shares or warrants will be approved for listing on Nasdaq upon the Closing, or if approved, that Holdco will be able to comply with the continued listing standards of Nasdaq.

SAMA’s units, common stock and warrants are currently listed on Nasdaq. The obligations of SAMA, Clever Leaves, Holdco and Merger Sub to consummate the Business Combination are conditioned upon the Holdco common shares, the Holdco warrants and the Holdco common shares issuable upon the exercise of the Holdco warrants being approved for listing on Nasdaq, subject to official notice of issuance. In connection with the Closing, we have applied to list the Holdco common shares and warrants on Nasdaq upon the Closing under the symbols “CLVR” and “CLVRW,” respectively. As part of the application process, we are required to provide evidence that Holdco will be able to meet the initial listing requirements of Nasdaq, which are more rigorous than Nasdaq’s continued listing requirements and include, among other things, a requirement that Holdco have 300 or more unrestricted round lot holders, at least 150 of which hold unrestricted shares with a minimum value of $2,500, and meet a minimum public float. Holdco’s ability to meet these listing requirements may depend, in part, on the number of shares of SAMA common stock that are redeemed in connection with the Business Combination, as the number of redemptions may impact whether Holdco has at least 300 unrestricted round lot holders upon the Closing, among other initial listing requirements. Holdco’s application has not yet been approved, and may not be approved if we are unable to provide evidence satisfactory to Nasdaq that Holdco will meet these listing requirements.

If the Holdco common shares are not approved for listing on Nasdaq and the parties agree to waive the listing condition in the Business Combination Agreement or, after the Closing, Nasdaq delists the Holdco common shares from trading on its exchange for failure to meet the listing standards, Holdco and its shareholders could face significant material adverse consequences including:

•        a limited availability of market quotations for Holdco’s securities;

•        reduced liquidity for Holdco’s securities;

•        a determination that the Holdco common shares are “penny stock” which will require brokers trading in the Holdco common shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Holdco’s securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The market price of the Holdco common shares may be volatile, which could cause the value of your investment to decline.

Even if a trading market develops, the market price of the Holdco common shares may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in the Holdco common shares may fluctuate and cause significant price variations to occur. Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market and political conditions (including as a result of the COVID-19 pandemic), could reduce the market price of the Holdco common shares in spite of its operating performance. If Clever Leaves is unable to operate as profitably as investors expect, the market price of Holdco common shares post-Business Combination will likely decline when it becomes apparent that the market expectations may not be realized. In addition,

Holdco’s results of operations could be below the expectations of public market analysts and investors due to a number of potential factors, including variations in Holdco’s quarterly or annual results of operations, operating results of other companies in the same industry, additions or further departures of key management personnel, changes in Holdco’s earnings estimates (if provided) or failure to meet analysts’ earnings estimates, publication of research reports about Holdco’s industry, litigation and government investigations, changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting Holdco’s business, adverse market reaction to any indebtedness Holdco may incur or securities it may issue in the future, changes in market valuations of similar companies or speculation in the press or the investment community with respect to Holdco or its industry, negative media coverage, adverse announcements by Holdco or others and developments affecting Holdco, announcements by Holdco’s competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments, actions by institutional shareholders, the possible effects of war, terrorism and other hostilities, adverse weather conditions, changes in general conditions in the economy or the financial markets or other developments affecting the cannabis industry, and increases in market interest rates that may lead investors in the Holdco common shares to demand a higher yield, and in response the market price of the Holdco common shares could decrease significantly.

These broad market and industry factors may decrease the market price of the Holdco common shares, regardless of Holdco’s actual operating performance. The stock market in general has, from time to time, experienced extreme price and volume fluctuations. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies, notably in the cannabis industry. Such litigation, if instituted against Holdco, could result in substantial costs, a material negative impact on Holdco’s liquidity and a diversion of Holdco’s management’s attention and resources.

Holdco may issue additional common shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of Holdco’s common shares.

After the Business Combination, Holdco will have approximately 32,008,947 Outstanding Shares, assuming, among other matters, that none of SAMA’s existing public stockholders exercise their redemption rights. See “Estimated Outstanding Share Calculation.” Subject to the requirements of the BCA, the Holdco Articles will authorize Holdco to issue Holdco common shares and rights relating to the Holdco common shares for the consideration and on the terms and conditions established by the Holdco board of directors in its sole discretion, whether in connection with acquisitions or otherwise. [            ] shares will be reserved for issuance under the 2020 Plan, subject to adjustment in certain events, and 1.8 million additional Holdco shares may be issued to the Earnout Shareholders pursuant to the Clever Leaves earn-out. Any Holdco common shares issued, including in connection with the exercise of warrants or under the 2020 Plan or other equity incentive plans that Holdco may adopt in the future, would dilute the percentage ownership held by you.

Holdco’s issuance of additional common shares or other equity securities of equal or senior rank would have the following effects:

•        Holdco’s existing shareholders’ proportionate ownership interest in Holdco will decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously outstanding common share may be diminished; and

•        the market price of Holdco common shares may decline.

There may be sales of a substantial amount of Holdco common shares after the Business Combination by former SAMA stockholders and/or former Clever Leaves shareholders, and these sales could cause the price of Holdco’s securities to fall.

After the Business Combination, there will be approximately 32,008,947 Outstanding Shares, assuming, among other matters, that none of SAMA’s existing public stockholders exercise their redemption rights. All of the Holdco common shares to be issued in exchange for SAMA’s issued and outstanding public shares will be freely transferable (subject to any contractual lock-up agreements), except for any shares held by Holdco’s “affiliates,” as that term is defined in Rule 144 under the Securities Act. Following completion of the Business Combination, approximately [•]% of the Outstanding Shares are expected to be held by entities affiliated with Holdco and its executive officers and directors or will otherwise be restricted securities. All of the remaining 3,250,000 founder shares owned collectively by the initial stockholders have been placed in escrow and will be subject to certain vesting and, in the case of the shares held by the Sponsor, lock-up and forfeiture arrangements commencing on the effective date of the registration statement of which this proxy statement/prospectus forms a part (the “Effective Date”), and ending one year following the Closing Date, with such restriction on sales and transfers to terminate early if, following the 180th day after the Closing Date, the closing trading price of the Holdco common shares equals or is greater than $12.50 for any 20 out of any 30 consecutive trading days. Pursuant to the Plan of Arrangement, the Holdco common shares received by the Clever Leaves shareholders in connection with the Business Combination will be subject to certain lock-up arrangements commencing on the Effective Date and ending one year following the Closing Date, with such restriction on sales and transfers to terminate early if following the 180th day after the Closing Date, the closing trading price of the Holdco common shares equals or is greater than $12.50 for any 20 out of any 30 consecutive trading days. In addition, the Holdco common shares received by the Key Clever Leaves Shareholders in connection with the Business Combination will be subject to similar lock-up arrangements pursuant to the Shareholder Support Agreement. Sales of substantial amounts of Holdco common shares in the public market after the Business Combination, or the perception that such sales will occur, could adversely affect the market price.

The exercise of registration rights may adversely affect the market price of Holdco’s securities.

Pursuant to the Investors’ Rights Agreement, the initial stockholders are entitled to demand that Holdco register the resale of their Holdco common shares. Additionally, the holders of the private placement warrants and any warrants the Sponsor or SAMA’s officers or directors or their affiliates may be issued in payment of working capital loans made to SAMA are entitled to demand that Holdco register the resale of the private placement warrants and any other warrants issued to them (and the underlying Holdco common shares) commencing at any time after the consummation of the Business Combination. The presence of these additional Holdco common shares trading in the public market may have an adverse effect on the market price of Holdco’s securities.

It is not anticipated that any dividend will be paid to holders of Holdco common shares for the foreseeable future.

There are no current plans to pay cash dividends on the Holdco common shares. The declaration, amount and payment of any future dividends will be at the sole discretion of the Holdco board of directors. The Holdco board of directors may take into account general and economic conditions, Holdco’s financial condition and operating results, Holdco’s available cash, current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications on the payment of dividends by Holdco to its shareholders and such other factors as the Holdco board of directors may deem relevant. Accordingly, Holdco is not expected to pay any dividends on the Holdco common shares in the foreseeable future.

Future offerings of debt or equity securities by Holdco may adversely affect the market price of the Holdco common shares.

In the future, Holdco may attempt to obtain financing or to further increase its capital resources by issuing additional common shares or offering debt or other equity securities, including commercial paper, medium-term notes, senior or subordinated notes, debt securities convertible into equity or preferred shares. Future acquisitions could require substantial additional capital in excess of cash from operations. Holdco may obtain the capital required for acquisitions through a combination of additional issuances of equity, corporate indebtedness and/or cash from operations.

Issuing additional Holdco common shares or other equity securities or securities convertible into equity may dilute the economic and voting rights of existing shareholders or reduce the market price of the Holdco common shares or both. Upon liquidation, holders of such debt securities and preferred shares, if issued, and lenders with respect to other borrowings would receive a distribution of Holdco’s available assets prior to the holders of the Holdco common shares. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit Holdco’s ability to pay dividends to the holders of the Holdco common shares. Holdco’s decision to issue securities in any future offering will depend on market conditions and other factors beyond Holdco’s control, which may adversely affect the amount, timing and nature of Holdco’s future offerings.

Holdco’s actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Holdco’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See “Unaudited Pro Forma Combined Financial Statements” for more information.

Certain provisions of the Holdco Articles could hinder, delay or prevent a change in control of Holdco, which could limit the price investors might be willing to pay in the future for Holdco’s securities.

Certain provisions of the Holdco Articles could make it more difficult for a third party to acquire Holdco without the consent of the Holdco board of directors. These provisions include:

•        the advance notice policy adopted by Holdco;

•        terms of any future rights or restrictions of the preferred shares;

•        rights of the directors to issue shares or securities of Holdco; and

•        rights of Holdco to purchase its own shares.

In addition, limitations on the ability to acquire and hold the Holdco common shares may be imposed by the Competition Act in Canada. This legislation permits the Commissioner of Competition of Canada, or the Commissioner, to review any acquisition of a significant interest in Holdco. This legislation grants the Commissioner jurisdiction to challenge such an acquisition before the Canadian Competition Tribunal if the Commissioner believes that it would, or would be likely to, result in a substantial lessening or prevention of competition in any market in Canada. The Investment Canada Act subjects an acquisition of control of a company by a non-Canadian to government review if the value of such company’s assets, as calculated pursuant to the legislation, exceeds a threshold amount. A reviewable acquisition may not proceed unless the relevant minister is satisfied that the investment is likely to result in a net benefit to Canada.

These provisions may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by Holdco’s management or the Holdco board of directors. Shareholders who might desire to participate in these types of transactions may not have an opportunity to do so, even if the transaction is favorable to them. These anti-takeover provisions could substantially impede your ability to benefit from a change in control or change in Holdco’s management and the Holdco board of directors and, as a result, may adversely affect the market price of the Holdco common shares and your ability to realize any potential change of control premium.

If securities and industry analysts do not publish research or publish inaccurate or unfavorable research about Holdco’s business, the price of the Holdco common shares and trading volume could decline.

The trading market for the Holdco common shares may depend, in part, on the research and reports that securities and industry analysts publish about Holdco and its business. Securities and industry analysts do not currently, and may never, cover Holdco. If securities and industry analysts do not commence coverage of Holdco, the trading price of the Holdco common shares would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover Holdco downgrade the Holdco common shares or publish inaccurate or unfavorable research about Holdco’s business, the price of the Holdco common shares would likely decline. If one or more of these analysts cease coverage of Holdco or fail to publish reports on Holdco regularly, demand for the Holdco common shares could decrease, which might cause the price of the Holdco common shares and trading volume to decline.

SAMA and, following the Business Combination, Holdco may amend the terms of the warrants in a manner that may be adverse to holders with the approval of the holders of at least a majority of the then outstanding warrants.

SAMA’s warrants are issued in registered form under the Warrant Agreement between Continental, as warrant agent, and SAMA. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding warrants to make any change that adversely affects the interests of the registered holders. Accordingly, SAMA and, following the Business Combination, Holdco may amend the terms of the warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding warrants approve of such amendment. Although SAMA’s and Holdco’s ability to amend the terms of the warrants with the consent of at least a majority of the then outstanding warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of SAMA common stock or Holdco common shares, as applicable, purchasable upon exercise of a warrant.

Even if the Business Combination is consummated, there can be no assurance that the warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for the outstanding warrants will be $11.50 per Holdco common share, and the exercise period commences upon the Closing and expires five years following the Closing. There can be no assurance that the warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

Holdco may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to the holder, thereby making the warrants worthless.

Holdco will have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant in the case that the last reported sales price of the Holdco common shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date Holdco sends the notice of such redemption to the warrant holders. If and when the warrants become redeemable, Holdco may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. In addition, Holdco may redeem your warrants after they become exercisable for a number of Holdco common shares determined based on the redemption date and the fair market value of Holdco’s common shares. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of the Holdco common shares had your warrants remained outstanding. None of the private placement warrants will be redeemable by Holdco so long as they are held by the Sponsor or its permitted transferees.

The Holdco Articles to be in effect as of the Closing will provide for the exclusive forum of the provincial courts in British Columbia, Canada for substantially all disputes between Holdco and its shareholders (except claims arising under the Securities Act and the Exchange Act), which could limit Holdco shareholders’ ability to obtain a favorable judicial forum for disputes with Holdco or its directors, officers, other employees or shareholders.

The Holdco Articles to be in effect as of the Closing will provide for the exclusive jurisdiction of the provincial courts located in British Columbia, Canada for the following civil actions:

•        any action between Holdco and its shareholders; and

•        any action between two or more shareholders or groups of shareholders of Holdco regarding any matters relating to Holdco.

This exclusive jurisdiction provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Holdco or any of its directors, officers, other employees or shareholders, which may discourage lawsuits with respect to such claims, although Holdco’s shareholders will not be deemed to have waived Holdco’s compliance with U.S. federal securities laws and the rules and regulations thereunder applicable to foreign private issuers. Alternatively, if a court were to find the exclusive jurisdiction provision contained in the Holdco Articles to be inapplicable or unenforceable in an action, Holdco may incur additional costs associated with resolving such action in other jurisdictions, which could harm Holdco’s business, operating results and financial condition. The exclusive U.S. federal forum provision requires claims arising under the Securities Act to be brought in U.S. federal court. Pursuant to the Exchange Act, U.S. federal courts have exclusive jurisdiction for claims arising under the Exchange Act. Investors cannot waive compliance with the U.S. federal securities laws and the rules and regulations thereunder. The exclusive British Columbia forum provision would not prevent derivative shareholder actions based on claims arising under U.S. federal securities laws under the Securities Act or the Exchange Act from being raised in a U.S. federal court. The BCA restricts derivative actions brought pursuant to the BCA to the Supreme Court of British Columbia. There is uncertainty whether a U.S. court would enforce the exclusive British Columbia forum provision.

Holdco is a Canadian company and shareholder protections differ from shareholder protections in the United States and elsewhere.

Holdco is organized and exists under the laws of British Columbia, Canada and, accordingly, is governed by the Business Corporations Act (BCBCA). The BCBCA differs in certain material respects from laws generally applicable to Delaware corporations and U.S. shareholders, including the provisions relating to interested directors, mergers and similar arrangements, takeovers, shareholders’ suits, indemnification of directors and inspection of corporation records. For a detailed discussion of these differences, see the section titled “Comparison of the Rights of Holders of SAMA Common Stock and Holdco Common Shares” located elsewhere in this proxy statement/prospectus.

Further, the form of Holdco Articles provides that every motion put to a vote at a meeting of shareholders will be decided by a show of hands unless a poll is directed by the chair or demanded by any shareholder entitled to vote who is present in person or by proxy. Unlike under Delaware law, where each shareholder typically is entitled to one vote per share at all meetings, votes by a show of hands or functional equivalent result in each person having one vote, regardless of the number of shares such person is entitled to vote. For a detailed discussion of these differences, see the section titled “Comparison of the Rights of Holders of SAMA Common Stock and Holdco Common Shares” in this proxy statement/prospectus.

Shareholders may have difficulty enforcing judgments against Holdco’s management.

After the Closing, substantially all of Holdco’s assets will be located outside of the United States and certain Holdco officers and directors may reside outside of the United States. As a result, it may be difficult, or in some cases impossible, for investors in the United States to enforce their legal rights against or to effect service of process upon certain Holdco directors or officers or to enforce judgments of United States courts predicated upon civil liabilities under United States laws. The Holdco Articles to be in effect as of the Closing also will provide for the exclusive jurisdiction of provincial courts in British Columbia, Canada for certain shareholder lawsuits. See “— The Holdco Articles to be in effect as of the Closing will provide for the exclusive forum of the provincial courts in British Columbia, Canada for substantially all disputes between Holdco and its shareholders (except claims arising under the Securities Act and the Exchange Act), which could limit Holdco shareholders’ ability to obtain a favorable judicial forum for disputes with Holdco or its directors, officers, other employees or shareholders.”

Risks Related to Clever Leaves’ Business

References in this section of the proxy statement/prospectus to “our”, “we” and “us” are intended to refer to Clever Leaves and its subsidiaries, unless the context indicates otherwise.

Our limited operating history and an unproven business model make it difficult for us to evaluate our current business and future prospects.

Clever Leaves has a limited operating history upon which potential investors can evaluate its performance. We are, and expect for the foreseeable future to be, subject to all the risks and uncertainties inherent in an emerging company in an emerging industry. As a result, the revenue and income potential of Clever Leaves’ business is unproven. We must continue to build and improve many functions necessary to conduct business, including, without limitation, managerial and administrative structure, sales, marketing and distribution activities, financial systems and personnel recruitment. We may make errors in predicting and reacting to relevant market trends, which could harm our business. Consequently, any predictions about our future success or viability, or any evaluation of our business and prospects, may not be accurate. In addition, we can make no assurance that we will be able to achieve our business objectives, that we will be able to execute our business plan, that we will ever become profitable or that we will ever pay any dividends or that Holdco’s shares will appreciate in value. Similarly, the market for Clever Leaves’ products and services is characterized by regulatory approvals, customer adoption, support amongst the medical and health care supply chain including physicians, insurance companies and pharmacies, rapid intellectual property advances, changes in customer requirements, preferences and behaviors, changes in protocols and evolving laws, regulations and industry standards. If we are unable to develop enhancements to Clever Leaves’ existing products and services or acceptable new products and services that keep pace with rapidly changing developments, our products and services may become obsolete, less marketable and less competitive and our business may be harmed.

There is substantial doubt about our ability to continue as a going concern.

The audit report with respect to the Clever Leaves audited financial statements for the year ended December 31, 2019 indicates that there are material uncertainties which caused substantial doubt about Clever Leaves’ ability to continue as a going concern, absent additional financing and cost reduction or cost management measures. On July 25, 2020, Clever Leaves entered into the Business Combination Agreement, pursuant to which it agreed to combine with SAMA in the Business Combination. As a condition to the Closing, and assuming such condition is not waived by the parties, SAMA is required to have at least an aggregate of $60 million of cash held either in or outside the trust account (after giving effect to any redemptions by SAMA stockholders), including the aggregate amount of any proceeds from any PIPEs consummated prior to, or as of, the Closing. If this condition is waived or the Business Combination does not close in the fourth quarter of 2020, we may need to raise additional cash through debt, equity or other forms of financing to fund future operations which may not be available on acceptable terms, or at all. If we are unable to continue as a going concern, our shareholders may lose some or all of their investment in Holdco securities.

Clever Leaves’ business is dependent on legislation in each of the jurisdictions in which it operates.

The authorities that regulate the cannabis and hemp industries in the countries in which Clever Leaves conducts business may take actions that materially affect our operations and profitability. The nature and degree of the legislation affecting cannabis companies varies across the various jurisdictions in which Clever Leaves operates, and are subject to further changes, which may arise rapidly. Each jurisdiction may have its own highly specialized legislation for the cultivation, production and sale of cannabis and hemp. Such laws and regulations relate to, among other things: permitted and prohibited activities; required licenses; permits, quotas, certifications, other approvals and associated fees; construction, minimum conditions and security required for Clever Leaves’ facilities; and required personnel and their qualifications.

Changes in relevant regulations, changes in interpretation of regulations, more vigorous or even varied or inconsistent enforcement thereof or other unanticipated events could require extensive changes to operations, increased compliance costs or give rise to material liabilities, which could have a material adverse effect on our business, results of operations and financial condition. The cannabis and hemp industry is subject to extensive controls and regulations, which may significantly affect the financial condition of market participants.

Continued development of the cannabis and hemp industry is dependent upon continued legislative and regulatory authorization of cannabis and hemp at the state, federal and international level and a willingness of law enforcement agencies and authorities to not interfere with that development. Any number of factors could slow or halt progress in this area. Further legislative and regulatory authorization of cannabis and hemp is not assured, and it is possible that the legal environment for cannabis or hemp will deteriorate. While there may be ample public support for legislative action, numerous factors impact the legislative and regulatory process, and there can be no assurance that cannabis or hemp will be regulated in a manner that allows further development and growth of the industry.

We cannot predict the nature of any future laws, regulations, interpretations or applications, or determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

Clever Leaves’ business is subject to substantial and evolving regulation in multiple jurisdictions, and we may not always successfully comply fully with regulatory requirements in all jurisdictions, despite our efforts to do so.

Clever Leaves is and will be required to comply with ongoing compliance and reporting requirements and ongoing regulation and oversight by governmental authorities that are comprehensive and burdensome. The cannabis and hemp industries are subject to extensive controls and regulations, which may significantly affect the financial condition of market participants. Clever Leaves incurs substantial ongoing costs and obligations related to regulatory compliance and expects to continue to do so in the future.

Clever Leaves’ mission is to comply with all applicable laws, rules, regulations and guidelines wherever it operates. In many jurisdictions, the legal and regulatory schemes have been recently adopted, are rapidly changing or are not yet fully developed. As a result, laws and regulations relating to cannabis and hemp may be incomplete or ambiguous, or selectively or inconsistently enforced, making compliance therewith difficult if not impossible. Clever Leaves’ efforts to maintain legal compliance in this complex environment and any failure to comply with the laws and regulations may result in additional costs for corrective measures, civil or criminal penalties, restrictions of operations, or even the loss of licenses, quotas, certifications or accreditation, and could have a material adverse impact on our business, financial condition and operating results. We may experience delays as we attempt to seek interpretive guidance with respect to such laws or regulations, and we may have to revise our business plan if the laws and regulations, or regulators’, courts’ or enforcement authorities’ interpretations thereof, or our understandings thereof, change.

Changes in relevant regulations or their interpretations, more vigorous, inconsistent or incorrect enforcement of regulations, or other unanticipated events could require extensive changes to operations, increased compliance costs or give rise to material liabilities, which could have a material adverse effect on our business, results of operations and financial condition. The cannabis and hemp industry is also subject to numerous legal challenges, which may significantly affect the financial condition of market participants and which cannot be reliably predicted.

Despite efforts to do so, we may fail to obtain or maintain licenses, certifications, quotas or accreditations needed to operate our business or achieve our business plans.

Clever Leaves’ business endeavors depend on receiving and maintaining regulatory licenses, certifications, quotas or accreditations amongst government authorities from multiple jurisdictions, including international organizations. Several licenses, certifications, quotas or accreditations may be required from multiple governmental agencies, including:

•        cultivation of or possession of cannabis or hemp and the possession or use of seeds for planting;

•        extraction and production of derivatives from cannabis or hemp;

•        distribution of cannabis or hemp or derivatives thereof within a country’s borders;

•        possession or authentication of agricultural genetic material;

•        cross-border importing and exporting of cannabis, hemp or their derivatives;

•        certification under good agricultural and collection practices and good manufacturing practices;

•        health registrations required for the sale of products; and

•        inclusion of Clever Leaves as the provider of API and other cannabis-based products.

These licensing, certification, quotas and accreditation requirements are stringent, and there is no guarantee that the regulatory authorities will issue, extend or renew any license, certification or accreditation or, if they are extended or renewed, that they will be extended or renewed on the same or similar terms as initially granted or as requested. The issuance or renewal of such licenses, certifications and accreditations may also take longer than expected. We cannot predict the extent of testing and documentation or the amount of time and resources required to maintain regulatory approvals for products or licenses.

For example, in Colombia, Clever Leaves must annually request from the applicable regulatory agencies the allocation of quota supported on commercial agreements, to plant cannabis plants and produce cannabis derivatives with more than 1% of tetrahydrocannabinol (“THC”), which must be used by the end of the subsequent calendar year. In 2020, Clever Leaves received cultivation quotas of 8,356 plants for seed production, 9,102 plants for scientific purposes and 44,788 plants for commercial purposes, as well as extraction (dried flower) quotas of 1,710 kilograms for scientific purposes and 24,756 kilograms for commercial purposes, while in 2019, Clever received cultivation quotas of 225 plants for seed production, 5,600 plants for scientific purposes and 3,804 plants for commercial purposes, as well as extraction (dried flower) quotas of 1,000 kilograms for scientific purposes and 1,010 kilograms for commercial purposes.

In turn, Clever Leaves’ quota allocation in Colombia and also its ability to export to other countries depends in part on United Nations treaties establishing annual country-by-country quotas (estimates) for the export and import of medical cannabis. The total allocation for production (whether for domestic use or export) and import assigned by the INCB to Colombia was approximately 56 metric tons in 2020, 14 metric tons in 2019 and 40.5 metric tons in 2018. It is uncertain whether this allocation will be reduced or increased in subsequent years.

In order to commercialize certain pharmaceutical classes of products in a number of countries, including Colombia, Portugal and Germany, Clever Leaves needs to have GMP certification for its facilities. Because these certifications apply to specific manufacturing processes, conducted under specific conditions and are tied to specific facilities, if the facilities are damaged, destroyed or need to be moved, we cannot assure that the authorities will issue any certification for the new facility.

In Colombia, Clever Leaves’ cultivation operations have received GACP certification for four greenhouses, and its manufacturing facilities have received GMP certification from INVIMA. In July 2020, Clever Leaves’ Colombian postharvest and pharmaceutical extraction and manufacturing facilities received EU GMP certification. The EU GMP certification received by Clever Leaves in July 2020 covers the part of the manufacturing process that begins with the trimming of the flower at the cultivation site until packaging, which is conducted at the extraction facility in Colombia. If Clever Leaves develops a new product that requires a manufacturing process not included in the company’s existing EU GMP certification, it must request for an audit of the new manufacturing process and its inclusion in the existing EU GMP certification. The EU GMP certification received by Clever Leaves is valid for three years, which is the maximum validity period possible, and is renewable upon assessment by EU GMP inspectors. In order to maintain its EU GMP certification, Clever Leaves is required to comply with the EU GMP Guidelines, and may be subject to visits and information request by EU GMP inspectors.

Clever Leaves’ Portuguese cultivation operations have received a provisional license from INFARMED to cultivate, import and export dried cannabis flower produced at our Portuguese cultivation site. While provisional, the license provides our Portuguese operations similar rights and qualifications as a definitive license, including the ability to conduct commercial operations. Clever Leaves’ German distribution business, IQANNA, has applied for a wholesaler dealer license with GDP certification and an import-manufacture license with EU GMP certification to bring cannabis extracts to the market issued by the Darmstadt Regional Council (Regierungspäsidium) and expects to apply for a narcotics license to sell cannabis products in Europe issued by the medical drug regulator BfArM. We cannot assure you that the authorities will issue, modify, extend or renew any certification, accreditation, license or quota, or if it is modified, that it will be modified as requested or, if it is extended or renewed, that it will be extended or renewed on the same or similar terms as initially granted. In addition, our failure to maintain GMP certification could impair or halt Clever Leaves’ ability to distribute cannabis products in a jurisdiction that requires GMP certification.

Failure to comply with the requirements of a license, certification, quota or accreditation or any failure to maintain a license, certification, quota or accreditation could have a material adverse impact on our business, financial condition and operating results and, in the extreme case, require us to discontinue operations. If the costs of complying with these regulations are substantial such that our investments are not profitable, or we are otherwise unable to comply with these regulations, we may be required to curtail or cease operations.

The current outbreak of the novel coronavirus, or COVID-19, has caused severe disruptions in the global economy and to Clever Leaves’ business, and may have an adverse impact on Clever Leaves’ performance and results of operations.

The recent outbreak of the novel coronavirus, or COVID-19, which has been declared by the World Health Organization (“WHO”) to be a “pandemic”, has spread across the globe and is impacting worldwide economic activity. COVID-19 has severely restricted the level of economic activity around the world and in all countries in which Clever Leaves or its affiliates operate. A public health epidemic, including COVID-19, or the fear of a potential pandemic, poses the risk that Clever Leaves or its employees, distributors, contractors, suppliers, and other partners may be prevented from conducting business activities for an indefinite period of time, and Clever Leaves’ customers may be prevented from purchasing Clever Leaves’ products, due to shutdowns, “stay-at-home” mandates or other preventative measures that may be requested or mandated by governmental authorities. The governments of many countries, states, cities and other geographic regions have taken preventative or protective actions, such as imposing restrictions on travel and business operations and advising or requiring individuals to limit or forego their time outside of their homes. Temporary closures of businesses have been ordered and numerous other businesses have temporarily closed voluntarily. Such actions are creating disruption in global supply chains, increasing rates of unemployment and adversely impacting many industries. The outbreak could have a continued adverse impact on economic and market conditions and trigger a period of global economic slowdown.

The effect of COVID-19 could include closures of Clever Leaves’ facilities or the facilities of Clever Leaves’ suppliers and other vendors in Clever Leaves’ supply chain and other preventive and protective measures in Clever Leaves’ supply chain. If the pandemic persists, closures or other restrictions on the conduct of business operations of Clever Leaves’ third-party manufacturers, suppliers or vendors could disrupt Clever Leaves’ supply chain.

Due to the cancellation of most air cargo flights from Colombia, Clever Leaves lost several commercial opportunities to ship its products to various geographies. As a result of disruptions in shipping, some of our customers found alternative supplies and may choose to continue with their new supplies rather than working with Clever Leaves in the future. These factors could otherwise disrupt Clever Leaves’ operations and could have an adverse effect on Clever Leaves’ business, financial condition and results of operations.

In Portugal and Germany, COVID-19 has the potential to continue to disrupt our operations. Our employees and contractors may be unable to travel to work or may be unable to work due to the effects of COVID-19, our facilities may have to be closed to comply with local regulations, infrastructure development may be delayed due to restrictions put in place to contain the spread of COVID-19 and our supply chains may continue to face issues resulting from limitations on the freedom of movement or from production closures resulting from spread of COVID-19 or legislation to contain its spread.

As a result of COVID-19, Clever Leaves has implemented remote work policies for certain employees and the effects of Clever Leaves’ remote work policies may negatively impact productivity, disrupt access to books and records, increase cybersecurity risks and disrupt Clever Leaves’ business. Clever Leaves does not yet know when our employees will be able to return to the office (although our employees in Germany and Portugal are currently permitted to work from the office on a voluntary basis with safety precautions in place). In addition, the effects of COVID-19 may delay Clever Leaves’ R&D programs and Clever Leaves’ ability to execute on certain of its strategic plans which could include recruiting senior management professionals, construction, R&D, new product launches, new market expansions, acquisitions and access to capital. Future GMP inspections or certifications for new product capabilities could be delayed due to restrictions on travel. Our licensing in Portugal, Germany or other jurisdictions, could also be delayed if regulators are directed to focus on the health emergency instead of licensing activities as a result of an inability to conduct inspections or if a COVID-19 outbreak impacts the regulator in any other way. So long as measures to combat COVID-19 stay in effect, Clever Leaves expects COVID-19 to negatively affect its results of operations. The global impact of COVID-19 continues to evolve rapidly, and the extent of its effect on Clever Leaves’ operational and financial performance will depend on future developments, which are highly uncertain, including the duration, scope and severity of the pandemic, the actions taken to contain or mitigate its impact, and the direct and indirect economic effects of the pandemic and related containment measures, among others.

Even after the pandemic subsides, Clever Leaves’ businesses could also be negatively impacted should the effects of COVID-19 lead to changes in consumer behavior, including as a result of a decline in discretionary spending, or changed priorities for regulators worldwide, which may slow efforts to legalize and prudently regulate cannabis in many countries. During the past year, financial conditions for the cannabis industry have faced increased volatility even prior to COVID-19. Moreover, future events could cause global financial conditions to suddenly and rapidly destabilize, and governmental authorities may have limited resources to respond to such future crises. Future crises may be precipitated by any number of causes, including natural disasters, geopolitical instability, changes to energy prices or sovereign defaults. Any sudden or rapid destabilization of global economic conditions could negatively impact Clever Leaves’ ability to obtain equity or debt financing or make other suitable arrangements to finance Clever Leaves’ projects. If increased levels of volatility continue, there is a rapid destabilization of global economic conditions or a prolonged recession resulting from the pandemic, it would likely materially affect Clever Leaves’ business and the value of Holdco’s common shares.

Significant interruptions in our access to certain supply chains may impair our cannabis growing operations.

We intend to maintain a full supply chain for the provision of Clever Leaves’ products and services to the regulated cannabis industry. Clever Leaves’ business is dependent on a number of key inputs and their related costs (certain of which are sourced in other countries and on different continents), including transportation, raw materials, supplies and equipment related to its growing operations, as well as electricity, water and other local utilities.

Furthermore, due to the fast evolving and at times uncertain regulatory landscape for cannabis in the countries where Clever Leaves does business, Clever Leaves’ third-party suppliers, manufacturers and contractors may elect, at any time, to decline or withdraw services necessary for Clever Leaves’ operations. Any significant interruption, price increase or negative change in the availability or economics of the supply chain for key inputs and, in particular, rising or volatile energy costs could curtail or preclude Clever Leaves’ ability to continue production and materially impact its business, financial condition and results of operations. In addition, Clever Leaves’ operations would be significantly affected by a prolonged power outage. Loss of Clever Leaves’ suppliers, service providers or distributors would have a material adverse effect on its business and operational results. Disruption of Clever Leaves’ manufacturing and distribution operations could adversely affect inventory supplies and its ability to meet product delivery deadlines.

Clever Leaves’ ability to compete and grow cannabis is dependent on it having access, at a reasonable cost and in a timely manner, to skilled labor, equipment, parts and components. No assurances can be given that we will be successful in maintaining Clever Leaves’ required supply of labor, equipment, parts and components.

We may fail to export for sale as many cannabinoids products as we expect, which could have a negative adverse effect on our business plan and profitability.

Clever Leaves’ success depends on its ability to attract and retain customers, but it faces competition in obtaining customers for its cannabis materials and products. Clever Leaves faces competition in obtaining customers for its cannabis materials and products. Clever Leaves’ success depends on its ability to attract and retain customers and distributors. There are many factors that could impact Clever Leaves’ ability to attract and retain customers and distributors, including its ability to successfully complete on the basis of price, continually produce desirable and effective products that are superior to others in the market, the successful implementation of its customer acquisition plan and the continued growth in the aggregate number of potential customers. Competition for customers may result in increasing Clever Leaves’ costs while also lowering the market prices for its products, and reduce its profitability. If we are not successful in attracting and retaining customers, we may fail to be competitive or achieve profitability or sustain over time

As a result of changing customer preferences, many products attain financial success for a limited period of time. Even if we are successful in introducing new products or developing Clever Leaves’ current products, a failure to gain consumer acceptance or to update products with compelling attributes could cause a decline in our products’ popularity that could reduce revenues and harm our business, operating results and financial condition. Failure to introduce new products or product types and to achieve and sustain market acceptance could result in our being unable to meet consumer preferences and generate revenue, which would have a material adverse effect on our profitability and financial results from operations.

Some competitors may also have significantly greater financial resources than us. We can provide no assurance that we will be able to successfully compete against these other companies.

We could be adversely affected by the loss of one or more key executives or by an inability to attract and retain qualified personnel.

Our success will depend on our ability to retain the services of Clever Leaves’ existing key executives and to attract and retain additional qualified personnel in the future. Qualified individuals are in high demand and we may incur significant costs to attract and retain them. Clever Leaves’ General Counsel recently left and its current Chief Financial Officer is expected to leave the company to pursue other opportunities. In August 2020, Mr. Kastin was appointed as Clever Leaves’ General Counsel and Corporate Secretary, and Clever Leaves is in the process of identifying a new Chief Financial Officer. The loss of the services of any of Clever Leaves’ key executives or the inability to hire and retain other highly qualified personnel in the future could adversely affect our ability to conduct or grow our business. This risk may be particularly acute for Clever Leaves relative to some of its competitors because some of Clever Leaves’ senior executives work in countries where they are not citizens and work permit and immigration issues could adversely affect the ability to retain or hire key persons. Clever Leaves does not, and Holdco does not intend to, maintain key person life insurance policies with respect to our employees.

We may have difficulty conducting business with banks and other financial institutions.

Financial transactions involving proceeds generated by illegal cannabis-related conduct can form the basis for prosecution under the anti-money laundering laws in many jurisdictions, as well as the unlicensed money transmitter statute and the Bank Secrecy Act.

Because cannabis sales, use or possession are highly regulated or prohibited in most countries, banks in the United States and many other countries will not accept for deposit funds from businesses involved with cannabis or facilitate transactions, due mostly to concerns related to anti-money laundering laws, or may accept funds for deposit but will not allow international transactions or certain domestic payments. This is the case even if the cannabis business is compliant with applicable law. As a result, businesses engaged in the cannabis industry often have difficulty finding a bank or other financial institution willing to accept their deposits or enter into financial transactions, including loans. The loss of a bank account, due for example to shifting risk sensibilities within the bank, or an inability to open a bank account or obtain a credit facility in certain jurisdictions may make it difficult for Clever Leaves to operate and for potential customers, suppliers and partners to do business with Clever Leaves, and may raise the cost and burden of banking for Clever Leaves. This may also require Clever Leaves to retain unusually large amounts of cash, making Clever Leaves susceptible to the risk of theft and other criminal activity. A loss of any material amount of cash would have a material adverse effect on our financial condition and results of operations.

In February 2014, the Financial Crimes Enforcement Network bureau of the U.S. Treasury Department issued guidance (which is not law in the United States) with respect to financial institutions providing banking services to cannabis businesses, including burdensome due diligence expectations and reporting requirements. That guidance does not provide any safe harbors or legal defenses from examination or regulatory or criminal enforcement actions by the Department of Justice or other federal regulators. Thus, most banks and other financial institutions in the U.S. do not appear to be comfortable providing banking services to cannabis-related businesses, or relying on this guidance, which can be amended or revoked at any time. In addition to the foregoing, banks may refuse to process debit card payments and credit card companies generally refuse to process credit card payments for cannabis-related businesses. As a result, we may have limited or no access to banking or other financial services in the U.S. In addition, federal money laundering statutes and the U.S. Bank Secrecy Act regulations discourage financial institutions from working with any organization that sells a controlled substance, regardless of whether the state it resides in permits cannabis sales. The inability or limitation in Clever Leaves’ ability to open or maintain bank accounts, obtain other banking services and/or accept credit card and debit card payments may make it difficult for us to operate and conduct our business as planned or to operate efficiently.

Agricultural events, such as crop disease, insect infestations, volatile weather, absorption of heavy metals and other conditions, could result in substantial losses and weaken our financial results.

Clever Leaves’ business is reliant on the cultivation, processing and sale of cannabinoids, which are agricultural products. As a result, our financial results will be subject to the risks inherent to the agricultural business, such as crop disease, insect infestations, volatile weather, drought, absorption of heavy metals and similar agricultural risks, which may adversely affect supply, reduce sales volumes, increase production costs, or prevent or impair shipments. Natural elements could have a material adverse effect on the production of Clever Leaves’ cannabis products.

Environmental risks may adversely affect Clever Leaves’ business.

Cultivation and production activities may be subject to licensing requirements relating to environment regulation. Environmental legislation is evolving in such a manner that may result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. The application of environmental laws to Clever Leaves’ business may cause us to increase the costs of our cultivation, production or scientific activities. Unanticipated licensing delays can result in significant delays and cost overruns in Clever Leaves’ business and could affect our financial condition and results of operations. There can be no assurance that these delays will not occur. Prior use of pesticides at Clever Leaves’ agricultural sites, if not discovered prior to cultivation on such sites, could lead to the production of tainted and unsaleable product, which could negatively impact the results of our operations.

Lack of or inadequate insurance coverage may adversely affect our financial resources and prospects.

Crop insurance is generally not available to cannabis companies, and if it becomes available, it may not be available at commercially reasonable prices. In addition, non-agricultural insurance coverages, including directors’ and officers’ insurance, while generally available to cannabis companies, are often not available at commercially reasonable prices. There can be no assurance that we will have appropriate insurance in place sufficient to cover events that may occur, the amount of liabilities we may incur or claims to which we may become subject. If commercially reasonable insurance coverage is unavailable or insufficient to cover any such claims, our financial resources and prospects could be adversely affected.

We may be subject to risks related to our information technology systems, including the risk that we may be the subject of a cyber-attack.

We have entered into agreements with third parties for hardware, software, telecommunications and other information technology (“IT”) services in connection with our operations. Our operations depend, in part, on how well we and our vendors protect networks, equipment, IT systems and software against damage from a number of threats, including, but not limited to, cable cuts, damage to physical plants, natural disasters, intentional damage and destruction, fire, power loss, hacking, computer viruses, vandalism, theft, malware, ransomware and phishing attacks. Any of these and other events could result in IT system failures, delays or increases in capital expenses. Our operations also depend on the timely maintenance, upgrade and replacement of networks, equipment and IT systems and software, as well as preemptive expenses to mitigate the risks of failures. The failure of IT systems or a component of IT systems could, depending on the nature of any such failure, adversely impact our reputation and results of operations.

As cyber threats continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any information security vulnerabilities. While we have implemented security resources to protect our data security and information technology systems, such measures may not prevent such events. Significant disruption to our information technology system or breaches of data security could have a material adverse effect on our business, financial condition and results of operations.

Risks related to Clever Leaves’ international activities may adversely affect our business.

Governments in certain jurisdictions intervene in their economies, sometimes frequently, and occasionally make significant changes in policies and regulations. Changes, if any, in the cannabis industry or shifts in political attitude in the countries in which Clever Leaves operates may adversely affect its profitability. Operations may be affected in varying degrees by government regulations with respect to, but not limited to, restrictions on production, price controls, export controls, currency remittance, importation of product and supplies, income and other taxes, royalties, access to banking, the repatriation of profits, expropriation of property, foreign investment, maintenance of concessions, licenses, approvals and permits, environmental matters, land use, land claims of local people, water use and workplace safety. Failure to comply strictly with applicable laws, regulations and local practices could result in potential criminal liability, loss, reduction or expropriation of licenses, or the imposition of additional local or foreign parties as joint venture partners with carried or other interests.

Clever Leaves and its business are subject to additional risks as a result of international operations.

Clever Leaves’ international operations and marketing initiatives expose it and its representatives, agents and distributors to risks inherent to operating in foreign jurisdictions that could materially adversely affect its operations and financial position. These risks include (i) country-specific taxation policies, (ii) imposition of additional foreign governmental controls or regulations, (iii) export and import and permits license requirements, (iv) changes in tariffs and other trade restrictions and (v) complexity of collecting receivables and managing cash receipts in a foreign jurisdiction.

Moreover, applicable agreements relating to business in foreign jurisdictions are governed by foreign laws and are subject to dispute resolution in the courts of, or through arbitration proceedings in, the country or region in which the parties are located or another jurisdiction agreed upon by the parties. We cannot accurately predict whether such fora will provide an effective and efficient means of resolving disputes that may arise in the future. Even if we obtain a satisfactory decision through arbitration or a court proceeding, we could have difficulty in enforcing any award or judgment on a timely basis or at all.

Clever Leaves is constrained by law in its ability to market its products in certain jurisdictions.

The development of our business and operating results may be hindered by applicable restrictions on sales and marketing activities imposed by regulatory bodies. The regulatory environment in certain jurisdictions limits Clever Leaves’ ability to compete for market share in a manner similar to other less-regulated industries. If we are unable to effectively market our products and compete for market share, or if the costs of compliance with government legislation and regulation cannot be absorbed through increased selling prices for our products, our sales and results of operations could be adversely affected. Also, even when fully compliant of local and international regulations, some countries may decide to have protectionism policies to deny or delay the importation of products coming from other countries.

Clever Leaves relies on third-party distributors to distribute its products, and those distributors may not perform their obligations.

Clever Leaves relies on third-party distributors, including pharmaceutical distributors, airlines, courier services and government agencies, and may in the future rely on other third parties, to distribute its products. Due to the perishable and premium nature of Clever Leaves’ products, we will depend on fast and efficient courier service to distribute our products. If these distributors do not successfully carry out their contractual duties, or renew their agreements following the completion of any contractual obligations, if there is any prolonged disruption, delay or interruption in the distribution of our products, such as due to COVID-19, or if these third parties damage our products, it could negatively impact our revenue from product sales and adversely affect our financial condition and results of operations. Any damage to our products, such as product spoilage, could expose us to potential product liability, damage our reputation and the reputation of our brands or otherwise harm our business. Rising costs associated with the courier services used by Clever Leaves to ship its products may also adversely impact its business and ability to operate profitably.

Clever Leaves is subject to risks from its ongoing construction projects.

Clever Leaves is subject to a number of risks in connection with the construction of facilities in Colombia and Portugal, including the availability and performance of engineers and contractors, suppliers and consultants and the receipt of required governmental approvals, licenses and permits. Any delay in the performance of any one or more of the contractors, suppliers, consultants or other persons on which Clever Leaves is dependent in connection with its construction activities, a delay in or failure to receive the required governmental approvals, licenses and permits in a timely manner or on reasonable terms, or a delay in or failure in connection with the completion and successful operation of the operational elements in connection with construction could delay or prevent the construction of the additional phases of the facilities as planned. There can be no assurance that current or future construction plans implemented by Clever Leaves will be successfully completed on time, within budget and without design defect, that the necessary personnel and equipment will be available in a timely manner or on reasonable terms to successfully complete construction projects, that Clever Leaves will be able to obtain all necessary governmental approvals, licenses and permits, or that the completion of the construction, the start-up costs and the ongoing operating costs will not be significantly higher than anticipated by Clever Leaves. Any of the foregoing factors could adversely impact our operations and financial condition.

If we are unable to protect the confidentiality of our intellectual property and proprietary information, our business could be adversely affected.

In jurisdictions where cannabinoids sales, use or possession is not legal, we may be restricted with respect to obtaining patents, trademarks and other protections from the authorities for our brands and products. As a result, Clever Leaves relies heavily on trade secret protection and confidentiality agreements to protect its intellectual property and proprietary information. Although Clever Leaves has entered into agreements with some of its employees, consultants, advisors and other third parties that contain confidentiality, non-compete, non-solicitation and invention assignment provisions, these agreements do not cover all eventualities, and they may be breached and we may not have adequate remedies for any such breach. In addition, others may independently discover or develop Clever Leaves’ intellectual property and proprietary information. If we are unable to prevent disclosure of our intellectual property and proprietary information to third parties, we may not be able to establish or maintain a competitive advantage in Clever Leaves’ markets, which could materially adversely affect our business, financial condition and results of operations.

Product recalls could adversely affect our business.

Manufacturers and distributors of products in the industries we serve are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labeling disclosure. If any of our products are recalled due to an alleged product defect, regulatory requirements or for any other reason, we could be required to incur the unexpected expense of the recall and any legal proceedings that might arise in connection with the recall. We may lose a significant amount of sales and may not be able to replace those sales at an acceptable margin or at all. In addition, a product recall may require significant management attention. Recall of products could lead to adverse publicity, decreased demand for our products and could have significant reputational and brand damage. Although Clever Leaves has detailed procedures in place for testing finished products, there can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action or lawsuits. Additionally, if any of Clever Leaves’ significant brands were subject to recall, the image of that brand and Clever Leaves could be harmed. A recall for any of the foregoing reasons could lead to decreased demand for our products and could have a material adverse effect on our results of operations and financial condition. Additionally, product recalls may lead to increased scrutiny of our operations by Colombia’s INVIMA, Portugal’s INFARMED or other the health authorities or regulatory agencies where the company operates or products are sold, requiring further management attention and potential legal fees and other expenses.

Clever Leaves’ sale of cannabinoids-related and nutraceutical products exposes it to significant product liability risks.

As a manufacturer and distributor of products designed to be consumed by humans and possibly by animals, Clever Leaves faces an inherent risk of exposure to product liability claims, regulatory action and litigation if its products are alleged to have caused significant loss or injury. In addition, the manufacture and sale of Clever Leaves’ products involve the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Previously unknown adverse reactions resulting from human or veterinary consumption of Clever Leaves’ products alone or in combination with other medications or substance could occur. Clever Leaves may be subject to various product liability claims, including, among others, that its products caused injury or illness, include inadequate instructions for use or include inadequate warnings concerning possible side effects or interactions with other substances. A product liability claim or regulatory action against Clever Leaves could result in increased costs, could adversely affect its reputation with its clients and consumers generally, and could have a material adverse effect on its business, financial condition and results of operations. There can be no assurances that Clever Leaves or Holdco will be able to obtain or maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of Clever Leaves’ potential products.

A significant failure or deterioration in Clever Leaves’ quality control systems could have a material adverse effect on its business and operating results.

The quality and safety of Clever Leaves’ products are critical to the success of its business and operations. As such, it is imperative that Clever Leaves’ (and its service providers’) quality control systems operate effectively and successfully. Quality control systems can be negatively impacted by the design of the quality control systems, the quality training programs and adherence by employees to quality control guidelines. Although Clever Leaves strives to ensure that all of its service providers have implemented and adhere to high quality control systems, any significant failure or deterioration of such quality control systems could have a material adverse effect on Clever Leaves’ business and operating results.

Clever Leaves may experience breaches of security at its facilities or loss as a result of the theft of its products.

Given the nature of Clever Leaves’ products and their lack of legal availability outside of government approved channels, as well as the concentration of inventory in its Colombian and Portuguese facilities, and despite meeting or exceeding applicable security requirements, there remains a risk of security breach as well as theft. A security breach at one of Clever Leaves’ facilities could result in a significant loss of available products, expose it to additional liability under applicable regulations and to potentially costly litigation or increase expenses relating to the resolution and future prevention of these breaches and may deter potential patients from choosing our products, any of which could have an adverse effect on our business, financial condition and results of operations.

We currently have debt and may continue incur debt in the future which involves risks that could negatively affect our business, results of operations, cash flows or liquidity.

We may pay substantial amounts of cash or incur debt, including convertible debt, to pay for investments we make in new ventures and our subsidiaries, which could adversely affect our liquidity and ability to service our debt. Incurring indebtedness would also result in increased fixed obligations, increased interest expense and could also subject us to covenants or other restrictions that would impede our ability to manage our operations. The impact of COVID-19 on our business and operations may make our ability to comply with our financial covenants more difficult.

Clever Leaves’ business is not diversified.

Larger companies have the ability to manage their risk through diversification. However, Clever Leaves currently lacks diversification, in terms of the nature of its business. Its Herbal Brands business in the U.S., a non-cannabis nutraceuticals business, generates most of Clever Leaves’ revenue currently due to the early stage nature of its cannabis business, but regardless of whether such revenues continue to represent a material portion of Clever Leaves’ total revenue, it may not provide substantial diversification benefit. As a result, we could potentially be more impacted by factors affecting the cannabinoid industry in general and us in particular than would be the case if our business was more diversified.

We may be unable to implement our business strategy.

The growth and expansion of our business is heavily dependent upon the successful implementation of our business strategy as described under the heading “Business of Clever Leaves.” There can be no assurance that we will be successful in the implementation of our business strategy. A failure to do so could have negative financial and reputational effects on us.

Foreign currency fluctuations may adversely affect our financial position, results of operations and cash flows.

Clever Leaves’ international operations make it subject to foreign currency fluctuations and inflationary pressures, which may adversely affect our financial position, results of operations and cash flows. Clever Leaves is affected by changes in exchange rates between the U.S. dollar and foreign currencies. Clever Leaves may, but does not currently, invest in foreign currency contracts to mitigate these risks, and if it elects to conduct any form of currency hedging, it may require significant financial resources to do so.

The cannabinoid industry and market are relatively new in the jurisdictions in which Clever Leaves operates, and Clever Leaves may not be successful in managing uncertainty and volatility.

The cannabis industry and market are relatively new in the jurisdictions in which Clever Leaves operates, and the industry and market may not continue to exist or grow as anticipated or Holdco may ultimately be unable to succeed in this new, highly uncertain and extremely volatile industry and market.

Competitive conditions, consumer tastes, patent requirements and spending patterns in this new industry and market are relatively unknown and may have unique circumstances that differ from existing industries and markets. Furthermore, as a result of recent and ongoing regulatory and policy changes in the veterinary and human medical and adult-use cannabis industry, the market data available is limited and unreliable. Applicable laws in certain jurisdictions prevent widespread participation and hinder market research. Therefore, in certain jurisdictions, market research and projections by Clever Leaves of estimated total retail sales, demographics, demand and similar consumer research are based on assumptions from limited and unreliable market data and generally represent the opinions of Clever Leaves’ management as of the date given. There are no assurances that this industry and market will continue to exist or grow as currently estimated or anticipated, or function and evolve in a manner consistent with management’s expectations and assumptions. Accordingly, there can be no assurance that Holdco will be capable of addressing those risks when they arise. Any event or circumstance that affects the medical cannabis industry and market could have a material adverse effect on Holdco’s business, financial condition and results of operations.

The cannabinoid industry faces strong opposition and may face similar opposition in other jurisdictions in which we operate.

Many political and social organizations oppose hemp and cannabis and their legalization, and many people, even those who support legalization, oppose the sale of hemp and cannabis in their geographies. Our business will need support from local governments, industry participants, consumers and residents to be successful. Additionally, there are large, well-funded businesses that may have a strong opposition to the cannabis industry. For example, the pharmaceutical and alcohol industries have traditionally opposed cannabis legalization. Any efforts by these or other industries opposed to cannabis would make in halting or impeding the cannabis industry could have a detrimental impact on our business.

Unfavorable scientific findings, publicity or consumer perception of the cannabinoid industry could have a material adverse effect on our business.

Clever Leaves believes that the economic viability and future regulation of the legal cannabis industry is highly dependent upon consumer perception regarding the safety, efficacy and quality of the cannabis produced. Consumer perception of cannabis products can be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention and other publicity regarding the consumption of cannabis products. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention or other research findings or publicity will be favorable to the legal cannabis market or any particular product or consistent with earlier publicity. Future research reports, findings, regulatory proceedings, litigation, media attention or other publicity that are perceived as less favorable than, or that question, earlier research reports, findings or publicity, even if inaccurate or without merit and even resulting from consumers’ improper use of legal cannabis products, could have a material adverse effect on the demand for Clever Leaves’ products and services and, correspondingly, on our business, results of operations, financial condition and cash flows.

Future clinical research studies may lead to conclusions that dispute or conflict with our understanding and belief regarding the medical benefits, viability, safety, efficacy, dosing and social acceptance of cannabis.

Research regarding the medical benefits, viability, safety, efficacy, use and social acceptance of cannabis or isolated cannabinoids (such as CBD and THC) remains in early stages. There have been relatively few clinical trials on the benefits of cannabis or isolated cannabinoids (such as CBD and THC). Although Clever Leaves believes that the articles, reports and studies support its beliefs regarding the medical benefits, viability, safety, efficacy, dosing and social acceptance of cannabis, future research and clinical trials may prove such statements to be incorrect, or could raise concerns regarding, and perceptions relating to, cannabis. Given these risks, uncertainties and assumptions, investors should not place undue reliance on such articles and reports. Future research studies and clinical trials may draw opposing conclusions to those stated herein or reach negative conclusions related to medical cannabis, which could have a material adverse effect on the demand for Clever Leaves’ products, which could result in a material adverse effect on our business, financial condition and results of operations or prospects.

Certain events or developments in the cannabinoid industry more generally may impact our reputation.

Damage to Clever Leaves’ reputation can be the result of the actual or perceived occurrence of any number of events, and could include any negative publicity, whether such publicity is accurate or not. The increased usage of social media and other web-based tools used to generate, publish and discuss user-generated content and to connect with other users has made it increasingly easier for individuals and groups to communicate and share opinions and views regarding Clever Leaves and its activities, whether true or not. Although Clever Leaves believes that it operates in a manner that is respectful to all stakeholders and that it takes pride in protecting its image and reputation, it does not ultimately have direct control over how it is perceived by others. Reputational loss may result in decreased ability to enter into new customer, distributor or supplier relationships, retain existing customers, distributors or suppliers, reduced investor confidence and access to capital, increased challenges in developing and maintaining community relations and an impediment to our overall ability to advance our projects, thereby having a material adverse effect on our financial performance, financial condition, cash flows and growth prospects.

General market conditions and other factors, including incidents involving Clever Leaves’ customers, may affect Clever Leaves’ and Holdco’s sales, profitability and overall operating results

Clever Leaves cultivates, manufactures and distributes cannabinoids products for non-pharma purposes in select markets around the world. In addition to the medical cannabinoid business, we are also engaged in the business of formulating, manufacturing, marketing, selling and otherwise commercializing homeopathic and other natural remedies, wellness products, and nutraceuticals in the United States. The global economy is experiencing substantial recessionary pressures and declines in consumer confidence that are expected to negatively impact economic growth following the COVID-19 pandemic and measures adopted by various governments to address the spread of the disease. A global recessionary economic environment may increase unemployment and underemployment, decrease salaries and wage rates or result in other market-wide cost pressures that could adversely affect demand for non-pharma products in both developed and emerging markets. In addition, growth rates in the emerging markets have moderated from previous levels. Reduced consumer spending may cause changes in Clever Leaves’ customer orders including reduced demand for Clever Leaves products, or order cancellations. The timing of placing of orders and the amounts of these orders are generally at the discretion of the Clever Leaves’ customers. Customers may cancel, reduce or postpone orders with Clever Leaves on relatively short notice. Significant cancellations, reductions or delays in orders by customers could affect Holdco’ quarterly results. It is currently anticipated that these challenging economic uncertainties will continue to affect certain of Holdco’s markets during 2020 and potentially beyond which could adversely affect Clever Leaves’ and Holdco’s sales, profitability and overall operating results.

We currently depend on a limited set of customers for a substantial portion of our revenue. If we fail to retain or expand our customer relationships or if one or more significant customers were to terminate their relationship with us or reduce their purchases, or, our revenue could decline significantly.

Our revenue could be materially and disproportionately impacted by purchasing decisions of our customers, or any other significant customer including the customers of our subsidiaries. In the future, our customers may decide to purchase less product from us than they have in the past, may alter purchasing patterns at any time with limited notice, or may decide not to continue to purchase our products at all, any of which could cause our revenue to decline materially and materially harm our financial condition and results of operations. If we are unable to diversify our customer base, we will continue to be susceptible to risks associated with customer concentration. In addition, we have granted certain product exclusivities to key customers in various geographies and that could constrain our ability to grow.

Sales of health and wellness products by our wholly owned Herbal Brands were our main source of revenue for the years ended December 31, 2019. In July 2020, General Nutrition Distribution, LP (“GNC”), currently our largest customer representing a significant portion of our revenue for the first quarter of 2020, filed for Chapter 11 bankruptcy protection. We have responded by instituting safeguards such as requiring prepayment for all sales to GNC in the near term. Despite our efforts, our revenue is likely to fluctuate materially and adversely as a result of GNC’s bankruptcy.

Fluctuations in wholesale and retail prices, including price erosion, could result in earnings volatility.

Several markets in which Clever Leaves competes have cannabis products that are subject to end market price erosion. Consequently, profitability is sensitive to fluctuations in wholesale and retail prices caused by changes in supply (which itself depends on other factors such as weather, fuel, equipment and labor costs, shipping costs, economic situation and demand), taxes, government programs and policies for the cannabis industry (including price controls and wholesale price restrictions that may be imposed by government agencies responsible for the sale of cannabis), and other market conditions, including pricing in the illicit market and the ongoing COVID-19 pandemic, all of which are factors beyond Clever Leaves’ control. Clever Leaves’ operating income may be significantly and adversely affected by a decline in the price of cannabis and will be sensitive to changes in the price of cannabis and the overall condition of the cannabis industry, as Clever Leaves’ profitability is directly related to the end market price of its cannabis products. There is currently not an established market price for cannabis and the price of cannabis is affected by numerous factors beyond Clever Leaves’ control. Any price decline may have a material adverse effect on Clever Leaves.

The legalization of adult-use, recreational cannabis may reduce sales of medical cannabis.

Legalization of the sale to adults of recreational, non-medical cannabis in any country may increase competition in the medical cannabis market. For example, it is anticipated that citizens of Canada, which has legalized commercial sales of cannabis to adults, may deter medical cannabis patients from going through the process of obtaining a prescription. We may not be able to achieve our business plan in a highly competitive market where recreational, adult-use cannabis is legal, or the market may experience a drop in the price of cannabis and cannabis products over time, decreasing our profit margins.

Clever Leaves is subject to liability arising from any fraudulent or illegal activity by its employees, contractors and consultants.

Clever Leaves is exposed to the risk that its employees, independent contractors and consultants may engage in fraudulent or other illegal activity. Misconduct by these parties could include intentional, reckless, or negligent conduct or disclosure of unauthorized activities to Clever Leaves that violate (i) government regulations, (ii) manufacturing standards, (iii) federal, state and provincial healthcare fraud and abuse laws and regulations, or (iv) laws that require the true, complete and accurate reporting of financial information or data. It is not always possible for Clever Leaves to identify and deter misconduct by its employees and other third parties, and the precautions taken by Clever Leaves to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting it from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any actions are brought against Clever Leaves, including by former employees, independent contractors and consultants, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, contractual damages, reputational harm, diminished profits and future earnings, and the curtailment of our operations, any of which would have an adverse effect on our business, financial condition and results from operations.

We may face risks from our web-based activities.

Internet websites are visible by people everywhere, not just in jurisdictions where the activities described therein are considered legal. As a result, to the extent we sell services or products via web-based links targeting only jurisdictions in which such sales or services are compliant with state law, we may face legal action in other jurisdictions that are not the intended object of any of our marketing efforts for engaging in any web-based activity that results in sales into such jurisdictions that are deemed illegal under applicable laws.

Clever Leaves could face competitive risks from synthetic cannabis.

The pharmaceutical industry and others may attempt to enter the cannabis industry and, in particular, the medical cannabis industry through the development and distribution of synthetic products that emulate the effects of and treatment provided by naturally occurring cannabis. If synthetic cannabis products are widely adopted, the widespread popularity of such synthetic cannabis products could change the demand, volume and profitability of the botanical cannabinoid industry. This could adversely affect our ability to secure long-term profitability and success through the sustainable and profitable operation of our business.

We will need to raise substantial additional funds in the future, which funds may not be available or, if available, may not be available on acceptable terms.

Designing and constructing cultivation, processing and distribution facilities, and cultivating and producing cannabinoids products is expensive. Changing circumstances may cause us to consume capital more rapidly than we currently anticipate. For example, we may incur costs for the design and construction of cultivation, processing and dispensary facilities that greatly exceed our current budget for such projects. Alternatively, we may identify opportunities to acquire additional cannabis and hemp licenses that we believe would be beneficial to us. The acquisition of such licenses, and the cost of acquiring the related cultivation, processing or distribution facilities or, if not in existence or completed, the design and construction of such facilities may require substantial capital. In such events, we may need to raise additional capital to fund the completion of any such projects.

Furthermore, the cannabis industry is in its early stages and it is likely that Clever Leaves and its competitors will seek to introduce new products in the future which may include new genetic formulations. In attempting to keep pace with any new market developments, we will need to expend significant amounts of capital in order to successfully develop and generate revenues from new products including new genetic formulations. We may also be required to obtain additional regulatory approvals from applicable authorities based on the jurisdictions in which we plan to distribute our products, which may take significant time. We may not be successful in developing effective and safe new products, bringing such products to market in time to be effectively commercialized or obtaining any required regulatory approvals, which together with capital expenditures made in the course of such product development and regulatory approval processes, may have a material adverse effect on our business, financial condition and results of operations.

We may need to raise additional funds in the future to support our operations. If we are required to secure additional financing, such additional fundraising efforts may divert our management from our day-to-day activities, and we may be required to:

•        significantly delay, scale back or discontinue the design and construction of any cultivation, processing and dispensary facilities for which we are awarded licenses; or

•        relinquish any cultivation, processing and dispensary licenses that we are awarded, or sell any cultivation, processing or distribution facilities that we are designing and constructing.

If we are required to conduct additional fundraising activities and we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may be prevented from executing upon our business plan. This would have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Federal Illegality of Cannabis in the United States

Enforcement of U.S. federal laws could negatively affect businesses involved in the cannabis industry and cause financial damage to Holdco.

Despite Clever Leaves’ absence from even the state legal cannabis markets in the United States and regardless of the federal government’s lack of criminal enforcement against state legal cannabis companies, federal prohibition can negatively affect businesses involved in the global cannabis industry for several reasons, including that businesses trafficking in, or even involved with, cannabis: have fewer banking options, making banking and other financial transactions difficult; have fewer options for capital, which is important for a company in an emerging space; have restricted intellectual property rights particularly with respect to obtaining trademarks and enforcing patents; cannot avail themselves of federal bankruptcy protection; and face fewer and generally more expensive options for insurance coverage. A change in the momentum in legalization could impact any or all of these and possibly other factors. Moreover, a significant shift to the U.S. government enforcing strictly or broadly the federal laws against cannabis could make all of those factors far worse, harm our business prospects, and theoretically threaten those not directly involved in trafficking in cannabis in the U.S. even for seemingly immaterial or remote violations of U.S. law.

Accordingly, any increased enforcement of current U.S. federal laws could cause significant financial damage to Holdco and its shareholders. While several bills in the U.S. Congress would end federal cannabis prohibition, the prospects of these bills are uncertain, and there can be no assurance that any of those or future bills will pass Congress or be signed by the President. Furthermore, we do not know exactly to what extent or how the United States will legalize cannabis, the barriers to entry to that legal market, and how U.S. legalization will impact the competitive state-legal markets.

Any of these adverse actions could have a material adverse effect on Holdco, including its reputation and ability to conduct business, its ability in the future to hold (directly or indirectly) cannabis licenses in the U.S., its stock exchange listing, its financial position, operating results, profitability or liquidity or the market price of the Holdco common shares. In addition, it is difficult to estimate the time or resources that would be needed for the investigation of any such matters or its final resolution because, in part, the time and resources that may be needed are dependent on the nature and extent of any information requested by the applicable authorities involved, and such time or resources could be substantial.

Clever Leaves’ original business plan included investing in a state-legal cannabis company. In June 2017, Clever Leaves made a minority convertible debt investment in a management company engaged to provide services to a non-profit organization provisionally licensed to own Massachusetts medical marijuana facilities. Clever Leaves also provided management and advisory services to that management company. Clever Leaves exited this investment in March 2018. To Clever Leaves’ knowledge, neither at the time of its exit from the investment nor up to present the start-up company has not launched any business operations or sales or completed its licensing process to commence operations. Clever Leaves made this investment through two subsidiaries, one of which has since been dissolved and the other of which Clever Leaves spun off. Clever Leaves’ business plan and mission have evolved substantially from 2017 and require compliance with all applicable laws

Clever Leaves intends to import CBD into the U.S. for research and development, in compliance with U.S. law, and eventually to commercialize products containing CBD, also in compliance with all applicable laws. Clever Leaves acknowledges that the legality of products with CBD and the enforcement of laws on that subject are evolving. That regulatory uncertainty could cause Clever Leaves to wait longer than ideal to enter that market or to misinterpret the evolving law to permit a product to which a federal agency, such as the FDA, objects.

If we were to experience a bankruptcy, there is no guarantee that U.S. federal bankruptcy protections would be available to us.

Because the use of cannabis is illegal under U.S. federal law, courts have refused to extend federal bankruptcy protection to businesses with any cannabis related assets, thus making it very difficult for lenders to recoup their investments in the cannabis industry in the event of a bankruptcy. If we were to experience a bankruptcy, there is no guarantee that U.S. federal bankruptcy protections would be available to us, which would have a material adverse effect.

We may face difficulties in enforcing our contracts in U.S. federal and certain state courts.

Because certain of Clever Leaves’ contracts involve cannabis and other activities that are not legal under U.S. federal law and in some jurisdictions, we may face difficulties in enforcing our contracts in U.S. federal and certain state courts.

Clever Leaves’ wholly owned U.S. subsidiary, Herbal Brands, is a nutraceutical company with a business that carries non-cannabis reputational, regulatory and financial risks.

Herbal Brands, which has been operating for 30 years, sells nutraceutical and personal health and wellness products.

Nutraceutical products, including those used for detox, can attract public scrutiny. Unfavorable publicity or consumer perception of our products and any similar products distributed by other companies could have a material adverse effect on our business. The nutritional supplements market is highly dependent upon consumer perception regarding the safety, efficacy and quality of nutritional supplements. Consumer perception of Clever Leaves’ products can be significantly influenced by scientific research and findings, as well as by national media attention and other publicity regarding the consumption of nutritional supplements. There can be no assurance that future research or publicity will be favorable to the nutritional supplements market or any product in particular, or consistent with earlier publicity. Clever Leaves’ dependence on consumer perception means that any adverse reports, findings or publicity, whether or not accurate or with merit, could have a material adverse effect on the demand for our products and on our results of operations, cash flow and financial condition.

The manufacturing, packaging, labeling, advertising, sale and distribution of Clever Leaves’ products are subject to federal laws and regulations by one or more federal agencies, including, in the U.S., the FDA, the Federal Trade Commission (the “FTC”), the Consumer Product Safety Commission and the USDA. These activities are also regulated by various state, local and international laws and agencies of the states, localities and countries in which Clever Leaves’ products are sold. For instance, the FDA regulates, among other things, the composition, safety, labeling and marketing of dietary supplements (including vitamins, minerals, herbs and other dietary ingredients for human use). Government regulations may prevent or delay the introduction, or require the reformulation, of Clever Leaves’ products, which could result in lost revenues, increased costs and delay our expansion into new international markets.

The FDA may determine that a particular dietary supplement or ingredient is adulterated or misbranded or both, and may determine that a particular claim or statement of nutritional support that we make to support the marketing of a dietary supplement is an impermissible drug claim, or is an unauthorized version of a “health claim.” The FDA or the FTC may also determine that a particular claim made for our products is not substantiated. Determining whether a claim is improper frequently involves a degree of subjectivity by the regulatory agency or individual regulator. Any of these determinations by the FDA could prevent us from marketing that particular dietary supplement product, or making certain claims for that product. The FDA could also require us to remove a particular product from the market. Any future recall or removal would result in additional costs to us, including lost revenues from any product that we are required to remove from the market, which could be material. Any product recalls or removals could also lead to liability, substantial costs and reduced growth prospects.

Additionally, the nutraceutical industry is extremely competitive. Some of Clever Leaves’ competitors have greater financial and other resources than we do, and one or more of these competitors could use their greater resources to gain market share at our expense. The nutritional products market includes international, national, regional and local producers and distributors, many of whom have substantially greater production, financial, research and development, personnel and marketing resources than we do, and many of whom offer a greater variety of products. In addition, we compete for supply of raw materials, and significant interruptions in our access to certain supply chains may impair our operations.

As a result, each of these companies could compete more aggressively and sustain that competition over a longer period of time than we could. Our lack of resources relative to our significant competitors may cause us to fail to anticipate or respond adequately to development of new products and changing consumer demands and preferences or may cause us to experience significant delays in obtaining or introducing new or enhanced products. These failures or delays could reduce our competitiveness and cause a decline in our market share and sales. Increased competition in our industry could result in price reductions, reduced gross profit margin or loss of market share, any of which could have a material effect on our business, results of operations and financial condition.

While Clever Leaves has no U.S. cannabis operations, the United States has barred non-U.S. citizens involved with U.S. cannabis operations, even as investors, and confusion about Clever Leaves operations could arise in the immigration context.

Although cannabis use and sale is legal and regulated in numerous U.S. states, individuals who are not U.S. residents and are employed or involved with U.S. licensed cannabis companies could be denied entry or face lifetime bans from the U.S. for their involvement with such companies. While Clever Leaves has no U.S. cannabis operations, confusion around this U.S. policy and Clever Leaves’ business could, at least temporarily, threaten the ability of non-U.S. citizen involved with Clever Leaves to enter the U.S. to perform work for the company.

Risks Related to Clever Leaves’ Operations in Colombia

We may be subject to emerging market risks.

Emerging market investment generally poses a greater degree of risk than investment in more mature market economies because the economies in the developing world are more susceptible to destabilization resulting from domestic and international developments.

Colombia has a history of economic instability and crises (such as inflation or recession). While there is current political instability, laws and regulations are subject to change in the future and could adversely affect our business, financial condition and results of operations.

In particular, fluctuations in the Colombian economy and actions adopted by the government of Colombia have had and may continue to have a significant impact on companies operating in Colombia. Specifically, we may be affected by inflation, foreign currency fluctuations, regulatory policies, business and tax regulations and, in general, by the political, social and economic scenarios in Colombia and in other countries that may affect Colombia.

Global or regional economic crises could negatively affect investor confidence in emerging markets or the economies of the principal countries in Latin America, including Colombia. A significant decline in economic growth or a sustained economic downturn for any of Colombia’s major trading partners (in particular, the EU, the U.S., China and other Latin American countries) could have a material adverse impact on the balance of trade and remittances, resulting in lower economic growth. Deterioration in the economic and political situation in neighboring countries could adversely affect the economy and cause instability in Colombia by disrupting their diplomatic or commercial relationships with neighboring countries. Any future tensions may cause political and economic uncertainty, instability, market volatility, low confidence levels and higher risk aversion by investors and market participants that may negatively affect economic activity in Colombia. Such events could materially and adversely affect our business, financial condition and results of operations.

Regulation of the cannabis industry in Colombia is recent, and the Colombian government may not encourage the cannabis industry.

Licenses to, (i) produce, sell and export cannabis derivatives, (ii) use seeds for planting, (iii) cultivate high-THC cannabis and (iv) cultivate low-THC cannabis. First licenses to produce, sell and export cannabis derivates have been issued since 2016, while the issuances of the other licenses began in the second half of 2017. On November 22, 2019, the regulatory body empowered to issue such licenses was changed from the Ministry of Health and Social Protection to INVIMA. We do not yet know the impact of this change and we do not know whether additional regulations will be issued increasing or lessening the requirements for the issuance of such licenses, modifying related requirements or imposing additional conditions. These laws and regulations could further change, or could be interpreted, in a manner that could materially and adversely affect us.

The President of the Republic of Colombia took office on August 7, 2018 for a period of four years, and members of Congress took office on July 20, 2018, also for a period of four years. Since taking office, the President and members of the Congress have exhibited some antagonistic positions with respect to the cannabis industry, which could result in burdensome cannabis legislation that could negatively impact our business, results of operations and financial condition. Even with political support, there still is the challenge of building institutional capabilities to manage the cannabinoid industry and complying with legal terms and deadlines for issuing licenses and other permits.

The occurrence of certain “causes for license termination” conditions could terminate Clever Leaves’ cannabis licenses in Colombia.

Clever Leaves has been granted certain cannabis licenses in Colombia. Colombian law establishes certain “dissolving” conditions, the occurrence of which could allow the authority who granted a cannabis license to terminate it. The following are the dissolving conditions currently established in the legislation in relation to the licenses: (i) not correcting administrative or operative failures identified by the supervising authorities within the term established by such authorities; (ii) failure to comply with the security protocol established in the technical regulations of Decree 613 of 2017; (iii) exceeding the maximum authorized quota for each period; (iv) carrying out promotion or publicity through media, social media, flyers or any other media regarding seeds for planting, cannabis plants, cannabis and derivatives, with the exception of academic or scientific events; (v) not initiating the authorized activities after six months counted as of the quota’s allocation by the Technical Group of Quotas, or as of the granting of the license to use seeds for planting; (vi) failure to request the modification of the license within 30 calendar days following the occurrence of any of these events: (a) modifications in the legal representation of the licensee; (b) modifications regarding ownership, possession or tenancy of the land or authorized properties to perform the activities established in the license; and/or (c) modifications in the contractor, entity or individual, that provides services to the licensee in relation to the activities authorized in the license; (vi) prevent, obstruct or refuse to allow access by the authorities for the exercise of administrative and operational control; (vii) performing transactions involving seeds for planting, cannabis plants, cannabis or cannabis derivatives with individuals or entities that do not have a license or registration before the

National Narcotics Fund in the case of cannabis derivatives; (viii) using the seeds for planting, the cannabis plant, the cannabis or its derivatives for purposes that are not scientific or medicinal, or carrying out activities not contemplated in the license; (ix) it is determined that the authorized domicile does not exist, is in a state of abandonment or is not in operation; (x) there is indication of falsifying, altering or omitting the supports that endorse cannabis records and movements in the platform, or other means while it is operating; (xi) the documents filed before control authorities are falsified or altered; (xii) when verified that the licensee in the case of an individual, or the legal representative of the licensee in the case of an entity, has been declared criminally liable for drug trafficking and related crimes, after the respective license has been issued; and (xiii) the non-payment of the annual fees relating to surveillance.

Causes for license termination must be officially declared by the authority, after opening an administrative proceeding for the licensee to defend its actions, and can only be applied according to the general principles of administrative law, especially due process, right of defense and proportionality between the sanctions and the sanctioned behavior.

The identity and background of Clever Leaves’ legal representatives are important for its cannabis licenses.

Colombian legislation gives special attention to the identification and background of the legal representatives of licensees. Licensees must file a declaration of the legality of the proceeds of the legal representatives. Furthermore, the Colombian government must be notified of any appointment of a new legal representative within 30 days as of such appointment, and authorized by the corresponding ministry. Failing to provide such notice, or any declaration that a legal representative is criminally liable for drug trafficking or related crimes, after having issued a cannabis license, are dissolving conditions that may result in the termination of our license to produce cannabis derivatives, use seeds for planting or produce high- or low-THC cannabis. This places a large amount of risk for Clever Leaves on a single individual.

Colombian legislation contains various security requirements.

Clever Leaves’ operations and facilities must comply with the security conditions established in Colombian legislation, including, among others, a security protocol with an integral security plan and risk analysis. Any breach of the security protocol is a dissolving condition that may result in the termination of Clever Leaves’ license to produce cannabis derivatives, use seeds for planting or produce high-THC cannabis or hemp.

Circumstances that affect the land may impact Clever Leaves’ cannabis licenses.

Licenses to produce cannabis or hemp derivatives, use seeds for planting or produce high-THC cannabis or hemp refer to an identified real property (usually by indicating its land registry number). Certain circumstances that affect the ownership of the land or the agreement for the use of the land by the licensee could therefore affect the cannabis or hemp license itself, even requiring termination of such license. In addition, a separate license must be obtained from the competent authorities with respect to any plan to use a different property in order to develop cannabis or hemp-related activities. Clever Leaves’ cannabis and hemp licenses may require modification due to circumstances affecting the land. We cannot provide assurance that any such modifications or new licenses can be obtained in a timely manner or at all.

Financing the cannabinoid industry in Colombia is uncertain.

Financing of the cannabinoid industry in Colombia has been performed primarily through equity investments rather than through debt financing. Debt financing has been limited for several reasons, including that financial institutions are uninformed about the legality of these activities, their internal policies do not allow them to lend for the purpose of developing cannabis or related activities even where legal, and they see risks in financing recently permitted activities. We do not know if, how, or when the market for financing these activities will develop.

We may be subject to operational risks in Colombia.

Operations in Colombia are subject to risk due to the potential for social, political, economic, legal and fiscal instability. The government in Colombia faces ongoing problems, including but not limited to inflation, unemployment and inequitable income distribution. Colombia is also home to South America’s largest and longest running insurgency and portions of the countryside may be under guerrilla influence. In addition, Colombia experiences narcotics-related violence, a prevalence of kidnapping and extortionist activities and civil unrest in certain areas of the country. Such instability may require Clever Leaves to suspend operations on its properties. Other risks may involve matters arising out of the evolving laws and policies in Colombia, any future imposition of special taxes or similar charges, as well as foreign exchange fluctuations and currency convertibility and controls, the unenforceability of contractual rights or the taking or nationalization of property without fair compensation, restrictions on the use of expatriates in our operations or other matters. Clever Leaves also bears the risk that changes can occur in the government of Colombia and a new government may void or change the laws and regulations that it is relying upon.

Currently there are no restrictions on the repatriation from Colombia of earnings to foreign entities and Colombia has never imposed such restrictions. However, there can be no assurance that restrictions on repatriation of earnings from Colombia will not be imposed in the future. Exchange control regulations require that any proceeds in foreign currency originated on exports of goods from Colombia be repatriated to Colombia. However, purchase of foreign currency is allowed through any Colombian authorized financial entities for purposes of payments to foreign suppliers, repayment of foreign debt, payment of dividends to foreign shareholders and other foreign expenses.

Clever Leaves´ Colombian operations may face social risks such as strikes, organized communities being against the presence of the company in one or more locations of the country and initiations legal proceedings or similar that may affect the operations and could cause significant investments in building social acceptance or changing the operations to a different location. During the last decade, Colombia has had significant strikes that in some cases affected the transportation of goods and citizens and agricultural production at a national level.

Colombia has experienced several periods of violence and instability that could affect the economy and Clever Leaves.

Colombia has experienced periods of criminal violence over the past four decades, primarily due to the activities of guerilla groups and drug cartels. Despite the peace treaty between the Colombian government and the Revolutionary Armed Forces of Colombia (Fuerzas Armadas Revolucionarias de Colombia or FARC), a lasting decrease in violence or drug-related crime in Colombia or the successful integration of former guerilla members into Colombian society may not be achieved. In 2018, the Colombian government suspended the peace negotiations with the National Liberation Army (Ejército de Liberación Nacional or ELN) and, in 2019, a minority group of dissidents of the peace process with FARC announced their return to illegal activities. Violence incidents could create a security risk for our key employees in Colombia and require them to leave the country. An escalation of violence or drug-related crime may have a negative impact on the Colombian economy and on us.

Allegations of corruption against the Colombian government, politicians and private industry could create economic and political uncertainty and could expose us to additional credit risk.

Allegations of corruption against the Colombian government, at the national or local level, politicians and private industry could create economic and political uncertainty should the investigations triggered by these cases reach conclusions or result in further allegations or findings of illicit conduct committed by the accused parties. Furthermore, proven or alleged wrongdoings could have adverse effects on the political stability in Colombia and the Colombian economy. These adverse political and economic effects may negatively impact our business, including by depressing business volumes, reducing our ability to recover amounts we have loaned to persons or projects involved in illicit or allegedly illicit conduct and harming our reputation.

Colombia has experienced significant inflation.

Colombia has in the past experienced double-digit rates of inflation. If Colombia experiences substantial inflation in the future, our costs in Colombian peso terms will increase significantly, subject to movements in applicable exchange rates. Inflationary pressures may also curtail our ability to access global financial markets in the longer term and our ability to fund planned capital expenditures, and could materially adversely affect our business, financial condition and results of operations. The Colombian government’s response to inflation or other significant macro-economic pressures may include the introduction of policies or other measures that could increase our costs, reduce operating margins and materially adversely affect our business, financial condition and results of operations.

Decreases in the growth rate of the economy, periods of negative growth, increases in inflation, changes in policy or future judicial interpretations of policies involving exchange controls and other matters such as currency depreciation, inflation, interest rates, taxation, banking laws and regulations and other political or economic developments in Colombia may affect the overall business environment and may in turn negatively affect our financial condition and results of operations.

The Colombian government has historically exercised substantial influence on its economy, and it is likely to continue to implement policies that will have an important impact on our business and results of operations, market conditions and prices and rates of return on securities of local issuers. Potential changes in laws, public policies and regulations may cause instability and volatility in Colombia.

Future developments in government policies could negatively affect our business and financial condition. Downgrades in Colombia’s investment grade credit ratings, or the failure of Colombia to maintain ratings, could increase our financing costs and adversely affect our results of operation and financial condition.

Additional tax liabilities in Colombia resulting from changes to tax regulations or the interpretation thereof could adversely affect our consolidated results.

Uncertainty relating to tax legislation poses a constant risk to Clever Leaves. Changes in legislation, regulation and jurisprudence can affect tax burdens by increasing tax rates and fees, creating new taxes, limiting deductions and exemptions, and eliminating incentives and non-taxed income. Notably, the Colombian government has significant fiscal deficits that may result in future tax increases. Higher taxes could negatively affect our results of operations and cash flow. In addition, national or local taxing authorities may not interpret tax regulations in the same way that we do. Differing interpretations could result in future tax litigation and associated costs.

Exchange rate fluctuations may adversely affect the Colombian economy and our results.

Colombia has adopted a floating exchange rate system. The Central Bank maintains the power to intervene in the exchange market in order to consolidate or dispose of international reserves, and to control any volatility in the exchange rate. From time to time, including during 2019, there have been significant fluctuations in the exchange rate between the Colombian peso and the U.S. dollar. Unforeseen events in the international markets, fluctuations in interest rates, volatility of the oil price in the international markets or changes in capital flows may cause exchange rate instability that could generate sharp movements in the value of the peso. Because a portion of Clever Leaves’ assets and liabilities are denominated in, or indexed to, foreign currencies, especially the U.S. dollar and Canadian dollar, sharp movements in exchange rates may negatively impact our results.

Increases in labor benefits, union disputes, strikes and other labor-related disturbances may adversely affect us.

We operate in a labor-intensive industry that is subject to the effects of instabilities in the labor market, including strikes, work stoppages, protests, lawsuits and changes in employment regulations, increases in wages, controversies regarding salary and labor allowances and the establishment of collective bargaining agreements that, individually or in the aggregate, could adversely affect us.

FORWARD-LOOKING STATEMENTS

Holdco, Clever Leaves and SAMA believe that some of the information in this proxy statement/prospectus constitutes forward-looking statements. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•        discuss future expectations;

•        contain projections of future results of operations or financial condition; or

•        state other “forward-looking” information.

Holdco, Clever Leaves and SAMA believe it is important to communicate their expectations to their security holders. However, there may be events in the future that they are not able to predict accurately or over which they have no control. The risk factors and cautionary language discussed in this proxy statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by Holdco, Clever Leaves and SAMA in such forward-looking statements, including among other things:

•        the number and percentage of SAMA’s public stockholders voting against the Business Combination Proposal and/or seeking redemption;

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•        Holdco’s ability to satisfy the listing criteria of the Nasdaq Capital Market and to maintain the listing of its securities on the Nasdaq Capital Market following the Business Combination;

•        changes adversely affecting the business in which Clever Leaves is engaged;

•        management of growth;

•        general economic conditions;

•        Clever Leaves’ business strategy and plans; and

•        the result of future financing efforts.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus.

All forward-looking statements included herein attributable to any of Clever Leaves or SAMA or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Holdco, Clever Leaves and SAMA undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

Before a stockholder grants its proxy or instructs how its vote should be cast or vote on the Business Combination Proposal, the Incentive Award Plan Proposal, the Earnout Award Plan Proposal or the Adjournment Proposal, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect Holdco, Clever Leaves and/or SAMA.

THE SPECIAL MEETING OF SAMA STOCKHOLDERS

The SAMA Special Meeting

SAMA is furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by SAMA’s board of directors for use at the special meeting of stockholders to be held on              , 2020, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to SAMA’s stockholders on or about               , 2020. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting of stockholders.

Date, Time and Place of the Special Meeting

The special meeting of stockholders will be held at 11:00 a.m., Eastern time, on              , 2020, at the offices of Greenberg Traurig, LLP, located at 1750 Tysons Boulevard, Suite 1000, McLean, VA 22102, or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals set forth in this proxy statement/prospectus.

Purpose of the Special Meeting

At the special meeting of stockholders, SAMA will ask its stockholders to vote in favor of the following proposals:

•        The Business Combination Proposal — a proposal to approve and adopt the Business Combination Agreement and the Business Combination.

•        The Incentive Award Plan Proposal — a proposal to approve and adopt the 2020 Plan and the material terms thereunder.

•        The Earnout Award Plan Proposal — a proposal to approve and adopt the Earnout Plan and the material terms thereunder.

•        The Adjournment Proposal — a proposal to adjourn the special meeting of stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting of stockholders, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or if public stockholders have elected to redeem an amount of public shares such that the Minimum Cash Condition would not be satisfied.

Recommendation of the SAMA Board of Directors

SAMA’s board of directors believes that each of the Business Combination Proposal, the Incentive Award Plan Proposal, the Earnout Award Plan Proposal and the Adjournment Proposal to be presented at the special meeting of stockholders is in the best interests of SAMA and SAMA’s stockholders and unanimously recommends that SAMA’s stockholders vote “FOR” each of the proposals.

When you consider the recommendation of SAMA’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that certain of SAMA’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•        the beneficial ownership of the Sponsor and certain of SAMA’s directors and officers of an aggregate of 3,250,000 founder shares, which shares would become worthless if SAMA does not complete a business combination within the applicable time period, as the initial stockholders have waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $        , based on the closing price of the SAMA common stock of $        on Nasdaq on              , 2020, the record date for the special meeting of stockholders;

•        the beneficial ownership of the Sponsor and certain of SAMA’s directors and officers of an aggregate of 4,150,000 private placement warrants, which warrants would expire and become worthless if SAMA does not complete a business combination within the applicable time period. Such warrants have an aggregate market value of approximately $        , based on the closing price of the public warrants of $        on Nasdaq on              , 2020, the record date for the special meeting of stockholders;

•        SAMA’s directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them on SAMA’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the trust account, unless a business combination is consummated;

•        the potential continuation of Gary M. Julien, one of SAMA’s directors, as a director of Holdco following the consummation of the Business Combination; and

•        the continued indemnification of current directors and officers of SAMA and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the special meeting of stockholders if you owned shares of SAMA common stock at the close of business on               , 2020, which is the record date for the special meeting of stockholders. You are entitled to one vote for each share of SAMA common stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 16,215,132 shares of SAMA common stock outstanding, of which 12,965,132 are public shares and 3,250,000 are founder shares.

The initial stockholders have agreed to vote all of their founder shares and any public shares acquired by them in favor of the Business Combination Proposal. SAMA’s issued and outstanding warrants do not have voting rights at the special meeting of stockholders.

Voting Your Shares

Each share of SAMA common stock that you own in your name entitles you to one vote on each of the proposals for the special meeting of stockholders. Your one or more proxy cards show the number of shares of SAMA common stock that you own.

If you are a holder of record, there are two ways to vote your shares of SAMA common stock at the special meeting of stockholders:

•        You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the applicable special meeting(s). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of SAMA common stock will be voted as recommended by SAMA’s board of directors. With respect to proposals for the special meeting of stockholders, that means: “FOR” the Business Combination Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the Earnout Award Plan Proposal and “FOR” the Adjournment Proposal.

•        You can attend the special meeting of stockholders and vote in person. You will be given a ballot when you arrive. However, if your shares of SAMA common stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of SAMA common stock.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of SAMA common stock, you may contact SAMA’s proxy solicitor:

Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Telephone: (800) 662-5200
Banks and brokers: (203) 658-9400
Email: SAMA.info@investor.morrowsodali.com

Quorum and Vote Required for the Proposals

A quorum of SAMA’s stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the SAMA common stock outstanding and entitled to vote at the meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal requires the affirmative vote of the holders of at least a majority of all then outstanding shares of SAMA common stock entitled to vote thereon at the special meeting of stockholders. Accordingly, a stockholder’s failure to vote in person or by proxy at the special meeting of stockholders, an abstention from voting, or a broker non-vote, will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The approval of each of the Incentive Award Plan Proposal, the Earnout Award Plan Proposal and, if presented, the Adjournment Proposal, requires the affirmative vote of the holders of at least a majority of the shares of SAMA common stock entitled to vote thereon and voted (in person or by proxy) at the special meeting of stockholders. Accordingly, if a valid quorum is otherwise established, a stockholder’s failure to vote in person or by proxy at the special meeting of stockholders, an abstention from voting, or a broker non-vote, will have no effect on the outcome of any vote on the Incentive Award Plan Proposal, the Earnout Award Plan Proposal or, if presented, the Adjournment Proposal.

The Closing is conditioned upon the adoption of the Business Combination Proposal and the Earnout Award Plan Proposal. The Business Combination Proposal is conditioned upon the adoption of the Earnout Award Plan Proposal. The Incentive Award Plan Proposal and the Earnout Award Plan Proposal are conditioned upon the adoption of the Business Combination Proposal. The Adjournment Proposal is not conditioned upon the adoption of any other proposal set forth in this proxy statement/prospectus.

Abstentions and Broker Non-Votes

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. SAMA believes the proposals presented to SAMA’s stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

Abstentions will be counted for purposes of determining the presence of a quorum at the special meeting of stockholders. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Business Combination Proposal and will have no effect on the outcome of any vote on the Incentive Award Plan Proposal, the Earnout Award Plan Proposal or, if presented, the Adjournment Proposal.

Revocability of Proxies

If you have submitted a proxy to vote your shares and wish to change your vote, you may do so by delivering a later-dated, signed proxy card to Morrow Sodali LLC, SAMA’s proxy solicitor, prior to the date of the special meeting of stockholders or by voting in person at the special meeting of stockholders. Attendance at the special meeting of stockholders alone will not change your vote. You also may revoke your proxy by sending a notice of revocation to: Morrow Sodali LLC, 470 West Avenue, Stamford, CT 06902.

Redemption Rights

Pursuant to SAMA’s amended and restated certificate of incorporation, any holders of public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the trust account, less franchise and income taxes payable, calculated as of two business days prior to the consummation of the Business Combination. Holders of public shares are not required to vote on any of the proposals to be presented at the special meeting of stockholders in order to demand redemption of their public shares. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the trust account as of two business days prior to the consummation of the Business Combination, less franchise and income taxes payable, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the trust account of approximately $132.4 million on June 30, 2020, the estimated per share redemption price would have been approximately $10.21.

Redemption rights are not available to holders of warrants in connection with the Business Combination.

In order to exercise your redemption rights, you must, prior to 4:30 p.m., Eastern time, on              , 2020 (two business days before the special meeting of stockholders), both:

•        Submit a request in writing that SAMA redeem your public shares for cash to Continental, SAMA’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

•        Deliver your public shares either physically or electronically through DTC to SAMA’s transfer agent. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is SAMA’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, SAMA does not have any control over this process and it may take longer than one week. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with SAMA’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to SAMA’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that SAMA’s transfer agent return the shares (physically or electronically). You may make such request by contacting SAMA’s transfer agent at the phone number or address listed above.

Each redemption of public shares by the public stockholders will decrease the amount in the trust account. In no event, however, will SAMA redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon completion of the Business Combination.

Prior to exercising redemption rights, stockholders should verify the market price of their shares of SAMA common stock as they may receive higher proceeds from the sale of their shares of SAMA common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. SAMA cannot assure you that you will be able to sell your shares of SAMA common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the SAMA common stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of SAMA common stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the trust account. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption.

If the Business Combination Proposal is not approved and SAMA does not consummate an initial business combination by September 30, 2020, or such later date as may be approved by SAMA’s stockholders, it will be required to dissolve and liquidate and the warrants will expire worthless.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of shares of SAMA common stock or warrants in connection with the Business Combination.

Solicitation of Proxies

SAMA will pay the cost of soliciting proxies for the special meeting of stockholders. SAMA has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the special meeting of stockholders. SAMA has agreed to pay Morrow Sodali LLC a fee of $              . SAMA will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. SAMA also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of SAMA common stock for their expenses in forwarding soliciting materials to beneficial owners of shares of SAMA common stock and in obtaining voting instructions from those owners. SAMA’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Stock Ownership

As of the record date, the initial stockholders beneficially own an aggregate of approximately 20% of the outstanding shares of SAMA common stock. The initial stockholders have agreed to vote all of their founder shares and any public shares acquired by them in favor of the Business Combination Proposal. As of the date of this proxy statement/prospectus, none of the initial stockholders have acquired any public shares.

THE BUSINESS COMBINATION PROPOSAL

General

On July 25, 2020, SAMA, Holdco, Merger Sub and Clever Leaves entered into the Business Combination Agreement, pursuant to which SAMA agreed to combine with Clever Leaves in the Business Combination that will result in both Clever Leaves and SAMA becoming wholly-owned subsidiaries of Holdco. The terms of the Business Combination Agreement are summarized below.

SAMA is asking its stockholders to approve and adopt the Business Combination Agreement and the Business Combination. SAMA may consummate the Business Combination only if the Business Combination Proposal is approved by at least a majority of all outstanding shares of SAMA common stock entitled to vote thereon at the special meeting of stockholders.

Business Combination Agreement

The following is a summary of the material terms of the Business Combination Agreement. A copy of the Business Combination Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The Business Combination Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about SAMA, Clever Leaves or any other parties to the Business Combination Agreement. The following description does not purport to be complete and is qualified in its entirety by reference to the Business Combination Agreement. You should refer to the full text of the Business Combination Agreement for details of the Business Combination and the terms and conditions of the Business Combination Agreement.

The Business Combination Agreement contains representations and warranties that the parties have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Business Combination Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and are qualified by certain matters contained in certain reports publicly filed with the SEC. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Business Combination Agreement. While SAMA and Clever Leaves do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Business Combination Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information because they were made as of specific dates, may be intended merely as a risk allocation mechanism among the parties to the Business Combination Agreement and are modified by the disclosure schedules.

Overview of the Transactions Contemplated by the Business Combination

(a)     The acquisition is structured so that as a result of the Business Combination, SAMA and Clever Leaves will become wholly-owned subsidiaries of Holdco in accordance with the following transaction steps:

i.       Prior to the execution of the Business Combination Agreement, each of Holdco and Merger Sub were formed as new entities for the sole purpose of entering into and consummating the transactions set forth in the Business Combination Agreement. Holdco is a direct wholly-owned subsidiary of Clever Leaves and Merger Sub is a direct wholly-owned subsidiary of Holdco;

ii.      At the Arrangement Effective Time (as defined below) (A) all of the Clever Leaves shareholders will exchange their Clever Leaves common shares for Holdco common shares and (B) certain Clever Leaves shareholders will receive the Cash Arrangement Consideration (as defined below), in each case, pursuant to the Arrangement. Immediately following the Arrangement, Clever Leaves will be a direct wholly-owned subsidiary of Holdco;

iii.

At the Merger Effective Time (as defined below), Merger Sub will merge with and into SAMA, with SAMA surviving the Merger as a direct wholly-owned subsidiary of Holdco and, as a result of the Merger, all of the shares of SAMA common stock will be converted into the right to receive Holdco common shares as set forth in the Business Combination Agreement;

iv.

Immediately following the consummation of the Merger, Holdco will contribute 100% of the issued and outstanding capital stock of SAMA (as the surviving corporation of the Merger) to Clever Leaves, such that SAMA will be a direct wholly-owned subsidiary of Clever Leaves; and

v.

Immediately following the contribution of SAMA to Clever Leaves, Clever Leaves will contribute 100% of the issued and outstanding shares of NS US Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Clever Leaves (together with the other transactions discussed above, the “Proposed Transactions”).

(b)     In connection with the execution of the Business Combination Agreement, SAMA, Holdco and the Key Clever Leaves Shareholders entered into the Shareholder Support Agreements, pursuant to which, among other things, the Key Clever Leaves Shareholders agreed to vote their Clever Leaves Shares in favor of the Business Combination Agreement, the Plan of Arrangement, the Arrangement, the resolutions of Clever Leaves to approve the Plan of Arrangement and Arrangement and the Proposed Transactions, as further described below.

(c)     In addition, concurrently with the execution of the Business Combination Agreement, the Sponsor, SAMA, Holdco and Clever Leaves entered into the Transaction Support Agreement, as further described below.

(d)    The parties will also enter into the Investors’ Rights Agreement and the Warrant Amendment, each as further described below, and the execution of which are requirements to consummate the Proposed Transactions.

Effective Time and Closing of the Business Combination

As promptly as practicable, but in no event later than two business days, after the satisfaction or waiver of all of the conditions to closing in the Business Combination Agreement and as summarized below, the parties will convene a pre-closing conference call to confirm such satisfaction or waiver of the closing conditions. Immediately following the pre-closing conference call, the parties will cause the consummation of the Eagle Share Exchange (as defined below) and the Arrangement to become effective at 11:59 p.m. Vancouver, British Columbia time (the “Arrangement Effective Time”) and then immediately after the Arrangement becomes effective at the Arrangement Effective Time, the parties will cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of Delaware, which will become effective at 12:01 a.m. Vancouver, British Columbia time (or 3:01 a.m. Eastern Time), on the calendar day immediately following the consummation of the Eagle Share Exchange and the Arrangement (the “Merger Effective Time” and the date on which the Merger Effective Time occurs is referred to as the “Closing Date”).

Consideration

The consideration payable to SAMA stockholders in connection with the Merger consists of Holdco common shares and the consideration payable to certain Clever Leaves shareholders in connection with the Arrangement consists of Holdco common shares and up to $7,500,000 in cash in the aggregate payable to certain Clever Leaves shareholders (the “Cash Arrangement Consideration” together with the Holdco common shares issued in the Merger and the Arrangement, the “Transaction Consideration”). The details of the Transaction Consideration are summarized below.

Merger Consideration to SAMA Stockholders

At the Merger Effective Time, each share of SAMA common stock issued and outstanding immediately prior to the Merger Effective Time will automatically be converted into and exchanged for the right to receive one validly issued, fully paid and nonassessable Holdco common share (the “SAMA Merger Consideration”).

Arrangement Consideration to Clever Leaves Shareholders

The aggregate Arrangement consideration (the “Arrangement Consideration”) will be an amount equal to (a) $229,500,000, minus (b) Clever Leaves’ net debt, minus (c) the amount, if any, by which Clever Leaves’ transaction expenses exceed Clever Leaves’ transaction expenses cap, plus (d) the amount, if any, by which SAMA’s transaction expenses exceed SAMA’s transaction expenses cap, minus (e) the aggregate value of the issued and outstanding options and warrants of Clever Leaves that are being converted into options and warrants of Holdco in connection with the Business Combination. The Arrangement Consideration minus an amount equal to the Cash Arrangement Consideration (such amount the “Arrangement Share Consideration Amount”) will be paid to Clever Leaves shareholders in Holdco common shares, based on a price per share of $10.00, and the Cash Arrangement Consideration will be paid to certain Clever Leaves shareholders in cash. The Arrangement Share Consideration Amount and the Cash Arrangement Consideration will be allocated among Clever Leaves shareholders pursuant to a payment spreadsheet (the “Payment Spreadsheet”) delivered by Clever Leaves to SAMA prior to the closing and will be calculated in accordance with a calculation methodology agreed by the parties (the “Calculation Methodology”). The Cash Arrangement Consideration will be allocated among employees of Clever Leaves, who hold vested, in-the-money stock options or vested shares of Clever Leaves, at the discretion of the board of directors of Clever Leaves, in exchange for a portion of their vested in-the-money stock options or vested shares of Clever Leaves based on an assumed price per share of $10.00. Four of the potential participants in the Cash Arrangement Consideration are Colombian residents who will be subject to certain Colombian tax obligations in connection with the Business Combination. The factors that will be considered by the board of directors of Clever Leaves in identifying the participants in the Cash Arrangement Consideration and determining the amount of Clever Leaves vested in-the-money stock options or vested shares that each person will be allowed to exchange for a portion of the Cash Arrangement Consideration will include, among others, tax consequences of the Business Combination for each person, the number of vested shares or stock options of Clever Leaves owned by such person, and personal financial circumstances. The ultimate participation of the selected individuals will be optional for each individual.

Exchange of Certificates; Delivery of Consideration

Immediately prior to the Arrangement Effective Time, in accordance with an existing Put Call Agreement, Clever Leaves will convert the Class A common shares of Eagle Canada Holdings, Inc., a subsidiary of Clever Leaves, into Clever Leaves common shares (the “Eagle Share Exchange”).

At the Arrangement Effective Time, by virtue of the Arrangement and as set forth in the Plan of Arrangement, and without any action on the part of SAMA, Merger Sub, Holdco, Clever Leaves or the holders of any of the following securities: (a) first, (i) each Clever Leaves Class C preferred share issued and outstanding immediately prior to the Arrangement Effective Time shall automatically be converted into and exchanged for one validly issued, fully paid and non-assessable Clever Leaves common share and (ii) each Clever Leaves Class D preferred share issued and outstanding immediately prior to the Arrangement Effective Time shall automatically be converted into and exchanged for a number of validly issued, fully paid and non-assessable Clever Leaves common shares equal to the ratio for which each Clever Leaves Class D preferred share will convert into the right to receive that number of Clever Leaves common shares (the “Clever Leaves Preferred Share Conversion”) and (b) then, immediately following the Clever Leaves Preferred Share Conversion, each Clever Leaves common share issued and outstanding immediately prior to the Arrangement Effective Time shall automatically be transferred to Holdco in consideration of the Arrangement Consideration payable to the holders thereof as set forth in the Payment Spreadsheet.

At the Merger Effective Time, by virtue of the Merger and without any action on the part of SAMA, Merger Sub, Holdco, Clever Leaves or the holders of any of the following securities: (a) each share of SAMA common stock issued and outstanding immediately prior to the Merger Effective Time shall automatically be converted into and exchanged for one validly issued, fully paid and nonassessable Holdco common share, (b) each share of Merger Sub common stock issued and outstanding immediately prior to the Merger Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of SAMA common stock (as the surviving corporation of the Merger) and (c) for each share of Merger Sub common stock held by Holdco immediately prior to the Merger Effective Time, SAMA shall issue to Holdco one validly issued, fully paid and nonassessable share of SAMA common stock.

On the Closing Date (and after the Merger Effective Time), SAMA shall deposit, or cause to be deposited, with the exchange agent designated by SAMA and reasonably satisfactory to Clever Leaves (the “Exchange Agent”), the Cash Arrangement Consideration payable to certain Clever Leaves shareholders in cash (the “Cash Exchange Fund”). On the Closing Date (and after the Merger Effective Time), Holdco shall deposit, or shall cause Merger Sub to deposit with the Exchange Agent, for the benefit of the holders of SAMA common stock, for exchange the number of Holdco common shares (in either book-entry or certificated form, at Holdco’s election) sufficient to deliver the Holdco common shares included in the SAMA Merger Consideration payable pursuant to the Business Combination Agreement (such Holdco common shares, the “Securities Exchange Fund”, together with the Cash Exchange Fund and any dividends or distributions with respect to the Securities Exchange Fund, being hereinafter referred to, collectively, as the “Exchange Fund”). Holdco shall cause the Exchange Agent pursuant to irrevocable instructions, to deliver the Transaction Consideration out of the Exchange Fund in accordance with the Business Combination Agreement, the Arrangement and the Payment Spreadsheet. Except as contemplated by the Business Combination Agreement, the Exchange Fund shall not be used for any other purpose.

As promptly as practicable after the Merger Effective Time, as the case may be, Holdco shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of SAMA common stock entitled to receive the SAMA Merger Consideration a letter of transmittal, which shall be in a form reasonably acceptable to SAMA and Clever Leaves (the “Letter of Transmittal”) and shall specify (a) that delivery shall be effected, and risk of loss and title to the certificates evidencing such SAMA common stock (collectively, the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent; and (b) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within five business days after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefor, and Holdco shall cause the Exchange Agent to deliver the SAMA Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled.

Representations, Warranties and Covenants

The Business Combination Agreement contains customary representations and warranties of (a) Clever Leaves, (b) SAMA and (c) Holdco and Merger Sub relating to, among other things, their ability to enter into the Business Combination Agreement and their outstanding capitalization.

The representations, warranties, agreements and covenants in the Business Combination Agreement or in any certificate, statement or instrument delivered pursuant to the Business Combination Agreement will terminate at the Merger Effective Time, except that (a) Article XI (General Provisions) of the Business Combination Agreement will survive the Merger Effective Time and (b) Section 11.01 (Non-Survival of Representations, Warranties and Agreements) of the Business Combination Agreement will not limit any covenant or agreement of the parties that by its terms requires performance after the Closing. Effective as of the Closing, there are no remedies available to the parties to the Business Combination Agreement with respect to any breach of the representations, warranties, covenants or agreements of the parties to the Business Combination Agreement, except, with respect to those covenants and agreements mentioned above that by their terms apply or are to be performed in whole or in part after the Closing and the remedies that may be available under Section 11.10 (Specific Performance) of the Business Combination Agreement.

Conduct of Business Pending Consummation of the Business Combination

Conduct of Business by Clever Leaves, Holdco and Merger Sub Pending the Merger and the Arrangement

Between the date of the Business Combination Agreement and the earlier of the Merger Effective Time or the date, if any, on which the Business Combination Agreement is terminated, except as (a) expressly contemplated or permitted by any other provision of the Business Combination Agreement or any Ancillary Agreement (as defined below), (b) required by law or any governmental authority or (c) set forth in the Clever Leaves disclosure schedules, unless SAMA otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed (and in any event, such consent shall be deemed given if SAMA has not affirmatively denied consent in writing within three business days of Clever Leaves requesting consent)), (i) Clever Leaves shall, and shall cause its subsidiaries to, conduct their business in all material respects in the ordinary course of business, provided that, any actions taken or omission not taken reasonably in response to an emergency or urgent condition arising from COVID-19 shall not be deemed to be acting outside of the ordinary course of business, so long as such actions or omissions are reasonably designed to (A) protect the health or welfare of Clever Leaves’ employees, directors, officers or agents or (B) to comply with the Business Combination Agreement, Clever Leaves shall use reasonable best efforts to preserve intact the business organization and business relationships of Clever Leaves and its subsidiaries, and, in each case, Clever Leaves promptly notifies SAMA of such actions and reasonably takes into account the reasonable requests of SAMA in further acts or omissions of Clever Leaves with respect to such condition or conditions arising from COVID-19; and (ii) Clever Leaves shall use reasonable best efforts to preserve intact the business organization of Clever Leaves and its subsidiaries and preserve their business relationships with significant customers, suppliers and other persons having significant business relationships with Clever Leaves and its subsidiaries.

Except as (a) expressly contemplated or permitted by any other provision of the Business Combination Agreement or any Ancillary Agreement, (b) required by law or any governmental authority or (c) set forth in the Clever Leaves disclosure schedules, Clever Leaves shall not, and shall cause each of its subsidiaries, Merger Sub and Holdco not to, between the date of the Business Combination Agreement and the earlier of the Merger Effective Time or the date, if any, on which the Business Combination Agreement is terminated, do any of the following without the prior written consent of SAMA (which consent shall not be unreasonably withheld, conditioned or delayed (and in any event, such consent shall be deemed given if SAMA has not affirmatively denied consent in writing within three business days of Clever Leaves requesting consent)):

•        amend or otherwise change the Clever Leaves Notice of Articles, the Clever Leaves Articles or equivalent organizational documents of any Clever Leaves subsidiary in a manner that would adversely affect the Proposed Transactions;

•        issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of Clever Leaves or any subsidiary of Clever Leaves or any subsidiary for an aggregate amount of consideration in excess of $10,000,000, except for the issuance of Clever Leaves common shares upon exercise or settlement of Clever Leaves’ options or warrants, (ii) any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), except for grants of Clever Leaves options and other awards, including Clever Leaves restricted shares, with respect to up to 900,000 Clever Leaves common shares in the aggregate or (c) except in the ordinary course of business, any material assets of Clever Leaves or any of its subsidiaries;

•        declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

•        reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

•        acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount greater than $10,000,000;

•        incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in an aggregate principal amount such that, after giving effect to the use of proceeds of such indebtedness, the amount of Clever Leaves’ net indebtedness does not exceed the amount of Clever Leaves’ outstanding indebtedness as of the date of the Business Combination Agreement by more than $20,000,000.

•        increase the compensation or benefits payable or provided to or to become payable to be provided to, or, other than health and welfare plan renewals in the ordinary course of business consistent with past practices, the compensation or benefits provided to its executive level employees;

•        other than pursuant to the terms of an agreement entered into prior to the date of the Business Combination Agreement and reflected on the Clever Leaves disclosure schedules, (i) grant any severance or termination pay to, (ii) enter into any employment, consulting or severance agreement with, any director or officer of Clever Leaves or any of its subsidiaries, other than in the ordinary course of business consistent with past practice, (iii) accelerate the vesting of any Clever Leaves share award or (iv) amend or alter the exercise price of any Clever Leaves option (other than any adjustment of the exercise price of any Clever Leaves option in accordance with the Calculation Methodology or Clever Leaves warrant;

•        adopt, amend and/or terminate any employee benefit plan except as may be required by applicable law, is necessary in order to consummate the Proposed Transactions, or health and welfare plan renewals in the ordinary course of business;

•        amend and/or terminate any insurance policies of Clever Leaves or any of its subsidiaries except as may be required by applicable law or is necessary in order to consummate the Proposed Transactions;

•        make, change or revoke any material tax election, change any annual tax accounting period, adopt or change any method of tax accounting, amend any tax returns or file claims for tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of taxes, settle any tax claim, audit or assessment, or surrender any right to claim a tax refund, offset or other reduction in tax liability;

•        take any action, other than reasonable actions in the ordinary course of business, with respect to accounting policies or procedures, other than as required by GAAP;

•        materially amend, modify or consent to the termination of any material contract or amend, waive, modify or consent to the termination of Clever Leaves’ or any of its subsidiaries’ material rights thereunder;

•        other than as undertaken in the ordinary course, intentionally permit any material item of Clever Leaves’ intellectual property to lapse or to be abandoned or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required to maintain and protect its interest in each and every material item of Clever Leaves’ intellectual property; or

•        enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Conduct of Business by SAMA Pending the Merger Effective Time

Between the date of the Business Combination Agreement and the earlier of the Merger Effective Time or the date, if any, on which the Business Combination Agreement is terminated, except as (a) expressly contemplated by any other provision of the Business Combinations Agreement or any Ancillary Agreement, (b) required by law or any governmental authority, or (c) set forth in the SAMA disclosure schedules, unless Clever Leaves shall otherwise consent in writing, SAMA shall not, directly or indirectly, take any action that would reasonably be likely to materially delay or prevent the Proposed Transactions.

Except as (a) expressly contemplated or permitted by any other provision of the Business Combination Agreement or any Ancillary Agreement, (b) as required by law or any governmental authority, or (c) set forth on the SAMA disclosure schedules, SAMA shall not, between the date of the Business Combination Agreement and the earlier of the Merger Effective Time or the date, if any, on which the Business Combination Agreement is terminated, directly or indirectly, do, any of the following without the prior written consent of Clever Leaves, which consent shall not be unreasonably withheld, conditioned or delayed:

•        amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

•        subject to any private placements of SAMA common stock or securities or indebtedness exercisable or exchangeable for, or convertible into, SAMA common stock, in each case, which shall become Holdco common shares in connection with the consummation of the Proposed Transactions and as specifically provided for elsewhere in the Business Combination Agreement, issue, sell, pledge, dispose of, grant or encumber, or authorize, solicit, propose, or negotiate with respect to the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock of SAMA (or of Holdco or Merger Sub) or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of SAMA (or of Holdco or Merger Sub);

•        declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except pursuant to any redemption of SAMA common stock);

•        reclassify, combine, split or subdivide, directly or indirectly, any of its capital stock (except pursuant to any redemption of SAMA common stock);

•        acquire (including by merger, consolidation, or acquisition of equity or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets;

•        incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, other than a promissory note or notes issued or issuable to the Sponsor with an aggregate principal amount of less than or equal to $500,000, which is to be repaid by issuing to the Sponsor a number of warrants in full satisfaction of the Sponsor loans prior to or concurrently with the closing;

•        take any action with respect to accounting policies or procedures, other than as required by GAAP;

•        make, change or revoke any material tax election, change any annual tax accounting period, adopt or change any method of tax accounting, amend any tax returns or file claims for tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of taxes, settle any tax claim, audit or assessment, or surrender any right to claim a tax refund, offset or other reduction in tax liability; or

•        enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Board of Directors

At the Arrangement Effective Time, the Holdco board of directors shall be comprised of up to seven directors, as determined in the sole discretion of Clever Leaves, of which SAMA shall have the right to designate one director and if the Holdco board of directors consists of six or seven directors, SAMA shall have the right to consent (such consent not to be unreasonably withheld, conditioned or delayed) with respect to the designation of one additional director. See “— Ancillary Agreements — Investors’ Rights Agreement” for additional information regarding post-closing nomination rights with respect to the Holdco board of directors.

Conditions to Closing

General Conditions

The obligation of the parties to consummate the Proposed Transactions is conditioned on the satisfaction or waiver (where permissible) by SAMA and Clever Leaves of the following conditions:

(a)     Required approval of the resolutions to approve the Plan of Arrangement, the Arrangement, the Business Combination and certain related transactions will have been approved at the Clever Leaves special meeting of shareholders in accordance with the Canadian interim order and applicable law and a certified copy of such resolution will have been delivered to SAMA.

(b)    The proposals set forth in this proxy statement/prospectus will have been approved and adopted by the requisite affirmative vote of SAMA’s stockholders.

(c)     The Canadian interim order and the final order will have each been obtained on terms consistent with the Business Combination Agreement, and will have not been set aside or modified in a manner unacceptable to either Clever Leaves or SAMA, each acting reasonably, on appeal or otherwise.

(d)    No governmental authority of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Proposed Transactions illegal or otherwise prohibiting consummation of the Proposed Transactions.

(e)     All required filings under the applicable antitrust laws, if any, will have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Proposed Transactions under applicable antitrust laws will have expired or been terminated, if any, and any pre-closing approvals or clearances reasonably required thereunder will have been obtained.

(f)     The registration statement of which this proxy statement/prospectus forms a part will have become effective under the Securities Act of 1933, as amended, prior to the mailing of this proxy statement/prospectus by SAMA to its stockholders and the Canadian information circular to Clever Leaves shareholders, and no stop order or proceedings seeking a stop order will have been initiated by the SEC and not withdrawn.

(g)    With respect to the Arrangement, dissent rights will not have been exercised (and not withdrawn) with respect to more than 10% of the issued and outstanding shares of Clever Leaves.

(h)    The Holdco common shares and Holdco warrants and the Holdco common shares that will become issuable upon the exercise of the Holdco warrants will have been approved for listing on Nasdaq, subject to official notice of issuance.

(i)     With respect to SAMA and Clever Leaves, the director and officer “tail” insurance and with respect to Holdco, the director and officer insurance, in each case will have been bound and effective on or prior to the closing.

SAMA Conditions to Closing

The obligations of SAMA to consummate the Proposed Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Closing by SAMA of the following additional conditions:

(a)     (i) The (A) representations and warranties of Clever Leaves relating to capitalization will be true and correct in all respects as of the Closing Date as though made at and as of the Closing Date except for de minimis errors therein (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date) and (B) representations and warranties of Clever Leaves contained in the first sentence of Section 4.01(a) (Organization and Qualification; Subsidiaries), the last sentence of Section 4.02 (last sentence) (Governance Documents), Section 4.04 (Authority Relative to This Agreement), Section 4.08(c) (Absence of Certain Changes or Events), Section 4.26 (Brokers) and each representation and warranty in Article IV of the Business Combination Agreement that is qualified by “Clever Leaves Material Adverse Effect” or any similar limitation set forth herein will be true and correct in all respects as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date). (ii) Each representation and warranty of Clever Leaves contained in the Business Combination Agreement (other than those relating to capitalization referred to in clause (i) of Section 9.02(a) of the Business Combination Agreement) will be true and correct (without giving effect to any limitation as to “material”, “in all material respects” any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Clever Leaves Material Adverse Effect.

(b)    Clever Leaves will have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Merger Effective Time.

(c)     Clever Leaves will have delivered to SAMA a certificate, dated the date of the Closing, signed by an officer of Clever Leaves, certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement.

(d)    Clever Leaves will have caused Ecomedics S.A.S., a sociedad por acciones simplificada organized under the laws of the Republic of Colombia (“Ecomedics”) to deliver to SAMA a certificate, dated the date of the Closing, signed by an officer of Ecomedics, certifying the accuracy of certain factual statements as to the history and historic business activities of Ecomedics.

(e)     Since the date of the Business Combination Agreement, no Clever Leaves Material Adverse Effect will have occurred.

(f)     Holdco will have delivered, or cause to be delivered, the Investors’ Rights Agreement duly by Holdco.

(g)    The Chief Executive Officer of Clever Leaves and Holdco will have executed an amended and restated employment agreement.

(h)    The Eagle Share Exchange will have been completed immediately prior to the Arrangement Effective Time.

Clever Leaves, Holdco and Merger Sub Conditions to Closing

The obligations of Clever Leaves, Holdco and Merger Sub to consummate the Proposed Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Closing by Clever Leaves of the following additional conditions:

(a)     (i) The (A) representations and warranties of SAMA contained in Section 5.03(a) (Capitalization) will be true and correct in all respects as of the Closing Date as though made at and as of the Closing Date except for de minimis errors therein (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date) and (B) representations and warranties of SAMA contained in the first sentence of Section 5.01(a) (Corporate Organization), the last sentence of Section 5.02 (Certificate of Incorporation and By-laws), Section 5.04 (Authority Relative to this Agreement), Section 5.08(b) (Absence of Certain Changes or Events), Section 5.16 (Brokers), Section 5.18 (SPAC Trust Fund) and each representation and warranty in Article V of the Business Combination Agreement that is qualified by “SPAC Material Adverse Effect” or any similar limitation set forth herein will be true and correct in all respects as of the Closing as though made on the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date). (ii) Each representation and warranty of SAMA contained in the Business Combination Agreement (other than those relating to capitalization referred to in clause (i) of Section 9.03(a) of the Business Combination Agreement) will be true and correct (without giving effect to any limitation as to “material”, “in all material respects” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a SPAC Material Adverse Effect (as defined in the Business Combination Agreement).

(b)    SAMA, Holdco and Merger Sub will have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Merger Effective Time.

(c)     SAMA will have delivered to Clever Leaves a certificate, dated the date of the Closing, signed by the President of SAMA, certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement.

(d)    Since the date of the Business Combination Agreement, no SPAC Material Adverse Effect will have occurred.

(e)     On or prior to the Closing, SAMA will deliver to Clever Leaves a properly executed certification that the shares of SAMA common stock are not “United States real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which will be filed by SAMA with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the treasury regulations.

(f)     After giving effect to any redemption of SAMA common stock and payments related thereto, SAMA will have at least an aggregate of $60,000,000 of cash held either in or outside the trust account, including the aggregate amount of any proceeds from any private placements consummated prior to, or as of, the Closing.

(g)    Other than the director nominated by SAMA prior to the Closing who the parties will have identified as a continuing director, all members of SAMA’s board of directors will have executed written resignations effective as of the Merger Effective Time.

Termination

The Business Combination Agreement may be terminated and the Proposed Transactions may be abandoned at any time prior to the Arrangement Effective Time, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the Proposed Transactions by Clever Leaves or SAMA, as follows:

(a)     by mutual written consent of SAMA and Clever Leaves;

(b)    by either SAMA or Clever Leaves if the Arrangement Effective Time will not have occurred prior to December 31, 2020 (the “Outside Date”); provided, that the terminating party is not, either directly or indirectly through its affiliates, in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Business Combination Agreement and such breach or violation is not the principal cause of the failure of a condition set forth in the Business Combination Agreement on or prior to the Outside Date;

(c)     by either SAMA or Clever Leaves if any governmental authority of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Proposed Transactions illegal or otherwise preventing or prohibiting consummation of the Proposed Transactions;

(d)    by either SAMA or Clever Leaves if any of the proposals set forth in this proxy statement/prospectus will fail to receive the requisite vote for approval at SAMA’s special meeting of stockholders;

(e)     by SAMA if the Clever Leaves board of directors has withdrawn or modified in any manner adverse to SAMA its approval or recommendation of the Proposed Transactions or the Business Combination Agreement;

(f)     by SAMA if the Clever Leaves required approval will not have been obtained at Clever Leaves’ special meeting of shareholders in accordance with the Canadian interim order and applicable law;

(g)     by SAMA upon a breach of any representation, warranty, covenant or agreement on the part of Clever Leaves, Holdco or Merger Sub set forth in the Business Combination Agreement, or if any representation or warranty of Clever Leaves will have become untrue, in either case such that the bring-down conditions set forth in Sections 9.02(a) and 9.02(b) of the Business Combination Agreement would not be satisfied (“Terminating Clever Leaves Breach”); provided that SAMA has not waived such Terminating Clever Leaves Breach and SAMA is not then in material breach of any of its representations, warranties, covenants or agreements in the Business Combination Agreement; provided further that, if such Terminating Clever Leaves Breach is curable by Clever Leaves, SAMA may not terminate the Business Combination Agreement unless such breach remains uncured 30 days after written notice of such breach is provided by SAMA to Clever Leaves;

(h)    by Clever Leaves upon a breach of any representation, warranty, covenant or agreement on the part of SAMA set forth in the Business Combination Agreement, or if any representation or warranty of SAMA will have become untrue, in either case such that the bring-down conditions set forth in Sections 9.03(a) and 9.03(b) of the Business Combination Agreement would not be satisfied (“Terminating SAMA Breach”); provided that Clever Leaves has not waived such Terminating SAMA Breach and Clever Leaves is not then in material breach of any of its representations, warranties, covenants or agreements in the Business Combination Agreement; provided, however, that, if such Terminating SAMA Breach is curable by SAMA, Clever Leaves may not terminate the Business Combination Agreement unless such breach remains uncured 30 days after written notice of such breach is provided by Clever Leaves to SAMA; or

(i)     by SAMA, if there will have occurred a Clever Leaves Material Adverse Effect.

In the event that the Business Combination Agreement is validly terminated, all transaction expenses incurred in connection with the Business Combination Agreement, the Ancillary Agreements including the Shareholder Support Agreements, the Transaction Support Agreement, the Investors’ Rights Agreement, the Warrant Amendment and the Proposed Transactions will be paid by the party incurring such transaction expenses, except for certain transaction expenses related to SEC registration fees and costs incurred in the preparation, printing, mailing of this proxy statement/prospectus and the Canadian information circular, which will be borne equally between SAMA and Clever Leaves. If the Proposed Transactions are consummated, Holdco will bear the reasonable and documented transaction expenses of all of the parties.

Amendment; Waiver and Extension of the Business Combination Agreement

Subject to applicable law and the Canadian interim order, the Business Combination Agreement may, at any time and from time before or after the meeting of the Clever Leaves shareholders, but not later than the Arrangement Effective Time, be amended by mutual written agreement of each of the parties thereto, without further notice to or authorization on the part of the Clever Leaves shareholders.

At any time prior to the Merger Effective Time, (a) SAMA may (i) extend the time for the performance of any obligation or other act of Clever Leaves, Holdco or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of Clever Leaves, Holdco or Merger Sub contained in the Business Combination Agreement or in any document delivered by Clever Leaves, Holdco or Merger Sub pursuant to the Business Combination Agreement and (iii) waive compliance with any agreement of Clever Leaves, Holdco or Merger Sub or any condition to its own obligations contained in the Business Combination Agreement, and (b) Clever Leaves may (i) extend the time for the performance of any obligation or other act of SAMA, Holdco or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of SAMA, Holdco or Merger Sub contained in the Business Combination Agreement or in any document delivered by SAMA, Holdco or Merger Sub pursuant to the Business Combination Agreement and (iii) waive compliance with any agreement of SAMA, Holdco or Merger Sub or any condition to its own obligations contained in the Business Combination Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Governing Law; Consent to Jurisdiction

The Business Combination Agreement is governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, except to the extent mandatorily governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein, including the provisions relating to the Arrangement and the Plan of Arrangement. All legal actions and proceedings arising out of or relating to the Business Combination Agreement shall be heard and determined exclusively in any Delaware Chancery Court, or if such court does not have jurisdiction, any federal court located in the State of Delaware or any other Delaware state court. The parties to the Business Combination Agreement (i) irrevocably submitted to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any action arising out of or relating to the Business Combination Agreement brought by any party thereto and (ii) agreed not to commence any action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described in the Business Combination Agreement.

Transaction Expenses

In the event that the Business Combination Agreement is validly terminated, all transaction expenses incurred in connection with the Business Combination Agreement, the Ancillary Agreements (as described below) and the Proposed Transactions will be paid by the party incurring such transaction expenses, except for certain transaction expenses related to SEC registration fees and costs incurred in the preparation, printing, mailing of this proxy statement/prospectus and the Canadian information circular, which will be borne equally between SAMA and Clever Leaves. If the Proposed Transactions are consummated, Holdco will bear the reasonable and documented transaction expenses of all of the parties.

Ancillary Agreements

This section describes certain provisions of certain additional agreements entered into or to be entered into pursuant to, or in connection with, the transactions contemplated by the Business Combination Agreement, which agreements we refer to collectively as the “Ancillary Agreements,” but does not purport to describe all of the terms thereof. The Ancillary Agreements include the Shareholder Support Agreements, the Transaction Support Agreement, the Investors’ Rights Agreement, and the Warrant Amendment.

The descriptions below are qualified by reference to the actual text of these agreements, copies of which are included as exhibits to the registration statement of which this proxy statement/prospectus forms a part. Stockholders are encouraged to read the Ancillary Agreements in their entirety.

Shareholder Support Agreements

In connection with the execution of the Business Combination Agreement, SAMA, Holdco and the Key Clever Leaves Shareholders entered into the Shareholder Support Agreements, pursuant to which among other things, the Key Clever Leaves Shareholders agreed to vote their Clever Leaves Shares in favor of the Business Combination Agreement, the Plan of Arrangement, the Arrangement, the resolutions of Clever Leaves to approve the Plan of Arrangement and Arrangement and the Proposed Transactions. Additionally, the Holdco common shares received by the Key Clever Leaves Shareholders in connection with the Business Combination will be subject to certain lock-up arrangements commencing on the Effective Date and ending one year following the Closing Date, with such restriction on sales and transfers to terminate early if, following the 180th day after the Closing Date, the closing trading price of the Holdco common shares equals or is greater than $12.50 for any 20 out of any 30 consecutive trading days.

The obligations relating to voting shares in support of the Business Combination Agreement and the Plan of Arrangement under the Shareholder Support Agreements will terminate at the earlier of the Closing or termination of the Business Combination Agreement, except if an acquisition proposal is publicly announced or becomes publicly known prior to or on the date of termination of the Business Combination Agreement, then the Shareholder Support Agreements and the obligations of the Key Clever Leaves Shareholder relating to voting shares in support of the Business Combination Agreement and the Plan of Arrangement terminate 90 days following termination of the Business Combination Agreement.

Transaction Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor, Clever Leaves, Holdco and SAMA entered into the Transaction Support Agreement, pursuant to which, among other things:

(a)     the Sponsor and SAMA agreed to take all actions necessary to amend the Stock Escrow Agreement, pursuant to which the shares of SAMA common stock issued prior to the initial public offering are held in escrow, and the Sponsor and SAMA agreed to use reasonable best efforts to cause Continental and the other parties to the Stock Escrow Agreement to establish, pursuant to the Escrow Agreement Amendment, the escrow terms of certain Holdco common shares to be held by Sponsor and the independent SAMA directors following consummation of the Business Combination;

(b)    certain persons at the direction of the Holdco board of directors (or any committee or officer designated thereby) (the “Earnout Shareholders”) are eligible to receive up to 1,800,000 Holdco common shares, in the form of an earnout, and such Holdco common shares will be issued to the Earnout Shareholders under the Earnout Plan as follows: (i) 900,000 Holdco common shares will be issued to the Earnout Shareholders only if the closing price of the Holdco common shares on Nasdaq equals or exceeds $12.50 per share (as adjusted for stock splits, reverse splits, stock dividends, reorganizations, recapitalizations or any similar event) for any 20 trading days within any consecutive 30 trading day period on or before the second anniversary of the Closing; and (ii) 900,000 Holdco common shares will be issued to the Earnout Shareholders only if the closing price of the Holdco common shares on Nasdaq equals or exceeds $15.00 per share (as adjusted for stock splits, reverse splits, stock dividends, reorganizations, recapitalizations or any similar event) for any 20 trading days within any consecutive 30 trading day period on or before the fourth anniversary of the Closing;

(c)     Holdco common shares received by the Sponsor in connection with the Business Combination will be subject to certain lock-up and forfeiture arrangements commencing on the Effective Date and ending one year following the Closing Date, with such restriction on sales and transfers to terminate early if following the 180th day after the Closing Date, the closing trading price of the Holdco common shares equals or is greater than $12.50 for any 20 out of any 30 consecutive trading days; and

(d)    Holdco common shares held by the Sponsor and the independent directors of SAMA will be released from escrow to the Sponsor and the independent SAMA directors as follows: (i) 1,565,000 Holdco common shares will be released to the Sponsor and 60,000 Holdco common shares will be released to the independent SAMA directors at the earlier of: (x) one year following the Closing or (y) the date on which the closing price of the Holdco common shares on Nasdaq equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within any consecutive 30 trading day period after the Closing; (ii) 812,500 Holdco common shares will be released to the Sponsor if the closing price of the Holdco common shares on Nasdaq equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within any consecutive 30 trading day period on or before the second anniversary of the Closing; and (iii) 812,500 Holdco common shares will be released to the Sponsor if the closing price of the Holdco common shares on Nasdaq equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within any consecutive 30 trading day period on or before the fourth anniversary of the Closing.

Investors’ Rights Agreement

In connection with the Proposed Transactions, at the Closing, Holdco and certain SAMA stockholders will enter into the Investors’ Rights Agreement, pursuant to which, among other things:

•        so long as the Minimum Holding Condition is satisfied, the holders of a majority of the Holdco common shares party to the Investors’ Rights Agreement (the “SPAC Majority Holders”) will have the right to nominate one director to the Holdco board of directors (and such nominee will also serve on the compensation committee of the Holdco board of directors until the earliest of: (A) the Minimum Holding Condition ceasing to be satisfied, (B) such nominee’s death, disability, disqualification, resignation or removal and (C) Clever Leaves’ first annual election of directors);

•        if (A) at the time of the Closing, the size of the Holdco board of directors is composed of five or fewer directors, (B) Holdco proposes for the number of directors comprising the Holdco board of directors to be greater than five directors and (C) at the time Holdco makes such proposal, the Minimum Holding Condition is satisfied, then prior to the nomination (or, if there is no nomination, the appointment) of a sixth individual to the Holdco board of directors, the SPAC Majority Holders will have the right to consent (such consent not to be unreasonably withheld, conditioned or delayed) to the nomination (or, if there is no nomination, the appointment) of such additional director. The right to consent to such additional director will expire upon an additional director becoming a member of the Holdco board of directors in accordance with the requirements of the Investors’ Rights Agreement; and

•        certain SAMA stockholders will be entitled to customary registration rights for their respective Holdco common shares.

For purposes of the Investors’ Rights Agreement, the “Minimum Holding Condition” is considered satisfied for so long as the SPAC Majority Holders hold: (i) 50% of the total number of Holdco common shares held by such holders on the date of the Investors’ Rights Agreement and (ii) 2% of the then-issued and outstanding Holdco common shares, as determined on a fully diluted basis, including any earn-out shares for so long as the earn-out remains capable of being satisfied; provided that if the holdings of Sponsor and the other SAMA shareholders that are party to the Investors’ Rights Agreement do not satisfy the foregoing clause (ii) at the Closing, the Minimum Holding Condition shall nevertheless be deemed satisfied until such time that such shareholders sell any Holdco common shares at which time the Minimum Holding Condition shall immediately cease to be satisfied.

Warrant Amendment

In connection with the Proposed Transactions, at the Closing, SAMA, Holdco and Continental, as warrant agent, will enter into the Warrant Amendment, pursuant to which, as of the Merger Effective Time, (a) each SAMA warrant that is outstanding immediately prior to the Merger Effective Time will no longer represent a right to acquire one share of SAMA common stock and will instead represent the right to acquire one Holdco common share under the same terms as set forth in the Warrant Agreement and (b) SAMA will assign to Holdco all of SAMA’s right, title and interest in and to such existing Warrant Agreement and Holdco will assume, and agree to pay, perform, satisfy and discharge in full, all of SAMA’s liabilities and obligations under such existing Warrant Agreement arising from and after the Merger Effective Time.

Transaction and Organizational Structures Prior to and Following the Consummation of the Business Combination

The following diagram illustrates the transaction structure of the Business Combination and the organizational structure of the parties thereto.

Current structure and transactions

Sponsor
(Shares and Warrants)
SAMA Stockholders
(Shares and Warrants)
SAMA
(Delaware)
Clever Leaves
Shareholders
(Common and
Preferred Shares)
Clever Leaves
(British Columbia,
Canada)
NS US Holdings, Inc.
(Delaware)
Holdco
(British Columbia,
Canada)
Merger Sub
(Delaware)

1.      Arrangement:    By means of the Plan of Arrangement under the BCBCA, the existing Clever Leaves Shareholders exchange their respective shares of Clever Leaves for Holdco common shares of Holdco, and Clever Leaves becomes a direct wholly owned subsidiary of Holdco.

2.      Merger:    Merger Sub merges with and into SAMA, with SAMA surviving the Merger as a direct wholly owned subsidiary of Holdco. The existing SAMA stockholders receive Holdco common shares on a one-for-one basis.

3.      SAMA Contribution.    Immediately following the consummation of the Merger, Holdco contributes to Clever Leaves 100% of the issued and outstanding shares of SAMA common stock and SAMA becomes a direct wholly owned subsidiary of Clever Leaves.

4.      U.S. Subsidiary Contribution.    Immediately following the contribution of SAMA to Clever Leaves, Clever Leaves contributes to SAMA 100% of the issued and outstanding shares of NS US Holdings, Inc., and NS US Holdings, Inc. becomes a direct wholly owned subsidiary of SAMA.

Background of the Business Combination

The terms of the Business Combination Agreement are the result of arm’s-length negotiations between representatives of SAMA and Clever Leaves. The following is a brief discussion of the background of these negotiations, the Business Combination Agreement and related transactions.

SAMA was incorporated in Delaware in June 2018 for the purpose of effecting an initial business combination. While SAMA may pursue an acquisition opportunity in any business, industry, sector or geographical location, it initially focused on target businesses that had experienced and emerged from a financial restructuring.

On December 13, 2018, SAMA consummated its initial public offering of 13,000,000 units, each unit consisting of one share of SAMA common stock and one warrant to purchase one share of SAMA common stock at an exercise price of $11.50 per share, subject to adjustment, generating gross proceeds of $130.0 million (before underwriting discounts and commissions and offering expenses). Simultaneously with the closing of the initial public offering, SAMA completed the private placement of 4,150,000 private placement warrants, issued to the Sponsor, generating total proceeds of $4.15 million. A total of $130.0 million from the net proceeds from the initial public offering and the private placement was placed in the trust account.

Except for a portion of the interest earned on the funds held in the trust account that may be released to SAMA to pay any income and franchise taxes (and up to $150,000 for any dissolution or liquidation related expenses), none of the funds held in the trust account will be released until the earliest of (i) the completion of SAMA’s initial business combination, (ii) the redemption of 100% of the public shares if SAMA is unable to consummate a business combination by September 30, 2020, or such later date as may be approved by SAMA’s stockholders, and (iii) the redemption of public shares in connection with the approval of any amendment to the provisions of SAMA’s amended and restated certificate of incorporation relating to pre-initial business combination activity and related stockholders’ rights, including the substance or timing of SAMA’s obligation to redeem 100% of the public shares if SAMA does not complete its initial business combination within the required time period.

After SAMA’s initial public offering, SAMA’s officers and directors commenced an active search for prospective businesses or assets to acquire in SAMA’s initial business combination. Representatives of SAMA contacted numerous individuals and entities who offered to present ideas for acquisition opportunities, including financial advisors and other persons and entities with which SAMA’s officers and directors had pre-existing relationships. SAMA’s officers and directors also brought to its attention target business candidates.

During this search process, SAMA conducted some level of due diligence on more than 50 potential target businesses and entered into substantive discussions or negotiations with representatives of several of such targets. SAMA ultimately determined to abandon each of its other potential acquisition opportunities either because (i) the target pursued an alternative transaction or strategy, or (ii) SAMA concluded that the target business would not be a suitable acquisition for SAMA.

On April 14, 2020, Gary Julien, SAMA’s Executive Vice President, was approached by a Managing Director in the Capital Markets Group at Cowen & Co. (“Cowen”) regarding Clever Leaves as it was seeking a special purpose acquisition company, or SPAC, merger partner to pursue a capital raise and public listing.

On April 22, 2020, SAMA and Clever Leaves executed a Non-Disclosure Agreement to facilitate the review by SAMA of Clever Leaves’ non-public information.

From April 14 through May 4, 2020, SAMA had several discussions with Clever Leaves’ management and Cowen to obtain additional background information on Clever Leaves and to conduct preliminary due diligence.

On May 4, 2020, based on the information made available to SAMA and additional due diligence performed, SAMA presented to Clever Leaves a non-binding Letter of Intent (“LOI”) proposing to combine with Clever Leaves for a fully-distributed enterprise value of approximately $255.0 million.

From May 4 through May 14, 2020, SAMA and Clever Leaves, as well as representatives of Cowen, had several discussions and negotiations related to additional due diligence and the proposed Business Combination, including the terms of the LOI. On May 14, 2020, SAMA and Clever Leaves executed the LOI, which also provided a period of exclusivity to SAMA in order for SAMA to continue to conduct its due diligence. In addition to the legal due diligence being performed by its corporate counsel, Greenberg Traurig, LLP (“Greenberg”), SAMA engaged the services of Stikeman Elliott and Posse Herrera Ruiz as legal advisors in connection with the Business Combination.

On May 27, 2020, SAMA engaged Canaccord Genuity LLC to provide financial advisory services, which may include acting as a placement agent in connection with a PIPE, if any, in connection with the Business Combination.

On May 31, 2020, SAMA’s management updated SAMA’s board of directors with regard to SAMA’s progress on due diligence in connection with the Business Combination and SAMA’s management’s intent to execute an amended non-binding LOI to pursue the Business Combination, with both Clever Leaves and SAMA agreeing to a mutual period of exclusivity. On June 1, 2020, SAMA and Clever Leaves executed the amended LOI, following which SAMA terminated any and all active discussions with alternative potential business combination targets. Also on June 1, 2020, SAMA and Clever Leaves issued a joint press release, and SAMA filed with the SEC a Current Report on Form 8-K, disclosing the execution of the amended LOI and the potential Business Combination with Clever Leaves.

On June 3, 2020, through its counsel, Greenberg, SAMA delivered an initial draft Business Combination Agreement to Clever Leaves’ counsel, Freshfields Bruckhaus Deringer US LLP (“Freshfields”).

On June 6, 2020, Mr. Julien and Clever Leaves’ CEO, Kyle Detwiler, met to further discuss the potential Business Combination.

On June 9, 2020, SAMA held a special meeting in lieu of the 2020 annual meeting of stockholders, at which meeting SAMA’s stockholders approved, among other matters, an amendment to SAMA’s amended and restated certificate of incorporation to extend the date by which SAMA has to consummate a business combination from June 13, 2020 to September 30, 2020 (the “Extension”). In connection with the vote to approve the Extension, 34,868 shares of SAMA common stock were redeemed.

On June 30, 2020, SAMA and Clever Leaves entered into a letter agreement to extend the exclusivity period under the amended LOI to July 15, 2020.

Between June 3, 2020 and July 25, 2020, Greenberg and Freshfields exchanged updated drafts of the Business Combination Agreement and related documents and agreements and engaged in negotiations of such documents and agreements. During this period, representatives of SAMA and Clever Leaves held multiple calls to discuss and negotiate the terms of the Business Combination Agreement and related documents and agreements while SAMA continued its due diligence investigation, including with third party consultants and advisors.

On July 9, 2020, Clever Leaves announced that it was granted European Union Good Manufacturing Practices (“EU GMP”) certification by the Croatian Agency for Medicinal Products and Medical Devices (“HALMED”) for its pharmaceutical post-harvest facility and laboratory located outside Bogota, Colombia, to produce API, semi-finished and finished cannabis products for medical purposes.

On July 15, 2020, SAMA and Clever Leaves entered into a letter agreement to extend the exclusivity period under the amended LOI to July 24, 2020.

On July 23, 2020, SAMA’s board of directors met via teleconference, with all board members present. Also present were representatives of Greenberg, Canaccord Genuity and EarlyBirdCapital. After considerable review and discussion, the Business Combination Agreement and related documents and agreements were unanimously approved by SAMA’s board of directors, subject to final negotiations and modifications, and SAMA’s board of directors determined to recommend the approval of the Business Combination Agreement. SAMA’s board of directors also concluded that the fair market value of Clever Leaves was equal to at least 80% of the funds held in the trust account.

On July 24, 2020, Clever Leaves’ board of directors held a special board meeting via teleconference, which was attended by representatives from each of Freshfields and Dentons Canada LLP, Clever Leaves’ Canadian counsel, to discuss the Business Combination Agreement and the related documents and agreements and the transactions related thereto. Following the discussions, Clever Leaves’ board of directors unanimously approved the Business Combination, the Business Combination Agreement and related documents and agreements.

The Business Combination Agreement and related documents and agreements were executed on July 25, 2020. Prior to the market open on July 27, 2020, SAMA and Clever Leaves issued a joint press release announcing the execution of the Business Combination Agreement, and SAMA filed with the SEC a Current Report on Form 8-K announcing the execution of the Business Combination Agreement. During the morning of July 27, 2020, representatives of SAMA and Clever Leaves made a pre-recorded joint webcast presentation to announce the Business Combination.

Since June 24, 2020, SAMA and Clever Leaves, along with their respective counsel, have worked jointly on the preparation of this proxy statement/prospectus.

SAMA’s Board of Directors’ Reasons for the Approval of the Business Combination

As described under “Background of the Business Combination” above, SAMA’s board of directors, in evaluating the Business Combination, consulted with SAMA’s management and legal and other advisors in reaching its decision to approve and adopt the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement. In making this decision, SAMA’s board of directors considered a variety of factors weighing positively and negatively with respect to the Business Combination. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, SAMA’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. SAMA’s board of directors viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the reasons for SAMA’s board of directors’ approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Forward-Looking Statements.”

The factors considered by SAMA’s board of directors include, but are not limited to, the following:

•        Leader in Low-Cost, Medicinal-Focused Cannabis Cultivation and Extraction.    Clever Leaves has one of the largest cultivation and extraction operations in Latin America and is among the largest operations in the world including Canada’s cannabis licensed producers and extractors. As a result of its primary operations being located in Colombia, Clever Leaves’ operating costs, as measured by a cost per gram of dry cannabis flower, are a fraction of its Canadian peers. SAMA’s management and board of directors believe that Clever Leaves’ ability to deliver to market a significant amount of capacity at a fraction of the cost of its competition has the potential to drive market share over time in a significant and growing addressable market around the world;

•        Thoughtfully Constructed Multi-National Operator (MNO).    With approximately $125 million of capital raised to date, Clever Leaves has built out significant infrastructure to position itself to achieve global reach between its Colombian cultivation and extraction operations, its Portuguese cultivation facilities and its global distribution infrastructure (primarily in Germany and the United States);

•        Pharmaceutical-Grade EU GMP-Certified Production Authorized for Export.    Clever Leaves was recently granted a European Union Good Manufacturing Practices (EU GMP) certification for its pharmaceutical post-harvest facility and laboratory located outside Bogota, Colombia, to produce API, semi-finished and finished cannabis products for medical purposes. EU GMP certification is required in many instances for commercializing medical cannabis products in the European Union, including Germany, and is expected to broaden Clever Leaves’ ability to serve international markets;

•        Talented and Experienced Leadership with Operational and Regulatory Expertise.    Led by Kyle Detwiler and Andrés Fajardo, SAMA’s board of directors believes that Clever Leaves has a solid core management team positioned to create and enhance shareholder value going forward;

•        Attractive Financial Profile with Strong Revenue and EBITDA Growth Potential.    In light of Clever Leaves having invested a significant amount of capital and having received regulatory approvals, SAMA’s management and board of directors believe that Clever Leaves is well-positioned for significant revenue and EBITDA growth and is anticipated to generate positive free cash flow by the fourth quarter of 2021 (see “Certain Clever Leaves Projected Financial Information”);

•        Significant Opportunity for Strategic Acquisitions.    With the significant capital resources available through SAMA’s existing cash balances, SAMA’s management and board of directors believe that Clever Leaves’ sales and distribution capabilities can be meaningfully enhanced through additional investments, including through disciplined potential strategic acquisitions;

•        Attractive Market Valuation of Comparable Companies.    Given the relatively early stage of Clever Leaves’ medicinal cannabis commercialization efforts, SAMA’s management and board of directors believe that valuation is best approached by analyzing Clever Leaves’ business over the medium term. Based on the combined company’s anticipated growth, profitability and free cash flow generation, including the benefit of its anticipated listing of Holdco’s securities on Nasdaq, SAMA’s board of directors believes that the Business Combination is attractively valued at an enterprise value of 3.6x and 23.6x projected 2021 revenue and EBITDA, respectively, and 1.8x and 5.4x projected 2022 revenue and EBITDA, respectively. This would represent a meaningful discount to the Comparable Companies (as defined below), which have median enterprise values of 3.6x and 35.5x projected 2021 revenue and EBITDA, respectively, and 3.3x and 15.8x projected 2022 revenue and EBITDA, respectively, in each case as of July 22, 2020. SAMA’s management and board of directors viewed the Comparable Companies as more meaningful comparisons than certain companies that may have similar lines of business, including those listed on the Toronto Stock Exchange or TSX Venture Exchange such as PharmaCielo Ltd., Khiron Life Sciences Corp. and The Green Organic Dutchman Holdings Ltd.; those companies exhibit median enterprise values of 1.0x projected 2021 revenue, and 0.5x and 11.1x projected 2022 revenue and EBITDA, respectively, in each case as of July 22, 2020; and

•        Terms of the Business Combination.    The financial and other terms and conditions of the Business Combination Agreement, as reviewed by SAMA’s board of directors, and managements’ and the board of directors’ belief that such terms and conditions are reasonable and were the product of arm’s-length negotiations between SAMA and Clever Leaves. As a result of the relatively low capital needs anticipated by Clever Leaves following the Business Combination, the Business Combination Agreement has a minimum cash condition requiring SAMA to have, in the aggregate, cash that is equal to or greater than $60.0 million held either in or outside of the trust account. This amount, which reflects approximately 45.2% of SAMA’s capital resources as of June 30, 2020, would permit the Business Combination to be consummated even if a significant amount of SAMA’s public stockholders exercise their redemption rights. Under such a scenario, the board anticipates that Clever Leaves would still have sufficient funds to execute its current business plan.

SAMA’s board of directors also considered the following factors:

•        Regulatory and Political Risk.    While Clever Leaves has been able to successfully enter into and navigate through markets with strict regulatory requirements, such requirements may be subject to change. Further, with Clever Leaves’ primary cultivation and extraction operations in Colombia, the legalization of cannabis is a fairly new government mandate and could be subject to change under a new political regime. While SAMA has performed significant amount of due diligence to try to mitigate these risks, such risks can be difficult to predict and there can be no assurance that SAMA’s diligence surfaced all material issues;

•        Execution Risk.    While SAMA has relied on information derived from Clever Leaves, the strength and backgrounds of Clever Leaves’ management team, due diligence and industry research, Clever Leaves’ commercialization efforts remain early stage and there can be no assurances that Clever Leaves will achieve its projections and overall business plan;

•        Management Transition.    Clever Leaves’ prior General Counsel resigned and its Chief Financial Officer is planning to resign to pursue other professional opportunities during the course of SAMA’s dialogue with Clever Leaves. Additionally, Clever Leaves is in the process of seeking to fill a new global head of sales position. In August 2020, Mr. Kastin was appointed as Clever Leaves’ General Counsel and Corporate Secretary. While Clever Leaves is actively seeking a potential Chief Financial Officer, there can be no assurances that such position will be occupied prior to the Closing;

•        Competitive Risk:    While SAMA anticipates Clever Leaves will have access to significant capital from SAMA’s existing cash balances, Clever Leaves’ markets are subject to significant competition including from companies with longer operating histories and/or greater financial resources than those of Clever Leaves;

•        Uncertain Capital Resources, Risk of Stockholder Vote against Business Combination Proposal or Stockholders’ Exercise of Redemption Rights.    Some of SAMA’s stockholders may vote against the Business Combination Proposal or decide to exercise their redemption rights, and although the Business Combination may still close, such redemptions may reduce the amount of funds available to the combined company following the Closing creating an uncertain capital position; and

•        Interests of Sponsor and SAMA Directors and Executive Officers.    SAMA’s board of directors considered the fact that the Sponsor and SAMA’s directors and executive officers have interests in the Business Combination that may be different from, or in addition to, the interests of SAMA’s stockholders generally (see the section titled “Interests of SAMA Directors and Officers in the Business Combination”).

In connection with analyzing the Business Combination, SAMA’s management, using its experience and judgment, selected Canopy Growth Corporation, Cronos Group Inc., Aphria Inc., Aurora Cannabis Inc., Tilray, Inc., Hexo Corp., Organigram Holdings Inc. and Sundial Growers Inc. as comparable companies (collectively, the “Comparable Companies”). SAMA’s management selected these companies because they are U.S.-listed, Canadian-listed or dual-listed publicly traded companies with certain operations, results, market access, pharmaceutical capabilities, business mixes or size and scale that, for the purposes of analysis, may be considered similar to certain operations, results, market access, pharmaceutical capabilities, business mixes or size and scale of Clever Leaves. None of the Comparable Companies is identical to or directly comparable with Clever Leaves.

In connection with its analysis of the Business Combination, SAMA’s management reviewed and compared, using publicly available information, certain current, projected and historical financial information for Clever Leaves corresponding to current and historical financial information, ratios and public market multiples for the Comparable Companies, as described above.

SAMA’s board of directors also considered the Business Combination in light of the investment criteria set forth in SAMA’s final prospectus for its initial public offering including without limitation that, based upon SAMA’s analyses and due diligence, Clever Leaves has the potential to evolve into an industry market leader, generate solid free cash flow with a long-term, and sustainable competitive advantage. SAMA’s board of directors believed these factors to have a strong potential to create meaningful shareholder value following the consummation of the Business Combination.

The above discussion of the material factors considered by SAMA’s board of directors is not intended to be exhaustive but does set forth the principal factors considered by SAMA’s board of directors.

Satisfaction of 80% Test

It is a requirement under SAMA’s amended and restated certificate of incorporation and Nasdaq listing rules that SAMA’s initial business combination must occur with one or more target businesses that together have a fair market value of at least 80% of the assets held in the trust account (excluding taxes payable on the income earned on the trust account) at the time of the agreement to enter into the initial business combination.

As of the date of the execution of the Business Combination Agreement, the balance of the funds in the trust account was approximately $132.4 million, excluding approximately $0.0 of taxes payable on the income earned on the trust account. After giving effect to such exclusion, 80% thereof represents approximately $105.9 million. In reaching its conclusion that the Business Combination meets the 80% asset test, SAMA’s board of directors considered an enterprise value of Clever Leaves of approximately $255.0 million.

In determining whether the enterprise value described above represents the fair market value of Clever Leaves, SAMA’s board of directors considered all of the factors described above in this section, including enterprise value-to-revenue and enterprise value-to-EBITDA valuations of the Comparable Companies applied for 2021 and 2022 based on Clever Leaves’ management’s projections, Clever Leaves’ recent private financing rounds well in excess of $105.9 million, approximately $125.0 million of capital that had been invested in Clever Leaves’ business as of the date of the execution of the Business Combination Agreement and the fact that the purchase price for Clever Leaves was the result of an arm’s length negotiation with Clever Leaves’ shareholders. As a result, SAMA’s board of directors concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the trust account. In light of the financial background and experience of the members of SAMA’s management team and SAMA’s board of directors, SAMA’s board of directors believes that the members of SAMA’s management team and SAMA’s board of directors are qualified to determine whether the Business Combination meets the 80% asset test. SAMA’s board of directors did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% asset test has been met.

Certain Clever Leaves Projected Financial Information

Clever Leaves provided SAMA with its internally prepared forecasts for each of the years in the three-year period ending December 31, 2022. Clever Leaves does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, financial condition or other results. However, in connection with the Business Combination, the management of Clever Leaves prepared the financial projections set forth below to present key elements of the forecasts provided to SAMA. Clever Leaves’ forecasts were prepared solely for internal use and not with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that Clever Leaves, its board of directors, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. The financial projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or stockholders, are cautioned not to place undue reliance on this information. You are cautioned not to rely on the projections in making a decision regarding the Business Combination, as the projections may be materially different than actual results. The combined company will not refer back to the financial projections in its future periodic reports filed under the Exchange Act.

The financial projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions, effects of COVID-19 and other future events, as well as matters specific to Clever Leaves’ business, all of which are difficult to predict and many of which are beyond Clever Leaves’ and SAMA’s control. The financial projections are forward looking statements that are inherently subject significant uncertainties and contingencies, many of which are beyond Clever Leaves’ control. The various risks and uncertainties include those set forth in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Clever Leaves” and “Forward-Looking Statements” sections of this proxy statement/prospectus, respectively. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

Furthermore, the financial projections do not take into account any circumstances or events occurring after June 10, 2020, the date they were prepared. None of Clever Leaves’ independent registered accounting firm, SAMA’s independent registered accounting firm or any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Nonetheless, a summary of the financial projections is provided in this proxy statement/prospectus because they were made available to SAMA and its board of directors in connection with their review of the Business Combination.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR CLEVER LEAVES, NEITHER HOLDCO NOR SAMA UNDERTAKE ANY OBLIGATION, AND EACH EXPRESSLY DISCLAIMS, ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

The projections were prepared by, and are the responsibility of, Clever Leaves’ management. BDO Canada LLP, Clever Leaves’ independent auditor, has not examined, compiled or otherwise applied procedures with respect to the accompanying prospective financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on it. The BDO Canada LLP report included in this proxy statement/prospectus relates to historical financial information of Clever Leaves. It does not extend to the projections and should not be read as if it does.

The key elements of the projections provided by management of Clever Leaves to SAMA are summarized in the following table:

($ in millions)	2020P	2021P	2022P
Revenue	$12	$72	$140
EBITDA	$(23)	$11	$47

EBITDA is a non-GAAP financial measure, which Clever Leaves defines as Net income (loss), before interest, taxes, depreciation and amortization. This non-GAAP financial measure is a key metric used by management and the Clever Leaves board of directors to monitor the company’s ongoing core operations because its results can be significantly impacted by events that are unrelated to its core operations as a result of changes to its business and the regulatory environment. We believe that this non-GAAP financial measure assists investors in period-to-period comparisons by excluding differences caused by variations in capital structures (affecting interest expense), tax positions and the impact of depreciation and amortization expense. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The most directly comparable GAAP measure to EBITDA is Net income (loss). Management has not provided a reconciliation of the projected EBITDA estimates to Net Income (loss) because it is not possible to estimate, without unreasonable efforts, the impact of interest, taxes and depreciation on net income (loss), which can be material.

This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Clever Leaves,” as well as the audited financial statements of Clever Leaves elsewhere in this proxy statement/prospectus.

Interests of SAMA Directors and Officers in the Business Combination

When you consider the recommendation of SAMA’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that certain of SAMA’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•        the beneficial ownership of the Sponsor and certain of SAMA’s directors and officers of an aggregate of 3,250,000 founder shares, which shares would become worthless if SAMA does not complete a business combination within the applicable time period, as the initial stockholders have waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $        , based on the closing price of the SAMA common stock of $        on Nasdaq on              , 2020, the record date for the special meeting of stockholders;

•        the beneficial ownership of the Sponsor and certain of SAMA’s directors and officers of an aggregate of 4,150,000 private placement warrants, which warrants would expire and become worthless if SAMA does not complete a business combination within the applicable time period. Such warrants have an aggregate market value of approximately $        , based on the closing price of the public warrants of $        on Nasdaq on              , 2020, the record date for the special meeting of stockholders;

•        SAMA’s directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them on SAMA’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the trust account, unless a business combination is consummated;

•        the potential continuation of Gary M. Julien, one of SAMA’s directors, as a director of Holdco following the consummation of the Business Combination; and

•        the continued indemnification of current directors and officers of SAMA and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Amended and Restated Holdco Organizational Documents

The rights of SAMA stockholders and the relative powers of SAMA’s board of directors are governed by Delaware law and SAMA’s amended and restated certificate of incorporation and bylaws. As a result of the Merger, all of the shares of SAMA common stock will be converted into the right to receive Holdco common shares as set forth in the Business Combination Agreement. Because Holdco is and will be, at the Merger Effective Time, a corporation organized under the laws of British Columbia, Canada, the rights of the Holdco shareholders will be governed by applicable law of British Columbia, Canada, including the Business Corporations Act, and by the amended and restated articles of Holdco.

The rights of shareholders under the laws of British Columbia, Canada and stockholders under Delaware law differ in several significant respects. For a detailed discussion of these differences, see the section titled “Comparison of the Rights of Holders of SAMA Common Stock and Holdco Common Shares” in this proxy statement/prospectus.

Anticipated Accounting Treatment

Under both the no redemption and maximum redemption scenarios, the Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Clever Leaves has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances: (i) Clever Leaves’ shareholders will have a majority of the voting power under both the no redemption and maximum redemption scenarios; (ii) Clever Leaves’ shareholders will hold the largest minority voting interest under both the no redemption and the maximum redemption scenarios; (iii) Clever Leaves will have the ability to nominate the majority of the Holdco board of directors; (iv) Clever Leaves will comprise the ongoing operations of Holdco; (v) Clever Leaves is the larger entity based on historical revenues and approximate fair value; (vi) Clever Leaves’ former management will comprise the vast majority of the management of Holdco; and (vii) Holdco will assume Clever Leaves’ name.

Under this method of accounting, SAMA will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Clever Leaves issuing stock for the net assets of SAMA, accompanied by a recapitalization. The net assets of SAMA will be stated at historical cost, with no goodwill or other intangible assets recorded.

Required Vote and Recommendation of the Board

The Business Combination Proposal will be approved and adopted if the holders of at least a majority of all shares of SAMA common stock issued and outstanding as of the record date that are entitled to vote thereon at the special meeting of stockholders vote “FOR” the Business Combination Proposal. Adoption of the Business Combination Proposal is conditioned upon the adoption of the Earnout Award Plan Proposal set forth in this proxy statement/prospectus.

SAMA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial statements of Clever Leaves Holdings Inc., a corporation organized under the laws of British Columbia, Canada (“Holdco”), present the combination of the financial information of Schultze Special Purpose Acquisition Corp., a Delaware corporation (“SAMA”), and Clever Leaves International, Inc. (“Clever Leaves”), adjusted to give effect to the Business Combination (as defined below). The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

On July 25, 2020, SAMA entered into a Business Combination Agreement (the “Business Combination Agreement”) with Clever Leaves, Holdco, a wholly owned subsidiary of Clever Leaves, and Novel Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Holdco (“Merger Sub”), pursuant to which, among other things, (1) the holders of Clever Leaves common shares will exchange their Clever Leaves common shares for Holdco common shares by means of a Canadian plan of arrangement, and Clever Leaves will become a direct wholly owned subsidiary of Holdco (the “Arrangement”), (2) Merger Sub will merge with and into SAMA, with SAMA surviving the merger and each of the former stockholders of SAMA receiving Holdco common shares (the “Merger” and, together with the Arrangement and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”), (3) immediately after the consummation of the Merger, Holdco will contribute 100% of the issued and outstanding capital stock of SAMA (as the surviving corporation of the Merger) to Clever Leaves, such that SAMA will be a direct wholly-owned subsidiary of Clever Leaves, and (4) immediately following the contribution of SAMA to Clever Leaves, Clever Leaves will contribute 100% of the issued and outstanding shares of NS US Holdings, Inc., a Delaware corporation, to SAMA such that it will be a direct wholly-owned subsidiary of SAMA.

In accordance with the Put Call Agreement, dated as of October 31, 2019, by and among Clever Leaves, Eagle Canada Holdings, Inc., a subsidiary of Clever Leaves (“Eagle”), and certain Eagle’s minority shareholders, immediately prior to the Arrangement Effective Time (as defined in the Business Combination Agreement), Clever Leaves will convert the Class A common shares of Eagle into Clever Leaves common shares (the “Eagle Share Exchange”).

SAMA is a blank check company incorporated in Delaware on June 11, 2018. SAMA was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses. The registration statement for SAMA’s initial public offering was declared effective on December 10, 2018. On December 13, 2018, SAMA consummated its initial public offering of 13,000,000 units at $10.00 per unit, generating gross proceeds of $130,000,000. Simultaneously with the closing of its initial public offering, SAMA consummated the sale of 4,150,000 private placement warrants at a price of $1.00 per warrant in a private placement to the Sponsor, generating gross proceeds of $4,150,000.

Immediately following the closing of SAMA’s initial public offering, a total of $130,000,000 ($10.00 per unit) of the net proceeds from the initial public offering and the private placement was placed in the trust account and is invested in a money market fund selected by SAMA. Except for a portion of the interest earned on the funds held in the trust account that may be released to SAMA to pay any income and franchise taxes (and up to $150,000 for any dissolution or liquidation related expenses), none of the funds held in the trust account will be released until the earliest of (i) the completion of SAMA’s initial business combination, (ii) the redemption of 100% of the public shares if SAMA is unable to consummate a business combination by September 30, 2020, or such later date as may be approved by SAMA’s stockholders, and (iii) the redemption of public shares in connection with the approval of any amendment to the provisions of SAMA’s amended and restated certificate of incorporation relating to pre-initial business combination activity and related stockholders’ rights, including the substance or timing of SAMA’s obligation to redeem 100% of the public shares if SAMA does not complete its initial business combination within the required time period.

On June 9, 2020, the SAMA stockholders approved the extension of the date by which SAMA must consummate its initial business combination from June 13, 2020 to September 30, 2020. As of March 31, 2020, there was $132,964,562 held in the trust account. As of June 9, 2020, when the extension was approved by SAMA stockholders, there was $132,608,211 held in the trust account, net of redemptions of $356,351 (calculated as 34,868 shares redeemed at $10.22 per share). As of June 30, 2020, there was $132,433,250 held in the trust account.

Clever Leaves, formerly known as Northern Swan Holdings, Inc. is an MNO in the botanical cannabinoid and nutraceutical industries, with operations and investments in Colombia, Portugal, Germany, the United States and Canada. Clever Leaves’ mission is to be an industry-leading global cannabinoid company recognized for its principles, people and performance while fostering a healthier global community. Clever Leaves was incorporated on July 20, 2017 as Northern Swan Holdings, Inc. under the Business Corporations Act of British Columbia, Canada and changed its name on March 12, 2020. Clever Leaves currently owns over 1.9 million square feet of greenhouse cultivation capacity across two continents and approximately 13 million square feet of agricultural land, with an option to acquire approximately 73 million additional square feet of land for cultivation expansion. In July 2020, Clever Leaves became one of a small group of cannabis companies in the world to receive EU GMP certification.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2020 assumes that the Business Combination occurred on June 30, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 and for the six months ended June 30, 2020 present pro forma effect to the Business Combination as if it had been completed on January 1, 2019.

The pro forma combined financial statements do not necessarily reflect what Holdco’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. The pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of Holdco. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

This information should be read together with SAMA’s and Clever Leaves’ audited and unaudited financial statements and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SAMA,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Clever Leaves” and other financial information included elsewhere in this proxy statement/prospectus.

Under both the no redemption and maximum redemption scenarios, the Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Clever Leaves has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        Clever Leaves’ shareholders will have a majority of the voting power under both the no redemption and maximum redemption scenarios;

•        Clever Leaves’ shareholders will hold the largest minority voting interest under both the no redemption and the maximum redemption scenarios;

•        Clever Leaves will have the ability to nominate the majority of the Holdco board of directors;

•        Clever Leaves will comprise the ongoing operations of Holdco;

•        Clever Leaves is the larger entity based on historical revenues and approximate fair value;

•        Clever Leaves’ former management will comprise the vast majority of the management of Holdco; and

•        Holdco will assume Clever Leaves’ name.

Under this method of accounting, SAMA will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Clever Leaves issuing stock for the net assets of SAMA, accompanied by a recapitalization. The net assets of SAMA will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below:

•        Assuming No Redemptions:    This presentation assumes that no SAMA stockholders exercise redemption rights with respect to their public shares.

•        Assuming Maximum Redemptions:    This presentation assumes that stockholders holding 7,094,344 of SAMA’s public shares exercise their redemption rights and that such shares are redeemed for their pro rata share (approximately $10.21 per share) of the funds in the trust account. Furthermore, this scenario assumes that SAMA will have $60,000,000 of cash available after giving effect to the exercise of the redemption rights and any PIPE, if any, prior to or as of the Closing. This scenario assumes that 7,094,344 public shares are redeemed for an aggregate redemption payment of approximately $72,433,250, based on $132,433,250 in the trust account and 12,965,132 public shares outstanding as of June 30, 2020.

Description of the Business Combination

The consideration payable to Clever Leaves shareholders in connection with the Arrangement consists of Holdco common shares and up to $7,500,000 in cash in the aggregate (the “Cash Arrangement Consideration”).

The aggregate Arrangement consideration (the “Arrangement Consideration”) will be an amount equal to (a) $229,500,000, minus (b) Clever Leaves’ net debt, minus (c) the amount, if any, by which Clever Leaves’ transaction expenses exceed Clever Leaves’ transaction expenses cap, plus (d) the amount, if any, by which SAMA’s transaction expenses exceed SAMA’s transaction expenses cap, minus (e) the aggregate value of the issued and outstanding options and warrants of Clever Leaves that are being converted into options and warrants of Holdco in the Business Combination. The Arrangement Consideration minus an amount equal to the Cash Arrangement Consideration will be paid to Clever Leaves shareholders in Holdco common shares, based on a price per share of $10.00, and the Cash Arrangement Consideration will be paid to certain Clever Leaves shareholders in cash.

The purchase price paid at Closing will be based on an estimate of the amount of the foregoing adjustments and will be subject to a customary post-Closing true-up. The unaudited pro forma condensed combined financial information has been adjusted to reflect the initial estimates for the foregoing adjustments.

The following represents the aggregate consideration under the no redemption and maximum redemption scenarios:

(in thousands)	No Redemptions	Maximum Redemptions
Common shares issued to Clever Leaves shareholders(a)(b)	$183,160	$183,160
Cash consideration to certain Clever Leaves shareholders	7,500	7,500
Rollover of net debt(b)	31,326	31,326
Rollover of vested options and warrants	7,514	7,514
Total Consideration	$229,500	$229,500

____________

(a)      The value of common shares issued to Clever Leaves shareholders included in the consideration is reflected at $10 per share as defined in the Business Combination Agreement.

(b)      Estimated net debt at Closing calculated as the sum of the Clever Leaves Convertible Notes plus loans and borrowings less the cash and cash equivalents. If the net debt increases or decreases by $1 million, the number of common shares issued to Clever Leaves shareholders would change to $182.2 million and $184.2 million, respectively. The change in debt would change the number of common shares to be issued to Clever Leaves shareholders.

The following table summarizes the pro forma Holdco common shares outstanding under the no redemption and maximum redemption scenarios:

in thousands	Assuming No Redemption		Assuming Maximum Redemption
	Shares	%	Shares	%
SPAC Public Shareholders	12,965	39.5%	5,871	22.8%
SPAC Founders	1,565	4.8%	1,565	6.1%
SPAC Independent Directors	60	0.2%	60	0.2%
Total SAMA	14,590	44.5%	7,496	29.1%
Clever Leaves (A)(C)	18,198	55.5%	18,198	70.9%
Total Shares at Closing (excluding escrow, options, warrants, and restricted)	32,788	100%	25,694	100%
Other – Escrow Shares (B)	1,625		1,625
Shares underlying Clever Leaves rollover options and warrants (A)	751		751
Shares underlying Clever Leaves rollover restricted units and shares (A)	118		118
Total Shares at Closing (including escrow, options, warrants, and restricted)	35,282		28,188

____________

(A)     The total common shares issued to Clever Leaves shareholders will be 18.3 million Holdco common shares. This includes Holdco common shares issued in exchange for Clever Leaves common and preferred shares as well as $4.2 million convertible notes that were issued in July 2020 as part of the Clever Leaves Series E financing, restricted shares, and restricted units. 18.2 million common shares will be outstanding at the Closing while the remaining 0.1 million common shares underlying the Clever Leaves unvested restricted shares and restricted stock units that will become restricted shares and restricted stock units of Holdco as a result of the Arrangement are excluded from total shares outstanding at the Closing. The total Clever Leaves common shares also excludes 0.8 million common shares underlying the Clever Leaves vested options and warrants that will become options and warrants to acquire Holdco common shares as a result of the Arrangement.

(B)     Represents approximately 1.6 million earnout shares to be placed into escrow with 0.8 million to be released from escrow if the closing price of the Holdco common shares on Nasdaq equals or exceeds $12.50 per share for any 20 trading days within any consecutive 30 trading day period on or before the second anniversary of the Closing; and 0.8 million shares to be released from escrow if the closing price of the Holdco common shares on Nasdaq equals or exceeds $15.00 per share for any 20 trading days within any consecutive 30 trading day period on or before the fourth anniversary of the Closing.

(C)     Excludes 1.8 million earnout shares, of which (A) 0.9 million shares will be issued to certain Clever Leaves shareholders only if the closing price of the Holdco common shares on Nasdaq equals or exceeds $12.50 per share for any 20 trading days within any consecutive 30 trading day period on or before the second anniversary of the Closing; and (B) 0.9 million shares will be issued to certain Clever Leaves shareholders only if the closing price of the Holdco common shares on Nasdaq equals or exceeds $15.00 per share for any 20 trading days within any consecutive 30 trading day period on or before the fourth anniversary of the Closing. An accounting grant date has not been achieved for these shares as the Earnout Plan as well as any individual award require approval, no individual awards have been communicated, and the Holdco committee designated by the Holdco board of directors may impose additional vesting conditions on the vesting of such shares. As such, no pro forma adjustment has been reflected to show compensation cost related to these shares.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2020, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019, and the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2020 are based on the historical financial statements of SAMA and Clever Leaves. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the unaudited pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2020
(in thousands)

	As of June 30, 2020			Pro Forma Adjustments (Assuming No Redemptions)		As of June 30, 2020	Additional Pro Forma Adjustments (Assuming Maximum Redemptions)		As of June 30, 2020
	Schultze (Historical) (US GAAP)	Clever Leaves (Historical) (US GAAP)	Combined			Pro Forma Combined (Assuming No Redemptions)			Pro Forma Combined (Assuming Maximum Redemptions)
ASSETS
Cash and cash equivalents	$340	$3,215	$3,555	$132,433	(A)	$125,175	(72,433)	(K)	52,742
				(11,465)	(B)
				(7,500)	(C)
				4,162	(H)
				(10)	(I)
				4,000	(J)
Restricted cash	—	2,954	2,954	(2,645)	(H)	309			309
Accounts receivable, net	—	483	483			483			483
Prepaids, advances and other	28	711	739			739			739
Prepaid income taxes	62	—	62			62			62
Other receivables	—	839	839			839			839
Inventory	—	7,654	7,654			7,654			7,654
Total current assets	430	15,856	16,286	118,975		135,261	(72,433)		62,828
Investments – Lift & Co		118	118			118			118
Investment – Cansativa		1,715	1,715			1,715			1,715
Property and equipment, net	—	27,527	27,527			27,527			27,527
Intangible assets, net	—	25,072	25,072			25,072			25,072
Goodwill	—	18,508	18,508			18,508			18,508
Marketable securities held in Trust Account	132,433	—	132,433	(132,433)	(A)	—			—
Other non-current assets	—	321	321			321			321
Total assets	$132,863	$89,117	$221,980	$(13,458)		$208,522	$(72,433)		$136,089

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$291	$3,243	$3,534	$406	(B)	3,118			$3,118
				(10)	(I)
Other current liabilities	—	3,239	3,239			3,239			3,239
Short-term liability	—	2,645	2,645	(2,645)	(H)	—			—
Total current liabilities	291	9,127	9,418	(3,061)		6,357	—		6,357
Convertible notes	—	26,868	26,868			26,868			26,868
Loans and borrowings	—	7,673	7,673			7,673			7,673
Deferred tax liabilities	—	5,700	5,700			5,700			5,700
Total liabilities	291	49,368	49,659	(3,061)		46,598	—		46,598

Commitments
Common stock subject to possible redemption	127,572	—	127,572	(127,572)	(E)	—			—

Stockholders’ Equity
Preferred Stock	—	1	1	(1)	(D)	—			—
Common Stock	—	2	2	(2)	(D)	—			—
Additional paid in capital	3,088	85,923	89,011	127,572	(E)	217,657	(72,433)	(K)	145,224
				(4,550)	(B)
				(7,500)	(C)
				3	(D)
				1,912	(F)
				3,047	(G)
				4,162	(H)
				4,000	(J)
Retained earnings (deficit)	1,912	(49,224)	(47,312)	(6,509)	(B)	(55,733)			(55,733)
				(1,912)	(F)
Total equity attributable to stockholders	5,000	36,702	41,702	120,222		161,924	(72,433)		89,491
Non-controlling interest	—	3,047	3,047	(3,047)	(G)	—			—
Total equity	5,000	39,749	44,749	117,175		161,924	(72,433)		89,491
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$132,863	$89,117	$221,980	$(13,458)		$208,522	$(72,433)		$136,089

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2020
(in thousands, except share and per share data)

	For the Six Months Ended June 30, 2020			Pro Forma Adjustments (Assuming No Redemptions)		For the Six Months Ended June 30, 2020	Additional Pro Forma Adjustments (Assuming Maximum Redemptions)	For the Six Months Ended June 30, 2020
	Schultze (Historical) (US GAAP)	Clever Leaves (Historical) (US GAAP)	Combined			Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
Revenue	$—	$4,853	$4,853			$4,853		$4,853
Cost of sales	—	1,785	1,785			1,785		1,785
Gross profit	—	3,068	3,068	—		3,068	—	3,068
Operating costs	529		529	(60)	(AA)	469		469
General and administration	—	15,384	15,384	(941)	(EE)	14,443		14,443
Sales and marketing	—	1,784	1,784			1,784		1,784
Goodwill impairment	—	1,682	1,682			1,682		1,682
Depreciation and amortization	—	717	717			717		717
Total operating expenses	529	19,567	20,096	(1,001)		19,095	—	19,095
Loss from operations	(529)	(16,499)	(17,028)	1,001		(16,027)	—	(16,027)
Interest (income) expense, net	(631)	1,789	1,158	631	(BB)	1,789		1,789
Unrealized gain on marketable securities held in Trust Account	—	—	—	—	(BB)	—		—
Loss on investments	—	244	244			244		244
Foreign exchange gain	—	359	359			359		359
Other expense, net	—	48	48	—		48	—	48
Income (loss) before income taxes	102	(18,939)	(18,837)	370		(18,467)	—	(18,467)
Provision for income taxes (benefit)	21	—	21	100	(CC)	121	—	121
Net income (loss)	81	(18,939)	(18,858)	270		(18,588)	—	(18,588)
Net loss and comprehensive loss attributable to noncontrolling interest	—	(1,648)	(1,648)	1,648	(DD)	—		—
Net income (loss) attributable to Company	$81	$(17,291)	$(17,210)	$(1,378)		$(18,588)	$—	$(18,588)

Basic and diluted net loss per common share	$(0.11)					$(0.57)		$(0.72)
Weighted average shares outstanding, basic and diluted	3,695,064					32,788,000		25,694,000

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2019
(in thousands, except share and per share data)

	For the Year Ended December 31, 2019			Pro Forma Adjustments (Assuming No Redemptions)		For the Year Ended December 31, 2019	Additional Pro Forma Adjustments (Assuming Maximum Redemptions)	For the Year Ended December 31, 2019
	Schultze (Historical) (US GAAP)	Clever Leaves (Historical) (US GAAP)	Combined			Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
Revenue	$—	$7,834	$7,834			$7,834		$7,834
Cost of sales	—	4,732	4,732			4,732		4,732
Gross profit	—	3,102	3,102	—		3,102	—	3,102
Operating costs	652	—	652	(120)	(AA)	532		532
General and administration	—	34,979	34,979			34,979		34,979
Sales and marketing	—	3,183	3,183			3,183		3,183
Depreciation and amortization	—	1,480	1,480			1,480		1,480
Total operating expenses	652	39,642	40,294	(120)		40,174	—	40,174
Operating loss	(652)	(36,540)	(37,192)	120		(37,072)	—	(37,072)
Interest (income) expense, net	(2,941)	2,684	(257)	2,941	(BB)	2,684		2,684
Unrealized gain on marketable securities held in Trust Account	(6)	—	(6)	6	(BB)	—		—
Loss on investments		756	756			756		756
Loss on debt extinguishment	—	3,374	3,374			3,374		3,374
Loss on fair value of derivative instrument	—	421	421			421		421
Foreign exchange loss	—	1,575	1,575			1,575		1,575
Other expenses, net	—	534	534			534		534
Income (loss) before income taxes	2,295	(45,884)	(43,589)	(2,827)		(46,416)	—	(46,416)
Equity investments and securities loss	—	96	96			96		96
Provision for income taxes (benefit)	482	—	482	(764)	(CC)	(282)		(282)
Net income (loss)	1,813	(45,980)	(44,167)	(2,063)		(46,230)	—	(46,230)
Net loss attributable to noncontrolling interest	—	(6,450)	(6,450)	6,450	(DD)	—	—	—
Net income (loss) attributable to Company	$1,813	$(39,530)	$(37,717)	$(8,513)		$(46,230)	$—	$(46,230)

Basic and diluted net loss per common share	$(0.10)					$(1.41)		$(1.80)
Weighted average shares outstanding, basic and diluted	3,661,924					32,788,000		25,694,000

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

Under both the no redemption and the maximum redemption scenarios, the Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, SAMA will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Clever Leaves issuing stock for the net assets of SAMA, accompanied by a recapitalization. The net assets of SAMA will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of June 30, 2020 assumes that the Business Combination occurred on June 30, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 and for the six months ended June 30, 2020 presents pro forma effect to the Business Combination as if it had been completed on January 1, 2019.

The unaudited pro forma condensed combined balance sheet as of June 30, 2020 has been prepared using, and should be read in conjunction with, the following:

•        SAMA’s unaudited condensed balance sheet as of June 30, 2020 and the related notes for the quarter ended June 30, 2020 included elsewhere in this proxy statement/prospectus; and

•        Clever Leaves’ unaudited condensed consolidated statement of financial position as of June 30, 2020 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2020 has been prepared using, and should be read in conjunction with, the following:

•        SAMA’s unaudited condensed statement of operations for the quarter ended June 30, 2020 and the related notes included elsewhere in this proxy statement/prospectus; and

•        Clever Leaves’ unaudited condensed consolidated statements of net income/loss and comprehensive income/loss for the quarter ended June 30, 2020 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 has been prepared using, and should be read in conjunction with, the following:

•        SAMA’s audited statement of operations for the year ended December 31, 2019 and the related notes included elsewhere in this proxy statement/prospectus; and

•        Clever Leaves’ audited consolidated statements of net income/loss and comprehensive income/loss for the year ended December 31, 2019 and the related notes, included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that SAMA believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. SAMA, Clever Leaves and Holdco believe that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of SAMA and Clever Leaves.

2. Accounting Policies

Upon consummation of the Business Combination, Holdco’s management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of Holdco. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (1) directly attributable to the Business Combination, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the results of the post-combination company. SAMA, Clever Leaves and Holdco have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

There is no historical activity with respect to Holdco and Merger Sub, and accordingly, no adjustments were required with respect to these entities in the unaudited pro forma condensed combined financial statements.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of Holdco’s shares outstanding, assuming the Business Combination occurred on January 1, 2019.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2020 are as follows:

(A)    Reflects the reclassification of $132.4 million of cash and marketable securities held in the trust account after such redemptions that becomes available to fund the Business Combination.

(B)    Reflects the settlement of $12.0 million of transaction costs in connection with the Business Combination, of which $11.5 million will be settled in cash (including $0.4 million settlement of transaction costs previously incurred and accrued as of part of accounts payable at June 30, 2020), and $0.5 million was previously incurred and paid as of June 30, 2020. Of the $11.5 million to be paid in cash, $4.6 million is contingent underwriting fees, $3.5 million is remaining Clever Leaves’ estimated expenses, and $3.4 million is advisory, legal, and other fees to be incurred. The $4.6 million of contingent underwriting fees are offset against equity as those are directly related to the equity raise.

(C)   Reflects the payment of $7.5 million of cash consideration paid to certain Clever Leaves shareholders.

(D)    Reflects the adjustment required to show the recapitalization of Clever Leaves as the issuance of 18.2 million Holdco common shares at $0.00 par value.

(E)    Reflects the reclassification of common stock subject to possible redemption to permanent equity at $0.00 par value.

(F)    Reflects the reclassification of SAMA’s historical retained earnings to additional paid in capital as part of the recapitalization.

(G)   Reflects the elimination of noncontrolling interest at close which will be acquired as part of the Business Combination pursuant to the Eagle Share Exchange.

(H)   Reflects the proceeds received from the Clever Leaves Series E financing in exchange for the convertible notes issued in July 2020, and the conversion of the convertible notes at the Arrangement Effective Time into Holdco common shares. The Holdco common shares issued in exchange for these convertible notes are included in the total 18.2 million Clever Leaves consideration shares shown in the table summarizing the pro forma Holdco common shares outstanding under the no redemption and maximum redemption scenarios and tickmark (D) above.

(I)     Reflects the cash settlement of amounts owed to the Sponsor under SAMA’s administrative services arrangement which will cease upon the closing of the Business Combination.

(J)    Reflects the proceeds received from Clever Leaves’ issuance of additional Class D preferred shares in July 2020, and the conversion of the preferred shares at the Arrangement Effective Time. The number of Holdco common shares issued in exchange for all preferred shares are included in the total 18.2 million Clever Leaves consideration shares shown in the table summarizing the pro forma Holdco common shares outstanding under the no redemption and maximum redemption scenarios and tickmark (D) above.

(K)   Reflects the maximum redemption of 7,094,344 SAMA public shares for approximately $72.4 million at a redemption price of $10.21 per share and allocated to common stock and additional paid-in capital using par value $0.00 per share.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 and for the six months ended June 30, 2020 are as follows:

(AA) Reflects the elimination of the SAMA administrative service fee paid to the Sponsor that will cease upon the close of the Business Combination.

(BB) Reflects the elimination of interest income and unrealized gain earned on the trust account.

(CC) Reflects the income tax effect of pro forma adjustments using the estimated statutory tax rate of 27%.

(DD) Reflects the elimination of noncontrolling interest at close which will be acquired as part of the Business Combination pursuant to the Eagle Share Exchange.

(EE) Reflects the elimination of transaction-related costs incurred and recorded by Clever Leaves.

4. Loss per Share

Net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2019. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire periods. Under the Business Combination Agreement, 1,625,000 Holdco common shares held by the Sponsor are in escrow and will be released upon meeting certain criteria as described elsewhere in this proxy/prospectus. These shares are excluded from the calculation of loss per share until the period in which the related contingencies are met. Further, as these shares participate in non-forfeitable dividends with outstanding common shares, the Company applies the two-class method. No dividends were declared for the period. Under the two-class method, any undistributed income would be allocated between the outstanding common shares and the 1,625,000 Holdco common shares held in escrow based on their contractual rights to participate in dividend on a pro rata basis. As there is a pro forma undistributed loss under the no redemption and maximum redemption scenario, no loss was allocated to the Holdco common shares held in escrow as they do not have a contractual obligation to fund losses.

SAMA has 13,000,000 outstanding public warrants sold during the initial public offering and 4,150,000 outstanding warrants sold in private placement to purchase an aggregate of 17,150,000 common stock. The warrants are exercisable at $11.50 per share amount which exceeds the current market price of the SAMA common stock and are excluded from the loss per share calculation. At the closing of the Business Combination, the warrants of SAMA will become warrants of Holdco exercisable for Holdco common shares on the same terms as the existing SAMA warrants. As a part of the Business Combination Agreement, $7.5 million vested Clever Leaves options and warrants exercisable for 751,000 common stock will be rolled over and converted into Holdco’s options and warrants. In addition, unvested restricted shares and restricted stock units exercisable for 118,000 common stock will be rolled over and converted into Holdco restricted shares and restricted stock units. As these instruments will not be exercised and/or vested at the Closing, they are excluded from the weighted average shares outstanding in calculating loss per share. Further, the combined company is at a loss and these instruments are considered anti-dilutive as well. As a result, pro forma diluted loss per share is the same as pro forma basic loss per share for the periods presented.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the year ended December 31, 2019 and for the six months ended June 30, 2020:

(in thousands, except share and per share data)	Six Months Ended June 30, 2020		Year Ended December 31, 2019
	No Redemptions	Maximum Redemptions	No Redemptions	Maximum Redemptions
Pro forma net loss attributable to Company	$(18,588)	$(18,588)	$(46,230)	$(46,230)
Pro forma weighted average shares outstanding – basic and diluted	32,788,000	25,694,000	32,788,000	25,694,000
Pro forma net loss per share – basic and diluted	$(0.57)	$(0.72)	$(1.41)	$(1.80)

Pro forma weighted average shares outstanding – basic and diluted
SPAC Public Shareholders	12,965,000	5,871,000	12,965,000	5,871,000
SPAC Founders	1,565,000	1,565,000	1,565,000	1,565,000
SPAC Independent Directors	60,000	60,000	60,000	60,000
Total SAMA	14,590,000	7,496,000	14,590,000	7,496,000
Clever Leaves	18,198,000	18,198,000	18,198,000	18,198,000
Pro forma weighted average shares outstanding – basic and diluted	32,788,000	25,694,000	32,788,000	25,694,000

COMPARATIVE SHARE INFORMATION

The following table sets forth selected historical comparative share and unit information for SAMA and Clever Leaves and unaudited pro forma condensed combined per share information of Holdco after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•        Assuming No Redemptions:    This presentation assumes that no SAMA stockholders exercise redemption rights with respect to their public shares.

•        Assuming Maximum Redemptions:    This presentation assumes that stockholders holding 7,094,344 of SAMA’s public shares exercise their redemption rights and that such shares are redeemed for their pro rata share (approximately $10.21 per share) of the funds in the trust account. Furthermore, this scenario assumes that SAMA will have $60,000,000 of cash available after giving effect to the exercise of the redemption rights and any PIPE, if any, prior to or as of the Closing. This scenario assumes that 7,094,344 public shares are redeemed for an aggregate redemption payment of approximately $72,433,250, based on $132,433,250 in the trust account and 12,965,132 public shares outstanding as of June 30, 2020.

The pro forma book value information reflects the Business Combination as if it had occurred on June 30, 2020. The weighted average shares outstanding and net earnings per share information reflect the Business Combination as if they had occurred on January 1, 2019.

This information is only a summary and should be read together with the selected historical financial information, and the historical financial statements of SAMA and Clever Leaves and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of SAMA and Clever Leaves is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of SAMA and Clever Leaves would have been had the companies been combined during the periods presented.

				Combined Pro Forma
	Schultze	Clever Leaves		Assuming No Redemptions	Assuming Maximum Redemptions
As of and for the Six Months Ended June 30, 2020
Book value per share	$1.35	N/A	(1)	$4.94	$3.48
Weighted average shares outstanding – basic and diluted	3,695,064	N/A	(1)	32,788,000	25,694,000
Net loss per share – basic and diluted	$(0.11)	N/A	(1)	$(0.57)	$(0.72)

As of and for the Year Ended December 31, 2019
Book value per share	$1.37	N/A	(1)	N/A (1)	N/A (1)
Weighted average shares outstanding – basic and diluted	3,661,924	N/A	(1)	32,788,000	25,694,000
Net loss per share – basic and diluted	$(0.10)	N/A	(1)	$(1.41)	$(1.80)

____________

(1)      There is no Unaudited Pro Forma Condensed Combined Balance Sheet required for 12/31/2019. Clever Leaves does not present net loss per share therefore all amounts and numbers are not applicable.

THE INCENTIVE AWARD PLAN PROPOSAL

Overview

SAMA is asking its stockholders to approve and adopt the 2020 Incentive Award Plan of Clever Leaves Holdings Inc. and the material terms thereunder. As of the latest practicable date, all of the Holdco common shares were owned by Clever Leaves; therefore, the fair market value of Holdco common shares is not readily determinable as of such date.

The 2020 Plan is described in more detail below. A copy of the 2020 Plan is included in this proxy statement/prospectus as Annex C.

The 2020 Plan

The purpose of the 2020 Plan is to enhance Holdco’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of shareholders by giving directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in Holdco and providing a means of recognizing their contributions to its success. Holdco believes that equity awards are necessary to remain competitive in the industry that Holdco will operate in following the Closing and are essential in recruiting and retaining the highly qualified service providers who help Holdco meet its goals. It is anticipated that each director of Holdco (up to seven) and approximately 600 employees of Holdco and its affiliates will be eligible to participate in the 2020 Plan following the Closing.

Summary of the 2020 Plan

This section summarizes certain principal features of the 2020 Plan. The summary is qualified in its entirety by reference to the complete text of the 2020 Plan included as Annex C to this proxy statement/prospectus.

Eligibility and Administration

Holdco’s employees, consultants and directors, and employees, consultants and directors of its subsidiaries will be eligible to receive awards under the 2020 Plan. The 2020 Plan is expected to be administered by the Holdco board of directors with respect to awards to non-employee directors and by the compensation committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of Holdco directors and/or officers (referred to collectively as the “plan administrator” below), subject to certain limitations that may be imposed under Section 16 of the Exchange Act and/or stock exchange rules, as applicable. The plan administrator will have the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2020 Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the 2020 Plan, including any vesting and vesting acceleration conditions.

Limitation on Awards and Shares Available

The maximum number of Holdco common shares initially available for issuance under the 2020 Plan is equal to (i) 15% of the total number of Holdco common shares issued and outstanding immediately following the consummation of the Business Combination on a fully diluted basis, calculated by applying the treasury share method, excluding (x) any earnout shares to be granted in connection with the Business Combination and (y) Clever Leaves warrants or restricted shares that will be converted into corresponding warrants or restricted shares of Holdco following the consummation of the Business Combination, less (ii) the number of shares underlying Clever Leaves options, restricted shares and restricted share units that will be converted into corresponding options, restricted shares and restricted share units of Holdco in connection with the consummation of the Business Combination. All of the foregoing share reserve may be issued in the form of incentive stock options (“ISOs”). Of the foregoing 15% Holdco common share reserve, (i) only up to 10% shall be available for grant prior to the first anniversary of the consummation of the Business Combination and (ii) only up to 12.5% shall be available for grant prior to the second anniversary of the consummation of the Business Combination. Awards granted under the 2020 Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by an entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or shares will not reduce the number of shares authorized for grant under the 2020 Plan. The maximum grant date fair value (determined as of the grant date in accordance with

Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of equity-based awards granted to a non-employee director as compensation for services as a non-employee director pursuant to the 2020 Plan and the Earnout Plan in the aggregate during any calendar year is $300,000.

Awards

The 2020 Plan provides for the grant of stock options, including ISOs and non-qualified stock options (“NSOs”), restricted shares, dividend equivalents, share payments, restricted share units (“RSUs”), other incentive awards, share appreciation rights (“SARs”), and cash awards. No determination has been made as to the types or amounts of awards that will be granted to certain individuals pursuant to the 2020 Plan. Certain awards under the 2020 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2020 Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards, other than cash awards, generally will be settled in Holdco common shares, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

•        Stock Options.    Stock options provide for the purchase of Holdco common shares in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option for any such stock option granted to a participant subject to taxation in the United States may not be less than 100% of the fair market value of the underlying Holdco common share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant shareholders).

•        SARs.    SARs entitle their holder, upon exercise, to receive from Holdco an amount equal to the appreciation of the Holdco common shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying Holdco common share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years.

•        Restricted Shares and RSUs.    Restricted shares are an award of nontransferable Holdco common shares that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver Holdco common shares in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the Holdco common shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral.

•        Share Payments, Other Incentive Awards and Cash Awards.    Share payments are awards of fully vested Holdco common shares that may, but need not, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from Holdco common shares or value metrics related to Holdco common shares, and may remain forfeitable unless and until specified conditions are met. Cash awards are cash incentive bonuses subject to performance goals.

•        Dividend Equivalents.    Dividend equivalents represent the right to receive the equivalent value of dividends paid on Holdco common shares and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Vesting

Vesting conditions determined by the plan administrator may apply to each award and may include continued service, performance and/or other conditions.

Certain Transactions

The plan administrator has broad discretion to take action under the 2020 Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting Holdco common shares, such as share dividends, share splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with Holdco shareholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2020 Plan and outstanding awards. In the event of a “change in control” of Holdco (as defined in the 2020 Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then the plan administrator may provide that all such awards will terminate in exchange for cash or other consideration, or become fully vested and exercisable in connection with the transaction. Upon or in anticipation of a change in control, the plan administrator may cause any outstanding awards to terminate at a specified time in the future and give the participant the right to exercise such awards during a period of time determined by the plan administrator in its sole discretion. Individual award agreements may provide for additional accelerated vesting and payment provisions.

Foreign Participants, Claw-Back Provisions, Transferability, and Participant Payments

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to the provisions of any claw-back policy implemented by Holdco to the extent set forth in such claw-back policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the 2020 Plan are generally non-transferable, and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2020 Plan, the plan administrator may, in its discretion, accept cash or check, provide for net withholding of Holdco common shares, allow Holdco common shares that meet specified conditions to be repurchased, allow a “market sell order” or such other consideration as it deems suitable.

Plan Amendment and Termination

The Holdco board of directors may amend or terminate the 2020 Plan at any time; however, except in connection with certain changes in Holdco’s capital structure, shareholder approval will be required for any amendment that increases the number of Holdco common shares available under the 2020 Plan. No award may be granted pursuant to the 2020 Plan after the tenth anniversary of the earlier of (i) the date on which the Holdco board of directors adopts the 2020 Plan and (ii) the date on which the Holdco sole shareholder approves the 2020 Plan on or prior to the Closing.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the 2020 Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

•        Non-Qualified Stock Options.    If an optionee is granted an NSO under the 2020 Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the Holdco common shares acquired on the date of exercise, less the exercise price paid for such Holdco common shares. The optionee’s basis in the common shares for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of Holdco common shares on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. Holdco or its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

•        Incentive Stock Options.    A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the Holdco common shares received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If Holdco common shares acquired upon exercise of an ISO are held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfy the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and Holdco will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the Holdco common shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. Holdco or its subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the Holdco common shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

•        Other Awards.    The current federal income tax consequences of other awards authorized under the 2020 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted shares subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs, dividend equivalents and other share or cash based awards are generally subject to tax at the time of payment. Holdco or its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Section 409A of the Code

Certain types of awards under the 2020 Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the 2020 Plan and awards granted under the 2020 Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the 2020 Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

Plan Benefits

Grants of awards under the 2020 Plan are subject to the discretion of the plan administrator. Therefore, it is not possible to determine the future benefits that will be received by these participants under the 2020 Plan.

Vote Required for Approval

The Incentive Award Plan Proposal will be approved and adopted if the holders of at least a majority of the shares of SAMA common stock entitled to vote thereon and voted (in person or by proxy) at the special meeting of stockholders vote “FOR” the Incentive Award Plan Proposal. Adoption of the Incentive Award Plan Proposal is conditioned upon the adoption of the Business Combination Proposal set forth in this proxy statement/prospectus.

Recommendation of the Board

SAMA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE AWARD PLAN PROPOSAL.

THE EARNOUT AWARD PLAN PROPOSAL

Overview

SAMA is asking its stockholders to approve and adopt the 2020 Earnout Award Plan of Clever Leaves Holdings Inc. and the material terms thereunder. The Earnout Plan is a fundamental term of the Business Combination and is contemplated pursuant to the Transaction Support Agreement which was entered into concurrently with the execution of the Business Combination Agreement. As of the latest practicable date, all of the Holdco common shares were owned by Clever Leaves; therefore, the fair market value of Holdco common shares is not readily determinable as of such date.

The Earnout Plan is described in more detail below. A copy of the Earnout Plan is included in this proxy statement/prospectus as Annex D.

The Earnout Plan

The purpose of the Earnout Plan is to provide equity awards following the Closing to certain directors, employees and consultants that have contributed to the Business Combination. Under the Earnout Plan, (i) shares constituting 50% of the share reserve will be issued only if the closing price of Holdco common shares on Nasdaq equals or exceeds $12.50 per share (as adjusted for stock splits, reverse splits, stock dividends, reorganizations, recapitalizations or any similar event) for any 20 trading days within any consecutive 30 trading day period on or before the second anniversary of the Closing, and (ii) shares constituting the remaining 50% of the share reserve will be issued only if the closing price of the Holdco common shares on Nasdaq equals or exceeds $15.00 per share (as adjusted for stock splits, reverse splits, stock dividends, reorganizations, recapitalizations or any similar event) for any 20 trading days within any consecutive 30 trading day period on or before the fourth anniversary of the Closing. Equity awards granted prior to these hurdles being met will vest only if the applicable hurdles are achieved; equity awards granted following the hurdles being achieved need not include the hurdles. In addition, the Holdco board of directors may choose to impose additional vesting conditions. It is anticipated that each director of Holdco (up to seven) and approximately 600 employees of Holdco and its affiliates will be eligible to participate in the Earnout Plan following the Closing.

Summary of the Earnout Plan

This section summarizes certain principal features of the Earnout Plan. The summary is qualified in its entirety by reference to the complete text of the Earnout Plan included as Annex D to this proxy statement/prospectus.

Eligibility and Administration

Holdco’s employees, consultants and directors, and employees, consultants and directors of its subsidiaries will be eligible to receive awards under the Earnout Plan. The Earnout Plan is expected to be administered by the Holdco board of directors with respect to awards to non-employee directors and by the compensation committee with respect to other participants (referred to collectively as the “plan administrator” below). It is anticipated that the Holdco board of directors and the compensation committee will each delegate its respective authority to grant awards under the Earnout Plan to a committee comprised of Kyle Detwiler and Andres Fajardo, subject to certain limitations that may be imposed under Section 16 of the Exchange Act, and/or stock exchange rules, as applicable. The plan administrator will have the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Earnout Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the Earnout Plan, including any vesting and vesting acceleration conditions.

Limitation on Awards and Shares Available

The maximum number of Holdco common shares initially available for issuance under the Earnout Plan is equal to 1,800,000 Holdco common shares, all of which may be issued in the form of incentive stock options (“ISOs”). Awards granted under the Earnout Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by an entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or shares will not reduce the number of shares authorized for grant under the Earnout Plan. The maximum grant date fair value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of equity-based awards granted to a non-employee director as compensation for services as a non-employee director pursuant to the 2020 Plan and the Earnout Plan in the aggregate during any calendar year is $300,000.

Awards

The Earnout Plan provides for the grant of stock options, including ISOs and non-qualified stock options (“NSOs”), restricted shares, and restricted share units (“RSUs”). No determination has been made as to the types or amounts of awards that will be granted to certain individuals pursuant to the Earnout Plan. Certain awards under the Earnout Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Earnout Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards will be settled in Holdco common shares. A brief description of each award type follows.

•        Stock Options.    Stock options provide for the purchase of Holdco common shares in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option for any such stock option granted to a participant subject to taxation in the United States may not be less than 100% of the fair market value of the underlying Holdco common share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant shareholders).

•        Restricted Shares and RSUs.    Restricted shares are an award of nontransferable Holdco common shares that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver Holdco common shares in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the Holdco common shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral.

Vesting

Vesting conditions determined by the plan administrator may apply to each award and may include continued service, performance and/or other conditions.

Certain Transactions

The plan administrator has broad discretion to take action under the Earnout Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting Holdco common shares, such as share dividends, share splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with Holdco shareholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Earnout Plan and outstanding awards. In the event of a “change in control” of Holdco (as defined in the Earnout Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then the plan administrator may provide that all such awards will terminate in exchange for cash or other consideration, or become fully vested and exercisable in connection with the transaction. Upon or in anticipation of a change in control, the plan administrator may cause any outstanding awards to terminate at a specified time in the future and give the participant the right to exercise such awards during a period of time determined by the plan administrator in its sole discretion. Individual award agreements may provide for additional accelerated vesting and payment provisions.

Foreign Participants, Claw-Back Provisions, Transferability, and Participant Payments

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to the provisions of any claw-back policy implemented by Holdco to the extent set forth in such claw-back policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Earnout Plan are generally non-transferable, and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Earnout Plan, the plan administrator may, in its discretion, accept cash or check, provide for net withholding of Holdco common shares, allow Holdco common shares that meet specified conditions to be repurchased, allow a “market sell order” or such other consideration as it deems suitable.

Plan Amendment and Termination

The Holdco board of directors may amend or terminate the Earnout Plan at any time; however, except in connection with certain changes in Holdco’s capital structure, shareholder approval will be required for any amendment that increases the number of Holdco common shares available under the Earnout Plan. No award may be granted pursuant to the Earnout Plan after the tenth anniversary of the earlier of (i) the date on which the Holdco board of directors adopts the Earnout Plan and (ii) the date on which the Holdco sole shareholder approves the Earnout Plan on or prior to the Closing.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the Earnout Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

•        Non-Qualified Stock Options.    If an optionee is granted an NSO under the Earnout Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the Holdco common shares acquired on the date of exercise, less the exercise price paid for such Holdco common shares. The optionee’s basis in the common shares for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of Holdco common shares on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. Holdco or its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

•        Incentive Stock Options.    A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the Holdco common shares received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If Holdco common shares acquired upon exercise of an ISO are held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfy the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and Holdco will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the Holdco common shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. Holdco or its subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the Holdco common shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

•        Other Awards.    The current federal income tax consequences of other awards authorized under the Earnout Plan generally follow certain basic patterns: nontransferable restricted shares subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs are generally subject to tax at the time of payment. Holdco or its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Section 409A of the Code

Certain types of awards under the Earnout Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the Earnout Plan and awards granted under the Earnout Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the Earnout Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

Plan Benefits

Grants of awards under the Earnout Plan are subject to the discretion of the plan administrator. Therefore, it is not possible to determine the future benefits that will be received by these participants under the Earnout Plan.

Vote Required for Approval

The Earnout Award Plan Proposal will be approved and adopted if the holders of at least a majority of the shares of SAMA common stock entitled to vote thereon and voted (in person or by proxy) at the special meeting of stockholders vote “FOR” the Earnout Award Plan Proposal. Adoption of the Earnout Award Plan Proposal is conditioned upon the adoption of the Business Combination Proposal set forth in this proxy statement/prospectus.

Recommendation of the Board

SAMA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EARNOUT AWARD PLAN PROPOSAL.

THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow SAMA’s board of directors to adjourn the special meeting of stockholders to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to SAMA’s stockholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve one or more of the proposals presented at the special meeting of stockholders or if public stockholders have elected to redeem an amount of public shares such that the Minimum Cash Condition would not be satisfied. In no event will SAMA’s board of directors adjourn the special meeting of stockholders or consummate the Business Combination beyond the date by which it may properly do so under SAMA’s amended and restated certificate of incorporation and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by SAMA’s stockholders, SAMA’s board of directors may not be able to adjourn the special meeting of stockholders to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve the Business Combination Proposal or public stockholders have elected to redeem an amount of public shares such that the Minimum Cash Condition would not be satisfied.

Vote Required for Approval

The Adjournment Proposal, if presented, will be approved and adopted if the holders of at least a majority of the shares of SAMA common stock entitled to vote thereon and voted (in person or by proxy) at the special meeting of stockholders vote “FOR” the Adjournment Proposal. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals set forth in this proxy statement/prospectus.

Recommendation of the Board

SAMA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION RELATED TO HOLDCO

Clever Leaves Holdings Inc. was incorporated under the laws of British Columbia on July 23, 2020. Holdco owns no material assets and does not operate any business.

As of the date hereof, Holdco has one Holdco common share issued and outstanding. Such Holdco common share was issued to Clever Leaves for the price of CDN$0.01. For a description of Holdco common shares, please see the section titled “Description of Holdco Securities.”

Prior to the consummation of the Business Combination, the sole director of Holdco is Kyle Detwiler, who is currently the Chief Executive Officer of Clever Leaves, and the sole shareholder of Holdco is Clever Leaves.

The address of Holdco’s registered office is 250 Howe Street, 20th Floor, Vancouver, British Columbia, V6C 3R8, Canada. After the consummation of the Business Combination, its principal executive office will be that of Clever Leaves, located at 489 Fifth Avenue, 27th Floor, New York, New York 10017, and its telephone number will be (646) 880-4382.

OTHER INFORMATION ABOUT SAMA

Overview

SAMA is a blank check company formed pursuant to the laws of the State of Delaware on June 11, 2018 for the purpose of entering into a merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. While SAMA’s efforts in identifying a prospective target business for its initial business combination are not limited to a particular industry or geographic region, SAMA has initially focused its search on companies that have experienced and emerged from a financial restructuring, as described below. However, SAMA may decide to enter into its initial business combination with a target business that has not experienced a financial restructuring.

In September 2018, the Sponsor purchased 4,312,500 founder shares for an aggregate purchase price of $25,000. The Sponsor subsequently transferred certain founder shares to SAMA’s independent directors at the same price originally paid for such shares. In December 2018, the Sponsor forfeited 575,000 founder shares. Following the expiration of the underwriters’ over-allotment option in connection with SAMA’s initial public offering, on January 24, 2019, the Sponsor forfeited 487,500 founder shares, so that the initial stockholders continue to own 20% of the issued and outstanding shares of SAMA common stock.

The registration statement for SAMA’s initial public offering was declared effective on December 10, 2018. On December 13, 2018, SAMA consummated its initial public offering of 13,000,000 units at $10.00 per unit, generating gross proceeds of $130,000,000. Simultaneously with the closing of its initial public offering, SAMA consummated the sale of 4,150,000 private placement warrants at a price of $1.00 per warrant in a private placement to the Sponsor, generating gross proceeds of $4,150,000.

Immediately following the closing of SAMA’s initial public offering, a total of $130,000,000 ($10.00 per unit) of the net proceeds from the initial public offering and the private placement was placed in the trust account, with Continental acting as trustee. Transaction costs amounted to $3,158,259, consisting of $2,600,000 of underwriting fees, and $558,259 of other costs. As of June 30, 2020, $339,683 of cash was held outside of the trust account, available for working capital purposes.

On December 11, 2018, SAMA’s units began trading on the Nasdaq Capital Market under the symbol “SAMAU.” On January 9, 2019, the SAMA common stock and warrants included in the units began separate trading on the Nasdaq Capital Market under the symbols “SAMA” and “SAMAW,” respectively. Those units not separated continue to trade on the Nasdaq Capital Market under the symbol “SAMAU.”

On June 9, 2020, at SAMA’s special meeting in lieu of the 2020 annual meeting of stockholders, SAMA’s stockholders approved, among other matters, an amendment to SAMA’s amended and restated certificate of incorporation to extend the date by which SAMA has to consummate a business combination from June 13, 2020 to September 30, 2020. In connection with the vote to approve the Extension, 34,868 shares of SAMA common stock were redeemed.

Initial Business Combination

SAMA will consummate the Business Combination only if it has net tangible assets of at least $5,000,001 upon such consummation and a majority of the outstanding shares of SAMA common stock voted are voted in favor of the Business Combination.

If SAMA is unable to consummate an initial business combination by September 30, 2020, or such later date as may be approved by SAMA’s stockholders, SAMA will, as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including any interest earned on the funds held in the trust account net of interest that may be used by SAMA to pay its franchise and income taxes payable and up to $150,000 for any dissolution or liquidation related expenses, as applicable, divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and then seek to dissolve and liquidate. Based on funds in the trust account of approximately $132.4 million on June 30, 2020, the estimated per share redemption price would have been approximately $10.21. However, SAMA cannot assure you that it will in fact be able to distribute such amounts as a result of claims of creditors which may take priority over the claims of public stockholders.

SAMA’s initial business combination must occur with one or more target businesses that together have a fair market value of at least 80% of the assets held in the trust account (excluding taxes payable on the income earned on the trust account) at the time of the agreement to enter into the initial business combination. The fair market value of the target or targets will be determined by SAMA’s board of directors based upon one or more standards generally accepted by the financial community (such as actual and potential sales, earnings, cash flow and/or book value). Even though SAMA’s board of directors will rely on generally accepted standards, SAMA’s board of directors will have discretion to select the standards employed. In addition, the application of the standards generally involves a substantial degree of judgment. Accordingly, investors will be relying on the business judgment of SAMA’s board of directors in evaluating the fair market value of the target or targets.

Redemption Rights

Pursuant to SAMA’s amended and restated certificate of incorporation, SAMA is providing public stockholders with the opportunity to redeem their shares of SAMA common stock for cash equal to their pro rata share of the aggregate amount on deposit in the trust account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to SAMA to pay franchise and income taxes, upon the consummation of the Business Combination, subject to the limitations described herein. For illustrative purposes, based on funds in the trust account of approximately $132.4 million on June 30, 2020, the estimated per share redemption price would have been approximately $10.21. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. Warrantholders do not have redemption rights with respect to their warrants in connection with the Business Combination. The initial stockholders and SAMA’s officers and directors have agreed to waive their redemption rights with respect to any founder shares and any public shares held by them in connection with the completion of the Business Combination.

Limitation on Redemption Rights

SAMA’s amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares of SAMA common stock with respect to an aggregate of more than 15% of the public shares without SAMA’s prior consent. SAMA believes this restriction will discourage stockholders from accumulating large blocks of shares of SAMA common stock, and subsequent attempts by such holders to use their ability to redeem their shares of SAMA common stock as a means to force SAMA, the Sponsor or SAMA’s directors and executive officers or any of their affiliates to purchase their shares of SAMA common stock at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a public stockholder (together with its “group”) holding an aggregate of more than 15% of the public shares could threaten to exercise its redemption rights against a business combination if such holder’s shares of SAMA common stock were not purchased by SAMA, the Sponsor or SAMA’s directors and executive officers or any of their affiliates at a premium to the then-current market price or on other undesirable terms. By limiting the public stockholders’ redemption rights, SAMA believes it will limit the potential for a small group of stockholders to unreasonably attempt to block the completion of its initial business combination, particularly in connection with a business combination, which contains a closing condition that SAMA have a minimum net worth or a certain amount of cash. However, SAMA is not restricting its stockholders’ ability to vote all of their shares of SAMA common stock (including all shares held by those stockholders that hold more than 15% of the public shares) for or against SAMA’s initial business combination.

Liquidation if No Business Combination

If SAMA has not completed an initial business combination by September 30, 2020, or such later date as may be approved by SAMA’s stockholders, SAMA will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including any interest earned on the funds held in the trust account net of interest that may be used by SAMA to pay its franchise and income taxes payable and $150,000 for any dissolution or liquidation related expenses, as applicable, divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of SAMA’s remaining stockholders and SAMA’s board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Pursuant to a letter agreement entered into in connection with SAMA’s initial public offering, the Sponsor and SAMA’s officers and directors have agreed that they will not propose any amendment to SAMA’s amended and restated certificate of incorporation that would affect the substance or timing of the ability of public stockholders from converting or selling their shares to SAMA in connection with a business combination or of SAMA’s obligation to redeem 100% of the public shares if it does not complete a business combination by September 30, 2020, or such later date as may be approved by SAMA’s stockholders, unless SAMA provides public stockholders with the opportunity to convert their shares of SAMA common stock upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest not previously released to SAMA but net of franchise and income taxes payable, divided by the number of then outstanding public shares. This redemption right will apply in the event of the approval of any such amendment, whether proposed by the Sponsor, any executive officer or director of SAMA, or any other person.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the trust account distributed to public stockholders upon the redemption of 100% of the outstanding public shares in the event SAMA does not complete its initial business combination within the required time period may be considered a liquidation distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of the trust account distributed to public stockholders upon the redemption of 100% of the public shares in the event SAMA does not complete its initial business combination within the required time period is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution. If SAMA is unable to complete a business combination within the prescribed time frame, SAMA will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including any interest earned on the funds held in the trust account net of interest that may be used by SAMA to pay its franchise and income taxes payable and $150,000 for any dissolution or liquidation related expenses, as applicable, divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of SAMA’s remaining stockholders and SAMA’s board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is SAMA’s intention to redeem the public shares as soon as reasonably possible following September 30, 2020, or such later date as may be approved by SAMA’s stockholders, and, therefore, SAMA does not intend to comply with those procedures. As such, SAMA’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of such stockholders may extend well beyond the third anniversary of such date.

Because SAMA will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires SAMA to adopt a plan, based on facts known to SAMA at such time that will provide for SAMA’s payment of all existing and pending claims or claims that may be potentially brought against SAMA within the subsequent ten years. However, because SAMA is a blank check company, rather than an operating company, and SAMA’s operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from SAMA’s vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.

SAMA is required to use its reasonable best efforts to have all third parties (including any vendors or other entities SAMA may engage, other than SAMA’s independent auditors) and any prospective target businesses enter into agreements with SAMA waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account. As a result, the claims that could be made against SAMA will be limited, thereby lessening the likelihood that any claim would result in any liability extending to the trust. SAMA therefore believes that any necessary provision for creditors will be reduced and should not have a significant impact on SAMA’s ability to distribute the funds in the trust account to public stockholders. Nevertheless, SAMA cannot assure you of this fact as there is no guarantee that vendors, service providers and prospective target businesses will execute such agreements. Other than Marcum LLP, SAMA’s independent auditor, no party to an agreement with SAMA has refused to agree to waive such claims against the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, SAMA’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to SAMA than any alternative. Examples of possible instances where SAMA may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. The Sponsor has agreed that it will be liable to ensure that the proceeds in the trust account are not reduced below $10.00 per share by the claims of target businesses or claims of vendors or other entities that are owed money by SAMA for services rendered or contracted for or products sold to SAMA, but SAMA cannot assure you that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so. Additionally, the agreement the Sponsor entered into specifically provides for two exceptions to the indemnity it has given: it will have no liability (i) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with SAMA waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, or (ii) as to any claims for indemnification by the underwriters of SAMA’s initial public offering against certain liabilities, including liabilities under the Securities Act. SAMA has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are SAMA securities. SAMA has not asked the Sponsor to reserve for such indemnification obligations. Therefore, SAMA cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if SAMA liquidates, the per-share distribution from the trust account could be less than $10.00 due to claims or potential claims of creditors. SAMA will distribute to all of the public stockholders, in proportion to their respective equity interests, an aggregate amount then on deposit in the trust account, including any interest earned on the funds held in the trust account net of interest that may be used by SAMA to pay its franchise and income taxes payable.

SAMA anticipates notifying the trustee of the trust account to begin liquidating such assets promptly after such date and anticipates it will take no more than ten business days to effect such a distribution. The holders of the founder shares have waived their rights to participate in any liquidation distribution with respect to such founder shares. There will be no distribution from the trust account with respect to warrants, including the private placement warrants, which will expire and become worthless. SAMA will pay the costs of any subsequent liquidation from its remaining assets outside of the trust account and the interest earned on the funds held in the trust account that SAMA is permitted to withdraw to pay such expenses.

If SAMA is unable to complete an initial business combination and expends all of the net proceeds of its initial public offering and the sale of the private placement warrants, other than the proceeds deposited in the trust account, and without taking into account interest earned on the trust account, the initial per-share redemption price would be $10.00. The proceeds deposited in the trust account could, however, become subject to claims of creditors that are in preference to the claims of public stockholders.

Public stockholders will be entitled to receive funds from the trust account only in the event of SAMA’s failure to complete a business combination within the required time period or if the stockholders seek to have SAMA convert or purchase their respective shares upon a business combination which is actually completed by SAMA or upon certain amendments to SAMA’s amended and restated certificate of incorporation as described elsewhere herein. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account.

The holders of the founder shares will not participate in any redemption distribution from the trust account with respect to such shares. Additionally, any loans made by SAMA’s officers or directors, the Sponsor or their affiliates for working capital needs will be forgiven and not repaid if SAMA is unable to complete an initial business combination.

If SAMA is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against SAMA which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law and may be included in SAMA’s bankruptcy estate and subject to the claims of third parties with priority over the claims of SAMA’s stockholders. To the extent any bankruptcy claims deplete the trust account, SAMA cannot assure you it will be able to return to public stockholders at least $10.00 per share.

If SAMA is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against SAMA which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by SAMA’s stockholders. Furthermore, because SAMA intends to distribute the proceeds held in the trust account to public stockholders promptly after September 30, 2020, or such later date as may be approved by SAMA’s stockholders, this may be viewed or interpreted as giving preference to public stockholders over any potential creditors with respect to access to or distributions from SAMA’s assets. Furthermore, SAMA’s board of directors may be viewed as having breached their fiduciary duties to SAMA’s creditors and/or having acted in bad faith, and thereby exposing itself and SAMA to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. SAMA cannot assure you that claims will not be brought against it for these reasons.

Facilities

SAMA currently maintains its principal executive offices at 800 Westchester Avenue, Suite 632, Rye Brook, New York 10573. The cost for this space is included in the up to $10,000 per month aggregate fee the Sponsor began charging SAMA for general and administrative services commencing on December 10, 2018, pursuant to a letter agreement between SAMA and the Sponsor. SAMA believes, based on rents and fees for similar services in the Rye Brook, New York area, that the fee charged by the Sponsor is at least as favorable as SAMA could have obtained from an unaffiliated person. SAMA considers its current office space, combined with the other office space otherwise available to its executive officers, adequate for its current operations.

Employees

SAMA has four executive officers. These individuals are not obligated to devote any specific number of hours to SAMA’s matters and intend to devote only as much time as they deem necessary to SAMA’s affairs. The amount of time they will devote in any time period will vary based on whether a target business has been selected for SAMA’s initial business combination and the stage of the business combination process. Accordingly, once a suitable target business to acquire has been located, SAMA’s management will spend more time investigating such target business and negotiating and processing the business combination (and consequently spend more time on SAMA’s affairs) than had been spent prior to locating a suitable target business. SAMA presently expects its executive officers to devote such amount of time as they reasonably believe is necessary to SAMA’s business. SAMA does not intend to have any employees prior to the consummation of a business combination.

Directors and Executive Officers

SAMA’s directors and executive officers are as follows:

Name	Age	Position
George J. Schultze	50	Chairman, Chief Executive Officer and President
Gary M. Julien	50	Executive Vice President and Director
Jeffrey M. Glick	58	Chief Financial Officer
Scarlett Du	52	Secretary
William G. LaPerch	65	Director
William T. Allen	64	Director
John J. Walker	67	Director

George J. Schultze

George J. Schultze, J.D., has been SAMA’s Chairman, CEO and President since SAMA’s founding on June 11, 2018. Mr. Schultze is also the Managing Member, Chairman of Investment Committee and Chairman of Strategy Committee and Founder at Schultze Asset Management, LP. Mr. Schultze is known as a foremost authority within the distressed and special situations investment industry with nearly 25 years of related experience. Mr. Schultze is often interviewed and quoted in the media, including CNBC and Bloomberg, and has published numerous articles in Forbes on special situations investing and high-profile reorganizations as a contributing writer since 2013. He is also a frequent speaker at industry conferences and graduate business schools. Mr. Schultze is the author of The Art of Vulture Investing: Adventures in Distressed Securities Management (Wiley Finance, 2012). He has previously served as board director or liquidation trust or creditor committee member at Le Nature’s, American Plumbing & Mechanical, Armstrong World Industries, Atkins Nutritional, Breed Technologies, Chrysler, General Chemical Group, Horizon Natural Resources, Interstate Bakeries, M. Fabrikant & Sons, Power Plumbing, The Hedge Fund Association, Tropicana Entertainment, Tweeter Home Entertainment, Twinlab, United Airlines, US Timberlands, Washington Group International, and Werner Co. Mr. Schultze has served on the Litigation Trust Subcommittee for Tropicana Entertainment since July 2009, and he served on the Board of Directors of Home Products International from 2017 to 2018. Prior to founding Schultze Asset Management in 1998, Mr. Schultze focused on distressed and special situations investing at MD Sass. Before that, he was employed at Fiduciary Partners (a fund of funds), the Law Firm of Mayer Brown & Platt and at Merrill Lynch. Mr. Schultze earned an M.B.A. from Columbia Business School and a J.D. from Columbia Law School. He also received a B.A. with a joint major in Economics and Political Science and the Henry Rutgers Scholar distinction from Rutgers, The State University of New Jersey.

Gary M. Julien

Gary M. Julien has been SAMA’s Executive Vice President since September 2018 and has served as a director on SAMA’s board of directors since December 2018. Mr. Julien is also a Managing Director, Acquisitions at Schultze Asset Management. Mr. Julien has over 20 years of M&A and public and private equity investment experience across a variety of industries, including experience in the special purpose acquisition company market. Mr. Julien previously led and supported M&A initiatives on behalf of entities controlled by Mario J. Gabelli, Chairman, and CEO of GAMCO Investors, Inc., including as Executive Vice President, Corporate Development for PMV Acquisition Corp. LICT Corporation and CIBL, Inc. From November 2009 through 2014, Mr. Julien was Senior Vice President at Bronson Point Management, an investment management firm, where he originated, oversaw and analyzed public market investments helping to the firm grow from approximately $70 million in asset under management at launch in 2010 to $1.9 billion in 2014. From 2007 through 2009, Mr. Julien led and supported M&A and corporate finance initiatives for the private investment firm Kanders & Company, Inc. and its affiliates including as Vice President, Corporate Development of Kanders & Company, Clarus Corp. and Highlands Acquisition Corp. From 2003 through 2006, Mr. Julien was Vice President, Corporate Development for Armor Holdings, Inc., an aerospace and defense company and portfolio company of Kanders & Company, where he oversaw mergers, acquisitions and divestitures for the company, executing 15 transactions during this period and investing approximately $1.2 billion. During this period of time, Armor Holdings’ revenue grew from $305 million to $2.4 billion prior to its sale to BAE Systems plc in July 2007 for $4.5 billion. Mr. Julien previously worked at Global Crossing Ltd. where he led and supported several M&A, joint ventures and minority investments. Mr. Julien received an M.B.A. with honors in Finance from Columbia Business School and a B.S. from the Newhouse School of Communications at Syracuse University.

Jeffrey M. Glick

Jeffrey M. Glick has been SAMA’s Chief Financial Officer since September 2018 and has served as Chief Financial Officer of Schultze Asset Management since May 2016 where he is responsible for all aspects of the firm’s financial reporting, treasury, accounting and tax matters. In 2011, Mr. Glick founded, and continues to operate, START U UP, LLC, a consulting firm that specializes in providing outsourced CFO and compliance services to the alternative asset management industry. Mr. Glick was previously Chief Financial Officer for Sagard Capital, a hybrid private equity and alternative asset manager, from 2008 through 2011, where he also served on the investment committee and as the Chief Compliance Officer. From 1991 through 2008, he was Chief Financial Officer of Almaz USA, a precious metals trading and marketing firm and also served as a Director of Almaz’s off-shore subsidiary. Mr. Glick previously served as Manager of Mergers and Acquisitions at Phibro Energy, a division of Salomon Brothers, and was an internal auditor in the Real Estate division at Merrill Lynch. Mr. Glick is a graduate of Binghamton University with a B.S. in Accounting.

Scarlett Du

Scarlett Du has been SAMA’s Secretary since September 2018 and has served as the General Counsel and Chief Compliance Officer of Schultze Asset Management since November 2011 where she is responsible for providing advice and guidance on a range of legal, regulatory and compliance matters. Prior to joining Schultze Asset Management, Ms. Du worked as an in-house attorney for the Reserve Fund, a money market mutual fund that managed $120.0 billion in assets under management, from January 2008 to January 2010, and in the New York office at Ropes & Gray, a law firm, from September 2005 to January 2008. Before starting her private legal practice, Ms. Du clerked for a federal district judge, the Honorable Gordon Quist, in the Western District of Michigan. Before switching to law, Ms. Du worked in the accounting and audit field for nine years, including with Deloitte & Touche. Scarlett earned a B.A. and M.A. in Economics from City College, CUNY and a J.D. from Northwestern University Pritzker School of Law.

William G. LaPerch

William G. LaPerch has served as a director on SAMA’s board of directors since December 2018. He has served as Executive Chairman of Hylan Inc., a provider of specialty contracting services in the New York City region for telecommunications providers and municipal organizations, since July 2016, and as President of LaPerch Consulting, LLC (a provider of consulting services to private equity firms) since September 2012. From 2004 to 2012, Mr. LaPerch served as the President and Chief Executive Officer and a member of the board of directors of AboveNet, Inc., then a publicly-traded provider of bandwidth infrastructure services, prior to which he served as Senior Vice President Operations. At AboveNet he was responsible for guiding the company out of Chapter 11 (AboveNet emerged from protection under Chapter 11 of the U.S. Bankruptcy Code effective September 2003) and establishing the company as a profitable and recognized leader in providing optical connectivity solutions for Fortune 1000 companies. In March 2012, AboveNet was acquired by Zayo Group Holdings for $2.2 billion. Before joining AboveNet, Mr. LaPerch served as Senior Vice President of Network Services at MCI and he also held executive positions at NYNEX. Mr. LaPerch currently serves on the boards of Digital Realty Trust (NYSE: DLR) since March 2013 and Windstream (NASDAQ: WIN) since September 2014 and was on the board of Imation, Inc. (NYSE: IMN) from November 2012 to August 2015. Mr. LaPerch also serves as a board member and advisor to several privately held companies including First Light Fiber and Hylan Inc. Mr. LaPerch is a graduate of the United States Military Academy at West Point and received his M.B.A. from Columbia Business School.

William T. Allen

William T. Allen has served as a director on SAMA’s board of directors since December 2018. Mr. Allen has extensive 30-year background managing businesses and providing leadership to manufacturing operations requiring operational turnarounds, notably as CEO. Amongst industries Mr. Allen has worked in have included nuclear power, oil/petrochemical, automotive, industrial equipment, steel fabrication and plastic injection molding. Mr. Allen was, until December 2017, CEO of Werner Co., Inc., a leading manufacturer of industrial climbing products, from August 2007, and President and Chairman of the Board since March 2009, through its sale to Triton Funds in July 2017. Mr. Allen serves as a member of the board of directors of Mmodal, a leading provider of clinical documentation technology solutions to the healthcare market. Until recently, Mr. Allen also served as a board member of Rockport, a leading provider of men’s and women’s footwear, which filed a voluntary petition for reorganization under Chapter 11 in the U.S. Bankruptcy Court for the District of Delaware and is in the process of being sold to through Section 363 of the Bankruptcy Code. He has also held board positions at USI, Arclin, Constar, Ames Taping Tools, Oriental Trading, Hines Nurseries, Running Aces Harness Park, WrightLine (former CEO), APW (former CEO), Chart Industries (former CEO) and Millennium Rail, many of which were on behalf of leading alternative investment firms including Ares Management, Black Diamond Capital Management, Oaktree Capital and Crescent Capital Group. In 2012, Mr. Allen received the Pittsburgh Business Times’ Diamond Award as CEO of the Year in the ‘Large for Profit’ category.

John J. Walker

John J. Walker has served as a director on SAMA’s board of directors since December 2018. Mr. Walker has 37 years of financial and executive management experience including 21 years as a Chief Financial Officer with both public and private companies. Since 2011, Mr. Walker has been a Director of The Descartes Systems Group, Inc. (NASDAQ: DSGX, TSX: DSG), a logistics technology company and serves as Chair of the Audit Committee and a member of the Nominating Committee and the Corporate Governance Committee. From 2006 through 2010, he served as Chief Financial Officer and Senior Vice President of Bowne & Company, a New York Stock Exchange

listed provider of documentation services largely to the financial services industry, during which he led and supervised a significant financial restructuring of the company leading to a sale of the company to R.R. Donnelley in 2010 for $481 million. Prior to Bowne & Company, from 1988 to 2006, Mr. Walker was an executive with Loews Cineplex Entertainment Corporation, then the 4th largest motion picture operator in the world, including sixteen years as Chief Financial Officer. In January 2006, the company was acquired by AMC Entertainment for $1.5 billion creating the second largest theater operator in the world. Prior thereto, Mr. Walker served for six years as Controller and Principal Accounting Officer of Corporate Property Investors, then one of the largest real estate investment trusts in the United States. Mr. Walker also served for six years as Treasurer and Assistant Corporate Controller of Princess Hotels International a company involved in the ownership and operation of luxury resort hotels, real estate and timesharing developments. He is a Member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants. Mr. Walker started his professional career with then Price Waterhouse & Co. He received his B.S. in Accounting from the University of Scranton in 1974.

Additional Team Members

In addition to SAMA’s management, SAMA’s team includes certain other Schultze Asset Management employees and advisors. None of these individuals have any contractual obligation to SAMA or are otherwise required to commit any specified amount of time to SAMA’s affairs; however, SAMA expects that certain of these individuals will on average dedicate a significant amount of their professional time on SAMA’s affairs.

Number and Terms of Office of Officers and Directors

SAMA’s board of directors is divided into two classes with only one class of directors being elected in each year and each class serving a two-year term. The term of office of the first class of directors, consisting of Messrs. LaPerch and Allen, expired at SAMA’s special meeting in lieu of the 2020 annual meeting of stockholders, where Messrs. LaPerch and Allen were reelected to serve until SAMA’s 2022 annual meeting of stockholders. The term of office of the second class of directors, consisting of Messrs. Schultze, Julien and Walker, will expire at SAMA’s 2021 annual meeting of stockholders.

SAMA’s officers are elected by SAMA’s board of directors and serve at the discretion of SAMA’s board of directors, rather than for specific terms of office. SAMA’s board of directors is authorized to appoint persons to the offices set forth in SAMA’s bylaws as it deems appropriate. SAMA’s bylaws provide that SAMA’s officers may consist of a Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Treasurer, Secretary and such other officers (including, without limitation, Vice Presidents and Assistant Secretaries) as may be determined by SAMA’s board of directors.

Director Independence

Nasdaq listing standards require that a majority of SAMA’s board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. SAMA’s board of directors has determined that Messrs. LaPerch, Allen and Walker are “independent directors” as defined in the Nasdaq listing standards.

Officer and Director Compensation

No executive officer has received any cash compensation for services rendered to SAMA. Commencing on December 10, 2018, through SAMA’s acquisition of a target business or liquidation, SAMA is obligated to pay the Sponsor an aggregate fee of up to $10,000 per month for providing SAMA with office space and certain office and secretarial services. However, this arrangement is solely for SAMA’s benefit and is not intended to provide SAMA’s executive officers or directors compensation in lieu of a salary.

Other than the administrative fee of up to $10,000 per month and the repayment of any loans made by the Sponsor to SAMA, no compensation or fees of any kind, including finder’s, consulting fees and other similar fees, will be paid to the Sponsor, members of SAMA’s management team or their respective affiliates, for services rendered prior to or in connection with the consummation of SAMA’s initial business combination (regardless of the type of transaction that it is). However, they will receive repayment of any loans from the Sponsor and SAMA’s officers and directors for working capital purposes and reimbursement for any out-of-pocket expenses incurred by them in connection with activities on SAMA’s behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by SAMA.

After SAMA’s initial business combination, members of SAMA’s management team who remain with the combined company may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to SAMA’s stockholders. It is unlikely the amount of such compensation will be known at the time of a stockholder meeting held to consider an initial business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, as required by the SEC.

Committees of the Board of Directors

SAMA’s board of directors has three standing committees: an audit committee, a nominating committee and a compensation committee.

Audit Committee

SAMA’s audit committee consists of Messrs. LaPerch, Allen and Walker, each of whom is an independent director under Nasdaq’s listing standards. Each member of the audit committee is financially literate, and SAMA’s board of directors has determined that Mr. Walker qualifies as an “audit committee financial expert” as defined in applicable SEC rules because he meets the requirement for past employment experience in finance or accounting, requisite professional certification in accounting or comparable experience. Mr. Walker also serves as chairman of the audit committee. The audit committee’s duties, which are specified in SAMA’s audit committee charter, include, but are not limited to:

•        reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in SAMA’s annual report on Form 10-K;

•        reviewing and discussing with management and the independent auditor the reviewed financial statements, and recommending to the board whether the quarterly financial statements should be included in SAMA’s quarterly reports on Form 10-Q;

•        discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of SAMA’s financial statements;

•        discussing with management major risk assessment and risk management policies;

•        monitoring the independence of the independent auditor;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        reviewing and approving all related-party transactions;

•        inquiring and discussing with management SAMA’s compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by SAMA’s independent auditor, including the fees and terms of the services to be performed;

•        appointing or replacing the independent auditor;

•        determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by SAMA regarding accounting, internal accounting controls or reports which raise material issues regarding SAMA’s financial statements or accounting policies; and

•        approving reimbursement of expenses incurred by SAMA’s management team in identifying potential target businesses.

Nominating Committee

SAMA’s nominating committee consists of Messrs. LaPerch, Allen and Walker, each of whom is an independent director under Nasdaq’s listing standards. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on SAMA’s board of directors. The nominating committee considers persons identified by its members, management, stockholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in SAMA’s nominating committee charter, generally provide that persons to be nominated:

•        should have demonstrated notable or significant achievements in business, education or public service;

•        should possess the requisite intelligence, education and experience to make a significant contribution to SAMA’s board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•        should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on SAMA’s board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by stockholders and other persons.

Compensation Committee

SAMA’s compensation committee consists of Messrs. LaPerch, Allen and Walker, each of whom is an independent director under Nasdaq’s listing standards. The compensation committee’s duties, which are specified in SAMA’s compensation committee charter, include, but are not limited to:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to SAMA’s Chief Executive Officer’s compensation, evaluating SAMA’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of SAMA’s Chief Executive Officer based on such evaluation;

•        reviewing and approving the compensation of all of SAMA’s other executive officers;

•        reviewing SAMA’s executive compensation policies and plans;

•        implementing and administering SAMA’s incentive compensation equity-based remuneration plans;

•        assisting management in complying with SAMA’s proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for SAMA’s executive officers and employees;

•        if required, producing a report on executive compensation to be included in SAMA’s annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Code of Ethics

SAMA has adopted a code of ethics applicable to its directors, officers and employees. SAMA has filed a copy of its code of ethics, audit committee charter, nominating committee charter and compensation committee charter as exhibits to the registration statement filed in connection with SAMA’s initial public offering. You may review these documents by accessing SAMA’s public filings at the SEC’s web site at www.sec.gov. In addition, a copy of SAMA’s code of ethics will be provided without charge upon request to SAMA in writing at 800 Westchester Avenue, Suite 632, Rye Brook, NY 10573 or by telephone at (914) 701-5260. SAMA intends to disclose any amendments to or waivers of certain provisions of its code of ethics in a Current Report on Form 8-K.

Legal Proceedings

There is no material litigation, arbitration, governmental proceeding or any other legal proceeding currently pending or known to be contemplated against SAMA or any members of its management team in their capacity as such.

Principal Accountant Fees and Services

The following is a summary of fees paid or to be paid to Marcum LLP, or Marcum, for services rendered.

Audit Fees

Audit fees consist of fees billed for professional services rendered for the audit of SAMA’s year-end financial statements and services that are normally provided by Marcum in connection with regulatory filings. The aggregate fees billed by Marcum for professional services rendered for the audit of SAMA’s annual financial statements, review of the financial information included in SAMA’s Forms 10-K and 10-Q for the respective periods and other required filings with the SEC for the year ended December 31, 2019 and for the period from June 11, 2018 (inception) through December 31, 2018 totaled approximately $44,000 and $58,000, respectively. The above amounts include interim procedures and audit fees, as well as attendance at audit committee meetings.

Audit-Related Fees

Audit-related services consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of SAMA’s financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. SAMA did not pay Marcum for consultations concerning financial accounting and reporting standards during the year ended December 1, 2019 and the period from June 11, 2018 (inception) through December 31, 2018.

Tax Fees

SAMA paid Marcum $5,665 and $-0- for tax planning and tax advice for the year ended December 31, 2019 and for the period from June 11, 2018 (inception) through December 31, 2018, respectively.

All Other Fees

SAMA did not pay Marcum for other services for the year ended December 31, 2019 and the period from June 11, 2018 (inception) through December 31, 2018.

Pre-Approval Policy

SAMA’s audit committee was formed in connection with the effectiveness of the registration statement for SAMA’s initial public offering. As a result, the audit committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of SAMA’s audit committee were approved by SAMA’s board of directors. Since the formation of SAMA’s audit committee, and on a going-forward basis, the audit committee has and will pre-approve all auditing services and permitted non-audit services to be performed for SAMA by its auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF SAMA

This “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SAMA” should be read in conjunction with the “Other Information About SAMA” and “Selected Historical Financial Information” sections and SAMA’s financial statements, including the related notes, which are included elsewhere in this proxy statement/prospectus. The following discussion contains forward-looking statements. Actual results of SAMA could differ materially from those that are discussed in these forward-looking statements. Factors that could cause or contribute to such differences include those discussed below and elsewhere in this proxy statement/prospectus, particularly under “Risk Factors.”

Overview

SAMA is a blank check company incorporated as a Delaware corporation on June 11, 2018 and for the purpose of entering into a merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more target businesses. SAMA intends to effectuate its initial business combination using cash from the proceeds of its initial public offering and the sale of the private placement warrants that occurred simultaneously with the completion of its initial public offering, its securities, debt or a combination of cash, securities and debt.

SAMA expects to continue to incur significant costs in the pursuit of its acquisition plans. SAMA cannot assure you that its plans to complete a business combination will be successful.

On July 25, 2020, SAMA, Holdco, Merger Sub and Clever Leaves entered into the Business Combination Agreement, pursuant to which SAMA agreed to combine with Clever Leaves in the Business Combination that will result in both Clever Leaves and SAMA becoming wholly-owned subsidiaries of Holdco. Each of Holdco and Merger Sub were formed as new entities for the sole purpose of entering into and consummating the transactions set forth in the Business Combination Agreement. Holdco is a direct wholly-owned subsidiary of Clever Leaves and Merger Sub is a direct wholly-owned subsidiary of Holdco. Pursuant to the Business Combination Agreement, each of the following transactions will occur in the following order: (i) pursuant to the Arrangement, (a) all of the Clever Leaves shareholders will exchange their Clever Leaves common shares for Holdco common shares and (b) certain Clever Leaves shareholders will receive the Cash Arrangement Consideration, such that, immediately following the Arrangement, Clever Leaves will be a direct wholly-owned subsidiary of Holdco; (ii) on the calendar day immediately following the consummation of the Arrangement and at the effective time of the Merger, Merger Sub will merge with and into SAMA, with SAMA surviving the Merger as a direct wholly-owned subsidiary of Holdco and, as a result of the Merger, all of the shares of SAMA common stock will be converted into the right to receive Holdco common shares as set forth in the Business Combination Agreement; (iii) immediately following the consummation of the Merger, Holdco will contribute 100% of the issued and outstanding capital stock of SAMA (as the surviving corporation of the Merger) to Clever Leaves, such that, SAMA will be a direct wholly-owned subsidiary of Clever Leaves; and (iv) immediately following the contribution of SAMA to Clever Leaves, Clever Leaves will contribute 100% of the issued and outstanding shares of NS US Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Clever Leaves, to SAMA.

In connection with the execution of the Business Combination Agreement, SAMA, Holdco and Key Clever Leaves Shareholders entered into the Shareholder Support Agreements, pursuant to which among other things, the Key Clever Leaves Shareholders agreed to vote their Clever Leaves Shares in favor of the Business Combination Agreement, the Plan of Arrangement, the Arrangement, resolutions of Clever Leaves to approve the Plan of Arrangement and the Arrangement, the Business Combination and certain related transactions. The Key Clever Leaves Shareholders include all Clever Leaves shareholders that are executive officers, directors, affiliates, founders and their family members, and certain holders of 5% or more of the outstanding voting Clever Leaves Shares. Additionally, the Key Clever Leaves Shareholders are subject to a restriction on sales and transfers of their Holdco common shares commencing on the Effective Date and ending one year following the Closing Date, with such restriction on sales and transfers to terminate early if following the 180th day after the Closing Date, the closing trading price of the Holdco common shares equals or is greater than $12.50 for any 20 out of any 30 consecutive trading days.

Concurrently with the execution of the Business Combination Agreement, the Sponsor, Clever Leaves, Holdco and SAMA entered into the Transaction Support Agreement, pursuant to which, among other things: (i) the Sponsor and SAMA agreed to take all actions necessary, at or prior to the Closing, to amend the Stock Escrow Agreement, pursuant to which the founder shares are held in escrow, and the Sponsor and SAMA agreed to use reasonable best efforts to cause Continental and the other parties to the Stock Escrow Agreement to establish, pursuant to the Escrow Agreement Amendment, the escrow terms of certain Holdco common shares to be held by the Sponsor and the independent SAMA directors following the Business Combination and (ii) the Earnout Shareholders are eligible to receive up to 1,800,000 Holdco common shares, in the form of an earnout, and such Holdco common shares will be issued to the Earnout Shareholders under the Earnout Plan as follows: (A) 900,000 Holdco common shares will be issued to the Earnout Shareholders only if the closing price of the Holdco common shares on Nasdaq equals or exceeds $12.50 per share (as adjusted for stock splits, reverse splits, stock dividends, reorganizations, recapitalizations or any similar event) for any 20 trading days within any consecutive 30 trading day period on or before the second anniversary of the Closing; and (B) 900,000 Holdco common shares will be issued to the Earnout Shareholders only if the closing price of the Holdco common shares on Nasdaq equals or exceeds $15.00 per share (as adjusted for stock splits, reverse splits, stock dividends, reorganizations, recapitalizations or any similar event) for any 20 trading days within any consecutive 30 trading day period on or before the fourth anniversary of the Closing. As described in the Earnout Award Plan Proposal, the Holdco board of directors intends to delegate its authority to select the Earnout Shareholders to a committee comprised of Kyle Detwiler and Andres Fajardo and, in consultation with such committee, may impose additional vesting conditions on the vesting of such shares. The Holdco common shares held by the Sponsor and the independent SAMA directors will be released from escrow to the Sponsor and the independent SAMA directors as follows: (1) 1,565,000 Holdco common shares will be released to the Sponsor and 60,000 Holdco common shares will be released to the independent SAMA directors at the earlier of: (x) one year following the Closing or (y) the date on which the closing price of the Holdco common shares on Nasdaq equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within any consecutive 30 trading day period after the Closing; (2) 812,500 Holdco common shares will be released to the Sponsor if the closing price of the Holdco common shares on Nasdaq equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within any consecutive 30 trading day period on or before the second anniversary of the Closing; and (3) 812,500 Holdco common shares will be released to the Sponsor if the closing price of the Holdco common shares on Nasdaq equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within any consecutive 30 trading day period on or before the fourth anniversary of the Closing. Additionally, the Sponsor is subject to a restriction on sales and transfers of its Holdco common shares commencing on the Effective Date, and ending one year following the Closing Date, with such restriction on sales and transfers to terminate early if following the 180th day after the Closing Date, the closing trading price of the Holdco common shares equals or is greater than $12.50 for any 20 out of any 30 consecutive trading days.

The Business Combination Agreement and the Ancillary Agreements, including the Shareholder Support Agreements and the Transaction Support Agreement, are in each case described in more detail in the section of this proxy statement/prospectus entitled “The Business Combination Proposal”.

Recent Developments

Nasdaq Notice

On January 2, 2020, SAMA received a written notice (the “Notice”) from the Listing Qualifications Department of Nasdaq indicating that SAMA was not in compliance with Listing Rule 5620(a), due to SAMA’s failure to hold an annual meeting of stockholders within twelve months of the end of SAMA’s fiscal year end. The Notice was only a notification of deficiency, not of imminent delisting, and had no effect on the listing or trading of SAMA’s securities on Nasdaq. On February 5, 2020, SAMA provided Nasdaq with a plan to regain compliance with Listing Rule 5620(a) within the required timeframe. On March 4, 2020, Nasdaq accepted SAMA’s plan and granted SAMA an extension until June 13, 2020 to evidence compliance with Listing Rule 5620(a). On June 9, 2020, SAMA held a special meeting in lieu of the 2020 annual meeting of stockholders in compliance with Listing Rule 5620(a).

Extension Meeting

On June 9, 2020, at SAMA’s special meeting in lieu of the 2020 annual meeting of stockholders, SAMA’s stockholders approved, among other matters, an amendment to SAMA’s amended and restated certificate of incorporation to extend the date by which SAMA has to consummate a business combination from June 13, 2020 to September 30, 2020. In connection with the vote to approve the Extension, 34,868 shares of SAMA common stock were redeemed. As a result, an aggregate of $356,341 (or approximately $10.22 per share) was released from the trust account to pay such redeeming stockholders and 16,215,132 shares of SAMA common stock remained issued and outstanding.

Effects of Coronavirus (COVID-19) Pandemic

The coronavirus (COVID-19) pandemic has resulted in a widespread health crisis that has adversely affected the economies and financial markets worldwide. While SAMA believes it may have experienced delays communicating with and conducting due diligence with regard to certain potential target companies because of reduced availability of personnel of such companies, SAMA does not believe that COVID-19 has had a significant impact on its ability to identify and conduct due diligence with respect to prospective target companies. The extent to which the COVID-19 pandemic may impact SAMA’s ability to consummate a business combination, including the Business Combination, will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. For additional information on risks posed by the COVID-19 pandemic, please refer to the section titled “Risk Factors” included elsewhere in this proxy statement/prospectus.

Various governmental bodies and private enterprises have implemented preventative or protective measures to contain the COVID-19 pandemic, such as travel bans and restrictions, quarantines, shelter-in-place orders and shutdowns, and these actions may continue to expand in scope, type and impact. These measures, in addition to the disruption of economies and financial markets worldwide caused by the COVID-19 pandemic, could result in direct and indirect adverse effects on the industries in which Clever Leaves operates. The extent to which the COVID-19 pandemic may impact Clever Leaves’ operations and our ability to consummate the Business Combination is uncertain.

Results of Operations

SAMA has neither engaged in any operations nor generated any revenues to date. SAMA’s only activities from June 11, 2018 (inception) to June 30, 2020 were organizational activities, those necessary to prepare for SAMA’s initial public offering, described below, identifying a target company for a business combination and the Business Combination. SAMA does not expect to generate any operating revenues until after the completion of its initial business combination. SAMA generates non-operating income in the form of interest income on marketable securities held after its initial public offering. SAMA is incurring expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing a business combination. SAMA is also incurring expenses in connection with the Business Combination.

For the three months ended June 30, 2020, SAMA had net loss of $249,941, which consisted of operating costs of $372,021 and an unrealized loss on marketable securities held in the trust account of $84,500, offset by interest income on marketable securities held in the trust account of $140,141 and a benefit for income taxes of $66,439. The increase in operating expense is mainly attributable to costs incurred in connection with the Extension. The decrease in interest income is mainly attributable to the lower interest rates earned during the three months ended June 30, 2020, as compared to prior periods.

For the six months ended June 30, 2020, SAMA had net income of $80,386, which consisted of interest income on marketable securities held in the trust account of $630,623, offset by operating costs of $528,868 and a provision for income taxes of $21,369. The increase in operating expense is mainly attributable to costs incurred in connection with the Extension. The decrease in interest income is mainly attributable to the lower interest rates earned during the three and six months ended June 30, 2020, as compared to prior periods.

For the three months ended June 30, 2019, SAMA had a net income of $531,941, which consisted of interest income on marketable securities held in the trust account of $792,709 and an unrealized gain on marketable securities held in the trust account of $24,107, offset by operating costs of $137,943 and a provision for income taxes of $146,932.

For the six months ended June 30, 2019, SAMA had a net income of $1,050,616, which consisted of interest income on marketable securities held in the trust account of $1,576,417 and an unrealized gain on marketable securities held in the trust account of $44,915, offset by operating costs of $291,439 and a provision for income taxes of $279,277.

Liquidity and Capital Resources

Until the consummation of its initial public offering, SAMA’s only source of liquidity was receipt of $25,000 from an initial purchase of SAMA common stock by the Sponsor and $200,000 in loans from the Sponsor pursuant to the terms of a promissory note. SAMA fully repaid the loans from the Sponsor on December 13, 2018.

On December 13, 2018, SAMA consummated its initial public offering of 13,000,000 units at $10.00 per unit, generating gross proceeds of $130,000,000. Simultaneously with the closing of its initial public offering, SAMA consummated the sale of 4,150,000 private placement warrants to the Sponsor at a price of $1.00 per private placement warrant, generating gross proceeds of $4,150,000.

Immediately following the closing of SAMA’s initial public offering, a total of $130,000,000 ($10.00 per unit) of the net proceeds from the initial public offering and the private placement was placed in the trust account. Transaction costs amounted to $3,158,259, consisting of $2,600,000 of underwriting fees, and $558,259 of other costs.

For the six months ended June 30, 2020, cash used in operating activities was $488,303. Net income of $80,386 was offset by interest earned on marketable securities held in the trust account of $630,623 and a deferred tax benefit of $1,235. Changes in operating assets and liabilities provided $63,169 of cash from operating activities.

For the six months ended June 30, 2019, cash used in operating activities was $341,205. Net income of $1,050,616 was offset by interest earned on marketable securities held in the trust account of $1,576,417, and an unrealized gain on marketable securities held in the trust account of $44,915 and a deferred tax provision of $9,432. Changes in operating assets and liabilities provided $220,079 of cash from operating activities.

As of June 30, 2020, SAMA had marketable securities held in the trust account of $132,433,250. Interest income on the trust account will be used by SAMA to pay franchise and income taxes. For the six months ended June 30, 2020, SAMA withdrew $230,612 of interest earned on the trust account to pay franchise and income taxes. SAMA intends to use substantially all of the funds held in the trust account to acquire a target business and to pay expenses relating thereto, including a fee of $4,550,000 payable to EarlyBirdCapital, Inc. (exclusive of any applicable finders’ fees which might become payable, and subject to SAMA’s right to allocate up to 35% of the fee to any of the underwriters in its initial public offering or other FINRA member firms SAMA may retain for assistance in connection with its initial business combination) upon consummation of its initial business combination for assistance in connection with its initial business combination pursuant to a business combination marketing agreement. To the extent that SAMA’s capital stock or debt is used, in whole or in part, as consideration to complete its initial business combination, the remaining proceeds held in the trust account, after payment for properly redeemed public shares, as well as any other net proceeds not expended will be used as working capital to finance the operation of the target business or businesses, make other acquisitions and pursue SAMA’s growth strategies.

At June 30, 2020, SAMA had cash of $339,683 held outside the trust account. SAMA intends to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses, review corporate documents and material agreements of prospective target businesses, select the target business to acquire and structure, negotiate and consummate a business combination.

Other than as described below, in order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor and SAMA’s officers and directors or their affiliates may, but are not obligated to, loan SAMA funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of SAMA’s initial business combination, without interest, or, at the holder’s discretion, up to $1,500,000 of the notes may be converted into warrants at a price of $1.00 per warrant. Such warrants would be identical to the private placement warrants. If SAMA does not complete a business combination, the loans will be forgiven. As of June 30, 2020, SAMA had no promissory notes outstanding.

On July 29, 2020, the Sponsor committed to provide SAMA an aggregate of $500,000 in loans in order to finance transaction costs in connection with a business combination. To the extent advanced, the loans will be evidenced by a promissory note, will be non-interest bearing, unsecured and will only be repaid upon the completion of a business combination. The loans may also be convertible into warrants at a price of $1.00 per warrant. The warrants would be identical to the private placement warrants. As of the date of this proxy statement/prospectus, no amounts have been borrowed under the commitment.

Based on the foregoing, SAMA’s management believes SAMA will have sufficient cash to meet SAMA’s needs through the earlier of consummation of a business combination or September 30, 2020, the date SAMA will be required to cease all operations except for the purpose of winding up, if a business combination is not consummated. SAMA does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business.

However, if SAMA’s estimate of undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, SAMA may have insufficient funds available to operate its business prior to its initial business combination. Moreover, SAMA may need to obtain additional financing either to consummate its initial business combination or because SAMA becomes obligated to redeem a significant number of the public shares upon consummation of its initial business combination, in which case SAMA may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, SAMA would only consummate such financing simultaneously with the consummation of its initial business combination. Following SAMA’s initial business combination, if cash on hand is insufficient, SAMA may need to obtain additional financing in order to meet its obligations.

Off-Balance Sheet Arrangements

As of June 30, 2020, SAMA has no obligations, assets or liabilities which would be considered off-balance sheet arrangements. SAMA does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. SAMA has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

SAMA does not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities other than a monthly fee of up to an aggregate of $10,000 payable to the Sponsor for general and administrative services, including office space, utilities and administrative support. SAMA began incurring these fees on December 10, 2018 and will continue to incur these fees until the earlier of the completion of its initial business combination or its liquidation.

SAMA engaged EarlyBirdCapital, Inc. as advisor in connection with its search for a business combination to assist SAMA in holding meetings with its stockholders to discuss potential business combinations and the target business’ attributes, introduce SAMA to potential investors that are interested in purchasing its securities in connection with a potential business combination, assist SAMA in obtaining stockholder approval for a business combination and assist SAMA with its press releases and public filings in connection with a business combination. SAMA will pay EarlyBirdCapital, Inc. a cash fee for such services upon the consummation of an initial business combination in an amount equal to $4,550,000; provided that SAMA has the right to allocate up to 35% of the fee to any of the underwriters in SAMA’s initial public offering or other FINRA member firms SAMA may retain for assistance in connection with its initial business combination. On May 27, 2020, SAMA engaged Canaccord Genuity LLC to provide financial advisory services, which may include acting as a placement agent in connection with a PIPE, if any, in connection with the Business Combination. SAMA intends to use at least a portion of this allocation to pay Canaccord Genuity.

Critical Accounting Policies

SAMA management’s discussion and analysis of SAMA’s results of operations and liquidity and capital resources are based on SAMA’s financial information. The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. SAMA has identified the following critical accounting policies:

Common Stock Subject to Possible Redemption

SAMA accounts for common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within SAMA’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. SAMA’s common stock features certain redemption rights that are considered to be outside of SAMA’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of SAMA’s condensed balance sheets.

Net Loss Per Common Share

SAMA applies the two-class method in calculating earnings per share. Shares of SAMA common stock subject to possible redemption which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per share since such shares, if redeemed, only participate in their pro rata share of the trust account earnings. SAMA’s net income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the trust account and not SAMA’s income or losses.

Recent Accounting Standards

SAMA’s management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on SAMA’s condensed financial statements.

INDUSTRY OVERVIEW

This section provides an overview of the industry in which Clever Leaves currently operates and in which Holdco will operate subsequent to the Business Combination. References in this section to “we,” ”us” or “Clever Leaves” refer to Clever Leaves International Inc. and its subsidiaries prior to the consummation of the Business Combination and Holdco and its subsidiaries subsequent to the Business Combination.

Global Market Overview

We are targeting a large and expanding global cannabis market. According to the United Nations, the global legal and illicit cannabis market is estimated to be $150 billion annually. A 2020 report by Arcview Market Research estimates that spending in the global legal cannabis market was $14.9 billion in 2019, including $8.7 billion for recreational and $6.2 billion for medicinal use, and is expected to reach $20.6 billion, including $12.1 billion and $8.5 billion for recreational and medicinal use, respectively, in 2020, representing year-over-year growth of 39%. The report projects that by 2024, spending in the global legal cannabis market will reach $42.7 billion, including $28.3 billion for recreational and $14.4 billion for medicinal use, representing a compound annual growth rate of 24% over the five-year period from 2019 to 2024. (Source: “The State of Legal Cannabis Markets,” Arcview Market Research, 7th Edition, 2020 Update.)

We believe the global cannabis industry is undergoing a period of rapid change from prohibition to broader legalization and regulation. As the number of medically legal states, countries and other jurisdictions are expected to increase, we believe the global cannabis industry will present sizable opportunities for market participants, including Clever Leaves.

Medical Cannabis Legality

We also believe the global medical cannabis market is experiencing a transformation as novel research leads to further therapeutic applications for medical cannabis products. The legalization of cannabis for medical purposes continues to spread around the world. As of July 2020, over 40 countries have legalized medical cannabis in some form.

(Source: Prohibition Partners — The Global Cannabis Report published November 2019)

International Medical Cannabis Regulations

The production, international trade and medical use of narcotic drugs, including cannabis, have been governed at a global level for decades through the 1961 Single Convention on Narcotic Drugs (the “Single Convention”). Essential analgesics and anesthetics like morphine, fentanyl or methadone are included in Schedule I of the Single Convention, where cannabis is also listed. The Single Convention created the INCB, as an independent and quasi-judicial monitoring body for the implementation of the United Nations international drug control conventions.

The Single Convention is adopted and implemented by each country through laws and regulations; at local levels one may find variations in the definition and regime of cannabis and cannabis derivatives such as the scope of control, exemptions, as well as additional local schedules implementing their own controls to different types of narcotic drugs.

To successfully execute our export plan, we must comply with all applicable laws and regulations of the countries of destination of our products. Typically, the importing country issues a permit that adheres to both the Convention as well as its local regulatory structure. We are working cooperatively with local regulators and within the relevant international regulatory framework, to ensure compliance with laws and regulations applicable to our operation and products.

Initial Key Targeted Countries for Export

Americas

Colombia

In December 2015, with Decree 2467, Colombia regulated the cultivation of cannabis for scientific and medicinal purposes. In 2017, the government established the legal framework for commercial medical cannabis cultivation. The final five decrees to the medical cannabis regulations were introduced establishing rules and regulations for safety, quality rules, license types, benefits for producers, and technical requirements and fees. With an already established agricultural and pharmaceutical industry, Colombia has existing mature logistics infrastructure favorable for cannabis production and export. Colombia is situated near the equatorial line, providing for warm weather and 12-hour sunlight/darkness cycles year-round, which are advantageous for cannabis cultivation. With a population of approximately 50 million people and with a projected addressable cannabis market in excess of $800.0 million by 2025, Colombia is anticipated to be one of Latin America’s largest markets for cannabis suppliers (Source: Cannabis Business Times, “Medical Cannabis Exports in Colombia Promise Massive Market Potential,” February 13, 2020).

Brazil

In December 2019, medical cannabis was legalized in Brazil with Resolution No. 327/2019. The Brazilian health authority, ANVISA, prohibits domestic cultivation of cannabis, thus requiring imports. Brazil has a population of 210 million, and of that population, data from New Frontier estimates that by year three of legalization there is potential for over 3 million cannabis patients treated for qualifying conditions, including chronic pain, and a medical cannabis market size estimate of up to $2.4 billion.

Peru

In the end of 2017, the Peruvian Congress approved Law 30681, which legalized the medical and therapeutic use of cannabis and its derivatives, establishing three different types of licenses for: (i) research, (ii) import and/or commercialization, and (iii) for production. Different technical rules have been thus far approved, others are still pending, particularly for local cultivation and production of cannabis. In December 2019, the Peruvian General Directorate of Medicines, Supplies and Drugs (“DIGEMID”) initiated sales of CBD-based magistral preparations with imported raw material. In July 2020, DIGEMID approved a 5% CBD finished prescription product for sale in pharmacies, in addition to a previously registered CBD based product produced by Canopy Growth.

Chile

The general narcotics Law in Chile allows the issuance of licenses for cultivation of cannabis for medicinal and research purposes. Decree 84, 2015 creates exceptional conditions for human medicinal cannabis and cannabis derivatives, to be used under medical prescription. At least three companies have obtained licenses for cannabis cultivation in Chile, one of which gave origin to an unregistered product Cannabiol, manufactured by Knop Laboratories under temporary conditions, which is no longer available. The Chilean health authority — Public Health Institute (Instituto de Salud Pública) is responsible for the approval of imports and exports of cannabis and cannabis-derived products, which issued import permits for products from Tilray in 2017.

United States

Clever Leaves intends to export CBD to the U.S. for research and development, in compliance with U.S. law, and eventually to commercialize products containing CBD, also in compliance with U.S. law. At Herbal Brands in the U.S., we have begun R&D on CBD products. We believe that the U.S., with a population of 328 million and some of the world’s most sophisticated cannabis consumers, offers promising opportunities for sales of CBD, particularly CBD traceable through the supply chain back to its regulated farm site. See the section titled “Business of Clever Leaves — Regulatory Framework in the United States.”

Europe

Germany

In March 2017, Germany legalized cannabis for medicinal purposes. Since then, Germany has rapidly become Europe’s leading medical cannabis market, with a population of over 83 million and an estimated 100,000 medical cannabis patients as of the end of 2019. Germany’s federal regulator, BfArM, takes a progressive approach to legal cannabis reimbursing patients for treatment via public insurers. Apart from dentists and veterinarians, any physician is authorized to prescribe medical cannabis. There are no limitations on which medical conditions are eligible for cannabis treatment. Together with the affordability granted by reimbursement and clear regulations around distribution and dispensation, patient access is greater than anywhere else in Europe.

Portugal

In 2001, Portugal decriminalized possession and consumption of personal amounts of drugs, including up to 25 grams of cannabis. Further, in 2018, Portuguese authorities passed a bill allowing the consumption of medical cannabis for domestic patients. Medicine is licensed under INFARMED, the country’s primary regulatory body, which has responsibility for licensing the cultivation of high THC plants. Although cultivation of cannabis for medical purposes has been taking place in Portugal for years, legalization in 2018 has caused more companies to take advantage of Portugal’s favorable climate as it relates to cannabis cultivation.  Portugal’s population of 10 million is expected to drive a medical market size of approximately $600 million by 2028 (Source: Prohibition Partners, “The European Cannabis Report 4th Edition”).

United Kingdom

The U.K. is a global leader in legal cannabis production according to the INCB, and we believe the country has also positioned itself at the forefront of medical cannabis research and development. In late October 2018, the U.K. legalized cannabis-based treatments prescribed only by specialist doctors in a limited number of circumstances, particularly children with rare, severe forms of epilepsy, adults with vomiting or nausea caused by chemotherapy, and adults with muscle stiffness caused by multiple sclerosis, where other medicines have failed.

Oceania

Australia

In February 2016, medical cannabis was legalized in Australia. With a population of over 25 million and a cannabis market expected to rise to over $1.2 billion by 2024, Australia is Oceania’s most influential cannabis geography. As of January 2020, there are an estimated 18,549 medical cannabis patients in Australia, taking claim to an estimated 25,000 grams of medical cannabis allowance. There are currently six full license holders in Australia which include cultivation, manufacturing and research licenses. Further, the Roy Morgan Single Source Survey published in October 2019 reported that 42% of Australians are in support of legalization of cannabis recreationally. As such, Clever Leaves believes Australia to be a promising export destination for its products (Source: Prohibition Partners, The Oceania Cannabis Report, Second Edition).

New Zealand

In December 2018, medical cannabis was legalized in New Zealand. With a population of approximately 5 million and a cannabis market that is expected to be worth approximately $300 million by 2024, New Zealand is also positioned to be a cannabis market leader in the Oceania region.

Israel

As of January 2019, Israel had legalized medical cannabis and the export of medical cannabis products. According to the European Journal of Internal Medicine, as of March 2018, there was estimated to be 32,000 registered users of medical cannabis in Israel. Israel has decriminalized, but not legalized, cannabis for non-medical uses.

BUSINESS of clever leaves

Shareholders should read this section in conjunction with the more detailed information about Clever Leaves contained in this proxy statement/prospectus, including Clever Leaves’ audited and unaudited financial statements and the other information appearing in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Clever Leaves.” In this section, references to “we,” “us,” “Clever Leaves” and “our” are intended to refer to Clever Leaves and its subsidiaries, unless the context clearly indicates otherwise.

Our Mission

Clever Leaves’ mission is to be an industry-leading global cannabinoid company recognized for our principles, people and performance while fostering a healthier global community. Our mission is encapsulated in our motto to “Cultivate Mojo. Create Value. Change Lives.”

Our Company

We are an MNO in the botanical cannabinoid and nutraceutical industries, with operations and investments in Colombia, Portugal, Germany, the United States and Canada. We are working to develop one of the industry’s leading, low-cost global business-to-business supply chains with the goal of providing high quality pharmaceutical grade and wellness products to customers and patients at competitive prices. We have invested in ecologically sustainable, large-scale, botanical cultivation and processing as the cornerstone of our medical cannabinoid business, and we continue to develop strategic distribution channels and brands. We currently own over 1.9 million square feet of greenhouse cultivation capacity across two continents and approximately 13 million square feet of agricultural land, with an option to acquire approximately 73 million additional square feet of land for cultivation expansion. In addition, our pharmaceutical-grade extraction facility is capable of processing 104,400 kg of dry flower per year and is expandable to over 300,000 kg of dry flower per year with limited additional investment. In July 2020, we also became one of a small number of vertically integrated cannabis companies in the world to receive EU GMP certification. We believe these features of our business provide us with one of the largest licensed capacities for cannabis cultivation and cannabinoid extraction globally, while our strategically located operations allow us to produce our products at a fraction of the average cost of production incurred by our Canadian and United States peers.

In addition to the cannabinoid business, we are also engaged in the non-cannabinoid business of formulating, manufacturing, marketing, selling, distributing, and otherwise commercializing homeopathic and other natural remedies, wellness products, and nutraceuticals to more than 10,000 retail locations across the United States, through our wholly owned subsidiary Herbal Brands, Inc. (“Herbal Brands”). Herbal Brands is an Arizona based GMP-compliant, FDA-inspected manufacturer and national distributor of nutraceutical products. Herbal Brands’ nationwide customer base provides a platform we can leverage for greater potential cannabinoid distribution in the future, should U.S. federal laws change and regulations permit.

Our principal operations are in four key geographies:

•        Colombia.    We believe we have one of the largest licensed productive capacity footprints to produce medical cannabis in Colombia with 18 greenhouses creating 1.8 million square feet of cultivation space. With 6 million square feet of leased or owned land, our greenhouse cultivation can be expanded to approximately 2.5 million square feet at our existing operating site. We also have an option to acquire approximately 73 million additional square feet of agricultural land for open field cannabis production. In May 2020, some of our Colombian cultivation operations, including some of our greenhouses, our propagation area, and our post-harvest facility, were granted GACP certification by CUMCS and we are seeking to obtain GACP certification for substantially all our Colombian greenhouses in the near term. As a quality assurance standard, GACP certification increases our ability to attract customers and enables us to produce pharmaceutical-grade cannabis products for domestic and international markets. Our Colombian manufacturing facilities were granted Colombian GMP certification by INVIMA in August 2019 and EU GMP certification by HALMED in July 2020. Our post-harvest facility also received EU GMP certification in July 2020. With 32 genetic strains of cannabinoids registered in Colombia, we are principally focused on cultivation and extraction activities.

•        Portugal.    Our European production operations are headquartered in Portugal where we have approximately 9 million square feet of agricultural and agro-industrial land and approximately 110,000 square feet of existing greenhouse facilities. In November 2019, we received a pre-license notice and authorization from

INFARMED to begin preliminary cultivation operations, including an authorization to import cannabis genetics and engage in cultivation for research and development purposes. With this authorization, we completed our first test harvest of medicinal cannabis for research and development purposes in the first half of 2020. In August 2020, our Portuguese operations were granted a provisional license from INFARMED to cultivate, import and export dried cannabis flower produced at our Portuguese cultivation site. Due to the COVID-19 pandemic and restrictions on INFARMED’s ability to conduct a physical inspection of our Portuguese operation, the license is considered provisional until a physical inspection from INFARMED takes place at the cultivation site and a definitive license is issued by INFAMRED. While provisional, the license provides our Portuguese operations similar rights and qualifications as a definitive license, including the ability to conduct commercial operations. The physical inspection took place on August 27, 2020 and, upon successful completion of the inspection review, we expect to receive a formal definitive license. Under the provisional license granted by INFARMED, our production facility in Portugal is currently cultivating cannabis for commercial purposes.

•        Germany.    We are building a distribution network in Germany through our relationship with Cansativa GmbH (“Cansativa”), an EU GDP and EU GMP certified and established cannabis importer and distributor, in which we have a minority investment. Although we have yet to sell any products to or through Cansativa, we have a preferred supply relationship with Cansativa with respect to products sourced from Colombia. We are also developing a wholly-owned importer and distributor of medical cannabis products through IQANNA GmbH (“IQANNA”), through which we plan to market our pharmaceutical cannabinoid brand IQANNA. IQANNA has an office in the state of Hessen, Germany and is in the process of receiving necessary licenses and authorizations to import and distribute cannabis products in Germany for pharmaceutical use. As of the date of this proxy statement/prospectus, IQANNA has only imported non-GMP CBD isolate produced by Clever Leaves at its Colombian facility and has not yet imported any pharmaceutical or narcotic products.

•        United States.    Through Herbal Brands, which manufactures and distributes non-cannabinoid nutraceutical products to more than 10,000 retail locations across the United States, we have a platform we believe we can leverage for cannabinoid distribution in the future, subject to changes in U.S. federal law. While we do not sell or distribute any cannabinoid products in the United States, we received an import authorization from the U.S. DEA and completed our first medical cannabis shipment into the United States for limited test purposes in 2020.

Our Competitive Strengths

We believe we distinguish ourselves from our competitors by virtue of the following strengths:

Leader in low-cost, high quality pharma-grade cannabinoid cultivation and extraction

We believe we are well positioned to become a leader in low-cost, high quality and large-scale botanical cannabinoid production. In Colombia, we believe we have one of the largest licensed productive capacity footprints to produce medical cannabis with 18 greenhouses creating 1.8 million square feet of cultivation space. With 6 million square feet of leased or owned land, our greenhouse cultivating can be expanded to approximately 2.5 million square feet at our existing operating site. We also have an option to acquire approximately 73 million additional square feet of agricultural land for open field cannabis production. We have 104,400 kg of dry flower extraction capacity per year in one of the world’s few EU GMP certified operations. In addition to the favorable climate, 12 hours of daily sunlight year-round and topographical benefits, Colombia’s lower cost of living, and labor and construction costs (as compared to the United States or Canada) help to reduce labor overhead and capital expenditure, enabling us to operate and scale our business with operating costs that are competitive across our industry. In Portugal, we own approximately 9 million square feet of agricultural and agro-industrial land and approximately 110,000 square feet of existing pre-licensed greenhouse facilities, which also provides us with a favorable cost structure.

Pharmaceutical-grade, GMP-certified production

Our production chain has been awarded certifications which demonstrate compliance with some of the world’s most stringent pharmaceutical quality standards. With GACP certified cultivation and EU GMP certified post-harvest and extraction, our EU GMP certified product portfolio is distinctive in that it includes API and semi-finished and finished pharmaceutical products. We believe there are fewer than ten cannabis companies globally with the breadth of EU GMP certification that we were awarded for cannabis extracts, and Clever Leaves is currently Latin America’s only cannabis producer with an EU GMP certification.

The EU GMP certification indicates that the products manufactured under the certified standards are apt for commercialization within the EU. The European Union Good Manufacturing Practices govern the manufacture of medicinal products within the EU and constitute one of the highest globally recognized product quality standards. The EU GMP certification asserts the manufacturer compliance with consistent and controlled quality standards in the covered manufacturing processes of medicines and API. The EU GMP standards are compiled in the EU GMP Guidelines, which encompass the quality standards in the production, handling, storage and packaging of the medicinal products and active pharmaceutical ingredients.

A prerequisite under EU GMP is that medicinal products are of consistently high quality and provide detailed traceability of all their components. As such, EU GMP gives potential customers of medicinal products additional comfort that our products may be more suitable for their intended use than those of our competitors that do not have this certification. Importantly, these customers may use the product in clinical trials and in obtaining marketing authorizations. As a result, our EU GMP certification facilitates the movement of goods, contributes to the credibility of our product and expands our ability to serve the burgeoning European medical cannabis markets, which are subject to strict quality, compliance and regulatory requirements. For emerging markets that have not yet established quality standards or which do not necessarily require EU GMP certification, EU GMP certification also serves as a strong quality signal, potentially attracting customers that may not otherwise require EU GMP certification. We expect that EU GMP certification will unlock new international markets that require such certification as well as higher price points for our products given the pharma-quality advantage and validation of quality and consistency.

The EU GMP certification received by Clever Leaves in July 2020 covers the part of the manufacturing process that begins with the trimming of the flower at the cultivation site until packaging, which is conducted at the extraction facility in Colombia. If Clever Leaves develops a new product that requires a manufacturing process not included in the company’s existing EU GMP certification, it must request for an audit of the new manufacturing process and its inclusion in the existing EU GMP certification.

Each EU GMP certification is granted to specific manufacturing processes, conducted under specific conditions and, thus, it is tied to the specific facility where those manufacturing conditions were audited and certified as compliant. The EU GMP certification received by Clever Leaves is valid for three years, which is the maximum validity period possible, and is renewable upon assessment by EU GMP inspectors. In order to maintain its EU GMP certification, Clever Leaves is required to comply with the EU GMP Guidelines, and may be subject to visits and information request by EU GMP inspectors.

Optimized footprint for long-term

We have significant operations in Latin America, Europe and, with respect to our non-cannabinoid nutraceutical products, North America. Our business model focusing on geographic diversification and optimization distinguishes us from many Canadian LPs and U.S. MSOs, which are commonly confined to one geography and may be reliant on initial market protections afforded by the existing regulatory framework in their respective jurisdictions. Unlike certain Canadian LPs and U.S. MSOs, we can scale our production in low-cost regions of the world, such as Colombia and Portugal, while maintaining access to some higher value-added end markets such as the EU because of our EU GMP certification and our global operating network. We do not plan to relocate or outsource our production to low-cost regions in the future, since we are already established in several of these geographies. U.S. MSOs typically construct semi-redundant or incompatible infrastructure due to state-by-state regulation and licensing and face a variety of legal and operational challenges because cannabis is not legal under U.S. federal law and interstate commerce is prohibited. Although certain Canadian LPs and U.S. MSOs may benefit from restrictions on importation of cannabis or hemp from other geographies, creating current market protections, legalization of imported cannabinoid products, should this occur, may create future new opportunities in Canada and the United States for MNOs and create competition for incumbents.

Developing export distribution channels

We continue to build our sales pipeline with businesses in various jurisdictions that have legalized medical cannabis derived products or low THC and hemp derived products. To date, we have had limited export shipments of our cannabis products to Australia, Canada, Germany, the United Kingdom, Poland, Israel, and the United States. Germany, as the largest economy in the EU and a country with public insurance coverage for medical cannabis, is strategically positioned as our launch point for a further expansion into the European cannabis industry. We have established two conduits into Germany through IQANNA, our wholly owned subsidiary focused on the initial stage of importation, commercialization and distribution of medicinal cannabis, and our minority investment in Cansativa, one of the largest German GMP and GDP certified pharmaceutical cannabis importers and distributors.

Advantages from early establishment in Colombia

In Colombia, plant varietals cannot be commercialized until they have been registered with ICA, the Colombian agricultural regulator. We have 32 genetic strains of cannabinoids registered in Colombia. Prior to December 2018, cannabis strains were subject to a more streamlined regulatory registration process by ICA. A cannabis producer entering the Colombian cannabis industry today would likely be required to comply with more stringent and lengthy genetics registration and quarantine protocols. Our relatively long-term presence in Colombia and established track record with Colombian regulators has contributed to our receipt of some of the country’s first and largest quotas for the cultivation and extraction of high-THC cannabis products. For example, in 2020, we received quotas to extract approximately 26,466 kg of cannabis biomass. This represents approximately 47% of the INCB’s 2020 allocation to Colombia. In addition, we were the first company to receive Colombian GMP certification by INVIMA.

Talented and experienced leadership with operational and regulatory expertise

Our company is led by a highly knowledgeable management team of experienced professionals. Kyle Detwiler, the CEO of Clever Leaves who will become a director and CEO of Holdco, has a track record of evaluating and executing investments in Latin America at KKR & Co. Inc., The Blackstone Group Inc. and Silver Swan LLC. Andres Fajardo, the President of Clever Leaves who will become the President and a director of Holdco, has more than 20 years of management experience, having served as CEO of IQ Outsourcing, a leading Colombian business processing outsourcing firm, and previously as a principal member at Booz & Company. Julian Wilches, the Chief Regulatory Officer of Clever Leaves who will become the Chief Regulatory Officer of Holdco, brings extensive regulatory experience as he previously served as Director of Drug Policy for the Colombian Ministry of Justice and Law. Our management team has significant experience identifying and scaling attractive business models, and with evaluating investment opportunities, partnerships and other growth opportunities. We focus on making strategic decisions that will allow us to grow our business over the long-term and increase shareholder value. We intend to leverage this experience and existing relationships to build strategic partnerships with leading companies across the cannabis supply chain, including wellness, nutraceutical and pharmaceutical companies.

Our Strategy for Growth

Prior to the Business Combination, we have raised over $125 million in capital to date and invested significantly in our global platform, including our operations in Colombia and Portugal, the development of our U.S. and German distribution networks, and our minority investments. We plan to utilize our existing infrastructure and make future incremental investments to drive sales growth in the rapidly expanding cannabis markets globally.

We aspire to build a leading international low-cost and pharmaceutical-grade cannabinoid company through the following strategies:

Securing strategic partnerships

Our business model is focused on partnering with leading and emerging cannabis businesses by providing them with lower cost product, variable cost structures, reliable supply throughout the year, and accelerated speed to market. We believe this is achievable due to our production locations, capacity, product registrations and various product certifications.

For example, in December 2019, we executed a Latin American supply agreement with Canopy LATAM Corporation (“Canopy LATAM”), a wholly owned subsidiary of Canopy Growth Corporation, which connects our large-scale, low-cost production capabilities with a significant global partner that is well equipped to bring cannabis products to market. The first shipment under this contract was made in January 2020. We believe that, if successful, our partnership with Canopy LATAM can serve as a platform and framework for us to expand our supply network with other partners as well as develop other similar strategic partnerships. We have also received financial investments in the past from parties or entities in Australia, Brazil and Mexico interested in future commercial partnerships and are working to expand the scope of these relationships, subject to compliance with regulation and our product capabilities.

Expanding our sales and distribution footprint

We believe that our Latin American and European presence will allow us to take advantage of the opportunities arising from the growing global cannabis industry. We continue to develop our sales and distribution footprint throughout Europe, with a near-term primary focus on Germany. In Germany, our plan includes a combination of commercializing API, establishing licensing partners with local players, and commercializing our IQANNA branded pharmaceutical cannabis products that are currently in the pipeline. In addition, we are building relationships with businesses in Australia, Brazil, Canada, Colombia, Chile, Germany, Israel, Mexico, New Zealand, Peru, Portugal, the United Kingdom and other countries in the European Union with the objective of preparing, planning or executing commercial shipments to such businesses, although completion of these shipments is not guaranteed and is subject to progress on factors including regulation, regulatory approvals, agreement on commercial parameters, negotiation of definitive documentation, successful test shipments, and validation by third party laboratories. We believe these are attractive markets due to their long-term potential, stringent quality requirements that fit our supply chain strengths, and improving regulatory frameworks.

While we do not currently sell any cannabinoid products in the United States, we plan to leverage Herbal Brands’ significant distribution capability to sell cannabinoids or products containing cannabinoids if and when U.S. federal law changes and as regulations permit. Herbal Brands has access to more than 10,000 retail locations in the United States, including specialty and health retailers, mass retailers and specialty and health stores.

Strategically increasing our cultivation and extraction capacity

To capitalize on the market opportunities as they emerge in Europe and globally, we are investing thoughtfully and strategically to expand our operations. This includes production capacity expansion as needed as well as the enhancement of certain of our cultivation, processing and packaging and genetics capabilities to gain efficiencies as we increase the scale of our operations.

In Colombia, we have 18 greenhouses creating 1.8 million square feet of cultivation space. With 6 million square feet of leased or owned land, our greenhouse cultivation can be expanded to approximately 2.5 million square feet at our existing operating site. We also have an option to acquire approximately 73 million additional square feet of agricultural land for open field cannabis production. Although we have built a limited amount of preliminary infrastructure on this property and we have licensed the property for cultivation activity, we are currently holding further development of this expansion pending increases in customer demand. Due to the scale and novelty of the operation, we would need to construct additional infrastructure and develop new processes to manage the scale of biomass production at this expansion site.

Since late 2018, we have been developing an expansion project in Southern Europe. After selecting Portugal in August 2019 due to its climate conditions, relatively low operating costs compared to other European countries and access to high quality facilities and talent, we acquired approximately 9 million square feet of agricultural and agro-industrial land and approximately 110,000 square feet of existing greenhouse facilities. In November 2019, we received a pre-license notice and authorization from INFARMED to begin preliminary cultivation operations, including the right to import cannabis genetics and engage in cultivation for research and development purposes. In August 2020, our Portuguese operations were granted a license from INFARMED to cultivate, import and export dried cannabis flower produced at our Portuguese cultivation site. Due to the COVID-19 pandemic and restrictions on INFARMED’s ability to conduct a physical inspection of our Portuguese operation, the license is considered provisional until a physical inspection from INFARMED takes place at the cultivation site and a definitive license is issued by INFAMRED. While provisional, the license provides our Portuguese operations similar rights and qualifications as a definitive license, including the ability to conduct commercial operations. The physical inspection took place on August 27, 2020 and, upon successful completion of the inspection review, we expect to receive a formal definitive license. Under the provisional license granted by INFARMED, our production facility in Portugal is currently cultivating cannabis for commercial purposes. After achieving our definitive cannabis cultivation license, we intend to construct EU GMP-compliant pharmaceutical and processing facilities as well as additional greenhouse facilities at this property in Portugal, with a goal of obtaining EU GMP certification at a later date.

Capitalize on regulatory developments

As cannabis regulations evolve, we intend to broaden our product offering. We have seen an emergence of interest in products derived from hemp or cannabis that have non-detectable or ultra-low levels of THC. These products may be compliant with a broader range of regulations to facilitate CBD or other hemp-derived botanical products. Expanding our capacity for THC removal could yield additional demand from our customers.

We also closely monitor the regulation of cannabinoid products in the United States. To date, we have only imported cannabinoid products from Colombia once with explicit import permits from the U.S. DEA for testing purposes. However, evolving regulation surrounding the 2018 Farm Bill, by the U.S. FDA for CBD or around the legalization of broader cannabis use for medical or other purposes may create the opportunity either for imports from Colombia and Portugal and/or the commercialization of cannabinoid products in the United States. Herbal Brands is currently researching a variety of CBD products it could launch and distribute through its existing distribution relationships.

Regulation in other parts of the world, including in Latin America, is rapidly evolving. For example, in late 2019, ANVISA approved regulations to commence the sale of medical cannabis products, generally focused only on extracted products or oils, while also restricting the domestic production of cannabis in Brazil. We have established relationships with emerging operators in Brazil that are seeking both API as well as finished goods. Because registration of products with ANVISA is generally required, in addition to other requirements such as GMP certification, partnerships with local operators is an important path to market due to their expertise around product registration and evolving distribution capabilities.

Our Operating History

Clever Leaves was formed on July 20, 2017. Ecomedics, currently a subsidiary of Clever Leaves (which we now refer to as “Clever Leaves Colombia”), was incorporated on April 20, 2016. In the first quarter of 2018, Clever Leaves (then known as Northern Swan) made its initial investment in Eagle, the parent company of Clever Leaves Colombia, which led to construction of the first greenhouse and receipt of a Colombian cultivation license for low-THC/hemp under Colombian law occurring in the second quarter of 2018.

By the fourth quarter of 2018, Clever Leaves Colombia completed the first phase of the Colombian extraction laboratory and commenced extraction operations.

In the first quarter of 2019, Clever Leaves Colombia became the first Colombian licensed producer to receive an import permit from Health Canada, the Canadian governmental agency responsible for regulating the country’s cannabis industry.

In the second quarter of 2019, we acquired a portfolio of non-cannabinoid nutraceutical and beverage products sold in the United States through our wholly-owned subsidiary Herbal Brands, and Clever Leaves Colombia received genetics registration from ICA for an initial 20 cannabis strains.

In the third quarter of, 2019, Clever Leaves Colombia received Colombian GMP certification from INVIMA for finished products from our extraction facilities.

On October 31, 2019, to create a single organizational structure, the founders of Clever Leaves Colombia completed a transaction with Northern Swan to effect in the future the exchange of the Clever Leaves Colombia founders’ minority shareholding in Eagle for shares of Northern Swan. In addition, Northern Swan later changed its name to Clever Leaves International Inc.

In November 2019, Clever Leaves received a pre-license letter from INFARMED to begin preliminary cultivation operations, including authorization to import cannabis genetics and engage in cultivation for research and development purposes.

In the second quarter in 2020, we completed our first test harvest of medicinal cannabis for research and development purposes in Portugal.

In July 2020, Clever Leaves Colombia received EU GMP certification from HALMED.

On July 25, 2020, Clever Leaves and SAMA signed the Business Combination Agreement pursuant to which Clever Leaves Holdings Inc. will become a U.S. public company listed on Nasdaq with the ticker symbol “CLVR”. For more information about the Business combination, please see “The Business Combination Proposal.”

In August 2020, our Portuguese operations were granted a provisional license from INFARMED to cultivate, import and export dried cannabis flower produced at our Portuguese cultivation site.

Our Products

Our product portfolio is generally split into two primary categories: nutraceuticals and cannabinoids.

Nutraceuticals

Our nutraceutical products consist primarily of a variety of beverage and powder products, most of which we manufacture in our GMP-compliant, FDA-inspected production facility in Arizona. These products primarily include cleanses or other wellness products. We provide a limited amount of contract manufacturing for other nutraceutical companies that produce similar products.

Cannabinoids

The growth of our cannabinoid product portfolio is a significant focus area, and it emphasizes business to business solutions for our clients. We generally categorize our cannabinoid products as flower or extracts.

Flower

Our dried flower products are generally classified as either containing low levels of THC or high levels of THC.

Low-THC Flower.    We currently cultivate low-THC flower (sometimes referred to as hemp) in Colombia. We are generally not subject to any limitations on the amount of low-THC flower that we can cultivate in Colombia, but the hemp flower we produce in Colombia can currently only be sold to other Colombian companies that have the appropriate licenses to possess or process this product (as opposed to extracts from the hemp flower, which are discussed below).

This product can be sold as dried and unprocessed flower, but it can undergo various forms of processing, such as decarboxylation or milling, before sale. Packaging is typically suitable for large volumes of product, such as vacuum sealed pouches or other containers. Exporting any form of our flower product produced in Colombia is currently not permitted, except under exceptional circumstances with the appropriate export and import authorizations.

High-THC Flower.    Our flower with high levels of THC is commonly referred to as cannabis and is often considered to be psychoactive. We currently cultivate cannabis in Colombia and Portugal. In Colombia, we generally plan to process our high THC flower into extract products for further distribution in Colombia or internationally. In Portugal, we completed our first test harvest in the first half of 2020. In August 2020, our Portuguese operations were granted a provisional license from INFARMED to cultivate, import and export dried cannabis flower produced at our Portuguese cultivation site. While provisional, the license provides our Portuguese operations similar rights and qualifications as a definitive license, including the ability to conduct commercial operations. Upon successful completion of the inspection review, we expect to receive a formal definitive license. Under the provisional license granted by INFARMED, our production facility in Portugal is currently cultivating cannabis for commercial purposes.

In Germany, Cansativa imports and distributes flower and other products produced by third parties such as Aurora, Bedrocan, Canopy Growth and Tilray.

Extracts

By extracting and processing our flower produced in Colombia, we produce a variety of extracted products including isolates, crude oil extracts, standardized extracts, and oral solutions. Extracted products are often defined by their formulation, typically specifying the level of cannabinoids contained within. We currently market more than 10 different such formulations, and we plan to gradually grow our portfolio of formulations over time. These products also vary by container type, such as a bulk glass or plastic containers, and by size, such as 10 or 30 milliliter bottles.

Similar to our flower products, our extracts are generally classified as either containing low or high levels of THC, and the regulatory requirements applicable to each category are more stringent as the level of THC in the product increases. Extracts with low levels of THC can generally be commercialized more readily without requiring as many approvals, such as quotas or import permits, while extracts with high levels of THC are classified and regulated as controlled substances and subject to more stringent regulatory requirements, including production quotas, import and export permits, and product specific certifications. These products are sold as wellness or pharmaceutical products, depending on their quality standard and whether they are produced under Colombian GMP or EU GMP certified procedures.

Some of our clients have requested additional assistance with extracts, either in the form of extraction as a service or to assist with their own product development. We have engaged in these services on a limited basis. These ancillary services require substantial time and know-how, but we believe our ability to provide a broader array of business-to-business solutions could help strengthen our existing client relationships.

Our Operations

We are building our operations with many touchpoints in the cannabis chain, including genetics, cultivation, extraction, research and development, distribution and the management of a portfolio of medical and consumer brands, which we believe can position us to optimize capital efficiency throughout our business and contribute to consistency in the quality of our products and brands.

Genetics | Cultivation | Extraction | Research & Development | Distribution | Brands

LATIN AMERICA

CLEVER LEAVES — **COLOMBIA/LATAM**

One of Latin America's largest licensed producer of medical cannabis with 1.8M square feet of GACP-certified cultivation and one of a small group of cannabis companies in the world to receive EU GMP certification

Exclusive distribution partnership — **BRAZIL**

EUROPE

CLEVER LEAVES — **PORTUGAL**

Licensed producer applicant[1], with a 9 million square foot property in the south of Portugal and approximately 110,000 square feet of existing greenhouse facilities

IQANNA — **GERMANY**: Frankfurt–based pharmaceutical brand and importer/distributor of medical cannabis product cansativa® — **GERMANY**: Minority investor in GDP and GMP-certified pharmaceutical company focused on cannabis importation and distribution

NORTH AMERICA

(1) Provisional license obtained in August 2020; definitive license expected by the end of 2020.

Operational Overview

Genetics

In Colombia, plant varietals cannot be commercialized until they have been registered with ICA, the Colombian agricultural regulator. In Colombia, we have registered 32 genetic strains of cannabinoids. We continue to optimize the use of these strains for our specific cultivation environment and have substantially increased our productivity as measured by weight per plant since our initial harvests.

In Portugal, in August 2020, we received a provisional license from INFARMED to cultivate, import and export dried cannabis flower produced from our Portuguese cultivation site, including the right to import five different cannabis genetics and engage in cultivation for research and development purposes.

Cultivation

Colombia

We believe we have one of the largest licensed productive capacity footprints to produce medical cannabis in Colombia with 18 greenhouses creating 1.8 million square feet of cultivation space. With 6 million square feet of leased or owned land, our greenhouse cultivation can be expanded to approximately 2.5 million square feet at our existing operating site. We also have an option to acquire approximately 73 million additional square feet of agricultural land for open field cannabis production. Although we have built a limited amount of preliminary infrastructure on this expansion property and we have licensed the property for cultivation activity, we are currently holding development of this expansion pending increases in customer demand. Due to the scale and novelty of the operation, we would need to construct additional infrastructure and develop new processes to manage the scale of biomass production at this operation.

Our Colombian cultivation operations benefit from the following certifications:

•        In May 2020, some of our Colombian cultivation operations, representing approximately 100,000 square feet of propagation and nursery areas, approximately 400,000 square feet of our vegetative and flowering greenhouses, and approximately 20,000 square feet of our post-harvest and processing facility, were granted GACP certification by CUMCS. This certification is recognized globally and certifies that our production complies with CUMCS’ guidelines for quality and consistency based on a review and approval of our trained personnel practices, use of qualified equipment, and documentation and approval procedures. In addition, the certification attests that we operate under procedures to produce crops free of heavy metals and agrochemicals, an important differentiator for our business because of the safety measures required for pharmaceutical manufacturing. We have inspections scheduled to receive GACP certification on the remainder of our greenhouses in the second half of 2020.

•        In July 2020, we received our EU GMP certification from HALMED for our post-harvest facility on our cultivation site in Colombia. EU GMP certification is often an essential requirement for exporting medical cannabis, particularly extracts, for commercial and medicinal purposes to European countries, including but not limited to Germany, the United Kingdom, Poland and Portugal.

Phase 1 Completed
40,000 sq. ft. post-harvest
processing facility
Phase 4 Completed
Phase 3 Completed
Phase 2 Completed
Phase 5
Cultivation Site #2
In Process

We have chosen to develop a significant portion of our cultivation operations in Colombia for the following reasons:

•        Geographic conditions make Colombia well situated for cannabis cultivation. Its proximity to the equator provides approximately 12 hours of daily sunlight throughout the year, its high-quality soil, abundant water and warm weather provide favorable conditions for year-round cultivation without the expense of significant light supplementation;

•        Within Colombia, our greenhouse cultivation operations are located at over 8,000 feet of elevation, which reduces the population of pests that can complicate agricultural operations;

•        The Colombian agronomical conditions result in lower expansion costs compared to those of Canadian and U.S. competitors;

•        The regulatory framework for cannabis and hemp operations is relatively well-established;

•        Colombia has a lower cost of living, labor and construction costs as compared to the United States or Canada; and

•        Due to the incumbent flower export industry in Colombia, export and logistics infrastructure is well established.

Portugal

Our European production operations are headquartered in Portugal where we have approximately 9 million square feet of agricultural and agro-industrial land and approximately 110,000 square feet of existing greenhouse facilities. In November 2019, we received a pre-license notice and authorization from INFARMED to begin preliminary cultivation operations, including an authorization to import cannabis genetics and engage in cultivation for research and development purposes. With this authorization, we completed our first test harvest of medicinal cannabis for research and development purposes in the first half of 2020. In August 2020, our Portuguese operations were granted a provisional license from INFARMED to cultivate, import and export dried cannabis flower produced at our Portuguese cultivation site. Due to the COVID-19 pandemic and restrictions on INFARMED’s ability to conduct a physical inspection of our Portuguese operation, the license is considered provisional until a physical inspection from INFARMED takes place at the cultivation site and a definitive license is issued by INFAMRED. While provisional, the license provides our Portuguese operations similar rights and qualifications as a definitive license, including the ability to conduct commercial operations. The physical inspection took place on August 27, 2020 and, upon successful completion of the inspection review, we expect to receive a formal definitive license. Under the provisional license granted by INFARMED, our production facility in Portugal is currently cultivating cannabis for commercial purposes. After achieving our definitive cannabis cultivation license for commercial purposes, we intend to construct EU GMP-compliant pharmaceutical and processing facilities, as well as additional greenhouse facilities, at this property in Portugal, with a goal to later obtain EU GMP certification.

We believe Portugal is one of the most attractive European jurisdictions for cannabis cultivation with favorable climate conditions, relatively low operating costs compared to other European countries and access to high quality facilities and talent. We selected our site within Portugal after conducting a nationwide agronomical study on cultivation conditions.

Extraction

Our Colombian extraction operations are conducted in approximately 44,000 square feet of pharmaceutical grade facilities with a fully-equipped R&D laboratory. We currently lease three adjacent or nearby properties in the secured industrial park where our extraction operations are located.

Our Colombian extraction facility is capable of processing 104,400 kg of dry flower per year and is expandable to over 300,000 kg of dry flower per year with limited additional investment. Of the 104,400 annual kilograms of dry flower extraction potential, approximately 32,400 kg per year can be extracted in our EU GMP-certified operation. By extracting and processing our flower produced in Colombia, we produce a variety of extracted products including isolates, crude oil extracts, standardized extracts, and oral solutions. Extraction of cannabis and processing of concentrates for medical and scientific purposes in Colombia requires a license, which allows sale of such final products in the domestic Colombian market. We are one of the first companies in Colombia to have obtained the requisite extraction license.

In August 2019, our Colombian manufacturing facilities were granted Colombian GMP certification by INVIMA. We were the first and currently are the only Colombian cannabis company to receive Colombian GMP certification from INVIMA. This Colombian GMP certification allows the manufacture of pharmaceutical-grade products that can be prescribed through medical distribution channels.

In July 2020, our Colombian extraction facilities also received EU GMP certification from HALMED. Our EU GMP certification is distinctive in that it covers API, and semi-finished and finished cannabis products. EU GMP certification is often a required qualification for much of the European market, which adheres to strict pharmaceutical quality standards, and for other markets that accept EU GMP certification within their territories.

Research and Development

As part of our Colombian operations, we also have a quality control laboratory and fully-equipped R&D laboratory, where we develop processes and formulations for safe and high efficacy products, develop ingredients and raw materials for new products, conduct stability tests on new products or formulations, and develop product master files or dossiers. We are developing extraction processes and methods to improve yields and efficiency as well as to create new product formats. We are developing new products and formulations to improve efficacy or meet regulatory requirements in new markets. We plan to develop a secondary research and development site in Portugal.

Distribution

Our primary sales channels are wellness products and pharmaceutical products. We organize our distribution efforts regionally into Latin America, the United States and rest of the world. Within each sales channel, there are a variety of products that we can manufacture and sell under various distribution arrangements. Our penetration of the wellness channel started with sales of non-cannabis Herbal Brands’ product lines in the United States. Our distribution of pharmaceutical cannabis products has consisted to date of limited export shipments to Australia, Germany and Israel. However, we anticipate that our Colombian GMP and EU GMP certifications, our German subsidiary IQANNA, as well as our strategic investment in Cansativa will allow us to expand our pharmaceutical distribution channel, which typically has a higher margin but a longer sales cycle. In addition, Herbal Brands’ national distribution provides a platform we expect to leverage for cannabinoid distribution in the future, subject to changes in federal law and as regulations permit.

United States

Our distribution in the United States currently comprises only Herbal Brands nutraceutical products. Either directly or through distributors, we distribute Herbal Brands products to more than 10,000 retail locations in the United States, including specialty and health retailers such as GNC and The Vitamin Shoppe, mass retailers such as Walgreens and CVS, and specialty and health stores. Most of our products are manufactured and distributed from our production facility in Tempe, Arizona. Because we are not engaged in any commercial sales of cannabinoid products in the U.S., management of Herbal Brands’ distribution is distinct from our other operations.

Europe, Latin America and Rest of World

We generally distribute our cannabinoid products, directly and indirectly, to wellness and pharmaceutical clients. Due to the nascency of the industry, there is not always a clear separation between these two channels and there are instances where clients may request products that span both categories. Our pharmaceutical-grade cannabis extracts and finished products fit a broad range of industries and clients, including other global cannabis operators, nutraceutical companies, pharmaceutical companies, cosmetics companies and government agencies.

In general, wellness products have lower regulatory requirements and presently consist primarily of CBD. Our pharmaceutical products generally have higher regulatory and quality requirements, often requiring GMP or EU GMP certification. While the majority of our current pharmaceutical sales comprise mostly CBD, we are beginning to see higher demand for THC products. Beyond certifications such as EU GMP, THC products typically require enhanced regulatory requirements to cater to the pharmaceutical channel.

In Germany, distribution of medical cannabis products is highly regulated and complex. Cannabis products are prescribed by traditional and specialist physicians and fulfilled by pharmacies. The pharmacy industry is fragmented by law, with no chains of more than four locations under ownership by a single entity. Imports of cannabis into Germany must also be facilitated by a limited set of licensed importers and/or distributors. In order to navigate the challenges of entering the German market and reducing our reliance on German import partners, we have executed a strategic investment in an EU GDP and EU GMP certified German distributor, Cansativa. We hold approximately a 17% ownership interest and one board seat in Cansativa. Although we have yet to sell any products to or through Cansativa, we have a preferred supply relationship with Cansativa with respect to products sourced from Colombia. We are also developing a wholly owned importer and distributor of medical cannabis products called IQANNA, through which we market our pharmaceutical cannabinoid brand IQANNA. IQANNA is in the process of receiving necessary licenses and authorizations for the importation of cannabis products into, and their distribution in, Germany. As of the date of this proxy statement/prospectus, IQANNA has only imported non-GMP CBD isolate produced by Clever Leaves at its Colombian facility and has not yet imported any pharmaceutical or narcotic products. EU GMP certification is also required for medical cannabis sales in Germany. We believe that our recently obtained EU GMP certification will, once required regulatory licenses are received, lead to additional sales opportunities in Germany as well as new revenue streams via sales of branded pharmaceutical products.

Distribution in other parts of the world, including Latin America, is rapidly evolving. For example, in late 2019, ANVISA approved regulations to commence the sale of medical cannabis products, generally focused only on extracted products or oils, while also restricting the domestic production of cannabis in Brazil. We have established relationships with emerging operators in Brazil that are seeking both API as well as finished goods. Because registration of products with ANVISA is generally required, in addition to other requirements such as GMP certification, partnerships with these local operators is an important path to market due to their expertise around product registration and evolving distribution capabilities.

We anticipate that our distribution strategy in other new markets may be similar to that of Brazil, provided regulatory and other factors remain comparable. In Australia, for example, we provide both API and finished products to local partners who then refine, distribute or market these products.

In December 2019, we finalized a Latin American supply agreement with Canopy LATAM Corporation (“Canopy LATAM”), a wholly owned subsidiary of Canopy Growth Corporation, which connects our large-scale, low-cost production capabilities with a significant global partner that is well equipped to bring cannabis products to market. The first shipment under this contract was made in January 2020. We believe that, if successful, our partnership with Canopy LATAM can serve as a platform and framework for us to expand our supply network. In addition, we are building relationships with businesses in Australia, Brazil, Canada, Colombia, Chile, Germany, Israel, Mexico, New Zealand, Peru, Portugal, the United Kingdom and other countries in the European Union with the objective of preparing, planning or executing commercial shipments to such businesses, although completion of these shipments is not guaranteed and are subject to progress on factors including regulation, regulatory approvals, agreement on commercial parameters, negotiation of definitive documentation, successful test shipments, and validation by third party laboratories.

Brands

Our largest brands in terms of revenue to date are those managed by Herbal Brands. We have also begun to develop a pharmaceutical cannabis brand called IQANNA. For some of our cannabinoid business-to-business sales, we have operated under the Clever Leaves 360 brand name.

Strategic Investments

We seek to partner with and invest in several value-add companies to develop and strengthen market access and global reach. In December 2018, we made an initial investment into Cansativa. Founded in 2017 and based in Frankfurt, Germany, Cansativa is a GMP-certified pharmaceutical company and holds a GDP pharmaceutical wholesale license to trade in controlled substances. Cansativa imports and distributes medical cannabis products throughout Germany. As of July 2020, we had an ownership interest in Cansativa of approximately 17% and held one board seat. Although we have yet to sell any products to or through Cansativa, we have a preferred supply relationship with Cansativa with respect to products sourced from Colombia. We anticipate that this investment could assist us with distributing our medical cannabis products and IQANNA pharmaceutical brand products throughout the German medical marketplace.

Properties

Colombia.    We believe we have 18 greenhouses creating 1.8 million square feet of cultivation space. With 6 million square feet of leased or owned land, our greenhouse cultivation can be expanded to approximately 2.5 million square feet at our existing operating site. We also have an option to acquire approximately 73 million additional square feet of agricultural land for open field cannabis production, which expires in March 2022. We also own a 40,000 square feet post-harvest facility. We own approximately 14,000 square feet and lease approximately 78,000 square feet of industrial property near Bogota. We lease a corporate office of approximately 12,500 square feet in Bogota.

Mörfelden-Walldorf, Germany.    We lease one property in Germany near Frankfurt with approximately 20,000 square feet of office and warehouse space.

New York, New York.    We lease an office space of about 5,000 square feet, which serves as a corporate office.

Paris, Tennessee.    We lease an office in Paris, Tennessee, which serves as the customer and sales support center for Herbal Brands.

Portugal.    We own approximately 9 million square feet of agricultural and agro-industrial land and approximately 110,000 square feet of existing greenhouse facilities near Odemira. We also lease a corporate office in Lisbon.

Tempe, Arizona.    We lease an approximately 45,000 square feet manufacturing and processing facility in Tempe, Arizona, which serves as the production center for our Herbal Brands products. Our Herbal Brands corporate office is also leased and is located in Tempe, Arizona.

Toronto, Canada.    We lease an office space which serves as the location for some of our finance and sales functions.

Competitive Landscape

The global cannabis industry is highly competitive and evolving rapidly as the countries we serve are typically early stage and growing quickly. While the nature of our competition is dependent on the country being served, we believe our largest competition is currently derived from illicit providers that we expect will be replaced by licensed and regulated suppliers over time as third party reimbursement payor systems develop and end market prices decline. In more developed markets, our competition is typically derived from larger scale international and regional providers, while in emerging markets, our competitors are often smaller and more regional in scope.

Our competition is often insourced cannabinoid products from companies that are presently clients or that are targeted to become our clients. We compete against Canadian LPs that are focused on international markets outside of Canada examples of which include Aurora, Aphria, Canopy Growth, Cronos Group and Tilray as well as a few European operators such as Bedrocan. We also compete against enterprise-focused companies that specialize in cannabinoid extraction including The Valens Company, MediPharm Labs, and Neptune Wellness Solutions. There are also manufacturers of synthetic cannabinoids, either through chemical processes or biosynthetic processes, which can offer similar products, notably in the purified pharmaceutical product channel.

With respect to Herbal Brands, our nutraceutical channels are highly competitive competing against numerous other cleansing and wellness products. We also find that unauthorized distribution of our branded products can be sold at lower prices on direct to consumer services such as Amazon. While we are restricted from entering the United States with our cannabinoid products until federal laws change and regulations permit, we currently intend to launch legal CBD products through Herbal Brands. As a result, U.S. MSOs or hemp production and extraction companies may compete with us in CBD products, in the United States or internationally.

We believe our low-cost cultivation and extraction business model, significant production capacity, medicinal industry and enterprise focus, and scaling, global distribution capability will allow us to be disruptive and successfully compete in the countries we serve.

Regulatory Environment

We are committed to operating in compliance with applicable law, including US federal and state laws, and have focused our activities in those countries that have legalized key aspects of the production, distribution, sale and use of cannabinoids. However, the patchwork of federal and local legal frameworks governing our markets and related business activities are subject to change and have the potential to affect all areas of our business. We monitor the global regulatory landscape in order to ensure ongoing regulatory compliance in our relevant markets, and to identify and capitalize on new opportunities as they emerge around the world.

Regulatory Environment in Colombia

Cannabis-related activities are regulated in Colombia, under strict compliance with the United Nations Single Convention on Narcotic Drugs 1961, to which Colombia is a signatory. Law 1787 of 2016 (the “Medical Cannabis Law”), which together with related regulations provide for the traceability of cannabis plants, the resulting products and the specific activities of the licensed companies, specify the types of licenses, approvals and permits required for the respective activities, and establish various requirements applicable to the medical, veterinarian, industrial and wellness markets.

Adopted in 2016, the Medical Cannabis Law created a legal framework for the medical and scientific use of cannabis and its derivatives in Colombia and imposed the obligation on the Colombian government to create proper regulatory cannabis framework.

Licensing Requirements

Effective as of April 17, 2017, the Decree 613 adopted by the National Colombian Government (“Decree 613”) created the licensing regime for the cultivation, processing, manufacturing, acquisition, import, export, transport and commercialization of cannabis seeds, cannabis flower and its derivatives.

From a legal and regulatory perspective, there are two classes of cannabis plants which are categorized according to their THC content. A plant is considered psychoactive if it has a THC content of 1% or more on a dry weight basis. Non-psychoactive plants are those with less than 1% THC content on a dry weight basis.

A license is required for the cultivation of both psychoactive and non-psychoactive plants. Psychoactive plants also require the grant of a quota for their breeding, sowing and cultivation. The grant of a quota entails full traceability from the beginning with mother plants, to the final destination of the derivative (which may be for exportation, local market or research), all of which are reported to and verified by the Narcotics National Fund (“FNE”) and the Ministries of Health and Justice. Non-psychoactive plants do not require quota for their sowing and cultivation.

Resolutions 577 and 579 of 2017 adopted by the Colombian Ministry of Justice provide for the requirements and the process for obtaining licenses to handle seeds or grow psychoactive and non-psychoactive cannabis, and contain provisions aimed at promoting and protecting small scale cultivators, stating that at least 10% of the raw materials used to manufacture cannabis derivatives must come from small scale cultivators.

There are four types of licenses issued with respect to activities relating to cannabis and cannabis derivatives for medical and scientific use:

•        License to handle seeds, which covers the acquisition of seeds under any title, import, storage, marketing, distribution, possession, and final disposal, as well as their use, export and commercialization;

•        License to grow psychoactive cannabis, which permits its cultivation, sowing, acquisition and production of seeds, storage, marketing, distribution, and final disposal, as well as use of cannabis plants with 1% THC content or more for medical and scientific purposes; medical use cannot be done with raw cannabis as it has to be transformed into extracts or medicines. Exports of dried flower are only allowed for research purposes;

•        License to grow non-psychoactive cannabis, which permits its cultivation, acquisition, and production of seeds; storage, marketing, distribution and final disposal of cannabis plants with less than 1% THC content in dry weight, as well as their use for medical, industrial and scientific purposes; medical use cannot be done with raw cannabis as it has to be transformed into extracts or medicines. Exports of dried flower are only allowed for research purposes; and

•        License to manufacture cannabis derivatives, which is required for the transformation of cannabis for medical and scientific purposes and covers the manufacture, acquisition under any title, import, export, storage, transport, marketing, and distribution of psychoactive and non-psychoactive cannabis derivatives.

Decree 613 sets forth the applicable requirements for each of the above-mentioned types of licenses.

Clever Leaves has obtained all the above mentioned licenses and the necessary quotas to perform its current activities.

Relevant Governmental Bodies

The regulation, oversight and enforcement of cannabis licenses are performed by several governmental bodies in Colombia, including the Ministry of Health and Social Protection, the Ministry of Justice and Law, the FNE, INVIMA and the ICA.

The Ministry of Justice is responsible for the evaluation of documents and the issuance of licenses to handle seeds, to grow psychoactive and non- psychoactive cannabis.

The ICA regulates the registration, protection and use of cannabis seeds and cannabis-based finished products for veterinary use.

INVIMA is responsible for the evaluation of documents and the issuance of the licenses to manufacture cannabis derivatives. In addition, INVIMA is responsible for the authorization of the cannabis-based finished products for human consumption or use, according to the following categories: (i) phytotherapeutics (herbal medicines), (ii) pharmaceutical products, (iii) cosmetics, and (iv) magistral formulae.

The FNE regulates all activities related to the commercialization of psychoactive raw material, and finished products containing 0.2% THC or more on a dry weight basis. Marketing of non-psychoactive raw material is not under the control regime and all products with less than 0.2% THC are not considered a controlled substance.

Allocation of Quotas to Licensed Companies

Quotas for breeding, sowing and cultivating psychoactive plants are allocated by the Ministry of Justice, based on a pre-authorized or simultaneously approved manufacture quota which is granted by the Ministry of Health based on written commercial agreements or letters of intention with clients that reflect estimated sales for the next calendar year. The deadline for the ordinary quota application is April 30 of each year. In order to apply for a quota an applicant must have the relevant licenses for psychoactive cannabis.

The quota system in Colombia allows for additional supplementary quotas at any time during the year, if a company is interested in developing new products which were not included in its original quota application. A supplemental quota can be requested at any time upon signing a contract with customers for the new products. In addition, in May and September it is possible to request for an additional quota for cultivation or extraction.

Quotas granted to private companies are always related to the cannabis estimates confirmed to Colombia each year by the INCB.

While cannabis-related licenses must be renewed every five years, quotas are granted on a yearly basis and must be requested the year prior to the forecasted cultivation and extraction.

Cannabis Derivatives

The FNE regulates the disposal, import and export of controlled substances in Colombia, including, cannabis psychoactive derivatives. All inventory movements of psychoactive derivatives must be reported to FNE in a timely manner and must be consistent with the quotas allocated to the respective cannabis producers.

In addition to the 1% THC limit for dry weight in the plant material, in March 2020, the Colombian government established a 0.2% THC threshold for cannabis-based finished products to be considered a controlled substance which is also applicable for imports and export of all cannabis and cannabis derived products. Finished products with less than 0.2% THC content are considered a noncontrolled substance and are not subject to the above-mentioned requirements.

Decree 613 allows for the manufacture of cannabis derivatives for medicinal and wellness purposes, subject to obtaining the relevant licenses. Dry flower may only be used as raw material or for scientific research, and its commercialization for other purposes is prohibited.

Export Permits

The export of controlled substances and products (including raw material, pharmaceutical products and phytotherapeutics) outside Colombia requires an exportation permit issued by the FNE. The FNE grants (i) non-control certifications to cannabis products below the 0.2% THC limit, and (ii) export permissions based on the corresponding import permission issued by the authority of the destination country. In compliance with the 1961 Single Convention on Narcotic Drugs, the FNE verifies the importing country’s confirmed estimates to ensure that their exportation does not exceed the respective value, even if the destination country had granted the import permit.

Colombian GMP Certification

In September 2019, Clever Leaves received Colombian GMP certification for its Colombian facility to manufacture cannabis-based finished products for liquid-oral pharmaceutical dosage forms from INVIMA, which confirms that the products manufactured by Clever Leaves are produced and controlled according to Colombian quality standards.

European Union (EU) Regulatory Environment

Regulations regarding medical cannabis

There is no formal EU definition of “medical cannabis.” Medical cannabis can be described as whole-plant cannabis-derived products (generally cannabis flower or oils) that are licensed by member state health systems for prescription by a physician. As recognized by the European Monitoring Centre for Drugs and Drug Addiction, medical cannabis refers to a wide variety of preparations and products that may contain different active ingredients and use different routes of administration.

From a legal and regulatory perspective, there are two categories of medical cannabis products: cannabis-derived medicinal products and cannabis preparations for medical use.

•        Cannabis-derived medicinal products are products which have been granted a marketing authorization from a regulatory authority (the European Medicines Agency at EU level or national competent authorities at EU member state level), after going through extensive clinical trials to test the products’ safety and effectiveness. These products are regulated as (cannabis-derived) “medicinal products” in accordance with the harmonized EU regulatory system set forth by EU Directive 2001/83/EC. To date, several cannabinoid-containing medicinal products have been authorized for marketing in the EU and certain EU member states, including, among others, plant-based products Sativex® (nabiximols) and Epidyolex® (CBD), and synthetic products Marinol® (dronabinol) and Cesamet® (nabilone).

•        Cannabis preparations for medical use are products which may be authorized through national distribution and use authorizations or licenses in certain EU member states. This group of products includes, among others, raw cannabis (such as the flowering tops, resin, and oils extracted from the plant). Alternatively, raw cannabis can be transformed by a pharmacist into a magistral preparation in accordance with a medical prescription, or the raw cannabis may already have been transformed by the manufacturer into standardized cannabis preparations. These cannabis preparations can vary greatly in composition,

Since the EU is not a party to the international conventions related to the control of drugs, the obligation to implement the requirements of said conventions sits with the individual EU member states. The regulation of medical cannabis falls largely within the competence of the EU member states, which may decide to permit the medical use of cannabis preparations (without requiring a marketing authorization in accordance with EU Directive 2001/83/EC) under specific conditions. Pursuant to Article 5(1) of Directive 2001/83/EC (which relates to so-called “named patient use” of medicinal products), the use of medical cannabis can only be authorized by member states upon medical prescription and when there is a medical need for the patient.

The regulations with respect to medical cannabis vary greatly amongst member states. While some EU member states have adopted specific legal provisions and frameworks governing the distribution and use of medical cannabis, including Germany, Czech Republic, Poland, Italy, Malta and Portugal, the status of medical cannabis in other member states remains unclear.

Regulations regarding CBD-containing products

CBD is a naturally occurring cannabinoid found in cannabis/hemp plants, which is not in itself considered as a narcotic or psychotropic substance under the International Conventions or the laws of some EU Member States, including Germany. The substance can be isolated as a pure compound, and in principle can be extracted from all parts of the plant, practically free from other cannabinoids (such as THC) and therefore free from any psychotropic or narcotic properties. The WHO considers that CBD is generally well tolerated with a good safety profile and does not exhibit effects indicative of any abuse or dependency potential.

Nevertheless, to date, the status of CBD, which can be included in different types of regulated products (e.g. cosmetics, food, etc.), remains unclear in the European Union. For example, with respect to cosmetic products, while the European Cosmetic Ingredient database highlights the cosmetic functions of CBD (i.e., its antioxidant, anti-seborrhoeic, skin conditioning and skin protecting properties), it also considers that its use in cosmetic products may be prohibited if it is prepared as an extract or tincture of cannabis in accordance with the Single Convention on Narcotic Drugs (1961) (the “Single Convention”). As the Single Convention uses a narrow definition of cannabis limited to “the flowering or fruiting tops of the cannabis plant” and excludes the seeds and leaves of the plant, from an EU perspective, CBD may be used in cosmetics when obtained from the seeds and leaves (only) of cannabis plants. EU Member State regulations on controlled substances may differ in their treatment of CBD products.

The following sections describe the legal and regulatory landscape in Germany and Portugal, the two the EU member states in which Clever Leaves conducts its main EU operations.

Germany Regulatory Landscape

Regulations regarding medical cannabis

The importation and distribution of medical cannabis in Germany is mainly covered by BtMG, the German Medicines Act (Arzneimittelgesetz), and the German Narcotics Foreign Trade Ordinance (Betäubungsmittel-Außenhandelsverordnung) as well as the Single Convention on Narcotic Drugs (1961). The relevant competent authorities are BfArM, the Federal Opium Authority, a sub-unit of the BfArM, and the German Federal authorities.

Pursuant to sec. 1 (1) in conjunction with annex I BtMG, cannabis is a narcotic drug, subject to certain exceptions including seeds and cannabis with a tetrahydrocannabinol (THC) content of less than 0.2%, which are not classified as narcotic drugs. It is a criminal offence in Germany to illicitly cultivate, produce and trade in cannabis or, without engaging in its trade, to import, export, transit, sell, supply, otherwise place it on the market or acquire or procure it in any other way.

The Act on the Amendment of Narcotic Drugs and Other Regulations (Gesetz zur Änderung betäubungsmittelrechtlicher und anderer Vorschriften) which came into force on March 10, 2017, introduced an exception to allow the prescription and trade of cannabis for medical purposes. Prior to March 2017, the import of cannabis was not permitted, and pharmacies could request medical cannabis from abroad for specific patients only in exceptional circumstances (upon medical prescription), subject to a special case-by-case approval issued by BfArM. Since March 2017, cannabis cultivated for medical purposes outside Germany can be imported and marketed in Germany by private companies provided they have obtained the relevant licenses that must be in line with the Single Convention.

Prescribing and Dispensing Regime

In Germany, the legal framework enables doctors to prescribe medical cannabis. Generally, medical cannabis is distributed in the form of medicinal cannabis flowers, as a cannabis extract or as a finished product containing the active substance dronabinol (THC). Pursuant to the German Narcotics Law, only pharmacies are permitted upon a special prescription to supply cannabis to patients in the form of cannabis flowers, cannabis extracts (magistral preparations) or dronabinol or as finished products containing natural or synthetic cannabinoids. The exact recipe instructions for such magistral preparations are laid down in the New Prescription Form, which is the standard work for drug production in pharmacies and is part of the German Drug Codex.

Reimbursement Regime

Health insurance is statutorily mandated in Germany, and residents are covered by either statutory health insurance plans (covering approximately 90% of the population) or private health insurance. Prior to March 2017, only cannabis intended for the manufacture of finished medicinal products containing cannabis could be imported into Germany. Since March 10, 2017, medical cannabis can be prescribed at the expense of the statutory health insurance companies in Germany upon their prior approval.

Currently, the costs of medical cannabis are covered by German health insurance. Insured persons with a serious disease are entitled to be supplied with cannabis in the form of dried flowers or extracts in standardized quality (and pharmaceuticals containing the active substances dronabinol or nabilone) if a generally recognized treatment in accordance with medical standards is not available or cannot be used in the individual case and there is a prospect of positive effect on the course of the disease or person’s symptoms according to Section 31 Paragraph 6 German Social Insurance Code (Fünftes Sozialgesetzbuch).

The new Law for More Safety in the Supply of Pharmaceuticals (Gesetz für mehr Sicherheit in der Arzneimittelversorgung) which became effective in August 2019 enables patients who have been granted an approval to switch smoothly between cannabis products without having to wait for a new approval.

Licensing Requirements

In order to import and distribute medical cannabis in Germany, a private company needs a License for the Trade in Narcotic Drugs, and a Wholesale Trading License from local health authorities. In addition, if cannabis is imported from non-EU/EEA countries, the company will also need an Import/manufacture License for pharmaceuticals issued by the relevant health authority. For each individual shipment of cannabis an import permit will be required after the Narcotics Licenses is granted.

License for the Trade in Narcotic Drugs

A License for the Trade in Narcotic Drugs is required for all operations relating to the trading of narcotic drugs (such as cannabis), including, among others, cultivation, production, import and export. This license is issued by the Federal Opium Agency, a division of BfArM.

Import Authorization for Narcotics

An Import Authorization for narcotics issued by the Federal Opium Agency is required for each import of narcotics into Germany. An Import Authorization for narcotics can only be obtained by a company with business activities in Germany. The authorities have broad rights with respect to issuing Import Authorizations and may refuse to grant an Import Authorization or, in certain circumstances, restrict the quantity of the narcotics being imported. An Import Authorization cannot be transferred to third parties and is limited to a maximum of three months (or six months for imports by sea). If the narcotics are not imported within this time frame, the import authorization must be returned to BfArM.

A company applying for a License for the Trade in Narcotic Drugs and an Import Authorization for narcotics must meet various requirements, including among other, an appointment of a responsible person with relevant expertise responsible for compliance with the regulations governing narcotics, compliance with applicable security measures and certain recordkeeping and reporting requirements.

Wholesale Trading License

Medical cannabis falls under the definition of a medicinal product, as defined in the German Medicines Act, and requires a Wholesale Trading License if a private company engages in wholesale trading of medical cannabis. Wholesale trading is defined broadly and includes any professional or commercial activity involving the procuring, storing, supplying or exporting of medicinal products, with the exception of the dispensing of medicinal products to consumers other than physicians, dentists, veterinarians or hospitals.

A company applying for an Import Authorization for narcotics with respect to the import of medical cannabis into Germany generally is also in possession of a Wholesale Trading License.

Other Licenses

A company importing medical cannabis from non-EU/EEA countries is required to have an Import License for pharmaceuticals pursuant to Sec. 72 of the German Medicines Act.

If medical cannabis is treated with ionizing radiation (for example, cannabis products that are subject to electron, gamma or x-ray radiation to reduce the bacterial count) it may require a marketing authorization. In addition, there are several other licenses that might also be required for certain types of medical cannabis products or activities (such as a manufacturing license, in case the medical cannabis is processed, packed, labeled or market released in Germany according to section 13 of the German Medicines Act).

EU GMP Certification

The guidelines on EU GMP describe the minimum standard that a pharmaceutical manufacturer must meet in its production processes according to European standards. Any pharmaceutical manufacturer wishing to import medicinal products into the EU must comply with EU GMP.

A prerequisite under EU GMP is that medicinal products are of consistently high quality, suitable for their intended use and meet the requirements of the marketing authorization or clinical trial authorization. For this reason, an EU GMP certification facilitates the movement of goods and contributes to the credibility of the product. In general, Article 51 of Commission Directive 2001/83/EC requires that each and every batch imported from an EU country outside the EU is checked to ensure that it complies with EU GMP standards. If a manufacturer in a non-EU country has an EU GMP certification for its medicinal product, this batch testing is not required pursuant to Article 51(2) of Commission Directive 2001/83/EC.

Under German law, the EU GMP guidelines must be complied with respect to medicinal products and active substances that are manufactured, tested, stored, placed on the market in Germany, brought into or out of the German territory, imported or exported.

In July 2020, Clever Leaves received an EU GMP certification from HALMED allowing Clever Leaves’ pharmaceutical post-harvest facility and laboratory located outside Bogota, Colombia, to produce API, semi-finished and finished cannabis products for medical purposes.

Regulations regarding CBD-containing products

In Germany, BfArM takes a view that CBD is currently not subject to the BtMG as a pure substance and is exempt from the narcotics regulations if it is produced from plants cultivated in countries of the European Union with certified seeds (hemp) or their THC content does not exceed 0.2% and certain other conditions are satisfied. This exemption from the BtMG also applies to preparations made from plants and parts of plants if they meet the above conditions.

While this position has not been officially confirmed by the German authorities with respect to cosmetics, in light of the applicable EU regulatory framework, the use of CBD isolate for commercial purposes — including use in cosmetics — may in principle be permitted in Germany provided the conditions listed above (including not exceeding 0.2% THC) are met. CBD products may be subject to additional restrictions (for example, concentration limits that must be met for the product to not be considered a medicinal product). CBD products that are not absorbed orally (such as cosmetics containing CBD) cannot be sold to consumers unless their manufacturers prove that such products cannot be used for intoxication.

Portugal Regulatory Environment

Cannabis legal framework

In Portugal, cannabis activities are regulated by sets of laws and regulations which were adopted over time, including:

•        Decree-Law no. 15/93, dated January 22, 1993 (the “Narcotics Law”), which, among other matters, regulates cannabis substances and products as legally controlled psychotropic substances that are subject to licensing, for certain legally authorized purposes, and other restrictions, and creates the legal framework applicable to drug trafficking and consumption of the narcotic and psychotropic substances;

•        Implementing Decree no. 61/94, which implements the Narcotics Law;

•        Law no. 33/2018, dated July 18, 2018 (the “Cannabis Law for Medicinal Purposes”), which establishes the legal framework for medicines, preparations and substances based on the cannabis plant for medicinal purposes;

•        Decree-Law no. 8/2019, dated January 15, 2019, which implements the Cannabis Law for Medicinal Purposes; and

•        Administrative Ordinance no. 44-A/2019, dated January 31, 2019, which regulates the pricing regime applicable to preparations and substances based on the cannabis plant for medicinal purposes.

Prior to the adoption of the Cannabis Law for Medicinal Purposes which is specific to medical cannabis, the Narcotics Law considered the cannabis products listed therein (leaves of cannabis sativa L., cannabis resin, cannabis oil obtained from cannabis sativa L. and seeds not intended for cannabis sativa L.) as legally controlled psychotropic substances that could be cultivated, processed manufactured or distributed in Portugal, subject to certain licensing rules and conditions.

Licenses required for, among others, the cultivation, production, manufacturing, trade, distribution, import, export, transit and transportation of cannabis are granted by INFARMED for exceptional uses primarily for medical, medical-veterinary and scientific and research purposes, and in compliance with strict regulatory requirements. Although the Narcotics Law technically allowed the cultivation, processing or transformation of cannabis for medical and research purposes, since 1993, when the Narcotics Law was adopted, until the adoption of the Cannabis Law for Medicinal Purposes, cannabis was mainly viewed as a narcotic and there was no formal medical cannabis program in Portugal.

Adopted in 2018, the Cannabis Law for Medical Purposes created a special legal framework for the use, prescription, research, sale and distribution of medicines, preparations and substances based on the cannabis plant. The Cannabis Law for Medical Purposes was specifically aimed at organizing a proper medical cannabis program, including the prescription by doctors and distribution by pharmacies of medicines, preparations and substances based on cannabis, as well as the research of its therapeutic components.

Both the Cannabis Law for Medical Purposes of 2018 and the Decree-Law no. 8/2019 that implemented it came to separate and define cannabis products in medicines (e.g. medicines based on preparations or substances derived from the cannabis plant), preparations (e.g. extracts, tinctures, oils) and substances (e.g. cannabis plants, or parts, whether whole, fragmented or cut).

The Decree-Law no. 8/2019 clarified that cannabis medicines require a Marketing Authorization and their preparations and substances require a Marketing Placing, in both cases granted by INFARMED. The Decree-Law no. 8/2019 has also specified that cannabis activities for medical purposes subject to licensing must comply with:

•        Good Agricultural Collection Practice (GACP), for cultivation activities;

•        Good Manufacturing Practice for Active Substances, for APIs’ manufacturing activities;

•        Good Manufacturing Practice (GMP), for medicines manufacturing activities; and

•        Good Distribution Practice (GDP), for distribution of medicines and API.

In addition, Decree-Law no. 8/2019 provides that the prescription of medicines, preparations and substances based on the cannabis plant for medicinal purposes are only permitted in circumstances where conventional treatments with authorized medicines are determined to not produce the expected effects or to cause relevant adverse effects.

Pursuant to the Administrative Ordinance no. 44-A/2019, the pricing of cannabis preparations and substances is subject to approval by INFARMED. The holder of a Marketing Placing must propose and communicate to INFARMED the price it intends to charge for its cannabis preparations and substances. The proposed price must be accepted by INFARMED which has the power to object to it.

Medical cannabis: types of licenses

Cannabis is a controlled substance in Portugal, and INFARMED supervises any activities related to its cultivation, processing and manufacturing, distribution and import/exports. There are currently six different categories of licenses for activities related to medical cannabis: (1) cultivation, (2) manufacturing, (3) wholesale distribution, (4) import, (5) export, and (6) transit. Entities seeking to conduct any of the activities subject to licensing must submit an individual application to INFARMED, in which they must describe their economic and pharmaceutical project and specify its chain of suppliers and buyers. Failures to comply with the licensing regime or the license terms are subject to fines.

Clever Leaves Portugal Lda. (previously known as Northern Swan Portugal Lda., “Clever Leaves Portugal”) has applied for the licenses for cultivation, APIs’ manufacturing and importing/exporting of cannabis for medical purposes. In 2019, Clever Leaves Portugal received an importation license from INFARMED for research purposes, allowing to start growing cannabis plants in its greenhouses located in the south of Portugal. In November 2019, Clever Leaves Portugal received the decision from INFARMED (“decisão de aptidão”) stating that Clever Leaves’ application was complete and it is permitted to start developing the facilities for cultivation in order to request the final inspection by INFARMED in next 6 to 12 months. In August 2020, our Portuguese operations were granted a license from INFARMED to cultivate, import and export dried cannabis flower produced at our Portuguese cultivation site. Due to the COVID-19 pandemic and restrictions on INFARMED’s ability to conduct a physical inspection of our Portuguese operation, the license is considered provisional until a physical inspection from INFARMED takes place at the cultivation site and a definitive license is issued by INFAMRED. While provisional, the license provides our Portuguese operations similar rights and qualifications as a definitive license, including the ability to conduct commercial operations. The physical inspection took place on August 27, 2020 and, upon successful completion of the inspection review, we expect to receive a formal definitive license. Under the provisional license granted by INFARMED, our production facility in Portugal is currently cultivating cannabis for commercial purposes.

Recreational use of cannabis

Recreational use of cannabis is currently not allowed in Portugal but is not criminalized.

Status of CBD-related products

Although the legal status of CBD products in Portugal raises questions in the legal community, CBD products are technically viewed as controlled substances and are subject to the restrictions and licensing requirements imposed by the Narcotics Law.

Regulatory Framework in the United States

While Clever Leaves owns a U.S. business that manufactures and distributes health and wellness products in the United States, neither Clever Leaves nor any of its subsidiaries currently engage in the cultivation, distribution, sale or possession of medical or adult use cannabis in the United States and, as such, are not required to obtain licenses related to such activities under any state law.

Legal status of cannabis, other than hemp

All but four U.S. states have legalized, to some extent, cannabis for medical purposes. Thirty-three states, the District of Columbia, Puerto Rico and Guam have legalized some form of whole-plant cannabis cultivation, sales and use for certain medical purposes (medical states). Eleven of those states and the District of Columbia and Northern Mariana have also legalized cannabis for adults for non-medical purposes (sometimes referred to as recreational use).

Thirteen additional states have legalized low-THC/high-CBD extracts for select medical conditions (CBD states). Several CBD states are considering legalizing medical cannabis, and several medical states, including Arizona and New Jersey, may extend legalization to adult use in 2020.

Under U.S. federal law, however, those activities are illegal. The Controlled Substances Act (the “CSA”) continues to list cannabis (marijuana, but not including hemp) as a Schedule I controlled substance (i.e., deemed to have no medical value), and accordingly, the manufacture (growth), sale or possession of cannabis is federally illegal, even for personal medical purposes. It also remains federally illegal to advertise the sale of cannabis or to sell or advertise the sale of paraphernalia designed or intended primarily for use with cannabis, unless the paraphernalia is traditionally used with tobacco or authorized by federal, state or local law. Entities or persons who knowingly lease or rent a property for the purposes of manufacturing, distributing or using any controlled substances, or merely knows that any of those activities are occurring on land that they control, can also be found liable under the CSA. Additionally, violating the CSA is a predicate crime under U.S. anti-money laundering laws.

Violations of any U.S. federal laws and regulations can result in arrests, criminal charges, forfeiture of property, significant fines and penalties, disgorgement of profits, administrative sanctions, criminal convictions and cessation of business activities, as well as civil liabilities arising from proceedings initiated by either the U.S. government or private citizens. The U.S. government could enforce the federal cannabis prohibition laws even against companies complying with state law. Enforcement in the U.S. could slow the progress of global legalization, which could negatively impact cannabis businesses not even operating in the U.S. or subject to any enforcement action and could negatively impact our business.

The likelihood of adverse enforcement remains uncertain. The U.S. government has not recently prosecuted any state law compliant cannabis entity, although the risk of future enforcement cannot be dismissed entirely. In 2018, then-U.S. Attorney General Jefferson Sessions rescinded the DOJ’s previous guidance (the Cole Memo) that had given federal prosecutors discretion not to enforce federal law in states that legalized cannabis, as long as the state’s legal regime adequately addressed specified federal priorities, and had authorized federal prosecutors to use their prosecutorial discretion to decide whether to prosecute state-legal adult-use cannabis activities. Since that time, U.S. Attorneys have taken no legal action against state law compliant entities, and U.S. Attorney General William Barr testified in his nomination before the U.S. Senate, and subsequently wrote, that, as Attorney General, he would not seek to prosecute cannabis companies that are complying with state law. Specifically, Barr testified in his confirmation hearing that he will not upset “settled expectations,” “investments” or other “reliance interest[s]” arising as a result of the Cole Memo and that he does not intend to use federal resources to enforce federal cannabis laws in states that have legalized cannabis “to the extent people are complying with the state laws.” All of this could change under the current or another administration.

Since December 2014, companies strictly complying with state medical cannabis laws have also been protected against enforcement by an amendment (originally called the Rohrabacher-Blumenauer Amendment, now called the Joyce provision) to the Omnibus Spending Bill, which prevents federal prosecutors from using federal funds to impede the implementation of medical cannabis laws enacted at the state level. Courts have interpreted the provision to bar the DOJ from prosecuting any person or entity in strict compliance with state medical cannabis laws. While the Joyce provision prevents prosecutions, it does not make cannabis legal. Accordingly, if the protection expired, prosecutors could prosecute illegal activity that occurred within the statute of limitations even if the Joyce protection was in place when the federally illegal activity occurred. The Joyce protection depends on its continued inclusion in the federal omnibus spending bill, or in some other legislation, and entities’ strict compliance with the state medical cannabis laws. Furthermore, how the DOJ would enforce against an entity complying with a state’s medical and adult use laws has not been resolved and is open to debate.

Legal status of hemp and hemp derivatives

Until recently, hemp (defined by the U.S. government as Cannabis sativa L. with a THC concentration of not more than 0.3% on a dry weight basis) and hemp’s extracts (except mature stalks, fiber produced from the stalks, oil or cake made from the seeds and any other compound, manufacture, salt derivative, mixture or preparation of such parts) were illegal Schedule I controlled substances under the CSA. The 2014 Farm Bill authorized states to establish industrial hemp research programs. The majority of states established programs purportedly in compliance with the 2014 Farm Bill. Many industry participants and even states interpreted the law to include “research” into the commercialization of, and commercial markets for, CBD from hemp, including products containing CBD.

In December 2018, the U.S. government changed hemp’s legal status. The Agriculture Improvement Act of 2018, Pub.L. 115-334 (the “2018 Farm Bill”), removed hemp and extracts of hemp, including CBD, from the CSA schedules. Accordingly, the production, sale and possession of hemp or extracts of hemp, including CBD, no longer violate the CSA. The 2018 Farm Bill did not create a system in which individuals or businesses can grow hemp whenever and wherever they want. There are numerous restrictions. The 2018 Farm Bill allows hemp cultivation under state plans approved by the U.S. Department of Agriculture (“USDA”) or under USDA regulations in states that have legalized hemp but not implemented their own regulations. It also allows the transfer of hemp and hemp-derived products across state lines for commercial or other purposes, even through states that have not legalized hemp or hemp-derived products. Nonetheless, states can still prohibit hemp or limit hemp more stringently than the federal law.

Despite the passage of the 2018 Farm Bill, hemp products’ legal status is complicated further by state and other federal law. The states are a patchwork of different laws on hemp and its extracts, including CBD. Additionally, the FDA claims that the Food, Drugs & Cosmetics Act (the “FD&C Act”) significantly limits the legality of hemp-derived CBD products.

The section of the 2018 Farm Bill establishing a framework for hemp production also states explicitly that it does not affect or modify the FD&C Act Section 351 of the Public Health Service Act, or the authority of the Commissioner of the FDA under those laws. Within hours of President Trump signing the 2018 Farm Bill, the FDA issued a statement reminding the public of the FDA’s continued authority “to regulate products containing cannabis or cannabis-derived compounds under the [FD&C Act] and Section 351 of the Public Health Service Act.” First, the FDA noted that “it’s unlawful under the FD&C Act to introduce food containing added CBD or THC into interstate commerce, or to market CBD or THC products, as, or in, dietary supplements, regardless of whether the substances are hemp-derived,” and regardless of whether health claims are made, because CBD (and THC) are active ingredients in FDA-approved drugs and became the subject of public substantial clinical investigations when GW Pharmaceuticals submitted investigational new drug (IND) applications for Sativex and Epidiolex, both containing CBD as an active ingredient. The FDA then warned against health claims: prior to introduction into interstate commerce, any cannabis product, whether derived from hemp or otherwise, marketed with a disease claim (e.g., therapeutic benefit, disease prevention) must first be approved by the FDA for its intended use through one of the drug approval pathways. Notably, the FDA can look beyond the product’s express claims to find that a product is a “drug.” The definition of “drug” under the FD&C Act includes, in relevant part, “articles intended for use in the diagnosis, cure, mitigation, treatment, or prevention of disease in man or other animals” as well as “articles intended for use as a component of [a drug as defined in the other sections of the definition].” In determining “intended use,” the FDA has traditionally looked beyond a product’s label to statements made on websites, on social media or orally by the company’s representatives. The FDA did acknowledge that hemp foods not containing CBD or THC are legal (e.g., hulled hemp seeds, hemp seed protein, hemp seed oil).

Some CBD products are arguably federally legal today, notwithstanding the FDA’s position. To the extent that a CBD product is outside the FDA’s jurisdiction, the product is likely federally legal because CBD, unlike many drugs that the FDA regulates, is no longer listed on the FDA’s schedules. CBD products other than food, beverages and supplements and not marketed as a drug, including making health claims, may fall outside of the FDA’s authority. If so, some products that may be legal today include topical products such as cosmetics, massage oils, lotions and creams. Additionally, the FDA lacks authority, except in limited circumstances, to enforce against companies selling CBD products that do not enter into “interstate commerce,” although the definition of interstate commerce is amorphous and may include sources of ingredients, components or even investments that in some way impact more than one state.

Enforcement under the FD&C Act may be criminal or civil in nature and can include those who aid and abet a violation, or conspire to violate, the FD&C Act. Violations of the FD&C Act (Prohibited acts) are for first violations misdemeanors punishable by imprisonment up to one year or a fine or both and for second violations or violations committed with an “intent to defraud or mislead” felonies punishable by fines and imprisonment up to three years. The fines provided for are low ($1000 and $3000), but under the Criminal Fine Improvements Act of 1987, the criminal fines can be increased significantly (approximately $100,000 to $500,000). Civil remedies under the FD&C Act include civil money penalties, injunctions and seizures. The FDA also has a number of administrative remedies (e.g., warning letters, recalls, debarment). With respect to CBD products, the FDA so far has limited its enforcement to sending cease-and- desist letters to companies selling CBD products and making “egregious, over-the-line” claims, such as “cures cancer,” “treats Alzheimer’s Disease” and “treats chronic pain.” Additionally, plaintiff lawyers have brought putative class actions against several companies selling CBD product, claiming that the marketing of them as legal products violates California law, although most of the cases have been stayed pending the FDA issuing promised guidelines to the industry.

Since issuing the initial guidance following the 2018 Farm Bill, the FDA has sent cease and desist warning letters to more than twenty companies making health claims about CBD products. The Federal Trade Commission (“FTC”) has also sent warning letters to companies making unsubstantiated health claims about CBD products and has even filed a lawsuit against one. Neither the FDA nor the FTC has taken greater enforcement action or any action against CBD cosmetics making no health claims. The FDA’s additional guidance on CBD, titled, “Cannabidiol Enforcement Policy; Draft Guidance for Industry,” which the FDA has described as a “risk-based enforcement policy” to prioritize enforcement decisions, was submitted to the White House on July 22, 2020. The communications between the FDA and the White House have not been made public, and we do not know how, if at all, new guidance could create pathways for CBD products, change the FDA’s enforcement against CBD products, or impact Clever Leaves. As of September 4, 2020, Clever Leaves conducts no activities with respect to CBD or CBD products in the U.S. It plans to import CBD isolate in crystal form for research and development on products for cosmetic application and possibly for the commercial sale of cosmetics with CBD. The import and transport of, and R&D with, the CBD would be legal under all applicable laws, and Clever Leaves’ sale of any CBD cosmetic would be legal.

Regulatory Framework in Canada

Canada has federal legislation which uniformly governs the cultivation, distribution, sale and possession of cannabis under the Cannabis Act (Canada). While Clever Leaves is incorporated under the laws of British Columbia, neither Clever Leaves nor any of its subsidiaries currently engage in the cultivation, distribution, sale or possession of cannabis in Canada and, as such, are not required to obtain licenses related to such activities under the Cannabis Act (Canada).

Environmental Matters

We are subject to environmental legislation, including federal and provincial statutes and regulations and municipal by-laws, that govern activities or operations that may have adverse environmental effects, including the presence or migration of contaminants at or from our properties. We believe that we are in substantial compliance with current environmental laws and are not currently aware of any material environmental liabilities.

Employees

As of July 31, 2020, we had approximately 500 total employees worldwide, with approximately 400 in Colombia, 50 in the United States and Canada and 50 in Europe. Clever Leaves is not party to any collective bargaining agreements and we believe we have a good relationship with our employees.

Litigation

We are involved in various investigations, claims and lawsuits arising in the normal conduct of our business, none of which, in our opinion, will have a material adverse effect on our financial condition, results of operations, or cash flows. We cannot assure you that we will prevail in any litigation. Regardless of the outcome, any litigation may require us to incur significant litigation expense and may result in significant diversion of management attention.

Corporate Information

Clever Leaves International Inc. is a corporation organized under the laws of British Columbia, Canada. Clever Leaves was formed on July 20, 2017. The registered office of Clever Leaves is located at 489 Fifth Avenue, 27th Floor, New York, NY 10017.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CLEVER LEAVES

This “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Clever Leaves” should be read in conjunction with the “Business of Clever Leaves” and “Selected Historical Financial Information” sections and Clever Leaves’ audited consolidated financial statements as of and for the years ended December 31, 2019 and 2018 and unaudited condensed interim consolidated financial statements as of June 30, 2020 and for the three and six-month periods ended June 30, 2020 and 2019, each of which are included elsewhere in this proxy statement/prospectus. The financial information contained herein is taken or derived from such consolidated financial statements, unless otherwise indicated. The following discussion contains forward-looking statements. Actual results of Clever Leaves could differ materially from those that are discussed in these forward-looking statements. Factors that could cause or contribute to such differences include those discussed below and elsewhere in this proxy statement/prospectus, particularly under “Risk Factors.” In this section, references to the “Company” “we,” “us,” “Clever Leaves” and “our” are intended to refer to Clever Leaves and its subsidiaries, unless the context clearly indicates otherwise.

Amounts are presented in thousands of U.S. dollars, except for per share data or as otherwise noted.

Our Company

Clever Leaves is a multi-national cannabis company with a mission to be an industry-leading global cannabinoid company recognized for our principles, people and performance while fostering a healthier global community. We are working to develop one of the industry’s leading, low-cost global business-to-business supply chains with the goal of providing high quality pharmaceutical grade and wellness products to customers and patients at competitive prices. In addition to the cannabinoid business, we are also engaged in the non-cannabinoid business of formulating, manufacturing, marketing, selling, distributing, and otherwise commercializing homeopathic and other natural remedies, wellness products, and nutraceuticals. We continue to invest in building a distribution network with a global footprint, with operations and investments in Colombia, Portugal Germany, the United States and Canada.

As of the date of this proxy statement/prospectus, we own over 1.9 million square feet of greenhouse cultivation capacity across two continents and approximately 13 million square feet of agricultural land, with an option to acquire approximately 73 million additional square feet of land for cultivation expansion. Our Colombian cultivation operations have one of the largest greenhouse capacities licensed for cannabis production in Latin America, and have been granted GACP certification by CUMCS. Our Colombian manufacturing facilities were granted Colombian GMP certification by INVIMA in August 2019 and EU GMP certification by HALMED in July 2020. Our post-harvest facility also received EU GMP certification in July 2020. We are the first company to legally export cannabinoids from Colombia, and we are among a small number of cannabis companies in the world to receive EU GMP certification. EU GMP certification is a required qualification to import medical cannabis products into the European market, which adheres to strict pharmaceutical quality standards. In August 2020, our operations in Portugal were provisionally licensed for the commercial cultivation, import and export of medical cannabis by INFARMED.

Unlike several cannabis operators, which in many cases are confined to one geography and may rely on initial market protections afforded by the existing regulatory framework, we can scale our production in low-cost regions of the world, such as Colombia and Portugal, while maintaining access to some higher value-added end markets such as the EU because of our EU GMP certification and global network.

Our business model is focused on partnering with leading and emerging cannabis businesses by providing them with lower cost product, variable cost structures, reliable supply throughout the year, and accelerated speed to market. This is achievable due to our production locations, capacity, product registrations and various product certifications. To date, we have had limited export shipments of our cannabis products to Australia, Canada, Germany, the United Kingdom, Poland, Israel and the United States.

In April 2019, we acquired Herbal Brands, which manufactures and distributes nutraceutical products to over 10,000 retail locations across the United States. Although the vast majority of our sales to date have been from our Herbal Brands subsidiary, we believe Herbal Brands provides a platform we can leverage for greater cannabinoid distribution in the future.

We manage our business in two segments: the Cannabinoid and Non-Cannabinoid segments.

1.      The Cannabinoid operating segment is comprised of the Company’s cultivation, extraction, manufacturing, commercialization, and distribution of cannabinoid products. This operating segment is in the early stages of commercializing cannabinoid products internationally subject to applicable international and state laws and regulations. All our customers and sales for our cannabinoid segment products are presently outside of the U.S.

2.      The Non-Cannabinoid operating segment is comprised of the brands and manufacturing assets acquired as part of our acquisition of Herbal Brands. The segment is engaged in the business of formulating, manufacturing, marketing, selling, distributing, and otherwise commercializing homeopathic and other natural remedies, wellness products, and nutraceuticals, excluding cannabinoid products. Our principal customers for the Herbal Brands products include specialty and health retailers, mass retailers and specialty and health stores in the U.S.

Factors Impacting our Business

We believe that our future success will primarily depend on the following factors:

Globalization of the industry.    Due to our MNO model focused on geographic diversification, which distinguishes us from many of our competitors and allows us to scale our production in low-cost regions of the world, we believe we are well positioned to capitalize in markets where the medical cannabis and hemp industry offers a reasonably regulated and free flow of goods across national boundaries. While certain countries, such as Canada, have historically not welcomed imported cannabis or hemp products for commercial purposes, other countries, such as Germany and Brazil, depend primarily on imports.

Global medical market expansion.    We believe that we are well-positioned to capitalize on expansion of global cannabis markets, as more legal medical cannabis geographies emerge. Medical cannabis is now authorized at the national or federal level in over 41 countries, and more than half of these countries have legalized or introduced significant reforms to their cannabis-use laws to broaden the scope of permitted medical uses beyond the original parameters. Over the past three years, we have established regional operations in Canada, Colombia, Portugal, and Germany, and we have invested significant resources in personnel and partnerships to build the foundation for new export channels.

Product development and innovation.    Because of the rapid evolution of the cannabis industry, the disparate regulations across different geographies, and the time required to develop and validate pharmaceutical-grade products, the pace at which we can expand our portfolio of products and formulations will impact market acceptance for our products. To increase our output while maintaining or reducing unit costs, we may need to enhance our cultivation, extraction, and other processing methods. We believe our focus on the production of proprietary and exclusive products or formulations that comply with stringent regulations, or that result in enhanced benefits for patients or consumers, could create advantages in various markets.

Regulatory expertise and adaptation.    As more markets welcome the importation of cannabis or hemp products for commercial purposes, which requires navigating and complying with the strict and evolving cannabis regulations across the different geographies, we believe that we are well positioned to expand in these markets. Clever Leaves has built a global regulatory team that is experienced in developing good relationships with regulatory agencies and governments that govern and shape the cannabis industry in their respective jurisdictions. Key expertise includes complying with and securing quotas, product approvals, export permits, import permits and other geographic specific licenses.

Strategically expanding productive capacity and manufacturing capabilities.    It is beneficial to have low operating costs and to control the production process to generate consistency and quality on a large scale. As we expand into new markets and grow our presence in existing markets, we expect significant investments in cultivation and processing will be required, which may necessitate additional capital raises. We also aim to increase productive capacity through innovation in cultivation or processing methods, improving yields and output levels of our existing assets. While we believe our core cultivation and extraction operations in Colombia are adequately sized for our current business operations, as our cannabis sales grow and expand to flower products, we plan to expand our operations and invest in advanced processing or finished good manufacturing capabilities, particularly in Colombia and Portugal.

Key Operating Metrics

We use the following key operating metrics to evaluate our cannabinoid business and operations, measure our performance, identify trends affecting our business, project our future performance and make strategic decisions. Other companies, including companies in our industry, may calculate key operating metrics with similar names differently, which may reduce their usefulness as comparative measures.

The following table presents select operational and financial information of the Cannabinoid segment for the three and six months ended June 30, 2020 and 2019:

	Three months ended June 30,		Change
Operational information	2020	2019	$	%
(In $000s, except kilogram and per gram data)
Kilograms (dry flower) harvested(a)	16,948	6,259	10,689	171
Costs to produce(b)	$1,930	1,329	601	45
Costs to produce per gram	$0.11	0.21	(0.10)	-48

Selected financial information:
Revenue	$153	—	153	N/M
Kilograms sold(c)	2,231	—	2,231	N/M
Revenue per grams sold	$0.07	—	0.07	N/M
	Six months ended June 30,		Change
Operational information	2020	2019	$	%
(In $000s, except kilogram and per gram data)
Kilograms (dry flower) harvested(a)	28,707	12,071	16,636	138
Costs to produce(b)	$3,674	2,067	1,607	78
Costs to produce per gram	$0.13	0.17	(0.04)	-24

Selected financial information:
Revenue	$395	—	395	N/M
Kilograms sold(c)	3,487	—	3,487	N/M
Revenue per grams sold	$0.11	—	0.11	N/M

N/M: Not a meaningful percentage.

____________

(a)      Kilograms (dry flower) harvested — represents the weight of dried plants post-harvest both for sale and for research and development purposes. This operating metric is used to measure the productivity of our farms.

(b)      Costs to produce — includes costs associated with cultivation, extraction, quality assurance and supply chain related to kilograms (dry flower) harvested.

(c)      Kilograms sold — represents the amount in kilograms of product sold in dry plant equivalents. Extract is converted to dry plant equivalent for purposes of this metric.

During the three and six months ended June 30, 2020 we sold 2,231 and 3,487 kilograms, respectively, of dry flower equivalents. We had no cannabinoid sales in the three- and six-months ended June 30, 2019. For the six months ended June 30, 2020, our cannabinoid segment sales were primarily in Colombia, Australia and Israel.

We harvested 16,948 kilograms of cannabinoids in the three months ended June 30, 2020, as compared to 6,259 kilograms in the three months ended June 30, 2019. The increase was primarily attributable to the expansion of our cultivation facilities in Colombia.

We harvested 28,707 kilograms of cannabinoids in the six months ended June 30, 2020, as compared to 12,071 kilograms in the six months ended June 30, 2019. The increase was primarily attributable to the expansion of our cultivation facilities in Colombia.

Costs to produce were approximately $0.11 per gram of dry flower equivalent for the three months ended June 30, 2020, as compared to $0.21 per gram of dry flower equivalent for the three months ended June 30, 2019. The decrease in costs to produce is primarily driven by the expansion of our cultivation capacity facilities in Colombia and the resulting economies of scale.

Costs to produce were approximately $0.13 per gram of dry flower equivalent for the six months ended June 30, 2020, as compared to $0.17 per gram of dry flower equivalent for the six months ended June 30, 2019. The decrease in costs to produce is primarily driven by the expansion of our cultivation capacity facilities in Colombia and the resulting economies of scale.

The following table presents select operational and financial information of the Cannabinoid segment for the years ended December 31, 2019 and 2018:

	Year ended December 31,		Change
Operational information	2019	2018	$	%
(In $000s, except kilogram and per gram data)
Kilograms (dry flower) harvested(a)	39,720	382	39,338	N/M
Costs to produce(b)	$7,784	$787	6,997	N/M
Costs to produce per gram	$0.20	$2.06	-1.86	-90

Selected financial information:
Revenue	$133	$—	133	N/M
Kilograms sold(c)	644	—	644	N/M
Revenue per grams sold	$0.21	$—	0.21	N/M

N/M: Not a meaningful percentage.

____________

(a)      Kilograms (dry flower) harvested — represents the weight of dried plants post-harvest both for sale and for research and development purposes. This operating metric is used to measure the productivity of our farms.

(b)      Costs to produce — includes costs associated with cultivation, extraction, quality assurance and supply chain related to kilograms (dry flower) harvested.

(c)      Kilograms sold — represents the amount in kilograms of product sold in dry plant equivalents. Extract is converted to dry plant equivalent for purposes of this metric.

For the year ended December 31, 2019, we sold 644 kilograms. We had no cannabinoid sales for the year ended December 31, 2018. For the year ended December 31, 2019, our cannabinoid segment sales were primarily in Colombia.

We harvested 39,720 kilograms of cannabinoids in the year ended December 31, 2019, as compared to 382 kilograms in the year ended December 31, 2018. The increase was directly attributable to the expansion of our cultivation facilities in Colombia.

Costs to produce were approximately $0.20 per gram of dry flower equivalent for the year ended December 31, 2019, as compared to $2.06 per gram of dry flower equivalent for the year ended December 31, 2018. The decrease in costs to produce was primarily due to the expansion of our cultivation capacity facilities in Colombia in 2019 and the resulting economies of scale.

Recent Developments

COVID-19 Pandemic

The Company expects its operations to continue to be affected by the recent and ongoing outbreak of the 2019 coronavirus disease (“COVID-19”), which was declared a pandemic by the WHO in March 2020. The spread of COVID-19 has severely impacted many economies around the globe. In many countries, including those where the Company operates, businesses are being forced to cease or limit operations for long or indefinite periods of time.

Measures taken to contain the spread of the virus, including travel bans, quarantines, social distancing, and closures of non-essential services have triggered significant disruptions to businesses worldwide, resulting in an economic slowdown. Global stock markets have also experienced increased volatility and, in certain cases, significant declines.

Governments and central banks have responded with monetary and fiscal interventions to stabilize economic conditions and the Company has taken steps to obtain financial assistance made available from jurisdictional governments, however the Company expects its 2020 financial performance to continue to be impacted and result in a delay of certain of its go-to-market initiatives.

The duration and impact of the COVID-19 pandemic, as well as the effectiveness of government and central bank responses, remains unclear. It is not possible to reliably estimate the duration and severity of these consequences, nor their impact on the financial position and results of the Company for future periods. The Company has taken measures to address the impact of the pandemic on its financial position, including temporarily reducing its workforce (both by reduction in hours and headcount), as well as downsizing, and delaying certain initiatives and successfully negotiating a deferral of cash interest payments on its 2022 Convertible Notes (as defined below).

We continue to monitor closely the impact of COVID-19, with a focus on the health and safety of our employees, and business continuity. We have implemented various measures to reduce the spread of the virus including requiring that our non-production employees work from home, restricting visitors to production locations, screening employees with infrared temperature readings and requiring them to complete health questionnaires on a daily basis before they enter facilities, implementing social distancing measures at our production locations, enhancing facility cleaning protocols, and encouraging employees to adhere to preventative measures recommended by the WHO. Our global operational sites have been reduced to business-critical personnel only and physical distancing measures are in effect. In addition, since our non-production workforce can effectively work remotely using various technology tools, we are able to maintain our full operations. Although our operational sites remain open, mandatory or voluntary self-quarantines may further limit the staffing of our facilities.

As a result of the COVID-19 pandemic, there have been disruptions in supply chains, including the impact on international flights and air-cargo restrictions that has limited the shipping of our products from Colombia to other countries. Since July 10, 2020, international flights from Colombia have resumed on a limited basis. For more information on the potential impact of COVID-19 on our business, refer to “Risk Factors — Risks Related to Clever Leaves’ Business — The current outbreak of the novel coronavirus, or COVID-19, has caused severe disruptions in the global economy and to Clever Leaves’ business, and may have an adverse impact on Clever Leaves’ performance and results of operations.”

GNC Bankruptcy

As of the date of this proxy statement/prospectus, GNC is Herbal Brands’ and the Company’s largest customer. On June 23, 2020, GNC and its affiliates filed voluntary petitions for relief pursuant to Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Court”). Herbal Brands has engaged legal counsel to provide advice with respect to Herbal Brands’ rights under the Bankruptcy Code, prepare and file proof(s) of claim by the applicable bar date established by the Court, and otherwise enforce Herbal Brands’ rights in the Court and in connection with any sale transaction or plan of reorganization pursued by GNC. The Company also reviewed the unpaid inventory balances at GNC and determined that a reserve of approximately $86 was necessary for the inventory, which the Company recorded during the second quarter of 2020. Additionally, the Company reviewed the useful life of a finite-lived intangible asset related to the GNC contract, which was acquired during the Herbal Brands acquisition. Following the review, the Company determined to accelerate the period over which the useful life of the intangible asset is amortized to 12 months from the date of the bankruptcy filing. The carrying value of the intangible asset was approximately $800 at June 30, 2020. For more information on the potential impact of GNC on our business, refer to “Risk Factors — Risks Related to Clever Leaves’ Business — We currently depend on a limited set of customers for a substantial portion of our revenue. If we fail to retain or expand our customer relationships or if one or more significant customers were to terminate their relationship with us or reduce their purchases, or, our revenue could decline significantly.”

Herbal Brands Loan Amendment

On August 27, 2020, the Company amended certain terms of the Herbal Brand Loans to provide for an additional interest of 4% per annum, compounding quarterly and payable in-kind at maturity. In addition, the Company extended the expiry date of the outstanding 193,402 warrants till May 3, 2023. As part of the amendment, the parties agreed to defer the covenant testing under the Herbal Brands Loan until September 30, 2021.

EU GMP Certification

On July 8, 2020, Clever Leaves received EU GMP certification from the HALMED for its post-harvest and extraction facilities located in Colombia. EU GMP certification is expected to expand Clever Leaves’ ability to serve the burgeoning European medical cannabis and hemp markets, which have rigorous quality, compliance, and regulatory requirements. Because we are among a small number of companies globally to have earned EU GMP certification, EU GMP certification is also expected to expand our early mover advantage in the pharmaceutical channel as global demand increases and more legal cannabis geographies emerge.

Series E Round of Fundraising

In April and July 2020, the Company completed the Series E round of financing (the “Series E Financing”) and issued an aggregate of approximately $18,396 of senior convertible Class D preferred shares (the “Class D preferred shares”) and $4,162 aggregate principal amount of Convertible Debentures due 2023 (the “2023 Convertible Debentures”). In April 2020, an investor in the Series E Financing exercised its Put Right (as defined below) in full, and the Company paid $6,250 in exchange for the Company’s purchase and cancellation of 711,035 Class C preferred shares. As a result of the Series E Financing and the exercise of the Put Right, the Company’s net funds raised in the Series E Financing were approximately $16,308.

The 2023 Convertible Debentures mature on June 30, 2023 (the “2023 Maturity Date”) and bear interest of 8% per annum, commencing June 30, 2021, payable semi-annually in arrears. Provided that no Debenture Liquidity Event (as defined below) has occurred, on the 2023 Maturity Date, the principal aggregate amount of the 2023 Convertible Debentures and the accrued and unpaid interest thereon will be payable in cash. At any time prior to the Maturity Date or a Debenture Liquidation Event, a holder of the 2023 Convertible Debentures may elect to convert its principal amount of the 2023 Convertible Debentures and the accrued and unpaid interest thereon into Clever Leaves common shares, at a price per share equal to $5.95 (subject to adjustment). The 2023 Convertible Debentures, including any accrued and unpaid interest, will be automatically converted into Clever Leaves common shares at a price per Clever Leaves common share equal to 70% of the price attributable to the Clever Leaves common shares upon occurrence of a Debenture Liquidity Event. For purposes of the 2023 Convertible Debentures, a “Liquidity Event” means (1) the listing of Clever Leaves common shares on a recognized securities exchange or market, either by way of initial public offering or direct listing, (2) any transaction whereby all of the outstanding Clever Leaves common shares are sold, transferred, or exchanged for listed securities of a resulting issuer whose equity securities are listed on recognized securities exchange or market, (3) any merger, plan of arrangement, or any other similar business combination or transaction whereby the Company merges or combines with an entity whose securities are listed for trading on a recognized securities exchange or market and all of the outstanding Clever Leaves common shares are sold, transferred or exchanged for such listed securities, or (4)  any event as a result of or following which any person or group beneficially owns over an aggregate of more than 50% of the then outstanding Clever Leaves common shares or the sale or other transfer of all or substantially all of the consolidated assets of the Company. The Business Combination constitutes a Debenture Liquidity Event and will result in the conversion of all 2023 Convertible Debentures into Clever Leaves common shares, which will be exchanged for Holdco common shares in the Arrangement.

Class D preferred shares vote together with the Clever Leaves common shares, and are not considered a separate class for voting purposes, except as required by law or in cases of dissolution, liquidation, windup or bankruptcy proceedings which require the consent of a majority of Class D preferred shareholders. The Class D preferred shares carry a liquidation preference (the “Class D Liquidation Preference”) of 1.4 times the original issue price of $11.00 for the one-year period following the original issue date, increasing by 0.02 times quarterly to a maximum of 1.75 times the original issue price, in each case subject to anti-dilution adjustments. The Class D Liquidation Preference is payable on a liquidation or merger with, reverse takeover of, or other business combination with, a public company, provided that such transaction does not provide for the conversion of Class D preferred shares into Clever Leaves common shares, or certain other deemed liquidation events (the “Class D Liquidation Event”). The Business Combination does not constitute a Class D Liquidation Event. The Class D preferred shares are not redeemable but are convertible at any time, at the option of the holders, into Clever Leaves common shares on a 1:1 basis, subject to anti-dilution adjustments. Automatic conversion into Clever Leaves common shares shall occur at the applicable conversion price which takes into account the Class D Liquidation Preference in the event of (1) the holders of at least a majority of the outstanding Class D preferred shares consenting to such conversion, (2) an initial public offering or direct listing of Clever Leaves common shares on Nasdaq, NYSE or TSX, or (3) completion of a merger with, reverse takeover of or other business combination with a public company, provided that such transaction provides for the conversion of Class D preferred shares into Clever Leaves common shares (otherwise such transaction will trigger the payment of the Class D Liquidation Preference). The Business Combination will result in the conversion of all Class D preferred shares into Clever Leaves common shares, which will be exchanged for Holdco common shares in the Arrangement.

As part of the Series E Financing in April 2020, the Company granted an investor in the Series E Financing a right to cause the Company to purchase up to 711,035 of the investor’s previously purchased Class C preferred shares (the “Put Right”) at the investor’s original purchase price of $8.79 per share. On April 13, 2020, the investor exercised the Put Right in full, and the Company paid $6,250 in exchange for the Company’s purchase and cancellation of 711,035 Class C preferred shares. In addition, as part of the July 2020 portion of the Series E Financing, three investors, in aggregate, exchanged 848,363 Class C preferred shares for 646,846 Class D preferred shares.

Subsequent to the completion of the Series E Financing, 4,429,559 Class C preferred shares, 2,319,215 Class D preferred shares and $4,162 principal amount of the 2023 Convertible Debentures were outstanding.

Portugal Licensing

In August 2020, our Portuguese operations were granted a license from INFARMED, the Portuguese regulatory authority with oversight over the pharmaceutical industry in Portugal, including medical cannabis, to cultivate, import and export dried cannabis flower produced at our Portuguese cultivation site and a definitive license is issued by INFAMRED. Due to the COVID-19 pandemic and restrictions on INFARMED’s ability to conduct a physical inspection of our Portuguese operation, the license is considered provisional until a physical inspection from INFARMED takes place at the cultivation site and a definitive license is issued by INFAMRED. While provisional, the license provides our Portuguese operations similar rights and qualifications as a definitive license, including the ability to conduct commercial operations. The physical inspection took place on August 27, 2020 and, upon successful completion of the inspection review, we expect to receive a formal definitive license.

Components of Results of Operations

Revenue — in our Cannabinoid segment, revenue is primarily comprised of sales of our cannabis products, which currently include cannabidiol isolate, full spectrum and standardized extracts. In our Non-Cannabinoid segment, revenue is primarily composed of sales of our nutraceutical products to our retail customers. As the Company has only recently begun to carry out its cannabinoid sales operations, our main revenues are derived from our Herbal Brands business, which was acquired in April 2019.

Cost of Sales — in our Cannabinoid segment, cost of sales is primarily composed of pre-harvest, post-harvest and shipment and fulfillment. Pre-harvest costs include labor and direct materials to grow cannabis, which includes water, electricity, nutrients, integrated pest management, growing supplies and allocated overhead. Post-harvest costs include costs associated with drying, trimming, blending, extraction, purification, quality testing and allocated overhead. Shipment and fulfillment costs include the costs of packaging, labelling, courier services and allocated overhead. Total cost of sales also includes cost of sales associated with accessories and inventory adjustments. In our Non-Cannabinoid segment, cost of sales primarily includes raw materials, labor, and attributable overhead, as well as packaging labelling and fulfillment costs.

Results of Operations

Three and six months ended June 30, 2020 compared to three and six months ended June 30, 2019

Consolidated Statements of Net Loss Data

(in thousands of U.S. dollars)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Revenue	$1,939	$2,154	$4,853	$2,154
Cost of sales	(1,032)	(1,500)	(1,785)	(1,500)
Gross profit	907	654	3,068	654
General and administrative expenses	7,264	6,256	15,384	10,282
Sales and marketing expenses	603	10	1,784	193
Goodwill impairment	—	—	1,682	—
Depreciation and amortization expenses	365	257	717	470
Loss from operations	(7,325)	(5,869)	(16,499)	(10,291)
Interest expense, net	953	737	1,789	1,024
Loss on investments	72	434	244	91
Loss on debt extinguishment	—	—	—	3,374
Gain on fair value of derivative instrument	(13)	—	—	(233)
Foreign exchange loss	311	826	359	611
Other (income) expenses, net	105	464	48	(164)
Total other expenses, net	1,428	2,461	2,440	4,703
Loss before income taxes	(8,753)	(8,330)	(18,939)	(14,994)
Current income tax expense	—	—	—	—
Deferred current income tax recovery	—	—	—	—
Net loss	$(8,753)	$(8,330)	$(18,939)	$(14,994)
Net loss attributable to non-controlling interest	(744)	(1,833)	(1,648)	(2,410)
Net loss attributable to Company	$(8,009)	$(6,497)	$(17,291)	$(12,584)

Revenue by channel

(in thousands of U.S. dollars)

The following table provides the Company’s revenues by channel for the three-month and six-month periods ended June 30, 2020 and 2019.

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Mass retail	$1,012	$1,010	$2,033	$1,010
Specialty, health and other retail	598	257	910	257
Distributors	236	559	1,575	559
E-commerce	93	328	335	328
Total	$1,939	$2,154	$4,853	$2,154

Revenue

Revenue decreased to $1,939 for the three months ended June 30, 2020 from $2,154 for the three months ended June 30, 2019. The decrease was driven primarily by the impact of COVID-19 to the Company’s sales during the three months ended June 30, 2020.

Revenue increased to $4,853 for the six months ended June 30, 2020 from $2,154 for the three months ended June 30, 2019. The increase was driven primarily by the additional months of sales in the six months ended June 30, 2020 from the Herbal Brands business which was acquired in April 2019.

Cost of sales

Cost of sales decreased to $1,032 for the three months ended June 30, 2020, as compared to $1,500 for the three months ended June 30, 2019, primarily due to reduced sales activity as a result of the COVID-19 pandemic. The cost of sales for the prior year period also includes additional costs related to the fair value of Herbal Brands inventory following the Herbal Brands acquisition.

Cost of sales increased to $1,785 for the six months ended June 30, 2020 as compared to $1,500 for the six months ended June 30, 2019 primarily due to sales of Herbal Brands products, which included an additional four months of sales in the current year period. Cost of sales for the six months ended June 30, 2019 includes additional costs related to the fair value of Herbal Brands inventory following the Herbal Brands acquisition.

Operating expenses

(in thousands of U.S. dollars)

	Three months ended June 30,		Change
	2020	2019	$	%
General and administrative	$7,264	$6,256	1,008	16
Sales and marketing	603	10	593	N/M
Goodwill impairment	—	—	—	N/M
Depreciation and amortization	365	257	108	42
Total operating expenses	$8,232	$6,523

(as a percentage of revenue)
General and administrative	N/M	N/M
Sales and marketing	31%	1%
Goodwill impairment	N/M	N/M
Depreciation and amortization	19%	12%
Total operating expenses	N/M	N/M
	Six months ended June 30,		Change
	2020	2019	$	%
General and administrative	$15,384	$10,282	5,102	50
Sales and marketing	1,784	193	1,591	N/M
Goodwill impairment	1,682	—	1,682	N/M
Depreciation and amortization	717	470	247	53
Total operating expenses	$19,567	$10,945

(as a percentage of revenue)
General and administrative	N/M	N/M
Sales and marketing	37%	9%
Goodwill impairment	35%	N/M
Depreciation and amortization	15%	22%
Total operating expenses	N/M	N/M

N/M: Not a meaningful percentage.

Three months ended June 30, 2020 compared to three months ended June 30, 2019

General and administrative.    General and administrative expenses increased to $7,264 for the three months ended June 30, 2020 from $6,256 for the three months ended June 30, 2019, primarily due to higher employee-related costs such as salaries and benefits due to an increase in number of employees to support a larger business driven by the expansion of our operations in Colombia, Portugal, and Germany, the acquisition of the Herbal Brands business in April 2019, as well as higher non-cash expenses related to issuing options to our employees. The increase was partly offset by savings in certain office and administration costs following certain measures the Company took to reduce costs.

Sales and marketing.    Sales and marketing expenses increased to $603 for the three months ended June 30, 2020 from $10 for the three months ended June 30, 2019, primarily due to costs incurred in connection with the exploration of potential new export markets for our products, as well as the related costs of marketing our non-cannabinoid products.

Depreciation and amortization.    Depreciation and amortization expenses increased to $365 for the three months ended June 30, 2020 from $257 for the three months ended June 30, 2019, primarily due to capital expenditures for expansion of our cultivation and extraction assets.

Six months ended June 30, 2020 compared to six months ended June 30, 2019

General and administrative.    General and administrative expenses increased to $15,384 for the six months ended June 30, 2020 from $10,282 for the six months ended June 30, 2019, primarily due to higher employee-related costs such as salaries and benefits due to an increase in number of employees, to support a larger business driven by the expansion of our operations in Colombia, Portugal, and Germany, the acquisition of the Herbal Brands business in April 2019, as well as higher professional fees related to the Business Combination and the Series E Financing, as well as expanded operations, and increased accounting and auditing fees.

Sales and marketing.    Sales and marketing expenses increased to $1,784 for the six months ended June 30, 2020 from $193 for the six months ended June 30, 2019, primarily due to costs incurred in connection with the exploration of potential new export markets for our products, as well as the related costs of marketing our non-cannabinoid products. For the six months ended June 30, 2020 the Company had marketing and selling costs related to the Herbal Brands business in the U.S., which included an additional four months of costs compared to the prior year period.

Goodwill impairment.    For the six months ended June 30, 2020, we recognized a goodwill impairment of $1,682 related to our Herbal Brands business. For more information, see Note 8. Goodwill to our consolidated financial statements for the six months ended June 30, 2020 included elsewhere in this proxy statement/prospectus.

Depreciation and amortization.    Depreciation and amortization expenses increased to $717 for the six months ended June 30, 2020 from $470 for the six months ended June 30, 2019, primarily due to capital expenditures for the expansion of our cultivation and extraction assets. Additionally, the increase is attributable to the amortization of finite-lived intangible assets acquired as part of the Herbal Brands acquisition, which included an additional four months of amortization compared to the prior year period.

Non-operating income and expenses

(in thousands of U.S. dollars)

	Three months ended June 30,		Change
	2020	2019	$	%
Interest expense, net	$953	$737	216	29
Loss on other investments	72	434	(362)	-83
Loss on debt extinguishment	—	—	—	N/M
Gain on fair value of derivative instrument	(13)	—	(13)	N/M
Foreign exchange loss	311	826	(515)	-62
Other expenses, net	105	464	(359)	-77
Total	$1,428	$2,461	(1,033)	-42
	Six months ended June 30,		Change
	2020	2019	$	%
Interest expense, net	$1,789	$1,024	765	75
Loss on other investments	244	91	153	168
Loss on debt extinguishment	—	3,374	(3,374)	-100
Gain on fair value of derivative instrument	—	(233)	233	N/M
Foreign exchange loss	359	611	(252)	-41
Other (income) expenses, net	48	(164)	212	-129
Total	$2,440	$4,703	(2,263)	-48

N/M: Not a meaningful percentage.

Three months ended June 30, 2020 compared to three months ended June 30, 2019

Interest expense, net.    Interest expense, net for the three months ended June 30, 2020 was $953 compared to $737 for the three months ended June 30, 2019. The increase was primarily attributable to increased interest expense associated with the issuance of the 2022 Convertible Notes, as well as a promissory note issued in relation to the Herbal Brands acquisition.

Loss on investments.    Loss on investment was $72 for the three months ended June 30, 2020 compared to $434 for the three months ended June 30, 2019. The loss on investment was primarily related to the decline in the carrying value of our investment in Lift & Co. shares.

Gain on fair value of derivative instrument.    The gain on fair value of derivative instrument for the three months ended June 30, 2020 was $13, compared to $nil for the three months ended June 30, 2019.

Foreign exchange loss.    The impact of foreign exchange for the three months ended June 30, 2020 was a loss of $311 compared to a loss of $826 for the three months ended June 30, 2019. The foreign exchange losses were primarily driven by the currency fluctuations of the Colombian peso versus the U.S. Dollar.

Other (income) expenses, net.    Other (income) expenses, net includes costs not individually material to our consolidated financial statements.

Six months ended June 30, 2020 compared to six months ended June 30, 2019

Interest expense, net.    Interest expense, net for the six months ended June 30, 2020 was $1,789 compared to $1,024 for the six months ended June 30, 2019. The increase was primarily attributable to increased interest expense associated with the issuance of the 2022 Convertible Notes, as well as a promissory note issued in relation to the Herbal Brands acquisition.

Loss on investments.    Loss on investment was $244 for the six months ended June 30, 2020 compared to a loss of $91 for the six months ended June 30, 2019. The loss on investments was primarily related to the decline in the carrying value of our investment in Lift & Co. shares.

Loss on debt extinguishment.    For the six months ended June 30, 2019, we incurred a loss on debt extinguishment of $3,374, which was due to the conversion of our Series C debt in March 2019 into Class C preferred shares. For more information, see Note 9. Long-Term Liabilities to our consolidated financial statements for the six months ended June 30, 2020 included elsewhere in this proxy statement/prospectus.

Gain on fair value of derivative instrument.    For the six months ended June 30, 2019 we experienced a gain of $233 compared to $nil for the six months ended June 30, 2020. The gain for the six months ended June 30, 2019 was driven by the initial recognition of a derivative instrument related to the Company’s holding of Lift & Co. warrants.

Foreign exchange loss.    The impact of foreign exchange for the six months ended June 30, 2020 was a loss of $359 compared to a loss of $611 for the six months ended June 30, 2019. The foreign exchange losses were primarily driven by the currency fluctuations of the Colombian peso versus the U.S. Dollar.

Other (income) expenses, net.    Other (income) expenses, net includes costs not individually material to our consolidated financial statements.

Twelve months ended December 31, 2019 compared to twelve months ended December 31, 2018

Consolidated Statements of Net Income (Loss) Data

(in thousands of U.S. dollars)

	Year ended December 31,
	2019	2018
Revenue	$7,834	$—
Cost of sales	(4,732)	—
Gross profit	3,102	—
General and administrative expenses	34,979	4,892
Sales and marketing expenses	3,183	417
Depreciation and amortization expenses	1,480	99
Loss from operations	(36,540)	(5,408)
Interest expense, net	2,684	390
Loss (gain) on investments	756	(14,432)
Loss on debt extinguishment	3,374	—
Loss on fair value of derivative instrument	421	485
Foreign exchange loss	1,575	412
Other expenses, net	534	—
Total other expenses (income), net	9,344	(13,145)
(Loss) income before income taxes	(45,884)	7,737
Current income tax expense	—	60
Deferred current income tax recovery	—	(186)
Equity investments and securities loss	96	1,332
Net (loss) income	$(45,980)	$6,531
Net loss attributable to non-controlling interest	(6,450)	(830)
Net (loss) income attributable to Company	$(39,530)	$7,361

Revenue.    Revenue increased to $7,834 for the year ended December 31, 2019 from $nil for the year ended December 31, 2018. The increase was driven primarily by the acquisition of the Herbal Brands business in April 2019.

Revenue by channel

(in thousands of U.S. dollars)

	Year ended December 31,
	2019	2018
Mass retail	$3,318	$—
Specialty, health and other retail	1,235	—
Distributors	2,397	—
E-commerce	885	—
Total	$7,834	$—

Cost of sales

Cost of sales increased to $4,732 in 2019, as compared to $nil in 2018, primarily due to sales of Herbal Brands products during the period.

Operating expenses

(in thousands of U.S. dollars)

	Year ended December 31,		Change
	2019	2018	$	%
General and administrative	$34,979	$4,892	30,087	N/M
Sales and marketing	3,183	417	2,766	N/M
Depreciation and amortization	1,480	99	1,381	N/M
Total operating expenses	$39,642	$5,408

(as a percentage of revenue)
General and administrative	N/M	N/M
Sales and marketing	41%	N/M
Depreciation and amortization	19%	N/M
Total operating expenses	N/M	N/M

N/M: Not a meaningful percentage.

General and administrative.    General and administrative expenses increased to $34,979 for the year ended December 31, 2019 from $4,892 for the year ended December 31, 2018, primarily due to higher employee-related costs such as salaries and benefits, as well as higher office and administration expenses, to support a larger business driven by the expansion of our operations in Colombia, Portugal, and Germany and the acquisition of the Herbal Brands business; higher professional fees due to debt and equity financing, the Herbal Brands acquisitions and accounting and auditing fees; and higher non-cash expenses related to issuing options to our employees and consultants.

Sales and marketing.    Sales and marketing expenses increased to $3,183 for the year ended December 31, 2019 to $417 for the year ended December 31, 2018, primarily due to costs incurred in exploration of medicinal cannabis markets, as well as the acquisition of the Herbal Brands business in the U.S. and related costs of marketing our non-cannabinoid products.

Depreciation and amortization.    Depreciation and amortization expenses increased to $1,480 for the year ended December 31, 2019 from $99 for the year ended December 31, 2018 primarily due to capital expenditures for expansion of our cultivation and extraction assets. Additionally, the increase is attributable to the amortization of finite-lived intangible assets acquired as part of the Herbal Brands acquisition.

Non-operating income and expenses

(in thousands of U.S. dollars)

	Year ended December 31,		Change
	2019	2018	$	%
Interest expense, net	$2,684	$390	2,294	N/M
Loss (gain) on other investments	756	(14,432)	15,188	-105
Loss on debt extinguishment	3,374	—	3,374	N/M
Loss on fair value of derivative instrument	421	485	(64)	-13
Foreign exchange loss	1,575	412	1,163	N/M
Other expenses, net	534	—	534	N/M
Total	$9,344	$(13,145)	22,489	-171

N/M: Not a meaningful percentage.

Interest expense, net.    Interest expense, net for the year ended December 31, 2019 was $2,684 compared to $390 for the year ended December 31, 2018. The increase was primarily attributable to increased interest expense associated with the issuance of the 2022 Convertible Notes, as well as a loan note issued in relation to the Herbal Brands acquisition.

Loss (gain) on investments.    For other investments, we incurred a loss of $756 for the year ended December 31, 2019 compared to a gain of $14,432 for the year ended December 31, 2018. The loss on other investment in 2019 was primarily related to the decline in the carrying value of our investment in Lift & Co. shares. The gain on other investments in 2018 was primarily driven by the investment in Eagle, which resulted in the Company gaining a controlling interest in Eagle.

Loss on debt extinguishment.    For the year ended December 31, 2019, we incurred a loss on debt extinguishment of $3,374, which was due to the conversion of our Series C debt in March 2019 into Class C preferred shares. For more information, see Note 12. Long-Term Liabilities to our consolidated financial statements for the year ended December 31, 2019 included elsewhere in this proxy statement/prospectus.

Loss on fair value of derivative instrument.    The loss on fair value of derivative instrument the year ended December 31, 2019 was $421, compared to a loss of $485 for the year ended December 31, 2018. The loss was driven by the fair value of the underlying derivative instruments.

Foreign exchange loss, net.    The impact of foreign exchange, net for the year ended December 31, 2019 was a loss of $1,575, compared to a loss of $412 for the year ended December 31, 2018. The foreign exchange loss, net was due primarily to the devaluation of the Colombian peso versus the U.S. Dollar.

Other expenses, net.    Other expenses, net includes costs not individually material to our consolidated financial statements.

Income Taxes

Provision for income taxes, effective tax rate and statutory federal income tax rate for the years ended December 31, 2019 and 2018 were as follows:

(in thousands of U.S. dollars)

	Year ended December 31,
	2019	2018
Provision for income taxes	$—	$(126)
Effective tax rate	0%	(1.9)%
Statutory federal income tax rate	27%	27%

The Company’s effective tax rate for 2019 was lower than the 2019 combined Canadian federal and provincial statutory tax rate primarily due to losses incurred by the Company offset by a full valuation allowance on the deferred tax assets. In 2018, the effective tax rate differed from the statutory rate due to the effects of the non-taxation of the bargain purchase gain recorded and the non-recognition of deferred tax assets. The tax recovery recorded in 2018 arose due to the effects of having a gain recognized in other comprehensive income that caused the recognition of deferred tax assets for the same amount.

Operating Results by Business Segment

The Company’s management evaluates segment profit/loss for each of the Company’s reportable segments. The Company defines segment profit/loss as income from continuing operations before interest, taxes, depreciation, amortization, stock-based compensation expense, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt and miscellaneous expenses. Segment profit/loss also excludes the impact of certain items that are not directly attributable to the reportable segments’ underlying operating performance. For a reconciliation of segment profit to loss from continuing operations before income taxes, see Note 15. Segment Reporting to our consolidated financial statements for the three- and six-months period ended June 30, 2020 and Note 20. Segment Reporting to our consolidated financial statements for the year ended December 31, 2019 included elsewhere in this proxy statement/prospectus.

Revenue by segment

(in thousands of U.S. dollars)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Segment Revenue:
Cannabinoid	$153	$—	$395	$—
Non-Cannabinoid	1,786	2,154	4,458	2,154
Total revenue	$1,939	$2,154	$4,853	$2,154

Cannabinoid.    Cannabinoid revenue increased to $153 and $395 for the three and six months ended June 30, 2020, respectively, from $nil for the three and six months ended June 30, 2019, driven primarily by the sale of cannabinoid products as the Company has only recently begun to carry out its cannabinoid sales operations.

Non-Cannabinoid.    Non-Cannabinoid revenue for the three months ended June 30, 2020 decreased to $1,786 from $2,154 for the three months ended June 30, 2019, due to the impact of the COVID-19 pandemic and shelter-in-place orders issued by various states which negatively impacted our sales initiatives. Revenue for the six months ended June 30, 2020 increased to $4,458 from $2,154 for the six months ended June 30, 2019 primarily attributable to the Herbal Brands business in the U.S., which included four additional months of sales in the current year period.

Revenue by segment

(in thousands of U.S. dollars)

	Year ended December 31,
	2019	2018
Segment Revenue:
Cannabinoid	$133	$—
Non-Cannabinoid	7,701	—
Total Revenue	$7,834	$—

Cannabinoid.    Cannabinoid revenue increased to $133 for the year ended December 31, 2019 from $nil for the year ended December 31, 2018, driven primarily by the sale of cannabinoid products as the Company has only recently begun to carry out its cannabinoid sales operations.

Non-Cannabinoid.    Non-Cannabinoid revenue for the year ended December 31, 2019 increased to $7,701 from $nil for the year ended December 31, 2018, due to the acquisition of the Herbal Brands business in April 2019.

Segment profit/loss

(in thousands of U.S. dollars)

	Three months ended June 30,		Change
	2020	2019	$	%
Segment Profit (Loss):
Cannabinoid	$(4,454)	$(3,540)	(914)	26
Non-Cannabinoid	(67)	489	(556)	-114
Total Loss	$(4,521)	$(3,051)	(1,470)	48
	Six months ended June 30,		Change
	2020	2019	$	%
Segment Profit (Loss):
Cannabinoid	$(9,855)	$(6,166)	(3,689)	60
Non-Cannabinoid	413	489	(76)	-16
Total Loss	$(9,442)	$(5,677)	(3,765)	66

Three months ended June 30, 2020 compared to three months ended June 30, 2019

Cannabinoid — Cannabinoid segment loss increased to $4,454 for the three months ended June 30, 2020 from a loss of $3,540 for the three months ended June 30, 2019, primarily due to expansion of our production facilities.

Non-Cannabinoid — Non-Cannabinoid segment loss was $67 for the three months ended June 30, 2020 compared to a profit of $489 the three months ended June 30, 2019. The decrease in profit is primarily attributable to lower revenues in the current year period as a result of the COVID-19 pandemic.

Six months ended June 30, 2020 compared to six months ended June 30, 2019

Cannabinoid — Cannabinoid segment loss increased to $9,855 for the six months ended June 30, 2020 from $6,166 for the six months ended June 30, 2019, primarily due to the expansion of our operations in Colombia, Portugal and Germany.

Non-Cannabinoid — Non-Cannabinoid segment profit decreased to $413 for the six months ended June 30, 2020 from a profit of $489 the six months ended June 30, 2019, driven primarily by the revenue decline in the second quarter of the current year period due to the COVID-19 pandemic.

Year ended December 31, 2019 compared to year ended December 31, 2018

	Year ended December 31,
	2019	2018
Segment Profit/(Loss):
Cannabinoid	$(25,250)	$(2,221)
Non-Cannabinoid	614	—
Total Loss	$(24,636)	$(2,221)

Cannabinoid — Cannabinoid segment loss increased to $25,250 for the year ended December 31, 2019 from a loss of $2,221 for the year ended December 31, 2018, primarily due to the expansion of our operations in Colombia, Portugal and Germany.

Non-Cannabinoid — Non-Cannabinoid segment profit increased to $614 for the year ended December 31, 2019 from $nil the year ended December 31, 2018, driven directly by the Herbal Brands acquisition in 2019.

Liquidity and Capital Resources

The following table sets forth the major components of our Consolidated Statements of Cash Flows for the periods presented:

(in thousands of U.S. dollars)

	Year ended December 31,		Six months ended June 30,
	2019	2018	2020	2019
Net cash used in operating activities	$(40,828)	$(4,276)	$(14,543)	$(17,168)
Net cash used in investing activities	(30,125)	(8,281)	(3,436)	(15,127)
Net cash provided by financing activities	62,834	27,504	10,979	63,324
Effect of foreign currency translation on cash and cash equivalents	54	122	(29)	43
Cash, cash equivalents, and restricted cash beginning of period	21,263	6,194	13,198	21,263
Cash, cash equivalents, and restricted cash end of period	13,198	21,263	6,169	52,335
(Decrease) increase in cash and cash equivalents	$(8,065)	$15,069	$(7,029)	$31,072

Cash flows from operating activities

The change in net cash used by operating activities during the six months ended June 30, 2020 compared to the six months ended June 30, 2019, was primarily related to a a decrease in working capital, partly offset by higher net loss.

The change in net cash used in operating activities during the year ended December 31, 2019, compared to the year ended December 31, 2018 was primarily due to a higher net loss and an increase in working capital mainly due to build-up of inventory levels.

Cash flows from investing activities

The decrease in net cash used in investing activities during the six months ended June 30, 2020 compared to the six months ended June 30, 2019, was primarily related to the Herbal Brands acquisition and the Company’s investment in Cansativa, which occurred in the six months ended June 30, 2019.

The increase in net cash used in investing activities for the year ended December 31, 2019, compared to the year ended December 31, 2018, was primarily related to the Herbal Brands acquisition and the Company’s investment in Cansativa, partly offset by the Company’s 2018 investment in Eagle, which resulted in the Company consolidating Eagle. See Note 9. Business Combinations to our consolidated financial statements for the year ended December 31, 2019 included elsewhere in this proxy statement/prospectus for more information on the Eagle investment.

During the twelve months ended December 31, 2019 our capital expenditures increased by approximately $14,209, primarily due to our investment in the expansion of our operations of the cannabinoid business.

Cash flows from financing activities

The decrease in net cash provided by financing activities during the six months ended June 30, 2020, compared to the six months ended June 30, 2019, was primarily due to the lower proceeds in the current year period compared to prior year. During the six months ended June 30, 2020, the financing activities related primarily to our Series E Financing, whereas during the six months ended June 30, 2019, the Company issued Series C preferred shares, 2022 Convertible Notes and incurred debt in connection with the Herbal Brands acquisition. For additional details see “— Recent Developments — Series E Round of Fundraising.” For more information, see Note 9. Long-Term Liabilities to our consolidated financial statements for the six months ended June 30, 2020 included elsewhere in this proxy statement/prospectus.

The increase in net cash provided by financing activities during the year ended December 31, 2019, as compared to the year ended December 31, 2018, was primarily due to the proceeds in 2019, from the issuance of Series C preferred shares, the issuance of the 2022 Convertible Notes and to the incurrance of debt in connection with the Herbal Brands acquisition. In 2018, financing activities related primarily to the proceeds from the issuance of the Series C Convertible Notes in 2018 and Series B financing.

Sources of Liquidity

We primarily financed our operations through the issuance of preferred shares, the sale of convertible notes and cash from operations. As of June 30, 2020, and December 31, 2019, we had cash and cash equivalents of $3,215 and $12,044, respectively, which were held for working capital and general corporate purposes. This represents an overall decrease of $8,829.

The Company has had operating losses and negative cash flows from operations since inception and expects to continue to incur net losses for the foreseeable future until such time, if ever, that it can generate significant revenues from the sale of its available inventories. The Company anticipates that it will continue to incur losses from operations due to pre-commercialization activities, marketing and manufacturing activities, and general and administrative costs to support operations.

The Company has historically been able to manage liquidity requirements through cost management and cost reduction measures, supplemented with raising additional financing. While the Company has been successful in raising financing in the past, and did so as recently as July 2020, there can be no assurances that additional financing will be available when needed on acceptable terms, or at all.  The continued spread of COVID-19 (see “— Recent

Developments — COVID-19 Pandemic” for a discussion on COVID-19) and uncertain market conditions may further limit the Company’s ability to access capital. If the Company is not able to secure adequate additional funding, the Company may be forced to make reductions in spending, extend payment terms with suppliers, and suspend or curtail planned programs. Any of these actions could materially harm the Company’s business, results of operations, financial condition, and prospects.

Uses of Liquidity

Our primary need for liquidity is to fund working capital requirements, capital expenditures, debt service obligations and for general corporate purposes. Our ability to fund operations and make planned capital expenditures and debt service obligations depends on future operating performance and cash flows, which are subject to prevailing economic conditions and financial, business and other factors. Our consolidated financial statements have been prepared on a going concern basis, which assumes that we will continue to be in operation for the foreseeable future and, accordingly, will be able to realize our assets and discharge our liabilities in the normal course of operations as they come due.

We manage our liquidity risk by preparing budgets and cash forecasts to ensure we have sufficient funds to meet obligations. In managing working capital, we may limit the amount of our cash needs by selling inventory at wholesale rates, pursuing additional financing sources, and managing the timing of capital expenditures. While we believe we have sufficient cash to meet working capital requirements in the short term, we may need additional sources of capital and/or financing, to meet planned growth requirements and to fund construction activities at our cultivation and processing facilities.

As noted in the audit report with respect to the Company’s audited financial statements for the year ended December 31, 2019, the Company believed that there were material uncertainties which caused substantial doubt about the Company’s ability to continue as a going concern for one year after the date when the financial statements for the year ended December 31, 2019 were issued, absent additional financing and cost reduction or cost management measures. On July 25, 2020, Clever Leaves entered into the Business Combination Agreement pursuant to which it agreed to combine with SAMA in the Business Combination that will result in the Company becoming a direct wholly-owned subsidiary of Holdco and SAMA becoming a direct wholly-owned subsidiary of the Company.  As a condition to the Closing, and assuming such condition is not waived by the parties, SAMA is required to have at least an aggregate of $60,000 of cash held either in or outside the trust account (after giving effect to any redemptions by SAMA stockholders), including the aggregate amount of any proceeds from any PIPEs consummated prior to, or as of, the Closing. If this condition is waived or the Business Combination does not close in the fourth quarter of 2020 or at all, the Company may need to raise additional cash through debt, equity, or other forms of financing to fund future operations which may not be available on acceptable terms, or at all.

Debt

Total net debt outstanding as of June 30, 2020 was $34,541. The balance is comprised of 2022 Convertible Notes of approximately $27,750 issued in March 2019, the debt of $8,500 issued to finance the Herbal Brands acquisition in April 2019, as well as other borrowings. Total debt outstanding is net of principal repayments for the Herbal Brands loan and debt issuance costs. For more information, see Note 9. Long-Term Liabilities to our consolidated financial statements for the three and six months ended June 30, 2020 included elsewhere in this proxy statement/prospectus.

Total debt outstanding as of December 31, 2019 was $33,728, as compared to $18,571 as of December 31, 2018. The 2019 balance relates to the 2022 Convertible Notes issued in March 2019, as well as the debt incurred to finance the Herbal Brands acquisition in April 2019. For additional details see Note 12. Long-Term Liabilities to our consolidated financial statements for the year ended December 31, 2019 included elsewhere in this proxy statement/prospectus.

Herbal Brands Debt

In April 2019, to facilitate the financing the Herbal Brands acquisition, Herbal Brands entered into the Herbal Brands Loan with, and issued warrants to, a third-party lender, Rock Cliff Capital LLC (“Lender”). The Herbal Brands Loan was amended in August 2020. For further details on the Herbal Brands acquisition, see Note 9. Business Combinations to our consolidated financial statements for the year ended December 31, 2019 included elsewhere in this proxy statement/prospectus.

The Herbal Brands Loan is a non-revolving loan with a principal amount of $8,500 and interest of 8% per annum due and payable in arrears on the first day of each fiscal quarter, commencing July 1, 2019, and calculated based on the actual number of days elapsed. In addition, Herbal Brands is required pay PIK interest on the outstanding principal amount of the Herbal Brands Loan from August 27, 2020 until payment in full at a rate equal to 4.0% per annum, with such PIK interest being capitalized as additional principal to increase the outstanding principal balance of the Herbal Brands Loan on the first day of each fiscal quarter. The Herbal Brands Loan is to be repaid or prepaid prior to its maturity date of May 2, 2023. On a quarterly basis, the loan requires Herbal Brands to repay 85% of positive operating cash flows. Herbal Brands can also choose to prepay a portion or the Herbal Brands Loan, subject to a fee equal to the greater of (1) zero, and (2) $2,337.5, net of interest payments already paid (excluding PIK interest paid and PIK interest capitalized as outstanding principal) on such prepayment date. The Herbal Brands Loan is guaranteed by certain subsidiaries of the Company, secured by Herbal Brands’ assets and equity interests in Herbal Brands and is subject to certain covenants. The Herbal Brands Loan is expected to remain outstanding following the closing of the Business Combination.

Concurrently with the execution of the Herbal Brands Loan, the Company issued warrants to the Lender to purchase 193,402 Class C preferred shares of the Company on a 1:1 basis, at a price of $8.79 per share. The warrants can be exercised in whole or in part at any time prior to the expiration date of May 3, 2021, and are not assignable, transferable, or negotiable. Following the closing of the Business Combination, the warrants issued to the Lender are expected to remain outstanding but will entitle the Lender to purchase Holdco common shares rather than common shares of the Company. For further details see Note 12. Long-Term Liabilities to our consolidated financial statements for the year ended December 31, 2019 included elsewhere in this proxy statement/prospectus.

Convertible notes

In March 2019, as part of the Series D financing, Clever Leaves issued $27,750 aggregate principal amount of secured convertible notes (the “2022 Convertible Notes”) with a maturity date of March 30, 2022 (the “2022 Maturity Date”). The 2022 Convertible Notes bear an interest of 8% per annum, payable quarterly in cash in arrears. The 2022 Convertible Notes are guaranteed by certain subsidiaries of the Company and are secured by pledged equity interests in certain subsidiaries. In March 2020 and June 2020, the Company and the noteholders amended the terms of the 2022 Convertible Notes, to increase in the interest rate to 10% from January 1, 2020 and provided that such interest is to be paid in-kind on the 2022 Maturity Date. Following the closing of the Business Combination, the 2022 Convertible Notes are expected to remain outstanding, but will be convertible into Holdco common shares in accordance with their terms. In connection with the issuance of the 2022 Convertible Notes, the Company issued 28,922 warrants to acquire Clever Leaves common shares to one of the noteholders. The warrants vest when the 2022 Convertible Note issued to the warrantholder are converted into shares and expire on March 30, 2023. The warrants will be cancelled if the 2022 Convertible Note issued to the warrantholder is repaid.

In October 2018, as part of the Series C financing, Clever Leaves issued $17,900 aggregate principal amount of noninterest bearing unsecured convertible debentures due 2021 (the “2021 Convertible Debentures”). The 2021 Convertible Debentures had a maturity date of September 30, 2021. All of the 2021 Convertible Debentures were converted into an aggregate of 2,546,670 of Class C preferred shares in March 2019.

Series E Financing

In April and July 2020, the Company completed the Series E Financing, the Company issued an aggregate of approximately $18,396 of Class D preferred shares and $4,162 aggregate principal amount of 2023 Convertible Debentures. As a result of the Series E Financing and the exercise of the Put Right, the Company’s net funds raised in the Series E Financing were approximately $16,308. For additional details see “— Recent Developments — Series E Round of Fundraising.”

Contingencies

As of June 30, 2020, the Company had received approximately $2,645 of investments related to 2023 Convertible Debentures as part of the Series E Financing. As the financing was not concluded as of June 30, 2020, the Company recognized the amount as restricted cash and a short-term liability in the statement of financial position at such date. The financing round closed subsequently in July 2020. For additional details see “— Recent Developments — Series E Round of Fundraising.”

In the normal course of business, we receive inquiries or become involved in legal disputes regarding various litigation matters. In the opinion of management, as of June 30, 2020 any potential liabilities resulting from claims we have received would not have a material adverse effect on our consolidated financial statements.

Off-Balance Sheet Arrangements

We did not have off-balance sheet arrangements during the periods presented, other than the obligations discussed above.

Critical Accounting Policies and Significant Judgments and Estimates

Our consolidated financial statements are prepared in accordance GAAP. A detailed discussion of our significant accounting policies can be found in Note 3, “Significant Accounting Policies and Estimates” to our consolidated financial statements for the year ended December 31, 2019 included elsewhere in this proxy statement/prospectus. We have identified certain policies and estimates as critical to our business operations and the understanding of our past or present results of operations related to (i) consolidation, (ii) inventories, (iii) investments, (iv) property, plant and equipment, (v) intangible assets, (vi) business combinations and goodwill, (vii) equity method investments, (viii) leases, and (ix) revenue recognition. These policies and estimates are considered critical because they had a material impact, or they have the potential to have a material impact, on our consolidated financial statements and because they require us to make significant judgments, assumptions, or estimates. We believe that the estimates, judgments, and assumptions made were reasonable, based on information available at the time they were made. Actual results could differ materially from these estimates.

Stock-based compensation

The Company estimates the fair value of equity classified stock options on the date of grant using the Black-Scholes option pricing model. The assumptions used in the Black-Scholes option pricing model to determine the fair value of stock options are outlined in Note 15. Stock-Based Compensation to our consolidated financial statements for the year ended December 31, 2019, included elsewhere in this proxy statement/prospectus.

To estimate the fair value of the Company’s common shares at each grant date, we first determined the implied enterprise value using the discounted cash flows method under the income approach and prior sales of company stock method under the market approach:

•        The discounted cash flows method under the income approach adds the present value of projected cash flows generated by operations of the company and the present value of the residual or terminal value of the company. The present values of the cash flows and the terminal value are calculated using discount rates that reflect the time value of money and the risk of the company and the projected cash flows. The greater the perceived risk associated with the forecasted cash flows, the higher the discount rate applied to them, and the lower their present value.

•        The prior sales of company stock method under the market approach uses prices of actual transactions in a company’s own securities to infer the value of the security being valued. There may be adjustments needed to address differences in the class and terms of securities (e.g. preferred stock instead of common stock), standard value (e.g. control vs. non-control or marketable vs. non-marketable), and the passage of time.

After calculating the implied enterprise value under each of the valuation approaches, we assigned weightings to each to arrive at a final enterprise value estimate. Weightings were assigned after considering the quality of available information and the assumptions used in each valuation approach. The discounted cash flows method under the income approach was weighted at 0.0% based on an assessment of the Company’s current stage of development and the lack of historical information for the financial forecast. The prior sales of company stock method under the market approach were weighted at 100.0% because the prior sales of Class C preferred shares of the Company was determined to have included other considerations involved in the investment decision, the transaction involved new investors in the Company, and occurred just prior to the valuation date.

The final enterprise value estimate was then adjusted for the Company’s cash and debt as of the valuation date and the resulting equity value was allocated to the Company’s securities using the option pricing method. The value per common share was then reduced by a discount for lack of marketability to put it on a minority, non-marketable basis.

The valuations of the Company’s common shares were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The Black-Scholes implementation of the option pricing method treats the rights of holders of various classes of securities (preferred shares, common shares, warrants, and options) as call options on any value of the Company above a series of break points. For the Company, these break points were set after examining the Certificate of Incorporation, warrant and option agreements, and management’s records of the numbers of securities outstanding as of the valuation date. The values of the break points were calculated by reviewing:

•        The liquidation preferences of preferred shares (including seniority of any series of preferred shares);

•        The participation rights of preferred shares (including any caps on such participation); and

•        The strike prices of warrants and options.

A Black-Scholes model requires a series of variables, including the:

•        Value of company equity;

•        Volatility;

•        Time to liquidity event; and

•        Risk-free rate.

Uncertain economic conditions, fiscal policy and other factors beyond our control could have an adverse effect on the capital markets, which would affect the discount rate assumptions, terminal value estimates, and transaction premiums. Such uncertain economic conditions could also have an adverse effect on the fundamentals of our business and results of operations, which would affect our internal forecasts about future performance and terminal value estimates. Furthermore, such uncertain economic conditions could have a negative impact on the industry in general. In addition, the risk factors that we have identified in this proxy statement/prospectus and will identify from time to time in our reports could have an adverse effect on our internal forecasts about future performance, terminal value estimates and transaction premiums. There can be no assurance that our estimates and assumptions made for the purpose of estimating grant date fair value of stock options will prove to be accurate predictions of the future.

In March 2019, the Company closed a round of Class C convertible preferred shares (“Class C”). The Company had sold 3,442,287 shares of Class C for approximately $30,300 and converted approximately $17,900 of convertible notes (principal plus accrued interest) into an additional 2,544,750 shares of Class C, at a discounted conversion price equal to 80% of the Class C shares issue price. While prior sales of a company’s securities can be considered in establishing the current value of a company, the circumstances surrounding such a sale must be considered. In this case, these circumstances included:

•        The transaction involved other considerations, specifically a financing for the Company;

•        The transaction occurred just prior to the valuation date; and

•        The transaction involved new investors in the Company.

Because the Class C transaction did not involve common shares, but instead involved preferred shares, and preferred shares have substantially more rights and privileges than common shares, we made some adjustments to calculate the enterprise value of the Company implied by the transaction. To partially compensate for at least the liquidation preferences of the Class C, we used a Black-Scholes option pricing model, set up to replicate the capital structure of the Company at the time of the financing. We held constant three of the four variables of the Black-Scholes model: volatility, time to liquidity, and risk-free rate. We then back solved for the implied value of the Company’s equity that results if the total value of the Class C shares issued in connection with the Class C financing was set equal to $16,200.

In light of the substantial economic and legal advantages for Class C shareholders, it is clear that the Company’s common shares are worth less than shares of the Class C. The Class C shares have liquidation preferences, the power to block financings or sales, and the ability to withhold approval of any new series or shares of capital stock that have any rights that are senior or pari passu to Class C. Common shares do not have these advantages and the value of Class C does not reflect the value of the Company’s common shares.

However, the economic differences between common shares and Class C noted above have been accounted for in our calculation of the indicated equity value. In addition, the Class C financing occurred just prior to the valuation date and involved new investors in the Company. As a result, we determined that this was an arm’s-length transaction and that the price derived from this transaction can be relied upon in calculating the fair value of the Company’s common shares.

Quantitative and Qualitative Disclosures About Market Risk.

Foreign Currency Risk

Our consolidated financial statements are expressed in US dollars, but we have cash, accounts payable and financial instruments denominated in currencies other than U.S. dollars, including the Canadian dollar, Colombian peso and Euro as our core cultivation, harvest, and distribution operations are conducted in subsidiary locations. As a result, we are exposed to fluctuations in foreign currency exchange rates. Revenue and expenses of all foreign operations are translated into U.S. dollars at the foreign currency exchange rates that approximate the rates in effect at the dates when such items are recognized. Appreciating foreign currencies relative to the U.S. dollar will adversely impact operating income and net earnings, while depreciating foreign currencies relative to the U.S. dollar will have a positive impact.

A 10% change in the exchange rates for the foreign currencies would affect the carrying value of net assets by approximately $236 as of June 30, 2020, with a corresponding impact to foreign exchange loss. We have not historically engaged in hedging transactions and do not currently contemplate engaging in hedging transactions to mitigate foreign exchange risks. As we continue to recognize gains and losses in foreign currency transactions, depending upon changes in future currency rates, such gains or losses could have a significant, and potentially adverse, effect on our results of operations.

Liquidity Risk

Clever Leaves monitors its cash balances and cash flows generated from operations to ensure there is sufficient liquidity to meet its financial obligations as they come due. Liquidity management is comprised of regular analysis, monitoring, and review of forecasted and actual cash flows, and managing operational and capital funding requirements on a planned and projected basis. As of June 30, 2020, Clever Leaves’ financial liabilities mainly comprise accounts payables, short-term liability, and other current liabilities which would be paid within 12 months, as well as the Convertible Debentures, the Herbal Brands Loan and other loans and borrowings. For more information on the Company’s liquidity requirements see “— Liquidity and Capital Resources” above.

Interest Rate Risk

Interest rate risk is the risk that the value or yield of fixed-income investments may decline if interest rates change. Fluctuations in interest rates may impact the level of income and expense recorded on our cash equivalents, Convertible Debentures, Herbal Brands Loan, other loans and borrowings and the market value of all interest-earning assets, other than those which possess a short term to maturity. A 1% change in the interest rate in effect on June 30, 2020 would not have a material effect on (i) fair value of our cash equivalents as the majority of the portfolio have a maturity date of three-months or less, or (ii) interest income as interest income is not a significant component of Clever Leaves’ earnings and cash flow. In addition, the 2022 Convertible Debentures bear interest at a fixed rate of 10% and are not publicly traded. Therefore, fair value of the Convertible Debentures and interest expense is not materially affected by changes in the market interest rates. Clever Leaves does not enter into derivative financial instruments, including interest rate swaps, for hedging or speculative purposes.

Commodity Price Risk

Clever Leaves’ costs are directly impacted by fluctuations in the price of commodities, particularly in the raw materials used in the production of cannabis. To manage this exposure, Clever Leaves uses purchase commitments for some of the key commodity needs in the normal course of its business and manages selling prices to its customers to offset the effects of significant commodity price changes.

MANAGEMENT OF HOLDCO FOLLOWING THE BUSINESS COMBINATION

The Holdco Articles that will become effective at the closing of the Business Combination provide that, as long as Holdco is a public company, the number of directors will be the greater of (i) three, and (ii) the number set by directors resolution. The Holdco board of directors is expected to be comprised of                directors. Holdco expects that a majority of its directors will meet the independence requirements set forth in the listing standards of Nasdaq at the time of the closing of the Business Combination. Under the Holdco Articles, additional directors may be added so long as prior to the first annual meeting of shareholders, and for each subsequent year, the time period in between annual meetings of shareholders, the number of directors added does not exceed one-third of the total number of initial directors prior to the appointment of any additional directors.

The table below provides the names and ages of, and the positions to be held by, the individuals currently identified to serve as directors and executive officers of Holdco following the closing of the Business Combination. We are in the process of identifying the other individuals who will be members of the Holdco board of directors and Holdco executive officers, and we expect to provide details regarding these individuals in due course prior to the Closing.

Directors and Executive Officers	Age	Position/Title
Kyle Detwiler	37	Director and Chief Executive Officer
Gary M. Julien	50	Director
Andres Fajardo	43	Director and President
Julián Wilches	42	Chief Regulatory Officer
Gustavo Escobar	38	Head of Commercial, Latin America
Joseph T. Salameh	32	Head of Corporate Development
David M. Kastin	52	General Counsel and Corporate Secretary
Joe Jacober	59	Chief Executive Officer, Herbal Brands

Biographical information concerning the directors and executive officers listed above is set forth below.

Kyle Detwiler

Kyle Detwiler has served as the Chief Executive Officer of Clever Leaves (and its predecessor company) since August 2017, and is expected to serve as a director and the Chief Executive Officer of Holdco following the consummation of the Business Combination. In 2015, Mr. Detwiler co-founded Silver Swan Capital, an investment firm focused on niche and underfollowed sectors. From 2012 to 2015, he served as a Principal at The Blackstone Group Inc., a leading alternative investment manager with $564 billion in assets under management. As an early member of the Tactical Opportunities Fund, Mr. Detwiler was involved in the management and served as a board member of seven investments or portfolio companies. From 2007 to 2009, Mr. Detwiler was a member of the private equity practice at KKR & Co. Inc., focusing on transactions in the oil and gas, energy, natural resource and health care sectors. Mr. Detwiler began his career as an investment banker at Morgan Stanley where he worked from 2005 to 2007. Mr. Detwiler served on the boards of directors of Lift & Co. from 2017 and 2018, and Colson Capital Corp. since 2017. Mr. Detwiler earned his Master of Business Administration with distinction from Harvard Business School and his Bachelor of Arts, cum laude, in economics from Princeton University. Due to his prior senior leadership and board experience at Blackstone, including substantial investment experience in Latin America, and his role in building Clever Leaves (and its predecessor company) since inception, Mr. Detwiler is well qualified to serve on the Holdco board of directors.

Gary M. Julien

For biography of Gary M. Julien, see the section titled “Other Information about SAMA — Directors and Executive Officers.” Based on his business experience, including his extensive experience in investing, mergers and acquisitions and corporate finance, we believe Mr. Julien is well qualified to serve on the board of directors of Holdco.

Andres Fajardo

Andres Fajardo has served as the President of Clever Leaves since 2019. Mr. Fajardo has served various roles including Chief Executive Officer of Clever Leaves Colombia in 2019 and Chairman in 2018, after helping establish the Clever Leaves business in 2016. Mr. Fajardo is expected to serve as a director and the President of Holdco following the consummation of the Business Combination. Prior to Clever Leaves, from 2016 to 2018, Mr. Fajardo was a Founding Partner of Mojo Ventures, a venture capital incubator in Colombia. Mr. Fajardo has more than 20 years of management experience, having served as CEO of IQ Outsourcing, a leading Colombian business processing outsourcing firm from 2010 to 2015, and previously a principal member at Booz & Company from 2000 to 2010. Mr. Fajardo also served on the boards of directors and advisory boards of a number of private companies from 2012 through 2020. Mr. Fajardo obtained a Master of Business Administration from Harvard Business School and graduated from Los Andes University in Colombia with honors in Bachelor of Science in Industrial Engineering and Bachelor of Science in Economics. Due to his experience as a CEO leading complex organizations, his tenure as a management consultant in a global renowned firm that is testament of his ability to design, develop, and implement business and operating strategies, his previous success as an entrepreneur, and his prior experience serving on boards of directors and advisory boards, Mr. Fajardo is well qualified to serve on the Holdco board of directors.

Julián Wilches

Julián Wilches has served as the Chief Regulatory Officer of Clever Leaves since January 2018 and is expected to serve as Chief Regulatory Officer of Holdco following the consummation of the Business Combination. Mr. Wilches has more than 17 years of experience mostly related to narcotic drugs and interagency coordination. Prior to joining Clever Leaves, from May to November 2017, Mr. Wilches was an employee of Olgoonik, an operator of the United States Embassy in Colombia. From June 2014 to January 2017, he served as the Deputy Director of Interagency Coordinator in the Attorney General’s Office in Colombia. Mr. Wilches also acted as the Drug Policy Director at the Ministry of Justice and Law of Colombia from December 2011 to June 2014. Mr. Wilches graduated from Los Andes University in Colombia as Political Scientist and earned his Master’s Degree from University of Alcalá de Henares.

Gustavo Escobar

Gustavo Escobar has served as the Latam Commercial Vice President of Clever Leaves since May 2020, as Chief Innovation Officer from 2018 to 2020, and as Chief Executive Officer of Clever Leaves Colombia from 2016 to 2018. He is expected to serve as Head of Commercial, Latin America of Holdco following the consummation of the Business Combination. Mr. Escobar is a founding member of Asocolcanna (Colombian Association of Cannabis Industry) and was the first President of its board of directors from 2018 to 2020. From 2004 to 2006, Mr. Escobar worked at IQ Outsourcing, a leading Colombian business processing outsourcing firm. Mr. Escobar has a Master of Business Administration from Los Andes University in Colombia and a Bachelor of Engineering in Information Technology from Pontificia Universidad Javeriana.

Joseph Salameh

Joseph Salameh has served as a Managing Director and Head of Corporate Development of Clever Leaves since 2020, and as a Vice President of Clever Leaves and its predecessor companies since 2016. He is expected to continue in this role as Head of Corporate Development at Holdco following the consummation of the Business Combination. Prior to joining Clever Leaves, from 2012 to 2014, he was a Vice President at Citi, focusing on corporate mergers, acquisitions, and business development in the technology sector. Previously, from 2010 to 2012, Mr. Salameh was a management consultant with the London practice of Booz & Company, where he covered several sectors including operations, aerospace, and consumer goods. Mr. Salameh graduated from Columbia Business School in 2016 with a Master of Business Administration with a concentration in Finance, and Cornell University with a Bachelor of Arts in Economics.

David M. Kastin

David M. Kastin has served as General Counsel and Corporate Secretary of Clever Leaves since August 2020 and is expected to remain in this role at Holdco following the consummation of the Business Combination. From August 2015 through January 2020, Mr. Kastin was Senior Vice President, General Counsel and Corporate Secretary of Vitamin Shoppe, Inc. From August 2007 through August 2015, Mr. Kastin served as Senior Vice President, General Counsel and Corporate Secretary of Town Sports International Holdings, Inc. From March 2007 through July 2007, Mr. Kastin was Senior Associate General Counsel and Corporate Secretary of Sequa Corporation, a diversified manufacturer. From March 2003 through December 2006, Mr. Kastin was in-house counsel at Toys “R” Us, Inc., most recently as Vice President, Deputy General Counsel. From 1996 through 2003, Mr. Kastin was an associate in the corporate and securities departments at several prominent New York law firms, including Bryan Cave LLP. From September 1992 through October 1996, Mr. Kastin was a Staff Attorney in the Northeast Regional Office of the U.S. Securities and Exchange Commission. Mr. Kastin graduated from The George Washington University with a BBA in Finance and earned his law degree at The Benjamin N. Cardozo School of Law.

Joe Jacober

Joe Jacober has served as the Chief Executive Officer of Herbal Brands, Inc. since 2019 and is expected to remain in this role at Holdco following the consummation of the Business Combination. From 2014 to 2018, Mr. Jacober led an outsourced CEO/CMO consulting practice at Innovation Ranch, LLC and, as part of that role, provided CEO leadership for a successful turnaround and divestiture of a ready-to-drink fruit juice company called 1 Epic, LLC. From 2011 to 2014, Mr. Jacober was President of China Mist Tea Company. From 2010 to 2014, Mr. Jacober was the founder and CEO of Innovative Brands, which acquired the Pert Plus and Sure brands from Proctor & Gamble. Mr. Jacober was also a member of the senior management team of UTI, Inc., a for-profit education business from 2002 to 2004 and led other companies, including Belae Brands, from 1993-2001. Mr. Jacober managed the bar and liquid soap categories at The Dial Corporation from 1987 to 1993. Mr. Jacober graduated from Arizona State University with a Bachelor of Science and earned his Master of Business Administration at University of Phoenix.

Election of Directors

The Holdco Articles provide that Holdco directors will be elected by shareholders annually. There is no cumulative voting for elections of directors. Vacancies on the Holdco board of directors can be filled by resolution of the remaining directors and the act by the directors to fill a vacancy is not the appointment of an additional director.

In connection with the Proposed Transactions, at closing, Holdco and certain SAMA stockholders will enter into the Investors’ Rights Agreement, pursuant to which, among other things:

•        so long as the Minimum Holding Condition is satisfied, the SPAC Majority Holders will have the right to nominate one director to the Holdco board of directors (and such nominee will also serve on the compensation committee of the Holdco board of directors until the earliest of: (A) the Minimum Holding Condition ceasing to be satisfied, (B) such nominee’s death, disability, disqualification, resignation or removal and (C) Clever Leaves’ first annual election of directors); and

•        if (A) at the time of the Closing, the size of the Holdco board of directors is composed of five or fewer directors, (B) Holdco proposes for the number of directors comprising the Holdco board of directors to be greater than five directors and (C) at the time Holdco makes such proposal, the Minimum Holding Condition is satisfied, then prior to the nomination (or, if there is no nomination, the appointment) of a sixth individual to the Holdco board of directors, the SPAC Majority Holders will have the right to consent (such consent not to be unreasonably withheld, conditioned or delayed) to the nomination (or, if there is no nomination, the appointment) of such additional director. The right to consent to such additional director will expire upon an additional director becoming a member of the Holdco board of directors in accordance with the requirements of the Investors’ Rights Agreement.

For purposes of the Investors’ Rights Agreement, the “Minimum Holding Condition” is considered satisfied for so long as the SPAC Majority Holders hold: (i) 50% of the total number of Holdco common shares held by such stockholders on the date of the Investors’ Rights Agreement and (ii) 2% of the then-issued and outstanding Holdco common shares, as determined on a fully diluted basis, including any earn-out shares for so long as the earn-out remains capable of being satisfied; provided that if the holdings of Sponsor and the other SAMA stockholders that are party to the Investors’ Rights Agreement do not satisfy the foregoing clause (ii) at closing then the Minimum Holding Condition shall nevertheless be deemed satisfied until such time such shareholders sell any Holdco common shares at which time the Minimum Holding Condition shall immediately cease to be satisfied.

Gary M. Julien has been nominated by the SPAC Majority Holders to serve on the Holdco board of directors upon the closing of the Business Combination.

Each director shall hold office until the next annual general meeting and until his or her successor is elected and duly qualified, subject to prior death, resignation, retirement, disqualification or removal from office.

Executive Officers

Holdco’s executive officers are appointed by the directors and the directors may, at any time, terminate the appointment or otherwise revoke, withdraw, alter or vary all or any of the functions, duties and powers of the officer. There are no family relationships among any of the expected directors or executive officers of Holdco.

Corporate Governance

Holdco will apply for listing, to be effective at the time of the Business Combination, of its common shares and warrants on the Nasdaq Capital Market under the symbols “CLVR” and “CLVRW,” respectively. Upon listing on Nasdaq, Holdco will be subject to the Nasdaq corporate governance requirements (the “Nasdaq rules”) on an ongoing basis.

Independence of Directors

Under the Nasdaq rules, a majority of a listed company’s board of directors must be comprised of independent directors. In addition, the Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominations committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act and that compensation committee members satisfy independence criteria set forth in Rule 10C-1 under the Exchange Act and related Nasdaq rules.

Under the Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.

In addition, in affirmatively determining the independence of any director who will serve on a company’s compensation committee, the company’s board of directors must consider all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including the source of compensation of such director (including any consulting, advisory or other compensatory fee paid by such company to the director), and whether the director is affiliated with the company or any of its subsidiaries or affiliates.

Committees of the Board of Directors

Upon consummation of the Business Combination, Holdco will establish an audit committee, a compensation committee and a nominating and governance committee. Each committee will have a written charter that will be posted on our website. The initial members of our committees will be determined prior to the closing of the Business Combination.

Audit Committee

Effective upon consummation of the Business Combination, Holdco will establish an audit committee comprised of independent directors as required by applicable SEC and Nasdaq rules. At least one member of the audit committee will qualify as the “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K. The audit committee will, among other things, be directly responsible for the appointment, compensation, retention and oversight of the work of Holdco’s independent auditor, oversee management’s conduct of our financial reporting process (including the development and maintenance of systems of internal accounting and financial controls), oversee the integrity of our financial statements, oversee the performance of the internal audit functions, prepare certain reports required by the rules and regulations of the SEC, and the review of the results and scope of the audit and other accounting related services.

Compensation Committee

Effective upon consummation of the Business Combination, the board of directors of Holdco will establish a compensation committee. The compensation committee will, among other things, review and approve, or recommend to the Holdco board of directors for approval, compensation of the Chief Executive Officer and other executive officers, oversee the administration of Holdco’s incentive compensation plans, and prepare any report on executive compensation required by the rules and regulations of the SEC.

Nominating and Governance Committee

Effective upon consummation of the Business Combination, Holdco will establish a nominating and governance committee of the board of directors. The nominating and governance committee will, among other things, be responsible for overseeing the selection of persons to be nominated to serve on Holdco’s board of directors and oversee our corporate governance practices.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee of the Holdco board of directors has ever been an officer or employee of Holdco. None of Holdco’s expected executive officers serve, or have served during the last fiscal year, as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any other entity that has one or more executive officers serving as one of Holdco’s directors or on the compensation committee.

Code of Ethics

It is anticipated that the Holdco board of directors will adopt a code of ethics applicable to all Holdco directors, officers and employees.

Interests of Holdco Directors and Executive Officers in the Business Combination

SAMA stockholders should be aware that Mr. Detwiler, who is the Chief Executive Officer of Clever Leaves and the sole director of Holdco prior to the closing of the Business Combination, has interests in the Business Combination that may be different from, or in addition to, the interests of SAMA stockholders generally.

Treatment of Detwiler Clever Leaves Equity Awards

Mr. Detwiler’s equity awards that are outstanding immediately prior to the Arrangement Effective Time will automatically be converted into an equivalent award with respect to Holdco common shares, subject to the same terms and conditions (including any vesting requirements) set forth under the applicable award agreement in effect immediately prior to the Arrangement Effective Time.

The following table sets forth the number of equity awards held by Mr. Detwiler as of         , 2020, which is the latest practicable date of this joint proxy statement/prospectus.

Name	Options Outstanding	Unvested Restricted Shares Outstanding	Unvested Restricted Stock Units Outstanding
Kyle Detwiler	56,883	1,167,273	—

Detwiler Employment Agreement

Clever Leaves entered into an employment agreement with Mr. Detwiler in August 2017 (the “Detwiler Employment Agreement”) providing for his position as Chief Executive Officer. For additional details regarding the material terms and conditions of the Detwiler Employment Agreement (including, without limitation, any potential severance that may become payable thereunder), please refer to the section titled “Executive Compensation — Executive Compensation Arrangements.”

Prior to the consummation of the Business Combination, it is anticipated that Holdco and Mr. Detwiler will enter into a new employment agreement that will supersede and replace the Detwiler Employment Agreement. The new employment agreement will include a one-year post-termination noncompetition covenant with customary exceptions, as well as customary limitations on Mr. Detwiler’s outside activities, in each case to be agreed between Holdco and Mr. Detwiler.

EXECUTIVE AND DIRECTOR COMPENSATION

Throughout this section, unless otherwise noted, “we,” “us,” “our” and similar terms refer to Clever Leaves and its subsidiaries prior to the consummation of the Business Combination, and to Holdco and its subsidiaries after the consummation of the Business Combination.

This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies. In 2019, our executive officers who we expect to continue in such capacity following the consummation of the Business Combination who were “named executive officers” were as follows:

•        Kyle Detwiler, Chief Executive Officer;

•        Julian Wilches, Chief Regulatory Officer; and

•        Andres Fajardo, President.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the effectiveness of this proxy statement/prospectus may differ materially from the currently planned programs summarized in this discussion.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the year ended December 31, 2019.

Name and Principal Position	Year	Salary ($)(1)(2)	Bonus ($)	Option Awards ($)(3)	Total ($)
Kyle Detwiler	2019	171,720	—	148,703	320,423
Chief Executive Officer
Julian Wilches	2019	136,008	—	325,705	461,713
Chief Regulatory Officer
Andres Fajardo	2019	151,172	—	191,174	342,346
President

____________

(1)      Amounts reflect base salary earned by each named executive officer during 2019. A portion of each named executive officer’s base salary earned in 2019 was deferred beginning in November 2019, to be paid based on company and personal performance, subject to the named executive officer’s continuous employment. The aggregate amounts of 2019 base salary deferred for Messrs. Detwiler, Wilches and Fajardo were $16,438, $10,641 and $12,302, respectively.

(2)      Amounts for Messrs. Wilches and Fajardo have been converted based on the Colombia Peso/U.S. dollar exchange rate in effect as of August 4, 2020 (COP 3,758.92 to $1).

(3)      Amounts reflect the full grant-date fair value of stock options granted during 2019 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all option awards made to named executive officers in Note 12 to the audited historical consolidated financial statements of Clever Leaves included elsewhere in this proxy statement/prospectus.

Narrative to Summary Compensation Table

Base Salaries

The named executive officers receive a base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. As of December 31, 2019, the annual base salaries for Messrs. Detwiler, Wilches and Fajardo were equal to $250,000, COP 780,000,000, and COP 812,487,000, respectively. On April 20, 2020, our board of directors decreased the annual base salaries for Messrs. Detwiler, Wilches and Fajardo to $150,000, COP 540,000,000 and COP 540,000,000, respectively, in light of unforeseen business circumstances amidst the COVID-19 pandemic. We anticipate that such salary reductions will be temporary and expect to restore the base salaries for Messrs. Detwiler, Wilches and Fajardo to their previous respective levels when financial circumstances permit.

Bonuses

Our company typically provides annual bonuses to the named executive officers based on the achievement of individual and corporate performance, as determined by our compensation committee in its sole discretion. In light of unforeseen business circumstances amidst the COVID-19 pandemic, we did not pay annual bonuses to any of our named executive officers with respect to fiscal year 2019.

Equity Compensation

We maintain an equity incentive plan, the Northern Swan Holdings, Inc. 2018 Omnibus Incentive Compensation Plan, as amended (the “2018 Plan”), which has provided our employees (including the named executive officers), non-employee directors, consultants and independent contractors the opportunity to participate in the equity appreciation of our business through the receipt of equity awards. We believe that such equity awards function as a compelling retention tool. In addition, certain of our named executive officers received awards of restricted stock granted outside of the 2018 Plan pursuant to individual restricted stock award agreements.

Each our named executive officers currently holds restricted stock awards and stock options. Specifically, in 2019, Messrs. Detwiler, Wilches and Fajardo were granted stock options as set forth below. The stock options generally vest as follows: 25% of the award vests on each of the first four anniversaries of the grant date (or, in the case of Messrs. Wilches and Fajardo, the first four anniversaries of January 18, 2020), subject to the named executive officer’s continuous service with us through the applicable vesting dates; provided that the award will fully accelerate in vesting in the event of a termination of the named executive officer’s service by us without “Cause” (as defined in the 2018 Plan) within one year following the closing of a “Change in Control” (as defined in the 2018 Plan). The consummation of the Business Combination will not constitute a Change in Control under the 2018 Plan.

The following table sets forth the stock options granted to our named executive officers in the 2019 fiscal year.

Named Executive Officer	2019 Stock Options Granted
Kyle Detwiler	56,883
Julian Wilches	108,678
Andres Fajardo	63,789

Holdco intends to adopt a 2020 Incentive Award Plan, referred to below as the 2020 Plan, in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of our company and certain of its affiliates and to enable our company and certain of its affiliates to obtain and retain services of these individuals, which is essential to our long-term success. In addition, Holdco also intends to adopt a 2020 Earnout Award Plan, referred to below as the Earnout Plan, in order to provide equity awards following the Closing to certain directors, employees and consultants that have contributed to the Business Combination. We expect that the 2020 Plan and the Earnout Plan will be effective on the date on which it is adopted by the Holdco board of directors, subject to approval of such plan by our shareholders, each of which are anticipated to occur prior to the consummation of the Business Combination. For additional information about the 2020 Plan and the Earnout Plan, please see the section titled “Incentive Arrangements” below.

Other Elements of Compensation

Retirement Plans

We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers who reside in the United States, who satisfy certain eligibility requirements. We expect that our named executive officers who reside in the United States will be eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Employee Benefits

Health/Welfare Plans. All of our full-time employees who reside in the United States, including our named executive officers who reside in the United States, are eligible to participate in our health and welfare plans, including medical, dental and vision benefits and health savings accounts.

No Tax Gross-Ups

We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of Clever Leaves common shares underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2019.

			Option Awards					Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Kyle Detwiler	10/21/19	(1)	—	56,883	—	8.79	10/21/24	—	—	—	—
	8/17/17	(2)	—	—	—	—	—	2,334,546	12,933,385	—	—
Julian Wilches	10/31/19	(3)	—	108,678	—	0.000000001	01/18/24	—	—	—	—
	01/12/18	(4)(5)	—	—	—	—	—	870,882	4,824,686	—	—
Andres Fajardo	10/31/19	(3)	—	63,789	—	0.000000001	01/18/24	—	—	—	—
	01/12/18	(4)(5)	—	—	—	—	—	511,169	2,834,092	—	—

____________

(1)      Award provides for 25% of the award to vest on each of the first four anniversaries of October 21, 2019, subject to Mr. Detwiler’s continuous service with us through the applicable vesting dates; provided that the award will fully accelerate in vesting in the event of a termination of Mr. Detwiler’s service by us without “Cause” (as defined in the 2018 Plan) within one year following the closing of a “Change in Control” (as defined in the 2018 Plan and which will not be triggered by the Business Combination).

(2)      Award provides for 20% of the award to be immediately vested upon grant and the remaining 80% of the award to vest in equal annual installments on each of the first four anniversaries of August 17, 2017, subject to Mr. Detwiler’s continuous service with us through the applicable vesting dates; provided that the award will fully accelerate in vesting in the event of a termination of Mr. Detwiler’s service by us without “Cause” (as defined in his employment agreement) or due to his death or incapacity.

(3)      Award provides for 25% of the award to vest on each of the first four anniversaries of January 18, 2020, subject to the named executive officer’s continuous service with us through the applicable vesting dates; provided that the award will fully accelerate in vesting in the event of a termination of the named executive officer’s service by us without “Cause” (as defined in the 2018 Plan) within one year following the closing of a “Change in Control” (as defined in the 2018 Plan and which will not be triggered by the Business Combination).

(4)      Award provides for 30% of the award to be fully vested upon grant, with the remaining 70% vesting in equal annual installments on each of the first four anniversaries of January 12, 2018, subject to the named executive officer’s continuous service with us through the applicable vesting date; provided that the (i) the award will fully accelerate in vesting in the event of a “Liquidation Event” (as defined in the award agreement and which will not be triggered by the Business Combination) or a “MAC Termination” (as defined in the award agreement and which will not be triggered by the Business Combination),

(ii) the award will fully accelerate in vesting in the event the named executive officer terminates his service with us for “Good Reason” (as defined in the award agreement and which will not be triggered by the Business Combination) and we reduce his annual salary or bonus target, excluding reductions due to changes in applicable currency exchange rates, by 20% or more in the next subsequent annual period, and (iii) 50% of the award will accelerate in vesting in the event the named executive officer terminates his service with us for “Good Reason” and we reduce his annual salary or bonus target, excluding reductions due to changes in applicable currency exchange rates, by between 1% and 19.99% or more in the next subsequent annual period.

(5)      Unvested portion of awards for Messrs. Wilches and Fajardo represents 232,212 and 136,298 exchangeable Class A common shares, respectively, of Eagle. Such shares are subject to reciprocal put and call rights and following the exercise of any such rights, the exchangeable Class A common shares of Eagle would be cancelled and exchanged for 870,882 and 511,169 Clever Leaves common shares, respectively.

Executive Compensation Arrangements

Kyle Detwiler

We entered into an employment agreement with Mr. Detwiler in August 2017 (the “Detwiler Employment Agreement”), providing for his position as Chief Executive Officer. The Detwiler Employment Agreement provides for an initial term through December 31, 2021, subject to automatic renewal for successive one-year periods thereafter unless either we or Mr. Detwiler provide three months’ notice of non-renewal. The Detwiler Employment Agreement provides for an initial annual base salary of not less than $1 (which has subsequently been increased and, effective April 20, 2020, equals $150,000, as described above), which may be reduced by us without Mr. Detwiler’s consent by up to 20% if we reduce the annual base salary of all of our key executive officers on a substantially equivalent basis. The Detwiler Employment Agreement provides for Mr. Detwiler’s eligibility to receive a discretionary annual cash bonus, based upon achievement of annual performance targets, 50% of which we may unilaterally pay in the form of common shares.

Pursuant to the Detwiler Employment Agreement, upon a termination of employment by us without Cause (as defined in the Detwiler Employment Agreement), by Mr. Detwiler for Good Reason (as defined in the Detwiler Employment Agreement) or due to a non-renewal of the term by us, in each case during the 24-month period following the occurrence of a Change of Control (as defined in the Detwiler Employment Agreement), Mr. Detwiler will receive (i) any accrued but unpaid annual bonus for any year prior to the year in which the termination date occurs, payable when such bonus would have otherwise been paid, (ii) a pro-rated annual bonus for the year in which the termination date occurs, payable when such bonus would have otherwise been paid, (iii) accelerated vesting in full of all of Mr. Detwiler’s outstanding equity and equity-based awards, (iv) a lump sum payment equal to 300% of Mr. Detwiler’s then current annual base salary, and (v) subsidized COBRA premiums for Mr. Detwiler and his spouse and dependents for the lesser of 36 months following his termination of employment and such shorter period that represents the maximum period allowable under law. The consummation of the Business Combination will not constitute a Change in Control under the Detwiler Employment Agreement.

Pursuant to the Detwiler Employment Agreement, upon a termination of employment by us without Cause, by Mr. Detwiler for Good Reason or due to a non-renewal of the term by us, in each case that occurs at any time prior to a Change of Control or following the 24-month anniversary of the occurrence of a Change of Control, Mr. Detwiler will receive (i) any accrued but unpaid annual bonus for any year prior to the year in which the termination date occurs, payable when such bonus would have otherwise been paid, (ii) a pro-rated annual bonus for the year in which the termination date occurs, payable when such bonus would have otherwise been paid, (iii) accelerated vesting in full of all of Mr. Detwiler’s outstanding equity and equity-based awards that are subject to time-vesting, (iv) pro-rated vesting of Mr. Detwiler’s outstanding equity and equity-based awards that are subject to performance-vesting (based on the portion of the performance period served), which will vest on the originally scheduled vesting dates based on actual performance during the performance period, (v) continued payment of Mr. Detwiler’s then current annual base salary for a period of 24 months following the termination date, in accordance with our payroll practices, and (vi) subsidized COBRA premiums for Mr. Detwiler and his spouse and dependents for the lesser of 24 months following his termination of employment and such shorter period that represents the maximum period allowable under law.

In order to receive any of the foregoing severance payments and benefits, Mr. Detwiler will be required to execute a release of claims in favor of us.

Pursuant to the Detwiler Employment Agreement, upon a termination of employment due to Mr. Detwiler’s death or disability, Mr. Detwiler (or his estate, as applicable) will receive (i) any accrued but unpaid annual bonus for any year prior to the year in which the termination date occurs, payable when such bonus would have otherwise been paid, and (ii) accelerated vesting in full of all of Mr. Detwiler’s outstanding equity and equity-based awards.

We also entered into a Confidentiality, Restrictive Covenants and Intellectual Property Agreement with Mr. Detwiler, which contains a confidentiality covenant that applies during the course of Mr. Detwiler’s employment with us and perpetually following his termination of employment.

Prior to the consummation of the Business Combination, it is anticipated that Holdco and Mr. Detwiler will enter into a new employment agreement that will supersede and replace the Detwiler Employment Agreement. The new employment agreement will include a one-year post-termination noncompetition covenant with customary exceptions, as well as customary limitations on Mr. Detwiler’s outside activities, in each case to be agreed between Holdco and Mr. Detwiler

Julian Wilches and Andres Fajardo

We entered into employment agreements with each of Messrs. Wilches and Fajardo in January 2018, each of which provide for an indefinite term. Each employment agreement provided for an initial annual base salary of COP 180,000,000. Pursuant to each employment agreement, upon a termination of employment by us without cause (as defined in the applicable employment agreement), Messrs. Wilches or Fajardo, as applicable, will receive COP 144,000,000. Mr. Wilches’ employment agreement provides for an annual target bonus equal to 25% of Mr. Wilches’ base salary. Mr. Fajardo’s employment agreement provided for a performance-based bonus equal to $150,000 in the event that Ecodemics S.A.S. achieves annualized revenue of $5,000,000 over a three-month period, subject to Mr. Fajardo’s continuous employment through the achievement of such goal. This goal was not met.

In October 2019, we entered into addenda to the employment agreements, which provide for (i) an increase in annual base salary for Messrs. Wilches and Fajardo to COP 780,000,000 and COP 812,487,000, respectively, (ii) for Mr. Fajardo only, in addition to the performance-based bonus described in the preceding paragraph, a one-time performance-based bonus equal to $120,000 in the event that Ecodemics S.A.S. achieves revenue of $1,250,000 over a three-month period, subject to Mr. Fajardo’s continuous employment through the achievement of such goal (which has not been met), and (iii) as of January 1, 2020, an annual target bonus for Messrs. Wilches and Fajardo equal to 25% or 60% of base salary, respectively.

Director Compensation

None of our directors received compensation as a director for the year ended December 31, 2019.

Incentive Arrangements

2018 Omnibus Incentive Compensation Plan and Restricted Share Agreements

We currently maintain our 2018 Plan and individualized restricted share agreements, as described above. Following the effectiveness of the 2020 Plan, no further awards will be made under the 2018 Plan.

2020 Incentive Award Plan

In connection with the Business Combination, we intend to adopt the 2020 Plan. The purpose of the 2020 Plan is to enhance Holdco’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of shareholders by giving directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in Holdco and providing a means of recognizing their contributions to its success. Holdco believes that equity awards are necessary to remain competitive in the industry that Holdco will operate in following the Closing and are essential in recruiting and retaining the highly qualified service providers who help Holdco meet its goals. The material terms of the 2020 Plan are summarized below.

Eligibility and Administration

Holdco’s employees, consultants and directors, and employees, consultants and directors of its parents and subsidiaries will be eligible to receive awards under the 2020 Plan. The 2020 Plan is expected to be administered by the Holdco board of directors with respect to awards to non-employee directors and by the compensation committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of Holdco directors and/or officers (referred to collectively as the “plan administrator” below), subject to certain limitations that may be imposed under Section 16 of the Exchange Act, and/or stock exchange rules, as applicable. The plan administrator will have the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2020 Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the 2020 Plan, including any vesting and vesting acceleration conditions.

Limitation on Awards and Shares Available

The maximum number of Holdco common shares initially available for issuance under the 2020 Plan is equal to (i) 15% of the total number of Holdco common shares issued and outstanding immediately following the consummation of the Business Combination on a fully diluted basis, calculated by applying the treasury share method, excluding (x) any earnout shares to be granted in connection with the Business Combination and (y) Clever Leaves warrants or restricted shares that will be converted into corresponding warrants or restricted shares of Holdco following the consummation of the Business Combination, less (ii) the number of shares underlying Clever Leaves options, restricted shares and restricted share units that will be converted into corresponding options, restricted shares and restricted share units of Holdco in connection with the consummation of the Business Combination. All of the foregoing share reserve may be issued in the form of incentive stock options (“ISOs”). Of the foregoing share reserve, (i) only up to two-thirds shall be available for grant prior to the first anniversary of the consummation of the Business Combination and (ii) only up to five-sixths shall be available for grant prior to the second anniversary of the consummation of the Business Combination. Awards granted under the 2020 Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by an entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or shares will not reduce the number of shares authorized for grant under the 2020 Plan. The maximum grant date fair value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of equity-based awards granted to a non-employee director as compensation for services as a non-employee director pursuant to the 2020 Plan and the Earnout Plan in the aggregate during any calendar year is $300,000.

Awards

The 2020 Plan provides for the grant of stock options, including ISOs and non-qualified stock options (“NSOs”), restricted shares, dividend equivalents, share payments, restricted share units (“RSUs”), other incentive awards, share appreciation rights (“SARs”), and cash awards. No determination has been made as to the types or amounts of awards that will be granted to certain individuals pursuant to the 2020 Plan. Certain awards under the 2020 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2020 Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards, other than cash awards, generally will be settled in Holdco common shares, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

•        Stock Options.    Stock options provide for the purchase of Holdco common shares in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option for any such stock option granted to a participant subject to taxation in the United States may not be less than 100% of the fair market value of the underlying Holdco common share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant shareholders).

•        SARs.    SARs entitle their holder, upon exercise, to receive from Holdco an amount equal to the appreciation of the Holdco common shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying Holdco common share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years.

•        Restricted Shares and RSUs.    Restricted shares are an award of non-transferable Holdco common shares that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver Holdco common shares in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the Holdco common shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral.

•        Share Payments, Other Incentive Awards and Cash Awards.    Share payments are awards of fully vested Holdco common shares that may, but need not, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from Holdco common shares or value metrics related to Holdco common shares, and may remain forfeitable unless and until specified conditions are met. Cash awards are cash incentive bonuses subject to performance goals.

•        Dividend Equivalents.    Dividend equivalents represent the right to receive the equivalent value of dividends paid on Holdco common shares and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Vesting

Vesting conditions determined by the plan administrator may apply to each award and may include continued service, performance and/or other conditions.

Certain Transactions

The plan administrator has broad discretion to take action under the 2020 Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting Holdco common shares, such as share dividends, share splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with Holdco shareholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2020 Plan and outstanding awards. In the event of a “change in control” of Holdco (as defined in the 2020 Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then the plan administrator may provide that all such awards will terminate in exchange for cash or other consideration, or become fully vested and exercisable in connection with the transaction. Upon or in anticipation of a change in control, the plan administrator may cause any outstanding awards to terminate at a specified time in the future and give the participant the right to exercise such awards during a period of time determined by the plan administrator in its sole discretion. Individual award agreements may provide for additional accelerated vesting and payment provisions.

Foreign Participants, Claw-Back Provisions, Transferability, and Participant Payments

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to the provisions of any claw-back policy implemented by Holdco to the extent set forth in such claw-back policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the 2020 Plan are generally non-transferable, and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2020 Plan, the plan administrator may, in its discretion, accept cash or check, provide for net withholding of Holdco common shares, allow Holdco common shares that meet specified conditions to be repurchased, allow a “market sell order” or such other consideration as it deems suitable.

Plan Amendment and Termination

The Holdco board of directors may amend or terminate the 2020 Plan at any time; however, except in connection with certain changes in Holdco’s capital structure, shareholder approval will be required for any amendment that increases the number of Holdco common shares available under the 2020 Plan. No award may be granted pursuant to the 2020 Plan after the tenth anniversary of the earlier of (i) the date on which the Holdco board of directors adopts the 2020 Plan and (ii) the date on which the Holdco sole shareholder approves the 2020 Plan on or prior to the Closing.

2020 Earnout Award Plan

In connection with the Business Combination, we intend to adopt the Earnout Plan. The purpose of the Earnout Plan is to provide equity awards following the Closing to certain directors, employees and consultants that have contributed to the Business Combination. Under the Earnout Plan, (i) shares constituting 50% of the share reserve will be issued only if the closing price of Holdco common shares on Nasdaq equals or exceeds $12.50 per share (as adjusted for stock splits, reverse splits, stock dividends, reorganizations, recapitalizations or any similar event) for any 20 trading days within any consecutive 30 trading day period on or before the second anniversary of the Closing, and (ii) shares constituting the remaining 50% of the share reserve will be issued only if the closing price of the Holdco common shares on Nasdaq equals or exceeds $15.00 per share (as adjusted for stock splits, reverse splits, stock dividends, reorganizations, recapitalizations or any similar event) for any 20 trading days within any consecutive 30 trading day period on or before the fourth anniversary of the Closing. Equity awards granted prior to these hurdles being met will vest only if the applicable hurdles are achieved; equity awards granted following the hurdles being achieved need not include the hurdles. In addition, the Holdco board of directors may choose to impose additional vesting conditions. The material terms of the Earnout Plan are summarized below.

Eligibility and Administration

Holdco’s employees, consultants and directors, and employees, consultants and directors of its parents and subsidiaries will be eligible to receive awards under the Earnout Plan. The Earnout Plan is expected to be administered by the Holdco board of directors with respect to awards to non-employee directors and by the compensation committee with respect to other participants (referred to collectively as the “plan administrator” below). It is anticipated that the Holdco board of directors and the compensation committee will each delegate its respective authority to grant awards under the Earnout Plan to a committee comprised of Kyle Detwiler and Andres Fajardo, subject to certain limitations that may be imposed under Section 16 of the Exchange Act, and/or stock exchange rules, as applicable. The plan administrator will have the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Earnout Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the Earnout Plan, including any vesting and vesting acceleration conditions.

Limitation on Awards and Shares Available

The maximum number of Holdco common shares initially available for issuance under the Earnout Plan is equal to 1,800,000 Holdco common shares, all of which may be issued in the form of incentive stock options (“ISOs”). Awards granted under the Earnout Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by an entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or shares will not reduce the number of shares authorized for grant under the Earnout Plan. The maximum grant date fair value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of equity-based awards granted to a non-employee director as compensation for services as a non-employee director pursuant to the 2020 Plan and the Earnout Plan in the aggregate during any calendar year is $300,000.

Awards

The Earnout Plan provides for the grant of stock options, including ISOs and non-qualified stock options (“NSOs”), restricted shares and restricted share units (“RSUs”). No determination has been made as to the types or amounts of awards that will be granted to certain individuals pursuant to the Earnout Plan. Certain awards under the Earnout Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Earnout Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards will be settled in Holdco common shares. A brief description of each award type follows.

•        Stock Options.    Stock options provide for the purchase of Holdco common shares in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option for any such stock option granted to a participant subject to taxation in the United States may not be less than 100% of the fair market value of the underlying Holdco common share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant shareholders).

•        Restricted Shares and RSUs.    Restricted shares are an award of nontransferable Holdco common shares that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver Holdco common shares in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the Holdco common shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral.

Vesting

Vesting conditions determined by the plan administrator may apply to each award and may include continued service, performance and/or other conditions.

Certain Transactions

The plan administrator has broad discretion to take action under the Earnout Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting Holdco common shares, such as share dividends, share splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with Holdco shareholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Earnout Plan and outstanding awards. In the event of a “change in control” of Holdco (as defined in the Earnout Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then the plan administrator may provide that all such awards will terminate in exchange for cash or other consideration, or become fully vested and exercisable in connection with the transaction. Upon or in anticipation of a change in control, the plan administrator may cause any outstanding awards to terminate at a specified time in the future and give the participant the right to exercise such awards during a period of time determined by the plan administrator in its sole discretion. Individual award agreements may provide for additional accelerated vesting and payment provisions.

Foreign Participants, Claw-Back Provisions, Transferability, and Participant Payments

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to the provisions of any claw-back policy implemented by Holdco to the extent set forth in such claw-back policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Earnout Plan are generally non-transferable, and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Earnout Plan, the plan administrator may, in its discretion, accept cash or check, provide for net withholding of Holdco common shares, allow Holdco common shares that meet specified conditions to be repurchased, allow a “market sell order” or such other consideration as it deems suitable.

Plan Amendment and Termination

The Holdco board of directors may amend or terminate the Earnout Plan at any time; however, except in connection with certain changes in Holdco’s capital structure, shareholder approval will be required for any amendment that increases the number of Holdco common shares available under the Earnout Plan. No award may be granted pursuant to the Earnout Plan after the tenth anniversary of the earlier of (i) the date on which the Holdco board of directors adopts the Earnout Plan and (ii) the date on which the Holdco sole shareholder approves the Earnout Plan on or prior to the Closing.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of SAMA

The following table sets forth information regarding the beneficial ownership of SAMA common stock as of         , 2020, the record date for the special meeting of stockholders, by:

•        each person known by SAMA to beneficially own more than 5% of the outstanding shares of SAMA common stock;

•        each of SAMA’s current executive officers and directors; and

•        all of SAMA’s current executive officers and directors as a group.

The Sponsor or SAMA’s directors, officers, advisors or their affiliates may purchase shares of SAMA common stock or Holdco common shares, as the case may be, in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or SAMA’s directors, officers, advisors or their affiliates purchase shares of SAMA common stock in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, or to satisfy the Minimum Cash Condition. This may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of SAMA common stock and the number of beneficial holders of SAMA’s securities may be reduced, possibly making it difficult for Holdco to obtain the quotation, listing or trading of its securities on a national securities exchange.

Unless otherwise indicated, SAMA believes that all persons named in the table have sole voting and investment power with respect to all shares of SAMA common stock beneficially owned by them. The following table does not reflect record or beneficial ownership of the SAMA warrants because such warrants are not exercisable within 60 days of the date of this proxy statement/prospectus. The calculation of the percentage of beneficial ownership is based on 16,215,132 shares of SAMA common stock outstanding as of            , 2020.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Approximate Percentage of Outstanding Shares of SAMA Common Stock
Schultze Special Purpose Acquisition Sponsor, LLC	3,190,000	(2)	19.7%
George J. Schultze(2)	3,190,000	(2)	19.7%
Gary M. Julien	—		—
Jeffrey M. Glick	—		—
Scarlett Du	—		—
William G. LaPerch	20,000		*
William T. Allen	20,000		*
John J. Walker	20,000		*
All directors and executive officers as a group (seven individuals)	3,250,000		20.0%
Omni Partners LLP(3)	1,090,193		6.7%
Davidson Kempner Partners(4)	985,000		6.1%
Karpus Investment Management(5)	1,504,403		9.3%
Periscope Capital Inc.(6)	1,033,550		6.4%
Glazer Capital, LLC(7)	1,323,794		8.2%
Basso SPAC Fund LLC(8)	860,221		5.3%

____________

*        Less than 1 percent.

(1)      Unless otherwise indicated, the business address of each of the persons and entities is 800 Westchester Avenue, Suite 632, Rye Brook, NY 10573.

(2)      Represents shares held by the Sponsor. Schultze Asset Management, LP is the manager of the Sponsor, and Schultze Master Fund, Ltd is the majority owner of the Sponsor. Each of Schultze Asset Management, LP and Schultze Master Fund, Ltd is controlled by George J. Schultze. Accordingly, Mr. Schultze may be deemed to beneficially own all of the shares held by the Sponsor. Mr. Schultze disclaims beneficial ownership of any securities held by the Sponsor except to the extent of his pecuniary interest therein.

(3)      According to a Schedule 13G filed with the SEC on February 14, 2020, on behalf of Omni Partners LLP, the business address for this stockholder is 4th Floor, 15 Golden Square, London W1F 9JG, UK.

(4)      According to a Schedule 13G filed with the SEC on December 21, 2018, on behalf of Davidson Kempner Partners, a New York limited partnership (“DKP”), Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership (“DKIP”), Davidson Kempner International, Ltd., a British Virgin Islands business company (“DKIL”), Davidson Kempner Capital Management LP, a Delaware limited partnership and a registered investment adviser with the SEC (“DKCM”) and Messrs. Thomas L. Kempner, Jr. and Anthony A. Yoseloff. DKCM acts as investment manager to each of DKP, DKIP and DKIL. Messrs. Kempner, Jr. and Yoseloff, through DKCM, are responsible for the voting and investment decisions relating to the securities held by DKP, DKIP and DKIL. The business address of this stockholder is c/o Davidson Kempner Capital Management LP, 520 Madison Avenue, 30th Floor, New York, New York 10022.

(5)      According to a Schedule 13G filed with the SEC on February 14, 2020, on behalf of Karpus Management, Inc., d/b/a Karpus Investment Management. The business address of this stockholder is 183 Sully’s Trail, Pittsford, New York 14534.

(6)      According to a Schedule 13G filed with the SEC on February 14, 2020, on behalf of Periscope Capital Inc. (“Periscope”). Periscope, which is the beneficial owner of 777,350 shares of SAMA common stock, acts as investment manager of, and exercises investment discretion with respect to, certain private investment funds that collectively directly own 256,200 shares of SAMA common stock. The business address of this stockholder is 333 Bay Street, Suite 1240, Toronto, Ontario, Canada M5H 2R2.

(7)      According to a Schedule 13G/A filed with the SEC on July 10, 2020, on behalf of Glazer Capital, LLC, a Delaware limited liability company (“Glazer Capital”), with respect to shares held by certain funds and managed accounts to which Glazer Capital serves as investment manager (collectively, the “Glazer Funds”), and Mr. Paul J. Glazer, who serves as the Managing Member of Glazer Capital, with respect to shares held by the Glazer Funds. The business address of this stockholder is 250 West 55th Street, Suite 30A, New York, New York 10019.

(8)      According to a Schedule 13G filed with the SEC on September 11, 2020, on behalf of Basso SPAC Fund LLC (“Basso SPAC”), Basso Management, LLC (“Basso Management”), Basso Capital Management, L.P. (“BCM”), Basso GP, LLC (“Basso GP”) and Howard I. Fischer, with respect to shares directly beneficially owned by Basso SPAC. Basso Management is the manager of Basso SPAC. BCM serves as the investment manager of Basso SPAC. Basso GP is the general partner of BCM. Mr. Fischer is the principal portfolio manager for Basso SPAC, the Chief Executive Officer and a Founding Managing Partner of BCM, and a member of each of Basso Management and Basso GP. The business address of this stockholder is 1266 East Main Street, Fourth Floor, Stamford, Connecticut 06902.

Security Ownership of Clever Leaves

The following table sets forth information regarding the beneficial ownership of Clever Leaves common shares as of the date of this proxy statement/prospectus based on information obtained from the persons named below:

•        each person known by Clever Leaves to be the beneficial owner of more than 5% of the outstanding shares of Clever Leaves common shares;

•        each of Clever Leaves’ executive officers and directors; and

•        all Clever Leaves executive officers and directors as a group.

In accordance with SEC rules, individuals and entities below are shown as having beneficial ownership over common shares they own or have the right to acquire within 60 days (including the Clever Leaves common shares issuable in exchange for Clever Leaves’ convertible preferred shares, convertible debentures and exchangeable Class A common shares of Eagle, and the Clever Leaves common shares underlying vested equity awards), as well as common shares for which they have the right to vote or dispose of such common shares. Also in accordance with SEC rules, for purposes of calculating percentages of beneficial ownership, common shares which a person has the right to acquire within 60 days are included both in that person’s beneficial ownership as well as in the total number of common shares issued and outstanding used to calculate that person’s percentage ownership but not for purposes of calculating the percentage for other persons.

Except as indicated by the footnotes below, we believe that the persons named below have sole voting and dispositive power with respect to all common shares that they beneficially own. The common shares owned by the persons named below have the same voting rights as the common shares owned by other holders.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Outstanding Common Shares(1)
Directors and Executive Officers:
Kyle Detwiler(2)	6,594,948	18.7%
Andres Fajardo(3)	1,486,177	4.2%
Julian Wilches(4)	2,522,806	7.2%
David M. Kastin	*	*
Joseph Salameh	1,344,096	3.8%
Gustavo Escobar(5)	1,486,177	4.4%
Joe Jacober	*	*
	13,445,369	38.1%
All directors and executive officers of Clever Leaves as a group (7 individuals)(6)		%
Five Percent Holders:
Neem Holdings, LLC	1,822,727	5.0%
Rimrock High Income Plus (Master) Fund, Ltd.	1,929,188	5.3%
Timothy Tully	1,765,368	4.8%

____________

*        Less than 1 percent.

(1)      The beneficial ownership of Clever Leaves in the table above is calculated based on Clever Leaves common shares outstanding as of                  2020.

(2)      Includes shares beneficially owned by Silver Swan, LLC, which is controlled by Mr. Detwiler.

(3)      Includes shares beneficially owned by Inversiones Mojo CL FA S.A.S., which is controlled by Mr. Fajardo.

(4)      Includes shares beneficially owned by Inversiones Just Go S.A.S., which is controlled by Mr. Wilches.

(5)      Includes shares beneficially owned by Inversiones Mojo CL ES S.A.S., which is controlled by Mr. Escobar.

(6)      Unless otherwise noted, the business address of each of the following entities or individuals is 489 Fifth Avenue, 27th Floor, New York, New York 10017.

Security Ownership of Certain Beneficial Owners and Management of Holdco

The following table sets forth the beneficial ownership of Holdco common shares following the Business Combination by each of Holdco’s directors and officers, all of Holdco’s directors and officers as a group and each 5% holder of Holdco, assuming both (1) no redemptions by SAMA’s stockholders and (2) the maximum potential number of redemptions by SAMA’s stockholders.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The following table does not reflect record or beneficial ownership of the SAMA warrants, including the private placement warrants, as such securities are not exercisable within 60 days of the date of this proxy statement/prospectus.

Post-Business Combination
Name and Address of Beneficial Owner	Assuming No Redemptions of SAMA Common Stock(1)		Assuming Maximum Redemptions of SAMA Common Stock(2)
	Number	Percentage	Number	Percentage
Directors and Executive Officers of Holdco(3)
Kyle Detwiler(4)		%		%
Gary M. Julien		%		%
Andres Fajardo		%		%
Julian Wilches		%		%
Gustavo Escobar		%		%
Joseph T. Salameh		%		%
David M. Kastin		%		%
Joe Jacober				%
%
%
All directors and executive officers of Holdco as a group ( individuals)		%		%
Five Percent Holders
Schultze Special Purpose Acquisition Sponsor, LLC(5)		%		%
		%		%
		%		%

____________

*        Less than 1 percent.

(1)     Assumes no redemptions by SAMA public stockholders. Percentages are based on 32,008,947 Outstanding Shares following the consummation of the Business Combination. See “Estimated Outstanding Share Calculation.”

(2)      Assumes 54.7% redemptions by SAMA public stockholders and a redemption price of SAMA common stock of $10.21. Percentages are based on 25,030,098 Holdco common shares outstanding following the consummation of the Business Combination.

(3)      Unless otherwise noted, the business address of each of these individuals is 489 Fifth Avenue, 27th Floor, New York, New York 10017.

(4)      Includes shares beneficially owned by Silver Swan, LLC, which is controlled by Mr. Detwiler.

(5)      Represents shares held by the Sponsor. Schultze Asset Management is the manager of the Sponsor, and Schultze Master Fund, Ltd is the majority owner of the Sponsor. Each of Schultze Asset Management and Schultze Master Fund, Ltd is controlled by George J. Schultze. Accordingly, Mr. Schultze may be deemed to beneficially own all of the shares held by the Sponsor. Mr. Schultze disclaims beneficial ownership of any securities held by the Sponsor except to the extent of his pecuniary interest therein. The address of each of the individuals is 800 Westchester Avenue, Suite 632, Rye Brook, New York 10573.

In connection with the stockholder vote to approve the proposed Business Combination, SAMA may privately negotiate transactions to purchase shares prior to the Closing from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the trust account without the prior written consent of Clever Leaves. None of the Sponsor or SAMA’s directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or SAMA’s directors, officers, advisors or their affiliates purchase shares of SAMA common stock in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, or to satisfy the Minimum Cash Condition. This may result in the completion of the Business Combination that may not otherwise have been possible.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

SAMA Related Person Transactions

In September 2018, the Sponsor purchased 4,312,500 founder shares for an aggregate purchase price of $25,000. The Sponsor subsequently transferred certain founder shares to SAMA’s independent directors at the same price originally paid for such shares. In December 2018, the Sponsor forfeited 575,000 founder shares. Following the expiration on January 24, 2019 of the underwriters’ over-allotment option granted in connection with SAMA’s initial public offering, the Sponsor forfeited 487,500 shares, so that the initial stockholders continue to own 20% of SAMA’s issued and outstanding shares of SAMA common stock.

Simultaneously with the closing of SAMA’s initial public offering, SAMA consummated the sale of 4,150,000 private placement warrants at a price of $1.00 per warrant in a private placement to the Sponsor, generating gross proceeds of $4,150,000. Immediately following the closing of SAMA’s initial public offering, a total of $130,000,000 ($10.00 per unit) of the net proceeds from SAMA’s initial public offering and the private placement was placed in the trust account, with Continental acting as trustee. The private placement warrants purchased in the private placement are identical to the public warrants, except that the private placement warrants and the SAMA common stock issuable upon exercise of the private placement warrants will not be transferable, assignable or salable until after the consummation of SAMA’s initial business combination subject to certain limited exceptions. Additionally, the private placement warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or any of their permitted transferees. If the private placement warrants are held by holders other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by SAMA and exercisable by the holders on the same basis as the public warrants.

On December 10, 2018, the founder shares were placed into an escrow account maintained by Continental, acting as Escrow Agent. Subject to certain limited exceptions, these shares will not be transferred, assigned, sold or released from escrow until one year after the date of the consummation of SAMA’s initial business combination or earlier if, subsequent to SAMA’s business combination, the last sales price of the SAMA common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period.

In order to meet SAMA’s working capital needs, the Sponsor and SAMA’s officers and directors or their affiliates may, but are not obligated to, loan SAMA funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of SAMA’s initial business combination, without interest, or, at the holder’s discretion, up to $1,500,000 of the notes may be converted into warrants at a price of $1.00 per warrant. The warrants would be identical to the private placement warrants. If SAMA does not complete a business combination, the loans will be forgiven. On July 29, 2020, the Sponsor committed to provide SAMA an aggregate of $500,000 in loans in order to finance transaction costs in connection with its initial business combination. As of the date of this proxy statement/prospectus, no amounts have been borrowed under the commitment.

The Sponsor loaned SAMA an aggregate of $200,000 in connection with the expenses of SAMA’s initial public offering, pursuant to the terms of a promissory note. SAMA fully repaid the loans from the Sponsor on December 13, 2018.

The holders of the founder shares as well as the holders of the private placement warrants and any warrants the Sponsor or SAMA’s officers or directors or their affiliates may be issued in payment of working capital loans made to SAMA (and all underlying securities), are entitled to registration rights pursuant to a registration rights agreement, dated as of December 10, 2018 (the “SAMA Registration Rights Agreement”). The holders of a majority of these securities are entitled to make up to three demands that SAMA register such securities, excluding short form registration demands. The holders of the majority of the founder shares can elect to exercise these registration rights at any time commencing three months prior to the date on which the founder shares are to be released from escrow. The holders of a majority of the private placement warrants or warrants issued in payment of working capital loans made to SAMA (or underlying securities) can elect to exercise these registration rights at any time after SAMA consummates a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to SAMA’s consummation of a business combination. The SAMA Registration Rights Agreement is expected to be terminated in connection with the Business Combination and replaced with the Investors’ Rights Agreement. For further details see the sections entitled “The Business Combination — Ancillary Agreements — Investors’ Rights Agreement” and “Shares Eligible for Future Sale.”

The Sponsor, which is affiliated with SAMA’s officers and directors, agreed that, commencing on December 10, 2018 through the earlier of SAMA’s consummation of an initial business combination or SAMA’s liquidation, it will make available to SAMA certain general and administrative services, including office space, utilities and administrative support, as SAMA may require from time to time. SAMA agreed to pay the Sponsor an aggregate of up to $10,000 per month for these services. Accordingly, SAMA’s officers and directors benefit from the transaction to the extent of their interest in the Sponsor. However, this arrangement is solely for SAMA’s benefit and is not intended to provide SAMA’s officers or directors compensation in lieu of a salary. SAMA believes, based on rents and fees for similar services in the Rye Brook, NY area, that the fee charged by the Sponsor is at least as favorable as SAMA could have obtained from an unaffiliated person.

Other than the administrative fee of up to $10,000 per month and the repayment of any loans made by the Sponsor to SAMA, no compensation or fees of any kind, including finder’s, consulting fees and other similar fees, will be paid to the Sponsor, members of SAMA’s management team or their respective affiliates, for services rendered prior to or in connection with the consummation of SAMA’s initial business combination (regardless of the type of transaction that it is). However, they will receive repayment of any loans from the Sponsor and SAMA’s officers and directors for working capital purposes and reimbursement for any out-of-pocket expenses incurred by them in connection with activities on SAMA’s behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by SAMA.

After SAMA’s initial business combination, members of SAMA’s management team who remain with the combined company may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to SAMA’s stockholders. It is unlikely the amount of such compensation will be known at the time of a stockholder meeting held to consider an initial business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, as required by the SEC.

All ongoing and future transactions between SAMA and any of its officers and directors or their respective affiliates will be on terms believed by SAMA to be no less favorable to SAMA than are available from unaffiliated third parties. Such transactions will require prior approval by a majority of SAMA’s uninterested “independent” directors or the members of SAMA board who do not have an interest in the transaction, in either case who had access, at SAMA’s expense, to SAMA’s attorneys or independent legal counsel. SAMA will not enter into any such transaction unless SAMA’s disinterested “independent” directors determine that the terms of such transaction are no less favorable to SAMA than those that would be available to SAMA with respect to such a transaction from unaffiliated third parties.

Related Party Policy

SAMA’s code of ethics requires SAMA to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by SAMA’s board of directors (or the audit committee). Related-party transactions are defined as transactions in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) SAMA or any of its subsidiaries is a participant, and (iii) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of shares of SAMA common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

SAMA’s audit committee, pursuant to SAMA’s audit committee charter, is responsible for reviewing and approving related-party transactions to the extent SAMA enters into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to SAMA than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. SAMA also requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, SAMA has agreed not to consummate an initial business combination with an entity that is affiliated with any of the Sponsor or SAMA’s officers or directors including (i) an entity that is either a portfolio company of, or has otherwise received a material financial investment from, any private equity fund or investment company (or an affiliate thereof) that is affiliated with any of the foregoing, (ii) an entity in which any of the foregoing or their affiliates are currently passive investors, (iii) an entity in which any of the foregoing or their affiliates are currently officers or directors, or (iv) an entity in which any of the foregoing or their affiliates are currently invested through an investment vehicle controlled by them, unless SAMA has obtained an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions, and the approval of a majority of SAMA’s disinterested “independent” directors that the business combination is fair to SAMA’s unaffiliated stockholders from a financial point of view.

Clever Leaves Related Person Transactions and Policies

As part of its series A financing, in August 2017, Clever Leaves acquired from an entity affiliated with Kyle Detwiler, the Chief Executive Officer of Clever Leaves, Joe Salameh, a director of Clever Leaves, and Tim Tully, a founder and former director of Clever Leaves, 395,159 Series A preferred shares and 200,000 warrants of Lift & Co., a cannabis-focused technology and media company, in exchange for $923,499 in convertible debentures of Clever Leaves with a 0% interest rate and the maturity date of August 31, 2020. Clever Leaves also acquired 100% of the limited liability company interests of NS Merlot MA Holdings, LLC, which owned $625,000 principal amount of convertible notes of Grand Cru Medicinals Management, LLC, from an entity controlled by Messrs. Detwiler and Tully in exchange for $704,226 in convertible debentures of Clever Leaves.

The founders of Clever Leaves made additional investments as part of the series A financing, including $1,250,000 in cash from Mr. Salameh and certain of his family members, in exchange for convertible debentures that were subsequently converted into 873,387 Clever Leaves common shares, and $50,000 in cash from Silver Swan, LLC (“Silver Swan”), an entity controlled by Mr. Detwiler, in exchange for convertible debentures that were subsequently converted into 34,936 Clever Leaves common shares. In addition, Silver Swan and Mr. Tully funded $308,940 and $80,932 of Clever Leaves’ expenses, respectively, in exchange for convertible debentures that were subsequently converted into 215,859 and 56,548 Clever Leaves common shares, respectively.

As part of the series B financing, in 2018, a trust in the name of Mr. Salameh’s family member invested $250,000 in cash in exchange for 85,325 Clever Leaves common shares.

As part of the series C financing, in 2018, certain directors and officers of Clever Leaves and their family members and affiliated entities invested in securities of Clever Leaves: Ghassan Salameh, a relative of Mr. Salameh, invested $350,000 in cash in exchange for convertible debentures that were subsequently converted into 49,786 Class C preferred shares of Clever Leaves, and Mr. Salameh invested $100,000 in cash in exchange for convertible debentures that were subsequently converted into 14,224 Class C preferred shares of Clever Leaves.

In connection with the acquisition of Ecomedics, on October 31, 2019, Clever Leaves entered into the Put Call Agreement with four minority shareholders of Eagle (the “Eagle Minority Shareholders”), including Julián Wilches, Andres Fajardo and Gustavo Escobar, who serve as Chief Regulatory Officer, President and Latam Commercial Vice President of Clever Leaves, respectively. Pursuant to the Put Call Agreement, the Eagle Minority Shareholders received the Exchangeable Class A common shares of Eagle, which are exchangeable for Clever Leaves common shares at a predetermined exchange price. Under the terms of the Put Call Agreement, the Eagle Minority Shareholders have an option to require Northern Swan International, Inc., a subsidiary of Clever Leaves, to purchase the Exchangeable Class A common shares of Eagle in exchange for Clever Leaves common shares upon certain triggering events, including an initial public offering, an offer to purchase 10% of the shares, or a change of control. In addition, the Eagle Minority Shareholders have a right to require the exchange of the Exchangeable Class A common shares of Eagle on January 12, 2022, if none of the other trigger events occurred prior to this date. The Exchangeable Class A common shares of Eagle are non-voting and have no economic participation in Eagle, but have participation rights in any dividends or distributions of Clever Leaves. In connection with the Business Combination, immediately prior to the Arrangement Effective Time, the Eagle Minority Shareholders will exchange the Exchangeable Class A common shares of Eagle for Clever Leaves common shares.

Prior to the closing of the Business Combination, the board of directors of Holdco will adopt a written policy regarding the review, approval and ratification of transactions with related persons. It is anticipated that this policy will provide that the audit committee of the Holdco board of directors will review each transaction involving an amount exceeding $120,000 and in which any “related person” had, has or will have a direct or indirect material interest. In general, “related persons” are Holdco directors, director nominees, executive officers and stockholders beneficially owning more than 5% of outstanding Holdco common shares and immediate family members of certain affiliated entities of any of the foregoing persons. It is expected that the audit committee of the Holdco board of directors will approve or ratify only those transactions that are fair and reasonable to Holdco and in Holdco’s and its shareholders’ best interests.

Transactions Related to the Business Combination

Eagle Share Exchange

In connection with the Business Combination, immediately prior to the Arrangement Effective Time, in accordance with the Put Call Agreement, the Eagle Minority Shareholders, including Julián Wilches, Andres Fajardo and Gustavo Escobar, who serve as Chief Regulatory Officer, President and Latam Commercial Vice President of Clever Leaves, respectively, will exchange their Exchangeable Class A common shares of Eagle for Clever Leaves common shares. Upon the Eagle Share Exchange, the Eagle Minority Shareholders will own Clever Leaves common shares and will exchange such Clever Leaves common shares for Holdco common shares as part of the Arrangement.

Shareholder Support Agreements

In connection with the execution of the Business Combination Agreement, SAMA, Holdco and the Key Clever Leaves Shareholders entered into the Shareholder Support Agreements, pursuant to which among other things, the Key Clever Leaves Shareholders agreed to vote their Clever Leaves Shares in favor of the Business Combination Agreement, the Plan of Arrangement, the Arrangement, the resolutions of Clever Leaves to approve the Plan of Arrangement and Arrangement and the Proposed Transactions. Additionally, the Holdco common shares received by the Key Clever Leaves Shareholders in connection with the Business Combination will be subject to certain lock-up arrangements commencing on the Effective Date and ending one year following the Closing Date, with such restriction on sales and transfers to terminate early if following the 180th day after the Closing Date, the closing trading price of the Holdco common shares equals or is greater than $12.50 for any 20 out of any 30 consecutive trading days.

The obligations relating to voting shares in support of the Business Combination Agreement and the Plan of Arrangement under the Shareholder Support Agreements will terminate at the earlier of the closing or termination of the Business Combination Agreement, except if an acquisition proposal is publicly announced or becomes publicly known prior to or on the date of termination of the Business Combination Agreement, then the Shareholder Support Agreements and the obligations of the Key Clever Leaves Shareholder relating to voting shares in support of the Business Combination Agreement and the Plan of Arrangement terminate 90 days following termination of the Business Combination Agreement.

Transaction Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor, Clever Leaves, Holdco and SAMA entered into the Transaction Support Agreement, pursuant to which, among other things:

•        the Sponsor and SAMA agreed to take all actions necessary to amend the Stock Escrow Agreement, pursuant to which the shares of SAMA common stock issued prior to the initial public offering are held in escrow, and the Sponsor and SAMA agreed to use reasonable best efforts to cause Continental and the other parties to the Stock Escrow Agreement to establish, pursuant to the Escrow Agreement Amendment, the escrow terms of certain Holdco common shares to be held by Sponsor and the independent SAMA directors following consummation of the Business Combination;

•        the Earnout Shareholders are eligible to receive up to 1,800,000 Holdco common shares, in the form of an earnout, and such Holdco common shares will be issued to the Earnout Shareholders under the Earnout Plan as follows: (i) 900,000 Holdco common shares will be issued to the Earnout Shareholders only if the closing price of the Holdco common shares on Nasdaq equals or exceeds $12.50 per share (as adjusted for stock splits, reverse splits, stock dividends, reorganizations, recapitalizations or any similar event) for any 20 trading days within any consecutive 30 trading day period on or before the second anniversary of the closing; and (ii) 900,000 Holdco common shares will be issued to the Earnout Shareholders only if the closing price of the Holdco common shares on Nasdaq equals or exceeds $15.00 per share (as adjusted for stock splits, reverse splits, stock dividends, reorganizations, recapitalizations or any similar event) for any 20 trading days within any consecutive 30 trading day period on or before the fourth anniversary of the closing;

•        Holdco common shares received by the Sponsor in connection with the Business Combination will be subject to certain lock-up and forfeiture arrangements commencing on the Effective Date and ending one year following the Closing Date, with such restriction on sales and transfers to terminate early if following the 180th day after the Closing Date, the closing trading price of the Holdco common shares equals or is greater than $12.50 for any 20 out of any 30 consecutive trading days; and

•        Holdco common shares held by the Sponsor and the independent directors of SAMA will be released from escrow to the Sponsor and the independent SAMA directors as follows: (i) 1,565,000 Holdco common shares will be released to the Sponsor and 60,000 Holdco common shares will be released to the independent SAMA directors at the earlier of: (x) one year following the closing or (y) the date on which the closing price of the Holdco common shares on Nasdaq equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within any consecutive 30 trading day period after the closing; (ii) 812,500 Holdco common shares will be released to the Sponsor if the closing price of the Holdco common shares on Nasdaq equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within any consecutive 30 trading day period on or before the second anniversary of the closing; and (iii) 812,500 Holdco common shares will be released to the Sponsor if the closing price of the Holdco common shares on Nasdaq equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within any consecutive 30 trading day period on or before the fourth anniversary of the closing.

Investors’ Rights Agreement

In connection with the Proposed Transactions, at closing, Holdco and certain SAMA stockholders will enter into the Investors’ Rights Agreement, pursuant to which, among other things:

•        so long as the Minimum Holding Condition is satisfied, the SPAC Majority Holders will have the right to nominate one director to the Holdco board of directors (and such nominee will also serve on the compensation committee of the Holdco board of directors until the earliest of: (A) the Minimum Holding Condition ceasing to be satisfied, (B) such nominee’s death, disability, disqualification, resignation or removal and (C) Clever Leaves’ first annual election of directors);

•        if (A) at the time of the Closing, the size of the Holdco board of directors is composed of five or fewer directors, (B) Holdco proposes for the number of directors comprising the Holdco board of directors to be greater than five directors and (C) at the time Holdco makes such proposal, the Minimum Holding Condition is satisfied, then prior to the nomination (or, if there is no nomination, the appointment) of a sixth individual to the Holdco board of directors, the SPAC Majority Holders will have the right to consent (such consent not to be unreasonably withheld, conditioned or delayed) to the nomination (or, if there is no nomination, the appointment) of such additional director. The right to consent to such additional director will expire upon an additional director becoming a member of the Holdco board of directors in accordance with the requirements of the Investors’ Rights Agreement; and

•        certain SAMA stockholders will be entitled to customary registration rights for their respective Holdco common shares.

For purposes of the Investors’ Rights Agreement, the “Minimum Holding Condition” is considered satisfied for so long as the SPAC Majority Holders hold: (i) 50% of the total number of Holdco common shares held by such holders on the date of the Investors’ Rights Agreement and (ii) 2% of the then-issued and outstanding Holdco common shares, as determined on a fully diluted basis, including any earn-out shares for so long as the earn-out remains capable of being satisfied; provided that if the holdings of Sponsor and the other SAMA shareholders that are party to the Investors’ Rights Agreement do not satisfy the foregoing clause (ii) at closing, the Minimum Holding Condition shall nevertheless be deemed satisfied until such time that such shareholders sell any Holdco common shares at which time the Minimum Holding Condition shall immediately cease to be satisfied.

Warrant Amendment

In connection with the Proposed Transactions, at closing, SAMA, Holdco and Continental, as warrant agent, will enter into the Warrant Amendment, pursuant to which, as of the Merger Effective Time, (a) each SAMA warrant that is outstanding immediately prior to the Merger Effective Time will no longer represent a right to acquire one share of SAMA common stock and will instead represent the right to acquire one Holdco common share under the same terms as set forth in the Warrant Agreement entered into in connection with SAMA’s initial public offering and (b) SAMA will assign to Holdco all of SAMA’s right, title and interest in and to such existing Warrant Agreement and Holdco will assume, and agree to pay, perform, satisfy and discharge in full, all of SAMA’s liabilities and obligations under such existing Warrant Agreement arising from and after the Merger Effective Time.

DESCRIPTION OF HOLDCO SECURITIES

The following description of the material terms of the share capital of Holdco following the transactions includes a summary of specified provisions of the form of Holdco Articles that will be adopted and be in effect prior to the Effective Time. This description is qualified by reference to the form of Holdco Articles that our Board will approve and adopt prior to the consummation of the Arrangement. You are encouraged to read the form of Holdco Articles for greater detail with respect to the description of material terms, a copy of which is attached to this proxy statement/prospectus as Annex B and is incorporated in this proxy statement/prospectus by reference. References in this section to “we,” “us” or the “Company” refer to Holdco.

Share Capital

The authorized share capital of Holdco consists of an unlimited number of Holdco common shares without par value and an unlimited number of Holdco preferred shares without par value.

As of                , 2020, there was one Holdco common share issued and outstanding, and no Holdco preferred shares issued and outstanding.

Upon the consummation of the Business Combination, there will be approximately 32,008,947 Outstanding Shares, assuming, among other matters, that none of SAMA’s existing public stockholders exercise their redemption rights. See “Estimated Outstanding Share Calculation.”

Under the form of Holdco Articles, the common shares are entitled to receive notice of, and to attend and vote at all meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote. Each common share entitles its holder to one vote. Under the form of Holdco Articles, the Holdco board of directors has the authority to issue one or more series of Holdco preferred shares, with such special conditions to be created, defined and attached to such series by the directors of Holdco.

Dividend Rights

Under the BCA, a corporation may pay a dividend out of profits, capital or otherwise: (1) by issuing shares or warrants by way of dividend or (2) in property, including money. Further, under the BCA, a corporation cannot declare or pay a dividend if there are reasonable grounds for believing that the corporation is insolvent or payment of the dividend would render the corporation insolvent.

Holders of Holdco common shares will be entitled to receive dividends when, as and if declared by our Board at its discretion out of funds legally available for that purpose, subject to the rights, if any, of shareholders holding shares with special rights to dividends. The timing, declaration, amount and payment of future dividends will depend on our financial condition, earnings, capital requirements and debt service obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that our Board deems relevant. Under the form of Holdco Articles, a resolution declaring a dividend may direct payment of the dividend wholly or partly by the distribution of specific assets or of fully paid up shares, bonds, debentures or other securities of Holdco, or in any one or more of those ways, and if any difficulty arises in regard to the distribution, the directors may settle the difficulty as they think expedient, and, in particular, may set the value for distribution of specific assets or determine that cash payments in substitution for specific assets may be made to any shareholder.

Subject to the special rights and restrictions attached to the Holdco preferred shares, the holders of Holdco common shares shall receive the remaining property of Holdco upon dissolution in equal rank with the holders of all other Holdco common shares.

Except as otherwise disclosed in the section titled “Material Canadian Federal Income Tax Considerations of the Business Combination” in this proxy statement/prospectus, there is no Canadian law applicable to Holdco that affects the remittance of dividends, interest and other payments by Holdco to nonresident holders of the Holdco securities.

Preemptive Rights

There are no preemptive rights relating to Holdco common shares.

Amendment of Notice of Articles and Articles and Alteration of Share Capital

Under the BCA, Holdco may amend the Holdco Articles by (1) the type of resolution specified in the BCA, (2) if the BCA does not specify a type of resolution, then by the type specified in the form of Holdco Articles, or (3) if the form of Holdco Articles do not specify a type of resolution, then by special resolution, which requires two-thirds of the votes cast by shareholders in order to pass. The BCA permits many substantive changes to a company’s articles (such as a change in the company’s authorized share structure or a change in the special rights or restrictions that may be attached to a certain class or series of shares) to be changed by the resolution specified in that company’s articles. The form of Holdco Articles provide that alterations to its authorized share structure or a change in the Holdco name by an alteration to its Notice of Articles may be passed by ordinary resolution. Furthermore, the form of Holdco Articles state that, if the BCA does not specify the type of resolution required for an alteration, and if the form of Holdco Articles do not specify a type of resolution, Holdco may resolve to alter the Holdco Articles by ordinary resolution, which requires a majority of shareholder votes cast in order to pass.

Dissent Rights

Under the BCA, shareholders of a company are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith. The dissent right is applicable where the company resolves such matters as to: (1) alter its articles or alter the restrictions on the powers of the company or on the business it is permitted to carry on; (2) approve certain mergers; (3) approve a statutory arrangement, where the terms of the arrangement permit dissent; (4) sell, lease or otherwise dispose of all or substantially all of its undertaking; or (5) continue the company into another jurisdiction. The BCA provides that beneficial owners of shares who wish to exercise their dissent rights with respect to their shares must dissent with respect to all of the shares beneficially owned by them, whether or not they are registered in their name.

Annual Meetings

The form of Holdco Articles provide that, unless an annual general meeting is deferred or waived in accordance with the BCA, Holdco must hold its first annual general meeting within 18 months after the date on which it was incorporated or otherwise recognized, and after that must hold an annual general meeting at least once in each calendar year and not more than 15 months after the last annual reference date at such time and place as may be determined by the directors (including a place or location that is entirely virtual such that the annual general meeting is held electronically without a physical location).

Board and Shareholder Ability to Call Special Meetings

The form of Holdco Articles provide that meetings of the shareholders may be called by the board of directors at any time. In addition, under the BCA, the holders of not less than 5% of the issued shares of a company that carry the right to vote at a meeting may requisition that the directors call a meeting of shareholders for such purposes as stated in the requisition. Upon meeting the technical requirements set out in the BCA, the directors must, within 21 days after receiving the requisition, call a meeting of shareholders to be held not more than four months after receiving the requisition. If the directors do not call such a meeting within 21 days after receiving the requisition, the requisitioning shareholders or any of them holding in aggregate more than 2.5% of the issued shares of the company that carry the right to vote at general meetings may send notice of a meeting to be held to transact the business stated in the requisition.

Shareholder Meeting Quorum

The form of Holdco Articles provide that one or more persons who are, or who represent by proxy, one or more shareholders who, in the aggregate, hold at least 25% of the issued shares of Holdco entitled to be voted at the meeting, constitute a quorum at any annual or special meeting of the shareholders.

Voting Rights

Under the BCA, at any meeting of shareholders at which a quorum is present, any action that must or may be taken or authorized by the shareholders, except as otherwise provided under the BCA and form of Holdco Articles, may be taken or authorized by an “ordinary resolution,” which is a simple majority of the votes cast by shareholders voting shares that carry the right to vote at general meetings. The form of Holdco Articles provide that every motion put to a vote at a meeting of shareholders will be decided by a show of hands unless a poll is directed by the chair or demanded by any shareholder entitled to vote who is present in person or by proxy. Votes by a show of hands or functional equivalent result in each person having one vote (regardless of the number of shares such person is entitled to vote). If voting is conducted by poll, each person is entitled to one vote for each share such person is entitled to vote.

There are no limitations on the right of nonresident or foreign owners to hold or vote Holdco securities imposed by Canadian law or by the charter or other constituent document of Holdco.

Shareholder Action by Written Consent

Under the BCA, shareholder action without a meeting may be taken by a “consent resolution” of shareholders, which requires that, after being submitted to all shareholders entitled to vote at a general meeting, the resolution is consented to in writing by: (1) in the case of a matter that would normally require an ordinary resolution, shareholders who, in the aggregate, hold shares carrying at least 66.2/3% of the votes entitled to be cast on such consent resolution, or (2) in the case of any other resolution of the shareholders, unanimous consent of the votes entitled to be cast on such consent resolution. A consent resolution of shareholders is deemed to be a proceeding at a meeting of those shareholders and to be as valid and effective as if it had been passed at a meeting of shareholders that satisfies all the requirements of the BCA and its related regulations, and all the requirements of the form of Holdco Articles, relating to meetings of shareholders.

Inspection of Corporation Records

Holdco must keep at its records office, or at such other place as the BCA may permit, the documents, copies, registers, minutes and other records which Holdco is required by the BCA to keep at such places. Holdco must keep or cause to be kept proper books of account and accounting records in respect of all financial and other transactions of Holdco and in compliance with the provisions of the BCA. Under the BCA, any director or shareholder may, without charge, inspect certain of Holdco’s records at Holdco’s records office or such other place where such records are kept during the corporation’s statutory business hours. Former shareholders and directors may also inspect certain records, free of charge, but only those records pertaining to the times that they were shareholders or directors. Further, a public company must allow all persons to inspect certain records of the company free of charge. As permitted by the BCA, the form of Holdco Articles prohibit shareholders from inspecting any accounting records of Holdco, unless the directors determine otherwise.

Election and Appointment of Directors

The form of Holdco Articles do not provide for the board of directors to be divided into classes.

At any general meeting at which directors are to be elected, a separate vote of shareholders shall be taken with respect to each candidate nominated for director. Pursuant to the form of Holdco Articles, any casual vacancy occurring on the board of directors may be filled by the remaining directors. If Holdco has fewer directors in office than the number set by the form of Holdco Articles as the necessary quorum for the directors, the directors may only act for the purpose of appointing directors up to that number or by summoning a meeting of shareholders for the purpose of filling any vacancies on the board of directors or, subject to the BCA, for any other purpose. If Holdco has no directors or fewer directors in office than the number set by the form of Holdco Articles as the necessary quorum for the directors, the shareholders may, by ordinary resolution, elect or appoint directors to fill the vacancies of the board. Pursuant to the form of Holdco Articles, the Holdco directors may appoint one or more additional directors, but the number of additional directors shall not exceed one third the number of the first directors and thereafter, not more than one third the number of directors who were elected or appointed between the two preceding annual general meetings. The filling of a casual vacancy by the Holdco directors shall not be counted against such cap.

Removal of Directors

Pursuant to the form of Holdco Articles, the shareholders of Holdco may remove any director before the expiration of his or her term of office by special resolution, which requires a special majority requirement of two-thirds of the votes cast in favor of the resolution. In that event, the shareholders may elect, by ordinary resolution, another individual as director to fill the resulting vacancy. If the shareholders do not appoint a director to fill the vacancy contemporaneously with removal, then either the directors or the shareholders by ordinary resolution may appoint an additional director to fill that vacancy.

The directors of Holdco may remove a director before the expiration of his or her period of office if the director is convicted of an indictable offence or otherwise ceases to qualify as a director and the directors may appoint a director to fill the resulting vacancy.

Proceedings of Board of Directors

A resolution of the directors or of any committee of the directors consented to in writing by all of the directors entitled to vote on it is as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors duly called and held.

Requirements for Advance Notification of Shareholder Nominations

Pursuant to the form of Holdco Articles, shareholders of record will nominate persons for election to our Board only by providing proper notice to Holdco’s CFO. In the case of annual meetings, proper notice must be given, generally between 30 and 65 days prior to the first anniversary of the prior year’s annual meeting as first specified in the notice of meeting, however for special meetings of shareholders or in the event that the annual meeting of shareholders is held on a date that is less than 50 days after the date on which the first public announcement of the meeting was made, the notice must be given on the 10th day following the date such meeting notice is made. Such notice must include, among other information, certain information with respect to each shareholder nominating persons for elections to the Board, a certification signed by each nominee consenting to being named in the proxy circular as a nominee and that such nominee intends to serve as a director of the Company for the full term if so elected, disclose about any proxy, contract, arrangement, understanding or relationship pursuant to which the nominating shareholder has a right to vote shares of Holdco and any other information Holdco may reasonably require to determine the eligibility of the nominee to serve as a director of Holdco.

Approval of Mergers and Other Corporate Transactions

Under the BCA, certain corporate actions, such as: (1) amalgamations (other than with certain affiliated corporations); (2) continuances; (3) sales, leases or exchanges of all, or substantially all, the property of a corporation other than in the ordinary course of business; (4) reductions of paid-up capital for any purpose, e.g. in connection with the payment of special distributions (subject, in certain cases, to the satisfaction of solvency tests) that does not render the articles or notice of articles incorrect; and (5) other actions such as liquidations, or arrangements, are required to be approved by “special resolution.” A “special resolution” is a resolution passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution or signed by all shareholders entitled to vote on the resolution.

In certain specified cases where share rights or special rights may be prejudiced or interfered with, a special resolution of shareholders to approve the corporate action in question affecting the share rights or special rights, is also required to be approved separately by the holders of a class or series of shares, including a class or series of shares not otherwise carrying voting rights. In specified extraordinary corporate actions, such as approval of plans of arrangements and amalgamations all shares have a vote, whether or not they generally vote and, in certain cases, have separate class votes.

Limitations on Director Liability

Under the BCA, no provision in a contract or the articles may relieve a director or officer from (1) the duty to act in accordance with the BCA and its related regulations, or (2) liability that by virtue of any enactment or rule of law or equity would otherwise attach to that director or officer in respect of any negligence, default, breach of duty or breach of trust of which the director or officer may be guilty in relation to a company.

A director is not liable under the BCA for certain acts if the director relied, in good faith, on (1) financial statements of the company represented to the director by an officer of the company or in a written report of the auditor of the company to fairly reflect the financial position of the company, (2) a written report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by that person, (3) a statement of fact represented to the director by an officer of the company to be correct, or (4) any record, information or representation that the court considers provides reasonable grounds for the actions of the director, whether or not that record was forged, fraudulently made or inaccurate. Further, a director is not liable for certain acts if the director did not know and could not reasonably have known that the act done by the director or authorized by the resolution voted for or consented to by the director was contrary to the BCA.

Derivative or Other Suits

Under the BCA, a complainant (a director or shareholder of a company, which includes a beneficial shareholder, and any other person that a court considers to be an appropriate person to make such an application) of Holdco may apply to the Supreme Court of the Province of British Columbia for leave to bring an action in the name and on behalf of Holdco, or to intervene in an existing action to which Holdco is a party, for the purpose of prosecuting or defending an action on behalf of Holdco.

The court may grant leave if: (1) the complainant has made reasonable efforts to cause the directors of Holdco to prosecute or defend the action; (2) notice of the application for leave has been given to Holdco and any other person that the court may order; (3) the complainant is acting in good faith; and (4) it appears to the court to be in the best interests of Holdco for the action to be brought, prosecuted or defended.

Under the BCA, the court in a derivative action may make any order it determines to be appropriate. In addition, under the BCA, a court may order a company or its subsidiary to pay the shareholder’s interim costs, including legal fees and disbursements. However, the shareholder may be held accountable for the costs on final disposition of the action.

The BCA’s oppression remedy enables a court to make almost any order to rectify the matters complained of if the court is satisfied upon application by a shareholder (including a beneficial shareholder and any other person that the court considers to be an appropriate person to make such an application) that the affairs of Holdco are being conducted in a manner that is oppressive to one or more shareholders, or that some action has been or may be taken that is unfairly prejudicial to one or more shareholders. The applicant must be one of the persons being oppressed or prejudiced and the application must be brought in a timely manner.

The oppression remedy provides the court with extremely broad and flexible jurisdiction to intervene in corporate affairs to protect shareholders. While conduct that is in breach of fiduciary duties of directors or that is contrary to the legal right of a complainant will normally trigger the court’s jurisdiction under the oppression remedy, the exercise of that jurisdiction does not depend on a finding of a breach of such legal and equitable rights.

Exclusive Forum

The form of Holdco Articles provide, in all cases to the fullest extent permitted by law, that unless we consent in writing to the selection of an alternative forum, the Supreme Court of the Province of British Columbia, Canada will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of Holdco, any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or shareholder of Holdco to Holdco or Holdco’s shareholders, any action asserting a claim arising pursuant to the BCA or the form of Holdco Articles, and any action asserting a claim related to the relationships among Holdco, its affiliates and their respective shareholders, directors or officers. The exclusive U.S. federal forum provision requires claims arising under the Securities Act to be brought in U.S. federal court. Pursuant to the Exchange Act, U.S. federal courts have exclusive jurisdiction for claims arising under the Exchange Act. Investors cannot waive compliance with the U.S. federal securities laws and the rules and regulations thereunder. The exclusive British Columbia forum provision would not prevent derivative shareholder actions based on claims arising under U.S. federal securities laws under the Securities Act or the Exchange Act from being raised in a U.S. federal court. The BCA restricts derivative actions brought pursuant to the BCA to the Supreme Court of British Columbia. There is uncertainty whether a U.S. court would enforce the exclusive British Columbia forum provision.

If any such action or proceeding is filed in a Court other than the Supreme Court of the Province of British Columbia, Canada and the appellate courts therefrom (a “Foreign Action”) in the name of any securityholder, such securityholder shall be deemed to have consented to the personal jurisdiction of the Supreme Court of the Province of

British Columbia, Canada and the appellate courts therefrom, in connection with any action or proceeding brought in any such court to enforce the preceding sentence and having service of process made upon such securityholder in any such action or proceeding by service upon such securityholder’s counsel in the Foreign Action as agent for such securityholder.

Warrants

As of             , 2020, there were 17,150,000 warrants to purchase SAMA common stock outstanding, including 13,000,000 public warrants and 4,150,000 private placement warrants. Each warrant entitles the registered holder to purchase one share of SAMA common stock at a price of $11.50 per share, subject to adjustment. In connection with the Proposed Transactions, at closing, SAMA, Holdco and Continental, as warrant agent, will enter into the Warrant Amendment, pursuant to which, as of the Merger Effective Time, (a) each SAMA warrant that is outstanding immediately prior to the Merger Effective Time will no longer represent a right to acquire one share of SAMA common stock and will instead represent the right to acquire one Holdco common share under the same terms as set forth in the Warrant Agreement and (b) SAMA will assign to Holdco all of SAMA’s right, title and interest in and to the Warrant Agreement and Holdco will assume, and agree to pay, perform, satisfy and discharge in full, all of SAMA’s liabilities and obligations under the Warrant Agreement arising from and after the Merger Effective Time.

Exercise of warrants

The warrants will become exercisable 30 days after the Closing and will expire on the fifth anniversary of the Closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. No warrants will be exercisable for cash unless Holdco has an effective and current registration statement covering the Holdco common shares issuable upon exercise of the warrants and a current prospectus relating to such Holdco common shares. Notwithstanding the foregoing, if a registration statement covering the Holdco common shares issuable upon exercise of the public warrants is not effective within 90 days following the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when Holdco shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, warrant holders will not be able to exercise their warrants on a cashless basis. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Holdco common shares equal to the quotient obtained by dividing (x) the product of the number of Holdco common shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of Holdco common shares for the five trading days ending on the trading day prior to the date of exercise. Under the terms of the Warrant Agreement (as amended by the Warrant Amendment), Holdco will agree that, as soon as practicable after the closing of the Business Combination, it will use its best efforts to file with the SEC a registration statement for the registration under the Securities Act of the Holdco common shares issuable upon exercise of the warrants and to maintain the effectiveness of such registration statement until the expiration of the warrants.

Redemption of warrants

Following the closing of the Business Combination, Holdco may call the warrants for redemption (excluding the private placement warrants), in whole and not in part, at a price of $0.01 per warrant,

•        at any time during the exercise period;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•        if, and only if, the reported last sale price of Holdco common shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

If Holdco calls the warrants for redemption as described above, its management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of Holdco common shares equal to the quotient obtained by dividing (x) the product of the number of Holdco common shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of Holdco common shares for the five trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

Adjustments

The exercise price and number of Holdco common shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or Holdco’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices.

Amendments to terms of warrants

The warrants were issued in registered form under the Warrant Agreement (as amended by the Warrant Amendment). The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of at least 50% of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

Private placement warrants

The private placement warrants are identical to the public warrants, except that, if held by the original holder or their permitted assigns, they (i) may be exercised on a cashless basis, (ii) are not subject to redemption and (iii) subject to certain limited exceptions, will be subject to transfer restrictions until after the closing of the Business Combination.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of Holdco common shares equal to the quotient obtained by dividing (x) the product of the number of Holdco common shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the Holdco common shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Other terms

Warrant holders will not have the rights or privileges of holders of Holdco common shares and any voting rights until they exercise their warrants and receive Holdco common shares.

No fractional shares will be issued upon exercise of the warrants. If, by reason of any adjustment made pursuant to the Warrant Agreement, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, Holdco will, upon exercise, round up to the nearest whole number the number of Holdco common shares to be issued to the warrant holder.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the Holdco common shares outstanding.

Listing

We intend to seek to list the Holdco common shares and warrants on the Nasdaq Capital Market, subject to official notice of issuance. There is no assurance that we will be able to satisfy Nasdaq Capital Market’s listing requirements initially or on an ongoing basis.

Holdco’s Transfer Agent

A central securities register of holders of all shares of Holdco will be maintained by Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, NY 10004-1561, that will serve as the transfer agent for all classes of equity securities of Holdco upon the consummation of the Arrangement.

SAMA SECURITIES AND DIVIDENDS

Market of Units, Common Stock and Warrants

SAMA’s equity securities trade on the Nasdaq Capital Market. Each unit consists of one share of SAMA common stock and one warrant and, commencing on December 11, 2018, trades on the Nasdaq Capital Market under the symbol “SAMAU.” The shares of SAMA common stock and warrants underlying the units began trading separately on the Nasdaq Capital Market under the symbols “SAMA” and “SAMAW,” respectively, on January 9, 2019.

Description of Warrants

Each warrant entitles the holder to purchase one share of SAMA common stock at a price of $11.50 per share, subject to adjustment as described in the final prospectus for SAMA’s initial public offering. The warrants will expire on the fifth anniversary of SAMA’s completion of an initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Holders of Record

On             , 2020, there was approximately one holder of record of units, five holders of record of SAMA common stock and two holders of record of warrants. Such numbers do not include beneficial owners holding SAMA’s securities through nominee names.

Dividends

SAMA has not paid any cash dividends on the SAMA common stock to date and does not intend to pay cash dividends prior to the completion of an initial business combination. The payment of cash dividends in the future will be dependent upon the combined company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of the combined company’s board of directors at such time. It is the present intention of SAMA’s board of directors to retain all earnings, if any, for use in SAMA’s business operations and, accordingly, SAMA’s board of directors does not anticipate declaring any cash dividends in the foreseeable future. In addition, SAMA’s board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if SAMA incurs any indebtedness, SAMA’s ability to declare dividends may be limited by restrictive covenants SAMA may agree to in connection therewith.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the consummation of the Business Combination, there will be approximately 32,008,947 Outstanding Shares, assuming, among other matters, that none of SAMA’s existing public stockholders exercise their redemption rights. See “Estimated Outstanding Share Calculation.” In addition, Holdco is expected to have 18,150,000 warrants issued and outstanding, each warrant allowing the holder to purchase one Holdco common share at $11.50 per share. The Holdco common shares issued in connection with the Business Combination will be freely transferable by shareholders other than by Holdco’s “affiliates” without restriction (except for certain contractual lock-up restrictions) or further registration under the Securities Act. Sales of substantial amounts of the Holdco common shares or warrants in the public market could adversely affect prevailing market prices of the Holdco securities.

Prior to the Business Combination, there has been no public market for Holdco securities. We intend to apply for listing of Holdco common shares and warrants on Nasdaq under the symbols “CLVR” and “CLVRW”, respectively, but we cannot assure you that a regular trading market in the Holdco securities will develop. See “Risk Factors — Risks Related to Ownership of Holdco Securities — There can be no assurance that the Holdco common shares or warrants will be approved for listing on Nasdaq upon the Closing, or if approved, that Holdco will be able to comply with the continued listing standards of Nasdaq”.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted common shares or warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of Holdco’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) Holdco is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted common shares or warrants for at least six months but who are Holdco’s affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        one percent (1%) of the total number of common shares then issued and outstanding; or

•        the average weekly reported trading volume of the common shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by Holdco’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Holdco.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Registration Rights

Investors’ Rights Agreement

In connection with, and as a condition to the consummation of, the Business Combination, Holdco and certain SAMA stockholders will enter into the Investors’ Rights Agreement. Pursuant to the terms of the Investors’ Rights Agreement, such SAMA stockholders will have demand, “piggy-back” and Form S-3 registration rights, subject to certain minimum requirements and customary conditions. For further details see “Certain Relationships and Related Person Transactions — Transactions Related to the Business Combination — Investors’ Rights Agreement.”

Warrant Agreement

Pursuant to the Warrant Agreement that will be assumed by Holdco in connection with the Business Combination, Holdco will be required, as soon as practicable after the Closing, to use its best efforts to file a registration statement with the SEC covering the common shares issuable upon exercise of the warrants. Holdco will also be required to use its best efforts to cause the registration statement to become effective and to maintain the effectiveness of such registration statement until the expiration of the warrants. If a registration statement covering the common shares issuable upon exercise of the warrants is not effective within 90 days after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis.

Transfer Restrictions

Transfer Restrictions under the Stock Escrow Agreement

Pursuant to the Transaction Support Agreement, the Sponsor and SAMA agreed to take all actions necessary to amend the Escrow Agreement to provide that Holdco common shares held by the Sponsor and the independent directors of SAMA will be released from escrow to the Sponsor and the independent SAMA directors as follows: (i) 1,565,000 Holdco common shares will be released to the Sponsor and 60,000 Holdco common shares will be released to the independent SAMA directors at the earlier of: (x) one year following the closing or (y) the date on which the closing price of the Holdco common shares on Nasdaq equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within any consecutive 30 trading day period after the closing; (ii) 812,500 Holdco common shares will be released to the Sponsor if the closing price of the Holdco common shares on Nasdaq equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within any consecutive 30 trading day period on or before the second anniversary of the closing; and (iii) 812,500 Holdco common shares will be released to the Sponsor if the closing price of the Holdco common shares on Nasdaq equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within any consecutive 30 trading day period on or before the fourth anniversary of the Closing.

Transfer Restrictions under the Transaction Support Agreement

Pursuant to the Transaction Support Agreement, Holdco common shares received by the Sponsor in connection with the Business Combination will be subject to certain lock-up and forfeiture arrangements commencing on the Effective Date and ending one year following the Closing Date, with such restriction on sales and transfers to terminate early if following the 180th day after the Closing Date, the closing trading price of the Holdco common shares equals or is greater than $12.50 for any 20 out of any 30 consecutive trading days. For further details see “Certain Relationships and Related Person Transactions — Transactions Related to the Business Combination — Transaction Support Agreement.”

Transfer Restrictions under the Shareholder Support Agreements

Pursuant to the Shareholder Support Agreements, the Holdco common shares received by the Key Clever Leaves Shareholders in connection with the Business Combination will be subject to certain lock-up arrangements commencing on the Effective Date and ending one year following the Closing Date, with such restriction on sales and transfers to terminate early if following the 180th day after the Closing Date, the closing trading price of the

Holdco common shares equals or is greater than $12.50 for any 20 out of any 30 consecutive trading days. For further details see “Certain Relationships and Related Person Transactions — Transactions Related to the Business Combination — Shareholder Support Agreements.”

Transfer Restrictions under the Plan of Arrangement

Pursuant to the Plan of Arrangement, the Holdco common shares received by the Clever Leaves shareholders in connection with the Business Combination will be subject to certain lock-up arrangements commencing on the Effective Date and ending one year following the Closing Date, with such restriction on sales and transfers to terminate early if following the 180th day after the Closing Date, the closing trading price of the Holdco common shares equals or is greater than $12.50 for any 20 out of any 30 consecutive trading days. For further details see “Summary of the Proxy Statement/Prospectus — Plan of Arrangement.”

Transfer Restrictions under the Warrant Agreement

Pursuant to the Warrant Agreement, to which Holdco will become a party in connection with the Business Combination, subject to certain limited exceptions, the private placement warrants owned by the Sponsor may not be transferred until after the consummation of the Business Combination.

COMPARISON OF THE RIGHTS OF HOLDERS OF
SAMA COMMON STOCK AND HOLDCO COMMON SHARES

The rights of SAMA stockholders and the relative powers of SAMA’s board of directors are governed by Delaware law and SAMA’s amended and restated certificate of incorporation and bylaws. At the effective time of the Merger, each outstanding share of SAMA common stock will be canceled and automatically converted into the right to receive one Holdco common share. Because Holdco is a corporation organized under the laws of British Columbia, Canada, the rights of the shareholders of Holdco are governed by applicable law of British Columbia, Canada, including the BCA, and by the form of Holdco Articles.

The following is a summary comparison of the material differences between the rights of the SAMA stockholders under the DGCL and SAMA’s amended and restated certificate of incorporation and bylaws, and the rights that former SAMA stockholders will have as shareholders of Holdco under the BCA, Multilateral Instrument 62-104, and the form of Holdco Articles effective following the closing of the Business Combination. The discussion in this section does not include a description of rights or obligations under the U.S. federal securities laws or Nasdaq rules, many of which are similar to, or have an effect on, matters described herein under Delaware or British Columbia law. Such rights or obligations generally apply equally to shares of SAMA common stock and Holdco common shares.

This summary is not intended to be a complete discussion of the respective rights of SAMA stockholders and Holdco shareholders and may not contain all of the information that is important to you. This summary is qualified in its entirety by reference to the DGCL, the BCA, and the governing documents of SAMA and Holdco, which we urge you to read carefully and in their entirety. SAMA, Clever Leaves and Holdco urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of the DGCL, the BCA, and the other documents to which we refer in this proxy statement/prospectus for a more complete understanding of the differences between the rights of a Holdco shareholder and the rights of a SAMA stockholder. SAMA has filed its governing documents with the SEC and will send copies of these documents to you, without charge, upon your request. See the section titled “Where You Can Find Additional Information.” The form of Holdco Articles, which will be adopted at the Closing, are included as Annex B to this proxy statement/prospectus.

	SAMA	Holdco
Authorized and Outstanding Capital

The total number of shares of all classes of capital stock which SAMA is authorized to issue is 101,000,000 shares, consisting of (a) 100,000,000 shares of SAMA common stock, par value $0.0001 per share, and (b) 1,000,000 shares of SAMA preferred stock, par value $0.0001 per share.

As of         , 2020, there were 16,215,132 shares of SAMA common stock outstanding and no shares of SAMA preferred stock outstanding.

The authorized share capital of Holdco consists of an unlimited number of Holdco common shares without par value and an unlimited number of Holdco preferred shares without par value.

The Holdco board of directors has the authority to issue one or more series of Holdco preferred shares, with such special conditions to be created, defined and attached to such series by the directors of Holdco.

As of         , 2020, there was one Holdco common share issued and outstanding, and no Holdco preferred shares issued and outstanding.

Issuance of Additional Shares

SAMA’s amended and restated certificate of incorporation provides that, prior to the consummation of SAMA’s initial business combination, SAMA shall not issue any additional shares of capital stock of SAMA that would entitle the holders thereof to receive funds from the trust account or vote on any initial business combination, on any pre-business combination activity or on any amendment to the provisions of SAMA’s amended and restated certificate of incorporation relating to SAMA’s initial business combination.

Pursuant to the BCA and the form of Holdco Articles, Holdco may increase, reduce or eliminate the maximum number of shares that Holdco is authorized to issue out of any class or series of shares or establish a maximum number of shares that Holdco is authorized to issue out of any class of series of shares for which no maximum is established.

	SAMA	Holdco
Reduction of Capital

Under the DGCL, SAMA, by resolution of its board of directors, may reduce its capital by reducing or eliminating the capital associated with shares of capital stock that have been retired, by applying to an otherwise authorized purchase or redemption of shares some or all of the capital represented by the shares being repurchased or redeemed, or any capital that has not been allocated to any particular class of its stock, by applying to an otherwise authorized conversion or exchange of outstanding shares some or all of the capital represented by the shares being converted or exchanged, or some or all of any capital that has not been allocated to any particular class of its stock, or both, to the extent that such capital in the aggregate exceeds the total aggregate par value or the stated capital of any previously unissued shares issuable upon such conversion or exchange or by transferring or by transferring to surplus some or all of the capital not represented by any particular class of its capital stock, some or all of the capital represented by issued shares of its par value capital stock, which capital is in excess of the aggregate par value of such shares or some of the capital represented by issued shares of its capital stock without par value. Notwithstanding the foregoing, no reduction of capital may be made or effected unless the assets of the corporation remaining after the reduction are sufficient to pay any debts for which payment has not otherwise been provided.

Under the BCA, Holdco may reduce its capital if it is authorized to do so: (1) by a court order, or (2) by a special resolution, provided that there are reasonable grounds for believing that the realizable value of Holdco’s assets would, after the reduction, not be less than the aggregate of its liabilities.

Voting Rights

SAMA’s amended and restated certificate of incorporation provides that, except as required by law or such amended and restated certificate of incorporation, the holders of shares of SAMA common stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of SAMA on which the holders of the shares of SAMA common stock are entitled to vote.

Holdco’s Articles provide that each Common share shall entitle its holder to one vote at all meetings of the shareholders of Holdco, except meetings at which only holders of another specified class of shares are entitled to vote pursuant to the provisions hereof or pursuant to the provisions of the Act.

Under the BCA, at any meeting of shareholders at which a quorum is present, any action that must or may be taken or authorized by the shareholders, except as otherwise provided under the BCA and form of Holdco Articles, may be taken or authorized by an “ordinary resolution,” which is a simple majority of the votes cast by shareholders voting shares that carry the right to vote at general meetings.

Holdco’s Articles provide that every motion put to a vote at a meeting of shareholders will be decided by a show of hands unless a poll is directed by the chair or demanded by any shareholder entitled to vote who is present in person or by proxy.

	SAMA	Holdco

Votes by a show of hands or functional equivalent result in each person having one vote (regardless of the number of shares such person is entitled to vote). If voting is conducted by poll, each person is entitled to one vote for each share such person is entitled to vote.

Dividends and Distributions

SAMA’s amended and restated certificate of incorporation provides that, subject to applicable law, the rights (if any) of any holders of any outstanding series of SAMA preferred stock and the provisions of SAMA’s amended and restated certificate of incorporation relating to SAMA’s initial business combination, the holders of the shares of SAMA common stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of SAMA) when, as and if declared thereon by SAMA’s board of directors from time to time out of any assets or funds of SAMA legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Under the BCA, dividends may be paid out of profits, capital or otherwise. However, a corporation cannot declare or pay a dividend if there are reasonable grounds for believing that the corporation is insolvent or payment of the dividend would render the corporation insolvent.

Holdco’s Articles provide that the directors may from time to time declare and authorize payment of such dividends as the directors may deem advisable, subject to the rights, if any, of shareholders holding shares with special rights to dividends.

Preemptive Rights	SAMA’s amended and restated certificate of incorporation does not provide preemptive rights to shares of SAMA common stock.	There are no preemptive rights relating to Holdco common shares.
Number of Directors

SAMA’s amended and restated certificate of incorporation provides that the number of directors of SAMA, other than those who may be elected by the holders of one or more series of the SAMA preferred stock voting separately by class or series, shall be fixed from time to time exclusively by SAMA’s board of directors pursuant to a resolution adopted by a majority of SAMA’s board of directors.

The BCA requires that public companies have a minimum of three directors.

Holdco’s Articles provide that, if Holdco is a public company, the number of directors shall be the greater of three and the number set by directors’ resolution.

Holdco directors may appoint additional directors, but the number of additional directors shall not exceed one third of the first directors and thereafter not more than one third of the number of directors who were elected or appointed between the two preceding annual general meetings. The filling of a casual vacancy by the Holdco directors shall not be counted against such cap.

Term of Office of Directors

SAMA’s amended and restated certificate of incorporation provides that SAMA’s board of directors shall be divided into two classes of directors, as nearly equal as possible and designated Class I and Class II, with each class (other than the term of the initial Class I directors) generally being elected to a two-year term or until their successors are elected and qualified, subject to their earlier death, resignation, retirement, dis-qualification or removal from office.

Each director shall hold office until the next annual general meeting and until his or her successor is elected and duly qualified, subject to prior death, resignation, retirement, disqualification or removal from office.

	SAMA	Holdco
Nomination of Director Candidates

SAMA’s bylaws provide that, except as may be otherwise provided by the terms of one or more series of SAMA preferred stock, nominations of persons for election to SAMA’s board of directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in SAMA’s notice of such special meeting, by any stockholder of SAMA who is a stockholder of record on the date of such stockholder’s notice of nomination and on the record date for the determination of stockholders entitled to vote at such meeting and who complies with the notice procedures set forth in SAMA’s bylaws. SAMA’s bylaws provide that, to be timely, a stockholder’s notice of nomination must be delivered to SAMA’s Secretary at the principal executive offices of SAMA (a) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders (provided, however, that in the event the date of SAMA’s annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by SAMA) and (b) in the case of a special meeting of stockholders, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by SAMA. SAMA’s bylaws also require the stockholder’s notice of nomination to set forth certain information as described therein.

Holdco’s Articles provide that nominations of persons for election to Holdco’s board of directors may be made at any annual meeting of shareholders, or at any special meeting of shareholders called for the purpose of electing directors, by any shareholder of Holdco who is a stockholder of record on the date notice of the meeting is given.

To be timely, a shareholder’s notice shall be received by the CFO of Holdco (a) in the case of an annual meeting, not later than the close of business on the 30th day nor earlier than the close of business on the 65th day before the anniversary date of the immediately preceding annual meeting of shareholders (provided, however, that in the event Holdco’s annual meeting of shareholders is to be held on a date that is less than 50 days after the first public announcement of the date of the annual meeting, notice by the shareholders must be delivered by the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by Holdco) and (b) in the case of a special meeting of shareholders, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by Holdco.

For so long as investors party to the Investors’ Rights Agreement, the SPAC Majority Holders hold (i) Holdco common shares equal to or greater than 50% of the total number of Holdco common shares held as the effective date of the Investors’ Rights Agreement (as may be adjusted by share splits, reverse splits, share dividends, recapitalizations or other similar events) and (ii) 2.0% of the then-issued and outstanding Holdco common shares, the SPAC Majority Holders have the right to nominate, subject to the approval of the Nominating and Governance Committee, collectively, one qualifying person as an independent director to the Holdco board of directors by giving written notice to the Company not more than 20 days after receiving notice of the applicable meeting of shareholders. The SPAC Majority Holders must provide certain information to Holdco with respect to the director nominee, and have agreed to qualifying information or characteristics.

	SAMA	Holdco
Election of Directors

SAMA’s amended and restated certificate of incorporation and bylaws provide that, subject to the rights of holders of one or more series of SAMA preferred stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

At any general meeting at which directors are to be elected, a separate vote of shareholders shall be taken with respect to each candidate nominated for director.
Removal of Directors

SAMA’s amended and restated certificate of incorporation provides that, subject to the rights of the holders of one or more series of SAMA preferred stock, a director may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of SAMA entitled to vote generally in the election of directors, voting together as a single class.

Holdco’s Articles provide the shareholders of Holdco may remove any director before the expiration of his or her term of office by special resolution, provided that to pass such special resolution shall require a special majority requirement of two-thirds of the votes cast in favor of the resolution.

The directors of Holdco may remove a director before the expiration of his or her period of office if the director is convicted of an indictable offence or otherwise ceases to qualify as a director and the directors may appoint a director to fill the resulting vacancy.

Board Vacancies

SAMA’s amended and restated certificate of incorporation provides that, subject to the rights of the holders of any one or more series of SAMA preferred stock, newly created directorships resulting from an increase in the number of directors and any vacancies on SAMA’s board of directors resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Holdco’s Articles provide that where a director is removed by special resolution, the shareholders may elect, by ordinary resolution, another individual as director to fill the resulting vacancy. If the shareholders do not appoint a director to fill the vacancy contemporaneously with removal, then either the directors or the shareholders by ordinary resolution may appoint a director to fill that vacancy.

Any casual vacancy occurring on the board of directors may be filled by the remaining directors. If Holdco has fewer directors in office than the number set by the form of Holdco Articles as the necessary quorum for the directors, the directors may only act for the purpose of appointing directors up to that number or by summoning a meeting of shareholders for the purpose of filling any vacancies on the board of directors or, subject to the BCA, for any other purpose. If Holdco has no directors or fewer directors in office than the number set by the form of Holdco Articles as the necessary quorum for the directors, the shareholders may, by ordinary resolution, elect or appoint directors to fill the vacancies of the board.

	SAMA	Holdco
Board Action by Written Consent

SAMA’s bylaws provide that, unless otherwise restricted by SAMA’s amended and restated certificate of incorporation or SAMA’s bylaws, any action required or permitted to be taken at any meeting of SAMA’s board of directors or any committee thereof may be taken without a meeting if all members of SAMA’s board of directors or committee thereof, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of SAMA’s board of directors or committee thereof.

Holdco’s Articles provide that a resolution of the directors or of any committee of the directors consented to in writing by all of the directors entitled to vote on it is as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors duly called and held.

Power of Board of Directors to Manage the Business and Affairs of the Corporation

SAMA’s amended and restated certificate of incorporation provides that the business and affairs of SAMA shall be managed by, or under the direction of, SAMA’s board of directors. SAMA’s amended and restated certificate of incorporation provides that, in addition to the powers and authority expressly conferred upon SAMA’s board of directors by statute, SAMA’s amended and restated certificate of incorporation or SAMA’s bylaws, SAMA’s board of directors is empowered to exercise all such powers and do all such acts and things as may be exercised or done by SAMA, subject, nevertheless, to the provisions of the DGCL, SAMA’s amended and restated certificate of incorporation and any bylaws adopted by the stockholders of SAMA.

Holdco’s Articles provide, subject to the BCA, that the directors must manage or supervise the management of the business and affairs of Holdco and have the authority to exercise all such powers of Holdco as are not, by the BCA or form of Holdco Articles, required to be exercised by the shareholders.

Fiduciary Duties of Directors	Under Delaware common law, for so long as SAMA is solvent, SAMA’s directors owe the fiduciary duties of care and loyalty (including good faith) to SAMA and its stockholders.

The BCA requires that directors and officers (1) act honestly and in good faith with a view to the best interests of Holdco, (2) exercise the care, diligence and skill that a reasonably prudent individual would exercise in comparable circumstances, (3) act in accordance with the BCA and its related regulations, and (4) subject to the above, act in accordance with the form of Holdco Articles.

All of the directors have equal and overall responsibility for the management of Holdco (although directors who also serve as employees will have additional responsibilities and duties arising under their employment agreements and it is likely that more will be expected of them in compliance with their duties than non-executive directors). The principal directors’ duties include the statutory duties of good faith, acting honestly and responsibly, acting in accordance with the form of Holdco Articles, not agreeing to restrict his or her power to exercise independent judgment, avoiding conflicts of interest, exercising due care, skill and diligence and having regard to the interests of Holdco’s shareholders.

	SAMA	Holdco
Directors’ Conflicts of Interest; Corporate Opportunities

SAMA’s amended and restated certificate of incorporation provides that SAMA renounces, to the fullest extent permitted by law, any interest or expectancy of SAMA in, or in being offered an opportunity to participate in, any Excluded Opportunity pursuant to Section 122(17) of the DGCL. An “Excluded Opportunity” is defined in SAMA’s amended and restated certificate of incorporation as any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of SAMA who is not an employee of SAMA or any of its subsidiaries, or (ii) any holder of SAMA common stock or preferred stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of SAMA or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of SAMA, such opportunity is one SAMA is legally and contractually permitted to undertake and would otherwise be reasonable for SAMA to pursue, and to the extent the director is permitted to refer that opportunity to SAMA without violating any legal or contractual obligation.

Holdco’s Articles provide that a director who holds a disclosable interest in a contract or transaction into which Holdco has entered or proposes to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution. Further, any director or senior officer who holds a disclosable interest in a contract or transaction into which Holdco has entered or proposes to enter is liable to account to Holdco for any profit that accrues to the director or senior officer under or as a result of the contract or transaction only if and to the extent provided in the BCA.

A director or senior officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual’s duty or interest as a director or senior officer, must disclose the nature and extent of the conflict as required by the BCA.

Limitation on Liability of Directors

SAMA’s amended and restated certificate of incorporation provides that a director of SAMA shall not be personally liable to SAMA or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to SAMA or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director.

Under the BCA, no provision in a contract or the articles may relieve a director or officer from (1) the duty to act in accordance with the BCA and its related regulations, or (2) liability that by virtue of any enactment or rule of law or equity would otherwise attach to that director or officer in respect of any negligence, default, breach of duty or breach of trust of which the director or officer may be guilty in relation to a company.

However, a director will not be liable under the BCA if the director relied, in good faith on certain officers, experts and records.

	SAMA	Holdco
Indemnification of Directors and Officers

SAMA’s amended and restated certificate of incorporation and bylaws provide that to the fullest extent permitted by applicable law, as the same exists or may be amended, SAMA shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of SAMA or, while a director or officer of SAMA, is or was serving at the request of SAMA as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. SAMA’s certificate of incorporation and bylaws also provide that except for proceedings to enforce rights to indemnification and advancement, SAMA is required to indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnity only if it was authorized by SAMA’s board of directors.

Under the BCA, a company may indemnify a director or officer, a former director or officer, or a person who acts or acted at the company’s request as a director or officer, or an individual acting in a similar capacity, of another entity, which we refer to as an eligible party, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of that association with the company or other entity, if: (1) the individual acted honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; and (2) in the case of a proceeding other than a civil proceeding, the individual had reasonable grounds for believing that the individual’s conduct was lawful. A company may advance the expenses of an eligible party as they are incurred in an eligible proceeding only if the eligible party has provided an undertaking that, if it is ultimately determined that the payment of expenses was prohibited, the eligible party will repay any amounts advanced. On application from an eligible party, a court may make any order the court considers appropriate in respect of an eligible proceeding, including the indemnification of penalties imposed or expenses incurred in any such proceedings and the enforcement of an indemnification agreement.

Holdco’s Articles require Holdco to indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and Holdco must after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each eligible party is deemed to have contracted with Holdco on the terms of the indemnity contained in the form of Holdco Articles. Subject to the BCA, Holdco may also indemnify any other person. In addition, the form of Holdco Articles specify that failure of an eligible party to comply with the provisions of the BCA or form of Holdco Articles, or if applicable, any former legislation or articles, will not invalidate any indemnity to which he or she is entitled. The form of Holdco Articles also allow for Holdco to purchase and maintain insurance for the benefit of specified eligible parties.

	SAMA	Holdco
Advancement of Expenses

SAMA’s amended and restated certificate of incorporation and bylaws provide that SAMA shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified.

The BCA provides that Holdco may pay expenses of an eligible party actually and reasonably incurred in advance of a final disposition of an eligible proceeding; provided, however, that the eligible party first provides an undertaking to repay the amounts advanced if it is ultimately determined that the payment of expenses is prohibited by the BCA.

Annual Meeting of Stockholders

SAMA’s bylaws provide that, at each annual meeting of stockholders, the stockholders shall elect those directors of SAMA to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting. An annual meeting of stockholders shall be held at a time, on a date and at a place (if any) designated by SAMA’s board of directors.

The DGCL provides that if there is a failure to hold an annual meeting of stockholders or take action by written consent to elect directors in lieu of a meeting for a period of 30 days after the date designated for the annual meeting, or if no date has been designated, for a period of 13 months after the latest to occur of the organization of SAMA, its last annual meeting of stockholders or the last action by written consent to elect directors in lieu of an annual meeting of stockholders, the Court of Chancery of the State of Delaware may summarily order a meeting to be held upon the application of any stockholder or director.

Holdco’s Articles provide that, unless an annual general meeting is deferred or waived in accordance with the BCA, Holdco must hold its first annual general meeting within 18 months after the date on which it was incorporated or otherwise recognized, and after that must hold an annual general meeting at least once in each calendar year and not more than 15 months after the last annual reference date at such time and place as may be determined by the directors (including a place or location that is entirely virtual such that the annual general meeting is held electronically without a physical location).

	SAMA	Holdco
Special Meetings of Stockholders

SAMA’s amended and restated certificate of incorporation and bylaws provide that, subject to the rights of the holders of any outstanding series of SAMA’s preferred stock, special meetings of the stockholders may be called only by the Chairman of the Board, the Chief Executive Officer, or SAMA’s board of directors pursuant to a resolution adopted by a majority of SAMA’s board of directors.

Holdco’s Articles provide that special meetings of the shareholders may be called by the board of directors at any time. In addition, under the BCA, the holders of not less than 5% of the issued shares of a company that carry the right to vote at a meeting may requisition that the directors call a meeting of shareholders for such purposes as stated in the requisition. Upon meeting the technical requirements set out in the BCA, the directors must call a meeting of shareholders to be held not more than four months after receiving the requisition. If the directors do not call such a meeting within 21 days after receiving the requisition, the requisitioning shareholders or any of them holding in aggregate more than 2.5% of the issued shares of the company that carry the right to vote at general meetings may send notice of a meeting to be held to transact the business stated in the requisition.

Notice of Stockholders Meetings

SAMA’s bylaws provide that written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by SAMA’s bylaws to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by SAMA not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the DGCL. If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the SAMA’s notice of meeting (or any supplement thereto).

Pursuant to the form of Holdco Articles, Holdco must send notice of the date, time and location of any meeting of shareholders, in the manner provided in the form of Holdco Articles, or in such other manner, if any, as may be prescribed by ordinary resolution (whether previous notice of the resolution has been given or not), to each shareholder entitled to attend the meeting, and to each director and to the auditor of Holdco, unless the form of Holdco Articles otherwise provide, at least the following number of days before the meeting: (1) if and for so long as Holdco is a public company, 21 days; or (2) otherwise, 10 days.

The notice of meeting for a meeting of shareholders to consider special business must: (1) state the general nature of the special business, and (2) if the special business includes approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document will be available for inspection by shareholders who are entitled to vote at the meeting: (i) at Holdco’s records office, or at such other reasonably accessible location in British Columbia as is specified in the notice; and (ii) during statutory business hours on any one or more specified days before the day set for holding the meeting.

	SAMA	Holdco
Quorum at Stockholder Meetings

SAMA’s bylaws provide that, except as otherwise provided by applicable law, SAMA’s amended and restated certificate of incorporation or SAMA’s bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of SAMA representing a majority of the voting power of all outstanding shares of capital stock of SAMA entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.

The form of Holdco Articles provide that one or more persons who are, or who represent by proxy, one or more shareholders who, in the aggregate, hold at least 25% of the issued shares of Holdco entitled to be voted at the meeting, constitute a quorum at any annual or special meeting of the shareholders.

Record Date

In order that SAMA may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, SAMA’s bylaws provide that SAMA’s board of directors may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by SAMA’s board of directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If SAMA’s board of directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless SAMA’s board of directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. SAMA’s bylaws provide that, if no record date is fixed by SAMA’s board of directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held.

Holdco’s Articles provide that the directors may set a date as the record date for the purpose of determining shareholders entitled to notice of, or to vote at, any meeting of shareholders, and the record date must not precede the date on which the meeting is to be held by more than two months (or four months if the meeting is requisitioned by shareholders under the BCA), or by fewer than: (1) if and for so long as Holdco is a public company, 21 days; or (2) otherwise, 10 days. If no record date is set, the record date is 5 p.m. (Vancouver time) on the day immediately preceding the first date on which the notice is sent.

Additionally, Holdco’s Articles provide the directors may set a date as the record date for the purpose of determining shareholders entitled to vote at any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months (or four months if the meeting is requisitioned by shareholders under the BCA). If no record date is set, the record date is 5 p.m. (Vancouver time) on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

	SAMA	Holdco
Vote Required

SAMA’s bylaws require that all matters (other than the election of directors) presented to stockholders at a meeting at which a quorum is present be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, SAMA’s amended and restated certificate of incorporation, SAMA’s bylaws, or applicable stock exchange rules, a different vote is required, in which case such provision governs and controls the decision of such matter.

Under the BCA and Holdco’s Articles, at any meeting of shareholders at which a quorum is present, any action that must or may be taken or authorized by the shareholders, except as otherwise provided under the BCA or the Articles, may be taken or authorized by an “ordinary resolution,” which is a simple majority of the votes cast by shareholders voting shares that carry the right to vote at general meetings.

Holdco’s Articles provide that every motion put to a vote at a meeting of shareholders will be decided by a show of hands unless a poll is directed by the chair or demanded by any shareholder entitled to vote who is present in person or by proxy. Votes by a show of hands or functional equivalent result in each person having one vote (regardless of the number of shares such person is entitled to vote). If voting is conducted by poll, each person is entitled to one vote for each share such person is entitled to vote.

No Cumulative Voting	SAMA’s certificate of incorporation does not provide for cumulative voting in connection with the election of directors.	The holders of Holdco common shares do not have cumulative voting rights.
No Stockholder Action by Written Consent

SAMA’s amended and restated certificate of incorporation provides that, except as otherwise provided or fixed pursuant thereby relating to the rights of the holders of any outstanding series of SAMA preferred stock, subsequent to the consummation of SAMA’s initial public offering of securities, any action required or permitted to be taken by the stockholders of SAMA must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of SAMA.

Under the BCA, shareholder action without a meeting may be taken by a “consent resolution” of shareholders, which requires that, after being submitted to all shareholders entitled to vote at a general meeting, the resolution is consented to in writing by: (1) in the case of a matter that would normally require an ordinary resolution, shareholders who, in the aggregate, hold shares carrying at least 66 2/3% of the votes entitled to be cast on such consent resolution, or (2) in the case of any other resolution of the shareholders, unanimous consent of the votes entitled to be cast on such consent resolution. A consent resolution of shareholders is deemed to be a proceeding at a meeting of those shareholders and to be as valid and effective as if it had been passed at a meeting of shareholders that satisfies all the requirements of the BCA and its related regulations, and all the requirements of the form of Holdco Articles, relating to meetings of shareholders.

	SAMA	Holdco
Stockholder Proposals

SAMA’s bylaws provide that business (other than nominations of individuals for election to the SAMA board of directors) may be brought before an annual meeting of stockholders by any stockholder of SAMA who is a stockholder of record on the date notice of such proposal of business is given and on the record date for the determination of stockholders entitled to vote at such meeting and who complies with the notice procedures set forth in SAMA’s bylaws. To be timely, a stockholder’s notice of such proposal of business shall be delivered to the Secretary of SAMA at the principal executive offices of SAMA not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event the date of SAMA’s annual meeting is more than 30 days before or 70 days after such anniversary date, notice by the stockholder must be received not earlier than the close of business on the 120th day before the meeting and not later than the later of (a) the close of business on the 90th day before the meeting or (b) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by SAMA.

Under the BCA, shareholders’ proposals may be made by registered or beneficial owners of shares entitled to vote at general meetings of shareholders who have been the registered or beneficial owner of such shares for an uninterrupted period of at least two years before the date of signing of the proposal, and who together in the aggregate constitute at least 1% of the issued shares that carry on the right to vote at general meetings or have a fair market value of shares in excess of CAD$2,000. Those registered or beneficial holders must, alongside the proposal, submit and sign a declaration providing the requisite information under the BCA. To be a valid proposal, the proposal must be submitted at least three months before the anniversary of the previous year’s annual reference date.

Inspection of Books and Records

Under the DGCL, any stockholder may, upon proper demand, and for any proper purpose, inspect the Delaware corporation’s stock ledger, list of stockholders and other books and records during the usual hours for business.

Holdco must keep at its records office, or at such other place as the BCA may permit, the documents, copies, registers, minutes and other records which Holdco is required by the BCA to keep at such places. Holdco must keep or cause to be kept proper books of account and accounting records in respect of all financial and other transactions of Holdco and in compliance with the provisions of the BCA.

Under the BCA, any director or shareholder may, without charge, inspect certain of Holdco’s records at Holdco’s records office or such other place where such records are kept during the corporation’s statutory business hours. Former shareholders and directors may also inspect certain records, free of charge, but only those records pertaining to the times that they were shareholders or directors. Further, a public company must allow all persons to inspect certain records of the company free of charge.

As permitted by the BCA, the form of Holdco Articles prohibit shareholders from inspecting any accounting records of Holdco, unless the directors determine otherwise.

	SAMA	Holdco
Derivative or Other Suits

Pursuant to the DGCL, in any derivative suit instituted by a stockholder of a Delaware corporation, it must be averred in the complaint that the plaintiff was a stockholder of record at the time of the transaction of which such stockholder complains or that such stockholder’s stock thereafter devolved upon such stockholder by operation of law. Pursuant to Delaware law, the complaint must set forth with particularity the efforts of the plaintiff to obtain action by the Delaware corporation’s board of directors (“demand refusal”) or the reasons for not making such effort (“demand excusal”).

Under the BCA, a complainant (a director or shareholder of a company, which includes a beneficial shareholder, and any other person that a court considers to be an appropriate person to make such an application) of Holdco may apply to the Supreme Court of the Province of British Columbia for leave to bring an action in the name and on behalf of Holdco, or to intervene in an existing action to which Holdco is a party, for the purpose of prosecuting or defending an action on behalf of Holdco. Holdco’s Articles provide that the Supreme Court of the Province of British Columbia is the sole and exclusive forum for derivative and certain other suits. See “Exclusive Forum” below. The exclusive U.S. federal forum provision requires claims arising under the Securities Act to be brought in U.S. federal court. Pursuant to the Exchange Act, U.S. federal courts have exclusive jurisdiction for claims arising under the Exchange Act. Investors cannot waive compliance with the U.S. federal securities laws and the rules and regulations thereunder. The exclusive British Columbia forum provision would not prevent derivative shareholder actions based on claims arising under U.S. federal securities laws under the Securities Act or the Exchange Act from being raised in a U.S. federal court. The BCA restricts derivative actions brought pursuant to the BCA to the Supreme Court of British Columbia. There is uncertainty whether a U.S. court would enforce the exclusive British Columbia forum provision.

Approval of Mergers and Other Corporate Transactions

Pursuant to the DGCL, the sale, lease or exchange of all or substantially all of the property and assets of a Delaware corporation, including its goodwill and its corporate franchise, requires the approval of the corporation’s board of directors and the holders of a majority of the outstanding stock of the corporation entitled to vote thereon.

Pursuant to the DGCL, the merger or consolidation of a Delaware corporation generally requires the approval of the corporation’s board of directors and the holders of a majority of the outstanding stock of the corporation entitled to vote thereon.

Under the BCA, certain corporate actions, such as: (1) amalgamations (other than with certain affiliated corporations); (2) continuances; (3) sales, leases or exchanges of all, or substantially all, the property of a corporation other than in the ordinary course of business; (4) reductions of paid-up capital for any purpose, e.g. in connection with the payment of special distributions (subject, in certain cases, to the satisfaction of solvency tests) that does not render the articles or notice of articles incorrect; and (5) other actions such as liquidations, or arrangements, are required to be approved by “special resolution” that requires two-thirds of the votes cast to pass.

	SAMA	Holdco

Pursuant to the DGCL, a corporation that owns at least 90% of the outstanding shares of each class of stock of another corporation that, absent such law, would be entitled to vote on such merger, may (unless laws of the jurisdiction under which a foreign corporation party to the merger prohibit such merger) either merge the other corporation into itself and assume all of its obligations or merge itself into the other corporation by executing, acknowledging and filing with the Secretary of State of the State of Delaware, a certificate of such ownership and merger setting forth a copy of the resolutions of its board of directors authorizing such merger. Pursuant to the DGCL, if the parent corporation is a Delaware corporation that is not the surviving corporation, the merger must also be approved by a majority of the outstanding stock of the parent corporation entitled to vote thereon. Pursuant to the DGCL, if the parent corporation does not own all of the stock of the subsidiary corporation immediately prior to the merger, the minority stockholders of the subsidiary corporation party to the merger have appraisal rights.

In certain specified cases where share rights or special rights may be prejudiced or interfered with, a special resolution of shareholders to approve the corporate action in question affecting the share rights or special rights, is also required to be approved separately by the holders of a class or series of shares, including a class or series of shares not otherwise carrying voting rights. In specified extraordinary corporate actions, such as approval of plans of arrangements and amalgamations all shares have a vote, whether or not they generally vote and, in certain cases, have separate class votes.

Business Combinations with Interested Stockholders

SAMA’s amended and restated certificate of incorporation provides that SAMA elects not to be governed by Section 203 of the DGCL. SAMA’s amended and restated certificate of incorporation contains similar provisions to Section 203 of the DGCL, providing that SAMA may not engage in specified business combinations with any interested stockholder for a three-year period following the time that the stockholder became an interested stockholder, unless (a) prior to such time, the SAMA board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (b) upon the consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned 85% of the voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who were directors and also officers of SAMA and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (c) at or subsequent to that time, the business combination is approved by the SAMA board of directors and authorized at an annual or special meeting of SAMA’s stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Not applicable.

	SAMA	Holdco
Appraisal Rights

The DGCL provides that qualifying stockholders of a Delaware corporation may, in connection with certain mergers and consolidations in which the corporation is a constituent party, be entitled to an appraisal by the Court of Chancery of the State of Delaware of the fair value of such stockholder’s shares.

Under the BCA, shareholders of a company are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith. The dissent right is applicable where the company resolves such matters as to: (1) alter its articles or alter the restrictions on the powers of the company or on the business it is permitted to carry on; (2) approve certain mergers; (3) approve a statutory arrangement, where the terms of the arrangement permit dissent; (4) sell, lease or otherwise dispose of all or substantially all of its undertaking; or (5) continue the company into another jurisdiction.

The BCA provides that beneficial owners of shares who wish to exercise their dissent rights with respect to their shares must dissent with respect to all of the shares beneficially owned by them, whether or not they are registered in their name.

Redemption Rights

SAMA’s amended and restated certificate of incorporation provides that, in connection with its initial business combination, SAMA shall provide the holders of SAMA common stock with the opportunity to have SAMA redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, less taxes payable, upon the consummation of an initial business combination.

None.
Liquidation if No Business Combination

SAMA’s amended and restated certificate of incorporation provides that in the event that SAMA has not consummated an initial business combination by September 30, 2020, SAMA shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the public shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the trust account, including interest (which shall be net of taxes payable and less up to $150,000 to pay dissolution expenses), by (B) the total number of then outstanding public shares, which redemption will completely extinguish rights of SAMA’s public stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and SAMA’s board of directors in accordance with applicable law, dissolve and liquidate, subject in each case to SAMA’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

Not applicable.

	SAMA	Holdco
Anti-Takeover Measures

SAMA’s amended and restated certificate of incorporation and SAMA’s bylaws contain certain provisions that may make it difficult for a third party to acquire SAMA, or for a change in the composition of SAMA’s board of directors or management to occur, including a staggered board of directors, the absence of cumulative voting rights, a prohibition on stockholder action by written consent and the establishment of advance notice requirements for stockholder proposals and director nominations. See also “—Business Combinations with Interested Stockholders” above.

The BCA does not contain a provision comparable to Section 203 of the DGCL with respect to business combinations or takeover regulation.

Holdco’s Articles provide for some general safeguards against take-over transactions, including the absence of cumulative voting rights, which allows for the holders of a majority of the common shareholders to elect all of the directors standing for election, and the establishment of advance notice requirements for nominations for election to the Holdco board of directors.

However, Multilateral Instrument 62-104 — Take-Over Bids and Issuer Bids is applicable to Holdco and provides that a take-over bid is triggered when “a person makes an offer to acquire voting securities or equity securities of a class made to one or more persons where the securities subject to the offer to acquire, together with the offeror’s securities, constitute in the aggregate 20% or more of the outstanding securities of that class of securities at the date of the offer to acquire.” When a take-over bid is triggered, an offeror must comply with certain requirements. These include making the offer of identical consideration to all holders of the class of security that is the subject of the bid; making a public announcement of the bid in a newspaper; and sending out a bid circular to security holders which explains the terms and conditions of the bid. Directors of an issuer whose securities are the subject of a take-over bid are required to evaluate the proposed bid and circulate a directors’ circular indicating whether they recommend to accept or reject the bid or are not unable or are not making a recommendation regarding the bid. Strict timelines must be adhered to. Multilateral Instrument 62-104 also contains a number of exemptions to the take-over bid and issuer bid requirements.

SAMA	Holdco

Compulsory Acquisitions

(1) The BCA provides for a compulsory acquisition procedure where an offer made by an acquiring person to acquire shares, or any class of shares, of Holdco (an “acquisition offer”) is accepted.

(2) For the purposes of those provisions of the BCA, (a) every acquisition offer for shares of more than one class of shares is deemed to be a separate acquisition offer for shares of each class of shares, and (b) each acquisition offer is accepted if, within four months after the making of the offer, the offer is accepted regarding the shares, or regarding each class of shares involved, by shareholders who, in the aggregate, hold at least 9/10 of those shares or of the shares of that class of shares, other than shares already held at the date of the offer by, or by a nominee for, the acquiring person or its affiliate.

(3) If an acquisition offer is accepted within the meaning of sub-section (2)(b), the acquiring person may, within five months after making the offer, send written notice to any offeree who did not accept the offer, that the acquiring person wants to acquire the shares of that offeree that were involved in the offer.

(4) If a notice is sent to an offeree under subsection (3), the acquiring person is entitled and bound to acquire all of the shares of that offeree that were involved in the offer for the same price and on the same terms contained in the acquisition offer unless the court orders otherwise on an application made by that offeree within two months after the date of the notice.

(5) On the application of an offeree under subsection (4), the court may set the price and terms of payment, and make consequential orders and give directions the court considers appropriate.

	SAMA	Holdco
Exclusive Forum

SAMA’s amended and restated certificate of incorporation provides that, unless SAMA consents in writing to the selection of an alternative forum (except as provided in the next sentence), the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of SAMA, (ii) any action asserting a claim of breach of fiduciary duty owned by any director, officer or other employee of SAMA to SAMA or its stockholders, (iii) any action asserting a claim against SAMA, its directors, officers or employees arising pursuant to any provision of the DGCL or SAMA’s amended and restated certificate of incorporation or bylaws or (iv) any action asserting a claim against SAMA, its directors, officers, or employees governed by the internal affairs doctrine, except, in each case, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to its jurisdiction (and such party does not consent to the personal jurisdiction of the Court of Chancery within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or for which the Court of Chancery does not have subject matter jurisdiction. SAMA’s amended and restated certificate of incorporation provides that (a) the foregoing provisions shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (b) unless SAMA consents in writing to the selection of an alternative forum, the U.S. federal district courts shall be the exclusive forum for the resolution of any complaint asserting a cause of action against SAMA or any director, officer, employee or agent of SAMA and arising under the Securities Act.

Holdco’s Articles provide that, subject to the BCA, unless Holdco consents in writing to the selection of an alternative forum, the Supreme Court of the Province of British Columbia, Canada and the appellate courts therefrom, shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of Holdco; (2) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of Holdco to Holdco; (3) any action or proceeding asserting a claim arising pursuant to any provision of the BCA or the form of Holdco Articles; or (4) any action or proceeding asserting a claim otherwise related to the relationships among Holdco, its affiliates and their respective shareholders, directors and/or officers (except for claims related to the business carried on by Holdco or such affiliates). If any such action or proceeding is filed in a Court other than the Supreme Court of the Province of British Columbia, Canada and the appellate courts therefrom (a “Foreign Action”) in the name of any securityholder, such securityholder shall be deemed to have consented to the personal jurisdiction of the Supreme Court of the Province of British Columbia, Canada and the appellate courts therefrom, in connection with any action or proceeding brought in any such court to enforce the preceding sentence and having service of process made upon such securityholder in any such action or proceeding by service upon such securityholder’s counsel in the Foreign Action as agent for such securityholder. The exclusive U.S. federal forum provision requires claims arising under the Securities Act to be brought in U.S. federal court. Pursuant to the Exchange Act, U.S. federal courts have exclusive jurisdiction for claims arising under the Exchange Act. Investors cannot waive compliance with the U.S. federal securities laws and the rules and regulations thereunder. The exclusive British Columbia forum provision would not prevent derivative shareholder actions based on claims arising under U.S. federal securities laws under the Securities Act or the Exchange Act from being raised in a U.S. federal court. The BCA restricts derivative actions brought pursuant to the BCA to the Supreme Court of British Columbia. There is uncertainty whether a U.S. court would enforce the exclusive British Columbia forum provision.

	SAMA	Holdco
Dissolution

SAMA’s amended and restated certificate of incorporation provides that, subject to applicable law, the rights of the holders of any outstanding series of SAMA preferred stock and the provisions of SAMA’s amended and restated certificate of incorporation relating to SAMA’s initial business combination, in the event of any voluntary or involuntary liquidation, dissolution or winding up of SAMA, after payment or provision for payment of the debts and other liabilities of SAMA, the holders of the shares of SAMA common stock shall be entitled to receive all the remaining assets of SAMA available for distribution to its stockholders, ratably in proportion to the number of shares of SAMA common stock held by them.

Under the BCA, a company may liquidate if it has been authorized to do so by a special resolution of its shareholders, or may voluntarily dissolve if it is authorized to do so by an ordinary resolution and it has no assets and either has no liabilities or has made adequate provision for the payment of each of its liabilities.

Subject to the special rights and restrictions attached to any other class of shares of Holdco, the holders of Holdco common shares shall receive the remaining property of Holdco upon dissolution in equal rank with the holders of all other Holdco common shares.

The Holdco preferred shares of each series shall, with respect to the payment of dividends and the distribution of assets or return of capital in the event of liquidation, dissolution or winding-up of Holdco, whether voluntary or involuntary, or any other return of capital or distribution of the assets of Holdco amongst its shareholders for the purpose of winding up its affairs, have the rights attached to such Holdco preferred shares by the directors or shareholders in accordance with the form of Holdco Articles.

Enforcement of Judgment Rendered by U.S. Courts	The Delaware Uniform Enforcement of Foreign Judgements Act governs the enforcement of judgements, decrees or orders of a court of the United States.	A judgment for the payment of money rendered by a court in the United States may not be enforceable in British Columbia or other jurisdictions in Canada.
Amendments to Organizational Documents

Pursuant to the DGCL, once a Delaware corporation has received payment for any of its shares of capital stock, amendments to the corporation’s certificate of incorporation generally require the approval of the corporation’s board of directors and the approval of a majority of the outstanding stock entitled to vote thereon. In certain circumstances provided in the DGCL, a majority of the outstanding stock of one or more classes of stock, voting separately as a single class, may also be required to approve such amendment.

Under the BCA, Holdco may amend their Articles by (1) the type of resolution specified in the BCA, (2) if the BCA does not specify a type of resolution, then by the type specified in the form of Holdco Articles, or (3) if the form of Holdco Articles do not specify a type of resolution, then by special resolution. The BCA permits many substantive changes to a company’s articles (such as to the company’s authorized share structure or to the special rights or restrictions that may be attached to a certain class or series of shares) by the resolution specified in Holdco’s Articles.

Holdco’s Articles state that, if the BCA does not specify the type of resolution required for an alteration, and if the form of Holdco Articles do not specify a type of resolution, Holdco may resolve to alter the form of Holdco Articles by ordinary resolution.

SAMA	Holdco

SAMA’s amended and restated certificate of incorporation provides that no amendment to the provisions of SAMA’s amended and restated certificate of incorporation relating to SAMA’s initial business combination shall be effective prior to the consummation of SAMA’s initial business combination unless (a) approved by the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of SAMA common stock and (b) SAMA provides the public stockholders with the opportunity to redeem their public shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest which shall be net of taxes payable, divided by the number of then outstanding public shares; provided that no such amendment may be effectuated if the redemption limitation set for in SAMA’s amended and restated certificate of incorporation would be exceeded upon approval of such amendment.

SAMA’s amended and restated certificate of incorporation and SAMA’s bylaws provide that the bylaws may be adopted, amended, altered or repealed, by the affirmative vote of a majority of the members of SAMA’s board of directors or by the stockholders, provided that the affirmative vote of the holders of least a majority of the voting power of all then outstanding shares of capital stock of SAMA entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal SAMA’s bylaws.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
OF THE BUSINESS COMBINATION

Subject to the qualifications, assumptions and limitations in the opinion attached as Exhibit 8.1, the statements of law and legal conclusions set forth below represent the opinion of Greenberg Traurig, LLP

This section describes the material U.S. federal income tax considerations for beneficial owners of SAMA common stock and warrants (collectively, the “SAMA securities”) of (i) electing to have their SAMA common stock redeemed for cash if the Business Combination is completed, (ii) the Business Combination and (iii) the ownership and disposition of Holdco common shares acquired pursuant to the Merger. This discussion applies only to SAMA securities and Holdco common shares held as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not discuss all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances or status, including alternative minimum tax and Medicare contribution tax consequences, or holders who are subject to special rules, including:

•        brokers or dealers in securities;

•        traders in securities that elect to use a mark-to-market method of accounting for securities holdings;

•        tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax deferred accounts;

•        financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;

•        U.S. expatriates or former long-term residents of the United States;

•        persons that own (directly, indirectly, or by attribution) 5% or more (by vote or value) of the SAMA common stock or Holdco common shares;

•        partnerships or other pass-through entities for U.S. federal income tax purposes, or beneficial owner of partnerships or other pass-through entities;

•        persons holding SAMA securities or Holdco common shares as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;

•        persons required to accelerate the recognition of any item of gross income with respect to SAMA securities or Holdco common shares as a result of such income being recognized on an applicable financial statement;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•        persons that received SAMA securities or Holdco common shares as compensation for services; or

•        controlled foreign corporations or passive foreign investment companies.

If a partnership (including any entity or arrangement so characterized for U.S. federal income tax purposes) holds SAMA securities or Holdco common shares, the tax treatment of such partnership and a person treated as a partner of such partnership generally will depend on the status of the partner and the activities of the partnership. Partnerships holding SAMA securities or Holdco common shares and persons that are treated as partners of such partnerships should consult their own tax advisors as to the particular U.S. federal income tax consequences of the Business Combination and the ownership and disposition of Holdco common shares to them.

This discussion is based on the Code, its legislative history, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”), published rulings by the IRS and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. This discussion does not address U.S. federal tax laws other than those pertaining to U.S. federal income taxation (such as estate or gift tax laws), nor does it address any aspects of U.S. state or local or non-U.S. taxation.

We have not and do not intend to seek any rulings from the IRS regarding the Business Combination. There is no assurance that the IRS will not take positions concerning the tax consequences of the Business Combination that are different from those discussed below, or that any such different positions would not be sustained by a court.

All HOLDERS OF SAMA SECURITES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION AND CONSIDERATIONS RELATING TO THE OWNERSHIP AND DISPOSITION OF HOLDCO COMMON SHARES, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Federal Income Tax Treatment of Holdco

Tax Residence of Holdco for U.S. Federal Income Tax Purposes

A corporation is generally considered for U.S. federal income tax purposes to be a tax resident in the jurisdiction of its organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, Holdco, which is incorporated under the laws of Canada, would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the Code provides an exception to this general rule (more fully discussed below), under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. These rules are complex and there is limited guidance regarding their application.

Under Section 7874, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, as a U.S. tax resident subject to U.S. federal income tax on its worldwide income) if each of the following three conditions are met: (i) the non-U.S. corporation, directly or indirectly, acquires substantially all of the properties held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding shares of the U.S. corporation); (ii) the non-U.S. corporation’s “expanded affiliated group” does not have “substantial business activities” in the non-U.S. corporation’s country of organization or incorporation and tax residence relative to the expanded affiliated group’s worldwide activities (this test is referred to as the “substantial business activities test”); and (iii) after the acquisition, the former shareholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the shares of the non-U.S. acquiring corporation by reason of holding shares in the U.S. acquired corporation (taking into account the receipt of the non-U.S. corporation’s shares in exchange for the U.S. corporation’s shares) as determined for purposes of Section 7874 (this test is referred to as the “80% ownership test”).

For purposes of Section 7874, the first two conditions described above will be met with respect to the Business Combination because Holdco will acquire indirectly all of the assets of SAMA through the Merger, and Holdco, including its “expanded affiliated group,” is not expected to satisfy the substantial business activities test upon consummation of the Merger. As a result, whether Section 7874 will apply to cause Holdco to be treated as a U.S. corporation for U.S. federal income tax purposes following the Mergers should depend on the satisfaction of the 80% ownership test.

Based upon the terms of the Merger, the rules for determining share ownership under Section 7874 and the Treasury Regulations promulgated thereunder, and certain factual assumptions, SAMA and Holdco currently expect that the Section 7874 ownership percentage of the SAMA stockholders in Holdco should be less than 80%. Accordingly, Holdco is not expected to be treated as a U.S. corporation for U.S. federal income tax purposes. However, whether the 80% ownership test has been satisfied must be finally determined at completion of the Merger, by which time there could be adverse changes to the relevant facts and circumstances. Further, for purposes of determining the ownership percentage of former SAMA stockholders for purposes of Section 7874, former SAMA stockholders will be deemed to own an amount of Holdco common shares in respect to certain redemptions by SAMA prior to the closing of the Merger. In addition, as discussed above, the rules for determining ownership under Section 7874 are complex, unclear and the subject of ongoing regulatory change. Accordingly, there can be no assurance that the IRS would not assert a contrary position to those described above or that such an assertion would not be sustained by a court.

If Holdco were to be treated as a U.S. corporation for U.S. federal income tax purposes, it could be subject to substantial liability for additional U.S. income taxes, and the gross amount of any dividend payments to its non-U.S. holders (as defined below) could be subject to 30% U.S. withholding tax, depending on the application of any income tax treaty that might apply to reduce the withholding tax.

The remainder of this discussion assumes that Holdco will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874.

Utilization of SAMA’s Tax Attributes

Following the acquisition of a U.S. corporation by a non-U.S. corporation, Section 7874 can limit the ability of the acquired U.S. corporation and its U.S. affiliates to utilize certain U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions. These limitations will potentially apply if: (i) the non-U.S. corporation acquires, directly or indirectly, substantially all of the properties held, directly or indirectly, by the U.S. corporation (including through the direct or indirect acquisition of all of the outstanding shares of the U.S. corporation); (ii) after the acquisition, the non-U.S. corporation does not satisfy the substantial business activities test; and (iii) after the acquisition, the former shareholders of the acquired U.S. corporation hold less than 80% but at least 60% (by either vote or value) of the shares of the non-U.S. acquiring corporation by reason of holding shares in the U.S. acquired corporation (taking into account the receipt of the non-U.S. corporation’s shares in exchange for the U.S. corporation’s shares) (this test is referred to as the “60% ownership test”). If each of these conditions is met, then the taxable income of the U.S. corporation (and any U.S. person considered to be related to the U.S. corporation pursuant to applicable rules) for any given year, within a period beginning on the first date the U.S. corporation’s properties were acquired directly or indirectly by the non-U.S. acquiring corporation and ending 10 years after the last date the U.S. corporation’s properties were acquired, will be no less than that person’s “inversion gain” for that taxable year. A person’s inversion gain includes gain from the transfer of shares or any other property (other than property held for sale to customers) and income from the license of any property that is either transferred or licensed as part of the acquisition or after the acquisition to a non-U.S. related person. In general, the effect of this provision is to deny the use of net operating losses, foreign tax credits or other tax attributes to offset the inversion gain. Further, the Tax Cuts and Jobs Act imposed additional requirements on a U.S. corporation that has failed the substantial business activities test and met the 60% ownership test, including that such U.S. corporation must include, as base erosion payments that may be subject to a minimum tax, any amounts treated as reductions in gross income paid to a related foreign person within the meaning of Section 59A of the Code.

Based upon the terms of the Merger, the rules for determining share ownership under Section 7874 and the Treasury Regulations promulgated thereunder, and certain factual assumptions, SAMA and Holdco currently expect that the Section 7874 ownership percentage of the SAMA stockholders in Holdco should be less than 60%. Accordingly, the limitations and other rules described above are not expected to apply to SAMA after the Merger. However, whether the 60% ownership test has been satisfied must be finally determined at consummation of the Merger, by which time there could be changes to the relevant facts and circumstances or adverse rule changes. In addition, as discussed above under “—Tax Residence of Holdco for U.S. Federal Income Tax Purposes,” the rules for determining ownership under Section 7874 are complex, unclear and the subject of recent and ongoing regulatory change. Accordingly, there can be no assurance that the IRS would not assert that the 60% ownership test is met with respect to the Mergers and that accordingly the foregoing limitations and rules would apply or that such an assertion would not be sustained by a court.

If the IRS were to successfully assert that the 60% ownership test has been met, the ability of SAMA and its U.S. affiliates to utilize certain U.S. tax attributes against income or gain recognized pursuant to certain transactions may be limited. However, as a blank check company, whose assets are primarily comprised of cash and cash equivalents, it is not expected that SAMA will have a significant amount of inversion gain. Accordingly, even if the 60% ownership test were satisfied, the effect of the resulting limitations on the use of net operating losses and tax attributes would not be expected to be material.

U.S. Holders

The section applies to you if you are a U.S. holder. For purposes of this discussion, a U.S. holder means a beneficial owner of SAMA securities or Holdco common shares that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is subject to U.S. federal income tax regardless of its source; or

•        a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The Business Combination

Subject to the discussion below of SAMA warrants and Section 367(a) of the Code, the exchange by a U.S. holder of SAMA common stock for Holdco common shares pursuant to the Merger should qualify as an exchange described in Section 351(a) of the Code. Assuming such qualification, a U.S. holder that exchanges its SAMA common stock in the Merger for Holdco common shares generally should not recognize any gain or loss on such exchange, subject to Section 367(a) of the Code discussed below. In such case, assuming gain recognition is not required under Section 367(a) of the Code as described below, the aggregate adjusted tax basis of the Holdco common shares received in the Merger by a U.S. holder should be equal to the adjusted tax basis of the SAMA common stock surrendered in the Merger in exchange therefor. The holding period of the Holdco common shares should include the holding period during which the SAMA common stock surrendered in the Merger in exchange therefor.

A U.S. holder that owns only SAMA warrants but not SAMA common stock and whose SAMA warrants convert into Holdco warrants should recognize gain or loss upon such conversion equal to the difference between the fair market value of the Holdco warrants received and such U.S. holder’s adjusted tax basis in such U.S. holder’s SAMA warrants. A U.S. holder’s tax basis in the Holdco warrants deemed received in the Merger should equal the fair market value of such warrants and a U.S. holder’s holding period in such warrants should begin on the day after the Merger.

A U.S. holder that receives Holdco common shares in exchange for such U.S. holder’s SAMA common stock and whose SAMA warrants convert to Holdco warrants in the Merger should recognize gain (if any) with respect to such shares of SAMA common stock and SAMA warrants held immediately prior to the Merger in an amount equal to the lesser of (i) the excess (if any) of the fair market value of such Holdco common shares and Holdco warrants over such U.S. holder’s tax basis in such SAMA common stock and SAMA warrants, or (ii) the fair market value of such Holdco warrants. Any loss realized by a U.S. holder would not be recognized. Such gain, if any, that is recognized by a U.S. holder will generally be long-term capital gain to the extent it is allocated to surrendered SAMA common stock or SAMA warrants that were held by such U.S. holder for more than one year at the time of the Merger. A U.S. holder’s holding period in the Holdco warrants received should begin on the day after the Merger.

U.S. holders of SAMA warrants are urged to consult with their tax advisors regarding the treatment of their SAMA warrants in connection with the Merger.

Section 367(a)

Section 367(a) of the Code and the Treasury Regulations promulgated thereunder impose certain additional requirements for qualifying under Section 351 of the Code with respect to transactions where a U.S. person transfers stock or securities in a U.S. corporation to a non-U.S. corporation in exchange for stock or securities in a non-U.S. corporation. U.S. holders of SAMA common stock will be deemed to transfer shares of such stock to Holdco in exchange for Holdco common shares, so that these requirements will apply.

In general, Section 367(a) requires a U.S. holder to recognize gain (but not loss) on the exchange of SAMA common stock for Holdco common shares by a U.S. holder in the Merger unless each of the following conditions is met: (i) the U.S. corporation complies with certain reporting requirements; (ii) no more than 50% of both the total voting power and the total value of the stock of Holdco is received in the exchange, in the aggregate, by “U.S. transferors” (as defined in the Treasury Regulations and computed taking into account direct, indirect and constructive ownership); (iii) no more than 50% of each of the total voting power and the total value of the stock of Holdco is owned, in the aggregate, immediately after the exchange by “U.S. persons” (as defined in the Treasury Regulations) that are either officers or directors or “five-percent target shareholders” (as defined in the Treasury Regulations and computed taking into account direct, indirect and constructive ownership) of SAMA; (iv) either (A) the U.S. holder is not a “five-percent transferee shareholder” (as defined in the Treasury Regulations and computed taking into account direct, indirect and constructive ownership) of Holdco or (B) the U.S. holder is a “five-percent transferee shareholder” of Holdco and enters into an agreement with the IRS to recognize gain on the transferred shares under certain circumstances; and (v) the “active trade or business test” as defined in Treasury Regulation Section 1.367(a)-3(c)(3) is satisfied. The active trade or business test generally requires (A) Holdco to be engaged in an “active trade or business” outside of the United States for the 36-month period immediately before the transfer and neither the transferors nor Holdco to have an intention to substantially dispose of or discontinue such trade or business and (B) the fair market value of Holdco to be at least equal to the fair market value of SAMA, as specifically determined for purposes of Section 367 of the Code, at the time of the transfer. It is currently expected that conditions (i), (ii), (iii) and (v) above more likely than not will be met and that, as a result, the Merger is not expected to fail to satisfy the applicable requirements on account of such conditions. It should be noted, however, that satisfaction of these requirements depends on an interpretation of legal authorities and facts relating to the Business Combination, and there is limited guidance regarding the application of these requirements to facts similar to the Business Combination. In addition, the determination of whether Section 367(a) of the Code will apply to U.S. holders of SAMA common stock cannot be made until the Merger is completed, and no rulings will be sought regarding the tax consequences of the Business Combination. Accordingly, there can be no assurance that Section 367(a) of the Code will not apply to U.S. holders of SAMA common stock that participate in the Merger to recognize taxable gain as a result of the Merger.

To the extent that a U.S. holder of SAMA common stock is required to recognize gain under Section 367(a) for any of the foregoing reasons, such U.S. holder would recognize gain, if any, in the Merger in an amount equal to the excess of (i) the sum of the fair market value of the Holdco common shares (and, if such holder’s SAMA warrants convert to Holdco warrants, the fair market value of the Holdco warrants) received by such holder, over (ii) such holder’s adjusted tax basis in the SAMA common stock (and SAMA warrants, if any) exchanged therefor. Any such gain would be capital gain, and generally would be long-term capital gain if the U.S. holder’s holding period for the SAMA common stock (and SAMA warrants, if any) exceeds one year at the time of the Merger.

Redemption of SAMA Common Stock

In the event that a U.S. holder of SAMA common stock exercises such holder’s right to have such holder’s SAMA common stock redeemed pursuant to the redemption provisions described herein, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of such stock pursuant to Section 302 of the Code or whether the U.S. holder will be treated as receiving a corporate distribution. Whether that redemption qualifies for sale treatment will depend largely on the total number of shares of SAMA common stock treated as held by the U.S. holder (including any stock constructively owned by the U.S. holder as a result of, among other things, owning warrants) relative to all of shares of SAMA common stock both before and after the redemption. The redemption of stock generally will be treated as a sale of the stock (rather than as a corporate distribution) if the redemption is “substantially disproportionate” with respect to the U.S. holder, results in a “complete termination” of the U.S. holder’s interest in SAMA or is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of SAMA common stock that are constructively owned by such U.S. holder. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock the U.S. holder has a right to acquire by exercise of an option, which generally would include common stock that could be acquired pursuant to the exercise of the public warrants. In order to meet the substantially disproportionate test, the percentage of SAMA’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of SAMA common stock must, among other requirements, be less than 80% of the percentage of SAMA’s outstanding voting stock actually and constructively owned by the U.S. holder immediately before the redemption. There will be a complete termination of a U.S. holder’s interest if either all the shares of SAMA common stock actually and constructively owned by the U.S. holder are redeemed or all the shares of SAMA common stock actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of the SAMA common stock will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in SAMA. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in SAMA will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of redemption.

If the redemption qualifies as a sale of stock by the U.S. holder under Section 302 of the Code, the U.S. holder generally will be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of SAMA common stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A U.S. holder’s tax basis in such holder’s shares of SAMA common stock generally will equal the cost of such shares. A U.S. holder that purchased SAMA units would have been required to allocate the cost between the shares of SAMA common stock and the warrants comprising the units based on their relative fair market values at the time of the purchase.

If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in such U.S. holder’s SAMA common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the SAMA common stock. Special rules apply to dividends received by U.S. holders that are taxable corporations. After the application of the foregoing rules, any remaining tax basis of the U.S. holder in the redeemed SAMA common stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, to the basis of stock constructively owned by such holder if the stock actually owned by the holder is completely redeemed.

Distributions on Holdco Common Shares

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” the gross amount of any distribution on Holdco common shares that is made out of Holdco’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as ordinary dividend income on the date such distribution is actually or constructively received. Any such dividends generally will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from other U.S. corporations. To the extent that the amount of the distribution exceeds Holdco’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the U.S. holder’s tax basis in its Holdco common shares, and thereafter as capital gain recognized on a sale or exchange.

Dividends received by non-corporate U.S. holders (including individuals) from a “qualified foreign corporation” may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. A non-U.S. corporation is treated as a qualified foreign corporation with respect to dividends it pays on shares that are readily tradable on an established securities market in the United States. U.S. Treasury guidance indicates that shares listed on Nasdaq (which Holdco common shares are expected to be) will be considered readily tradable on an established securities market in the United States. There can be no assurance that Holdco common shares will be considered readily tradable on an established securities market in future years. Non-corporate U.S. holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of Holdco’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to the positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Holdco will not constitute a qualified foreign corporation for purposes of these rules if it is a passive foreign investment company for the taxable year in which it pays a dividend or for the preceding taxable year. See “—Passive Foreign Investment Company Rules.”

Subject to certain conditions and limitations, withholding taxes, if any, on dividends paid by Holdco may be treated as foreign taxes eligible for credit against a U.S. holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules. For purposes of calculating the U.S. foreign tax credit, dividends paid on Holdco common shares will generally be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the U.S. foreign tax credit are complex. U.S. holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit under particular circumstances.

Sale, Exchange, Redemption or Other Taxable Disposition of Holdco Common Shares

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” a U.S. holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Holdco common shares in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in such shares. Any gain or loss recognized by a U.S. holder on a taxable disposition of Holdco common shares generally will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in such shares exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder on the sale or exchange of Holdco common shares generally will be treated as U.S. source gain or loss.

It is possible that Canada may impose an income tax upon sale of Holdco common shares. Because gains generally will be treated as U.S. source gain, as a result of the U.S. foreign tax credit limitation, any Canadian income tax imposed upon capital gains in respect of Holdco common shares may not be currently creditable unless a U.S. Holder has other foreign source income for the year in the appropriate U.S. foreign tax credit limitation basket. U.S. Holders should consult their tax advisors regarding the application of Canadian taxes to a disposition of Holdco common shares and their ability to credit a Canadian tax against their U.S. federal income tax liability.

Passive Foreign Investment Company Rules

The treatment of U.S. holders of the Holdco common shares could be materially different from that described above if Holdco is treated as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes.

A non-U.S. corporation, such as Holdco, will be a PFIC for U.S. federal income tax purposes for any taxable year in which, after the application of certain look-through rules either: (i) 75% or more of its gross income for such taxable year is passive income, or (ii) 50% or more of the total value of its assets (based on an average of the quarterly values of the assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. The determination of whether Holdco is a PFIC is based upon the composition of Holdco’s income and assets (including, among others, corporations in which Holdco owns at least a 25% interest), and the nature of Holdco’s activities.

Based on the projected composition of its income and assets, including goodwill, it is not expected that Holdco will be a PFIC for its taxable year that includes the date of the Merger or in the foreseeable future. The tests for determining PFIC status are applied annually after the close of the taxable year, and it is difficult to predict accurately future income and assets relevant to this determination. The fair market value of the assets of Holdco is expected to depend, in part, upon (a) the market value of the Holdco common shares, and (b) the composition of the assets and income of Holdco. A decrease in the market value of the Holdco common shares and/or an increase in cash or other passive assets (including as a result of the Merger) would increase the relative percentage of its passive assets. The application of the PFIC rules is subject to uncertainty in several respects and, therefore, the IRS may assert that, contrary to expectations, Holdco is a PFIC for the taxable year that includes the date of the Merger or in a future year. Accordingly, there can no assurance that Holdco will not be a PFIC for its taxable year that includes the date of the Merger or any future taxable year.

If Holdco is or becomes a PFIC during any year in which a U.S. holder holds Holdco common shares, unless the U.S. holder makes a qualified electing fund (QEF) election or mark-to-market election with respect to the shares, as described below, a U.S. holder generally would be subject to additional taxes (including taxation at ordinary income rates and an interest charge) on any gain realized from a sale or other disposition of the Holdco common shares and on any “excess distributions” received from Holdco, regardless of whether Holdco qualifies as a PFIC in the year in which such distribution is received or gain is realized. For this purpose, a pledge of the Holdco common shares as security for a loan may be treated as a disposition. The U.S. holder would be treated as receiving an excess distribution in a taxable year to the extent that distributions on the shares during that year exceed 125% of the average amount of distributions received during the three preceding taxable years (or, if shorter, the U.S. holder’s holding period). To compute the tax on excess distributions or on any gain, (i) the excess distribution or gain would be allocated ratably over the U.S. holder’s holding period, (ii) the amount allocated to the current taxable year and any year before the first taxable year for which Holdco was a PFIC would be taxed as ordinary income in the current year, and (iii) the amount allocated to other taxable years would be taxed at the highest applicable marginal rate in effect for each such year (i.e. at ordinary income tax rates) and an interest charge would be imposed to recover the deemed benefit from the deferred payment of the tax attributable to each such prior year.

If Holdco were to be treated as a PFIC, a U.S. holder may avoid the excess distribution rules described above by electing to treat Holdco (for the first taxable year in which the U.S. holder owns any shares) and any lower-tier PFIC (for the first taxable year in which the U.S. holder is treated as owning an equity interest in such lower-tier PFIC) as a QEF. If a U.S. holder makes an effective QEF election with respect to Holdco (and any lower-tier PFIC), the U.S. holder will be required to include in gross income each year, whether or not Holdco makes distributions, as capital gains, its pro rata share of Holdco’s (and such lower-tier PFIC’s) net capital gains and, as ordinary income, its pro rata share of Holdco’s (and such lower-tier PFIC’s) net earnings in excess of its net capital gains. U.S. holders can make a QEF election only if Holdco (and each lower-tier PFIC) provides certain information, including the amount of its ordinary earnings and net capital gains determined under U.S. tax principles. Holdco has not determined whether it will provide U.S. holders with this information if it determines that it is a PFIC.

As an alternative to making a QEF election, a U.S. holder may also be able to avoid some of the adverse U.S. tax consequences of PFIC status by making an election to mark the Holdco common shares to market annually. A U.S. holder may elect to mark-to-market the Holdco common shares only if they are “marketable stock.” The Holdco common shares will be treated as “marketable stock” if they are regularly traded on a “qualified exchange.” The Holdco common shares are expected to be listed on Nasdaq, which should be a qualified exchange for this purpose. The Holdco common shares will be treated as regularly traded in any calendar year in which more than a de minimis quantity of the Holdco common shares are traded on at least 15 days during each calendar quarter. There can be no certainty that the Holdco common shares will be sufficiently traded such as to be treated as regularly traded.

U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of the PFIC rules. If Holdco is treated as a PFIC, each U.S. holder generally will be required to file a separate annual information return with the IRS with respect to Holdco and any lower-tier PFICs.

Additional Reporting Requirements

Certain U.S. holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to Holdco common shares, subject to certain exceptions (including an exception for Holdco common shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 to their tax return, for each year in which they hold Holdco common shares. Substantial penalties apply to any failure to file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not willful neglect. Also, in the event a U.S. holder does not file IRS Form 8938 or fails to report a specified foreign financial asset that is required to be reported, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. holder for the related taxable year may not close before the date which is three years after the date on which the required information is filed. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of Holdco common shares.

Non-U.S. Holders

The section applies to you if you are a non-U.S. holder. For purposes of this discussion, a non-U.S. holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of SAMA securities or Holdco common shares that is not a U.S. holder, including:

•        a nonresident alien individual, other than certain former citizens and residents of the United States;

•        a foreign corporation; or

•        a foreign estate or trust;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. A holder that is such an individual should consult its tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of SAMA securities or Holdco common shares.

Assuming that Holdco is not treated as a U.S. corporation under the rules discussed above, a non-U.S. holder of Holdco common shares will not be subject to U.S. federal income tax or, subject to the discussion below under “—Information Reporting and Backup Withholding,” U.S. federal withholding tax on any dividends received on Holdco common shares or any gain recognized on a sale or other disposition of Holdco common shares (including, any distribution to the extent it exceeds the adjusted basis in the non-U.S. holder’s Holdco common shares) unless the dividend or gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States. In addition, special rules may apply to a non-U.S. holder that is an individual present in the United States for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met. Such holders should consult their own tax advisors regarding the U.S. federal income tax consequences of the sale or disposition of Holdco common shares.

Dividends and gains that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in the case of a non-U.S. holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Information Reporting and Backup Withholding

Information reporting requirements may apply to cash received in redemption of SAMA common stock, dividends received by U.S. holders of Holdco common shares, and the proceeds received on the disposition of Holdco common shares effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. holder’s broker) or is otherwise subject to backup withholding. Any redemptions treated as dividend payments with respect to SAMA common stock and Holdco common shares and proceeds from the sale, exchange, redemption or other disposition of Holdco common shares may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be filed with the IRS in connection with, and non-U.S. holders may be subject to backup withholding on amounts received in respect of their SAMA common stock or warrants or their Holdco common shares, unless the non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the non-U.S. holder otherwise establishes an exemption. Dividends paid with respect to Holdco common shares and proceeds from the sale of other disposition of Holdco common shares received in the United States by a non-U.S. holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such non-U.S. holder provides proof an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the U.S. holder’s U.S. federal income tax liability, and a U.S. holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
OF THE BUSINESS COMBINATION

The following summary describes the material Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereunder (collectively, the “Tax Act”), as of the date hereof, that are generally applicable to a beneficial owner of Holdco common shares acquired under the Arrangement that for the purposes of the Tax Act and at all relevant times: (i) is not, and is not deemed to be, resident in Canada, (ii) deals at arm’s length with Holdco; (iii) is not affiliated with Holdco; and (iv) holds its Holdco common shares as capital property and does not use or hold, and is not deemed to use or hold, any such securities in a business carried on in Canada (each a “Holder”). Generally, the Holdco common shares will be capital property to a Holder unless they are held or acquired, or are deemed to be held or acquired, in the course of carrying on a business of trading or dealing in securities or in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary does not address all issues relevant to Holders who acquired their Holdco common shares on the exercise of options. In addition, this summary assumes that any person that held or holds at any time Holdco options or warrants will have exchanged, redeemed, or otherwise exercised such rights to receive Holdco common shares and this summary does not address the tax consequences of such exchange, redemption, or exercise. This summary does not otherwise address persons who hold Holdco options, warrants, or such other rights and such persons should consult their own tax advisors with respect to the Canadian federal income tax consequences to them of the expiry, exercise or redemption of, the continued holding of, replacement or disposition of such Holdco options, warrants, or other rights, as applicable, and of the acquisition, holding and disposing of the Holdco common shares or any other securities in respect thereof, which may differ materially from the discussion provided in this summary.

This summary is based on the current provisions of the Tax Act and an understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that the Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not take into account or anticipate any changes in law or administrative policies or assessing practice of the CRA whether by legislative, regulatory, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may be different from those discussed herein.

This summary is not exhaustive of all possible Canadian federal income tax considerations applicable in the respect of the Business Combination and, except for the Proposed Amendments, does not take into account or anticipate any changes in the law, whether by legislative, regulatory or judicial action, or changes in the administrative policies or assessing practices of the CRA. This summary does not take into account any provincial, territorial or foreign tax considerations, which may differ significantly from the Canadian federal income tax consequences discussed herein.

This summary is of a general nature only and is not intended to be, and should not construed to be, legal, business or tax advice to any particular Holder. Accordingly, Holders should consult their own tax advisors having regard to their own particular circumstances, including with respect to the tax consequences to them of the Business Combination.

Currency Conversion

For purposes of the Tax Act, any amount relating to the acquisition, holding or disposition of Holdco common shares, including dividends, adjusted cost base and proceeds of disposition, must be expressed in Canadian dollars using the applicable rate of exchange (for purposes of the Tax Act) quoted by the Bank of Canada on the date such amounts arose, or such other rate of exchange as is acceptable to the Minister of Finance (Canada).

Dividends on the Holdco common shares

Dividends received or deemed to be received by a Holder on Holdco common shares will be subject to withholding tax under the Tax Act at a rate of 25% unless the rate is reduced under the provisions of an applicable income tax treaty or convention. In the case of a beneficial owner of dividends who is a resident of the United States for purposes of the Canada-United States Tax Convention (1980), as amended, and who is fully entitled to the benefits of that treaty, the rate of withholding will generally be reduced to 15% (or 5% in the case of a company beneficially owning at least 10% of Holdco’s voting shares). Holders should consult their own tax advisors in this regard.

Disposition of a Holdco common share

A Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of Holdco common shares, unless the Holdco common shares are “taxable Canadian property” to the Holder for purposes of the Tax Act and the Holdco common shares are not “treaty-protected property” of the Holder for purposes of the Tax Act.

Generally, the Holdco common shares will not constitute taxable Canadian property to a Holder at the time of disposition provided that the Holdco common shares are listed at that time on a designated stock exchange (which includes Nasdaq) unless at any particular time during the 60-month period that ends at that time: (i) one or any combination of: (a) the Holder; (b) persons with whom the Holder does not deal with at arm’s length; and (c) partnerships in which the Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, has owned 25% or more of the issued shares of any class or series of the capital stock of Holdco; and (ii) more than 50% of the fair market value of the Holdco common shares was derived directly or indirectly from one or any combination of: (a) real or immovable properties situated in Canada; (b) “Canadian resource properties” (as defined in the Tax Act); (c) “timber resource properties” (as defined in the Tax Act); and (d) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing whether or not the property exists. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, Holdco common shares could be deemed to be taxable Canadian property.

Even if the Holdco common shares are taxable Canadian property to a Holder, a taxable capital gain resulting from the disposition of the Holdco common shares will not be included in computing the Holder’s taxable income earned in Canada for the purposes of the Tax Act if, at the time of the disposition, the Holdco common shares constitute “treaty-protected property” of the Holder for purposes of the Tax Act. The Holdco common shares will generally be considered “treaty-protected property” of a Holder for purposes of the Tax Act at the time of the disposition if the gain from their disposition would, because of an applicable income tax treaty between Canada and the country in which the Holder is resident for purposes of such treaty and in respect of which the Holder is entitled to receive benefits thereunder, be exempt from tax under the Tax Act.

In the event that the Holdco common shares are considered to be taxable Canadian property but not treaty-protected property, such Holder will realize a capital gain (or capital loss) as if the Holder were resident in Canada. Generally, one-half of any capital gain (a “taxable capital gain”) realized by a Holder must be included in computing the Holder’s income for the taxation year in which the disposition occurs. Subject to and in accordance with the provisions of the Tax Act, a Holder must deduct one-half of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized in that taxation year. Allowable capital losses in excess of taxable capital gains for the taxation year of disposition may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent year (against net taxable capital gains realized in such years) to the extent and under the circumstances described in the Tax Act. If the Holder is a corporation, any such capital loss realized on the sale of a Holdco common share may be reduced by the amount of any dividends which have been received by the Holder on such Holdco common share to the extent and in circumstances prescribed by the Tax Act. Similar rules may apply where a Holdco common share is owned by a partnership or trust of which a corporation is, directly or indirectly through a trust or partnership, a member of such partnership or a beneficiary of such trust.

Taxable capital gains realized by a Holder who is an individual (including certain trusts) may give rise to alternative minimum tax depending on the Holder’s circumstances.

Holders whose Holdco common shares are taxable Canadian property, should consult their own advisors for advice having regard to their particular circumstances, including whether their Holdco common shares constitute treaty-protected property.

APPRAISAL RIGHTS

No appraisal or dissenters’ rights are available to holders of shares of SAMA common stock or warrants in connection with the Business Combination.

STOCKHOLDER PROPOSALS

SAMA’s board of directors is aware of no other matter that may be brought before the special meeting of stockholders. Under Delaware law, only business that is specified in the notice of special meeting of stockholders may be transacted at the special meeting of stockholders.

If the Business Combination is completed, you will be entitled to attend and participate in Holdco’s annual meetings of shareholders. SAMA does not expect to hold a 2021 annual meeting of stockholders because it will not be a separate public company if the Business Combination is completed. Alternatively, if SAMA does not consummate a business combination by September 30, 2020, or such later date as may be approved by SAMA’s stockholders, SAMA is required to begin the dissolution process provided for in its amended and restated certificate of incorporation. SAMA will liquidate as soon as practicable following such dissolution and will conduct no annual meetings thereafter.

OTHER STOCKHOLDER COMMUNICATIONS

Until the consummation of the Business Combination, stockholders and interested parties may communicate with SAMA’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Schultze Special Purpose Acquisition Corp., 800 Westchester Avenue, Suite 632, Rye Brook, New York 10573.

LEGAL MATTERS

Dentons Canada LLP, Canadian counsel for Holdco, has passed upon the validity of the Holdco common shares to be issued in the Business Combination. Freshfields Bruckhaus Deringer US LLP has passed upon the validity of the warrants of Holdco to be issued in the Business Combination. Greenberg Traurig, LLP has passed upon certain U.S. federal income tax considerations of the Business Combination.

EXPERTS

The financial statements of SAMA as of and for the fiscal year ended December 31, 2019 and the period from June 11, 2018 (inception) through December 31, 2018, appearing in this proxy statement/prospectus, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

The consolidated financial statements of Clever Leaves for the fiscal years ended December 31, 2019 and 2018, appearing in this proxy statement/prospectus, have been audited by BDO Canada LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES

Holdco is incorporated under the laws of British Columbia, Canada and, as a result, the rights of the holders of Holdco securities will be governed by Canadian law and Holdco’s amended organizational documents. Following the Business Combination, Holdco will conduct its operations through subsidiaries which are located outside the United States. Substantially all of Holdco’s assets are located outside the United States, and substantially all of Holdco’s business is conducted outside the United States. In addition, several of Holdco’s directors and officers are expected to be nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets may be located outside the United States. As a result, it could be difficult or impossible for you to effect service of process on these individuals in the United States in the event that you believe that your rights have been infringed under applicable securities laws or otherwise or to enforce in the United States judgments obtained in U.S. courts against Holdco or those persons based on civil liability provisions of the U.S. securities laws. There can be no assurance that U.S. investors will be able to enforce against Holdco members of its board of directors, officers or certain experts named herein who are residents of Canada or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws. There is uncertainty with respect to whether a Canadian court would take jurisdiction on a matter of liability predicated solely upon U.S. federal securities laws, and uncertainty with respect to whether a Canadian court would enforce a foreign judgement on liabilities predicated upon the securities laws of the United States.

WHERE YOU CAN FIND MORE INFORMATION

SAMA files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You may access SAMA’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

All information contained in this document relating to SAMA has been supplied by SAMA, all information relating to Clever Leaves has been supplied by Clever Leaves and all such information relating to Holdco has been supplied by Holdco. Information provided by one entity does not constitute any representation, estimate or projection of any other entity.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the special meeting of stockholders, you should contact SAMA via phone or in writing:

Ms. Scarlett Du, Secretary

Schultze Special Purpose Acquisition Corp.

800 Westchester Avenue, Suite 632

Rye Brook, New York 10573

Tel. (914) 701-5260

Email: SDu@samco.net

With copy to

schultze@samco.net

You may also obtain these documents by requesting them in writing or by telephone from SAMA’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Telephone: (800) 662-5200

Banks and brokers: (203) 658-9400

Email: SAMA.info@investor.morrowsodali.com

If you are a stockholder of SAMA and would like to request documents, please do so by         , 2020 to receive them before the special meeting of stockholders. If you request any documents from SAMA, SAMA will mail them to you by first class mail, or another equally prompt means.

None of SAMA, Clever Leaves or Holdco has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, SAMA, Clever Leaves or Holdco take no responsibility for any other information that others may provide you. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Page
SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
For the three and six months ended June 30, 2020 and 2019
Condensed Balance Sheets as of June 30, 2020 (unaudited) and December 31, 2019	F-2
Condensed Statements of Operations for the three and six months ended June 30, 2020 and 2019 (unaudited)	F-3
Condensed Statements of Changes in Stockholders’ Equity for the three and six months ended June 30, 2020 and 2019 (unaudited)	F-4
Condensed Statements of Cash Flows for the six months ended June 30, 2020 and 2019 (unaudited)	F-5
Notes to Condensed Financial Statements (unaudited)	F-6

For the year ended December 31, 2019 and the period from June 11, 2018 (Inception) through December 31, 2018
Report of Independent Registered Public Accounting Firm	F-17
Balance Sheets as of December 31, 2019 and 2018	F-18
Statements of Operations for the year ended December 31, 2019 and the period from June 11, 2018 (Inception) through December 31, 2018	F-19
Statements of Changes in Stockholders’ Equity for the year ended December 31, 2019 and the period from June 11, 2018 (Inception) through December 31, 2018	F-20
Statements of Cash Flows for the year ended December 31, 2019 and the period from June 11, 2018 (Inception) through December 31, 2018	F-21
Notes to Financial Statements	F-22

CLEVER LEAVES INTERNATIONAL INC.
For the three and six months ended June 30, 2020 and 2019
Condensed Consolidated Statements of Financial Position as of June 30, 2020 and December 31, 2019	F-34
Condensed Consolidated Statements of Loss and Comprehensive Income for the three and six months ended June 30, 2020 and 2019	F-35
Condensed Consolidated Statements of Stockholders’ Equity for the three and six months ended June 30, 2020 and 2019	F-36
Condensed Consolidated Statements of Cash Flows for the three and six months ended June 30, 2020 and 2019	F-37
Notes to Unaudited Condensed Consolidated Financial Statements	F-38

For the years ended December 31, 2019 and 2018
Report of Independent Registered Public Accounting Firm	F-63
Consolidated Statements of Financial Position as of December 31, 2019 and 2018	F-65
Consolidated Statements of Net Income/Loss and Comprehensive Income/Loss for the years ended December 31, 2019 and 2018	F-66
Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2019 and 2018	F-67
Consolidated Statements of Cash Flows for the years ended December 31, 2019 and 2018	F-68
Notes to Consolidated Financial Statements	F-69

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
CONDENSED BALANCE SHEETS

	June 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Current assets
Cash	$339,683	$597,374
Prepaid expenses and other current assets	28,250	27,668
Prepaid income taxes	62,089	46,518
Total Current Assets	430,022	671,560

Marketable securities held in Trust Account	132,433,250	132,389,580
Total Assets	$132,863,272	$133,061,140

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities – Accounts payable and accrued expenses	$291,058	$211,736
Deferred tax liability	—	1,235
Total Liabilities	291,058	212,971

Commitments
Common stock subject to possible redemption, 12,485,271 and 12,560,138 shares at redemption value at June 30, 2020 and December 31, 2019, respectively	127,572,207	127,848,165

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 3,729,861 and 3,689,862 shares issued and outstanding (excluding 12,485,271 and 12,560,138 shares subject to possible redemption) at June 30, 2020 and December 31, 2019, respectively	373	369
Additional paid in capital	3,087,820	3,168,207
Retained earnings	1,911,814	1,831,428
Total Stockholders’ Equity	5,000,007	5,000,004
Total Liabilities and Stockholders’ Equity	$132,863,272	$133,061,140

The accompanying notes are an integral part of the unaudited condensed financial statements.

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Operating costs	$372,021	$137,943	$528,868	$291,439
Loss from operations	(372,021)	(137,943)	(528,868)	(291,439)

Other income:
Interest income	140,141	792,709	630,623	1,576,417
Unrealized (loss) gain on marketable securities held in Trust Account	(84,500)	24,107	—	44,915
Other income, net	55,641	816,816	630,623	1,621,332
(Loss) income before provision for income taxes	(316,380)	678,873	101,755	1,329,893
Benefit (provision) for income taxes	66,439	(146,932)	(21,369)	(279,277)
Net (loss) income	$(249,941)	$531,941	$80,386	$1,050,616
Weighted average shares outstanding, basic and diluted(1)	3,700,266	3,658,470	3,695,064	3,654,389
Basic and diluted net loss per common share(2)	$(0.09)	$(0.02)	$(0.11)	$(0.04)

____________

(1)      Excludes an aggregate of up to 12,485,271 and 12,583,846 shares subject to possible redemption at June 30, 2020 and 2019, respectively.

(2)      Excludes income of $69,413 and $600,048 attributable to common stock subject to possible redemption for the three months ended June 30, 2020 and 2019, respectively, and $488,667 and $1,200,489 attributable to common stock subject to possible redemption for the six months ended June 30, 2020 and 2019, respectively (see Note 2).

The accompanying notes are an integral part of the unaudited condensed financial statements.

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Unaudited)

THREE AND SIX MONTHS ENDED JUNE 30, 2020

	Common Stock		Additional Paid in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount
Balance – January 1, 2020	3,689,862	$369	$3,168,207	$1,831,428	$5,000,004
Change in value of common stock subject to possible redemption	10,404	1	(330,325)	—	(330,324)
Net income	—	—	—	330,327	330,327
Balance – March 31, 2020	3,700,266	370	2,837,882	2,161,755	5,000,007
Change in value of common stock subject to possible redemption	29,595	3	249,938	—	249,941
Net loss	—	—	—	(249,941)	(249,941)
Balance – June 30, 2020	3,729,861	$373	$3,087,820	$1,911,814	$5,000,007

THREE AND SIX MONTHS ENDED JUNE 30, 2019

	Common Stock		Additional Paid in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount
Balance – January 1, 2019	4,137,763	$414	$4,980,438	$19,156	$5,000,008
Forfeiture of Founder Shares	(487,500)	(48)	48	—	—
Change in value of common stock subject to possible redemption	8,207	—	(518,682)	—	(518,682)
Net income	—	—	—	518,675	518,675
Balance – March 31, 2019	3,658,470	366	4,461,804	537,831	5,000,001
Change in value of common stock subject to possible redemption	7,684	1	(531,942)	—	(531,941)
Net income	—	—	—	531,941	531,941
Balance – June 30, 2019	3,666,154	$367	$3,929,862	$1,069,772	$5,000,001

The accompanying notes are an integral part of the unaudited condensed financial statements.

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2020	2019
Cash Flows from Operating Activities:
Net income	$80,386	$1,050,616
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(630,623)	(1,576,417)
Unrealized gain on marketable securities held in Trust Account	—	(44,915)
Deferred tax (benefit) provision	(1,235)	9,432
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(582)	4,020
Prepaid income taxes	(15,571)	—
Accounts payable and accrued expenses	79,322	(44,729)
Income taxes payable	—	260,788
Net cash used in operating activities	(488,303)	(341,205)

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account in connection with redemption	356,341	—
Interest income released from Trust Account for the payment of franchise and income taxes	230,612	167,504
Net cash provided by investing activities	586,953	167,504

Cash Flows from Financing Activities:
Redemption of common stock	(356,341)	—
Net cash used in financing activities	(356,341)	—

Net Change in Cash	(257,691)	(173,701)
Cash – Beginning	597,374	922,219
Cash – Ending	$339,683	$748,518

Supplementary cash flow information:
Cash paid for income taxes	$38,175	$9,081

Non-Cash investing and financing activities:
Change in value of common stock subject to possible redemption	$(80,383)	$1,050,623

The accompanying notes are an integral part of the unaudited condensed financial statements.

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Schultze Special Purpose Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on June 11, 2018. The Company was formed for the purpose of entering into a merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (“Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to initially focus on identifying prospective targets that have experienced a turnaround or restructuring.

At June 30, 2020, the Company had not yet commenced any operations. All activity through June 30, 2020 relates to the Company’s formation, its initial public offering (“Initial Public Offering”), which is described below, and, since the closing of the Initial Public Offering, the search for a prospective initial Business Combination and the proposed Business Combination with Clever Leaves International Inc. (“Clever Leaves”), as discussed in Note 6.

The registration statement for the Company’s Initial Public Offering was declared effective on December 10, 2018. On December 13, 2018, the Company consummated the Initial Public Offering of 13,000,000 units (“Units” and, with respect to the common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $130,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,150,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Company’s sponsor, Schultze Special Purpose Acquisition Sponsor, LLC (the “Sponsor”), generating gross proceeds of $4,150,000, which is described in Note 4.

Following the closing of the Initial Public Offering on December 13, 2018, an amount of $130,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (“Trust Account”). The net proceeds placed in the Trust Account will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

Transaction costs amounted to $3,158,259, consisting of $2,600,000 of underwriting fees and $558,259 of offering costs. In addition, $1,241,389 of cash was held outside of the Trust Account upon closing of the Initial Public Offering and was available for working capital purposes and repayment of a Promissory Note (as defined in Note 5) from the Sponsor of $200,000.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the signing of an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account ($10.00 per Public Share, plus any pro rata interest on the funds held in the Trust Account, which interest shall be net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which stockholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Certificate of Incorporation, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The Sponsor and the Company’s officers and directors have agreed (a) to vote their Founder Shares (as defined in Note 5), and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to propose an amendment to the Company’s Certificate of Incorporation that would affect the substance or timing of the ability of the public stockholders from converting or selling their shares to the Company in connection with a Business Combination or of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 18 months from the closing of the Initial Public Offering, unless the Company provides the public stockholders with the opportunity to redeem their shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek stockholder approval in connection therewith) and (d) that the Founder Shares shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor and the Company’s officers and directors will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination within the prescribed time frame.

The Company initially had until June 13, 2020 to consummate a Business Combination. On June 9, 2020, the Company held a special meeting in lieu of the 2020 annual stockholder meeting, pursuant to which the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation to extend the date by which the Company has to complete a Business Combination from June 13, 2020 to September 30, 2020 (the “Combination Period”). In connection with the approval of the extension, stockholders elected to redeem an aggregate of 34,868 shares of the Company’s common stock. As a result, an aggregate of $356,341 (or approximately $10.22 per share) was released from the Company’s Trust Account to pay such redeeming stockholders and 16,215,132 shares of common stock are now issued and outstanding.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of taxes payable and less interest to pay dissolution expenses up to $150,000), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, dissolve and

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

liquidate, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.00 per share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity

The Company has principally financed its operations from inception using proceeds from the sale of its equity securities to its stockholders prior to the Initial Public Offering and such amount of proceeds from the sale of the Private Placement Warrants and the Initial Public Offering that were placed in an account outside of the Trust Account for working capital purposes. As of June 30, 2020, the Company had $339,683 in its operating bank account, $132,433,250 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and working capital of approximately $97,000, which excludes approximately $62,000 of prepaid income taxes and $20,000 of franchise taxes payable that may be paid from interest earned on the Trust Account.

On July 29, 2020, the Sponsor committed to provide the Company an aggregate of $500,000 in loans in order to finance transaction costs in connection with a Business Combination. To the extent advanced, the loans will be evidenced by a promissory note, will be non-interest bearing, unsecured and will only be repaid upon the completion of a Business Combination. The loans may also be convertible into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. To date, no amounts have been borrowed under the commitment.

Based on the foregoing, the Company believes it will have sufficient cash to meet its needs through the earlier of consummation of a Business Combination or September 30, 2020, the date that the Company will be required to cease all operations except for the purpose of winding up, if a Business Combination is not consummated.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on March 10, 2020, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2019 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The interim results for the three and six months ended June 30, 2020 are not necessarily indicative of the results to be expected for the year ending December 31, 2020 or for any future interim periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from the Company’s estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of six months or less when purchased to be cash equivalents. The Company did not have cash equivalents as of June 30, 2020 and December 31, 2019.

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Marketable Securities Held in Trust Account

At June 30, 2020, substantially all of the assets held in the Trust Account were held in money market funds, which invest in U.S. Treasury Bills. At December 31, 2019, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills. Through June 30, 2020, the Company withdrew an aggregate of $946,143 of interest income from the Trust Account to pay its franchise and income taxes, of which $230,612 was withdrawn during the six months ended June 30, 2020.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheets.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of June 30, 2020 and December 31, 2019. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at June 30, 2020 and December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception, The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

On March 27, 2020, President Trump signed the Coronavirus Aid, Relief, and Economic Security “CARES” Act into law. The CARES Act includes several significant business tax provisions that, among other things, would eliminate the taxable income limit for certain net operating losses (“NOL”) and allow businesses to carry back NOLs arising in 2018, 2019 and 2020 to the five prior years, suspend the excess business loss rules, accelerate refunds of previously generated corporate alternative minimum tax credits, generally loosen the business interest limitation under IRC section 163(j) from 30 percent to 50 percent among other technical corrections included in the Tax Cuts and Jobs Act tax provisions. The Company does not believe that the CARES Act will have a significant impact on Company’s financial position or statement of operations.

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Loss Per Common Share

Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption at June 30, 2020 and 2019, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placement to purchase 17,150,000 shares of common stock, since the exercise of the warrants are contingent upon the occurrence of future events. As a result, diluted net loss per common share is the same as basic net loss per common share for the periods presented.

Reconciliation of Net Loss Per Common Share

The Company’s net (loss) income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per common share is calculated as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net (loss) income	$(249,941)	$531,941	$80,386	$1,050,616
Less: Income attributable to common stock subject to possible redemption	(69,413)	(600,048)	(488,667)	(1,200,489)
Adjusted net loss	$(319,354)	$(68,107)	$(408,281)	$(148,873)
Weighted average shares outstanding, basic and diluted	3,700,266	3,658,470	3,695,064	3,654,389
Basic and diluted net loss per common share	$(0.09)	$(0.02)	$(0.11)	$(0.04)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s condensed financial statements.

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 13,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of common stock and one warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of common stock at an exercise price $11.50 per share (see Note 8). Each Public Warrant will become exercisable 30 days after the completion of the Company’s initial Business Combination and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete its initial Business Combination on or prior to September 30, 2020, the Public Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of Public Warrants issued in connection with the 13,000,000 Units during the exercise period, there will be no net cash settlement of these Public Warrants and the Public Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the warrant agreement. Once the Public Warrants become exercisable for cash, the Company may redeem the outstanding Public Warrants in whole and not in part at a price of $0.01 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of common stock equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the warrant holders. The exercise price and number of shares of common stock issuable on exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.50 per share of common stock (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.50 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price.

NOTE 4. PRIVATE PLACEMENT WARRANTS

The Sponsor purchased from the Company an aggregate of 4,150,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant (a purchase price of $4,150,000), in a private placement that occurred simultaneously with the completion of the Initial Public Offering. Each Private Placement Warrant entitles the holder to purchase one share of common stock at $11.50 per share. The purchase price of the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account pending completion of the Company’s initial Business Combination. The Private Placement Warrants (including the common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until the completion of the initial Business Combination and they will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants sold as part of the Units in the Initial Public Offering and have no net cash settlement provisions. If the Company does not complete a Business Combination, then the proceeds will be part of the liquidating distribution to the public stockholders and the Private Placement Warrants issued to the Sponsor will expire worthless.

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On September 12, 2018, the Sponsor purchased 4,312,500 shares of common stock (the “Founder Shares”) for $25,000, or approximately $0.006 per share. On December 10, 2018, the Sponsor forfeited 575,000 Founder Shares. The Founder Shares are identical to the common stock included in the Units sold in the Initial Public Offering except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below. The Sponsor agreed to forfeit up to 487,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters so that the initial stockholders would own 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the initial shareholders did not purchase any shares in the Initial Public Offering). The underwriters’ over-allotment option expired unexercised on January 24, 2019 and, as a result, 487,500 Founder Shares were forfeited, resulting in 3,250,000 Founder Shares being issued and outstanding as of January 25, 2019.

The Company’s initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (A) one year after the completion of the Company’s initial Business Combination, or earlier if, subsequent to the Company’s initial Business Combination, the last sale price of the Company’s common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period or (B) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On September 13, 2018, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company borrowed an aggregate principal amount of $200,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) June 30, 2019 or (ii) the consummation of the Initial Public Offering. The Promissory Note was repaid upon the consummation of the Initial Public Offering on December 13, 2018.

Administrative Services Arrangement

The Sponsor entered into an agreement, commencing on December 10, 2018 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to make available to the Company certain general and administrative services, including office space, utilities and administrative services, as the Company may require from time to time. The Company has agreed to pay the Sponsor $10,000 per month for these services. For the each of the three months ended June 30, 2020 and 2019, the Company incurred $30,000 in fees for these services. For the six months ended June 30, 2020 and 2019, the Company incurred $60,000 in fees for these services. At each of June 30, 2020 and December 31, 2019, fees amounting to $10,000 are included in accounts payable and accrued expenses in the accompanying condensed balance sheets.

Working Capital Loans

In order to meet the Company’s working capital needs following the consummation of the Initial Public Offering, the Sponsor or the Company’s officers or directors or their affiliates may loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of the Company’s initial Business Combination, without interest, or, at the holder’s discretion, up to $1,500,000 of the notes may be converted into warrants at a price of $1.00 per warrant. These warrants would be identical to the Private Placement Warrants. If the Company does not complete a Business Combination, the loans will be forgiven.

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

On July 29, 2020, the Sponsor committed to provide the Company an aggregate of $500,000 in loans in order to finance transaction costs in connection with a Business Combination. To the extent advanced, the loans will be evidenced by a promissory note, will be non-interest bearing, unsecured and will only be repaid upon the completion of a Business Combination. The loans may also be convertible into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. To date, no amounts have been borrowed under the commitment.

NOTE 6. COMMITMENTS

Registration Rights

The holders of the Founder Shares and the holders of the Private Placement Warrants (which may include warrants granted in connection with working capital requirements following the Initial Public Offering) and the underlying securities are entitled to registration rights pursuant to a registration rights agreement entered into on December 10, 2018. The holders of a majority of such securities are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities under the Securities Act. The holders of a majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which the Founder Shares are to be released from escrow. The holders of a majority of the Private Placement Warrants (which may include warrants granted in connection with working capital requirements following the Initial Public Offering) and the underlying securities can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company subsequent to its completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements. The registration rights agreement does not provide for any penalties associated with delays in registering the securities.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 1,950,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions of 2.0%. The underwriters’ over-allotment option expired unexercised in January 2019.

Business Combination Marketing Agreement

The Company engaged EarlyBirdCapital, Inc. as advisor in connection with the Company’s Business Combination to assist it in holding meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with the potential Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay EarlyBirdCapital, Inc. a cash fee for such services upon the consummation of an initial Business Combination in an amount equal to $4,550,000; provided that the Company has the right to allocate up to 35% of the fee to any of the underwriters in the Initial Public Offering or other FINRA member firms it retains to assist the Company in connection with its initial Business Combination.

Business Combination Agreement

On July 25, 2020, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with Clever Leaves, Clever Leaves Holdings Inc., a corporation organized under the laws of British Columbia, Canada and a wholly-owned subsidiary of the Company (“Holdco”), and Novel Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of Holdco (“Merger Sub”), pursuant to which the Company agreed to combine with Clever Leaves in a Business Combination (the “Clever Leaves Business Combination”) that will

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 6. COMMITMENTS (cont.)

result in both Clever Leaves and the Company becoming wholly-owned subsidiaries of Holdco. Pursuant to the Business Combination Agreement, as consideration for the Clever Leaves Business Combination, (i) the Company’s stockholders will receive one Holdco common share in exchange for each share of the Company’s common stock held by them and (ii) the Clever Leaves shareholders will receive aggregate consideration with a value (the “Arrangement Consideration”) equal to (a) $229,500,000, minus (b) Clever Leaves’ net debt, minus (c) the amount, if any, by which Clever Leaves’ transaction expenses exceed Clever Leaves’ transaction expenses cap, plus (d) the amount, if any, by which the Company’s transaction expenses exceed the Company’s transaction expenses cap, minus (e) the aggregate value of the issued and outstanding options and warrants of Clever Leaves that are being converted into options and warrants of Holdco in the Clever Leaves Business Combination. The Arrangement Consideration minus up to $7,500,000 in cash payable to certain Clever Leaves shareholders (the “Cash Arrangement Consideration”) will be paid to Clever Leaves shareholders in Holdco common shares, based on a price per share of $10.00, and the Cash Arrangement Consideration will be paid to certain Clever Leaves shareholders in cash.

The consummation of the Clever Leaves Business Combination is subject to a number of conditions set forth in the Business Combination Agreement including, among others, receipt of the requisite approval of the Company’s stockholders and the execution of the various transaction agreements.

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock

The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At June 30, 2020 and December 31, 2019, there were no shares of preferred stock issued and outstanding.

Common Stock

The Company is authorized to issue 100,000,000 shares of common stock, par value $0.0001 per share. At June 30, 2020 and December 31, 2019, there were 3,729,861 and 3,689,862 shares of common stock issued and outstanding (excluding 12,485,271 and 12,560,138 shares subject to possible redemption), respectively.

NOTE 8. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:      Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 8. FAIR VALUE MEASUREMENTS (cont.)

Level 2:      Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:      Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at June 30, 2020 and December 31, 2019, indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	June 30, 2020	December 31, 2019
Assets:
Marketable securities held in Trust Account	1	$132,433,250	$132,389,580

NOTE 9. SUBSEQUENT EVENTS

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the condensed financial statements were issued. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

On July 25, 2020, the Company entered into the Business Combination Agreement with Clever Leaves, Holdco and Merger Sub, pursuant to which the Company agreed to combine with Clever Leaves in the Clever Leaves Business Combination that will result in both Clever Leaves and the Company becoming wholly-owned subsidiaries of Holdco. Pursuant to the Business Combination Agreement, as consideration for the Clever Leaves Business Combination, (i) the Company’s stockholders will receive one Holdco common share in exchange for each share of the Company’s common stock held by them and (ii) the Clever Leaves shareholders will receive the Arrangement Consideration with a value equal to (a) $229,500,000, minus (b) Clever Leaves’ net debt, minus (c) the amount, if any, by which Clever Leaves’ transaction expenses exceed Clever Leaves’ transaction expenses cap, plus (d) the amount, if any, by which the Company’s transaction expenses exceed the Company’s transaction expenses cap, minus (e) the aggregate value of the issued and outstanding options and warrants of Clever Leaves that are being converted into options and warrants of Holdco in the Clever Leaves Business Combination. The Arrangement Consideration minus the Cash Arrangement Consideration will be paid to Clever Leaves shareholders in Holdco common shares, based on a price per share of $10.00, and the Cash Arrangement Consideration will be paid to certain Clever Leaves shareholders in cash.

On July 29, 2020, the Sponsor committed to provide the Company an aggregate of $500,000 in loans in order to finance transaction costs in connection with a Business Combination. To the extent advanced, the loans will be evidenced by a promissory note, will be non-interest bearing, unsecured and will only be repaid upon the completion of a Business Combination. The loans may also be convertible into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. To date, no amounts have been borrowed under the commitment.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of
Schultze Special Purpose Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Schultze Special Purpose Acquisition Corp. (the “Company”) as of December 31, 2019 and 2018, the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2019 and for the period from June 11, 2018 (inception) through December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the year ended December 31, 2019 and for the period from June 11, 2018 (inception) through December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2018.

New York, NY

March 10, 2020

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
BALANCE SHEETS

	December 31, 2019	December 31, 2018
ASSETS
Current assets
Cash	$597,374	$922,219
Prepaid expenses and other current assets	27,668	91,410
Prepaid income taxes	46,518	—
Total Current Assets	671,560	1,013,629

Marketable securities held in Trust Account	132,389,580	130,158,451
Total Assets	$133,061,140	$131,172,080

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$211,736	$129,307
Income taxes payable	—	6,876
Total Current Liabilities	211,736	136,183

Deferred tax liability	1,235	—
Total Liabilities	212,971	136,183

Commitments

Common stock subject to possible redemption, 12,560,138 and 12,599,737 shares at redemption value at December 31, 2019 and 2018, respectively	127,848,165	126,035,889

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 3,689,862 and 4,137,763 shares issued and outstanding (excluding 12,560,138 and 12,599,737 shares subject to possible redemption) at December 31, 2019 and 2018, respectively	369	414
Additional paid in capital	3,168,207	4,980,438
Retained earnings	1,831,428	19,156
Total Stockholders’ Equity	5,000,004	5,000,008
Total Liabilities and Stockholders’ Equity	$133,061,140	$131,172,080

The accompanying notes are an integral part of the financial statements.

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
STATEMENTS OF OPERATIONS

	Year Ended December 31, 2019	For the Period from June 11, 2018 (Inception) Through December 31, 2018
Operating and formation costs	$652,490	$132,419
Loss from operations	(652,490)	(132,419)

Other income:
Interest income	2,940,779	151,739
Unrealized gain on marketable securities held in Trust Account	5,881	6,712
Other income, net	2,946,660	158,451

Income before provision for income taxes	2,294,170	26,032
Provision for income taxes	(481,898)	(6,876)
Net income	$1,812,272	$19,156

Weighted average shares outstanding, basic and diluted(1)	3,661,924	3,717,986

Basic and diluted net loss per common share(2)	$(0.10)	$(0.01)

____________

(1)      Excludes an aggregate of up to 12,560,138 and 12,599,737 shares subject to possible redemption at December 31, 2019 and 2018, respectively.

(2)      Excludes income of $2,185,701 and $38,520 attributable to common stock subject to possible redemption for the year ended December 31, 2019 and for the period from June 11, 2018 (inception) through December 31, 2018, respectively (see Note 2).

The accompanying notes are an integral part of the financial statements.

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount
Balance – June 11, 2018 (inception)	—	$—	$—	$—	$—
Issuance of Founder Shares to Sponsor	4,312,500	431	24,569	—	25,000
Forfeiture of Founder Shares	(575,000)	(57)	57	—	—
Sale of 13,000,000 Units, net of underwriting discounts and offering expenses	13,000,000	1,300	126,840,441	—	126,841,741
Sale of 4,150,000 Private Placement Warrants	—	—	4,150,000	—	4,150,000
Common stock subject to possible redemption	(12,599,737)	(1,260)	(126,034,629)	—	(126,035,889)
Net income	—	—	—	19,156	19,156
Balance – December 31, 2018	4,137,763	414	4,980,438	19,156	5,000,008
Forfeiture of Founder Shares	(487,500)	(48)	48	—	—
Change in value of common stock subject to possible redemption	39,599	3	(1,812,279)	—	(1,812,276)
Net income	—	—	—	1,812,272	1,812,272
Balance – December 31, 2019	3,689,862	$369	$3,168,207	$1,831,428	$5,000,004

The accompanying notes are an integral part of the financial statements.

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2019	For the Period from June 11, 2018 (Inception) Through December 31, 2018
Cash Flows from Operating Activities:
Net income	$1,812,272	$19,156
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(2,940,779)	(151,739)
Unrealized gain on marketable securities held in Trust Account	(5,881)	(6,712)
Deferred tax provision	1,235	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	63,742	(91,410)
Prepaid income taxes	(46,518)	—
Accounts payable and accrued expenses	82,429	129,307
Income taxes payable	(6,876)	6,876
Net cash used in operating activities	(1,040,376)	(94,522)

Cash Flows from Investing Activities:
Interest income released from Trust Account for the payment of franchise and income taxes	715,531	—
Investment of cash in Trust Account	—	(130,000,000)
Net cash provided by (used in) investing activities	715,531	(130,000,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Founder Shares to Sponsor	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	—	127,400,000
Proceeds from sale of Private Placement Warrants	—	4,150,000
Payment of offering costs	—	(558,259)
Proceeds from promissory note – related party	—	200,000
Repayment of promissory note – related party	—	(200,000)
Net cash provided by financing activities	—	131,016,741

Net Change in Cash	(324,845)	922,219
Cash – Beginning	922,219	—
Cash – Ending	$597,374	$922,219

Supplementary cash flow information:
Cash paid for income taxes	$534,081	$—

Non-Cash investing and financing activities:
Initial classification of common stock subject to possible redemption	$—	$126,016,380
Change in value of common stock subject to possible redemption	$1,812,276	$19,509

The accompanying notes are an integral part of the financial statements.

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Schultze Special Purpose Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on June 11, 2018. The Company was formed for the purpose of entering into a merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (“Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to initially focus on identifying prospective targets that have experienced a turnaround or restructuring.

At December 31, 2019, the Company had not yet commenced any operations. All activity through December 31, 2019 relates to the Company’s formation, its initial public offering (“Initial Public Offering”), which is described below, and, since the closing of the Initial Public Offering, the search for a prospective initial Business Combination.

The registration statement for the Company’s Initial Public Offering was declared effective on December 10, 2018. On December 13, 2018, the Company consummated the Initial Public Offering of 13,000,000 units (“Units” and, with respect to the common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $130,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,150,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Company’s sponsor, Schultze Special Purpose Acquisition Sponsor, LLC (the “Sponsor”), generating gross proceeds of $4,150,000, which is described in Note 4.

Following the closing of the Initial Public Offering on December 13, 2018, an amount of $130,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (“Trust Account”). The net proceeds placed in the Trust Account will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

Transaction costs amounted to $3,158,259, consisting of $2,600,000 of underwriting fees and $558,259 of offering costs. In addition, $1,241,389 of cash was held outside of the Trust Account upon closing of the Initial Public Offering and was available for working capital purposes and repayment of a Promissory Note (as defined in Note 6) from the Sponsor of $200,000.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the signing of an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account ($10.00 per Public Share, plus any pro rata interest on the funds held in the Trust Account, which interest shall be net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which stockholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Certificate of Incorporation, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The Sponsor and the Company’s officers and directors have agreed (a) to vote their Founder Shares (as defined in Note 6), and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to propose an amendment to the Company’s Certificate of Incorporation that would affect the substance or timing of the ability of the public stockholders from converting or selling their shares to the Company in connection with a Business Combination or of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 18 months from the closing of the Initial Public Offering, unless the Company provides the public stockholders with the opportunity to redeem their shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek stockholder approval in connection therewith) and (d) that the Founder Shares shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor and the Company’s officers and directors will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination within the prescribed time frame.

The Company will have until June 13, 2020 to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of taxes payable and less interest to pay dissolution expenses up to $150,000), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.00 per share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Nasdaq Notification

On January 2, 2020, the Company received a written notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) indicating that the Company is not in compliance with Listing Rule 5620(a), due to the Company’s failure to hold an annual meeting of stockholders within twelve months of the end of the Company’s fiscal year end. The Notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of the Company’s securities on the Nasdaq Capital Market. On February 5, 2020, the Company provided Nasdaq with a plan to regain compliance with Listing Rule 5620(a) within the required timeframe. On March 4, 2020, Nasdaq accepted the Company’s plan and granted the Company an extension until June 13, 2020 to evidence compliance with Listing Rule 5620(a).

Liquidity

The Company has principally financed its operations from inception using proceeds from the sale of its equity securities to its stockholders prior to the Initial Public Offering and such amount of proceeds from the sale of the Private Placement Warrants and the Initial Public Offering that were placed in an account outside of the Trust Account for working capital purposes. As of December 31, 2019, the Company had $597,374 in its operating bank account, $132,389,580 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and working capital of approximately $524,000, which excludes approximately $47,000 of prepaid income taxes and $111,000 of franchise and income taxes payable, that may be paid from interest earned on the Trust Account. Based on the foregoing, the Company believes it will have sufficient cash to meet its needs through the earlier of consummation of a Business Combination or June 13, 2020, the date that the Company will be required to cease all operations except for the purpose of winding up, if a Business Combination is not consummated.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from the Company’s estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of six months or less when purchased to be cash equivalents. The Company did not have cash equivalents as of December 31, 2019 and 2018.

Marketable securities held in Trust Account

At December 31, 2019 and 2018, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills. During the year ended December 31, 2019, the Company withdrew $715,531 of interest income from the Trust Account to pay its franchise and income taxes.

Common stock subject to possible redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2019 and 2018. The Company recognizes accrued interest and

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2019 and 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception, The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net loss per common share

Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption at December 31, 2019 and 2018, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placement to purchase 17,150,000 shares of common stock, since the exercise of the warrants are contingent upon the occurrence of future events. As a result, diluted net loss per common share is the same as basic net loss per common share for the periods presented.

Reconciliation of net loss per common share

The Company’s net income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per common share is calculated as follows:

	Year Ended December 31, 2019	For the Period from June 11, 2018 (inception) Through December 31, 2018
Net income	$1,812,272	$19,156
Less: Income attributable to common stock subject to possible redemption	(2,185,701)	(38,520)
Adjusted net loss	$(373,429)	$(19,364)
Weighted average shares outstanding, basic and diluted	3,661,924	3,717,986
Basic and diluted net loss per common share	$(0.10)	$(0.01)

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At December 31, 2019 and 2018, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recently issued accounting standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 13,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of common stock and one warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of common stock at an exercise price $11.50 per share (see Note 8). Each Public Warrant will become exercisable 30 days after the completion of the Company’s initial Business Combination and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete its initial Business Combination on or prior to June 13, 2020, the Public Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of Public Warrants issued in connection with the 13,000,000 Units during the exercise period, there will be no net cash settlement of these Public Warrants and the Public Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the warrant agreement. Once the Public Warrants become exercisable for cash, the Company may redeem the outstanding Public Warrants in whole and not in part at a price of $0.01 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of common stock equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the warrant holders. The exercise price and number of shares of common stock issuable on exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.50 per share of common stock (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.50 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price.

NOTE 4. PRIVATE PLACEMENT WARRANTS

The Sponsor purchased from the Company an aggregate of 4,150,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant (a purchase price of $4,150,000), in a private placement that occurred simultaneously with the completion of the Initial Public Offering. Each Private Placement Warrant entitles the holder to purchase one share of common stock at $11.50 per share. The purchase price of the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account pending completion of the Company’s initial Business Combination. The Private Placement Warrants (including the common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until the completion of the initial Business Combination and they will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants sold as part of the Units in the Initial Public Offering and have no net cash settlement provisions. If the Company does not complete a Business Combination, then the proceeds will be part of the liquidating distribution to the public stockholders and the Private Placement Warrants issued to the Sponsor will expire worthless.

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On September 12, 2018, the Sponsor purchased 4,312,500 shares of common stock (the “Founder Shares”) for $25,000, or approximately $0.006 per share. On December 10, 2018, the Sponsor forfeited 575,000 Founder Shares. The Founder Shares are identical to the common stock included in the Units sold in the Initial Public Offering except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below. The Sponsor agreed to forfeit up to 487,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters so that the initial stockholders would own 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the initial shareholders did not purchase any shares in the Initial Public Offering). The underwriters’ over-allotment option expired unexercised on January 27, 2019 and, as a result, 487,500 Founder Shares were forfeited, resulting in 3,250,000 Founder Shares being issued and outstanding as of January 27, 2019.

The Company’s initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (A) one year after the completion of the Company’s initial Business Combination, or earlier if, subsequent to the Company’s initial Business Combination, the last sale price of the Company’s common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period or (B) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On September 13, 2018, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company borrowed an aggregate principal amount of $200,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) June 30, 2019 or (ii) the consummation of the Initial Public Offering. The Promissory Note was repaid upon the consummation of the Initial Public Offering on December 13, 2018.

Administrative Services Arrangement

The Sponsor entered into an agreement, commencing on December 10, 2018 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to make available to the Company certain general and administrative services, including office space, utilities and administrative services, as the Company may require from time to time. The Company has agreed to pay the Sponsor $10,000 per month for these services. For the year ended December 31, 2019 and for the period from June 11, 2018 (inception) through December 31, 2018, the Company incurred $120,000 and $5,000 in fees for these services, respectively. As of December 31, 2019 and 2018, fees amounting to $10,000 and $5,000, respectively, are included in accounts payable and accrued expenses in the accompanying balance sheets.

Working Capital Loans

In order to meet the Company’s working capital needs following the consummation of the Initial Public Offering, the Sponsor or the Company’s officers or directors or their affiliates may loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of the Company’s initial Business Combination, without interest, or, at the holder’s discretion, up to $1,500,000 of the notes may be converted into warrants at a price of $1.00 per warrant. These warrants would be identical to the Private Placement Warrants. If the company does not complete a Business Combination, the loans will be forgiven.

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 6. COMMITMENTS

Registration Rights

The holders of the Founder Shares and the holders of the Private Placement Warrants (which may include warrants granted in connection with working capital requirements following the Initial Public Offering) and the underlying securities are entitled to registration rights pursuant to a registration rights agreement entered into on December 10, 2018. The holders of a majority of such securities are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities under the Securities Act. The holders of a majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which the Founder Shares are to be released from escrow. The holders of a majority of the Private Placement Warrants (which may include warrants granted in connection with working capital requirements following the Initial Public Offering) and the underlying securities can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company subsequent to its completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements. The registration rights agreement does not provide for any penalties associated with delays in registering the securities.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 1,950,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions of 2.0%. The underwriters’ over-allotment option expired unexercised in January 2019.

Business Combination Marketing Agreement

The Company engaged EarlyBirdCapital, Inc. as advisor in connection with the Company’s Business Combination to assist it in holding meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with the potential Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay EarlyBirdCapital, Inc. a cash fee for such services upon the consummation of an initial Business Combination in an amount equal to $4,550,000; provided that the Company has the right to allocate up to 35% of the fee to any of the underwriters in the Initial Public Offering or other FINRA member firms it retains to assist the Company in connection with its initial Business Combination.

NOTE 7. STOCKHOLDERS’ EQUITY

Common Stock

The Company is authorized to issue 100,000,000 shares of common stock, par value $0.0001 per share. At December 31, 2019 and 2018, there were 3,689,862 and 4,137,763 shares of common stock issued and outstanding (excluding 12,560,138 and 12,599,737 shares subject to possible redemption), respectively.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At December 31, 2019 and 2018, there were no shares of preferred stock issued and outstanding.

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 8. INCOME TAX

The Company does not have any significant deferred tax assets or liabilities at December 31, 2018.

The Company’s net deferred tax assets are as follows:

December 31, 2019
Deferred tax asset
Unrealized gain on marketable securities	$(1,235)
Total deferred tax liability	$(1,235)

The income tax provision consists of the following:

	December 31, 2019	December 31, 2018
Federal
Current	$480,663	$6,876
Deferred	1,235	—

State
Current	—	—
Deferred	—	—
Change in valuation allowance	—	—
Income tax provision	$481,898	$6,876

As of December 31, 2019 and 2018, the Company did not have any U.S. federal and state net operating loss carryovers (“NOLs”).

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2019 and 2018 is as follows:

	December 31, 2019	December 31, 2018
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Other	0.0%	5.4%
Income tax provision	21.0%	26.4%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities. The Company’s tax returns since inception remain open and subject to examination. The Company considers New York to be a significant state tax jurisdiction.

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:      Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:      Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:      Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2019 and 2018, indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2019	December 31, 2018
Assets:
Marketable securities held in Trust Account	1	$132,389,580	$130,158,451

NOTE 10. SELECTED QUARTERLY INFORMATION (UNAUDITED)

The following table presents summarized unaudited quarterly financial data for each of the four quarters for the year ended December 31, 2019 and for the period from June 11, 2018 (inception) through December 31, 2018. The data has been derived from the Company’s unaudited financial statements that, in management’s opinion, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of such information when read in conjunction with the financial statements and notes thereto. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.

Year Ended December 31, 2019	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Operating costs	$153,496	$137,943	$135,101	$225,950
Unrealized gain (loss) on marketable securities	$20,808	$24,107	$(15,376)	$(23,658)
Interest income	$783,708	$792,709	$732,727	$631,635
Net income	$518,675	$531,941	$459,977	$301,679
Basic and diluted loss per common share	$(0.02)	$(0.02)	$(0.02)	$(0.04)
For the Period from June 11, 2018 (inception) Through December 31, 2018	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Formation and operating costs	$—	$—	$—	$132,419
Unrealized gain on marketable securities	$—	$—	$—	$6,712
Interest income	$—	$—	$—	$151,739
Net income	$—	$—	$—	$19,156
Basic and diluted loss per common share	$—	$—	$—	$(0.01)

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

CLEVER LEAVES INTERNATIONAL INC.

Condensed Consolidated Interim Financial Statements
(Unaudited)

For the three and six months ended June 30, 2020 and 2019

Clever leaves international Inc.

Condensed Consolidated Statements of Financial Position

(in thousands of U.S. Dollars, except share data)

(Unaudited)

	Note	June 30, 2020	December 31, 2019
Assets
Current:
Cash and cash equivalents		3,215	12,044
Restricted cash	2	2,954	1,154
Accounts receivable		483	526
Prepaids, advances and other		711	3,284
Other receivables		839	1,076
Inventory	4	7,654	5,416
Total current assets		15,856	23,500

Investment – Lift & Co	5,13	118	376
Investment – Cansativa	5,13	1,715	1,701
Property, plant and equipment, net		27,527	24,374
Intangible assets	6,7	25,072	25,510
Goodwill	6,8	18,508	20,190
Other non-current assets		321	66
Total Assets		89,117	95,717

Liabilities
Current:
Accounts payable		3,243	3,373
Other current liabilities		3,239	2,723
Short-term liability	2	2,645	—
Total current liabilities		9,127	6,096

Convertible notes	9,13	26,868	26,566
Loans and borrowings	9,13	7,673	7,162
Deferred tax liabilities		5,700	5,700
Total Liabilities		49,368	45,524

Stockholders’ equity
Common stock, par value $0.0001 per share, unlimited shares authorized: (19,411,398 and 19,266,609 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively)	10	2	2
Preferred stock, par value of $0.0001 per share, unlimited shares authorized: (6,586,655 and 5,988,957 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively)	10	1	1
Additional paid in capital	10	85,923	77,428
Deficit		(49,224)	(31,933)
Accumulated other comprehensive income		—	—
Total equity attributable to stockholders		36,702	45,498
Non-controlling interest		3,047	4,695
Total equity		39,749	50,193
Total liabilities and equity		89,117	95,717

See accompanying notes and Note 2. Basis of Presentation for discussion of the
Company’s going concern considerations.

CleveR leaves international Inc.

Condensed Consolidated Statements of Loss and Comprehensive Loss

(in thousands of U.S. Dollars)

(Unaudited)

		Three Months Ended June 30,		Six Months Ended June 30,
	Note	2020	2019	2020	2019
Revenue		1,939	2,154	4,853	2,154
Cost of sales		(1,032)	(1,500)	(1,785)	(1,500)
Gross profit		907	654	3,068	654

Expenses
General and administration	11	7,264	6,256	15,384	10,282
Sales and marketing		603	10	1,784	193
Goodwill impairment	8	—	—	1,682	—
Depreciation and amortization		365	257	717	470
Total expenses		8,232	6,523	19,567	10,945

Loss from operations		(7,325)	(5,869)	(16,499)	(10,291)

Other expenses (income)
Interest expense, net		953	737	1,789	1,024
Loss on investments	5	72	434	244	91
Loss on debt extinguishment	9	—	—	—	3,374
Gain on fair value of derivative instrument		(13)	—	—	(233)
Foreign exchange loss		311	826	359	611
Other (income) expense, net		105	464	48	(164)
Total other expenses		1,428	2,461	2,440	4,703
Loss before income taxes		(8,753)	(8,330)	(18,939)	(14,994)

Income tax expense
Current		—	—	—	—
Deferred		—	—	—	—
Net loss		(8,753)	(8,330)	(18,939)	(14,994)

Net loss and comprehensive loss attributable to non-controlling interest		(744)	(1,833)	(1,648)	(2,410)
Net loss attributable to Company		(8,009)	(6,497)	(17,291)	(12,584)

See accompanying notes.

CleveR leaves international Inc.

Condensed Consolidated Statements of Stockholders’ Equity

Three and six months ended June 30, 2020 and 2019

(in thousands of U.S. Dollars, except share and per share amounts)

(Unaudited)

		Common stock		Preferred stock		Additional paid-in capital	Retained earnings (deficit)	Accumulated other comprehensive income	Attributable to non-controlling interest	Total stockholders’ equity
		Shares	$	Shares	$
Balance at December 31, 2018		19,221,609	$2	—	$—	$22,117	$6,407	$1,191	$12,896	$42,613
Stock issuances
Series C conversion	9	—	—	2,546,670	1	17,890	—	—	—	17,891
Series C – Beneficial Conversion	9	—	—	—	—	4,475	—	—	—	4,475
Series D preferred stock issuance	9	—	—	3,442,287	—	28,824	—	—	—	28,824
Stock based compensation expenses	12	—	—	—	—	612	—	—	—	612
Investment in subsidiaries	5	—	—	—	—	983	—	—	(983)	—
Other comprehensive income		—	—	—	—	—	1,191	(1,191)	—	—
Net loss		—	—	—	—	—	(6,087)		(577)	(6,664)
Balance at March 31, 2019		19,221,609	$2	5,988,957	$1	$74,901	$1,511	$—	$11,336	$87,751
Stock based compensation	12	—	—	—	—	113	—	—	—	113
Investment in subsidiaries	5	—	—	—	—	557	—	—	(557)	—
Net loss		—	—	—	—	—	(6,497)	—	(1,833)	(8,330)
Balance at June 30, 2019		19,221,609	$2	5,988,957	$1	$75,571	$(4,986)	$—	$8,946	$79,534

Balance at December 31, 2019		19,266,609	$2	5,988,957	$1	$77,428	$(31,933)	$—	$4,695	$50,193
Stock based compensation	12	—	—	—	—	416	—	—	—	416
Net loss		—	—	—	—	—	(9,282)	—	(904)	(10,186)
Balance at March 31, 2020		19,266,609	$2	5,988,957	$1	$77,844	$(41,215)	$—	$3,791	$40,423
Stock issuances	10	—	—	1,308,733	—	14,021	—	—	—	14,021
Stock based compensation	12	—	—	—	—	296	—	—	—	296
Share repurchase	10	—	—	(711,035)	—	(6,250)	—	—	—	(6,250)
Exercise of stock options		144,789	—	—	—	12	—	—	—	12
Net loss		—	—	—	—	—	(8,009)	—	(744)	(8,753)
Balance at June 30, 2020		19,411,398	$2	6,586,655	$1	$85,923	$(49,224)	$—	$3,047	$39,749

See accompanying notes.

Clever Leaves international Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands of U.S. Dollars)

(Unaudited)

		Six months Ended
		June 30, 2020	June 30, 2019
Operating Activities
Net loss		$(18,939)	$(14,994)
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization		717	470
Foreign exchange loss		330	568
Stock-based compensation expense		713	726
Non-cash interest expense, net		1,527	467
Gain on derivative investment		—	(233)
Loss on investment		244	91
Goodwill impairment	8	1,682	—
Loss on debt extinguishment		—	3,374
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable		43	(318)
Decrease (increase) in prepaids, advances and other		2,573	(905)
Decrease (increase) in other receivables		237	(183)
Increase in inventory		(2,238)	(4,863)
(Decrease) increase in accounts payable		(131)	(211)
(Decrease) increase in other current liabilities and other items		(1,301)	(1,157)
Net cash used in operating activities		(14,543)	(17,168)

Investing Activities
Investment in Cansativa	5	—	(1,075)
Business acquisition, net of cash acquired		—	(9,653)
Purchase of property, plant and equipment		(3,436)	(4,399)
Net cash used in investing activities		(3,436)	(15,127)

Financing Activities
Proceeds from issuance of Series D preferred stock	2	14,021	—
Proceeds from Series E debentures		2,645	—
Repayment of long-term debt		(429)	—
Other borrowings		992	—
Increase in treasury stock	10	(6,250)	—
Proceeds from issuance of debt		—	8,500
Proceeds from issuance of Series D Convertible note, net of cash cost of $1,250		—	26,250
Issuance of Class C preferred stock, net of cash costs of $1,434		—	28,574
Net cash provided by financing activities		10,979	63,324

Effect of exchange rate changes on cash, cash equivalents & restricted cash		(29)	43
Decrease in cash, cash equivalents & restricted cash(a)		(7,029)	31,072
Cash, cash equivalents & restricted cash, beginning of period(a)		13,198	21,263
Cash, cash equivalents & restricted cash, end of period(a)		$6,169	$52,335

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest		$262	557
Income taxes, net of refunds		$—	—

____________

(a)      These amounts include restricted cash of $2,954 and $1,154 as of June 30, 2020 and June 30, 2019, respectively. The June 30, 2020 restricted cash is comprised primarily of amounts on deposit from investors pending closing of the Series E financing round, as well as cash on deposit for certain lease arrangements. The June 30, 2019 balance represents cash on deposit for payments related to the Herbal Brands acquisition, and cash on deposit for certain lease arrangements.

See accompanying notes.

CLEVER LEAVES INTERNATIONAL INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

1. CORPORATE INFORMATION

Clever Leaves International Inc., (the “Company”, or “Clever Leaves”) is a New York-based holding company focused on early and late-stage investments in cannabis and cannabis related companies. The Company was incorporated on July 20, 2017 as Northern Swan Holdings, Inc. under the Business Corporations Act of British Columbia, Canada and the name change occurred on March 12, 2020.

The registered office of the Company is located at 489 Fifth Avenue, 27th Floor, New York, NY 10017.

2. BASIS OF PRESENTATION

The accompanying interim condensed consolidated financial statements (“Financial Statements”) of the Company are unaudited.  These Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) for interim financial statements and accordingly, do not include all disclosures required for annual financial statements. These Financial Statements reflect all adjustments, which, in the opinion of management, are necessary for a fair presentation of the results for the interim periods presented. All adjustments were of a normal recurring nature. Interim period results are not necessarily indicative of results to be expected for the full year.

These Financial Statements should be read in conjunction with the Company’s 2019 audited consolidated financial statements and related notes.

Going concern

The Company has had operating losses and negative cash flows from operations since inception and expects to continue to incur net losses for the foreseeable future until such time, if ever, that it can generate significant revenues from the sale of its available inventories.

The Company anticipates that it will continue to incur losses from operations due to pre-commercialization activities, marketing and manufacturing activities, and general and administrative costs to support operations.

Additionally, the Company expects its operations will be affected by the ongoing outbreak of the coronavirus disease 2019 (“COVID-19”), which was declared a pandemic by the World Health Organization in March 2020. The spread of COVID-19 has severely impacted many economies around the globe. In many countries, including those where the Company operates, businesses are being forced to cease or limit operations for long or indefinite periods of time. Measures taken to contain the spread of the virus, including travel bans, quarantines, social distancing, and closures of non-essential services have triggered significant disruptions to businesses worldwide, resulting in an economic slowdown. Global stock markets have also experienced great volatility and a significant weakening. Governments and central banks have responded with monetary and fiscal interventions to stabilise economic conditions and the Company has taken steps to obtain financial assistance made available from jurisdictional governments, however the Company expects its 2020 financial performance to be impacted and result in a delay of certain of its go-to-market initiatives.

The duration and impact of the COVID-19 pandemic, as well as the effectiveness of government and central bank responses, remains unclear at this time. It is not possible to reliably estimate the duration and severity of these consequences, as well as their ultimate impact on the financial position and results of the Company for future periods, however the Company has conducted reviews of its financial plans. As a result of the review, the Company has taken measures to address the impact of the pandemic to its financial position, including temporarily reducing its workforce, by means of either reduction in hours or temporary leave, as well as downsizing, delaying certain initiatives and debt interest payments.

The Company believes that there are material uncertainties which raise substantial doubt about its ability to continue as a going concern for one year from the date these Financial Statements are issued, absent additional financing and cost reduction or cost management measures.

CLEVER LEAVES INTERNATIONAL INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

2. BASIS OF PRESENTATION (cont.)

Management believes the currently available funding will only be sufficient to finance the Company’s operations for three to six months from the date of issuance of these unaudited condensed consolidated financial statements depending on the timing and extent of the delays to the Company’s sales activities. The Company will need to raise additional cash through debt, equity, or other forms of financing to fund future operations.  The Company has historically been able to manage liquidity requirements through cost management and cost reduction measures, supplemented with raising additional financing. While the Company has been successful in raising financing in the past, and did so as recently as July 2020, there can be no assurances that additional financing will be available when needed on acceptable terms.  The continued spread of COVID-19 and uncertain market conditions may further limit the Company’s ability to access capital. If the Company is not able to secure adequate additional funding, the Company may be forced to make reductions in spending, extend payment terms with suppliers, and/or suspend or curtail planned programs. Any of these actions could materially harm the Company’s business, results of operations, financial condition, and prospects.

Series E round of financing

During the second quarter of 2020, the Company conducted a private placement of senior convertible notes (the “Convertible Debentures”) as part of its Series E round of fundraising. The Convertible Debentures mature on June 30, 2023 (the “2023 Maturity Date”) and bear interest of 8% per annum, commencing June 30, 2021, payable semi-annually in arrears. Provided that no Debenture Liquidity Event (as defined below) has occurred, on the 2023 Maturity Date the principal aggregate amount of the 2023 Convertible Debentures and the accrued and unpaid interest thereon will be payable in cash. At any time prior to the 2023 Maturity Date or a Debenture Liquidation Event, a holder of the Convertible Debentures may elect to convert its principal amount of the Convertible Debentures and the accrued and unpaid interest thereon into Clever Leaves common shares, at a price per share equal to $5.95 (subject to adjustment). The Convertible Debentures, including any accrued and unpaid interest, will be automatically converted into Clever Leaves common shares at a price per Clever Leaves common share equal to 70% of the price attributable to the Clever Leaves common shares upon occurrence of a Debenture Liquidity Event. For purposes of the Convertible Debentures, a “Debenture Liquidity Event” means (1) the listing of Clever Leaves common shares on a recognized securities exchange or market, either by way of initial public offering or direct listing, (2) any transaction whereby all of the outstanding Clever Leaves common shares are sold, transferred, or exchanged for listed securities of a resulting issuer whose equity securities are listed on a recognized securities exchange or market, or (3) any merger, plan of arrangement, or any other similar business. As of June 30, 2020, the Company had received approximately $2,645 of investments related to this fundraise. As the raise was not finalized as of June 30, 2020, the Company recognized the amount as restricted cash and a short-term liability in its statement of financial position at such date. The financing round closed subsequently in July 2020. Refer to Note 16. Subsequent Events for more information on the transaction subsequent to June 30, 2020.

Principles of consolidation

The accompanying condensed consolidated interim financial statements include the accounts of the Company and its consolidated subsidiaries, which include variable interest entities (“VIE”s), in which the Company is the primary beneficiary, and voting interest entities (“VOE”s) in which the Company determined it has a controlling financial interest as defined under ASC 810, “Consolidation”.

CLEVER LEAVES INTERNATIONAL INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

2. BASIS OF PRESENTATION (cont.)

The following table provides a summary of the Company’s subsidiaries and respective ownership percentage at June 30, 2020:

Subsidiaries	Jurisdiction of incorporation	Ownership
NS US Holdings, Inc.	Delaware, United States	100%
Herbal Brands, Inc.	Delaware, United States	100%
Northern Swan International, Inc. (“NSI”)	British Columbia, Canada	100%
Northern Swan Management, Inc.	British Columbia, Canada	100%
Northern Swan Deutschland Holdings, Inc.	British Columbia, Canada	100%
Northern Swan Portugal Holdings, Inc.	British Columbia, Canada	100%
Northern Swan Portugal Unipessoal	Portugal	100%
Northern Swan Portugal Cultivation	Portugal	100%
Northern Swan Europe, Inc.	British Columbia, Canada	100%
Nordschwan Holdings, Inc.	British Columbia, Canada	100%
Northern Swan Germany GmbH	Frankfurt, Germany	100%
NS Herbal Brands International, Inc.	British Columbia, Canada	100%
Herbal Brands, Ltd.	London, United Kingdom	100%
Eagle Canada Holdings, Inc. (“Eagle Canada”)	British Columbia, Canada	70%
Ecomedics S.A.S. (“Ecomedics”)	Bogota, Colombia	70%
Clever Leaves UK Limited	London, United Kingdom	70%

The financial statements of the subsidiaries are prepared for the same reporting period as the parent company. All intra-group balances, transactions, unrealized gains and losses resulting from intra-group transactions have been eliminated.

3. ACCOUNTING PRONOUNCEMENTS

Recently Issued Accounting Pronouncements

The standards and interpretations that are issued but not yet effective up to the date of issuance of the Company’s Financial Statements are disclosed below. The Company intends to adopt these standards when they become effective.

ASU 2020-06 — Debt — (Topic 815)

In August 2020, the FASB issued this ASU that simplifies an issuer’s accounting for convertible instruments and its application of the derivatives scope exception for contracts in its own equity.

The amendments in this ASU are effective for public companies, other than smaller reporting companies, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the effect of adopting this ASU.

ASU 2019-12 — Income Taxes (Topic 740)

On December 18, 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) - Simplifying the Accounting for Income Taxes (“ASU 2019-12), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU 2019-12 is effective for the Company beginning January 1, 2021. The Company is currently evaluating the effect of adopting this ASU.

CLEVER LEAVES INTERNATIONAL INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

3. ACCOUNTING PRONOUNCEMENTS (cont.)

ASU 2020-01 — Investments — Equity Securities (Topic 321)

In January 2020, the FASB issued ASU 2020-01, Investments — Equity Securities (Topic 321), Investments — Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815) (“ASU 2020-01”), which is intended to clarify the interaction of the accounting for equity securities under Topic 321 and investments accounted for under the equity method of accounting in Topic 323 and the accounting for certain forward contracts and purchased options accounted for under Topic 815. ASU 2020-01 is effective for the Company beginning January 1, 2021. The Company is currently evaluating the effect of adopting this ASU.

ASU 2016-02 — Leases (Topic 842)

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). Lessees will be required to recognize a right-of-use asset and a lease liability for leases (other than leases that meet the definition of a short-term lease). The liability will be equal to the present value of lease payments. The asset will be based on the liability, subject to adjustment, such as for initial direct costs. For income statement purposes, a dual model was retained, requiring leases to be classified as either operating or finance leases. Operating leases will result in straight-line expense (similar to current operating leases) while finance leases will result in a front-loaded expense pattern (similar to current capital leases). Lessor accounting is similar to the current model but updated to align with certain changes to the lessee model (e.g., certain definitions, such as initial direct costs, have been updated) and the new revenue recognition standard.

The standard will be effective for the Company beginning on January 1, 2022 and is required to be adopted using a modified retrospective approach. Early adoption is permitted. The Company is evaluating the impact of the adoption of this standard and anticipates recognition of additional assets and corresponding liabilities related to leases on its consolidated statement of financial position.

Recently Adopted Accounting Pronouncements

ASU 2018-17 — Consolidation (Topic 810)

On October 31, 2018, the FASB issued ASU 2018-17, which amends two aspects of the related party guidance in ASC 810. It creates an alternative accounting policy election to not apply VIE guidance to legal entities under common control. Additionally, it requires additional disclosures related to the private company’s involvement in and exposure to entities under this election; and amends the guidance for determining whether payments to decision makers and service providers are variable interests by requiring consideration of indirect interests held through related parties. The ASU is effective for fiscal 2020 and the Company determined that the ASU did not have a material impact on its financial statements.

ASU 2018-15 — Intangibles—Goodwill and Other— Internal-Use Software (Subtopic 350-40)

On August 29, 2018, the FASB issued ASU 2018-15, which amends ASC 350-40 to address a customer’s accounting for implementation costs incurred in a cloud computing arrangement that is a service contract. ASU 2018-15 aligns the accounting for costs incurred to implement a cloud computing arrangement that is a service arrangement with the guidance on capitalizing costs associated with developing or obtaining internal-use software. Specifically, the ASU amends ASC 350 to include in its scope implementation costs of a cloud computing arrangement that is a service contract and clarifies that a customer should apply ASC 350-40 to determine which implementation costs should be capitalized in a cloud computing arrangement that is considered a service contract. The Company adopted the ASU beginning in January 2020 and its adoption did not have a significant impact to the Company’s financial statements.

CLEVER LEAVES INTERNATIONAL INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

4. INVENTORY

Inventories are comprised of the following items:

	June 30, 2020	December 31, 2019
Raw materials	$1,190	$1,022
Work in progress – cultivated cannabis	2,175	1,205
Work in progress – harvested cannabis and extracts	105	90
Finished goods – cannabis extracts	3,643	2,081
Finished goods – other	541	1,018
Total	$7,654	$5,416

For the three and six months ended June 30, 2020, the Company recorded approximately $351, respectively (2019 — $Nil and $Nil, respectively) of inventory write-downs.

5. Investments

Cansativa

On December 21, 2018, the Company, through its subsidiary Northern Swan Deutschland Holdings, Inc., entered into a seed investment agreement with the existing stockholders of Cansativa GmbH (“Cansativa”), a German limited liability company primarily focused on the import and sale of cannabis products for medical use and related supplements and nutraceuticals. Prior to the Company’s investment, Cansativa’s registered and fully paid-in share capital amounted to 26,318 common shares. Under the investment agreement, the Company has agreed with the existing stockholders to invest up to EUR 7,000 in Cansativa in three separate tranches of, respectively, EUR 1,000, EUR 3,000 and up to a further EUR 3,000. The first EUR 1,000 (specifically, EUR 999.915, approximately $1,075, or “Seed Financing Round”) was invested in Cansativa to subscribe for 3,096 newly issued preferred voting shares at EUR 322.97 per preferred share, and as cash contributions from the Company to Cansativa. The seed EUR 322.97 per share price was based on a fully diluted pre-money valuation for Cansativa of EUR 8,500, and the increase of Cansativa’s registered share capital by the 3,096 preferred shares in the Seed Financing Round provided the Company with 10.53% of the total equity ownership of Cansativa. The Company paid the seed investment subscription by, first, an initial nominal payment of EUR 3.1, (i.e., EUR 1.00 per share) upon signing the investment agreement to demonstrate the Company’s intent to invest, and the remainder of EUR 996.819 was settled in January 2019 to officially close the investment deal after certain closing conditions have been met by the existing stockholders and Cansativa.

The Company recorded its investment in Cansativa at the cost basis of an aggregated amount of EUR 999.915, approximately $1,075, which is comprised of EUR 3.096 for the initial nominal amount of the Seed Financing Round and EUR 996.819 for the remaining Seed Financing Round (i.e., Capital Reserve Payment), with no transaction costs. Subsequent to the Seed Financing Round, the Company has an option, within 18 months after the Signing Date, to increase its investment in Cansativa by subscribing to up to 9,289 newly issued (additional) preferred shares (“Tranche 2 Option”) for an amount of up to EUR 3,000.06833 based on the same seed share price of EUR 322.97. When the Tranche 2 Option is exercised from time to time, the Company is entitled to subscribe to a number of up to 578 additional Seed Preferred Shares (in case of full exercise of the Tranche 2 Option) for their respective nominal value of EUR 1.00. The Company estimated that the value of the Tranche 2 Option at the time of the initial investment was approximately EUR 419 ($450). The Company’s equity method investment at the time of Seed Financing Round was approximately 10.53% of the book value of Cansativa’s net assets of approximately EUR 1,100, and approximately EUR 465 of equity method goodwill, as Cansativa was a newly formed entity with limited identifiable assets to which a significant fair value could be applied.

In the event that the Company has exercised the Tranche 2 Option in full (i.e., by subscribing to the maximum number of additional 9,289 preferred shares), the Company will be entitled, but will be under no obligation, to make from time to time a preferred equity investment into Cansativa with an aggregate investment amount of EUR 3,000.06833 (“Tranche 3 Option”) based on the same seed share price of EUR 322.97. When the Tranche 3 Option is

CLEVER LEAVES INTERNATIONAL INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

5. Investments (cont.)

exercised from time to time, the Company is entitled to subscribe to a number of up to 5,141 additional Seed Preferred Shares (in case of full exercise of the Tranche 3 Option) for their respective nominal value of EUR 1.00. The exercise of the Tranche 3 Option requires additional board approval to implement or seek additional financing and, as such, its exercise is not fully at the Company’s option. The Company’s options to acquire additional shares in Cansativa are accounted for as equity instruments within the scope of ASC 321, Investments — Equity Securities.

In accordance with the seed investment agreement, in September 2019, the Company made an additional investment of approximately EUR 650, or approximately $722, for 2,138 shares in Cansativa, thereby increasing its equity ownership to 16.6% of the book value of Cansativa’s net assets of approximately EUR 1,233, and approximately EUR 1,122 of equity method goodwill as Cansativa was still in the process of getting the licenses and expanding it’s operations. Value of remaining Tranche 2 option is estimated at approximately EUR 322.

The Company accounts for its investment in Cansativa using the equity accounting method in accordance with ASC 323, Investments — Equity Method and Joint Ventures. The Company used the practical expedient available under ASU 2016-01 and measures the Tranche 2 Option of the Cansativa equity investments at cost.

For the three and six months ended June 30, 2020, the Company’s share of net income from the investment were $4 and $14, respectively (2019 — loss of $22 and $13, respectively).

Lift & Co.

The Company has an equity investment comprised of common shares and warrants in Lift & Co (“Lift”), a cannabis-focused technology and media company and a leading cannabis brand and product aggregator and reviewer in the cannabis market. Lift is publicly listed on the TSX Venture Exchange (TSXV: LIFT). This investment qualified for equity method accounting upon acquisition in August 2017 as the Company had significant influence through its board representation.

The Company recorded the carrying amount of the equity method investment equal to the cost basis of approximately $923, the cost of the consideration transferred equal to ~14% share of the book value of Lift’s net assets of approximately $876, and approximately $800 of equity method goodwill.

In September 2018, upon Lift’s initial public offering, the Company gave up its significant influence over Lift by forfeiting the board representation, and at such time the investment was no longer qualified to be accounted for under the equity method. As at June 30, 2020 NSH owned approximately 8% (December 31, 2019 — 8%) of Lift’s issued and outstanding common shares for an aggregate fair value of $61 (December 31, 2019 — $319). In addition, the Company owned warrants with a fair value of $57 (December 31, 2019 — $57) which along with the common shares comprised a total of $118 (December 31, 2019 — $376) in combined equity investments in Lift.

No warrants were exercised as of June 30, 2020.

6. BUSINESS COMBINATIONS

Herbal Brands, Inc. Acquisition

In order to expand in the U.S. market and gain manufacturing capabilities, on April 30, 2019, the Company, through its wholly owned subsidiary, Herbal Brands, Inc., entered into an Asset Purchase Agreement with B.N.G. Enterprises Incorporated, an Arizona corporation (“BNG”), SupremeBeing, L.L.C., a Delaware limited liability company (“SupremeBeing”), Fusion Formulations, L.L.C., an Arizona limited liability company (“Fusion”), Acme Wholesale, L.L.C., a Nevada limited liability company (“Acme” and, collectively with BNG, SupremeBeing and Fusion, “Sellers”) and certain Sellers’ representative and other beneficial owners of BNG. BNG is engaged in the business of formulating, manufacturing, testing, marketing, selling, distributing and otherwise commercializing homeopathic and other natural remedies, wellness products, detoxification products, nutraceuticals and nutritional and dietary supplements (the “Business”). Under this agreement, the Company agreed to purchase and assume from

CLEVER LEAVES INTERNATIONAL INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

6. BUSINESS COMBINATIONS (cont.)

each Seller, substantially all the assets, and certain specified liabilities, of the Sellers’ Business for the purchase price of $13,429 in cash. The integrated set of inputs (acquired assets) and processes (workforce and intact processes) are capable of being conducted and managed as a business by the Company. And since the organized workforce obtained by the Company within the set have the required skills, knowledge, and experience to perform the process and convert acquired inputs into outputs, the set (acquired input and processes) is capable of being conducted and managed as a business to create outputs, the Company accounted for the transaction as a business combination.

The Company financed the acquisition partly with proceeds from a $8,500 non-revolving 4-year loan bearing interest at 8% annually. Refer to Note 9 for more information on this loan. The Company accounted for the acquisition as a business combination and, accordingly, the total consideration of $13,429 was recorded based on the respective estimated fair values of the net assets acquired on the acquisition date with resulting goodwill, as follows:

Amounts recognized at April 30, 2019
Current assets	$293
Inventory	4,640
Capital assets	9
Intangible – Customer contract	925
Intangible – Customer relationships	1,000
Intangible – Customer list	650
Intangible – Brand name	4,500
Intangible – Product formulations	16
Goodwill	1,682
Total assets acquired	13,715
Current liabilities	286
Total liabilities acquired	286
Total consideration transferred	$13,429

The fair values of the net assets acquired were based on management’s estimates of the respective fair values of net assets.

Goodwill represents the excess of the consideration transferred over the fair value of the identifiable net assets acquired in the acquisition. Factors contributing to the recognition of goodwill include expanded product categories, channel diversification and a broader geographic footprint. The value of the acquiree’s workforce of approx. $550 is included in goodwill.

In determining the fair values of net assets acquired in the acquisition and resulting goodwill, the Company considered, among other factors, historical financial performance and an estimate of the future performance of the acquired business, as well as the intended use of the acquired assets.

The estimated fair value of inventory acquired in the acquisition was determined using a net realizable value approach, which calculates the estimated selling price of such inventory in the ordinary course of business, less the reasonable costs of completion, disposal and holding.

None of the goodwill recognized is deductible for income tax purposes.

CLEVER LEAVES INTERNATIONAL INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

6. BUSINESS COMBINATIONS (cont.)

The intangible assets acquired based on the estimate of the fair values of the identifiable intangible assets are as follows:

	Amount Recognized as of April 30, 2019	Weighted- Average Remaining Useful Life at April 30, 2019 (in years)
Finite-lived intangible assets:
Customer contracts	$925	8.7
Customer relationships	1,000	5.6
Customer list	650	5.0
Brand	4,500	10.0
Product formulations	16	5.0
Total finite-lived intangible	$7,091

The Company reviewed the substance of the agreements, where applicable, and the projected cash flow expected from the intangible assets and based on this review it determined that straight-line amortization of the identified finite-lived intangible assets was reasonable.

Unaudited Pro Forma Results

The following table presents the Company’s pro forma consolidated net sales and loss from operations, before income taxes for the three and six months ended June 30, 2019. The unaudited pro forma results include the historical consolidated statements of operations of the Company and Herbal Brands, giving effect to the Herbal Brands acquisition and related financing transactions as if they had occurred at the beginning of the earliest period presented.

Unaudited Pro Forma Results	Three Months ended June 30, 2019	Six Months ended June 30, 2019
Net Sales	$3,487	$7,060
Loss from operations, before income taxes	$(5,943)	$(12,899)

The pro forma results, prepared in accordance with U.S. GAAP, include the following pro forma adjustments related to the Herbal Brands acquisition:

(i)     as a result of the increase in the fair value of acquired inventory at the time of Herbal Brands acquisition, the pro forma adjustments include an adjustment to reverse the $615 recognized in the period within costs of sales as it will not have a recurring impact;

(ii)    a pro forma increase in interest expense of $57 and $227 for the three and six months ended June 30, 2019, respectively, related to financing the Herbal Brands Acquisition and related debt transaction. Refer to Note 9. Long-term Liabilities, for further details on financing the Herbal Brands acquisition and related debt transactions; and

(iii)   a pro forma increase in amortization of approx. $72 and $290 for the three and six months ended June 30, 2019, respectively, related to amortization of intangible assets acquired as part of the Herbal Brands acquisition.

CLEVER LEAVES INTERNATIONAL INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

6. BUSINESS COMBINATIONS (cont.)

Eagle Canada Acquisition

Investments in a variable interest entity

Eagle Canada was established in January 2018 by the Company and a group of unrelated investors for the purposes of enabling the Company to make equity investments at the Company’s option to ultimately obtain a controlling interest in Eagle Canada’s wholly owned subsidiary, Ecomedics S.A.S., a licensed producer and exporter of medical cannabis with operations at an early stage in Colombia.

Consolidation of the variable interest entity

On September 18, 2018, in line with the structure of the investment arrangement entered, Northern Swan International, Inc. (“NSI”), a wholly-owned subsidiary of the Company, obtained an additional 9.97% interest in its previously unconsolidated investment, Eagle Canada, to gain controlling interest in Ecomedics which is the entity that received the license to cultivate and extract cannabis related products in Colombia. The Company evaluated whether and when it obtained a controlling financial interest in Eagle Canada by applying the consolidation principles in ASC 810, and determined that a controlling financial interest in Eagle Canada was obtained by the Company through variable interests (i.e., the variable interest model) rather than solely from a majority voting interest (i.e., the voting model). Specifically, in accordance with the variable interest model in ASC 810, Eagle Canada is a variable interest entity, and the Company is required to consolidate Eagle Canada and its subsidiary, Ecomedics, when the Company becomes the “primary beneficiary” of this variable interest entity. The Company determined that it became the primary beneficiary of the Investee on September 18, 2018 (i.e., the actual acquisition date), through a step acquisition.

After the transaction, the Company held a 59.5% interest in Eagle Canada and as a result of gaining a controlling interest in Eagle Canada, the Company began consolidating Eagle Canada effective on September 30, 2018, as it had substantive participating and voting rights to direct the activities that most significantly impact Eagle Canada’s economic performance. Prior to September 30, 2018 the Company’s investment in Eagle Canada was accounted for under the equity method of accounting.

The following table summarizes the fair values of Eagle Canada’s assets acquired and liabilities assumed:

Estimated Fair Value
Fair value of consideration transferred	$5,000
Fair value of previously held equity investment	19,408
Fair value of non-controlling interest	15,900
Fair value of assets acquired
Current assets, including cash of $5,795	6,700
Property, plant and equipment	2,200
Intangible assets – licenses	19,000
Total assets acquired	27,900
Fair value of liabilities assumed
Deferred taxes	5,700
Other liabilities	400
Total liabilities assumed	6,100
Fair value of total identifiable net assets	21,800
Goodwill	$18,508

CLEVER LEAVES INTERNATIONAL INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

6. BUSINESS COMBINATIONS (cont.)

Goodwill represents the excess of the total consideration over the fair value of the net assets and comprises the value of businesses acquired and accounted for under the acquisition method. As the acquiree is in an emerging industry, its value is based on future expectations and the ability of its management to execute on their business plan. The value of the acquiree’s management team is represented by goodwill.

None of the goodwill recognized is deductible for income tax purposes.

The fair value of both the Company’s equity interest and the non-controlling interest in Eagle Canada was estimated by applying the income approach and market approach. This fair value measurement was based on significant inputs that are not observable in the market and thus represents a fair value measurement categorized within Level 3 of the fair value. A weighted average cost of capital of 16% was used as a key assumption.

Changes in the ownership interest in a subsidiary while control is retained

On October 24, 2018, NSI placed a follow-on investment to acquire an additional 5.5% ownership of Eagle Canada for $4,000.

On January 18, 2019, the Company made an additional capital injection of $3,000 into Eagle Canada. The Company invested a further $5,000 on March 18, 2019, $2,000 on April 4, 2019, $6,400 on June 5, 2019 and $5,000 on August 15, 2019. As such, the Company owns a total of 70% interest of Eagle Canada as of August 15, 2019. As a result of the transactions in the first three months of 2019, the Company recorded an adjustment to non-controlling interest of approximately $1,195 and $8,805 the difference between the amount of the adjustment to non-controlling interest and the consideration paid, recognized in equity and attributable to the controlling interest.

On October 31, 2019, the Company entered into an agreement with the non-controlling interest holders of Eagle Canada (“NCI Holders”), which granted the NCI Holders “Exchangeable Class A Shares” of Eagle Canada (the “Agreement”).  These shares are exchangeable for the common stock of the Company on a predetermined exchange price. Under the terms of the agreement, each of NSI and the holders of Exchangeable Class A Shares have an option to require the exchange of the shares upon certain triggering events, such as an initial public offering, an offer to purchase 10% of the shares, or a change of control. There is also a “date certain” trigger event of January 12, 2022, ensuring that if none of the other trigger events occur beforehand, the exchange may still be carried out at either party’s election. Upon exercise of this option, NSI will acquire all outstanding securities of Eagle and the Company will issue common stock to NCI Holders. The Exchangeable Class A Shares are non-voting and have no economic participation in Eagle Canada, however these shares have participation rights in any dividends or distributions announced by the Company. No dividends or distributions were announced as of June 30, 2020.

The Agreement concurrently granted both the non-controlling interest holders options to sell their remaining interests in the subsidiary to the parent (i.e., put options from NSI’s perspective) and the parent options to acquire the remaining interests held by the noncontrolling interest holders (i.e., call options from NSI’s perspective). Based on the Company’s analysis of the facts of the Agreement, the options were deemed equity contracts embedded with the redeemable non-controlling interests, which do not meet the definition of a derivative under ASC 815 and were classified as equity. In addition, since the redeemable noncontrolling interests are exchanged with NSH’s own shares, rather than cash or other assets, in accordance with ASC 815, the Company determines that the redeemable noncontrolling interests are classified in permanent equity as of December 31, 2019 and June 30, 2020.

7. INTANGIBLE ASSETS

The Company has acquired cannabis-related licenses as part of a business combination (Note 6) with a gross value of approximately $19,000, which have indefinite useful lives as they are expected to generate economic benefit to the Company in perpetuity. In addition, during 2019 the Company acquired finite-lived intangible assets with a gross value of approximately $7,900 as part of its Herbal Brands acquisition (Note 6). During the three and six months ended June 30, 2020 the Company recorded approximately $227 and $438, respectively, (2019 — $145 and $145, respectively) of amortization related to its finite-lived intangible assets.

CLEVER LEAVES INTERNATIONAL INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

7. INTANGIBLE ASSETS (cont.)

The following tables present details of the Company’s total intangible assets as of June 30, 2020 and December 31, 2019. The value of product formulation intangible asset is included in the value of Brand:

	June 30, 2020
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted- Average Useful Life (in Years)
Finite-lived intangible assets:
Customer contracts	$925	$125	$800	7.5
Customer relationships	1,000	213	787	4.3
Customer list	650	152	498	3.8
Brand	4,516	529	3,987	8.8
Total finite-lived intangible assets	$7,091	$1,019	$6,072

Indefinite-lived intangible assets:
Trade names	$19,000	N/A	$19,000
Total indefinite-lived intangible assets	$19,000	N/A	$19,000
Total intangible assets	$26,091	$1,019	$25,072
	December 31, 2019
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted- Average Useful Life (in Years)
Finite-lived intangible assets:
Customer contracts	$925	$71	$854	8.0
Customer relationships	1,000	122	878	5.2
Customer list	650	87	563	4.3
Brand	4,516	302	4,214	9.3
Total finite-lived intangible assets	$7,091	$581	$6,510

Indefinite-lived intangible assets:
Trade names	$19,000	N/A	$19,000
Total indefinite-lived intangible assets	$19,000	N/A	$19,000
Total intangible assets	$26,091	$581	$25,510

In conjunction with the impairment testing performed as of March 31, 2020, the Company reviewed finite-lived intangible assets for impairment. In performing such review, the Company makes judgments about the recoverability of purchased finite lived intangible assets whenever events or changes in circumstances indicate that an impairment may exist. The Company also considers several indicators of impairment, including, among other factors, the following: (i) a significant adverse change in the extent or manner in which a long-lived asset (or asset group) is being used; (ii) a projection or forecast that demonstrates losses associated with the use of a long-lived asset (or asset group); and (iii) whether there exists a current expectation that, more likely than not, a long-lived asset (or asset group) will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. The Company recognizes an impairment if the carrying amount of the long-lived asset group exceeds the Company’s estimate of the asset group’s undiscounted future cash flows.

Indefinite-lived intangible assets, consisting of certain of the Company’s licenses, were reviewed as part of the impairment assessment during the first quarter of 2020 similar to goodwill, in accordance with ASC 350.

CLEVER LEAVES INTERNATIONAL INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

7. INTANGIBLE ASSETS (cont.)

For each of March 31, 2020 and December 31, 2019, no impairment was recognized related to the carrying value of any of the Company’s finite or indefinite-lived intangible assets as a result of the impairment assessments performed for each of these periods. No new indicators of impairment were identified during the three months ended June 30, 2020.

GNC Bankruptcy

On June 23, 2020, GNC Holdings, Inc. (“GNC”) and its affiliates filed voluntary petitions for relief pursuant to chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the District of Delaware (the “Court”). Herbal Brands has engaged legal counsel to provide advice with respect to Herbal Brands’ rights under the Bankruptcy Code, prepare and file proof(s) of claim by the applicable bar date established by the Court, and otherwise enforce Herbal Brands’ rights in the Court and in connection with any sale transaction or plan of reorganization pursued by GNC. The Company also reviewed the unpaid inventory balances at GNC and determined that a reserve of approximately $86 was necessary for the inventory, which the Company recorded during the second quarter of 2020. Additionally, the Company reviewed the useful life of a finite-lived intangible asset related to the GNC contract, which was acquired during the Herbal Brands acquisition. Following the review, the Company determined that accelerating the period over which the useful life of this intangible asset is amortized was appropriate following its impairment analysis in the first quarter of 2020. The life of the finite lived intangible asset related to the GNC contract was reduced to 12 months from the date of the bankruptcy filing given the uncertainty, around the future of GNC. The carrying value of the intangible asset was approximately $800 at June 30, 2020.

Amortization Expense

The following table reflects the estimated future amortization expense for each period presented for the Company’s finite-lived intangible assets as of June 30, 2020:

Estimated Amortization Expense
2020	$435
2021	869
2022	869
2023	808
2024	690
Thereafter	2,401
Total	$6,072

8. GOODWILL

Cost	Cannabinoid	Non- Cannabinoid	Total
Balance at December 31, 2018	$18,508	$—	$18,508
Additions		1,682	1,682
Balance at December 31, 2019	18,508	1,682	20,190
Impairment	—	(1,682)	(1,682)
Balance at June 30, 2020	$18,508	$—	$18,508

CLEVER LEAVES INTERNATIONAL INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

8. GOODWILL (cont.)

Impairment Testing

The Company assesses whether there were events or changes in circumstances that would indicate that a reporting, or group of reporting units, were impaired. The Company considers external and internal factors, including overall financial performance and relevant entity specific factors, as part of this assessment.

As of March 31, 2020, the Company recognized the COVID-19 pandemic and its impact as a negative indicator to its business performance. As a result, the Company performed an assessment to determine whether goodwill was impaired. Based upon such assessment, the Company determined that it was more likely than not that only the carrying value of its non-cannabinoid operating segment exceeded the fair value as of March 31, 2020.

Following the results of such assessment, the Company recorded an impairment for the full carrying value of the operating segment’s goodwill carrying value. The Company calculated the fair value of the operating segment using discounted estimated future cash flows. The weighted-average cost of capital used in testing the reporting unit for impairment was 19%, with a perpetual growth rate of 2%. As a result of this annual impairment testing, the Company recognized a $1,682 non-cash goodwill impairment charge related to the non-cannabinoid operating segment in the first quarter of 2020. Following the recognition of this non-cash goodwill impairment charge, the operating segment’s goodwill was nil as of June 30, 2020.

There were no further indicators of impairment during the second quarter of 2020.

9. LONG-TERM LIABILITIES

	June 30, 2020	December 31, 2019
Series D due March 2022(a)	$26,868	$26,566
Notes due May 2023 and other borrowings	7,673	7,162
Ending balance	$34,541	$33,728

____________

(a)      Net of debt issuance costs of $993 and $1,183 in 2020 and 2019.

(1)     Herbal Brands Acquisition Financing

To facilitate the financing the Herbal Brands acquisition (refer to Note 6, Business Combinations, for more information) in April 2019, the Company entered into a loan agreement with and issued warrants to a third-party lender, Rock Cliff Capital (“Lender”).

Loan:    The non-revolving loan for $8,500 bears interest of 8% per annum due and payable in arrears on the first day of each fiscal quarter, commencing July 1, 2019, and calculated based on the actual number of days elapsed. The loan is to be repaid or prepaid prior to its maturity date May 2, 2023. The loan requires the Company to repay 70% of positive operating cash flows. The Company can also choose to prepay a portion of or the full loan, subject to a fee equal to the greater of (1) zero, and (2) $2,338 net of interest payments already paid on such prepayment date. This loan is secured by collateral and is subject to covenants, of which the Company was in compliance as of June 30, 2020.

Warrants:    On the same day, the Company also issued warrants to the Lender to purchase 193,402 Class C preferred shares of the Company on a 1:1 basis, at a strike price of $8.79 per share. The warrants can be exercised in part or in whole at any time prior to the expiration date of May 3, 2021, and are not assignable, transferable, or negotiable.

The loan and warrants were deemed freestanding financial instruments with the loan accounted for as debt, subsequently measured using amortized cost, and the warrants, representing a written call option, accounted for as an equity-classified contract with subsequent changes in fair value not recognized as long as warrants continue to be

CLEVER LEAVES INTERNATIONAL INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

9. LONG-TERM LIABILITIES (cont.)

classified as equity. Using a relative fair value method, at the time of issuance the Company recognized approx. $7,783 as loans and borrowings and approx. $717 in additional paid-in capital for the equity classified warrant.

For the three and six months ended June 30, 2020, the Company recognized interest expense of approximately $154 and $310, respectively, and repaid approximately $414 and $429, respectively, of the loan in accordance with the terms of the agreement.

(2)     Series D

On March 30, 2019, the Company completed the Series D round of financing, which issued both Class C preferred stocks, as well as convertible notes.

Class C Preferred Shares

The financing included a private placement of 3,442,287 Class C preferred stocks (“Class C Shares”) at a price of $8.79 per share, for gross proceeds of $30,258. Class C preferred stocks carry voting rights equivalent to common stock voting rights, and such preferred stock are not considered a separate class for voting purposes, except as required by law or in cases of dissolution, liquidation, windup or bankruptcy proceedings which require the consent of a majority of Class C preferred stock holders. Furthermore, the Class C preferred stocks are convertible to Class A voting common Stock on a 1:1 basis and carry an annual $0.7032 cumulative dividend payable only upon the Company’s payment of a discretionary dividend, a liquidation or certain deemed liquidation events. In these cases, Class C shareholders are entitled to receive a stock amount equal to 1.0x the original purchase price plus accrued or declared but unpaid dividends on each preferred stock, in preference to holders of common stocks. Per the agreement, the total amount of dividends through June 30, 2020 were approx. $1,815. As these dividends are discretionary and only paid upon liquidation, no amounts have been recorded in the Company’s financial statements at December 31, 2019.

These Class C Shares are not redeemable but can be converted at any time into common stocks at a 1:1 conversion rate. Automatic conversion into common stock may also occur at the future applicable conversion price, in the event of (1) the holders of at least a majority of the outstanding Class C preferred stock consenting to such conversion, (2) the closing of a firmly underwritten public offering of common stock for a total of not less than $50,000 at a price equal to or greater than the original issue price (i.e. qualified initial public offering), or (3) completion of an initial public offering of common stock or other going public transaction resulting in the listing of common stocks other than a qualified IPO and provided that the 20-day volume weighted average price per common stock is equal to or greater than the original issue price.

In March 2020, the Class C Share terms were amended by the Company’s stockholders to provide a different set of triggers for automatic conversion. Since such amendment, automatic conversion of Class C Shares into common stock may occur at the future applicable conversion price in the event of: (1)  the closing of a listing on certain national stock exchanges, either by way of initial public offering or direct listing; (2) a merger, reverse take-over or business combination where all outstanding common stock is sold or exchanged for publicly listed securities of a resulting issuer, but only to the extent the applicable transaction agreement requires conversion of all Class C Shares (as well as all Class D preferred stock, which the company later issued in 2020) to common stock; (3) a merger or similar business combination of the Company with a publicly listed company where the Company’s common stock are sold or exchange for such listed company’s securities; or (4) the holders of at least a majority of the outstanding Class C Shares consenting to such conversion.

Secured convertible notes

The Company also issued secured convertible notes totaling $27,750 as part of the Series D funding round, with maturity date of March 30, 2022 (“Convertible Notes”). The Convertible Notes bear an interest of 8% per annum, payable quarterly in cash in arrears, and are secured through collateral, guarantee, and pledge agreements

CLEVER LEAVES INTERNATIONAL INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

9. LONG-TERM LIABILITIES (cont.)

signed between the Company, the noteholders, and an appointed paying and collateral agent. Specifically, the Convertible Notes are guaranteed by the Company’s subsidiaries and secured by 1,300,002 common shares of pledged equity interests in specific subsidiaries.

A noteholder may convert the principal amount, in whole or in part, at a minimum of $1,000 into common stocks at a conversion price of $11 per stock. The Company may issue financing securities (common stocks) upon the exercise of the conversion options within each convertible note, in part or in whole, at the option of the holder at any time or at the option of the issuer subsequent to a trigger event (i.e., a qualified IPO at greater than or equal to $13.54 per common stock, or a non-qualified IPO with a 10-day trailing volume weighted average price exceeding $13.54 per common stock). The Company is contractually restricted from prepaying the obligations prior to the maturity date except in the case of (1) conversion of the whole or part of the principal amount or (2) a change in control which would trigger immediate repayment in full.

In March 2020, the Company amended certain terms of its Convertible Notes agreement. As a result of this amendment the Company amended the Convertible Notes to provide for an increase in the rate of interest payable on the principal amount to 10% and to provide that such interest may be payable in-kind at maturity. In addition, the Company amended the restrictive covenants to allow for the creation, incurrence or assumption of certain additional debt, as well as to extend the date on which the Company is required to deliver its audited year-end financial statements. The amendments were accounted as debt modification.

In its assessment to determine the accounting treatment for the Class C Shares and Convertible Notes, the Company reviewed the guidance in ASC 480 — Distinguishing Liabilities from Equity. Based on the analysis the Company deemed that the: 1) Class C Shares meet the criteria for a freestanding equity classified instrument that are initially measured at fair value sand subsequent changes to their fair are not recognized; and 2) Convertible Notes are debt-like in nature. In its assessment, the Company considered the terms and features within the hybrid instrument, including redemption consideration, the preferred shares’ cumulative dividend, voting rights, contingent and optional conversion feature, as well as the liquidation rights, prior to concluding on the classification. Following the review, no features were segregated, and no derivative instruments or beneficial conversion features were recognized. As a result, upon issuance, the Company recognized approximately $30,258 of Class C preferred stock and approximately $27,750 of Series D convertible debt on its statement of financial position.

Series C

In October 2018, the Company completed a private placement of Convertible Debentures as part of its Series C round of fundraising. This financing was a non-brokered private placement of non-interest bearing convertible unsecured debentures, which raised approximately $18,000 in convertible unsecured debentures by the closing date October 31, 2018, and these debentures had a maturity date September 30, 2021. There was no liquidation preference of this debt.

Each debenture was convertible upon the following events:

•        Qualified financing — where the Company issued one or more financings by issuance of equity at a fixed pre-money valuation (including an initial public offering) completed by the Company in a subsequent transaction or series of related transactions resulting in aggregate gross proceeds of not less than $5,000. In such an event, the debenture was automatically convertible into the financing securities (i.e. the type of securities issued in a Qualified financing).

•        Liquidity event — where there was a change in control or going public transaction resulting in the business or assets of the Company being listed on any North American or Australian stock exchange. In such an event, the debenture was automatically convertible into common stock.

CLEVER LEAVES INTERNATIONAL INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

9. LONG-TERM LIABILITIES (cont.)

The conversion price was at a 20% discount (or 30% subsequent to the penalty date starting on September 30, 2019) to the lowest price per financing security (i.e. common stock) in the case of a qualified financing event, or to the price per common stock in a liquidity event.

The conversion feature was considered an embedded derivative (“Series C derivative”) within the Series C convertible debenture with the debt instrument being the host instrument. Under ASC 815, Derivatives and Hedging, redemption features such as the one in Series C, which may accelerate the repayment of principal on debt would also not be considered clearly and closely related to the debt host because the debt involves a substantial premium (resulting from the 20% discount on future conversion price).

Furthermore, the redemption feature in Series C did not meet the criteria for hedge accounting, as it did not provide the holder with the ability to manage any financial instrument exposures. In other words, the redemption feature did not hedge against market price risk, interest rate risk, foreign exchange risk, or credit risk. The Series C noteholders were guaranteed at least the principal of their debt at maturity if the triggering events did not occur and the debt was not redeemed at premium. In other words, the derivative did not protect against any risks, but rather offered the opportunity for higher settlement based on timing and occurrence of future events. The Company did not elect to fair value the entire hybrid financial instrument.

ASC 815 requires embedded derivatives that do not meet requirements for hedge accounting to be initially recorded in income, at fair value in accordance with ASC 820.

Further, under ASC 820, the fair value of an asset or liability is not presumed to be the transaction price, but rather is the price that would be received to sell the asset or pay to transfer the liability (i.e. an exit price from the perspective of a market participant that holds the asset or owes the liability).

The fair value of the derivative feature was estimated at approximately $3,900, considering the conversion probability at 80%. The difference between the proceeds allocated to the hybrid debt instrument and the fair value of the embedded derivative instrument was assigned as the carrying value of the host debt instrument, which at the date of issuance was approximately $14,000.

As of December 31, 2018, the note was not converted and had an estimated fair value of $4,400.

The previously discussed issuance of Series D’s Class C preferred stock and convertible notes met the definition of a qualified financing trigger event under the terms of the Series C non-interest bearing convertible unsecured debentures, as the Company issued equity at a fixed pre-money valuation resulting in an aggregate gross proceeds exceeding $5,000. As a result, the Series C debentures were automatically convertible and approximately $17,890 of Series C debt was converted into 2,546,670 of Class C preferred stock. Per the agreement, the total amount of dividends for the year ended December 31, 2019 was approx. $1,791. As these dividends are discretionary and only paid upon liquidation, no amounts have been recorded in the Company’s financial statements at December 31, 2019 or at June 30, 2020.

As a result of this transaction, the Company recognized approximately $300 of interest expense on its Series C debt for the three and six month period ended June 30, 2019, as well as approximately $3,374 of loss on debt extinguishment.

In addition, the Company remeasured to fair value immediately prior to extinguishment of the Series C derivative, which resulted in approximately $113 of loss on fair value measurement. Further, upon conversion the Company reclassified into equity the carrying amount of the derivative instrument of approximately $4,475.

CLEVER LEAVES INTERNATIONAL INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

10. CAPITAL STOCK

The Company is authorized to issue an unlimited number of Common and Preferred Stock. The following table shows the changes in issued and outstanding common and preferred stock:

	Number of Common Stock	Number of Preferred Stock	Amount
Balance, December 31, 2018	19,221,609	—	$2
Preferred stock issued – Series C(A)	—	2,546,670	0.3
Preferred stock issued – Series D(A)	—	3,442,287	0.3
Exercise of stock options	45,000	—	—
Balance, December 31, 2019	19,266,609	5,988,957	$3
Preferred stock issued – Series E(B)	—	1,308,733	—
Preferred stock repurchased – Series D(C)	—	(711,035)	—
Exercise of stock options	144,789	—	—
Balance, June 30, 2020	19,411,398	6,586,655	$3

____________

(A)     In March 2019, the Company issued 3,442,287 Class C preferred convertible Class C preferred shares to accredited investors as part of Series D fundraising, at a stock price of $8.79 per stock, for gross proceeds of $30,257. The issuance of Series D funding also triggered the conversion of the Series C convertible notes totalling $17,889, at the stock price of $8.79 per stock, resulting in the issuance of an additional 2,546,670 Class C preferred shares. These Class C preferred shares are convertible on a 1:1 basis into Class A voting common shares.

(B)     In April 2020, the Company issued 1,308,733 Class D preferred convertible Class D preferred shares to accredited investors as part of Series E fundraising, at a stock price of $11 per stock, for gross proceeds of $14,396. The Class D preferred shares are not redeemable but are convertible at any time, at the option of the holders, into Clever Leaves common shares on a 1:1 basis, subject to anti-dilution adjustments. The Class D preferred shares carry a liquidation preference of 1.4 times the original price for the one-year period following the original issue date, increasing at 0.02 times quarterly to a maximum of 1.75 times the original issue price.

(C)     In April 2020, an investor in the Series E Financing exercised its Put Right in full, and the Company paid $6,250 in exchange for the Company’s purchase and cancellation of 711,035 Class C preferred shares.

As the Company is not publicly listed for trade on any exchange or market system, there is no market value available for the common stock issued and outstanding.

In April 2020, the Company raised the Series E round of financing (the “Series E Financing”) and issued an aggregate of approximately $14,396 of senior convertible Class D preferred shares (the “Class D preferred shares”). Concurrent with the financing, an investor in the Series E Financing was granted and exercised its Put Right (as defined below) in full, and the Company paid $6,250 in exchange for the Company’s purchase and cancellation of 711,035 Class C preferred shares. As a result of the Series E Financing and the exercise of the Put Right, the Company raised approximately $7,771, net of issuance costs of approximately $375.

Class D preferred shares vote together with the Clever Leaves common shares, and are not considered a separate class for voting purposes, except as required by law or in cases of dissolution, liquidation, windup or bankruptcy proceedings which require the consent of a majority of Class D preferred shareholders. The Class D preferred shares carry a liquidation preference (the “Class D Liquidation Preference”) of 1.4 times the original issue price of $11.00 for the one-year period following the original issue date, increasing by 0.02 times quarterly to a maximum of 1.75 times the original issue price, in each case subject to anti-dilution adjustments. The Class D Liquidation Preference is payable on a liquidation or merger with, reverse takeover of, or other business combination with, a public company, provided that such transaction does not provide for the conversion of Class D preferred shares into Clever Leaves common shares, or certain other deemed liquidation events (the “Class D Liquidation Event”). The Class D preferred shares are not redeemable but are convertible at any time, at the option of the holders, into Clever Leaves common shares on a 1:1 basis, subject to anti-dilution adjustments. Automatic conversion into Clever Leaves common shares shall occur at the applicable conversion price which takes into account the Class D Liquidation Preference in the event of (1) the

CLEVER LEAVES INTERNATIONAL INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

10. CAPITAL STOCK (cont.)

holders of at least a majority of the outstanding Class D preferred shares consenting to such conversion, (2) an initial public offering or direct listing of Clever Leaves common shares on Nasdaq, NYSE or TSX, or (3) completion of a merger with, reverse takeover of or other business combination with a public company, provided that such transaction provides for the conversion of Class D preferred shares into Clever Leaves common shares (otherwise such transaction will trigger the payment of the Class D Liquidation Preference).

As at June 30, 2020 and December 31, 2019, no dividends have been paid, declared or outstanding. The timing and amount of any dividends paid to stockholders in the future will be at the discretion of the Board of Directors, and is based on the results of operation, cash requirements, and upcoming capital investments.

11. GENERAL AND ADMINISTRATIVE

The components of general and administrative expenses were as follows:

	Three months ended		Six months ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
	$	$	$	$
Salaries and benefits	4,280	2,151	8,826	4,097
Office and administration	651	1,710	1,279	1,832
Professional fees	1,579	1,628	2,975	2,357
Stock based compensation	297	114	713	726
Rent	305	149	770	412
Other	152	504	821	858
Total	7,264	6,256	15,384	10,282

12. STOCK-BASED COMPENSATION

The Company has two incentive compensation plans (one in 2017 and one in 2018), which are consistent in regard to terms and conditions. Both plans include various types of compensation awards, and maximum term of ten years. As at June 30, 2020 and December 31, 2019, only incentive stock options have been granted, and these are restricted to Company employees.

A total of 3,634,500 stock options have been issued, which are subject to service conditions, and some are additionally subject to performance conditions based on operations or activities of the employer (the Company or its subsidiary entities). A majority of the options vest over a period of four years, with the longest requisite service period of ten years from the service inception date, which generally is the grant date of the option. Non-qualified incentive stock options (NSO) generally expire, if not exercised, in five years from grant date whereas qualified incentive stock options (ISO) generally expire in ten years.

The weighted-average assumptions used in the Black-Scholes Merton option pricing model to determine the fair value of stock options granted during the year ended December 31, 2019 are as follows:

December 31, 2019
Exercise price	$0.0001 to $50.0
Grant date share price	$5.54 to 31.17
Weighted-average grant date fair value	$4.76
Risk-free interest rate	1.3 to 2.7%
Expected dividend yield	0.0%
Expected volatility	80%
Expected stock option term	2.79 to 5.0 years

CLEVER LEAVES INTERNATIONAL INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

12. STOCK-BASED COMPENSATION (cont.)

The risk-free interest rate is based on the USD risk-free rates in effect at each grant issuance date with a term to maturity matching the expected option terms. The price of the underlying shares is determined based on the underlying value of assets of the respective entity calculated using the income and market approaches. The expected dividend yield was determined based on the company having no revenues and thus no dividends as at grant date. The volatility selected is based on consideration of historical and implied industry company volatilities at the grant dates. The expected stock option term is calculated considering the weighted average mid-point of the vesting and expiry dates, compared to the grant date.

The following options are outstanding as at June 30, 2020:

	Stock options	Weighted-average exercise price	Weighted-average remaining contractual term (years)
Balance as at December 31, 2018	2,431,737	$1.12	7.60
Granted(a)	1,874,279	4.73	4.12
Exercised	(45,000)	2.93
Modified & Forfeited(a)	(626,516)	0.55
Balance as at December 31, 2019	3,634,500	3.09	2.93
Granted	19,713	9.13	4.12
Exercised	(144,789)	0.08
Modified & Forfeited	(214,115)	3.76
Balance as at June 30, 2020	3,295,309	3.13	4.25
Vested and expected to vest as at June 30, 2020	1,689,614	2.04	1.7
Vested and exercisable as at June 30, 2020	1,689,614	2.04	1.7

____________

(a)      Includes amounts granted, modified and/or forfeited as a result of the Agreement with the NCI holders. Refer to Note 6, Business Combinations for more information on the Agreement.

The Company recognized stock-based compensation costs of $713 and $726 for the six months ended June 30, 2020 and 2019, respectively. The Company recognized stock-based compensation costs of $297 and $114 for the three months ended June 30, 2020 and 2019, respectively. Stock-based compensation costs were not tax deductible for the periods presented.

The total compensation cost related to non-vested awards not yet recognized as of June 30, 2020 and 2019 was $2,559 and $1,515, respectively, and the weighted-average period over which it is expected to be recognized was 1.7 and 2.3 years, respectively.

13. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

Financial instruments and fair value

The authoritative guidance defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The guidance also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

CLEVER LEAVES INTERNATIONAL INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

13. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (cont.)

The guidance describes three levels of input that may be used to measure fair value, which are as follows:

Level 1 —	Quoted prices in active markets for identical assets or liabilities;
Level 2 —

Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3 —	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The carrying amounts for certain financial instruments, such as cash and cash equivalents, restricted cash, accounts receivable, accounts payable, other current liabilities and short-term liabilities approximate their fair values due to the relatively short-term nature of the instruments and their expected realization.

Fair value hierarchy

The following table provides the fair value measurement hierarchy of the Company’s assets and liabilities, except for those that are short term in nature and approximate the fair values.

	Quoted prices in active markets for identical assets (Level 1)	Other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
	$	$	$	$
As of June 30, 2020
Assets:
Investment – Lift & Co	61	44	—	105
Investment – Cansativa	—	—	1,715	1,715
Total Assets	61	44	1,715	1,820
Liabilities:
Loans and borrowings	—	7,673	—	7,673
Convertible notes	—	26,868	—	26,868
Total Liabilities	—	34,541	—	34,541

At June 30, 2020, the Company had no impairment on its financial assets.

14. CONTINGENCIES AND COMMITMENTS

Lease commitments

The Company and its subsidiaries lease its office facilities and cannabis related facilities in Canada, the United States, Portugal, Germany and Colombia under non-cancellable operating lease agreements. There have not been material changes to these agreements subsequent to December 31, 2019.

Purchase commitments

The Company does not have any commitments to purchase raw materials at specific prices under any supplier contracts.

CLEVER LEAVES INTERNATIONAL INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

15. SEGMENT REPORTING

Operating segments include components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (the Company’s Chief Executive Officer, “CEO”) in deciding how to allocate resources and in assessing the Company’s performance.

Operating segments for the Company are organized by product type and managed by segment managers who are responsible for the operating and financial results of each segment. Due to the similarities in the manufacturing and distribution processes for the Company’s products, much of the information provided in these Financial Statements, and provided in the segment table below, is similar to, or the same as, that reviewed on a regular basis by the Company’s Chief Executive Officer.

The Company’s management evaluates segment profit/loss for each of the Company’s reportable segments. The Company defines segment profit/loss as income from continuing operations before interest, taxes, depreciation, amortization, stock-based compensation expense, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt and miscellaneous expenses. Segment profit/loss also excludes the impact of certain items that are not directly attributable to the reportable segments’ underlying operating performance. Such items are shown below in the table reconciling segment profit to consolidated income from continuing operations before income taxes. The Company does not have any material inter-segment sales. Information about total assets by segment is not disclosed because such information is not reported to or used by the Company’s CEO. Segment goodwill and other intangible assets, net, are disclosed in Note 8. Goodwill and Note 7. Intangible Assets, respectively.

As of June 30, 2020, the Company’s operations were organized in the following reportable segments:

1.      The Cannabis operating segment: comprised of the Company’s cultivation, extraction, manufacturing and commercialization of cannabis and cannabis-derived products. This operating segment is in the early stages of commercializing cannabis products internationally pursuant to applicable international and domestic legislation, regulations, and other permits. The Company’s principal customers and sales for its products will initially be outside of the U.S.

2.      Non-Cannabis operating segment: comprised of the brands acquired as part of the Herbal Brands acquisition in April 2019. The segment is engaged in the business of formulating, manufacturing, marketing, selling, distributing, and otherwise commercializing homeopathic and other natural remedies, wellness products, detoxification products, nutraceuticals, and nutritional and dietary supplements. The Company’s principal customers for its Herbal Brands products include mass retailers, specialty and health retailer and distributors in the U.S.

CLEVER LEAVES INTERNATIONAL INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

15. SEGMENT REPORTING (cont.)

The following table is a comparative summary of the Company’s net sales and segment profit for by reportable segment for the periods presented:

	Three months ended		Six months ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Segment Net Sales:
Cannabinoid	$153	$—	$395	$—
Non-Cannabinoid	1,786	2,154	4,458	2,154
Total Net Sales	1,939	2,154	4,853	2,154

Segment Profit (Loss):
Cannabinoid	(4,454)	(3,540)	(9,855)	(6,166)
Non-Cannabinoid	(67)	489	413	489
Total Loss	(4,521)	(3,051)	(9,442)	(5,677)

Reconciliation:
Total Segment Profit (Loss)	(4,521)	(3,051)	(9,442)	(5,677)
Unallocated corporate expenses	(2,141)	(1,832)	(3,945)	(2,803)
Non-cash stock based compensation	(297)	(114)	(713)	(726)
Depreciation and amortization	(365)	(257)	(717)	(470)
Herbal Brands acquisition related charges	—	(615)	—	(615)
Goodwill impairment	—	—	(1,682)	—
Loss from operations	(7,325)	(5,869)	(16,499)	(10,291)

Loss on debt extinguishment	—	—	—	3,374
Loss (gain) on fair value of derivative instrument	(13)	—	—	(233)
Loss (gain) on investments	72	434	244	91
Foreign exchange loss	311	826	359	611
Interest expense	953	737	1,789	1024
Miscellaneous, net	105	464	48	(164)
Loss from operations before income taxes	$(8,753)	$(8,330)	$(18,939)	$(14,994)

Certain amounts may not add due to rounding.

GNC and its affiliates accounted for approximately 32% of the non-cannabinoid segment net sales for six months ended June 30, 2020.

	June 30, 2020	December 31, 2019
Long-lived assets
Cannabinoid	$27,303	$24,209
Non-Cannabinoid	202	207
Other(a)	22	16
	$27,527	$24,432

____________

(a)      “Other” includes long-lived assets primarily in the Company’s corporate offices.

Long-lived assets consist of non-current assets other than goodwill; intangible assets, net; deferred tax assets; investments in unconsolidated subsidiaries and equity securities; and financial instruments. The Company’s largest markets in terms of long-lived assets are Colombia and Portugal.

CLEVER LEAVES INTERNATIONAL INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

15. SEGMENT REPORTING (cont.)

The following table disaggregates the Company’s revenues by channel for the three and six month ended June 30, 2020 and 2019:

	Three months ended		Six months ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Mass retail	$1,012	$1,010	$2,033	$1,010
Specialty, health and other retail	598	257	910	257
Distributors	236	559	1,575	559
E-commerce	93	328	335	328
Total	$1,939	$2,154	$4,853	$2,154

16. SUBSEQUENT EVENTS

Herbal Brands Loan Amendment

On August 27, 2020, the Company amended certain terms of the Herbal Brand Loans to provide for an additional interest of 4% per annum, compounding quarterly and payable in-kind at maturity. In addition, the Company extended the expiry date of the outstanding 193,402 warrants till May 3, 2023. As part of the amendment, the parties agreed to defer the covenant testing under the Herbal Brands Loan until September 30, 2021.

Portugal Licensing

In August 2020, the Company’s Portuguese operations were granted a license from INFARMED I.P., the Portuguese regulatory authority with oversight over the pharmaceutical industry in Portugal, including medical cannabis, to cultivate, import and export dried cannabis flower produced from our Portuguese cultivation site. Due to the COVID-19 pandemic and restrictions on INFARMED’s ability to conduct a physical inspection of the Company’s Portuguese operation, the license is considered provisional until a physical inspection from INFARMED takes place at the cultivation site. While provisional, the license provides the Company’s Portuguese operations similar rights and qualifications as a definitive license, including the ability to conduct commercial operations. The physical inspection is expected to occur in the near term, and upon successful completion, a formal definitive license would be issued.

Letter of Intent — Business Combination Agreement

On July 27, 2020, Clever Leaves entered into a definitive agreement (the “Business Combination Agreement”), pursuant to which a newly formed holding company, Clever Leaves Holdings Inc., will acquire Schultze Special Purpose Acquisition Corp., a Delaware corporation (“SAMA”) and Clever Leaves and is anticipated to become a NASDAQ-listed public company trading under the ticker symbol “CLVR” with an anticipated initial enterprise value of approximately $255 million.

The transaction has been unanimously approved by the Boards of Directors of both SAMA and Clever Leaves and is expected to close in the fourth quarter of 2020, subject to regulatory and shareholder approvals, as well as other customary closing conditions. Upon closing, the company will be known as Clever Leaves Holdings Inc.

EU-GMP Certification

On July 8, 2020, Clever Leaves received the European Union Good Manufacturing Practices (“EU GMP”) certification from the Croatian Agency for Medicinal Products and Medical Devices (“HALMED”) for its post-harvest and extraction facilities located in Colombia. EU GMP certification greatly expands Clever Leaves’ ability to serve the burgeoning European medical cannabis and hemp markets, which have very strict quality, compliance, and regulatory requirements. EU GMP certification expands an early mover advantage for Clever Leaves in the pharmaceutical channel as global demand increases and more legal cannabis geographies emerge.

CLEVER LEAVES INTERNATIONAL INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

(In thousands of U.S. dollars, except where otherwise noted and share and per share amounts)

16. SUBSEQUENT EVENTS (cont.)

Series E Financing

In July 2020, the Company raised the Series E round of financing (the “Series E Financing”) and issued $4,162 aggregate principal amount of Convertible Debentures due 2023 (the “2023 Convertible Debentures”). The 2023 Convertible Debentures mature on June 30, 2023 (the “2023 Maturity Date”) and bear interest of 8% per annum, commencing June 30, 2021, payable semi-annually in arrears. Provided that no Debenture Liquidity Event (as defined below) has occurred, on the 2023 Maturity Date, the principal aggregate amount of the 2023 Convertible Debentures and the accrued and unpaid interest thereon will be payable in cash. At any time prior to the Maturity Date or a Debenture Liquidation Event, a holder of the 2023 Convertible Debentures may elect to convert its principal amount of the 2023 Convertible Debentures and the accrued and unpaid interest thereon into Clever Leaves common shares, at a price per share equal to $5.95 (subject to adjustment). The 2023 Convertible Debentures, including any accrued and unpaid interest, will be automatically converted into Clever Leaves common shares at a price per Clever Leaves common share equal to 70% of the price attributable to the Clever Leaves common shares upon occurrence of a Debenture Liquidity Event. For purposes of the 2023 Convertible Debentures, a “Liquidity Event” means (1) the listing of Clever Leaves common shares on a recognized securities exchange or market, either by way of initial public offering or direct listing, (2) any transaction whereby all of the outstanding Clever Leaves common shares are sold, transferred, or exchanged for listed securities of a resulting issuer whose equity securities are listed on recognized securities exchange or market, (3) any merger, plan of arrangement, or any other similar business combination or transaction whereby the Company merges or combines with an entity whose securities are listed for trading on a recognized securities exchange or market and all of the outstanding Clever Leaves common shares are sold, transferred or exchanged for such listed securities, or (4) any event as a result of or following which any person or group beneficially owns over an aggregate of more than 50% of the then outstanding Clever Leaves common shares or the sale or other transfer of all or substantially all of the consolidated assets of the Company. The Business Combination constitutes a Debenture Liquidity Event and will result in the conversion of all 2023 Convertible Debentures into Clever Leaves common shares, which will be exchanged for Holdco common shares in the Arrangement.

In addition, the Company issued approximately $4,000 in Class D Preferred Stock, which resulted in a total July 2020 raise of $8,162. Refer to Note 10. Capital Stock for information on the Class D Preferred Stock.

As part of the July 2020 portion of the Series E Financing, three investors, in aggregate, exchanged 848,363 Class C preferred shares for 646,846 Class D preferred shares.

Consolidated Financial Statements

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)

For the years ended December 31, 2019 and December 31, 2018, respectively.

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

Clever Leaves International Inc. (formerly Northern Swan Holdings Inc.)
New York, New York

Opinion on the Financial Statements

We have audited the accompanying consolidated financial statements of Clever Leaves International Inc. (formerly Northern Swan Holdings Inc.) and its subsidiaries, which comprise the consolidated statements of financial position as of December 31, 2019 and 2018 and the related consolidated statements of net income/loss and comprehensive income/loss, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Clever Leaves International Inc. (formerly Northern Swan Holdings Inc.) and its subsidiaries as of December 31, 2019 and 2018 and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the consolidated financial statements, the Company has had operating losses and negative cash flows from operations since inception and expects to continue to incur net losses for the foreseeable future, which consequently raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Very truly yours,

/s/ BDO Canada LLP

Chartered Professional Accountants

We have served as the Company’s auditor since 2018.

Vancouver, British Columbia
September 10, 2020

CLEVER LEAVES INTERNATIONAL INC.

(FORMERLY KNOWN AS NORTHERN SWAN HOLDINGS, INC.)

Consolidated Statements of Financial Position

(in thousands of U.S. Dollars, except per stock data)

	Note	December 31, 2019	December 31, 2018
			(as adjusted)(a)
Assets
Current:
Cash and cash equivalents	16	12,044	21,263
Restricted cash	16	1,154	—
Accounts receivable		526	—
Prepaids, advances and other	5	3,284	475
Other receivables	5,7	1,076	1,095
Inventory	6	5,416	375
Total current assets		23,500	23,208

Investment – Lift & Co	7,16	376	1,439
Investment – Cansativa	7,16	1,701	—
Property, plant and equipment, net	8	24,374	6,588
Intangible assets	9,10	25,510	19,000
Goodwill	9,11	20,190	18,508
Other non-current assets		66	—
Total Assets		95,717	68,743

Liabilities
Current:
Accounts payable		3,373	1,699
Other current liabilities		2,723	160
Total current liabilities		6,096	1,859
Convertible notes	12	26,566	14,209
Loans and borrowings	9,12	7,162	—
Derivative liability	12	—	4,362
Deferred tax liabilities	17	5,700	5,700
Total Liabilities		45,524	26,130

Stockholders’ equity
Common stock, par value $0.0001 per share; unlimited shares authorized, 19,266,609 and 19,221,609 shares issued and outstanding as of December 31, 2019 and 2018, respectively	13	2	2
Preferred stock, par value of $0,0001 per share, unlimited shares authorized, 5,988,957 and nil shares issued and outstanding as of December 31, 2019 and 2018, respectively	13	1	—
Additional paid in capital	13	77,428	22,117
Retained earnings (deficit)		(31,933)	6,407
Accumulated other comprehensive income	7	—	1,191
Total equity attributable to stockholders		45,498	29,717
Non‐controlling interest	9	4,695	12,896
Total equity		50,193	42,613
Total liabilities and equity		95,717	68,743

____________

(a)      Adjusted for certain measurement period adjustments related to the Eagle Canada Acquisition. Refer to Note 9. Business Combinations for more information.

See accompanying notes and Note 2. Basis of Presentation for discussion of the Company’s going concern considerations.

CLEVER LEAVES INTERNATIONAL INC.
(FORMERLY KNOWN AS NORTHERN SWAN HOLDINGS, INC.)

Consolidated Statements of Net Income/Loss and Comprehensive Income/Loss

(in thousands of U.S. Dollars, except per stock data)

	Note	For the year ended December 31, 2019	For the year ended December 31, 2018
Revenue	3,20	7,834	—
Cost of sales		4,732	—
Gross profit		3,102	—

Expenses
General and administration	14	34,979	4,892
Sales and marketing		3,183	417
Depreciation and amortization	8,10	1,480	99
Total expenses		39,642	5,408

Loss from operations		(36,540)	(5,408)

Other Expenses (Income)
Interest expense, net		2,684	390
Loss (gain) on investments	7,9	756	(14,432)
Loss on debt extinguishment	12	3,374	—
Loss on fair value of derivative instrument	7,12	421	485
Foreign exchange loss		1,575	412
Other expenses, net		534	—
Total other expenses (income), net		9,344	(13,145)

(Loss) income before income taxes		(45,884)	7,737

Current income tax (recovery) expense	17	—	60
Deferred current income tax recovery	17	—	(186)
Equity investments and securities loss	7	96	1,332
Net (loss) income		(45,980)	6,531
Net loss attributable to non‐controlling interest		(6,450)	(830)

Net (loss) income attributable to Company		(39,530)	7,361

Other comprehensive income, (net of tax of nil and $186 in 2019 and 2018, respectively)		—	1,191
Total comprehensive (loss) income attributable to Company		(39,530)	8,552

See accompanying notes.

CLEVER LEAVES INTERNATIONAL INC.

(FORMERLY KNOWN AS NORTHERN SWAN HOLDINGS, INC.)

Consolidated Statements of Stockholders’ Equity

(in thousands of U.S. Dollars, except per stock data)

		Common stock		Preferred stock		Additional paid‐in capital	Retained earnings/(deficit)	Accumulated Deficit Other Comprehensive Income	Attributable to non‐controlling interest(a)	Total stockholders’ equity
		Shares	$	Shares	$
Balance at December 31, 2017		8,900,000	$1			$1	$(954)	$—	$—	$(952)
Stock issuances						20				20
Series A stock issuance	13	7,005,106	1			10,025				10,026
Series B common stock issuance	13	3,316,503	—			9,716				9,716
Stock‐based compensation expenses	16					198				198
Non‐controlling interest from acquisition	9								15,883	15,883
Investment in subsidiaries	9					2,157			(2,157)	—
Other comprehensive income								1,191		1,191
Net income/(loss)							7,361		(830)	6,531
Balance at December 31, 2018		19,221,609	$2			$22,117	$6,407	$1,191	$12,896	$42,613
Stock issuances										—
Series C conversion	13	—	—	2,546,670	1	22,364				22,365
Series D preferred stock issuance	13	—	—	3,442,287		28,824				28,824
Stock‐based compensation expenses	15					1,522				1,522
Stock option exercise	15	45,000				132				132
Investment in subsidiaries	9					1,752			(1,752)	—
Warrants	12					717				717
Other comprehensive income	7						1,191	(1,191)		—
Net loss							(39,530)		(6,450)	(45,980)
Balance at December 31, 2019		19,266,609	$2	5,988,957	1	$77,428	$(31,933)	$—	$4,695	$50,193

____________

(a)      On October 31, 2019, the Company entered into an agreement with the NCI Holders, which granted the NCI Holders Exchangeable Class A Shares, as defined herein. Refer to Note 9. Business Combinations for more information.

See accompanying notes.

CLEVER LEAVES INTERNATIONAL INC.

(FORMERLY KNOWN AS NORTHERN SWAN HOLDINGS, INC.)

Consolidated Statements of Cash Flows

(in thousands of U.S. Dollars)

		For the year ended December 31, 2019	For the year ended December 31, 2018
Operating Activities
Net (loss)/income		$(45,980)	$6,531
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	8,10	1,480	99
Deferred tax	17	—	(186)
Foreign exchange loss		1,521	290
Stock‐based compensation expense	15	1,522	198
Non‐cash interest expense		552	332
Loss (gain) on investment	9	756	(13,506)
Loss on equity method investment	7	96	1,332
Loss on debt extinguishment	12	3,374	—
Loss on derivative instrument	7,12	421	485
Changes in operating assets and liabilities:
Increase in accounts receivable		(526)	—
Increase in prepaid expenses	5	(2,809)	(399)
Decrease (increase) in other receivables	5	19	(965)
Increase in inventory	6	(5,041)	(242)
Increase in accounts payable		1,674	1,693
Increase accrued expenses and other items		2,113	62
Net cash used in operating activities		(40,828)	(4,276)

Investing Activities
Business acquisition, net of cash acquired	9	(9,653)	(5,700)
Investment in Cansativa	7	(1,797)	—
Purchase of property, plant and equipment	8	(18,675)	(4,466)
Proceeds from sale of short‐term investment	7	—	1,885
Net cash used in investing activities		(30,125)	(8,281)

Financing Activities
Proceeds from issuance of Series B issuance	12	—	9,716
Proceeds from issuance of debt	9	8,500	—
Proceeds from issuance of Series C Convertible note	12	—	17,788
Proceeds from issuance of Series D Convertible note, net of cash cost of $1,250	12	26,250	—
Repayment of debt		(622)	—
Issuance of Class C preferred stock, net of cash costs of $1,434	12	28,574	—
Stock option exercise	15	132	—
Net cash provided by financing activities		62,834	27,504
Effect of exchange rate changes on cash, cash equivalents & restricted cash		54	122
Decrease in cash, cash equivalents & restricted cash(a)		(8,065)	15,069
Cash, cash equivalents & restricted cash, beginning of period(a)		21,263	6,194
Cash, cash equivalents & restricted cash end of period		$13,198	$21,263

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest		$2,132	58
Income taxes, net of refunds

____________

(a)      These amounts include restricted cash of $1,154 and nil as of December 31, 2019 and 2018, respectively, which represent cash on deposit for payments related to the Herbal Brands acquisition, and cash on deposit for certain lease arrangements.

See accompanying notes.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

1. CORPORATE INFORMATION

Clever Leaves International Inc., formerly known as Northern Swan Holdings, Inc. (the “Company”, or “Clever Leaves”) is a New York-based holding company focused on early and late-stage investments in cannabis and cannabis related companies. The Company was incorporated on July 20, 2017 as Northern Swan Holdings, Inc. under the Business Corporations Act of British Columbia, Canada and the name change occurred on March 12, 2020.

The registered office of the Company is located at 489 Fifth Avenue, 27th Floor, New York, NY 10017.

2. BASIS OF PRESENTATION

The consolidated financial statements of the Company and its subsidiaries have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). These financial statements include the significant accounting policies described hereafter and reflect all adjustments, consisting solely of normal recurring adjustments, which, in the opinion of management, are necessary for a fair presentation of the Company’s financial position and results of operations.

As of December 31, 2019, the Company’s operations were organized in the following reportable segments: Cannabinoid segment and Non-Cannabinoid segment. Refer to Note 20. Segment Reporting for further information on segment reporting.

For all years up to and including the year ended December 31, 2019, the Company prepared its financial statements in accordance with U.S. GAAP. The consolidated financial statements have been prepared on a historical cost basis, except for financial instruments, as explained in the accounting policies set out in Note 3.

The consolidated financial statements were authorized for issue in accordance with a resolution of the directors of the Company on July 29, 2020.

Going concern

The Company has had operating losses and negative cash flows from operations since inception and expects to continue to incur net losses for the foreseeable future until such time, if ever, that it can generate significant revenues from the sale of its available inventories.

The Company anticipates that it will continue to incur losses from operations due to pre-commercialization activities, marketing and manufacturing activities, and general and administrative costs to support operations.

Additionally, the Company expects its operations will be affected by the recent and ongoing outbreak of the coronavirus disease 2019 (“COVID-19”), which was declared a pandemic by the World Health Organization in March 2020. The spread of COVID-19 has severely impacted many economies around the globe. In many countries, including those where the Company operates, businesses are being forced to cease or limit operations for long or indefinite periods of time.

Measures taken to contain the spread of the virus, including travel bans, quarantines, social distancing, and closures of non-essential services have triggered significant disruptions to businesses worldwide, resulting in an economic slowdown. Global stock markets have also experienced great volatility and a significant weakening. Governments and central banks have responded with monetary and fiscal interventions to stabilise economic conditions and the Company has taken steps to obtain financial assistance made available from jurisdictional governments, however the Company expects its 2020 financial performance to be impacted and result in a delay of certain of its go-to-market initiatives. The duration and impact of the COVID-19 pandemic, as well as the effectiveness of government and central bank responses, remains unclear at this time. It is not possible to reliably estimate the duration and severity of these consequences, as well as their impact on the financial position and results of the Company for future periods. The Company has taken measures to address the impact of the pandemic to its financial positions, including temporarily reducing its workforce, by means of either reduction in hours or temporary leave, as well as downsizing, delaying certain initiatives and debt interest payments.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

2. BASIS OF PRESENTATION (cont.)

As a result, the Company believes that there material uncertainties which cause substantial doubt about its ability to continue as a going concern for one year after the date these financial statements are issued, absent additional financing and cost reduction or cost management measures.

Management believes the currently available funding will only be sufficient to finance the Company’s operations for six to nine months from the date of issuance of these consolidated financial statements depending on the timing and extent of the delays to Company’s sales activities. The Company will need to raise additional cash through debt, equity, or other forms of financing to fund future operations. The Company has historically been able to manage liquidity requirements through cost management and cost reduction measures, supplemented with raising additional financing. While the Company has been successful in raising financing in the past, and did so as recently as April 2020, there can be no assurances that additional financing will be available when needed on acceptable terms. The continued spread of COVID-19 and uncertain market conditions may further limit the Company’s ability to access capital. If the Company is not able to secure adequate additional funding, the Company may be forced to make reductions in spending, extend payment terms with suppliers, and/or suspend or curtail planned programs. Any of these actions could materially harm the Company’s business, results of operations, financial condition, and prospects.

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its major subsidiaries as of December 31, 2019. The accompanying consolidated financial statements include the accounts of the Company and its consolidated subsidiaries, which include variable interest entities (“VIE”s), in which the Company is the primary beneficiary, and voting interest entities (“VOEs”) in which the Company determined it has a controlling financial interest as defined under ASC 810, “Consolidation”.

The following table provides a summary of the Company’s subsidiaries and respective ownership percentage at December 31, 2019:

Subsidiaries	Jurisdiction of incorporation	Ownership
NS US Holdings, Inc.	Delaware, United States	100%
Herbal Brands, Inc.	Delaware, United States	100%
Northern Swan International, Inc. (“NSI”)	British Columbia, Canada	100%
Northern Swan Management, Inc.	British Columbia, Canada	100%
Northern Swan Deutschland Holdings, Inc.	British Columbia, Canada	100%
Northern Swan Portugal Holdings, Inc.	British Columbia, Canada	100%
Northern Swan Portugal Unipessoal	Portugal	100%
Northern Swan Portugal Cultivation	Portugal	100%
Northern Swan Europe, Inc.	British Columbia, Canada	100%
Nordschwan Holdings, Inc.	British Columbia, Canada	100%
Northern Swan Germany GmbH	Frankfurt, Germany	100%
NS Herbal Brands International, Inc.	British Columbia, Canada	100%
Herbal Brands, Ltd.	London, United Kingdom	100%
Eagle Canada Holdings, Inc. (“Eagle Canada”)	British Columbia, Canada	70%
Ecomedics S.A.S. (“Ecomedics”)	Bogota, Colombia	70%
Clever Leaves UK Limited	London, United Kingdom	70%

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

2. BASIS OF PRESENTATION (cont.)

The following table provides a summary of the Company’s subsidiaries and respective ownership percentage at December 31, 2018:

Subsidiaries	Jurisdiction of incorporation	Ownership
NS US Holdings, Inc.	Delaware, United States	100%
Herbal Brands, Inc.	Delaware, United States	100%
NS Merlot MA, Holdings	Massachusetts, United States	100%
Northern Swan International, Inc.	British Columbia, Canada	100%
Northern Swan Management, Inc.	British Columbia, Canada	100%
Northern Swan Deutschland Holdings, Inc.	British Columbia, Canada	100%
Northern Swan Portugal Holdings, Inc.	British Columbia, Canada	100%
Northern Swan Europe, Inc.	British Columbia, Canada	100%
Nordschwan Holdings, Inc.	British Columbia, Canada	100%
Northern Swan Germany GmbH	Frankfurt, Germany	100%
Eagle Canada Holdings, Inc. (“Eagle Canada”)	British Columbia, Canada	65%
Ecomedics S.A.S.	Bogota, Colombia	65%

The financial statements of the subsidiaries are prepared for the same reporting period as the parent company, using consistent accounting policies. All intra-group balances, transactions, unrealized gains and losses resulting from intra-group transactions and dividends have been eliminated.

3. SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES

The preparation of these consolidated financial statements in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes in the reported period. While the significant estimates made by management in the preparation of the consolidated financial statements are reasonable, prudent, and evaluated on an ongoing basis, actual results may differ materially from those estimates. The following outlines several accounting policies applied by the Company in preparing its consolidated financial statements which involve complex situations and judgment in the development of significant estimates and assumptions.

Consolidation

The determination of whether or not to consolidate entities under U.S. GAAP requires significant judgment. The Company consolidates entities that meet the definition of a VIE. Specifically, a VIE is an entity or legal business structure where the investor has controlling interest without necessarily having majority of voting rights for which the Company has been determined to be the primary beneficiary, in accordance with ASC 810. The assessment of whether the Company is a primary beneficiary is completed at the initial acquisition date, and considers whether the Company individually has the power to direct the activities of the of the VIE that most significantly affect the VIE’s performance, the obligation to take on losses, or the right to receive benefits from the VIE that could potentially be significant to the VIE.

The Company also assesses whether the entity qualifies for any scope exceptions provided under ASC 810, and applies the provisions of the VIE model as appropriate.

If the entity is determined to be a VIE to be accounted for under the VIE model, the Company identifies variable interests by determining the variability the entity was designed to create and distribute, and identifying which interests absorb such variability.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

3. SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES (cont.)

The results of operations in any determined VIEs are consolidated beginning on the date when the Company has both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance, and the right to receive benefits from the VIE that potentially could be significant to the VIE.

Subsidiaries are consolidated from the date of acquisition, being the date on which the Company obtains control, and continue to be consolidated until the date when such control ceases. The Company treats transactions with non-controlling interests that do not result in a loss of control as transactions with equity owners of the Company. A change in ownership interest results in an adjustment between the carrying amounts of the controlling and non-controlling interests to reflect their relative interests in the subsidiary. Any difference between the amount of the adjustment to non-controlling interests and any consideration paid or received is recognized in equity and attributable to the controlling interest.

In regards to the Company’s interests in entities that do not meet the requirements for consolidation, the Company uses either the cost method of accounting whereby it records the investments at historical cost or the equity method of accounting whereby it records its share of the underlying income or loss of these entities, as well as adjustments for basis differences. The evaluation of whether the Company exerts control or significant influence over the financial and operational policies of an entity requires judgment based on the facts and circumstances surrounding each individual entity.

Foreign currencies

The functional currency of the Company, and for each subsidiary, is the currency of the primary economic environment in which it operates. All figures presented in the consolidated financial statements are reflected in U.S. dollars, which is the functional currency of the Company and all of its subsidiaries.

Once the Company determines the functional currency of a subsidiary, it is consistently used unless there are significant and clear indications that the functional currency has changed in economic facts and circumstances. Previously issued financial statements are not restated for any change in the functional currency.

Any transactions not denominated in the Company’s functional currency are considered foreign currency transactions, and exchange differences arising from translation are recognized in profit or loss.

Cash and cash equivalents

Cash and cash equivalents are comprised of cash balances at financial institutions and highly liquid short-term investments with original maturities of three months or less that are readily convertible into known amounts of cash. Cash and cash equivalents are primarily held in U.S. dollars, Canadian dollars, Euros, and Colombian pesos.

Accounts receivable

Accounts receivable represent payments due to the Company for previously recognized net sales, reduced by an allowance for doubtful accounts for balances which are estimated to be uncollectible at period end. Three of the Company’s customers accounted for an aggregate of approximately 55% of the Company’s outstanding trade receivable at December 31, 2019.

Prepaid and deposits

Prepaid and deposits are amounts previously paid to vendors for goods/services not yet received.

Other receivables

Other receivables arise from transactions other than credit sales. Other receivables may be in the form of loans, notes, and other types of financial instruments and may be originated by the Company or purchased from another entity.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

3. SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES (cont.)

Inventories

Inventories consist of raw materials, work-in-progress, and finished goods, and are valued at the lower of cost and net realizable value. Cost is determined using the weighted average cost method. Net realizable value is equal to the estimated selling price in the ordinary course of business, less estimated costs of sale or completion.

Cost of inventories include all direct expenditures to get the inventory ready for sale, attributable overhead, and are determined as follows:

Raw materials:

•        Purchase costs on a weighted average cost basis.

•        Consist of soil, fertilizers, seeds, and other supplies and consumables used in the cultivation and processing of cannabis. In addition, flavorings, sugars, vitamins, additives, and components used to manufacture finished goods including bottles, packaging, and shrink wrap are used in the production of the Company’s nutraceutical products.

Work-in-progress:

•        Costs of direct raw materials, labour, and attributable overhead incurred to cultivate cannabis plants, and process and develop cannabis derivatives, manufacture, handle and shipment of finished goods.

•        Consist of cannabis buds currently in the propagation, vegetation, or flowering stages (i.e. cultivated cannabis), and VIE in any harvested dry cannabis to be used in the production of cannabis derivatives (i.e. harvested cannabis and extracts).

Finished goods:

•        Costs of direct raw materials, labour, and attributable overhead incurred based on normal operating capacity to complete finished goods.

•        Consist of completed cannabis derivatives, such as cannabis oils and capsules (i.e. cannabis extracts); health and wellness supplements such as liquid and solid dose personal cleansing products, dietary supplements, and personal health case items.

The Company writes down inventory for any obsolescence during the period or when the net realizable value of inventory is less than the carrying value. These adjustments are estimates, which could vary significantly, either favorably or unfavorably, from the amounts that the Company may ultimately realize upon the disposition of inventories if future economic conditions, customer inventory levels, product discontinuances, sales return levels or competitive conditions differ from the Company’s estimates and expectations. Any inventory write downs to net realizable value are not reversed for subsequent recoveries in value, except in cases of changes in exchange rates.

Investments

The Company determines the appropriate classification of its equity investments at the date of purchase and reevaluates the classification at the statement of financial position date. In January 2019, the Company adopted ASU 2016-01 and in accordance with this ASU, the Company measures such equity instruments at fair value and recognizes any changes in fair value in its statement of income/loss. Investments that don’t have readily determinable fair value, the Company measures the investment at cost, less any impairment.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

3. SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES (cont.)

Fair value of financial instruments

The Company’s financial instruments are measured and reported at fair value, which is the price receivable upon sale of an asset or payable upon transfer of a liability in the principal or most advantageous market for the asset or liability, conducted in an orderly transaction between market participants at the measurement date. Carrying amounts of certain financial instruments, including cash and cash equivalents, accounts receivable, and accounts payable (trade and accrued liabilities) approximate their fair value, as the time between initiation and the eventual realization of their value is relatively short-term in nature. Estimates of the fair value of an asset or liability consider the unique characteristics of the asset or liability, and consider inputs such as liquidity risk, foreign exchange risk, and volatility.

The fair value hierarchy is based on the lowest level input that is significant to the fair value measurement as a whole:

•        Level 1 — Based on quoted (unadjusted) market prices in active markets using observable inputs, for identical assets or liabilities;

•        Level 2 — Based on inputs other than quoted prices in active markets, that is significant to the fair value measurement is directly or indirectly observable;

•        Level 3 — Based on unobservable inputs, where little to no market data exists, that is significant to the fair value measurement is unobservable and thus require more assumptions by the Company

For assets and liabilities recognized at fair value on a recurring basis, the Company reassesses categorization to determine whether changes have occurred between the hierarchy levels at the end of each reporting period.

The Company adopted ASU 2016-01 in 2019, and as a result it measures investments in equity securities, except for those that result in consolidation or are accounted for under the equity method of accounting, at fair value with changes in fair value recognized through net income. The Company measures equity investments without a readily determinable fair value that do not qualify for the net asset value practical expedient under Topic 820, “Fair Value Measurement”, at its cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.

Property, plant and equipment

Property, plant and equipment is recorded at cost, net of accumulated depreciation and any accumulated impairment losses, if applicable. Attributed costs include the original cost of the item, any direct materials and labour to bring the asset into working condition, borrowing costs, and costs of replacing parts if the recognition criteria are met. All other repair and maintenance costs are recognized in the profit or loss as incurred.

Depreciation begins when the asset becomes available for use, and is calculated on a straight-line basis over the estimated useful lives of the assets, as follows:

Land	N/A – indefinite
Buildings & warehouse	2 – 40 years
Leasehold improvement	shorter of lease term or useful life
Furniture and appliances	5 years
Agricultural equipment	2 – 10 years
Computer equipment & telecommunications networks	3 years
Transport equipment	5 years
Laboratory equipment	3 – 20 years

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

3. SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES (cont.)

The carrying amount of an item of property, plant and equipment and any significant part is derecognized on disposal of the asset, or when no future economic benefits are expected from its continued use. Any gain or loss arising on derecognition of the asset (equal to the difference between the net disposal proceeds and the carrying amount) is included in profit or loss in the period of derecognition.

The Company reviews the depreciation method, residual values, and useful lives of property, plant and equipment at least at each financial year end and adjusted prospectively, if appropriate.

Long-lived assets, such as property, plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. If events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, the Company estimates the undiscounted future cash flows (excluding interest) resulting from the use of the asset and its ultimate disposition. If the sum of the undiscounted cash flows (excluding interest) is less than the carrying value, the Company recognizes an impairment loss, measured as the amount by which the carrying value exceeds the fair value of the asset. There were no impairment charges to long-lived assets during the year ended December 31, 2019.

Borrowing costs, which consist of interest and other costs incurred by the Company in connection with the borrowing of funds, are capitalized as part of the cost of a qualifying asset if it is directly attributable to the acquisition, construction or production of the respective asset. All other borrowing costs are expensed in the period in which they are incurred.

Intangible assets

Intangible assets include the licenses acquired as part of the acquisition of Herbal Brands and Clever Leaves through business combinations (Note 9), as well as trade name, customer relationships, contracts and customer lists. Intangible assets acquired in a business combination are initially recognized as cost at their fair value based on the present value of expected future cash flows as at the date of acquisition. After initial measurement, intangible assets are carried at cost less accumulated amortization and any accumulated impairment losses. Costs of internally developed intangible assets are not capitalized, and related expenditures are recognized in profit or loss as incurred.

Intangible assets are assessed to determine whether they have finite or indefinite useful lives, and the carrying values and remaining estimated useful lives are subject to impairment testing to determine if events or circumstances warrant a revision.

Intangible assets with finite useful lives

Intangible assets with finite lives are amortized over their respective useful economic lives and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The Company reviews the amortization period and the amortization method for an intangible asset with a finite useful life on an annual basis. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset is accounted for by changing the amortization period or method, as appropriate, and are treated as changes in accounting estimates to be applied prospectively. The amortization expense on intangible assets with finite lives is recognized in profit or loss. The finite lived intangible assets acquired in the Herbal Brands acquisition and the related estimated useful lives are as follows:

Remaining Useful Life at the Acquisition Date (in years)
Finite-lived intangible assets:
Customer contracts	8.7
Customer relationships	4 – 7
Customer list	5
Brand	10

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

3. SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES (cont.)

Amortization of finite lived intangibles is calculated on a straight–line basis over the estimated useful lives of the assets.

Intangible assets with indefinite useful lives

Intangible assets with indefinite useful lives are not amortized but are subject to impairment testing at least annually. The assessment of indefinite life is reviewed on an annual basis to determine whether the indefinite life is still appropriate. If not, the change in useful life from indefinite to finite is made on a prospective basis as a change in accounting estimate.

Intangible assets are not revalued subsequently. Intangible assets are subject to impairment testing at least annually and such test considers the estimated future cash flows expected to result from use of the intangible asset or asset group, and eventual disposal. An indefinite-life intangible asset is considered impaired if its fair value is less than its carrying amount.

Business combinations and goodwill

The Company accounts for an acquisition of a business using the acquisition method. When control of another entity is obtained, the Company measures the underlying transaction at fair value, and establishes the basis on which the assets, liabilities, and non-controlling interests of the acquired entity at the date of acquisition.

To be considered a business combination, the acquired entity must meet the definition of a business under ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which states that a business must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create outputs as a result of revenue-generating activities. If substantially all of the fair value of the gross assets acquired (which excludes cash and cash equivalents, deferred tax assets and any goodwill created from recognition of deferred tax liabilities) is concentrated in a single identifiable asset or group of similar identifiable assets, the set is not a business and does not require further evaluation.

The consideration transferred to the acquirer is measured at fair value at the date of acquisition, and includes assets transferred and liabilities assumed by the Company upon acquisition. The identifiable assets and liabilities that are exchanged as part of the business combination, and which meet the definition of assets and liabilities, are recognized separately from goodwill at the date of acquisition and measured on the acquisition date at their fair values. The non-controlling interest in the acquiree is initially measured at fair value, including goodwill, at the date of acquisition. Any contingent consideration transferred is initially recognized at fair value and is remeasured at fair value each period until settled, with any identified changes in fair value to be recognized in profit or loss.

Goodwill is initially measured as a residual, recognized as an asset and represents the excess of the aggregate of consideration transferred in the business combination, the amount of any non-controlling interest in the acquire, and the fair value of any previously held equity interest in the acquirer at the acquisition date, over the net of the identifiable assets acquired and liabilities assumed. In cases where the acquisition occurred as a bargain purchase, the residual deficit would be recognized in profit or loss after reassessing the values used in the acquisition accounting. If the fair value of the net assets acquired is in excess of the aggregate consideration transferred, the gain is recognized in profit or loss.

Any business combinations completed through a step acquisition will remeasure the previously held non-controlling equity interest at the date of acquisition and recognize any gains or losses in profit or loss.

After initial recognition, goodwill is not subject to amortization but rather is tested for impairment at least annually, or when an event or change in circumstance indicates that the carrying value of the asset may not be recoverable.

Equity method investments

Investments are assessed to determine whether they qualify as an investment in an entity that does not represent a controlling financial interest but provides the Company with significant influence in the investee. The Company

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

3. SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES (cont.)

determines whether the equity investment is an in-substance common stock investment in the entity. This assessment considers subordination, risks and rewards of ownership, and obligation to transfer value in determining whether risks and reward characteristics that are substantially similar to the entity’s common stock. The Company applies judgment in considering various indicators of the ability to exercise significant influence over the investee, such as through ownership of 20% or more of the investee voting stock but not greater than 50%, board representation, and/or participation in the financial, operating, or governance decisions made by the investee.

Investments where the Company has the ability to exercise significant influence in the investee qualify for equity method accounting and are presented separately on the consolidated statements of financial position. The equity method investment is recognized using a cost accumulation model, based on the cost of consideration transferred and related transaction costs.

Leases

The determination of whether an arrangement is, or contains, a lease is based on the substance of the arrangement at inception and considers whether the arrangement is to be fulfilled through the use of a specific asset or assets, or whether the arrangement conveys a right to use the asset. Leases are classified as either operating leases or capital leases at lease inception, and this classification depends on the transfer of risks and rewards of ownership, along with several other criteria such as the transfer of ownership to the lessee, purchase options, or percentage of economic life of leased asset. This lease classification is not revised unless there is a modification to the lease agreement.

At commencement, capital leases are recorded with a leased asset and a corresponding liability at an amount equal to the lower of the fair value of the leased assets at lease inception and the present value of the minimum lease payments (using the lower of the lessee’s incremental borrowing rate or interest rate implicit in the lease, if known).

Operating leases do not recognize a leased asset or liability in the statement of financial position. Rather, a lessee recognizes the operating expense in the consolidated statement of operations on a straight-line basis over the lease term.

Revenue recognition

On January 1, 2019, the Company adopted Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers. The Company elected to use the practical expedient prescribed by the standard and applied the standard using a portfolio approach to contracts (or performance obligations) with similar characteristics, as the Company reasonably expects that the effects on the financial statements of applying this guidance to the portfolio would not differ materially from applying this guidance to the individual contracts (or performance obligations) within that portfolio.

In accordance with the new guidance, the Company’s policy is to recognize revenue at an amount that reflects the consideration that the Company expects that it will be entitled to receive in exchange for transferring goods or services to its customers. The Company’s policy is to record revenue when control of the goods transfers to the customer. The Company evaluates the transfer of control through evidence of the customer’s receipt and acceptance, transfer of title, the Company’s right to payment for those products and the customer’s ability to direct the use of those products upon receipt. Typically, the Company’s performance obligations are satisfied at a point in time, and revenue is recognized, either upon shipment or delivery of goods. In instances where control transfers upon customer acceptance, the Company estimates the time period it takes for the customer to take possession and the Company recognizes revenue based on such estimates. The transaction price is typically based on the amount billed to the customer and includes estimated variable consideration where applicable.

In instances when the Company’s products are sold under consignment arrangements, the Company does not recognize revenue until control over such products has transferred to the end consumer.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

3. SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES (cont.)

The Company’s net sales are comprised of gross revenues from sales of products less expected product returns, trade discounts and customer allowances, which include costs associated with mark-downs and other price reductions. Product returns are not material to Company net sales.

The Company incurs costs associated with product distribution, such as freight and handling costs. The Company has elected to treat these costs as fulfillment activities and recognizes these costs at the same time that it recognizes the underlying product revenue.

In 2019, the Company recognized revenue primarily for the manufacture and sale of nutraceutical products. The majority of the Company’s revenues are generated by sales through distribution networks with short-term payment conditions, health and nutritional product retailers, chain drug stores, and to a lesser degree through online retailers. See Note 20. Segment Reporting, for disaggregated revenue data.

The adoption of this ASU did not have a material impact on the Company’s financial statements.

Stock-based compensation

The Company grants stock-based awards to employees, directors and consultants of the Company as compensation for services rendered or performance achieved. The Company estimates the fair value of equity classified stock options on the date of grant using the Black-Scholes option pricing model. The fair value is recognized as compensation expense over the requisite service period for all awards that vest. For performance-based stock options, compensation cost is recognized over the requisite service period if it is probable that the performance condition will be satisfied. Compensation costs for awards that cliff vest and for graded vesting awards based solely on service conditions are recognized on a straight-line basis. Graded vesting based on performance conditions are recognized on a ratable basis over the requisite service period using the accelerated attribution model.

Effective January 1, 2018, the Company adopted ASU 2016-09, Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The ASU permits the election of an accounting policy change to the method of recognizing forfeitures of stock-based compensation. The Company elected to account for forfeitures when they occur. When forfeitures occur, previously recognized compensation cost is reversed in the period of the forfeiture.

Income taxes

Current taxes

Current income tax assets and liabilities for the period are measured at the amount expected to be recovered from or paid to the taxation authorities and includes foreign income taxes from the Company’s operations that are consolidated, combined, for accounted for under the equity method. The tax rates and tax laws used to compute the amount are those that are enacted at the reporting date in the countries where the Company operates and generates taxable income.

Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

Deferred taxes

The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and the tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Management makes an assessment of the likelihood that the resulting deferred tax assets will be realized. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

3. SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES (cont.)

The Company recognizes uncertain income tax positions at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Changes in recognition or measurement are reflected in the period in which judgment occurs.

The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying Consolidated Statements of Net Loss and Comprehensive Loss. Accrued interest and penalties are included on the related tax liability line in the Consolidated Statements of Financial Position.

4. NEW ACCOUNTING PRONOUNCEMENTS

The standards and interpretations that are issued but not yet effective up to the date of issuance of the Company’s financial statements are disclosed below. The Company intends to adopt these standards, when they become effective.

ASU 2018-17 — Consolidation (Topic 810)

On October 31, 2018, the FASB issued ASU 2018-17, which amends two aspects of the related party guidance in ASC 810. Creates an alternative accounting policy election to not apply VIE guidance to legal entities under common control. Additionally, it requires additional disclosures related to the private company’s involvement in and exposure to entities under this election; and amends the guidance for determining whether payments to decision makers and service providers are variable interests by requiring consideration of indirect interests held through related parties. The ASU is effective for fiscal 2020 and the Company is in the process of assessing the impact of the new guidance to its financial statements and disclosures.

ASU 2018-15 — Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40)

On August 29, 2018, the FASB issued ASU 2018-15, which amends ASC 350-40 to address a customer’s accounting for implementation costs incurred in a cloud computing arrangement that is a service contract. ASU 2018-15 aligns the accounting for costs incurred to implement a cloud computing arrangement that is a service arrangement with the guidance on capitalizing costs associated with developing or obtaining internal-use software. Specifically, the ASU amends ASC 350 to include in its scope implementation costs of a cloud computing arrangement that is a service contract and clarifies that a customer should apply ASC 350-40 to determine which implementation costs should be capitalized in a cloud computing arrangement that is considered a service contract. The Company adopted the ASU beginning in January 2020 and it does not expect the adoption to result in significant impact to the Company’s financial statements.

ASU 2019-12 — Income Taxes (Topic 740)

On December 18, 2019, the FASB issued Accounting Standards Update ASU 2019-12 on Simplifying the Accounting for Income Taxes. This ASU updates specific areas of ASC 740, Income Taxes, to reduce complexity while maintaining or improving the usefulness of the information provided to users of financial statements. The Company expects to implement the provisions of this ASU as of January 1, 2021. The Company is currently assessing the impact that adopting this ASU will have on its financial statements and footnote disclosures.

ASU 2020-01 — Clarifying the Interactions between Topic 321, Topic 323, and Topic 815

The FASB issued ASU 2020-01 to clarify the interaction among the accounting standards for equity securities, equity method investments and certain derivatives. The new ASU is effective for public entities for fiscal years beginning after December 15, 2020 and all other entities for fiscal years beginning after December 15, 2021. Early adoption is permitted. The Company is currently assessing the impact that adopting this ASU will have on its financial statements and footnote disclosures.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

4. NEW ACCOUNTING PRONOUNCEMENTS (cont.)

ASU 2016-02 Topic 842 — Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). Lessees will be required to recognize a right-of-use asset and a lease liability for leases (other than leases that meet the definition of a short-term lease). The liability will be equal to the present value of lease payments. The asset will be based on the liability, subject to adjustment, such as for initial direct costs. For income statement purposes, a dual model was retained, requiring leases to be classified as either operating or finance leases. Operating leases will result in straight-line expense (similar to current operating leases) while finance leases will result in a front-loaded expense pattern (similar to current capital leases). Lessor accounting is similar to the current model but updated to align with certain changes to the lessee model (e.g., certain definitions, such as initial direct costs, have been updated) and the new revenue recognition standard.

The standard will be effective for the Company beginning on January 1, 2022 and is required to be adopted using a modified retrospective approach. Early adoption is permitted. The Company is evaluating the impact of the adoption of this standard and anticipates recognition of additional assets and corresponding liabilities related to leases on its consolidated statement of financial position.

ASU 2016-01 Subtopic 825-10 — Financial Instruments — Overall — Recognition and Measurement of Financial Assets and Financial Liabilities

In January 2016, FASB issued ASU 2016-01, Financial Instruments — Overall — Recognition and Measurement of Financial Assets and Financial Liabilities (Subtopic 825-10), which will enhance the reporting model for financial instruments and provide financial statement users with more useful information for decision-making purposes. This ASU requires an entity to measure investments in equity securities, except for those that result in consolidation or are accounted for under the equity method of accounting, at fair value with changes in fair value recognized through net income. The ASU also provides a “practicability election” to measure equity investments without a readily determinable fair value that do not qualify for the net asset value practical expedient under Topic 8202, “Fair Value Measurement”, at its cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. This election shall be made for each investment separately and once selected shall continue to be applied until the equity security no longer qualifies for this exception. The new standard is effective for public business entity for annual periods beginning after December 15, 2017, and interim periods therein. For all other entities, it is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The Company adopted this ASU as of January 1, 2019, and as a result, for the period ending December 31, 2019 the Company had recorded loss on its equity investment of approximately $756 and reclassified to opening retained earnings unrecognized gains of approximately $1,191, previously reported in accumulated other comprehensive income.

ASU 2018-13 Topic 820 — Financial Instruments — Credit Losses

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement (Topic 820), which adds, modifies, and removes certain fair value measurement disclosure requirements. This ASU is effective for the Company beginning on January 1, 2020 and permits early adoption. The Company is currently assessing the impact that adopting ASU 2018-13 will have on its financial statements and footnote disclosures.

ASU 2016-13 Topic 326 — Financial Instruments — Credit Losses

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The ASU requires all expected credit losses for financial assets held at the reporting date to be measured based on historical experience, current conditions, and reasonable and supportable forecasts. Adoption of the standard will require financial institutions and other organizations to use forward-looking information in their forecasts to better estimate their credit loss. This update will be effective for fiscal years beginning

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

4. NEW ACCOUNTING PRONOUNCEMENTS (cont.)

after December 15, 2019 and interim periods therein for public business entities that are SEC filers, December 15, 2020 and interim periods therein for other public business entities, or fiscal and interim periods within fiscal years beginning after December 15, 2021 for all other entities. The Company expects to implement the provisions of ASU 2016-13 as of January 1, 2022. The Company is currently assessing the impact that adopting ASU 2018-13 will have on its financial statements and footnote disclosures.

5. PREPAIDS, ADVANCES AND OTHER RECEIVABLES

Prepaids and advances are comprised of the following items:

	December 31, 2019 $	December 31, 2018 $
Prepaid expenses	281	389
Deposits	169	83
Other advances	2,834	3
Total	3,284	475

Prepayments and advances represent amounts previously paid to vendors for security deposits and supplies, leased premises, facility construction and expansion projects not yet delivered.

Other receivables are comprised of the following items:

	December 31, 2019 $	December 31, 2018 $
Grand Cru investment settlement receivable(a)	—	1,000
Accrued interest on Grand Cru receivable	—	38
Other receivables	1,076	57
Total	1,076	1,095

____________

(a)      Refer to Note 7. Investments, for more information.

6. INVENTORY

Inventories are comprised of the following items:

	December 31, 2019 $	December 31, 2018 $
Raw materials	1,022	47
Work in progress – cultivated cannabis	1,205	328
Work in progress – harvested cannabis and extracts	90	—
Finished goods – cannabis extracts	2,081	—
Finished goods – other	1,018	—
Total	5,416	375

The Company recorded approximately $460 and nil of inventory write-downs for the years ending December 31, 2019 and 2018, respectively. Refer to Note 3 for information on the basis of accounting for inventories.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

7. Investments

Cansativa

On December 21, 2018, the Company, through its subsidiary Northern Swan Deutschland Holdings, Inc., entered into a seed investment agreement with the existing stockholders of Cansativa GmbH (“Cansativa”), a German limited liability company primarily focused on the import and sale of cannabis products for medical use and related supplements and nutraceuticals. Prior to the Company’s investment, Cansativa’s registered and fully paid-in share capital amounted to 26,318 common shares. Under the investment agreement, the Company has agreed with the existing stockholders to invest up to EUR 7,000 in Cansativa in three separate tranches of, respectively, EUR 1,000, EUR 3,000 and up to a further EUR 3,000. The first EUR 1,000 (specifically, EUR 999.915, approximately $1,075, or “Seed Financing Round”) was invested in Cansativa to subscribe for 3,096 newly issued preferred voting shares at EUR 322.97 per preferred share, and as cash contributions from the Company to Cansativa. The seed EUR 322.97 per share price was based on a fully diluted pre-money valuation for Cansativa of EUR 8,500, and the increase of Cansativa’s registered share capital by the 3,096 preferred shares in the Seed Financing Round provided the Company with 10.53% of the total equity ownership of Cansativa. The Company paid the seed investment subscription by, first, an initial nominal payment of EUR 3.1, (i.e., EUR 1.00 per share) upon signing the investment agreement to demonstrate the Company’s intent to invest, and the remainder of EUR 996.819 was settled in January 2019 to officially close the investment deal after certain closing conditions have been met by the existing stockholders and Cansativa.

The Company recorded its investment in Cansativa at the cost basis of an aggregated amount of EUR 999.915, approximately $1,075, which is comprised of EUR 3.096 for the initial nominal amount of the Seed Financing Round and EUR 996.819 for the remaining Seed Financing Round (i.e., Capital Reserve Payment), with no transaction costs. Subsequent to the Seed Financing Round, the Company has an option, within 18 months after the Signing Date, to increase its investment in Cansativa by subscribing to up to 9,289 newly issued (additional) preferred shares (“Tranche 2 Option”) for an amount of up to EUR 3,000.06833 based on the same seed share price of EUR 322.97. When the Tranche 2 Option is exercised from time to time, the Company is entitled to subscribe to a number of up to 578 additional Seed Preferred Shares (in case of full exercise of the Tranche 2 Option) for their respective nominal value of EUR 1.00. The Company estimated that the value of the Tranche 2 Option at the time of the initial investment was approximately EUR 419 ($450). The Company’s equity method investment at the time of Seed Financing Round was approximately 10.53% of the book value of Cansativa’s net assets of approximately EUR 1,100, and approximately EUR 465 of equity method goodwill, as Cansativa was a newly formed entity with limited identifiable assets to which a significant fair value could be applied.

In the event that the Company has exercised the Tranche 2 Option in full (i.e., by subscribing to the maximum number of additional 9,289 preferred shares), the Company will be entitled, but will be under no obligation, to make from time to time a preferred equity investment into Cansativa with an aggregate investment amount of EUR 3,000.06833 (“Tranche 3 Option”) based on the same seed share price of EUR 322.97. When the Tranche 3 Option is exercised from time to time, the Company is entitled to subscribe to a number of up to 5,141 additional Seed Preferred Shares (in case of full exercise of the Tranche 3 Option) for their respective nominal value of EUR 1.00. The exercise of the Tranche 3 Option requires additional board approval to implement or Cansativa to seek additional financing and, as such, its exercise is not fully at the Company’s option. The Company’s options to acquire additional shares in Cansativa are accounted for as equity instruments within the scope of ASC 321, Investments — Equity Securities.

In accordance with the seed investment agreement, in September 2019, the Company made an additional investment of approximately EUR 650, or approximately $722, for 2,138 shares in Cansativa, thereby increasing its equity ownership to 16.6% of the book value of Cansativa’s net assets of approximately EUR 1,233, and approximately EUR 1,122 of equity method goodwill as Cansativa was still in the process of getting the licenses and expanding it’s operations. The value of the remaining Tranche 2 option is estimated at approximately EUR 322.

The Company accounts for its investment in Cansativa using the equity accounting method in accordance with ASC 323, Investments — Equity Method and Joint Ventures. The Company used the practical expedient available under ASU 2016-01 and measures the Tranche 2 Option of the Cansativa equity investments at cost.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

7. Investments (cont.)

For the twelve months ended December 31, 2019 the Company’s share of net losses from the investment was approximately $96. As of the date of these financial statements, the Company has not evaluated the impact of any potential future investments.

Lift & Co.

The Company has an equity investment comprised of common shares and warrants in Lift & Co (“Lift”), a cannabis-focused technology and media company and a leading cannabis brand and product aggregator and reviewer in the cannabis market. Lift is publicly listed on the TSX Venture Exchange (TSXV: LIFT). This investment qualified for equity method accounting upon acquisition in August 2017 as the Company had significant influence through its board representation.

The Company recorded the carrying amount of the equity method investment equal to the cost basis of approximately $923, the cost of the consideration transferred equal to ~14% share of the book value of Lift’s net assets of approximately $876, and approximately $800 of equity method goodwill.

The Company records adjustments at each reporting period to reflect its share of income or losses of the investee. For the year ended December 31, 2018, the Company’s share of net losses from the investment were approximately $733.

In September 2018, upon Lift’s initial public offering, the Company gave up its significant influence over Lift by forfeiting the board representation, and at such time the investment was no longer qualified to be accounted for under the equity method. As of December 31, 2018, NSH owned approximately 8% of Lift’s issued and outstanding common shares for an aggregate fair value of $1,075. In addition, the Company owned warrants with a fair value of $364, which along with the common share comprised a total of $1,439 in combined equity investments in Lift as of December 31, 2018 (Note 7).

The Company has classified the investment as an equity instrument as of December 31, 2019 following the adoption of ASU 2016-01. As a result, for the period ending December 31, 2019 the Company had recorded loss on its Lift investment of approximately $756 and reclassified to opening retained earnings unrecognized gains of approximately $1,191, previously reported in accumulated other comprehensive income. The carrying value of the Company’s investment in the Lift shares at December 31, 2019 was approximately $319.

On January 19, 2019, the issuer-imposed sale or transfer restriction on the underlying stock in the warrants lapsed, at which time the warrants met the definition of a derivative to be accounted for under ASC 815, Derivatives and Hedging. The Company performed a valuation of the warrants and recognized an asset for approximately $598. A gain of approximately $233, equal to the change in fair value from December 31, 2018 to January 19, 2019, was recognized in the consolidated statement of net income/loss. As the derivative did not meet the criteria for special hedge accounting and as a result the Company recognized the warrants as a derivative at fair value, with changes in fair value recognized in profit or loss. The fair value of the derivative instrument at December 31, 2019 was approximately $57 and as a result the Company recognized a loss in the warrant derivative of approximately $308 in its consolidated statement of net income/loss.

No warrants were exercised as of December 31, 2019.

Eagle Canada

In January 2018, the Company entered into an agreement to invest in Ecomedics S.A.S., a start-up cannabis company in Colombia through a series of scheduled equity investments in Eagle Canada, an entity that controls Ecomedics. As of March 2018, the investment qualified for equity method accounting as the Company had gained significant influence through its investments and board representation. The carrying value of the Company’s investment as of September 18, 2018, the date the Company obtained controlling interest of Eagle Canada, was approximately $5,901, comprised of the Company’s cost basis of approximately $6,500 net of the Company’s share of net losses of approximately $599. See Note 9. Business Combinations, for more information.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

7. Investments (cont.)

Other investment

During 2017, the Company purchased several unsecured convertible promissory notes from a private management company planning to provide services to a non-profit company aspiring to operate in the medical cannabis industry (“private investee”), totalling the amount of $1,885. The Company subsequently executed a grant on an incentive units agreement to gain ownership of Class B units of the investee’s equity.

In April 2018 (“closing date), the Company forfeited and derecognized the original investment, where the Company received $1,885 in cash from the private investee upon the closing date of the settlement agreement. In addition, the private investee entered into a promissory note in the principal amount of $1,000 payable within one year after the closing date, with interest at a rate of 1% per annum for the first 6 calendar months following the note issuance, and at 12% per annum thereafter until paid in full. The Company recorded the promissory note in Other receivable on its statement of financial position at December 31, 2018 and as a result of the transaction, the company recognized a gain of approximately $1,000 and accrued interest income of approximately $38 on its consolidated statement of income/loss for the period ending December, 31, 2018. The promissory note was repaid in April 2019 and the Company recognized approximately $28 of interest income in its consolidated statement of income/loss for the year ending December 31, 2019.

8. PROPERTY, PLANT AND EQUIPMENT

The Company has property, plant, and equipment related to land, buildings and warehouses, leasehold improvements, laboratory, and construction in progress. The additions, disposals, depreciation, and net book values are as follows:

Cost	Land $	Buildings & warehouse $	Laboratory equipment $	Agricultural equipment $	Computer equipment $	Furniture & appliances $	Construction- in-progress $	Other $	Total $
Balance at December 31, 2017	—	—	—	—	6	—	—	—	6
Additions from business acquisitions	—	1,038	834	41	183	104		15	2,216
Additions	1,439	1,460	739	—	134	—	624	69	4,466
Balance at December 31, 2018	1,439	2,498	1,573	41	324	104	624	84	6,688
Additions from business acquisitions	—							9	9
Additions	3,259	2,815	1,763	1,863	875	588	6,826	687	18,675
Balance at December 31, 2019	4,698	5,313	3,336	1,904	1,198	692	7,450	780	25,372
Accumulated depreciation	Land $	Buildings & warehouse $	Laboratory equipment $	Agricultural equipment $	Computer equipment $	Furniture & appliances $	Construction- in-progress $	Other $	Total $
Balance at December 31, 2017	—	—	—	—	1	—		—	1
Depreciation expense	—	16	10	2	51	2		17	99
Balance at December 31, 2018	—	16	10	2	52	2	—	17	100
Depreciation expense	—	111	301	170	180	100		37	898
Balance at December 31, 2019	—	127	311	172	232	102	—	54	998
Net book value	Land $	Buildings & warehouse $	Laboratory equipment $	Agricultural equipment $	Computer equipment $	Furniture & appliances $	Construction- in-progress $	Other $	Total $
Balance at December 31, 2017	—	—	—	—	5	—	—	—	5
Balance at December 31, 2018	1,439	2,482	1,563	39	272	102	624	67	6,588
Balance at December 31, 2019	4,698	5,186	3,025	1,732	966	590	7,450	726	24,374

Certain amounts may not add due to rounding.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

9. BUSINESS COMBINATIONS

Herbal Brands, Inc. Acquisition

In order to expand in the U.S. market and gain manufacturing capabilities, on April 30, 2019, the Company, through its wholly owned subsidiary, Herbal Brands, Inc., entered into an Asset Purchase Agreement with B.N.G. Enterprises Incorporated, an Arizona corporation (“BNG”), SupremeBeing, L.L.C., a Delaware limited liability company (“SupremeBeing”), Fusion Formulations, L.L.C., an Arizona limited liability company (“Fusion”), Acme Wholesale, L.L.C., a Nevada limited liability company (“Acme” and, collectively with BNG, SupremeBeing and Fusion, “Sellers”) and certain Sellers’ representative and other beneficial owners of BNG. BNG is engaged in the business of formulating, manufacturing, testing, marketing, selling, distributing and otherwise commercializing homeopathic and other natural remedies, wellness products, detoxification products, nutraceuticals and nutritional and dietary supplements (the “Business”). Under this agreement, the Company agreed to purchase and assume from each Seller, substantially all the assets, and certain specified liabilities, of the Sellers’ Business for the purchase price of $13,429 in cash. The integrated set of inputs (acquired assets) and processes (workforce and intact processes) are capable of being conducted and managed as a business by the Company. And since the organized workforce obtained by the Company within the set have the required skills, knowledge, and experience to perform the process and convert acquired inputs into outputs, the set (acquired input and processes) is capable of being conducted and managed as a business to create outputs, the Company accounted for the transaction as a business combination.

The Company financed the acquisition partly with proceeds from a $8,500 non-revolving 4-year loan bearing interest at 8% annually. Refer to Note 12. Long-Term Liabilities for more information on this loan.

The Company accounted for the acquisition as a business combination and, accordingly, the total consideration of $13,429 has been preliminary recorded based on the respective estimated fair values of the net assets acquired on the acquisition date with resulting goodwill, as follows:

Amounts recognized at April 30, 2019
Current assets	$293
Inventory	4,640
Capital assets	9
Intangible – Customer contract	925
Intangible – Customer relationships	1,000
Intangible – Customer list	650
Intangible – Brand name	4,500
Intangible – Product formulations	16
Goodwill	1,682
Total assets acquired	13,715
Current liabilities	286
Total liabilities acquired	286
Total consideration transferred	$13,429

The fair values of the net assets acquired were based on management’s preliminary estimate of the respective fair values of net assets. The estimated fair values of net assets and resulting goodwill are subject to the Company finalizing its analysis of the fair value of assets and liabilities as of the acquisition date and may be adjusted upon completion of such analysis. In addition, information unknown at the time of the acquisition could result in adjustments to the respective fair values and resulting goodwill within the year following the acquisition date.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

9. BUSINESS COMBINATIONS (cont.)

Goodwill represents the excess of the consideration transferred over the fair value of the identifiable net assets acquired in the acquisition. Factors contributing to the recognition of goodwill include expanded product categories, channel diversification and a broader geographic footprint. The value of the acquiree’s workforce of approx. $550 is included in goodwill.

In determining the fair values of net assets acquired in the acquisition and resulting goodwill, the Company considered, among other factors, historical financial performance and an estimate of the future performance of the acquired business, as well as the intended use of the acquired assets.

The estimated fair value of inventory acquired in the acquisition was determined using a net realizable value approach, which calculates the estimated selling price of such inventory in the ordinary course of business, less the reasonable costs of completion, disposal and holding.

None of the goodwill recognized is deductible for income tax purposes.

The intangible assets acquired based on the estimate of the fair values of the identifiable intangible assets are as follows:

	Amount Recognized as of April 30, 2019	Weighted-Average Remaining Useful Life at April 30, 2019 (in years)
Finite-lived intangible assets:
Customer contracts	$925.0	8.7
Customer relationships	1,000.0	5.6
Customer list	650.0	5.0
Brand	4,500.0	10.0
Product formulations	16.0	5.0
Total finite-lived intangible assets	$7,091.0

The Company reviewed the substance of the agreements, where applicable, and the projected cash flow expected from the intangible assets and based on this review it determined that straight-line amortization of the identified finite-lived intangible assets was reasonable.

Unaudited Pro Forma Results

The following table presents the Company’s pro forma consolidated net sales and income (loss) from operations, before income taxes for the years ended December 31, 2019 and 2018, respectively. The unaudited pro forma results include the historical consolidated statements of operations of the Company and Herbal Brands, giving effect to the Herbal Brands acquisition and related financing transactions as if they had occurred at the beginning of the earliest period presented.

	Unaudited Pro Forma Results Year ended December 31,
	2019	2018
Net Sales	$12,774	$14,237
(Loss)/income from operations, before income taxes	(43,432)	9,613

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

9. BUSINESS COMBINATIONS (cont.)

The pro forma results, prepared in accordance with U.S. GAAP, include the following pro forma adjustments related to the Herbal Brands Acquisition:

(i)     as a result of the increase in the fair value of acquired inventory at the Acquisition Date, the pro forma adjustments include an adjustment to reverse the $2.2 million recognized in the year ended December 31, 2019 within cost of sales because it will not have a recurring impact;

(ii)    $0.9 million of acquisition related costs recognized by the Company and Herbal Brands during the year ended December 31, 2019, which are non-recurring and included in the loss from operations as of December 31, 2019;

(iii)   a pro forma increase in interest expense of approx. $0.3 million for the period January 1, 2019 through April 30, 2019 and $0.7 million for the year ended December 31, 2018, related to financing the Herbal Brands Acquisition and related debt transaction. Refer to Note 12. Long-term Liabilities, for further details on financing the Herbal Brands Acquisition and related debt transactions; and

(iv)   a pro forma increase in amortization of approx. $0.3 million for the period January 1, 2019 through April 30, 2019 and approximately $0.9 million for the year ended December 31, 2018, related to amortization of intangible assets acquired as part of the Herbal Brands Acquisition.

Eagle Canada Acquisition

Investments in a variable interest entity

Eagle Canada was established in January 2018 by the Company and a group of unrelated investors for the purposes of enabling the Company to make equity investments at the Company’s option to ultimately obtain a controlling interest in Eagle Canada’s wholly owned subsidiary, Ecomedics S.A.S., a licensed producer and exporter of medical cannabis with operations at an early stage in Colombia.

At the time of establishment of Eagle Canada, the Company has determined that Eagle Canada was a variable interest entity as Eagle Canada did not have sufficient equity to finance its own activities without additional subordinated financial support from existing stockholders.

Consolidation of the variable interest entity

On September 18, 2018, in line with the structure of the investment arrangement entered, Northern Swan International, Inc. (“NSI”), a wholly-owned subsidiary of the Company, obtained an additional 9.97% interest in its previously unconsolidated investment, Eagle Canada, to gain controlling interest in Ecomedics which is the entity that received the license to cultivate and extract cannabis related products in Colombia. The Company evaluated whether and when it obtained a controlling financial interest in Eagle Canada by applying the consolidation principles in ASC 810, and has determined that a controlling financial interest in Eagle Canada was obtained by the Company through variable interests (i.e., the variable interest model) rather than solely from a majority voting interest (i.e., the voting model). Specifically, in accordance with the variable interest model in ASC 810, Eagle Canada is a variable interest entity, and the Company is required to consolidate Eagle Canada and its subsidiary, Ecomedics, when the Company becomes the “primary beneficiary” of this variable interest entity. The Company determined that it became the primary beneficiary of the Investee on September 18, 2018 (i.e., the actual acquisition date), through a step acquisition.

After the transaction the Company held a 59.5% interest in Eagle Canada and as a result of gaining a controlling interest in Eagle Canada, the Company began consolidating Eagle Canada effective on September 30, 2018, as it had substantive participating and voting rights to direct the activities that most significantly impact Eagle Canada’s economic performance.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

9. BUSINESS COMBINATIONS (cont.)

Pursuant to ASC 805, Business Combinations, the transaction is considered a business combination achieved in stages. The carrying value of the Company’s pre-existing equity interest in Eagle Canada of approximately $5,900, previously classified as “Investment in Eagle Canada” in the consolidated statement of financial position and accounted for as an equity method investment, was remeasured to fair value which resulted in a non-cash gain of approximately $13,500 recognized in the third quarter of 2018, included in “(Gain) loss on other investments” in the consolidated statements of net income/loss. The resulting gain on the investment is primarily driven by the fair value of the acquiree’s licenses, as well as the progress made by the acquiree in their business activities.

The Company finalized the allocation of Eagle Canada’s purchase price to Eagle Canada’s assets acquired and liabilities assumed in the third quarter of 2019, which resulted in adjustments to their previously disclosed estimated fair value (the “Measurement Period Adjustments”). The Measurement Period Adjustments were primarily due to a change in tax rate and resulted in a decrease in deferred tax liabilities of approximately $570.

The following table summarizes the fair values of Eagle Canada’s assets acquired and liabilities assumed at the acquisition date, both as previously reported and as adjusted by the measurement period adjustments:

	Estimated Fair Value as Previously Reported	Measurement Period Adjustments	Fair Value as Adjusted
Fair value of consideration transferred	$5,000	$—	$5,000
Fair value of previously held equity investment	19,408	—	19,408
Fair value of non-controlling interest	15,900	—	15,900
Fair value of assets acquired
Current assets, including cash of $5,795	6,700	—	6,700
Property, plant and equipment	2,200	—	2,200
Intangible assets – licenses	19,000	—	19,000
Total assets acquired	27,900	—	27,900
Fair value of liabilities assumed
Deferred taxes	6,270	(570)	5,700
Other liabilities	400	—	400
Total liabilities assumed	6,670	(570)	6,100
Fair value of total identifiable net assets	21,230	(570)	21,800
Goodwill	19,078	(570)	$18,508

Goodwill represents the excess of the total consideration over the fair value of the net assets and comprises the value of businesses acquired and accounted for under the acquisition method. As the acquiree is in an emerging industry, its value is based on future expectations and the ability of its management to execute on their business plan. The value of the acquiree’s management team is represented by goodwill.

None of the goodwill recognized is deductible for income tax purposes.

The fair value of both the Company’s equity interest and the non-controlling interest in Eagle Canada was estimated by applying the income approach and market approach. This fair value measurement was based on significant inputs that are not observable in the market and thus represents a fair value measurement categorized within Level 3 of the fair value hierarchy as described in Note 3. A weighted average cost of capital of 16% was used as a key assumption.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

9. BUSINESS COMBINATIONS (cont.)

Unaudited Pro Forma Results for the year ended December 31, 2018

The following table presents the Company’s pro forma consolidated net income from operations before income taxes for the years ended December 31, 2018 (there were no sales for this period). The unaudited pro forma results include the historical consolidated statements of operations of the Company and Eagle Canada, giving effect for the Company’s increase in ownership and gaining a controlling interest, as if they had occurred at the beginning of the 2018.

Unaudited Pro Forma Results Year ended December 31, 2018
Income from operations, before income taxes	$4,779

The pro forma results, prepared in accordance with U.S. GAAP, include the following pro forma adjustments related to the transaction:

(i)     reversal of approximately $599 of equity pickup losses, previously recognized by the Company related to its equity interest in Eagle Canada; and

(ii)    $13.5 million non-cash gain that resulted from the remeasurement to fair value of pre-existing equity interest in Eagle Canada, which is non-recurring and included in net income as of December 31, 2018.

Changes in the ownership interest in a subsidiary while control is retained

On October 24, 2018, NSI placed a follow-on investment to acquire an additional 5.5% ownership of Eagle Canada for $4,000. As at December 31, 2018, the Company held a 65% ownership of Eagle Canada. The Company accounted for this transaction as an adjustment to non-controlling interests as control was previously obtained. An adjustment to non-controlling interest of $2,157 is recognized and $1,843, the difference between the amount of the adjustment to non-controlling interests and the consideration paid, is recognized in equity and attributable to the controlling interest.

On January 18, 2019, the Company made an additional capital injection of $3,000 into Eagle Canada. The Company invested a further $5,000 on March 18, 2019, $2,000 on April 4, 2019, $6,400 on June 5, 2019 and $5,000 on August 15, 2019. As such, the Company owns a total of 70% interest of Eagle Canada as of August 15, 2019. As a result of these transactions, the Company recorded an adjustment to non-controlling interest of approximately $1,752 and $19,648, the difference between the amount of the adjustment to non-controlling interest and the consideration paid, recognized in equity and attributable to the controlling interest.

On October 31, 2019, the Company entered into an agreement with the non-controlling interest holders of Eagle Canada (“NCI Holders”), which granted the NCI Holders “Exchangeable Class A Shares” of Eagle Canada (the “Agreement”). These shares are exchangeable for the common stock of the Company on a predetermined exchange price. Under the terms of the agreement, each of NSI and the holders of Exchangeable Class A Shares have an option to require the exchange of the shares upon certain triggering events, such as an initial public offering, an offer to purchase 10% of the shares, or a change of control. There is also a “date certain” trigger event of January 12, 2022, ensuring that if none of the other trigger events occur beforehand, the exchange may still be carried out at either party’s election. Upon exercise of this option, NSI will acquire all outstanding securities of Eagle and the Company will issue common stock to NCI Holders. The Exchangeable Class A Shares are non-voting and have no economic participation in Eagle Canada, however these shares have participation rights in any dividends or distributions announced by the Company. No dividends or distributions were announced as December 31, 2019.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

9. BUSINESS COMBINATIONS (cont.)

The Agreement concurrently granted both the non-controlling interest holders options to sell their remaining interests in the subsidiary to the parent (i.e., put options from NSI’s perspective) and the parent options to acquire the remaining interests held by the noncontrolling interest holders (i.e., call options from NSI’s perspective). Based on the Company’s analysis of the facts of the Agreement, the options were deemed equity contracts embedded with the redeemable non-controlling interests, which do not meet the definition of a derivative under ASC 815 and were classified as equity. In addition, since the redeemable noncontrolling interests are exchanged with NSH’s own shares, rather than cash or other assets, in accordance with ASC 815, the Company determines that the redeemable noncontrolling interests are classified in permanent equity.

In addition, certain stock options in Eagle Canada, which were cancelled and exchanged with the Company’s options as part of this Agreement, qualified for modification accounting pursuant to ASC 718 as the replacement affected certain inputs to the valuation technique that the Company used to value the award (i.e., the fair value of the original awards changed as a result of the modification). As a result, the Company recognized incremental compensation cost of approximately $55, measured as the excess of the fair value of the replacement award over the fair value of the cancelled award at the cancellation date in its statement of net income/loss.

10. INTANGIBLE ASSETS

The Company has acquired cannabis-related licenses as part of the business combination (Note 9) with a gross value of approximately $19,000, which have indefinite useful life as they are expected to generate economic benefit to the Company in perpetuity. In addition, during 2019 the Company acquired finite-lived intangible assets with a gross value of approximately $7,900 as part of its Herbal Brands acquisition. The next renewal for the agreement related to the customer contract intangible asset acquired in the Herbal Brands acquisition is in approximately four years. During the year ended December 31, 2019 the Company recognized approximately $582 of amortization related to its finite-lived intangible assets.

The following tables present details of the Company’s total intangible assets as of December 31, 2019 and December 31, 2018. The value of product formulation intangible asset is included in the value of Brand:

	December 31, 2019
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted-Average Useful Life (in Years)
Finite-lived intangible assets:
Customer contracts	$925	$71	$854	8.0
Customer relationships	1,000	122	878	5.2
Customer list	650	87	563	4.3
Brand	4,516	302	4,214	9.3
Total finite-lived intangible assets	$7,091	$581	$6,510

Indefinite-lived intangible assets:
Trade names	$19,000	N/A	$19,000
Total indefinite-lived intangible assets	$19,000	N/A	$19,000
Total intangible assets	$26,091	$581	$25,510

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

10. INTANGIBLE ASSETS (cont.)

	December 31, 2018
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted-Average Useful Life (in Years)
Finite-lived intangible assets:
Customer contracts	$—	$—	$—	—
Customer relationships	—	—	—	—
Customer list	—	—	—	—
Brand	—	—	—	—
Total finite-lived intangible assets	$—	$—	$—

Indefinite-lived intangible assets:
Trade names	$19,000	N/A	$19,000
Assets	$19,000	N/A	$19,000
Total intangible assets	$19,000	$—	$19,000

In conjunction with the annual impairment testing, the Company reviewed finite-lived intangible assets for impairment. In performing such review, the Company makes judgments about the recoverability of purchased finite lived intangible assets whenever events or changes in circumstances indicate that an impairment may exist. The Company also considers several indicators of impairment, including, among other factors, the following: (i) a significant adverse change in the extent or manner in which a long-lived asset (or asset group) is being used; (ii) a projection or forecast that demonstrates losses associated with the use of a long-lived asset (or asset group); and (iii) whether there exists a current expectation that, more likely than not, a long-lived asset (or asset group) will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. The Company recognizes an impairment if the carrying amount of the long-lived asset group exceeds the Company’s estimate of the asset group’s undiscounted future cash flows.

Indefinite-lived intangible assets, consisting of certain of the Company’s licenses, were reviewed for the annual impairment assessment during the fourth quarter of 2019 similar to goodwill, in accordance with ASC 350.

For each of 2019 and 2018, no impairment was recognized related to the carrying value of any of the Company’s finite or indefinite-lived intangible assets as a result of the annual impairment testing.

The following table reflects the estimated future amortization expense for each period presented for the Company’s finite-lived intangible assets as of December 31, 2019:

Estimated Amortization Expense
2020	$871
2021	871
2022	871
2023	809
2024	692
Thereafter	2,396
Total	$6,510

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

11. GOODWILL

The following table presents the changes in goodwill by segment during 2019 and 2018:

	Cannabinoid	Non-Cannabinoid	Total
Balance at January 1, 2018	$—	$—	$—
Goodwill acquired	18,508	—	18,508
Balance at December 31, 2018	18,508	—	18,508
Goodwill acquired	—	1,682	1,682
Balance at December 31, 2019	$18,508	$1,682	$20,190

Annual Impairment Testing

For 2019, the Company performed a qualitative assessment to determine whether indicators of impairment existed. The Company considered, among other factors, the financial performance, industry conditions, as well as macroeconomic developments. Based upon such assessment, the Company determined that it was not more-likely-than-not that an impairment existed.

12. LONG-TERM LIABILITIES

	2019	2018
	$	$
Beginning balance	18,571	10,026
Newly issued – Series D(a) (2)	26,566	—
Notes due May 2023 (1)	7,162	—
Newly issued – Series C – debenture	—	14,209
Newly issued – Series C – derivative liability	—	4,362
Conversions triggered or elected	(18,571)	(10,026)
Ending balance – December 31	33,728	18,571

____________

(a)      Net of debt issuance costs of approx. $1,183.

(1) Herbal Brands Acquisition Financing

To facilitate the financing the Herbal Brands acquisition (refer to Note 9. Business Combinations, for more information) in April 2019, the Company entered into a loan agreement with and issued warrants to a third-party lender, Rock Cliff Capital (“Lender”).

Loan:    The non-revolving loan for $8,500 bears interest of 8% per annum due and payable in arrears on the first day of each fiscal quarter, commencing July 1, 2019, and calculated based on the actual number of days elapsed. The loan is to be repaid or prepaid prior to its maturity date May 2, 2023. The loan requires the Company to repay 70% of positive operating cash flows. The Company can also choose to prepay a portion or the full loan, subject to a fee equal to the greater of (1) zero, and (2) $2,338 net of interest payments already paid on such prepayment date. This loan is secured by collateral and is subject to covenants.

Warrants:    On the same day, the Company also issued warrants to the Lender to purchase 193,402 Class C preferred shares of the Company on a 1:1 basis, at a strike price of $8.79 per share. The warrants can be exercised in part or in whole at any time prior to the expiration date of May 3, 2021, and are not assignable, transferable, or negotiable.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

12. LONG-TERM LIABILITIES (cont.)

The loan and warrants were deemed freestanding financial instruments with the loan accounted as debt, subsequently measured using amortized cost, and the warrants, representing a written call option, accounted for as an equity-classified contract with subsequent changes in fair value not recognized as long as warrants continue to be classified as equity. Using a relative fair value method, at the time of issuance the Company recognized approx. $7,783 as loans and borrowings and approx. $717 in additional paid-in capital for the equity classified warrant.

For the period ending December 31, 2019, the Company recognized interest expense of approximately $456 and repaid approximately $622 of the loan in line with the terms of the agreement.

(2) Series D

On March 30, 2019, the Company completed the Series D round of financing, which issued both Class C preferred stocks, as well as convertible notes.

Class C Preferred Shares

The financing included a private placement of 3,442,287 Class C preferred shares (“Class C Shares”) at a price of $8.79 per share, for gross proceeds of $30,258. Class C preferred stocks carry voting rights equivalent to common stock voting rights, and such preferred stock are not considered a separate class for voting purposes, except as required by law or in cases of dissolution, liquidation, windup or bankruptcy proceedings which require the consent of a majority of Class C preferred stock holders. Furthermore, the Class C preferred stocks are convertible to Class A voting common Stock on a 1:1 basis and carry an annual $0.7032 cumulative dividend payable only upon the Company’s payment of a discretionary dividend, a liquidation or certain deemed liquidation events. In these cases, Class C Shares stockholders are entitled to receive a stock amount equal to 1.0x the original purchase price plus accrued or declared but unpaid dividends on each preferred stock, in preference to holders of common stocks. Per the agreement, the total amount of dividends for the year ended December 31, 2019 was approx. $1,815. As these dividends are discretionary and only paid upon liquidation, no amounts have been recorded in the Company’s financial statements at December 31, 2019.

These Class C Shares are not redeemable but can be converted at any time into common stocks at a 1:1 conversion rate. Automatic conversion into common stock may also occur at the future applicable conversion price, in the event of (1) the holders of at least a majority of the outstanding Class C preferred stock consenting to such conversion, (2) the closing of a firmly underwritten public offering of common stock for a total of not less than $ 50,000 at a price equal to or greater than the original issue price (i.e. qualified initial public offering), or (3) completion of an initial public offering of common stock or other going public transaction resulting in the listing of common stocks other than a qualified IPO and provided that the 20-day volume weighted average price per common stock is equal to or greater than the original issue price.

In March 2020, the Class C Share terms were amended by the Company’s stockholders to provide a different set of triggers for automatic conversion. Since such amendment, automatic conversion of Class C Shares into common stock may occur at the future applicable conversion price in the event of: (1) the closing of a listing on certain national stock exchanges, either by way of initial public offering or direct listing; (2) a merger, reverse take-over or business combination where all outstanding common stock is sold or exchanged for publicly listed securities of a resulting issuer, but only to the extent the applicable transaction agreement requires conversion of all Class C Shares (as well as all Class D preferred stock, which the company later issued in 2020) to common stock; (3) a merger or similar business combination of the Company with a publicly listed company where the Company’s common stock are sold or exchange for such listed company’s securities; or (4) the holders of at least a majority of the outstanding Class C Shares consenting to such conversion.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

12. LONG-TERM LIABILITIES (cont.)

Secured convertible notes

The Company also issued secured convertible notes totaling $27,750 as part of the Series D funding round, with maturity date March 30, 2022 (“Convertible Notes”). These convertible debentures bear an interest of 8% per annum, payable quarterly in cash in arrears, and are secured through collateral, guarantee, and pledge agreements signed between the Company, the noteholders, and an appointed paying and collateral agent. Specifically, the convertible notes are guaranteed by its subsidiaries and secured by 1,300,002 common shares of pledged equity interests in specific subsidiaries.

A noteholder may convert the principal amount, in whole or in part, at a minimum of $1,000 USD into common stocks at a conversion price of $11 per stock. The Company may issue financing securities (common stocks) upon the exercise of the conversion options within each convertible note, in part or in whole, at the option of the holder at any time or at the option of the issuer subsequent to a trigger event (i.e., a qualified IPO at greater than or equal to $13.54 per common stock, or a non-qualified IPO with a 10-day trailing volume weighted average price exceeding $13.54 per common stock). The Company is contractually restricted from prepaying the obligations prior to the maturity date except in the case of (1) conversion of the whole or part of the principal amount or (2) a change in control which would trigger immediate repayment in full.

In its assessment to determine the accounting treatment for the Class C Shares and Convertible Notes, the Company reviewed the guidance in ASC 480 — Distinguishing Liabilities from Equity. Based on the analysis the Company deemed that the: 1) Class C Shares meet the criteria for a freestanding equity classified instrument that are initially measured at fair value sand subsequent changes to their fair are not recognized; and 2) Convertible Notes are debt-like in nature. In its assessment, the Company considered the terms and features within the hybrid instrument, including redemption consideration, the preferred shares’ cumulative dividend, voting rights, contingent and optional conversion feature, as well as the liquidation rights, prior to concluding on the classification. Following the review, no features were segregated, and no derivative instruments or beneficial conversion features were recognized. As a result, upon issuance, the Company recognized approximately $30,258 of Class C preferred shares and approximately $27,750 of Series D convertible debt on its statement of financial position.

Series C

In October 2018, the Company completed a private placement of Convertible Debentures as part of its Series C round of fundraising. This financing was a non-brokered private placement of non-interest bearing convertible unsecured debentures, which raised approximately $18,000 in convertible unsecured debentures by the closing date October 31, 2018, and these debentures had a maturity date September 30, 2021. There is no liquidation preference of this debt.

Each debenture is convertible upon the following events:

•        Qualified financing — where the Company issued one or more financings by issuance of equity at a fixed pre-money valuation (including an initial public offering) completed by the Company in a subsequent transaction or series of related transactions resulting in aggregate gross proceeds of not less than $5,000. In such an event, the debenture was automatically convertible into the financing securities (i.e. the type of securities issued in a Qualified financing).

•        Liquidity event — where there was a change in control or going public transaction resulting in the business or assets of the Company being listed on any North American or Australian stock exchange. In such an event, the debenture was automatically convertible into common stock.

The conversion price was at a 20% discount (or 30% subsequent to the penalty date starting on September 30, 2019) to the lowest price per financing security (i.e. common stock) in the case of a qualified financing event, or to the price per common stock in a liquidity event.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

12. LONG-TERM LIABILITIES (cont.)

The conversion feature is considered an embedded derivative (“Series C derivative”) within the Series C convertible debenture with the debt instrument being the host instrument. Under ASC 815, Derivatives and Hedging, redemption features such as the one in Series C, which may accelerate the repayment of principal on debt would also not be considered clearly and closely related to the debt host because the debt involves a substantial premium (resulting from the 20% discount on future conversion price).

Furthermore, the redemption feature in Series C does not meet the criteria for hedge accounting, as it does not provide the holder with the ability to manage any financial instrument exposures. In other words, the redemption feature does not hedge against market price risk, interest rate risk, foreign exchange risk, or credit risk. The Series C noteholders are guaranteed at least the principal of their debt at maturity if the triggering events do not occur and the debt is not redeemed at premium. In other words, the derivative does not protect against any risks, but rather offers the opportunity for higher settlement based on timing and occurrence of future events. The Company did not elect to fair value the entire hybrid financial instrument.

ASC 815 requires embedded derivatives that do not meet requirements for hedge accounting to be initially recorded in income, at fair value in accordance with ASC 820.

Further, under ASC 820, the fair value of an asset or liability is not presumed to be the transaction price, but rather is the price that would be received to sell the asset or pay to transfer the liability (i.e. an exit price from the perspective of a market participant that holds the asset or owes the liability).

In determining the fair value of the derivative instrument, the Company considered the probability of qualifying event occurrence (i.e., whether conversion would occur) at inception and determined the fair value of the derivative feature to be approximately $3,900, considering the conversion probability at 80%. The difference between the proceeds allocated to the hybrid debt instrument and the fair value of the embedded derivative instrument is assigned as the carrying value of the host debt instrument, which at the date of issuance was approximately $14,000.

As of December 31, 2018, the note was not converted and the Company determined the fair value the derivative instrument was approximately $4,400. As a result, the Company recognized a loss of approximately $485 as Loss on Fair Value of Derivative Instrument in its statement of income/loss. In addition, the Company recognized approximately $196 of interest expense for the accretion of the Series C debt at an imputed rate of approximately 8.4%. The previously discussed issuance of Series D’s Class C preferred shares and convertible notes met the definition of a qualified financing trigger event under the terms of the Series C non-interest bearing convertible unsecured debentures, as the Company issued equity at a fixed pre-money valuation resulting in an aggregate gross proceeds exceeding $5,000. As such, the contingency that existed at year end December 31, 2018 was resolved on March 30, 2019. As a result, the Series C debentures were automatically convertible and approximately $17,890 of Series C debt was converted into 2,546,670 of Class C preferred shares. Per the agreement, the total amount of dividends for the year ended December 31, 2019 was approx. $1,791. As these dividends are discretionary and only paid upon liquidation, no amounts have been recorded in the Company’s financial statements at December 31, 2019.

As a result of this transaction, the Company recognized approximately $300 of interest expense on its Series C debt for the 3-month period ending March 30, 2019, as well as approximately $3,374 of loss on debt extinguishment.

In addition, the Company remeasured to fair value immediately prior to extinguishment of the Series C derivative, which resulted in approximately $113 of loss on fair value measurement. Further, upon conversion the Company reclassified into equity the carrying amount of the derivative instrument of approximately $4,475.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

12. LONG-TERM LIABILITIES (cont.)

Series A

In August 2017, the Company completed a subscription agreement for convertible debentures as part of its Series A round of fundraising. This financing was a non-brokered private placement of non-interest bearing convertible unsecured debentures at an aggregate principal of approximately $10,000 in convertible unsecured debentures by the closing date August 18, 2017. These debentures have a maturity date August 31, 2020. There is no liquidation preference of this debt.

Each debenture was convertible upon the following events:

•        Qualified financing — where the Company issued equity securities in a subsequent transaction or series of related transactions for the principal purpose of raising capital at a fixed pre-money valuation and raises at least $5,000. In such an event, the debenture was automatically convertible in its entirety into equity securities (i.e. common stock).

•        Liquidity event — where there was a change in control or going public transaction resulting in the business or assets of the Company being listed on any North American or Australian stock exchange. In such an event, the debenture was automatically convertible in its entirety into equity securities (i.e. common stock).

•        Optional conversion — convertible by the optional election of the Subscription Holder into equity securities (i.e. common stock) prior to maturity date.

The conversion price was equal to the lesser of 80% (or 70% if converted after the 12-month penalty date starting on August 31, 2018) of the stock price paid by purchasers in the triggering event or the valuation cap of $15,000 divided by the fully diluted capital of the Company on a treasury stock basis immediately prior to the triggering event.

13. CAPITAL STOCK

The Company is authorized to issue an unlimited number of Common and Preferred Stock. The following table shows the changes in issued and outstanding common stock:

	Number of Common Stock	Number of Preferred Stock	Value
			$
Ending balance – December 31, 2017	8,900,000		1
Common stock issued upon conversion(A)	7,005,106	—	0.7
Common stock issued – Series B(B)	3,316,503	—	0.3
Common stock sold		—
Ending balance – December 31, 2018	19,221,609		2
Preferred stock issued – Series C(C)	—	2,546,670	0.3
Preferred stock issued – Series D(C)	—	3,442,287	0.3
Exercise of stock options	45,000
Ending balance – December 31, 2019	19,266,609	5,988,957	3

____________

(A) — The issuance of Class A voting common stock met the requirements of a Qualified Financing under the terms and conditions of the Series A fundraising, as well the debentures issued as part of the purchase of securities in Lift from SS Lark Holdings. Including these common stocks issuable upon conversion of convertible debentures occurring effectively simultaneously with the of Closing the Series B financing, the Company would have 15,905,106 common stock issued and outstanding.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

13. CAPITAL STOCK (cont.)

(B) — In February 2018, the Company issued 3,316,503 Class A voting common stock to accredited investors as part of Series B fundraising, at a stock price of $2.93 per common stock, for gross proceeds of $9,716. These common stocks have 1:1 voting right.

(C) — In March 2019, the Company issued 3,442,287 Class C preferred convertible Class C preferred shares to accredited investors as part of Series D fundraising, at a stock price of $8.79 per stock, for gross proceeds of $30,257. The issuance of Series D funding also triggered the conversion of the Series C convertible notes totalling $17,889, at the stock price of $8.79 per stock, resulting in the issuance of an additional 2,546,670 Class C preferred shares. These Class C preferred shares are convertible on a 1:1 basis into Class A voting common shares.

As the Company is not publicly listed for trade on any exchange or market system, there is no market value available for the common stock issued and outstanding.

As of December 31, 2019, no dividends have been paid, declared or outstanding. The timing and amount of any dividends paid to stockholders in the future will be at the discretion of the Board of Directors, and is based on the results of operation, cash requirements, and upcoming capital investments.

14. GENERAL AND ADMINISTRATIVE

The components of general and administrative expenses were as follows:

	December 31 2019	December 31 2018
	$	$
Salaries and benefits	15,238	2,242
Stock-based compensation	1,522	198
Office and administration	4,167	212
Professional fees	8,869	2,043
Accounting and IT	1,426	8
Rent	1,692	140
Other	2,065	49
Total	34,979	4,892

15. STOCK-BASED COMPENSATION

As of 2019, the Company has two incentive compensation plans (one in 2017 and one in 2018), which are consistent in regard to terms and conditions. Both plans include various types of compensation awards, and maximum term of ten years. As of December 31, 2019, only incentive stock options have been granted, and these are restricted to Company employees.

A total of 3,634,500 stock options have been issued, which are subject to service conditions, and some are additionally subject to performance conditions based on operations or activities of the employer (the Company or its subsidiary entities). A majority of the options vest over a period of four years, with the longest requisite service period of ten years from the service inception date, which generally is the grant date of the option. Non-qualified incentive stock options (NSO) generally expire, if not exercised, in five years from grant date whereas qualified incentive stock options (ISO) generally expire in ten years.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

15. STOCK-BASED COMPENSATION (cont.)

The weighted-average assumptions used in the Black-Scholes Merton option pricing model to determine the fair value of stock options granted during each respective year ended are as follows:

	2019	2018
Exercise price	$0.0001 to $50.0	$0.08 to $5.60
Grant date share price	$5.54 to 31.17	$0.08 to $5.60
Weighted-average grant date fair value	$4.76	$1.03
Risk-free interest rate	1.3 to 2.7%	2.4 to 3.2%
Expected dividend yield	0.0%	0.0%
Expected volatility	80%	75%
Expected stock option term	2.79 to 5.0 years	3.3 to 10.0 years

The risk-free interest rate is based on the USD risk-free rates in effect at each grant issuance date with a term to maturity matching the expected option terms. The price of the underlying shares is determined based on the underlying value of assets of the respective entity calculated using the income and market approaches. The expected dividend yield was determined based on the company having no revenues and thus no dividends as at grant date. The volatility selected is based on consideration of historical and implied industry company volatilities at the grant dates. The expected stock option term is calculated considering the weighted average mid-point of the vesting and expiry dates, compared to the grant date.

The following options are outstanding as at December 31, 2019:

	Stock options	Weighted- average exercise price	Weighted- average remaining contractual term (years)
Balance as at December 31, 2017	266,667	$0.06	6.92
Granted	2,231,737	$1.62
Exercised	—	—
Forfeited	—	—
Expired	(66,667)	$0.00
Balance as at December 31, 2018	2,431,737	$1.12	7.60
Granted(a)	1,874,279	4.73	4.12
Exercised	(45,000)
Modified & Forfeited(a)	(626,516)
Expired
Balance as at December 31, 2019	3,634,500	3.09	2.93
Vested and expected to vest as at December 31, 2019	847,062	1.16	6.77
Vested and exercisable as at December 31, 2019	847,062	1.16	6.77

____________

(a)      Includes amounts granted, modified and/or forfeited as a result of the Agreement with the NCI holders. Refer to Note 9. Business Combinations for more information on the Agreement.

The Company recognized stock-based compensation costs of $1,522 and $198 for the years ended December 31, 2019 and 2018, respectively. Stock-based compensation costs were not tax deductible for the years ended December 31, 2019 and 2018.

The total compensation cost related to non-vested awards not yet recognized as of December 31, 2019 and 2018 was $4,477 and $1,080, respectively and the weighted-average period over which it is expected to be recognized was 2.7 and 3.2 years, respectively.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

16. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

Financial instruments and fair value

The carrying amounts for certain financial instruments, such as cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their fair values due to the relatively short-term nature of the instruments and their expected realization.

Fair value hierarchy

The following table provides the fair value measurement hierarchy of the Company’s assets and liabilities, except for those that are short term in nature and approximate the fair values. In general, fair values determined by Level 1 inputs are based on quoted prices in active markets for identical assets or liabilities. Fair values determined using Level 2 inputs utilize observable data such as quoted prices, interest rates, or yield curves. Fair value determined using Level 3 inputs use unobservable data for the asset or liability, and in cases where there is little, if any, market activity for the asset or liability.

	Quoted prices in active markets for identical assets (Level 1)	Other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
As of December 31, 2019	$	$	$	$
Assets:
Cash equivalents and restricted cash	—	13,198	—	13,198
Investment in equities	319	57	—	376
Investment, other	—	—	1,701	1,701
Total Assets	319	13,255	1,701	15,275
Liabilities:
Debt obligations	—	7,162	—	7,162
Total Liabilities	—	7,162	—	7,162

As of December 31, 2018	$	$	$	$
Assets:
Cash equivalents	—	21,263	—	21,263
Investment in equities	1,075	364	—	1,439
Total Assets	1,075	21,627	—	22,702
Liabilities:
Derivative instrument liability	—	—	4,362	4,362
Total Liabilities	—	—	4,362	4,362

At year end, the Company had no impairment on its financial instruments.

Equity investments in Lift & Co.

The Company holds an 8% equity interest in Lift & Co (“Lift”) (Note 7), a publicly-traded company. Subsequent to the loss of significant influence in September 2018, the equity investment is accounted for as a financial asset and is recorded at fair value with any changes recognized in income/loss. The fair value of the Lift investment as at December 31, 2019 was $319.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

16. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (cont.)

The Company also holds 2,800 thousand warrants, where each warrant grants the right to purchase one fully paid and non-assessable common stock of Lift. These warrants are set to expire September 17, 2023 and can be converted at a strike price of $0.20 per common stock. The conversion of warrants into common stocks can either be triggered by a qualified conversion event, or at the option of the warrant holder. The qualified conversion event is the issuance of equity securities, or securities convertible into equity securities, in Gotham Green Partners, a New York-based private equity firm focused on deploying capital into cannabis and cannabis-related enterprises, in a transaction or series of transactions, which results in aggregate gross proceeds to the Corporation of not less than $2,000. As of December 31, 2019, none of the qualified event has occurred, and the Company has not converted any of the warrants to date. As such, all 2,800 thousand warrants are still available as of December 31, 2019.

On January 19, 2019, the issuer-imposed sale or transfer restriction on the underlying stock in the warrants lapsed, at which time the warrants met the definition of a derivative to be accounted for under ASC 815, Derivatives and Hedging. The fair value of the derivative instrument at December 31, 2019 was approximately $57. Refer to Note 7. Investments for more information.

Derivative instrument liability

To facilitate the financing the Herbal Brands acquisition (refer to Note 9. Business Combinations, for more information) in April 2019, the Company entered into a loan agreement with and issued warrants to a third-party lender.

The loan and warrants were deemed freestanding financial instruments with the loan accounted as debt, subsequently measured using amortized cost, and the warrants, representing a written call option, accounted for as an equity-classified contract with subsequent changes in fair value not recognized as long as warrants continue to be classified as equity. Using a relative fair value method, at the time of issuance. Refer to Note 12. Long-Term Liabilities for more information.

In October 2018, the Company completed a private placement of Convertible Debentures as part of its Series C round of fundraising. This financing was a non-brokered private placement of non-interest bearing convertible unsecured debentures, which raised approximately $18,000. As a result of this transaction the Company recognized the Series C derivative in its Statement of Financial position. Upon issuance of Series D round of financing these debentures were converted and as a result the Series C derivative was unwound. The fair value of this instrument at December 31, 2019 and 2018 was nil and approximately $4,362. Refer to Note 12. Long-Term Liabilities for more information.

Financial instruments, risk management and capital management

The Company’s financial instruments are mainly exposed to foreign exchange risk, liquidity risk, interest rate risk, credit risk and commodity price risk.

Foreign exchange risk

The Company has cash, accounts payable and financial instruments in currencies other than U.S. dollars, and is therefore exposed to fluctuations in foreign currency exchange rates. Specifically, the Company also has exposure to the Canadian dollar, European euro, and the Colombian peso as its core cultivation, harvest, and distribution operations are conducted in the subsidiary locations. The Company does not use any financial instruments such as foreign currency hedges, forward contracts, or options to manage its foreign exchange exposure. Rather, the Company reduces this risk by contracting with highly rated counterparties, normally major Canadian financial institutions.

Liquidity risk

The Company monitors its cash balances and cash flows generated from operations to ensure there is sufficient liquidity to meet its financial obligations as they come due. Liquidity management is comprised of regular analysis,

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

16. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (cont.)

monitoring, and review of forecasted and actual cash flows, and managing operational and capital funding requirements on a planning and projected basis. As of December 31, 2019, the Company’s financial liabilities mainly comprise accounts payables and accrued liabilities which would be paid within 12 months, as well as the convertible debentures from Series C which is expected to convert upon issuance of Series D.

Interest rate risk

The Company’s interest rate risk on intercompany is low due to the fixed nature of the debts. The Company does not enter into derivative financial instruments, including interest rate swaps, for hedging nor speculative purposes.

Commodity price risk

The Company’s costs are directly impacted by fluctuations in the price of commodities, particularly in the raw materials used in the production of cannabis. Increases in commodity prices to cultivate, harvest, extract and distribute these products to its customers. To manage this exposure, the Company uses purchase commitments for some of the key commodity needs in the normal course of its business and manages selling prices to its customers to offset the effects of significant commodity price changes. Refer to Note 20. Segment Reporting, for information on concentration of credit risk related to a major customer of the Company.

17. INCOME TAX

Income tax recognized in the statement of operations:

	2019	2018
	$	$
Current tax
Current tax expense in respect of the current year	—	60

Deferred tax
Deferred tax expense (recovery) in the current year	—	(186)
Total income tax expense recognized in the current year	—	(126)

Income tax expense attributable to loss before income taxes differs from the amounts computed by applying the combined federal and provincial tax rate of 27% (2018 — 27%) of pre-tax income as a result of the following:

	2019		2018
	$		$
Income/(loss) before tax	(45,980	)(a)	6,405 (b)
Federal income tax expense calculated at 27%	(12,415)		1,729
Effect of expenses that are not deductible in determining taxable profit	2,019		(3,328)
Effect of different tax rates of subsidiaries operating in other jurisdictions	(632)		(80)
	(11,028)		(1,679)
Adjustments recognized in the current year in relation to the current tax of prior years
Tax benefit of capital losses not recognized	10,150		1,551
Change in value of tax losses dur to foreign exchange changes	878
Other	—		2
Income tax expense	—		(126)

____________

(a)      Loss before income taxes of $45,884 plus loss from equity investment of $96.

(b)      Income before income taxes of $7,737 less loss from equity investment of $1,332.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

17. INCOME TAX (cont.)

The following net deferred tax assets are not recognized in the consolidated financial statements due to the unpredictability of future income.

	2019	2018(a)
	$	$
Deferred tax asset (liability)
Non-capital losses carry forward	11,909	2,337
Other	1,567	107
Deferred tax assets	13,476	2,444
Valuation Allowance	(12,515)	(2,195)
Intangible assets	(5,713)	(5,700)
Other	(948)	(249)
Net deferred tax liability	(5,700)	(5,700)

____________

(a)      Adjusted for certain measurement period adjustments related to the Eagle Canada Acquisition. Refer to Note 9. Business Combinations for more information.

As at December 31, 2019, the Company has operating losses, which may be carried forward to apply against future year’s income tax for income tax purposes, subject to final determination by taxation authorities and expiring as follows:

	Canada	United States	Colombia	United Kingdom	Portugal	Germany
	$	$	$	$	$	$
2030	—	—	4,734
2031			17,038		1,891
2037	67	728	—
2038	788	—	—
2039	3,395
Indefinite	—	7,076	—	2,125		3,187
Total	4,250	7,804	21,772	2,125	1,891	3,187

____________

(a) — Includes immaterial losses for years ending December 31, 2016 and 2017.

18. CONTINGENCIES AND COMMITMENTS

Lease commitments

The Company and its subsidiaries lease its office facilities and cannabis related facilities in Canada, the United States and Colombia under non-cancellable operating lease agreements. Undiscounted future minimum annual lease payments for the next five years and thereafter are as follows:

Lease commitments	$
2020	1,210
2021	874
2022	499
2023	516
2024	293
Thereafter	—
Total	3,393

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

18. CONTINGENCIES AND COMMITMENTS (cont.)

Purchase commitments

The Company does not have any commitments to purchase raw materials at specific prices under any supplier contracts.

19. RELATED PARTY TRANSACTIONS

Clever Leaves International Inc., formerly Northern Swan Holdings, Inc., entered into a guaranty (the “Guaranty”) in favor of Rock Cliff Capital LLC (“Rock Cliff”) on May 3, 2019 in connection with Rock Cliff’s loan (the “Loan”) to our subsidiary Herbal Brands, Inc. The Guaranty was a condition of the Loan, which enabled our transaction to acquire Herbal Brands. The Guaranty guarantees the payment of Herbal Brands’ obligations under the Loan, which has a $8,500 principal amount and an 8% interest rate, and related loan documents, as well as Rock Cliff’s related out-of-pocket fees and expenses.

As part of the Herbal Brands acquisition financing, the Company also issued warrants to Rock Cliff, to purchase 193,402 Class C preferred shares of the Company on a 1:1 basis, at a strike price of $8.79 per share, with a relative fair value of approximately $717. The warrants can be exercised in part or in whole at any time prior to the expiration date of May 3, 2021, and are not assignable, transferable, or negotiable.

Refer to Note 9. Business Combinations and Note 12, Long-Term Liabilities, for more information on the Herbal Brands acquisition and related financing.

On October 31, 2019, the Company entered into an Agreement with the NCI Holders, which granted the NCI Holders Exchangeable Class A Shares. Refer to Note 9. Business Combinations for more information on the Agreement.

20. SEGMENT REPORTING

Operating segments include components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (the Company’s Chief Executive Officer, “CEO”) in deciding how to allocate resources and in assessing the Company’s performance.

Operating segments for the Company are organized by product type and managed by segment managers who are responsible for the operating and financial results of each segment. Due to the similarities in the manufacturing and distribution processes for the Company’s products, much of the information provided in these consolidated financial statements, and provided in the segment table below, is similar to, or the same as, that reviewed on a regular basis by the Company’s Chief Executive Officer.

The Company’s management evaluates segment profit/loss for each of the Company’s reportable segments. The Company defines segment profit/loss as income from continuing operations before interest, taxes, depreciation, amortization, stock-based compensation expense, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt and miscellaneous expenses. Segment profit/loss also excludes the impact of certain items that are not directly attributable to the reportable segments’ underlying operating performance. Such items are shown below in the table reconciling segment profit to consolidated income from continuing operations before income taxes. The Company does not have any material inter-segment sales. Information about total assets by segment is not disclosed because such information is not reported to or used by the Company’s CEO. Segment goodwill and other intangible assets, net, are disclosed in Note 11 and 10, respectively. The accounting policies of the segments are the same as those described in Note 3. Significant Accounting Policies and Estimates.

As of December 31, 2019, the Company’s operations were organized in the following reportable segments:

The Cannabinoid operating segment: comprised of the Company’s cultivation, extraction, manufacturing and commercialization of cannabinoid products. This operating segment is in the early stages of commercializing cannabinoid products internationally pursuant to applicable international and domestic legislation, regulations, and other permits. The Company’s principal customers and sales for its products will initially be outside of the U.S. Non-Cannabinoid

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

20. SEGMENT REPORTING (cont.)

operating segment: comprised of the brands acquired as part of the Herbal Brands acquisition in April 2019. The segment is engaged in the business of formulating, manufacturing, marketing, selling, distributing, and otherwise commercializing homeopathic and other natural remedies, wellness products, detoxification products, nutraceuticals, and nutritional and dietary supplements. The Company’s principal customers for its Herbal Brands products include mass retailers, specialty and health retailer and distributors in the U.S.

The following table is a comparative summary of the Company’s net sales and segment profit for by reportable segment for the periods presented.

	Year Ended December 31,
	2019	2018(a)
Segment Net Sales:
Cannabinoid	$133	$—
Non-Cannabinoid	7,701	—
Total Net Sales	$7,834	$—

Segment Profit/(Loss):
Cannabinoid	$(25,250)	$(2,221)
Non-Cannabinoid	614	—
Total Loss	$(24,636)	$(2,221)

Reconciliation:
Total Segment Loss	$(24,636)	$(2,221)
Unallocated corporate expenses	(5,887)	(2,890)
Non-cash stock-based compensation	(1,522)	(198)
Depreciation and amortization	(1,480)	(99)
Herbal Brands acquisition related charges	(3,015)	—
Loss from operations	(36,540)	(5,408)
(Loss)/gain on investments	(756)	14,432
Loss on debt extinguishment	(3,374)	—
Loss of fair value of derivative instrument	(421)	(485)
Foreign exchange loss	(1,575)	(412)
Interest expense, net	(2,684)	(390)
Miscellaneous, net	(534)
(Loss)/income from operations before income taxes	$(45,884)	$7,737

____________

(a)      In 2018, the Company’s main operations were in its cannabinoid operations primarily in Colombia.

During 2019, GNC Holdings, Inc. (“GNC”) and its affiliates and Pattern, Inc. accounted for approximately 32% and 12%, respectively of the non-cannabinoid segment net sales. The Company expects that these companies will continue to account for a large portion of the net sales of its non-cannabinoid segment.

	Year Ended December 31,
	2019	2018
Long-lived assets
Cannabinoid	$24,209	$6,585
Non-Cannabinoid	207	—
Other(b)	16	3
	$24,432	$6,588

____________

(b)      “Other” includes long-lived assets primarily in the Company’s corporate offices.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

20. SEGMENT REPORTING (cont.)

Long-lived assets consist of non-current assets other than goodwill; intangible assets, net; deferred tax assets, investments in unconsolidated subsidiaries and equity securities, and financial instruments. The Company’s largest markets in terms of long-lived assets are Colombia and Portugal.

The following table disaggregates the Company’s revenues by channel for the year ended December 31, 2019:

	2019	2018
	$	$
Mass retail	3,318	—
Specialty, health and other retail	1,235	—
Distributors	2,397	—
E-commerce	885	—
Total	7,834	—

21. SUBSEQUENT EVENTS

The following events occurred subsequent to December 31, 2019, up until September 10, 2020.

Herbal Brands Loan Amendment

On August 27, 2020, the Company amended certain terms of the Herbal Brand Loans to provide for an additional interest of 4% per annum, compounding quarterly and payable in-kind at maturity. In addition, the Company extended the expiry date of the outstanding 193,402 warrants till May 3, 2023. As part of the amendment, the parties agreed to defer the covenant testing under the Herbal Brands Loan until September 30, 2021.

Letter of Intent/BCA

On July 27, 2020, Clever Leaves entered into a definitive agreement (the “Business Combination Agreement”), pursuant to which a newly formed holding company, Clever Leaves Holdings Inc., will acquire SAMA and Clever Leaves and is anticipated to become a NASDAQ-listed public company trading under the ticker symbol “CLVR” with an anticipated initial enterprise value of approximately $255 million.

The transaction has been unanimously approved by the Boards of Directors of both SAMA and Clever Leaves and is expected to close in the fourth quarter of 2020, subject to regulatory and shareholder approvals, as well as other customary closing conditions. Upon closing, the company will be known as Clever Leaves Holdings Inc.

EU-GMP Certification

On July 8, 2020, Clever Leaves received the European Union Good Manufacturing Practices (“EU GMP”) certification from the Croatian Agency for Medicinal Products and Medical Devices (“HALMED”) for its post-harvest and extraction facilities located in Colombia. EU GMP certification greatly expands Clever Leaves’ ability to serve the burgeoning European medical cannabis and hemp markets, which have very strict quality, compliance, and regulatory requirements. EU GMP certification expands an early mover advantage for Clever Leaves in the pharmaceutical channel as global demand increases and more legal cannabis geographies emerge.

COVID-19

Since December 31, 2019, the spread of COVID-19 has severely impacted many local economies around the globe. In many countries, businesses are being forced to cease or limit operations for long or indefinite periods of time. Measures taken to contain the spread of the virus, including travel bans, quarantines, social distancing, and closures of non-essential services have triggered significant disruptions to businesses worldwide, resulting in an economic

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

21. SUBSEQUENT EVENTS (cont.)

slowdown. Global stock markets have also experienced great volatility and a significant weakening. Governments and central banks have responded with monetary and fiscal interventions to stabilise economic conditions. The Company’s operations in various jurisdictions have been impacted beginning in 2020 due to these governmental measures. As a result, the Company expects its 2020 financial performance to be impacted and result in a delay of certain of the Company’s go-to-market initiatives. The Company has determined that these events are non-adjusting subsequent events. Accordingly, the financial position and results of operations as of and for the year ended December 31, 2019 have not been adjusted to reflect their impact. The duration and impact of the COVID-19 pandemic, as well as the effectiveness of government and central bank responses, remains unclear at this time. It is not possible to reliably estimate the duration and severity of these consequences, as well as their impact on the financial position and results of the Company for future periods.

For the first quarter 2020 reporting period, COVID-19 pandemic was deemed a triggering event and as a result the Company performed an impairment analysis, which resulted in a goodwill impairment charge of $1,682 in its non-cannabinoid segment.

Series E Financing

In April and July 2020, the Company raised the Series E round of financing (the “Series E Financing”) and issued an aggregate of approximately $18,396 of senior convertible Class D preferred shares (the “Class D preferred shares”) and $4,162 aggregate principal amount of Convertible Debentures due 2023 (the “2023 Convertible Debentures”). In April 2020, an investor in the Series E Financing exercised its Put Right (as defined below) in full, and the Company paid $6,250 in exchange for the Company’s purchase and cancellation of 711,036 Class C preferred shares. As a result of the Series E Financing and the exercise of the Put Right, the Company’s net funds raised in the Series E Financing were approximately $16,308.

The 2023 Convertible Debentures mature on June 30, 2023 (the “2023 Maturity Date”) and bear an interest of 8% per annum, commencing June 30, 2021, payable semi-annually in arrears. Provided that no Debenture Liquidity Event (as defined below) has occurred, on the 2023 Maturity Date, the principal aggregate amount of the 2023 Convertible Debentures and the accrued and unpaid interest thereon will be payable in cash. At any time prior to the Maturity Date or a Debenture Liquidation Event, a holder of the 2023 Convertible Debentures may elect to convert its principal amount of the 2023 Convertible Debentures and the accrued and unpaid interest thereon into class A common shares of the Company (“Clever Leaves common shares”), at a price per share equal to $5.95 (subject to adjustment). The 2023 Convertible Debentures, including any accrued and unpaid interest, will be automatically converted into Clever Leaves common shares at a price per Clever Leaves common share equal to 70% of the price attributable to the Clever Leaves common shares upon occurrence of a Debenture Liquidity Event. For purposes of the 2023 Convertible Debentures, Liquidity Event means (1) the listing of Clever Leaves common shares on a recognized securities exchange or market, either by way of initial public offering or direct listing, (2) any transaction whereby all of the outstanding Clever Leaves common shares are sold, transferred, or exchanged for listed securities of a resulting issuer whose equity securities are listed on recognized securities exchange or market; (3) any merger, plan of arrangement, or any other similar business combination or transaction whereby the Company merges or combines with an entity whose securities are listed for trading on a recognized securities exchange or market and all of the outstanding Clever Leaves common shares are sold, transferred or exchanged for such listed securities, or (4) any event as a result of or following which any person or group beneficially owns over an aggregate of more than 50% of the then outstanding Clever Leaves common shares or the sale or other transfer of all or substantially all of the consolidated assets of the Company. The Business Combination constitutes a Debenture Liquidity Event and will result in the conversion of all 2023 Convertible Debentures into Clever Leaves common shares, which will be exchanged for Holdco common shares in the Arrangement.

Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2019 and December 31, 2018

(In thousands of U.S. dollars, except as noted and per share amounts)

21. SUBSEQUENT EVENTS (cont.)

Class D preferred shares vote together with the Clever Leaves common shares, and are not considered a separate class for voting purposes, except as required by law or in cases of dissolution, liquidation, windup or bankruptcy proceedings which require the consent of a majority of Class D preferred shareholders. The Class D preferred shares carry a liquidation preference (the “Class D Liquidation Preference”) of 1.4 times the original issue price of $11.00 for the one-year period following the original issue date, increasing by 0.02 times quarterly to a maximum of 1.75 times the original issue price, in each case subject to anti-dilution adjustments. The Class D Liquidation Preference is payable on a liquidation or merger with, reverse takeover of, or other business combination with, a public company, provided that such transaction does not provide for the conversion of Class D preferred shares into Clever Leaves common shares, or certain other deemed liquidation events (the “Class D Liquidation Event”). The Business Combination does not constitute a Class D Liquidation Event. The Class D preferred shares are not redeemable but are convertible at any time, at the option of the holders, into Clever Leaves common shares on a 1:1 basis, subject to anti-dilution adjustments. Automatic conversion into Clever Leaves common shares shall occur at the applicable conversion price which takes into account the Class D Liquidation Preference in the event of (1) the holders of at least a majority of the outstanding Class D preferred shares consenting to such conversion, (2) an initial public offering or direct listing of Clever Leaves common shares on Nasdaq, NYSE or TSX, or (3) completion of a merger with, reverse takeover of or other business combination with a public company, provided that such transaction provides for the conversion of Class D preferred shares into Clever Leaves common shares (otherwise such transaction will trigger the payment of the Class D Liquidation Preference). The Business Combination will result in the conversion of all Class D preferred shares into Clever Leaves common shares, which will be exchanged for Holdco common shares in the Arrangement.

As part of the Series E Financing in April 2020, the Company granted an investor in the Series E Financing, a right to cause the company to purchase up to 711,035 of the investor’s previously purchased Class C preferred shares (the “Put Right”) at the investor’s original purchase price of $8.79 per share. On April 13, 2020, the investor exercised the Put Right in full, and the Company paid $6,250 in exchange for the Company’s purchase and cancellation of 711,035 Class C preferred shares. In addition, as part of the July 2020 portion of the Series E Financing, three investors, in aggregate, exchanged 848,363 Class C preferred shares for 646,846 Class D preferred shares.

Convertible Notes Amendment and Waiver Agreement

On March 26, 2020, the Company amended certain terms of its Convertible Notes agreement. As a result of this amendment the Company amended the Convertible Notes to provide for an increase in the rate of interest payable on the principal amount to 10% and to provide that such interest be payable in-kind at maturity. In addition, the Company amended the restrictive covenants to allow for the creation, incurrence or assumption of certain additional debt, as well as to extend the date on which the Company is required to deliver its audited year-end financial statements.

GNC Bankruptcy

On June 24, 2020, GNC filed for Chapter 11 bankruptcy protection. As a result, the Company has revised its product sales agreement with the GNC to require prepayment for all sales in the near term. The Company also reviewed the inventory balances on consignment at GNC and determined that a reserve of approximately $86 was necessary for the consignment inventory, which the Company recorded during the second quarter of 2020. Additionally, the Company reviewed the useful life of the intangible asset related to the GNC contract, this finite-lived intangible asset was acquired during the Herbal Brands acquisition. Following the review, the Company determined to impair the useful life of the intangible asset to 12 months from the date of the bankruptcy filing. The carrying value of the intangible asset was approximately $854 at December 31, 2019.

Annex A

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

SCHULTZE SPECIAL PURPOSE ACQUISITION cORP.,

Clever Leaves Holdings Inc.,

NOVEL Merger Sub INC.

and

CLEVER LEAVES INTERNATIONAL INC.

Dated as of July 25, 2020

Annex A-i

Annex A-ii

Annex A-iii

EXHIBITS:

EXHIBIT A	Investors’ Rights Agreement
EXHIBIT B	Company Arrangement Resolution
EXHIBIT C	Plan of Arrangement
EXHIBIT D	Directors and Officers of Holdco
EXHIBIT E	SPAC Warrant Amendment
EXHIBIT F	Sample Calculation of Arrangement Consideration, Exchange Ratio and Option and Warrant Value

SCHEDULES:

SCHEDULE A	Company Knowledge Parties
SCHEDULE B	Key Company Shareholders
SCHEDULE C	Eagle Minority Shareholders

Annex A-iv

BUSINESS COMBINATION AGREEMENT, dated as of July 25, 2020 (this “Agreement”), by and among SCHULTZE SPECIAL PURPOSE ACQUISITION CORP., a Delaware corporation (“SPAC”), CLEVER LEAVES HOLDINGS INC., a corporation organized under the laws of British Columbia, Canada, and a wholly-owned subsidiary of the Company (“Holdco”), NOVEL MERGER SUB INC., a Delaware corporation and a direct wholly-owned subsidiary of Holdco (“Merger Sub”), and CLEVER LEAVES INTERNATIONAL INC., a corporation organized under the laws of British Columbia, Canada (the “Company”).

WHEREAS, each of Holdco and Merger Sub is an entity newly formed for the purposes of the transactions proposed herein;

WHEREAS, Holdco is a wholly-owned subsidiary of the Company and Merger Sub is a direct wholly-owned subsidiary of Holdco;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Business Corporations Act (British Columbia) (the “BCBCA”) and the General Corporation Law of the State of Delaware (the “DGCL”), SPAC, Holdco, Merger Sub and the Company will enter into a business combination transaction pursuant to which, among other things, (a) by means of an Arrangement under the BCBCA, the Company Shareholders will exchange their respective Company Shares for common shares of Holdco (“Holdco Common Shares”) and the Company will become a wholly-owned subsidiary of Holdco, upon the terms and subject to the conditions of the Plan of Arrangement, effective as of the Arrangement Effective Time, (b) at 12:01 a.m. Vancouver, British Columbia time, on the calendar day immediately following the consummation of the Arrangement, Merger Sub will merge with and into SPAC, with SPAC surviving such merger as a direct wholly-owned subsidiary of Holdco (the “Merger”) and, as a result of the Merger, all shares of SPAC Common Stock shall be converted into the right to receive the consideration set forth in this Agreement, (c) immediately following the consummation of the Merger, Holdco will contribute to the Company, and the Company will acquire, one hundred percent (100%) of the issued and outstanding shares of the Surviving Corporation (the “SPAC Contribution”) such that, following the SPAC Contribution, the Surviving Corporation will be a direct wholly-owned subsidiary of the Company and (d) immediately following the consummation of the SPAC Contribution, the Company will contribute to the Surviving Corporation, and the Surviving Corporation will acquire, one hundred percent (100%) of the issued and outstanding shares of NS US Holdings, Inc., a Delaware corporation (the “US Subsidiary”, such contribution being, the “US Subsidiary Contribution”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Transactions are in the best interests of the Company and fair to the Company Shareholders, (b) approved this Agreement and the Transactions, and (c) resolved, subject to the terms of this Agreement, to recommend that the Company Shareholders vote in favor of the Company Arrangement Resolution;

WHEREAS, the Board of Directors of SPAC (the “SPAC Board”) has unanimously (a) determined that the Merger and the other Transactions are fair to, and in the best interests, of SPAC and the SPAC Stockholders, (b) adopted a resolution approving this Agreement and declaring its advisability and approving the Merger and the other Transactions, and (c) recommended the approval and adoption of this Agreement, the Merger and the other Transactions by the SPAC Stockholders;

WHEREAS, the Board of Directors of Holdco (the “Holdco Board”) has determined that the Transactions are in the best interests of Holdco, and has approved this Agreement and the Transactions, including the issuance of (a) the Arrangement Consideration to the Company Shareholders and (b) the SPAC Merger Consideration to the SPAC Stockholders;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has (a) determined that the Merger and the other Transactions are fair to, and in the best interests, of Merger Sub and Holdco (as the sole stockholder of Merger Sub), (b) has adopted a resolution approving this Agreement and declaring its advisability and approving the Merger and the other Transactions, and (c) recommended the approval and adoption of this Agreement and the Merger and the other Transactions by Holdco (as the sole stockholder of Merger Sub);

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, Holdco and the Key Company Shareholders are entering into a Shareholder Support Agreement (the “Shareholder Support Agreement”) in the forms as may be agreed to by the parties, providing that, among other things, the Key Company Shareholders will vote their Company Shares in favor of this Agreement, the Plan of Arrangement, the Arrangement, the Company Arrangement Resolutions and the Transactions;

Annex A-1

WHEREAS, in connection with the Closing, Holdco and certain SPAC Stockholders will enter into an Investors’ Rights Agreement (the “Investors’ Rights Agreement”) in substantially the form attached hereto as Exhibit A, providing that, among other things, (a) the right of Schultze Special Purpose Acquisition Sponsor, LLC (“Sponsor”) to nominate one director to the Holdco Board and (b) that certain SPAC Stockholders shall be entitled to registration rights for, and shall be bound by restrictions on sale and transfer applicable to, their Holdco Common Shares;

WHEREAS, concurrently with the execution and delivery of this Agreement, Sponsor, Holdco, SPAC and the Company are entering into a Transaction Support Agreement (the “Transaction Support Agreement”) pursuant to which Sponsor, SPAC and the Company have agreed to take certain actions to support the Transactions; and

WHEREAS, for United States federal income tax purposes, the Arrangement and the Merger are intended to qualify as exchanges described in Section 351 of the Code and the Treasury Regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I

DEFINITIONS

SECTION 1.01 Certain Definitions. For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Shareholder Support Agreement, the Transaction Support Agreement, the Investors’ Rights Agreement, the SPAC Warrant Amendment, and all other agreements, certificates and instruments executed and delivered by SPAC, Holdco, Merger Sub, or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Arrangement” means an arrangement under Part 9, Division 5 of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed.

“Arrangement Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.

“Arrangement Effective Date” means the calendar day immediately preceding the Closing Date.

“Arrangement Effective Time” means 11:59 p.m. Vancouver, British Columbia time, on the Arrangement Effective Date (as defined in the Plan of Arrangement), or such other time on the Arrangement Effective Date as the parties to the Arrangement agree in writing (but in any event not later than on the calendar day immediately preceding the Closing Date).

“Benefits Pool” means the total number of Holdco Shares issued and outstanding immediately following the Closing, calculated on a Fully-Diluted Benefits Basis.

“Business Data” means all business information and data, including Personal Information material to the operation of and used in the course of the conduct of the business of the Company and any Company Subsidiaries.

“Business Day” means a day, except a Saturday, a Sunday or any other day on which the SEC in Washington, D.C. or banks in New York, New York or Vancouver, British Columbia, Canada are authorized or required by Law to be closed.

Annex A-2

“Business Systems” means all Software, computer hardware (whether general or special purpose), networks, servers, and computer systems, including any material outsourced systems, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

“Calculation Methodology” means the methodology, assumptions, formulas and techniques used to calculate the Exchange Ratio, Class D Preferred Conversion Ratio and Option and Warrant Value as set forth on Exhibit F.

“Canadian Information Circular” means the notice of the Company Meeting to be sent to the Company Shareholders, and the accompanying management information circular to be prepared in connection with the Company Meeting, together with any amendments thereto or supplements thereof in accordance with the terms of this Agreement.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020.

“Cash Arrangement Consideration” means an aggregate amount up to seven million five hundred thousand dollars ($7,500,000), which aggregate final amount shall be set forth on the Payments Spreadsheet.

“Class D Preferred Conversion Ratio” means the ratio for which each Company Class D Preferred Share shall, at the Arrangement Effective Time, convert into the right to receive that number of Company Common Shares, as determined in accordance with the Company Articles as set forth in the Calculation Methodology.

“Closing Company Net Debt” means, on a consolidated basis and calculated as of the open of business on the Closing Date, without duplication and without giving effect to the Transactions to be effected on the Closing Date, an amount (that may be positive or negative) equal to: (a)(i) the aggregate consolidated amount of indebtedness for borrowed money (including the current portion of any such indebtedness, including the indebtedness set forth on Section 1.01 of the Company Disclosure Schedule, but subject to the conditions set forth therein, and excluding any convertible indebtedness to the extent converted pursuant to the Transactions), (ii) bank overdrafts and (iii) capital lease obligations in excess of $250,000 (including the current portion of any such obligations) of the Company and the Company Subsidiaries plus (b) the aggregate consolidated amount of accrued but unpaid interest on debt for borrowed money and prepayment penalties, minus (c) the sum of (i) the aggregate consolidated amount of cash and cash equivalents, including marketable securities and brokerage accounts, short-term investments, demand deposits, certificates of deposit, time deposits, the Security Deposit and, negotiable instruments on hand or in accounts of the Company and the Company Subsidiaries (net of outstanding checks) (not including (A) prepaid deposits or other similar restricted cash and (B) cash subject to any forbearance agreements) and (ii) the Company Transaction Expenses that shall have been paid by the Company or any of its affiliates after the date hereof and prior to Closing. For the avoidance of doubt, Closing Company Net Debt shall (x) include the outstanding principal and interest amounts, if any, on each of the Secured Convertible Notes and the Herbal Brands Debt and (y) exclude the Company Transaction Expenses that shall remain unpaid as of the Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Acquisition Proposal” means any proposal or offer from any person or group of persons (other than Holdco, SPAC or their respective affiliates) relating to, in a single transaction or a series of related transactions, any direct or indirect acquisition or purchase of a business that constitutes twenty percent (20%) or more of the assets of the Company and the Company Subsidiaries, taken as a whole, or twenty percent (20%) or more of the total voting power of the equity securities of the Company, whether by way of merger, amalgamation, arrangement, take-over bid, asset purchase, equity purchase or otherwise.

“Company Arrangement Resolution” means a special resolution of the Company Shareholders in respect of the Arrangement to be considered at the Company Meeting, in substantially the form attached hereto as Exhibit B.

“Company Articles” means the articles of the Company, dated as of March 11, 2020, as amended, supplemented or modified from time to time.

“Company Class B Common Shares” means the Company’s Class B voting common shares.

“Company Class C Common Shares” means the Company’s Class C non-voting common shares.

Annex A-3

“Company Class C Preferred Shares” means the Company’s Class C preferred shares.

“Company Class D Preferred Shares” means the Company’s Class D preferred shares.

“Company Common Shares” means the Company’s Class A voting common shares.

“Company Earn-Out Shares” means the One Million Eight Hundred Thousand (1,800,000) Holdco Common Shares issuable pursuant to Section 2 of the Transaction Support Agreement.

“Company Equity Plan” means the Company’s 2018 Omnibus Incentive Compensation Plan, as such may have been amended, supplemented or modified from time to time.

“Company Governance Documents” means the Company Articles and Company Notice of Articles, each as may be amended from time to time, and the Shareholders Agreement.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights licensed by a third party to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use pursuant to an agreement.

“Company Material Adverse Effect” means any event, change or effect (collectively, “Effects”) that, individually or in the aggregate with all other events, changes and effects, (a) is or is reasonably likely to be materially adverse to the business, financial condition, assets, liabilities or operations of the Company and the Company Subsidiaries, taken as a whole, or (b) does or would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be taken into account in the determination of whether a Company Material Adverse Effect has occurred: (i) any enactment of, change or proposed change in, or change in interpretation of, any Law or GAAP; (ii) Effects generally affecting the industries in which the Company and the Company Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets; (iv) acts of war (whether or not declared), sabotage, civil unrest, terrorism, curfews, riots, demonstrations or public disorders, or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, curfews, riots, demonstrations or public disorders, or changes in global, national, regional, state or local political or social conditions; (v) Effects arising from or relating to epidemics, pandemics, or disease outbreaks, including COVID-19 or any COVID-19 Measures; (vi) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God; (vii) any failure by the Company and the Company Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period (it being understood that Effects giving rise or contributing to such failure may be taken into account in determining whether or not a Company Material Adverse Effect has occurred); (viii) the announcement, performance, pendency or consummation of the Transactions, including the impact of any of the foregoing on any relationships, contractual or otherwise, with customers, suppliers, employees or regulators; (ix) the taking of any action required or permitted by the terms of this Agreement or any Ancillary Agreements; (x) any actions taken or omitted to be taken by the Company or the Company Subsidiaries upon the written request or with the prior written consent of SPAC; (xi) any pending, initiated, or threatened Action against the Company, any of the Company Subsidiaries or any of their respective officers or directors, in each case, arising out of or relating to the execution of this Agreement or the Transactions; (xii) any action taken or omitted to be taken by SPAC; or (xiii) the bankruptcy or insolvency of GNC Holdings, Inc. and the likelihood of the Company receiving payment for any receivables owed to the Company by GNC Holdings, Inc.; except in the cases of clauses (i) through (vi) to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Meeting” means the meeting of the Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, that is to be convened as provided by the Interim Order to consider, and if deemed advisable approve, the Company Arrangement Resolution.

“Company Notice of Articles” means the notice of articles of the Company, dated June 29, 2020, as amended, supplemented or modified from time to time.

Annex A-4

“Company Options” means all options to purchase Company Common Shares, whether or not exercisable and whether or not vested, granted under the Company Equity Plan or otherwise that are outstanding immediately prior to the Closing.

“Company Preferred Shares” means the Company Class C Preferred Shares and the Company Class D Preferred Shares.

“Company Required Approval” means the approval of not less than two-thirds of the Company Shareholders, voting together as a single class, present in person or by proxy at the Company Meeting.

“Company Restricted Shares” means all unvested shares of restricted Company Common Shares granted under the Company Equity Plan or otherwise that are outstanding immediately prior to the Closing.

“Company RSUs” means all restricted stock units granted under the Company Equity Plan or otherwise with respect to Company Common Shares that are outstanding immediately prior to the Closing.

“Company Shareholders” means the holders of Company Shares.

“Company Shares” means the Company Common Shares and the Company Preferred Shares.

“Company Subsidiary” means any subsidiary of the Company other than the Excluded Investments.

“Company Transaction Expenses” means (a) the reasonable and documented Transaction Expenses of the Company or any of its affiliates, including (i) the premiums, commissions and other fees paid or payable in connection with obtaining the Company’s D&O Tail Policy, (ii) Transaction Expenses incurred in obtaining an audit of the Company’s assets in Colombia and any tax appraisals and (iii) Transaction Expenses incurred in preparing and obtaining the PCAOB Financials, and (b) the amount of any Taxes paid or payable to a Tax authority in Colombia or any other jurisdiction in connection with the Transactions by the Company or any of its affiliates, whether as a primary or secondary, direct or indirect, obligation, including, the Colombian Tax, but, in the cases of (a) and (b), excluding the Shared Transaction Expenses.

“Company Transaction Expenses Cap” means four million dollars ($4,000,000), plus any amounts paid or payable with respect to the Company’s D&O Tail Policy.

“Company Warrants” means all warrants to purchase or acquire Company Shares, whether or not exercisable, that are outstanding immediately prior to the Closing.

“Company-Owned IP” means all Intellectual Property owned by the Company or any of the Company Subsidiaries.

“Confidential Information” means confidential and secret information, knowledge or data concerning the businesses and affairs of the Company, the Company Subsidiaries, or any suppliers or customers of the Company or any Company Subsidiaries or SPAC or its subsidiaries (as applicable) that is not already generally available to the public.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Court” means the Supreme Court of British Columbia.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, delay, shut down (including, the shutdown of air cargo routes), closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including with respect to Colombia, the Ministry of Health, the National Food and Drug Surveillance Institute, the Fondo Nacional de Estupefacientes, with respect to Portugal, the National Authority of Medicines and Health Products, I.P., with respect

Annex A-5

to Croatia, the Agency for Medicinal Products and Medical Devices, with respect to Germany, the Federal Institute for Drugs and Medical Devices, and with respect to the United States, the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Customs & International Trade Laws” means any Law, directive, ruling, order, decree, ordinance, award, or other decision or requirement, including any amendments, having the force or effect of law, of any arbitrator, court, government or government agency or instrumentality or other Governmental Authority, concerning the importation, exportation, re-exportation, or deemed exportation of products, technical data, technology and/or services, and the terms and conduct of transactions and making or receiving of payment related to such importation, exportation, re-exportation or deemed exportation.

“Disabling Devices” means undisclosed Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Eagle” means Eagle Canada Holdings, Inc., a corporation organized under the laws of British Columbia, Canada.

“Eagle Exchangeable Class A Shares” means the exchangeable class A common shares of Eagle.

“Eagle Minority Shareholders” means each of the shareholders of Eagle set forth on Schedule C.

“Eagle Share Exchange” means the exchange of the Eagle Exchangeable Class A Shares into Company Common Shares in accordance with the Put Call Agreement.

“Earn-Out Shares” means the Company Earn-Out Shares and SPAC Earn-Out Shares.

“Ecomedics” means Ecomedics SAS, a sociedad por acciones simplificada organized under the laws of the Republic of Colombia.

“Environmental Laws” means any Colombia, Portugal, United States federal, state or local or other non-United States Laws relating to: (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution, protection, use or management of the environment or natural resources or employees.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the ratio for which each Company Common Share receiving a portion of the Arrangement Share Consideration Amount shall, at the Arrangement Effective Time, convert into the right to receive that number of Holdco Common Shares determined in accordance with the Calculation Methodology. For example, an Exchange Ratio of 0.500 means that each Company Common Share shall, at the Arrangement Effective Time, convert into the right to receive 0.500 of a Holdco Common Share.

“Excluded Investments” means, collectively, Lift Cannabis Co. Ltd. and Cansativa GmbH.

“Families First Act” means the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020.

“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA, in a form reasonably acceptable to each of SPAC and the Company, approving the Arrangement, as such order may be amended by the Court with the consent of SPAC and the Company, such consent to not be unreasonably withheld, conditioned or delayed, at any time prior to the Arrangement Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended, on appeal, provided that any such amendment is reasonably acceptable to each of SPAC and the Company.

Annex A-6

“Fully-Diluted Benefits Basis” means the total number of issued and outstanding Holdco Common Shares immediately following the Closing calculated by applying the treasury share method in accordance with the Calculation Methodology, excluding (a) the Earn-Out Shares, (b) the Converted Company Warrants and (c) the Converted Restricted Shares.

“GAAP” means United States generally accepted accounting principles.

“Hazardous Substances” means: (a) those substances defined in or regulated under the following United States federal statutes and their state and Canada, Colombia, Portugal or other foreign counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) herbicides, pesticides, rodenticides, lead, radioactive substances, polychlorinated biphenyls, asbestos and radon; and (e) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Herbal Brands Debt” means the indebtedness of the Company pursuant to that certain Loan and Security Agreement, dated as of May 3, 2019, by and among Rock Cliff Capital LLC, Herbal Brands, Inc. and certain guarantors party thereto.

“Holdco Organizational Documents” means the notice of articles and articles of Holdco, as amended, modified or supplemented from time to time.

“Intellectual Property” means: (a) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof; (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing; (c) copyrights, and other works of authorship (including Software), and registrations and applications for registration, renewals and extensions thereof; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), and rights in data and databases; (e) Internet domain names; and (f) other similar intellectual property rights.

“Interim Order” means the interim order of the Court contemplated by Section 2.02 of this Agreement and made pursuant to Section 291 of the BCBCA, in a form reasonably acceptable to each of SPAC and the Company, providing for, among other things, the calling and holding of the Company Meeting, as the same may be amended by the Court with the consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed, provided that any such amendment is reasonably acceptable to each of the Company and SPAC.

“Inventories” means all inventories, merchandise, goods, raw materials, packaging, labels, supplies and other personal property that are maintained, held or stored by or for the Company or any Company Subsidiary, and any prepaid deposits for any of the same.

“Key Company Shareholders” means the Company Shareholders set forth on Schedule B.

“knowledge” or “to the knowledge” of a person means (a) in the case of the Company, the actual knowledge of the persons set forth on Schedule A after due and reasonable inquiry, and (b) in the case of SPAC, the actual knowledge of George Schultze, Gary Julien, Jeffrey Glick and Scarlett Du after due and reasonable inquiry.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities Laws, and not including any license of Intellectual Property).

“Merger Sub Organizational Documents” means the certificate of incorporation and by-laws of Merger Sub, as amended, modified or supplemented from time to time.

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

Annex A-7

“Nasdaq” means the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, as may be applicable.

“Option and Warrant Value” means the aggregate value of the issued and outstanding Company Options and Company Warrants calculated in accordance with the Calculation Methodology.

“Payment Spreadsheet” means a spreadsheet that shall be delivered by the Company to SPAC pursuant to Section 3.01(b) at least five (5) Business Days prior to the Closing, which shall set forth, in accordance with the Calculation Methodology, the allocation of the Arrangement Consideration among each of the Company Shareholders, including (a) the number of Holdco Common Shares issuable to each Company Shareholder and (b) the amount of Cash Arrangement Consideration payable to certain Company Shareholders.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising or incurred in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or being contested in good faith; (d) licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company or the Company Subsidiaries granted to any licensee in the ordinary course of business; (e) purchase money Liens securing rental payments under capital lease arrangements; (f) Liens expressly disclosed on the latest balance sheet and those Liens arising out of, under or in connection with (i) the Secured Convertible Notes, (ii) the Herbal Brands Debt, and (iii) indebtedness incurred not in violation of Section 7.01(b)(vi), (g) with respect to real property (i) easements, declarations, covenants, rights-of-way, restrictions and other charges, instruments or encumbrances affecting title to real estate; (ii) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions; and (iii) Liens not created by the Company that affect the underlying fee interest of any leased real property, including master leases or ground leases and any set of facts that an accurate up-to-date survey would show, in each case, to the extent that such Liens are not material to the Company and the Company Subsidiaries, taken as a whole; (h) Liens deemed to be created by this Agreement or any other agreement providing for the Transactions; and (i) such other imperfections of title or Liens, if any, arising in the ordinary course of business or that would not be material to the Company and the Company Subsidiaries, taken as a whole.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data which allows one to identify, contact, or precisely locate an individual and (c) any other, similar information or data regulated by Privacy/Data Security Laws applicable to the business.

“PIPE” means any private placement or placements of SPAC Common Stock or securities or indebtedness exercisable or exchangeable for, or convertible into, shares of SPAC Common Stock, in each case, which shall become Holdco Common Shares in connection with the consummation of the Transactions.

“Plan of Arrangement” means the Plan of Arrangement in substantially the form attached hereto as Exhibit C.

“Privacy/Data Security Laws” means all laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information.

“Products” mean any products or services currently or previously researched, designed, developed, manufactured, performed, licensed, sold, distributed other otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Put Call Agreement” means that certain Put Call Agreement, dated October 31, 2019, by and among the Company, Eagle and the Eagle Minority Shareholders.

Annex A-8

“Redemption Rights” means the redemption rights provided for in Section 9.2 of Article IX of SPAC’s Certificate of Incorporation.

“Rollover Spreadsheet” means a spreadsheet that shall be delivered by the Company to SPAC pursuant to Section 3.01(b) at least five (5) Business Days prior to the Closing, which shall set forth, in accordance with the Calculation Methodology, (i) the number of Holdco Common Shares subject to each Company Option (including the exercisable portion as of the date of Closing) after the conversion of such Company Option in accordance with Section 3.04(a) and the applicable exercise price, (ii) the number of Holdco Common Shares subject to Company RSUs after conversion of such Company RSUs in accordance with Section 3.04(b), (iii) the number of Holdco Common Shares subject to Company Restricted Shares after conversion of such Company Restricted Shares in accordance with Section 3.04(c), and (iv) the number of Holdco Common Shares for which each Company Warrant held by a particular holder of Company Warrants thereof is exercisable after the conversion of such Company Warrant in accordance with Section 3.04(d) and the applicable exercise price.

“SEC” means the United States Securities and Exchange Commission.

“Secured Convertible Notes” means collectively, (a) that certain Secured Convertible Note No. 1A dated as of March 30, 2019 in the principal amount of $20,000,000, (b) that certain Secured Convertible Note No. 1B dated as of March 30, 2019 in the principal amount of $3,000,000, (c) that certain Secured Convertible Note No. 1C dated as of March 30, 2019 in the principal amount of $2,500,000, (d) that certain Secured Convertible Note No. 1D dated as of March 30, 2019 in the principal amount of $2,000,000, and (e) that certain Secured Convertible Promissory Note No. 1E in the principal amount of $250,000.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Deposit” means the prepaid security deposit under that certain Tenancy Agreement, by and between the Company and Segro Neunzehnte Grundbesitz GmbH.

“Shared Transaction Expenses” means (a) any Transaction Expenses (other than audit, legal, accounting, financial or other advisory costs, fees and expenses) incurred in (i) the preparation, printing and mailing of the Proxy Statement/Prospectus and the Canadian Information Circular and (ii) the solicitation of the SPAC Stockholders and Company Shareholders and (b) SEC registration fees and fees payable to other securities regulators.

“Shareholders Agreement” means that certain Amended and Restated Shareholders Agreement, dated March 30, 2019, by and among the Company and the shareholders of the Company set forth on Schedule A thereto.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“SPAC Certificate of Incorporation” means that certain Amended and Restated SPAC Certificate of Incorporation, dated December 10, 2018.

“SPAC Common Stock” means the shares of SPAC’s common stock, par value $0.0001 per share.

“SPAC Earn-Out Shares” means the One Million Six Hundred Twenty Five Thousand (1,625,000) Holdco Common Shares subject to forfeiture pursuant to Section 1 of the Transaction Support Agreement and the Escrow Agreement Amendment (as defined in the Transaction Support Agreement).

“SPAC Material Adverse Effect” means any Effects that, individually or in the aggregate with all other events, changes and effects, (a) is or is reasonably likely to be materially adverse to the business, financial condition, assets, liabilities or operations of SPAC or (b) does or would prevent, materially delay or materially impede the performance by SPAC of its obligations under this Agreement or the consummation of the Transactions.

“SPAC Organizational Documents” means the SPAC Certificate of Incorporation, by-laws, and Trust Agreement of SPAC, in each case as amended, modified or supplemented from time to time.

“SPAC Proposals” means the approval and adoption of (a) this Agreement and the Transactions, including the Merger, and (b) any other proposals the parties deem necessary or desirable to effect the Transactions.

“SPAC Stockholder Meeting” means the meeting of the SPAC Stockholders to approve the SPAC Proposals.

Annex A-9

“SPAC Stockholders” means the holders of shares of SPAC Common Stock.

“SPAC Transaction Expenses” means the reasonable and documented Transaction Expenses of SPAC or any of its affiliates, including (a) premiums, commissions and other fees paid in connection with obtaining SPAC’s D&O Tail Policy, (b) any and all Transaction Expenses incurred in the negotiation or consummation of a PIPE, including advisory fees and placement fees, and (c) the preparation, printing and mailing of the Extension Proxy Statement, but, in each case, excluding any Shared Transaction Expenses.

“SPAC Transaction Expenses Cap” means eight million dollars ($8,000,000); provided that, if after giving effect to the exercise of Redemption Rights and payments related thereto, SPAC shall have at least one hundred thirty million dollars ($130,000,000) of cash either in or outside of the Trust Account as of the Closing, including the aggregate amount of any proceeds from the PIPEs consummated prior to, or concurrently with, the Closing, then the SPAC Transaction Expenses Cap means twelve million dollars ($12,000,000).

“SPAC Units” means units of SPAC consisting of one (1) share of SPAC Common Stock and one (1) SPAC Warrant.

“SPAC Warrant Agreement” means that certain warrant agreement, dated December 10, 2018, by and between SPAC and Continental Stock Transfer and Trust Company.

“SPAC Warrants” means warrants to purchase shares of SPAC Common Stock as contemplated under the SPAC Warrant Agreement, with each warrant exercisable for one (1) share of SPAC Common Stock at an exercise price of $11.50.

“subsidiary” or “subsidiaries” of the Company (other than the Excluded Investments), the Surviving Corporation, SPAC or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Tax” or “Taxes” means any federal, state, provincial, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, real property, personal property, unclaimed property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions

“Tax Return” means any returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes.

“Transaction Consideration” means, collectively, the Arrangement Consideration and the SPAC Merger Consideration and, each individually, as the context may require.

“Transaction Expenses” means all out-of-pocket fees, costs and expenses (including all fees, costs and expenses of outside counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates and all fees, costs and expenses in connection with newly issued equity and/or debt financing in connection with the Transactions) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and consummation of the Transactions, the preparation, printing and mailing of the Canadian Information Circular, the Proxy Statement/Prospectus, the Extension Proxy Statement (as applicable) and the solicitation of the SPAC Stockholders and Company Shareholders and the preparation of any required filings under applicable Antitrust Laws, if any.

“Transactions” means the transactions contemplated by this Agreement, the Plan of Arrangement and any of Ancillary Agreements, including the Merger, the Arrangement, the SPAC Contribution and the US Subsidiary Contribution.

“Transfer Tax” means any sales, use, value-added, business, goods and services, transfer (including any stamp duty or other similar Tax chargeable in respect of any instrument transferring property), documentary, conveyancing or similar Tax or expense or any recording fee, in each case that is imposed as a result of the Transactions, together with any penalty, interest and addition to any such item with respect to such item; provided, however, for the avoidance of doubt, the term Transfer Tax shall not include any Tax imposed by the Republic of Colombia in connection with the Transactions (such Tax imposed by the Republic of Colombia (the “Colombian Tax”)), or any

Annex A-10

income Tax or similar Tax imposed on any direct or indirect equity holder of the SPAC, the Company, any Company Subsidiary or Holdco.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

SECTION 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2020 Balance Sheet	§ 4.07	(b)
Action	§ 4.09
Additional SEC Reports	§ 7.04	(a)
Agreement	Preamble
Anti-Money Laundering Laws	§ 4.22	(c)
Antitrust Laws	§ 8.13	(a)
Arrangement Consideration	§ 3.01	(a)
Arrangement Share Consideration Amount	§ 3.01	(a)
Audited Financial Statements	§ 4.07	(a)
BCBCA	Recitals
Blue Sky Laws	§ 4.05	(b)
Cash Exchange Fund	§ 3.03	(a)
Certificate of Merger	§ 2.10	(a)
Certificates	§ 3.03	(b)
Claims	§ 7.03
Closing	§ 2.10	(b)
Closing Date	§ 2.10	(b)
Colombian Tax	Definition of Transfer Tax
Company	Preamble
Company Acquisition Agreement	§ 8.04	(a)
Company Board	Recitals
Company Certificate	§ 3.01	(b)
Company Disclosure Schedule	Article IV
Company Permits	§ 4.06	(a)
Company Preferred Share Conversion	§ 3.02	(b)(i)
Company Share Award	§ 4.03	(c)
Confidentiality Agreement	§ 8.03	(b)
Continuing Employees	§ 8.05	(a)
Converted Company Warrant	§ 3.04	(d)
Converted Option Award	§ 3.04	(a)
Converted Restricted Share	§ 3.04	(c)
Converted RSU Award	§ 3.04	(b)
Customers	§ 4.19
D&O Indemnified Party	§ 8.06	(a)
D&O Tail Policy(ies)	§ 8.06	(b)
Data Security Requirements	§ 4.13	(h)
DGCL	Recitals
Environmental Permits	§ 4.15
ERISA	§ 4.10	(a)
ERISA Affiliate	§ 4.10	(c)
Exchange Agent	§ 3.03	(a)
Exchange Fund	§ 3.03	(a)
Extension Proxy Statement	§ 8.18
Fixtures and Equipment	§ 4.21

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Defined Term	Location of Definition
Governmental Authority	§ 4.05	(b)
Health Plan	§ 4.10	(h)
Holdco	Preamble
Holdco Board	Recitals
Holdco Common Shares	Recitals
Holdco D&O Policy	§ 8.06	(c)
Holdco Plan	§ 8.05	(b)
Holdco Warrant	§ 3.06
Indebtedness Covenants	§ 8.19
Investors’ Rights Agreement	Recitals
IRS	§ 4.10	(b)
Law	§ 4.05	(a)
Material Contracts	§ 4.16	(a)
Merger	Recitals
Merger Effective Time	§ 2.10	(a)
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	§ 3.02	(c)(ii)
Outside Date	§ 10.01	(b)
PCAOB Financials	§ 8.15
PIPE Documents	§ 8.17
Plans	§ 4.10	(a)
Post-Closing Equity Pool	§ 8.05	(b)
Post-Signing Returns	§ 8.10	(b)(i)
Post-Signing Schedules	§ 8.20
PPACA	§ 4.10	(h)
Pre-Closing Conference Call	§ 2.07
Proxy Statement/Prospectus	§ 8.01	(a)
Registration Statement	§ 8.01	(a)
Remedies Exceptions	§ 4.04
Representatives	§ 8.03	(a)
Securities Exchange Fund	§ 3.03	(a)
Shareholder Support Agreement	Recitals
SPAC	Preamble
SPAC Board	Recitals
SPAC Contribution	Recitals
SPAC Disclosure Schedule	Article V
SPAC Extension	§ 8.18
SPAC Information	§ 2.04	(d)
SPAC Material Contracts	§ 5.12	(a)
SPAC Merger Consideration	§ 3.02	(c)(i)
SPAC Permits	§ 5.06
SPAC Preferred Stock	§ 5.03	(a)
SPAC SEC Reports	§ 5.07	(a)
SPAC Warrant Amendment	§ 3.06
Sponsor	Recitals
Sponsor Loans	§ 7.02	(b)(vi)

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Defined Term	Location of Definition
Suppliers	§ 4.19
Surviving Corporation	§ 2.09
Tail Period	§ 8.06	(b)
Terminating Company Breach	§ 10.01	(g)
Terminating SPAC Breach	§ 10.01	(h)
Transaction Support Agreement	Recitals
Trust Account	§ 5.18
Trust Agreement	§ 5.18
Trust Fund	§ 5.18
Trustee	§ 5.18
US Subsidiary	Recitals
US Subsidiary Contribution	Recitals
Working Capital Warrants	§ 7.02	(b)(vi)

SECTION 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation, (ix) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”, and (x) the word “will” shall be construed to have the same meaning and effect as the word “shall”.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used in Section 4.07 and not expressly defined herein shall have the meanings given to them under GAAP.

(e) Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean U.S. dollars (USD) and all payments hereunder shall be made in U.S. dollars (USD). In the event that any amounts due, payable or otherwise referenced in this Agreement are denominated in any currency other than U.S. dollars (USD), such amounts shall be converted into U.S. dollars (USD) based on the applicable foreign exchange rate for such foreign currency published by the Wall Street Journal on the date of this Agreement or on the date that such payment is due or payable, as the case may be.

Article II

THE ARRANGEMENT; AGREEMENT AND PLAN OF MERGER

SECTION 2.01 The Arrangement. On the terms and subject to the conditions hereof, the Company and Holdco shall proceed to effect the Arrangement under Part 9, Division 5 of the BCBCA at the Arrangement Effective Time, on the terms contained in the Plan of Arrangement.

SECTION 2.02 The Interim Order. As soon as reasonably practicable after the date of this Agreement, but in any event no later than five (5) Business Days after the effective date of the Registration Statement, the Company shall

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apply in a manner reasonably acceptable to SPAC pursuant to Part 9, Division 5 of the BCBCA and, in cooperation with SPAC, prepare, file and diligently pursue an application to the Court for the Interim Order in respect of the Arrangement, which shall provide, among other things:

(a) for the class of persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

(b) that the required level of approval for the Company Arrangement Resolution shall be the Company Required Approval;

(c) that, in all other respects, the terms, restrictions and conditions of the Company Governance Documents, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

(d) for the grant of the Arrangement Dissent Rights to those Company Shareholders who are registered Company Shareholders;

(e) for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(f) that the Company Meeting may be adjourned or postponed from time to time by the Company with the consent of SPAC (not to be unreasonably withheld, delayed or conditioned), in accordance with the terms of this Agreement without the need for additional approval of the Court;

(g) that the record date for the Company Shareholders entitled to notice of and to vote at the Company Meeting will not change in respect of any adjournment(s) or postponement(s) of the Company Meeting; and

(h) for such other matters as the parties may agree are reasonably necessary to complete the Transactions.

SECTION 2.03 The Company Meeting.

(a) Subject to the terms of this Agreement, the Interim Order, and the provision of the SPAC Information, the Company shall convene and conduct the Company Meeting in accordance with the Company Governance Documents, applicable Laws and the Interim Order as soon as reasonably practicable, and shall not adjourn, postpone or cancel (or propose the adjournments, postponement or cancellation of) the Company Meeting without the prior written consent of SPAC (not to be unreasonably withheld, delayed or conditioned), except in the case of an adjournment as required for quorum purposes. The Company shall consult with SPAC in fixing the record date for the Company Meeting and the date of the Company Meeting, give notice to SPAC of the Company Meeting and allow SPAC’s representatives and legal counsel to attend the Company Meeting. The Company shall use its reasonable best efforts to obtain the Company Required Approval of the Company Arrangement Resolution, including instructing the management proxyholders named in the Canadian Information Circular to vote any discretionary or blank proxy submitted by shareholders in favor of such action, and shall take all other action reasonably necessary or advisable to secure the Company Required Approvals.

(b) The Company shall provide SPAC with (i) updates with respect to the aggregate tally of the proxies received by the Company in respect of the Company Arrangement Resolution, (ii) updates with respect to any communication (written or oral) from any Company Shareholder in opposition to the Arrangement or any written notice of dissent, purported exercise or withdrawal of Arrangement Dissent Rights, (iii) the right to demand postponement or adjournment of the Company Meeting if, based on the tally of proxies, the Company will not receive the Company Required Approvals; provided, however, that the Company shall not be permitted to postpone the Company Meeting more than the earlier of (A) five (5) Business Days prior to the Outside Date and (B) ten (10) days from the date of the first Company Meeting without the prior written consent of SPAC (not to be unreasonably withheld, delayed or conditioned), and (iv) the right to review and comment on all communications sent to Company Shareholders. The Company shall not make any payment or settlement offer, or agree to any payment or settlement prior to the Arrangement Effective Time with respect to Arrangement Dissent Rights without the prior written consent of SPAC (not to be unreasonably withheld, conditioned or delayed).
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SECTION 2.04 The Canadian Information Circular.

(a) The Company shall promptly prepare and complete, in good faith consultation with SPAC, the Canadian Information Circular together with any other documents required by applicable Law in connection with the Company Meeting and the Arrangement, and the Company shall, as promptly as practicable after obtaining the Interim Order, cause the Canadian Information Circular and such other documents to be sent to each Company Shareholders and other person as required by the Interim Order and Law.

(b) The Company shall ensure that the Canadian Information Circular (i) complies with the Company Governance Documents and applicable Law, (ii) does not contain any Misrepresentation, except with respect to the SPAC Information included in the Canadian Information Circular, which SPAC will ensure does not contain a Misrepresentation, (iii) provides the Company Shareholders with sufficient information (explained in sufficient detail) to permit them to form a reasoned judgement concerning the matters to be placed before the Company Meeting and (iv) states any material interest of each director and officer, whether as director, officer, securityholder or creditor of the Company, as and to the extent required by applicable Law.

(c) The Company shall, subject to the terms of this Agreement, ensure that the Canadian Information Circular includes a statement that the Company Board has unanimously (i) determined that the Transactions are in the best interests of the Company and fair to the Company Shareholders and (ii) recommended that the Company Shareholders vote in favor of the Company Arrangement Resolution.

(d) SPAC shall assist the Company in the preparation of the Canadian Information Circular, including obtaining and furnishing to the Company any information with respect to SPAC required to be included under applicable Laws in the Canadian Information Circular (the “SPAC Information”), and ensuring that the SPAC Information does not contain any Misrepresentation. The Company shall give SPAC and its legal counsel a reasonable opportunity to review and comment on drafts of the Canadian Information Circular and other related documents, and shall accept the reasonable comments made by SPAC and its counsel, and agrees that all information relating to SPAC included in the Canadian Information Circular must be in a form and content reasonably satisfactory to SPAC.

(e) Each party shall promptly notify the other party if it becomes aware that the Canadian Information Circular contains a Misrepresentation, or otherwise requires an amendment or supplement. The parties shall co-operate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly deliver or otherwise disseminate any such amendment or supplement to the Company Shareholders as required by the Court or applicable Law.

SECTION 2.05 The Final Order. The Company shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Part 9, Division 5 of the BCBCA, as soon as reasonably practicable, but in any event not later than three (3) Business Days after the Company Arrangement Resolution is passed at the Company Meeting as provided for in the Interim Order.

SECTION 2.06 Court Proceedings.

(a) In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall:

(i) diligently pursue, and cooperate with SPAC in diligently pursuing, the Interim Order and the Final Order;

(ii) provide legal counsel to SPAC with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and will accept the reasonable comments of SPAC and its legal counsel;

(iii) provide copies of any notice of appearance, evidence or other documents served on the Company or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any person to appeal, or oppose the granting of, the Interim Order or the Final Order;

(iv) ensure that all material filed with the Court in connection with the Arrangement is consistent with this Agreement and the Plan of Arrangement;

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(v) not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend any materials so filed or served, except as contemplated by this Agreement or with SPAC’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided SPAC is not required to agree or consent to any increase or variation in the form of the Arrangement Consideration or other modification or amendment to such filed or served materials that expands or increases SPAC’s obligations, or diminishes or limits SPAC’s rights, set forth in any such filed or served materials or under this Agreement or the Arrangement;

(vi) subject to this Agreement, oppose any proposal from any person that the Final Order contain any provision inconsistent with the Arrangement or this Agreement, and if at any time after the issuance of the Final Order and prior to the Arrangement Effective Time, the Company is required by the terms of the Final Order or by applicable Law to return to Court with respect to the Final Order, it will do so only after notice to, and in good faith consultation and cooperation with, SPAC; and

(vii) not object to legal counsel to SPAC making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided SPAC advises the Company of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

(b) Subject to the terms of this Agreement (including Section 10.04), SPAC will cooperate with, and assist the Company in, seeking the Interim Order and the Final Order, including by providing the Company on a timely basis any information reasonably required or requested to be supplied by SPAC in connection therewith.

SECTION 2.07 Arrangement Effective Time; Document Closing. As promptly as practicable, but in no event later than two (2) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), or at such other time as SPAC and the Company may agree in writing, the parties hereto shall (a) convene a pre-closing conference call (the “Pre-Closing Conference Call”) to confirm such satisfaction or waiver, as the case may be, but with only the documents necessary to effect (i) the Eagle Share Exchange and (ii) the Arrangement being delivered or filed immediately following the Pre-Closing Conference Call and all other documents and agreements delivered in escrow for release on the Closing Date pending the Merger Effective Time and (b) immediately following such Pre-Closing Conference Call, cause consummation of the Eagle Share Exchange and the Arrangement to become effective at the Arrangement Effective Time in accordance with the Plan of Arrangement and file the Certificate of Merger in accordance with Section 2.10.

SECTION 2.08 Tax Treatment of the Arrangement and the Merger.

(a) The Arrangement and Merger are intended to qualify as exchanges described in Section 351 of the Code and the Treasury Regulations promulgated thereunder, and for the Eagle Share Exchange and the Arrangement to be treated as completed before the Merger Effective Time. Each party agrees to treat the Arrangement and the Merger as a transaction subject to Section 351 of the Code for all United States federal income tax purposes, for the Eagle Share Exchange and the Arrangement to be treated as completed before the Merger Effective Time, and to not take any position on any Tax return or otherwise take any Tax reporting position inconsistent with such treatment, unless otherwise required by a “determination” within the meaning of Section 1313 of the Code that such treatment is not correct. Each party agrees to act in good faith, consistent with the intent of the parties and the intended treatment of the Arrangement and the Merger as set forth herein.

(b) Where a Company Shareholder desires to so elect, Holdco shall make a joint election with such Company Shareholder in respect of its disposition of its Company Shares pursuant to Section 85 of the Income Tax Act (Canada) (and any similar provision of any applicable provincial Tax legislation) in accordance with the procedures and within the time limits set out in the Plan of Arrangement. The agreed amount under such joint elections shall be determined by each such Company Shareholder in its, his or her sole discretion within the limits set out in the Income Tax Act (Canada).

SECTION 2.09 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Merger Effective Time, Merger Sub shall be merged with and into SPAC. As a result

Annex A-16

of the Merger, the separate corporate existence of Merger Sub shall cease and SPAC shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The consummation of the Eagle Share Exchange and the Arrangement shall be a condition precedent to the consummation of the Merger.

SECTION 2.10 Merger Effective Time.

(a) On the Arrangement Effective Date, immediately after causing the Arrangement to become effective in accordance with the Plan of Arrangement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties. The Certificate of Merger shall specify that the Merger shall become effective at 12:01 a.m. Vancouver, British Columbia time (or 3:01 a.m. Eastern Time) on the calendar day immediately following the day of the filing of such Certificate of Merger (the “Merger Effective Time”).

(b) On the calendar day of the Merger Effective Time, a closing of the Transactions shall be effected remotely by the exchange of documents and signatures in PDF format by electronic mail. Only those documents and agreements not delivered or filed immediately following the Pre-Closing Conference Call to effect the Arrangement and necessary to effect the Closing (including any certificates and other Ancillary Agreements to be delivered at Closing) shall be delivered or filed at Closing. The date on which the Merger Effective Time occurs shall be the “Closing Date” and the closing of the Transactions that occur following the Merger Effective Time on the Closing Date shall be the referred to herein as the “Closing”.

SECTION 2.11 Effect of the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of SPAC and Merger Sub shall vest in Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of SPAC and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of Surviving Corporation.

SECTION 2.12 Certificate of Incorporation; By-laws; Holdco Organizational Documents.

(a) At the Merger Effective Time, the SPAC Certificate of Incorporation, as in effect immediately prior to the Merger Effective Time, shall be the certificate of incorporation of Surviving Corporation, until thereafter amended as provided by applicable Law; provided that the SPAC Certificate of Incorporation shall be amended and restated in its entirety to read like the Merger Sub Certificate of Incorporation.

(b) At the Merger Effective Time, the by-laws of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the by-laws of Surviving Corporation until thereafter amended as provided by law, the certificate of incorporation of Surviving Corporation and such by-laws, as applicable.

(c) At or prior to the Arrangement Effective Time the parties shall cause Holdco to make such filings as are necessary under the BCBCA to amend and restate the Holdco Organizational Documents such that the articles of Holdco are in the form agreed to by the parties (and included as an exhibit to the Registration Statement), and the notice of articles of Holdco is amended to reflect the terms of these articles, including the creation of the preferred shares.

SECTION 2.13 Directors and Officers.

(a) The parties shall cause the initial directors of the Company Board and the initial officers of the Company as of immediately following the Arrangement Effective Time to be comprised of individuals to be determined by the Company on or prior to Closing, each to hold office in accordance with the Company Governance Documents.

(b)  At the Arrangement Effective Time, the Holdco Board shall be comprised of up to seven (7) directors, as determined in the sole discretion of the Company. The parties shall cause the initial directors of the Holdco Board and the initial officers of Holdco as of immediately following the Arrangement Effective Time to be comprised of (i) the individuals set forth on Exhibit D and (ii) the individuals to be determined by the Company (subject to (A) the right of SPAC with respect to the designation of one initial director, and (B) in

Annex A-17

the event that the Holdco Board consists of six (6) or seven (7) directors, the consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed) with respect to the designation of one additional initial director) on or prior to Closing, each to hold office in accordance with the Holdco Governance Documents.

(c) The parties shall cause the initial directors of the Surviving Corporation and the officers of Surviving Corporation as of immediately following the Merger Effective Time to be comprised of individuals to be determined by the Company on or prior to Closing, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Article III

CONVERSION OF SECURITIES; ARRANGEMENT CONSIDERATION

SECTION 3.01 Calculation of Arrangement Consideration; Company Certificate.

(a) The aggregate Arrangement consideration (the “Arrangement Consideration”) shall be an amount equal to (i) $229,500,000, minus (ii) Closing Company Net Debt, minus (iii) the amount, if any, by which the Company Transaction Expenses exceed the Company Transaction Expenses Cap, plus (iv) the amount, if any, by which the SPAC Transaction Expenses exceed the SPAC Transaction Expenses Cap, minus (v) the Option and Warrant Value. The Arrangement Consideration minus an amount equal to the Cash Arrangement Consideration (such amount, the “Arrangement Share Consideration Amount”), shall be paid to the Company Shareholders in Holdco Common Shares, which shall be valued at ten dollars ($10.00) per share, and the Cash Arrangement Consideration shall be paid to certain Company Shareholders in cash.    The Arrangement Share Consideration Amount and the Cash Arrangement Consideration shall be allocated among the Company Shareholders pursuant to the Payment Spreadsheet and shall be calculated in accordance with the Calculation Methodology.

(b) At least five (5) Business Days prior to the Closing Date, the Company shall cause the Chief Financial Officer of the Company, solely in his or her capacity as such, to deliver to SPAC a certificate (the “Company Certificate”) certified by such Chief Financial Officer (solely in his or her capacity as such) setting forth: (i) the Company’s good faith estimate of (A) the Closing Company Net Debt, which must include reasonable supporting materials for the amount of each item included in Closing Company Net Debt, including copies of payoff letters or other documentation from each creditor of the Company setting forth the outstanding principal and interest amount of each item included in Closing Company Net Debt, (B) the Company Transaction Expenses (including reasonable supporting materials for the amount of each item included in Company Transaction Expenses, including any Tax filings with respect to the amount of the Colombian Tax), and (C) the Option and Warrant Value; (ii) based upon the Closing Company Net Debt, Company Transaction Expenses and the Option and Warrant Value, (A) a calculation of the Arrangement Consideration, (B) a calculation of the Exchange Ratio, (C) the Payment Spreadsheet and (D) the Rollover Spreadsheet; and (iii) a list of, and invoices and payment instructions for, all unpaid Company Transaction Expenses to be paid at Closing. Absent manifest error, the final, binding and conclusive calculations of the Closing Company Net Debt, Company Transaction Expenses, Option and Warrant Value, Arrangement Consideration and Exchange Ratio set forth in the Company Certificate, based upon the delivery by the Company of its good faith estimates of such calculations and certified by the Chief Financial Officer of the Company in accordance with this Section 3.01(b), will be the Closing Company Net Debt, Company Transaction Expenses, Option and Warrant Value, Arrangement Consideration and Exchange Ratio for all purposes of this Agreement. At least five (5) Business Days prior to the Closing, SPAC shall cause the Chief Financial Officer of SPAC, solely in his capacity as such, to deliver to the Company a certificate certifying SPAC’s good faith estimate of the SPAC Transaction Expenses. Exhibit F attached hereto sets forth an illustrative statement setting forth a sample calculation of the Arrangement Consideration, Exchange Ratio and Option and Warrant Value, based on the good faith estimates of the Company, as if the Closing shall have occurred on the date hereof.

SECTION 3.02 Conversion of Securities.

(a) In accordance with the Put Call Agreement, immediately prior to the Arrangement Effective Time, at 11:58p.m. Vancouver, British Columbia time, on the Arrangement Effective Date, the Company will convert the Eagle Exchangeable Class A Shares into Company Common Shares.

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(b) At the Arrangement Effective Time, by virtue of the Arrangement and as set forth in the Plan of Arrangement, and without any action on the part of SPAC, Merger Sub, Holdco or the Company or the holders of any of the following securities:

(i) first, (A) each Company Class C Preferred Share issued and outstanding immediately prior to the Arrangement Effective Time shall automatically be converted into and exchanged for one (1) validly issued, fully paid and non-assessable Company Common Share and (B) each Company Class D Preferred Share issued and outstanding immediately prior to the Arrangement Effective Time shall automatically be converted into and exchanged for a number of validly issued, fully paid and non-assessable Company Common Shares equal to the Class D Preferred Conversion Ratio (collectively, the “Company Preferred Share Conversion”);

(ii) then, immediately following the Company Preferred Share Conversion, each Company Common Share issued and outstanding immediately prior to the Arrangement Effective Time shall automatically be transferred to Holdco in consideration of the Arrangement Consideration payable to the holders thereof as set forth in the Payment Spreadsheet and pursuant to the Plan of Arrangement; and

(iii) Company Shares, if any, held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) At the Merger Effective Time, by virtue of the Merger and without any action on the part of SPAC, Merger Sub, Holdco or the Company or the holders of any of the following securities:

(i) each share of SPAC Common Stock issued and outstanding immediately prior to the Merger Effective Time shall automatically be converted into and exchanged for the right to receive one (1) validly issued, fully paid and nonassessable Holdco Common Share (the “SPAC Merger Consideration”);

(ii) each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Merger Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation; and

(iii) as consideration for Holdco issuing the SPAC Merger Consideration, for each common share of Merger Sub held by Holdco immediately prior to the Merger Effective Time, the Surviving Corporation shall issue to Holdco one validly issued, fully paid and nonassessable shares of common stock, par value $0.0001 per share, of the Surviving Corporation.

SECTION 3.03 Exchange of Certificates.

(a) Exchange Agent. On the Closing Date (and after the Merger Effective Time), SPAC shall deposit, or cause to be deposited, with a bank or trust company that shall be designated by SPAC and is reasonably satisfactory to the Company (the “Exchange Agent”), the Cash Arrangement Consideration payable to certain Company Shareholders in cash (the “Cash Exchange Fund”). On the Closing Date (and after the Merger Effective Time), Holdco shall deposit, or shall cause Merger Sub to deposit with the Exchange Agent, for the benefit of the holders of SPAC Common Stock, for exchange in accordance with this Article III, the number of Holdco Common Shares (in either book-entry or certificated form, at Holdco’s election) sufficient to deliver the Holdco Common Shares included in the SPAC Merger Consideration payable pursuant to this Agreement (such Holdco Common Shares, the “Securities Exchange Fund”, together with the Cash Exchange Fund and any dividends or distributions with respect to the Securities Exchange Fund (pursuant to this Section 3.03), being hereinafter referred to, collectively, as the “Exchange Fund”). Holdco shall cause the Exchange Agent pursuant to irrevocable instructions, to deliver the Transaction Consideration out of the Exchange Fund in accordance with this Agreement, the Arrangement and the Payment Spreadsheet. Except as contemplated by this Section 3.03 hereof, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As promptly as practicable after the Merger Effective Time, as the case may be, Holdco shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of SPAC Common Stock entitled to receive the SPAC Merger Consideration pursuant to Section 3.03 a letter of transmittal,

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which shall be in a form reasonably acceptable to SPAC and the Company (the “Letter of Transmittal”) and shall specify (i) that delivery shall be effected, and risk of loss and title to the certificates evidencing such SPAC Common Stock (collectively, the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent; and (ii) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within five (5) Business Days after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefor, and Holdco shall cause the Exchange Agent to deliver the SPAC Merger Consideration in accordance with the provisions of Section 3.03, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.03, each Certificate entitled to receive a portion of the SPAC Merger Consideration in accordance with Section 3.02 shall be deemed at all times after the Merger Effective Time, as the case may be, to represent only the right to receive upon such surrender the SPAC Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.02.

(c) Distributions with Respect to Unexchanged Shares of SPAC Common Stock. No dividends or other distributions declared or made after the Merger Effective Time with respect to the SPAC Common Stock with a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of SPAC Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with this Section 3.03. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, SPAC shall pay or cause to be paid to the holder of the certificates representing shares of SPAC Common Stock issued in exchange therefor, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Merger Effective Time and theretofore paid with respect to such shares of SPAC Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Merger Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of SPAC Common Stock.

(d) No Further Rights in Company Shares or SPAC Common Stock. The Transaction Consideration payable upon conversion of the Company Shares or SPAC Common Stock, as the case may be, in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Shares or SPAC Common Stock, as the case may be.

(e)  Adjustments to Transaction Consideration. The Transaction Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Holdco Common Shares occurring on or after the date hereof and prior to the Arrangement Effective Time.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of SPAC Common Stock with respect to the SPAC Merger Consideration for one (1) year after the Merger Effective Time shall be delivered to Holdco, upon demand, and any holders of SPAC Common Stock who have not theretofore complied with this Section 3.03 shall thereafter look only to Holdco for the SPAC Merger Consideration. Any portion of the Exchange Fund with respect to the SPAC Merger Consideration remaining unclaimed by holders of SPAC Common Stock, as may be applicable, as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Holdco free and clear of any claims or interest of any person previously entitled thereto.

(g) No Liability. None of the Exchange Agent, Holdco or any of its affiliates shall be liable to any holder of Company Shares or SPAC Common Stock for any such Company Shares or SPAC Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.03.

(h) Withholding Rights. Each of the Surviving Corporation and Holdco shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares or SPAC Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law; provided that the parties shall cooperate and use reasonable best efforts to reduce, minimize or eliminate any applicable withholding to

Annex A-20

the extent reasonably permitted under applicable Laws. To the extent that amounts are so withheld by Holdco, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares or SPAC Common Stock (or intended recipients of compensatory payments) in respect of which such deduction and withholding was made by Holdco.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Transaction Consideration, as the case may be, that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.02.

SECTION 3.04 Treatment of Company Equity Awards. Pursuant to the terms of the Company Equity Plan or other terms and conditions governing each such award and as specified on the Rollover Spreadsheet:

(a) each outstanding Company Option, whether vested or unvested, that is outstanding immediately prior to the Arrangement Effective Time shall, as of the Arrangement Effective Time, automatically and without any action on the part of the holder thereof, be converted (as converted, a “Converted Option Award”), in accordance with the Calculation Methodology, into an option award (x) exercisable for the aggregate number of Holdco Common Shares equal to the product (rounded down to the nearest whole number) of (i) the number of Company Common Shares exercisable under the Company Option immediately prior to the Arrangement Effective Time and (ii) the Exchange Ratio and (y) with a per share exercise price equal to the quotient (rounded up to the nearest cent) obtained by dividing (i) the per share exercise price under the Company Option immediately prior to the Arrangement Effective Time by (ii) the Exchange Ratio. Each Converted Option Award shall otherwise be subject to the same terms and conditions (including any vesting requirements) set forth under the applicable award agreement in effect immediately prior to the Arrangement Effective Time;

(b) each outstanding Company RSU, whether vested or unvested, and whether settled in Company Common Shares or cash, that is outstanding immediately prior to the Arrangement Effective Time shall, as of the Arrangement Effective Time, automatically and without any action on the part of the holder thereof, be converted (as converted, a “Converted RSU Award”), in accordance with the Calculation Methodology, into a restricted stock unit award with respect to the aggregate number of Holdco Common Shares equal to the product (rounded down to the nearest whole number) of (i) the number of Company Common Shares subject to such Company RSU immediately prior to the Arrangement Effective Time and (ii) the Exchange Ratio. Each Converted RSU Award shall otherwise be subject to the same terms and conditions (including any vesting requirements and terms of settlement) set forth under the applicable award agreement in effect immediately prior to the Arrangement Effective Time;

(c) each outstanding award of Company Restricted Shares that is outstanding immediately prior to the Arrangement Effective Time shall, as of the Arrangement Effective Time, automatically and without any action on the part of the holder thereof, be converted (as converted, a “Converted Restricted Share”), in accordance with the Calculation Methodology, into an award of restricted shares with respect to the aggregate number of Holdco Common Shares equal to the product (rounded down to the nearest whole number) of (i) the number of Company Common Shares subject to such award of Company Restricted Shares immediately prior to the Arrangement Effective Time and (ii) the Exchange Ratio. Each Converted Restricted Share shall otherwise be subject to the same terms and conditions (including any vesting requirements) set forth under the applicable award agreement in effect immediately prior to the Arrangement Effective Time; and

(d) each outstanding Company Warrant, whether vested or unvested, that is outstanding immediately prior to the Arrangement Effective Time shall, as of the Arrangement Effective Time, automatically and without any action on the part of the holder thereof, be converted (as converted, a “Converted Company Warrant”), in accordance with the Calculation Methodology, into a warrant exercisable for the aggregate number of Holdco Common Shares set forth opposite the name of such holder on the Rollover Spreadsheet. Each Converted Company Warrant shall otherwise be subject to the same terms and conditions (including any vesting requirements) set forth under the applicable warrant agreement in effect immediately prior to the Arrangement Effective Time.

SECTION 3.05 Stock Transfer Books. At the Merger Effective Time, the stock transfer books of SPAC shall be closed and there shall be no further registration of transfers of SPAC Common Stock thereafter on the records of SPAC. From and after the Merger Effective Time, the holders of Certificates representing SPAC Common Stock outstanding

Annex A-21

immediately prior to the Merger Effective Time shall cease to have any rights with respect to such SPAC Common Stock, except as otherwise provided in this Agreement or by applicable Law. On or after the Merger Effective Time, any Certificates presented to the Exchange Agent or Holdco for any reason shall be converted into the SPAC Merger Consideration in accordance with the provisions of Section 3.02.

SECTION 3.06 SPAC Warrants. At the Merger Effective Time, each SPAC Warrant that is outstanding immediately prior to the Merger Effective Time shall, pursuant to the SPAC Warrant Agreement, cease to represent a right to acquire one (1) share of SPAC Common Stock and shall be converted in accordance with the terms of such SPAC Warrant Agreement, at the Merger Effective Time, into a right to acquire one (1) Holdco Common Share (a “Holdco Warrant” and collectively, the “Holdco Warrants”) on substantially the same terms as were in effect immediately prior to the Merger Effective Time under the terms of the SPAC Warrant Agreement. The parties hereof shall take all lawful action to effect the aforesaid provisions of this Section 3.06, including causing the SPAC Warrant Agreement to be amended or amended and restated to the extent necessary to give effect to this Section 3.06, including adding Holdco as a party thereto, such amendment to be in substantially the form attached hereto as Exhibit E (the “SPAC Warrant Amendment”).

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule (it being understood and agreed that information disclosed in any section of the Company Disclosure Schedule shall be deemed to be disclosed with respect to any other section of the Company Disclosure Schedule to which such disclosure would reasonably pertain or if its relevance to such other section is reasonably apparent on the face of such disclosure) delivered by Company in connection with this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to SPAC, Holdco and Merger Sub as follows:

SECTION 4.01 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Province of British Columbia. The Company has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approval would not have a Company Material Adverse Effect. Each Company Subsidiary is a corporation or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approval would not have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect.

(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of organization or incorporation of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, in each case, as of the date hereof, is set forth in Section 4.01(b) of the Company Disclosure Schedule. Except with respect to the Company Subsidiaries and the Excluded Investments, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other entity.

SECTION 4.02 Governance Documents. The Company has prior to the date of this Agreement made available to SPAC a true and complete copy of the articles and the notice of articles or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such articles, notice of articles or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in material violation of any of the provisions of its articles of incorporation, by-laws or equivalent organizational documents.

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SECTION 4.03 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of the Company consists of an unlimited number of Company Common Shares, Company Class B Common Shares, Company Class C Common Shares, Company Class C Preferred Shares and Company Class D Preferred Shares. 19,411,398 Company Common Shares are issued and outstanding. No Company Class B Common Shares or Company Class C Common Shares are outstanding. 4,429,559 Company Class C Preferred Shares are issued and outstanding and 2,319,215 Company Class D Preferred Shares are issued and outstanding. 134,090 Company Restricted Shares are issued and outstanding. 102,273 Company Common Shares are reserved for issuance upon the settlement of the outstanding Company RSUs. As of the date of this Agreement, 2,852,431 Company Common Shares are reserved for issuance upon the exercise of the outstanding Company Options. 222,324 Company Warrants are issued and outstanding. 5,625,572 Company Common Shares have been reserved for issuance upon the Eagle Share Exchange.

(b) Other than the Company Options, Company Restricted Shares, Company RSUs, Company Warrants and as set forth on Section 4.03(b) of the Company Disclosure Schedule, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights. Other than the Shareholders Agreement, and the Ancillary Agreements, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company Shares or any of the equity interests or other securities of the Company or any of the Company Subsidiaries.

(c) As of the date of this Agreement, the Company has furnished or made available to SPAC the following information with respect to each Company Option, Company Restricted Share and Company RSU (each, a “Company Share Award”): (i) the name of the Company Share Award recipient; (ii) the number of Company Common Shares subject to such Company Share Award; (iii) the exercise or purchase price of such Company Share Award, if applicable; (iv) the date on which such Company Share Award was granted; (v) the vesting schedule applicable to such Company Share Award; and (vi) the date on which such Company Share Award expires, if applicable. The Company has made available to SPAC accurate and complete copies of the Company Equity Plan pursuant to which Company has granted certain Company Share Awards that are currently outstanding and all forms of award agreements evidencing such Company Share Awards, including those Company Share Awards not granted under the Company Equity Plan. No Company Option was granted to a United States employee with an exercise price per share less than the fair market value of the underlying Company Common Share as of the date such Company Option or has any feature for the deferral of compensation within the meaning of Section 409A of the Code.

(d) Other than pursuant to the Shareholders Agreement or the Articles of the Company, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Shares or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(e) Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Company Subsidiary free and clear of all Liens other than Permitted Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities Laws and their respective organizational documents.

(f) The Company has furnished or made available to SPAC the following information with respect to the Company Shareholders as of the date hereof: (i) the name of each Company Shareholder and (ii) the class and number of all Company Shares owned by such Company Shareholder. As of the date hereof, the Company Shareholders listed in Section 4.03(f) of the Company Disclosure Schedule collectively own, directly and beneficially and of record, all of the issued and outstanding Company Shares as of the date hereof. As of the date hereof, the Company Shares held by the Key Company Shareholders represent at least forty percent (40%) of the issued and outstanding voting Company Shares on a fully diluted and as-converted basis.

Annex A-23

(g) All outstanding Company Shares and all outstanding Company Share Awards, as well as outstanding shares of capital stock of each Company Subsidiary, have been issued and granted in compliance with (i) all applicable securities Laws and other applicable Laws and (ii) all pre-emptive rights and other requirements set forth in the organizational documents of the Company or any Company Subsidiary and in any applicable contracts to which the Company or any Company Subsidiary is a party.

(h) The Company is not a reporting issuer (as such term is defined in the Securities Act (British Columbia)).

SECTION 4.04 Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, including approval by the Company Board, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Transactions, the approval of the Company Arrangement Resolution, the Final Order, the Interim Order and the filing and recordation of appropriate documents as required by the DGCL or the BCBCA, as the case may be). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by SPAC, Holdco and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). To the knowledge of the Company, no state, provincial, federal, domestic or foreign takeover statute is applicable to the Transactions, except as otherwise contemplated herein.

SECTION 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents or other documents as required by the DGCL or the BCBCA, as the case may be; the Interim Order and any filings required in order to obtain, and approval required under, the Interim Order; the Final Order, and any filings required in order to obtain the Final Order; and of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 4.05(b), the performance of this Agreement by the Company will not (i) conflict with or violate the articles of incorporation or by-laws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) conflict with or violate any United States, Canadian, Colombian, Portuguese or other statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, administrative act, decree or other order (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States, Colombian, Portuguese or Canadian federal, state, provincial, county or local or other national, regional or local government, governmental, regulatory or administrative authority, agency, board, bureau, ministry, institute, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover Laws, rules and regulations of Nasdaq, the notification requirements of applicable Antitrust Laws, if any, and filing and recordation of appropriate merger documents or other documents as required by the DGCL or the BCBCA, as the case may be, the Final Order, the Interim Order, and filings required pursuant to the Plan of Arrangement, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, which, in the aggregate, would not have a Company Material Adverse Effect.

Annex A-24

SECTION 4.06 Permits; Compliance.

(a) Since January 1, 2018, each of the Company and the Company Subsidiaries holds and has held and is and has been in possession of all franchises, grants, authorizations, licenses, permits (including imports and exports permits), quotas (cupos), registrations, good manufacturing practices certificates, easements, variances, exceptions, consents, concessions, certificates, approvals and orders of any Governmental Authority necessary and/or required pursuant to applicable Law for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it has been and is now being conducted, as applicable (the “Company Permits”), except where failure to have such Company Permits would not be material to the Company and the Company Subsidiaries, taken as a whole. Section 4.06(a) sets forth a complete and accurate list of all Company Permits material to the Company and the Company Subsidiaries taken as a whole that are currently in effect. All such Company Permits necessary and/or required pursuant to applicable Law for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted, are valid, updated as required by applicable Law and currently in-effect and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing, except as would not be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary is or has been, nor any event or circumstance has occurred that could reasonably be expected to result, in a conflict with, or in default, breach or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (ii) Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not be material to the Company and the Company Subsidiaries, taken as a whole.

(b) Since January 1, 2018, neither the Company nor any Company Subsidiary has received any inspection, report, notice of adverse finding, warning letter, resolution, writ, untitled letter or other correspondence with or from any Governmental Authority alleging or asserting noncompliance with applicable Laws or any Company Permit except as would not be material to the Company and the Company Subsidiaries, taken as a whole. The Company and each person acting on behalf of the Company has been in compliance with all applicable Laws relating to the regulation applicable to the Company and each Company Subsidiary in any country, including Privacy/Data Security Laws, health care, cannabis, environmental, corporate, customs, foreign exchange and foreign investment regulations and personal health information Laws, except where the failure to comply with such applicable Laws would not be material to the Company and the Company Subsidiaries, taken as a whole.

(c) The execution and delivery of this Agreement by the Company and the consummation of the Transactions do not and will not result in any material breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give any Governmental Authority any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on, any Company Permit except as would not be material to the Company and the Company Subsidiaries, taken as a whole.

(d) The Company and the Company Subsidiaries have timely filed the requests before the applicable Governmental Authority for the quotas (cupos) for fiscal year 2021 for cultivation, national use, production and/or export of cannabis and manufacture of cannabis products and all such requests have complied in all material respects with applicable Law except as would not be material to the Company and the Company Subsidiaries, taken as a whole. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, no event has occurred, and no condition or circumstance exists, other than any event, condition or circumstance that arises from or relates to COVID-19 and COVID-19 Measures, that could reasonably be expected to materially impede or preclude the Company or any Company Subsidiary from cultivating, using in Colombia, producing and/or exporting the quantity of cannabis and cannabis products assigned and/or conferred under any quota (cupo) that is currently in effect for fiscal year 2020 or any quota (cupo) to be granted for fiscal year 2021 in accordance with the respective quota requests that have been filed by the Company and the Company Subsidiaries before the relevant Governmental Authorities.

SECTION 4.07 Financial Statements.

(a) The Company has made available to SPAC true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2018 and December 31, 2019, and the related audited consolidated statements of income and cash flows of the Company and the Company

Annex A-25

Subsidiaries for each of the years ended December 31, 2018 and December 31, 2019 (collectively, the “Audited Financial Statements”), which are attached as Section 4.07(a) of the Company Disclosure Schedule, and which contain an unqualified report of the Company’s auditors. Each of the Audited Financial Statements (including the notes thereto) (i) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b) The Company has made available to SPAC true and complete copies of the consolidated unaudited balance sheet of the Company and the Company Subsidiaries as of March 31, 2020, and the related unaudited consolidated statements of income and cash flows of the Company and the Company Subsidiaries for the three (3)-month period then ended, which are attached as Section 4.07(b) of the Company Disclosure Schedule. Such unaudited financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes. As promptly as practicable after the date hereof, the Company shall make available to SPAC true and complete copies of the consolidated unaudited balance sheet of the Company and the Company Subsidiaries as of June 30, 2020, and the related unaudited consolidated statements of income and cash flows of the Company and the Company Subsidiaries for the six (6)-month period then ended. Such unaudited financial statements shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes. The March 31, 2020 balance sheet as of the date of this Agreement and the June 30, 2020 balance sheet as of the Closing Date, as context may require, are each referred to herein as the “2020 Balance Sheet”.

(c) Except as and to the extent set forth on the Audited Financial Statements, the 2020 Balance Sheet or Section 4.07(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business or in connection with the Transactions since the date of the 2020 Balance Sheet, which are not, individually or in the aggregate, material to the Company and the Company Subsidiaries taken as a whole, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party or (iii) any other liabilities and obligations which are not, individually or in the aggregate, material to the Company and the Company Subsidiaries taken as a whole.

(d) The representations and warranties set forth in Section 4.07(d) of the Company Disclosure Schedule are true and correct as qualified therein.

SECTION 4.08 Absence of Certain Changes or Events. Since the date of the 2020 Balance Sheet and prior to the date of this Agreement, except as otherwise reflected in the Audited Financial Statements, actions or omissions taken as a result of COVID-19 and COVID-19 Measures or as expressly contemplated or permitted by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course and in a manner consistent with past practice in all material respects, (b) the Company and the Company Subsidiaries have not sold, assigned or otherwise transferred any right, title, or interest in or to any of their material assets (including Intellectual Property and Business Systems) other than non-exclusive licenses or assignments or transfers in the ordinary course of business and (c) there has not been any Company Material Adverse Effect.

SECTION 4.09 Absence of Litigation. As of the date hereof, except as would not have a Company Material Adverse Effect, there is no litigation, suit, claim, action, complaint, grievance, proceeding or investigation (an “Action”) pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any Governmental Authority. As of the date hereof, except as would not have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, subject to any continuing

Annex A-26

order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, (i) all material employment and consulting contracts or agreements to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any right or obligation, including all employment agreements with Colombian key executives, (ii) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and (iii) all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit (prestaciones sociales), paid leaves, legal and extra-legal benefits, indemnification payments, golden parachutes and vacation plans or arrangements or other employee benefit plans, programs or arrangements, in each case which are maintained, offered, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director and/or consultant of the Company or any Company Subsidiary, or under which the Company or any Company Subsidiary has or could incur any material liability (contingent or otherwise) (collectively, the “Plans”).

(b) With respect to each Plan, the Company has made available to SPAC, if applicable (i) a true and complete copy of the plan document and all amendments thereto and each trust or other funding arrangement and (ii) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years. With respect to each Plan governed by the Laws of the United States, the Company has made available to SPAC, if applicable, (w) copies of the most recent summary plan descriptions and summary of material modifications, (x) copies of the three (3) most recently filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules, (y) copies of the most recently received IRS determination letter for each such Plan and (z) copies of the non-discrimination testing results for the three (3) most recent Plan years. Neither the Company nor any Company Subsidiary has any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by applicable Law.

(c) None of the Plans governed by the Laws of the United States is or was within the past six (6) years, nor does the Company nor any ERISA Affiliate have or reasonably expect to have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(d) Neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person directly as a result of the Transactions, nor will the Transactions accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company or any Company Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code.

(e) None of the Plans governed by the Laws of the United States provides, nor does the Company nor any Company Subsidiary have or reasonably expect to have any obligation to provide, retiree medical, disability or life insurance benefits, or any other benefit to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or similar state or local Law. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

(f) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, each Plan is and has been within the past three (3) years in compliance, in all material respects, in accordance

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with its terms and the requirements of all applicable Laws. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries have performed all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, no Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g) Each Plan governed by the Laws of the United States that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h) With respect to Plans governed by the Laws of the United States: (i) there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any such Plan that could reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries; (ii) there have been no acts or omissions by the Company or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable; (iii) the Company and each ERISA Affiliate have each complied, in all material respects, with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code; (iv) the Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”); (v) no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise taxes under Code Section 4980D or 4980H or any other provision of the PPACA; and (vi) each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.

(i) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not result in material liability to the Company and the Company Subsidiaries. All such contributions have been fully deductible for social security contributions and income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and, to the knowledge of the Company, no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

SECTION 4.11 Labor and Employment Matters.

(a) To the extent permitted to be disclosed pursuant to applicable Law, the Company has furnished or made available to SPAC a true and complete list of all employees of the Company and any Company Subsidiary as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) target commission, bonus or other incentive based compensation; and (vi) a description of any fringe benefits provided to each such individual as of the date hereof that cost $1,000 or more annually and are not provided to similarly situated employees.

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(b) Except as set forth on Section 4.11(b) of the Company Disclosure Schedule, as of the date hereof, all compensation, including wages (including overtime, night work or work on holidays/Sundays), commissions, bonuses, legal and extralegal-benefits and fringe benefits (prestaciones sociales), payable to all employees of the Company and any Company Subsidiary for services due and payable before or on the date hereof have been paid in full (or accrued in full in the Company’s financial statements).

(c) (i) There are no Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees or by labor/employment authorities including social security entities, which Actions would be material to the Company and the Company Subsidiaries, taken as a whole; (ii) neither the Company nor any Company Subsidiary is, nor have been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement (convención colectiva), collective agreement (pacto colectivo) or arbitral award or other contract with a union applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) neither the Company nor any Company Subsidiary has materially breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances outstanding against the Company or any Company Subsidiary under any such agreement or contract; (iv) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any Governmental Authority with similar functions in any other jurisdiction or any current union representation questions involving employees of the Company or any Company Subsidiary; and (v) there is not currently and has not been within the past five (5) years, nor, to the knowledge of the Company, has there been any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar material labor disruption or dispute affecting, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary. Except as set forth in the contracts for employment and consulting services set forth in Section 4.10(a), all employees of the Company and the Company Subsidiaries are employed on an at-will basis.

(d) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries are and have been in compliance with all employment agreements, contractual obligations and applicable Laws relating to the employment, employment practices, employment discrimination, labor intermediation (intermediación laboral), terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws), immigration, permits, meal and rest breaks, pay equity, workers’ compensation, medical leave, occupational risks and occupational safety and health requirements, including those related to wages, hours, collective bargaining (convención colectiva), collective agreements (pacto colectivo), arbitral decisions, the payment of social security contributions and payroll taxes, withholding of taxes and other sums as required by the appropriate Governmental Authority under applicable Law or contractual obligations, and since July 20, 2017 have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Company Subsidiary under applicable Law and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and the Company Subsidiaries have paid in full to all current and former employees or adequately accrued for in accordance with GAAP, all wages, salaries, commissions, bonuses, legal and extra-legal benefits, fringe benefits (prestaciones sociales) paid leaves, indemnification payments, surcharges for overtime, night work or work on holidays/Sundays, and other compensation due to or on behalf of Company or Company Subsidiary employees under applicable Law and there is no claim with respect to payment of wages, salary, social security contributions or overtime pay that has been asserted in writing since July 20, 2017, or is now pending or, to the knowledge of the Company, threatened in writing before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. There is no Action with respect to a violation of any occupational safety or health standards that has been asserted in writing since July 20, 2017, or is now pending, or, to the knowledge of the Company, threatened in writing with respect to the Company. There is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted since July 20, 2017 or is now pending or, to the knowledge of

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the Company, threatened in writing before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Company Subsidiary has employed or employ any person.

(e) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, each natural person who is or has been rendering services through temporary service companies and/or outsourcing companies and/or profit or non-profit entities to the Company or the Company Subsidiaries has, at all times, been accurately classified in compliance in all material respects with applicable Laws by the Company and the Company Subsidiaries, as the case may be, with respect to such services as an employee or a non-employee.

SECTION 4.12 Real Property; Title to Assets and Rights.

(a) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, the Company or one of the Company Subsidiaries has good and valid title in fee simple to each parcel of owned real property free and clear of all Liens other than Permitted Liens.

(b) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, the Company or the Company Subsidiaries have a valid leasehold estate in all leased real property free and clear of all Liens other than Permitted Liens. All such current leases and subleases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such leases or subleases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such lease or sublease, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c) There are no contractual, legal restrictions or Actions that preclude or will preclude the ability of the Company or Company Subsidiary to use any real property owned or leased by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. There are no latent defects or adverse physical conditions affecting the real property, and improvements thereon, owned or leased by the Company or any Company Subsidiary other than those that would not have a Company Material Adverse Effect.

(d) Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(e) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries hold bank accounts in each jurisdiction where they operate and are permitted to hold banks accounts and that allow the Company and the Company Subsidiaries to carry out all banking transactions necessary to make and receive payments and investments in the ordinary course of business.

SECTION 4.13 Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedule contains a true and complete list of all of the following: (i) registered Company-Owned IP and applications for registrations of Company-Owned IP (showing in each, as applicable, the filing date, date of issuance and registration or application number); and (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other person, in each case, that are material to the business of the Company and/or the Company Subsidiaries as currently conducted (other than commercially available “off-the-shelf” Software with aggregate license fees of less than $250,000); and (iii) any unregistered Company-Owned IP that is material to the business of the Company or any Company Subsidiary as currently conducted that would have a replacement cost of more than $250,000.

(b) The Company or one of the Company Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), the right, title and interest in the Company-Owned IP or otherwise duly licenses or otherwise has the right to use all material Intellectual Property rights used in the operation of the business of the Company

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and the Company Subsidiaries; provided however that the foregoing shall not be deemed to be a representation with respect to the non-infringement of any Intellectual Property rights of other persons, which representation shall be solely addressed in Section 4.13(d)(ii) below. All Company-Owned IP is subsisting and, to the knowledge of the Company, enforceable and valid, except as would not be material to the Company and the Company Subsidiaries, taken as a whole.

(c) The Company and each of its applicable Company Subsidiaries have taken commercially reasonable actions to maintain, protect and enforce all Company-Owned IP, and to maintain the secrecy, confidentiality and value of its trade secrets and other material Confidential Information in its possession or control, except as would not be material to the Company and the Company Subsidiaries, taken as a whole. To the Company’s knowledge, neither the Company nor any Company Subsidiaries have disclosed any material trade secrets or other material Confidential Information to any other person other than pursuant to a confidentiality agreement or other similar arrangement.

(d) (i) There have been no claims properly filed and served, or threatened in writing to be filed, against the Company or any Company Subsidiary in any court, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property rights of other persons; (ii) to the Company’s knowledge, the operation of its business of the Company and the Company Subsidiaries (including the Company Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither the Company nor any of the Company Subsidiaries has received any formal written opinions of counsel regarding any of the foregoing.

(e) All employees and consultants who have contributed, developed or conceived any material Company-Owned IP have executed valid, written agreements with the Company or one of the Company Subsidiaries providing for the assignment to the Company or the applicable Company Subsidiary of the right, title and interest in any such Intellectual Property created, contributed, developed, or conceived by any such employees or consultants in the ordinary course of his, her, or its relationship with the Company or the applicable Company Subsidiary.

(f) Neither the Company nor any of the Company Subsidiaries or, to the Company’s knowledge, any other person is in material breach or in material default of any agreement specified in Section 4.13(a) of the Company Disclosure Schedule.

(g) The Company and/or one of the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use the material Business Systems, and such Business Systems are sufficient for the needs of the business of the Company or any of the Company Subsidiaries as currently conducted by the Company and/or the Company Subsidiaries. The Company and each of the Company Subsidiaries maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and since July 20, 2017, to the Company’s knowledge, there has not been any material failure with respect to any of the material Business Systems that has not been remedied or replaced in all material respects.

(h) The Company and each of the Company Subsidiaries have complied in all material respects with (i) all applicable Privacy/Data Security Laws, (ii) any applicable privacy or other policies of the Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage or use of Personal Information and (iii) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy and/or data security (collectively, the “Data Security Requirements”), except as would not be material to the Company and the Company Subsidiaries, taken as a whole. The Company and the Company Subsidiaries have each implemented reasonable data security safeguards designed to protect the security and integrity of its Business Systems, including implementing reasonable procedures and controls to prevent unauthorized to its Business Systems and the introduction of Disabling Devices. Since July 20, 2017, neither the Company nor any of the Company Subsidiaries has, to the Company’s knowledge, (x) experienced any data security breaches that were required to be reported under applicable Privacy/Data Security Laws or customer contracts; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements.

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(i) The Company and/or one of the Company Subsidiaries owns or otherwise possesses rights to use all material Business Data for the purposes for which such Business Data is used, except as would not be material to the Company and the Company Subsidiaries, taken as a whole.

SECTION 4.14 Taxes.

(a) The Company and each of its Company Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company or any of its Company Subsidiaries are otherwise obligated to pay (whether or not such Taxes have been reported on any Tax returns), except with respect to Taxes that are being contested in good faith and are disclosed in Section 4.14(a) of the Company Disclosure Schedule, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Merger Effective Time; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses).

(c) None of the Company and its Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period or portion thereof ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-United States income Tax Law); (vi) any use of an improper method of accounting use for any tax period or portion thereof ending or ended on or prior to the Closing Date; or (vii) income arising or accruing prior to the Closing and includable after the Closing under Subchapter K, Sections 951, 951A, or 956 of the Code.

(d) Each of the Company and its Company Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable Law, rules and regulations relating to the payment and withholding of Taxes, including all reporting and record keeping requirements related thereto.

(e) Neither the Company nor any of its Company Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary United States federal, state, local or foreign income Tax Return (other than a group consisting only of the Company or Company Subsidiaries).

(f) Neither the Company nor any of its Company Subsidiaries has any material liability for the Taxes of any person (other than the Company and its Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(g) Neither the Company nor any of its Company Subsidiaries has any request for a ruling in respect of Taxes pending between the Company or any Company Subsidiary and any Tax authority.

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(h) There is no contract or agreement, plan or arrangement by the Company or its Company Subsidiaries covering any person that, individually or collectively, would constitute compensation in excess of the deduction limitation set forth in Section 162(m) of the Code, except as described in the Company reports or as may arise as a result of the Transactions.

(i) Neither the Company nor any of the Company Subsidiaries has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) Neither the Company nor any of its Company Subsidiaries is, or has been a party to a reportable transaction, as described in Section 6707A(c) and Treasury Regulations Section 1.6011-4(b)(2), or any corresponding or similar provision of state, local or non-United States Law.

(k) Neither the United States Internal Revenue Service nor any other United States or non-United States taxing authority or agency has asserted in writing or, to the knowledge of the Company, has threatened to assert against the Company or any Company Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(l) There are no Tax Liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(m) None of the Company and its Company Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of the Company and its Company Subsidiaries: (i) has received written notice from a non-United States taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or (ii) is otherwise subject to taxation in a country other than the country in which it is organized. None of the Company and its Company Subsidiaries has made an election under Section 965(h) of the Code.

(n) The Company is, and has been since its formation, treated as a foreign corporation for United States federal income tax purposes.

(o) Other than as a result of this Agreement, neither the Company nor any Company Subsidiary has suffered an ownership change within the meaning of Section 382 of the Code.

(p) The Company has not taken or agreed to take any action, and does not intend or plan to take, any action, or have knowledge of any agreement, plan or intention to take any action that is reasonably likely to prevent the Merger and the Arrangement, taken together, from qualifying as a transaction subject to Section 351 of the Code.

(q) Each of the Company and the Company Subsidiaries has complied in all material respects with all transfer pricing rules described in Section 482 of the Code and the regulations thereunder, or any corresponding or similar provision of state, local or non-United States Law (including Section 247 of the Income Tax Act (Canada)).

(r) Each Company Share does not, and has not at any time within the past 60 months derived, more than fifty percent (50%) of its fair market value directly or indirectly from one or any combination of (i) real or immovable property situated in Canada, (ii) Canadian resource properties (as defined in the Income Tax Act (Canada)), (iii) timber resource properties (as defined in the Income Tax Act (Canada)) and (iv) options in respect of, or interests in, or for civil law, a right in, property described in any of (i) to (iii) above, whether or not the property exists.

(s) There are no circumstances existing which could result in taxes becoming payable as a result of the application to the Company or any of the Company Subsidiaries of Sections 78, 80, 80.01, 80.02, 80.03, 80.04 of the Income Tax Act (Canada) or any analogous provision of any comparable Law of any province or territory of Canada.

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(t) The Company and each Company Subsidiary has charged, collected and remitted on a timely basis all Taxes as required by applicable Law (including Part IX of the Excise Tax Act (Canada) or the retail sales tax legislation of any province or territory of Canada) on any sale, supply or delivery whatsoever, made by such Company or Company Subsidiary.

SECTION 4.15 Environmental Matters. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole: (a) none of the Company nor any of the Company Subsidiaries has violated or is in violation of applicable Environmental Law; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased, operated or used by the Company or any Company Subsidiary is located in environmentally restricted areas pursuant to applicable Environmental Laws or applicable zoning or land-use regulations; (c) to the knowledge of the Company, none of the properties currently or formerly owned, leased, operated or used by the Company or any Company Subsidiary (including soils and surface and ground waters) are contaminated with any Hazardous Substance in violation of applicable Environmental Laws or which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws; (d) none of the Company or any of the Company Subsidiaries is actually liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (e) each of the Company and each Company Subsidiary has all permits, licenses, certificates, registrations and other authorizations required of each of the Company and each Company Subsidiary under applicable Environmental Law (“Environmental Permits”); (f) each of the Company and each Company Subsidiary is in compliance with its Environmental Permits; and (g) to the knowledge of the Company, there is no Action pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary related to any violation by the Company or any Company Subsidiary to Environmental Law or, the Environmental Permits.

SECTION 4.16 Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or any Company Subsidiary is a party, excluding for this purpose, any purchase orders submitted by customers (such contracts and agreements as are required to be set forth Section 4.16(a) of the Company Disclosure Schedule along with any Plan listed on Section 4.10(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i) each contract and agreement with consideration paid or payable to the Company or any of the Company Subsidiaries of more than $500,000, in the aggregate, over the 12-month period ending December 31, 2019;

(ii) all material contracts and agreements with customers of the Company or the Company Subsidiaries that have been referenced in any requests for quotas (cupos) filed by the Company and the Company Subsidiaries in respect of fiscal years 2020 and 2021;

(iii) all material broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Company Subsidiary is a party;

(iv) all material management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(v) all material contracts and agreements evidencing indebtedness for borrowed money of more than $1,000,000, in the aggregate;

(vi) all material definitive partnership, joint venture or similar agreements;

(vii) all material contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any material respect in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

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(viii) all leases or master leases of personal property reasonably likely to result in annual payments of $250,000 or more in a 12-month period;

(ix) all contracts involving use of any Company-Licensed IP required to be listed in Section 4.13(a) of the Company Disclosure Schedule;

(x) contracts which involve the license or grant of rights to Company-Owned IP by the Company and/or the Company Subsidiaries, but excluding any nonexclusive licenses (or sublicenses) of Company-Owned IP granted to customers in the ordinary course of business that are substantially in the same form as the Company’s or a Company Subsidiary’s standard form customer agreements as have been provided to SPAC;

(xi) all contracts for employment and consulting services that provide for an annual base salary or fees in excess of $200,000; and

(xii) each contract and agreement the absence of which would have a Company Material Adverse Effect.

(b) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries (subject to the Remedies Exception) and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract. The Company has furnished or made available to SPAC true and complete copies of all Material Contracts, including amendments thereto that are material in nature.

SECTION 4.17 Insurance. Except as would not have a Company Material Adverse Effect, (a) the Company and the Company Subsidiaries hold policies of insurance in amounts providing reasonably adequate coverage against risks customarily insured against by companies of similar nature and size operating in similar lines of business as the Company and the Company Subsidiaries, including any insurance required to be maintained by Material Contracts; (b) each policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; and (c) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy.

SECTION 4.18 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Transactions are in the best interests of the Company and fair to the Company Shareholders, (b) approved this Agreement and the Transactions and (c) resolved to recommend that the Company Shareholders approve the Company Arrangement Resolution. The approval of the Company Arrangement Resolution at the Company Meeting is the only vote of the holders of the Company Shareholders necessary to approve the Transactions (including the Arrangement and the Merger).

SECTION 4.19 Customers and Suppliers. Section 4.19 of the Company Disclosure Schedule sets forth a true and complete list of the top five (5) customers (the “Customers”) of the Company and its Company Subsidiaries (based on the revenue from such customer during the 12-month period ended December 31, 2019). Section 4.19 of the Company Disclosure Schedule sets forth a true and complete list of the top five (5) suppliers (the “Suppliers”) of the Company and its Company Subsidiaries (based on the monies paid to such suppliers during the 12-month period ended December 31, 2019). To the Company’s knowledge, no customer or Supplier has (a) cancelled or otherwise terminated any contract with the Company or any Company Subsidiary prior to the expiration of the contract term or (b) notified the Company in writing of its intention, except as would not be material to the Company and the Company Subsidiaries, taken as a whole. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary has (i) breached, in any material respect, any Material Contract with or (ii) engaged in any fraudulent conduct with respect to, any Customer or Supplier.

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SECTION 4.20 Inventories. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, the Company or a Company Subsidiary, as the case may be, has valid and legal title to the Inventories free and clear of all Liens other than Permitted Liens. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, to the knowledge of the Company, the Inventories are in good condition in all material respects, are suitable and usable for the purposes for which they are intended and are in a condition such that they could reasonably be expected to be sold in the ordinary course of the business of the Company and the Company Subsidiaries.

SECTION 4.21 Fixtures and Equipment. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, to the Company’s knowledge, each of the Company and the Company Subsidiaries (as applicable) has good title to, or a valid leasehold interest in, the tangible personal property, equipment, improvements, fixtures, and other personal property and appurtenances that are used by the Company or the Company Subsidiaries in connection with the conduct of its business (the “Fixtures and Equipment”). Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, to the Company’s knowledge, each of the Company and the Company Subsidiaries owns all of its Fixtures and Equipment free and clear of all Liens except for (a) Liens for current taxes not yet due and (b) zoning Laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.

SECTION 4.22 Certain Business Practices. Since July 20, 2017:

(a) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary, its employees or any independent contractor, agent or other person affiliated with the Company or Company Subsidiary, has offered, made or received on behalf of the Company or any Company Subsidiary any illegal payment or contribution of any kind, directly or indirectly, to any person, entity, or United States or foreign national, state or local government official, employees or agents or candidates therefor or other persons, including any (i) payments, gifts or gratuities, (ii) bribes, kickbacks or other similar payments, (iii) unlawful contributions to a domestic or foreign political party, candidate or (iv) unlawful foreign payment (as defined in the Foreign Corrupt Practices Act, 16 U.S.C. § 78dd-1 et seq.)

(b) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary, the employees of the Company or any Company Subsidiary, or any independent contractor, agent or any other person acting on their behalf, has given or agreed to give, directly or indirectly, any gift or similar benefit to any dealer, supplier, customer, governmental employee or other person who is or may be in a position to help or hinder the business of the Company or any Company Subsidiary (or to assist the Company or Company Subsidiary in connection with any actual or proposed transaction relating to its businesses or assets) which might subject the Company or any Company Subsidiary to any damage or penalty in any civil, criminal or governmental Action, and there have been no false or fictitious entries made in the books and records of the Company or any Company Subsidiary relating to the same.

(c) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, the operations of the Company and all Company Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and any other money laundering statutes in any other jurisdiction (collectively, the “Anti-Money Laundering Laws”). Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, no action, suit or proceeding involving the Company or any Company Subsidiary with respect to the Anti-Money Laundering Laws is pending or threatened by or before any Governmental Authority. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, the Company and all Company Subsidiaries have maintained an adequate system or systems of internal control reasonably designed to ensure compliance with Anti-Money Laundering Laws and prevent and detect violations of any Anti-Money Laundering Laws.

(d) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, the Company and all Company Subsidiaries have been in compliance with all applicable Customs & International Trade Laws, and no Governmental Authority has imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of any Company Permit issued under any applicable Customs & International Trade Law, debarment or denial of future permit issued under any applicable Customs & International Trade Law against the Company or any Company Subsidiary or any of their respective directors or officers (in their capacities as such) in connection with any violation of, or failure to comply with, any Anti-Money Laundering Laws.

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SECTION 4.23 Registration Statement; Canadian Information Circular.

(a) None of the information relating to the Company or the Company Subsidiaries supplied by the Company in writing for inclusion in the Proxy Statement/Prospectus or Registration Statement will, as of the date the Registration Statement is made effective, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the SPAC Stockholders, at the time of the SPAC Stockholders’ Meeting, or at the Merger Effective Time, contain any Misrepresentation; provided, however, that the Company makes no representation with respect to any forward-looking statements supplied by or on behalf of the Company for inclusion in, or relating to information to be included in the Proxy Statement/Prospectus or Registration Statement.

(b) None of the information relating to the Company or the Company Subsidiaries supplied by the Company in writing for inclusion in the Canadian Information Circular will, as of the date the Canadian Information Circular (or any amendment or supplement thereto) is first mailed to the Company Shareholders, at the time of the Company Meeting, or at the Arrangement Effective Time, contain any Misrepresentation; provided, however, that the Company makes no representation with respect to any forward looking statements supplied by or on behalf of the Company for inclusion in, or relating to information to be included in the Canadian Information Circular.

SECTION 4.24 Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements in the ordinary course of business, no director, officer or other affiliate of the Company or any Company Subsidiary has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.21.

SECTION 4.25  Exchange Act. Neither the Company nor any Company Subsidiary is currently (or has previously been) subject to the requirements of Section 12 of the Exchange Act.

SECTION 4.26 Brokers. Other than Cowen, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Article V

REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in the SPAC SEC Reports and the SPAC disclosure schedule (it being understood and agreed that information disclosed in any section of the SPAC Disclosure Schedule shall be deemed to be disclosed with respect to any other section of the SPAC Disclosure Schedule to which such disclosure would reasonably pertain or if its relevance to such other section is reasonably apparent on the face of such disclosure) delivered by SPAC in connection with this Agreement (the “SPAC Disclosure Schedule”), SPAC hereby represents and warrants to the Company as follows:

SECTION 5.01 Corporate Organization.

(a) SPAC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. SPAC has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have a SPAC Material Adverse Effect.

(b) SPAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

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SECTION 5.02 Certificate of Incorporation and By-laws. SPAC has prior to the date of this Agreement furnished to the Company true and complete copies of the SPAC Organizational Documents. The SPAC Organizational Documents are in full force and effect. SPAC is not in violation of any of the provisions of the SPAC Organizational Documents.

SECTION 5.03 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of SPAC consists of (i) 100,000,000 shares of SPAC Common Stock and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“SPAC Preferred Stock”). As of the date of this Agreement (x) 16,215,132 shares of SPAC Common Stock are issued and outstanding (which includes 12,965,132 shares subject to Redemption Rights), all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (y) no shares of SPAC Preferred Stock are issued and outstanding and (z) 17,150,000 SPAC Warrants are issued and outstanding, each exercisable for one (1) share of SPAC Common Stock at an exercise price of $11.50.

(b) All outstanding shares of SPAC Common Stock and SPAC Warrants are duly authorized, validly issued, fully paid and nonassessable, have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the SPAC Organizational Documents.

(c) Other than the SPAC Warrants, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of SPAC or obligating SPAC to issue or sell any shares of capital stock of, or other equity interests in, SPAC. SPAC is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Common Stock or any of the equity interests or other securities of SPAC. SPAC does not own any equity interests in any person.

(d) Other than Redemption Rights, here are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

SECTION 5.04 Authority Relative to This Agreement. SPAC has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by SPAC and the consummation by SPAC of the Transactions, has been duly and validly authorized by all necessary corporate action, including approval by the SPAC Board, and no other corporate proceedings on the part of SPAC is necessary to authorize this Agreement or to consummate the Transactions (other than with respect to the Transactions, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of SPAC Common Stock and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by SPAC and, assuming due authorization, execution and delivery by the Company, Holdco and Merger Sub, constitutes a legal, valid and binding obligation of SPAC, enforceable against SPAC, in accordance with its terms subject to the Remedies Exceptions.

SECTION 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by SPAC does not, and subject to receipt of the filing and recordation of appropriate merger documents or other documents as required by the DGCL, and the performance of this Agreement by SPAC will not, (i) conflict with or violate the SPAC Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to SPAC or by which any of its property or assets is bound or affected or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of SPAC pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SPAC is a party or by which SPAC or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a SPAC Material Adverse Effect.

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(b) The execution and delivery of this Agreement by SPAC does not, and the performance of this Agreement by SPAC will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, Exchange Act, Blue Sky Laws and state takeover Laws, rules and regulations of Nasdaq, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent SPAC from performing its material obligations under this Agreement.

SECTION 5.06 Compliance. SPAC is not in conflict with, or in default, breach or violation of any Law applicable to SPAC or by which any property or asset of SPAC is bound or affected. SPAC is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary and/or required pursuant to applicable Law for SPAC to own, lease and operate its properties or to carry on its business as it has been and is now being conducted, as applicable (the “SPAC Permits”). Section 5.06 sets forth a complete and accurate list of all SPAC Permits. All such SPAC Permits necessary and/or required pursuant to applicable Law for SPAC to own, lease and operate its properties or to carry on its business as it is now being conducted, are valid, updated as required by applicable Law and currently in-effect and no suspension or cancellation of any of the SPAC Permits is pending or, to the knowledge of SPAC, threatened in writing.

SECTION 5.07 SEC Filings; Financial Statements.

(a) SPAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission since December 10, 2018, together with any amendments, restatements or supplements thereto (including each Additional SEC Report filed after the date hereof until Closing, collectively, the “SPAC SEC Reports”). SPAC has heretofore furnished to the Company true and complete copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. The SPAC SEC Reports (i) were prepared in all material respects in accordance and comply with either the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any Misrepresentation. Each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 5.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. No financial statements other than those of SPAC are required by GAAP to be included in the consolidated financial statements of SPAC.

(c) Except as and to the extent set forth in the SPAC SEC Reports, SPAC has no liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of SPAC’s business.

(d) SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq Capital Market.

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(e) SPAC maintains disclosure controls and procedures that satisfy the requirements of Rule 13a-15 under the Exchange Act, and such disclosure controls and procedures are designed to ensure that all material information concerning SPAC is made known on a timely basis to the individuals responsible for the preparation of SPAC’s filings with the SEC and other public disclosure documents.

(f) Neither SPAC nor any of its subsidiaries, or any director or officer of SPAC or any of its subsidiaries, or, to the knowledge of SPAC, any auditor or accountant of SPAC or any of its subsidiaries has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC or any of its subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that SPAC or any of its subsidiaries has engaged in questionable accounting or auditing practices.

(g) To SPAC’s knowledge, SPAC’s auditor has at all times since December 10, 2018 been (i) a registered public accounting firm (as defined in the Sarbanes-Oxley Act), (ii) independent with respect to SPAC within the meaning of Regulation S-X, and (iii) in compliance with subsections (g) through (i) of Section 10A of the Exchange Act and the rules promulgated thereunder.

(h) None of the information supplied by SPAC in writing for inclusion in the Proxy Statement/Prospectus or Registration Statement will, (i) as of the date of the Registration Statement is made effective, (ii) as of the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the SPAC Stockholders, (iii) the time of the SPAC Stockholders’ Meeting and (iv) the Merger Effective Time, contain any Misrepresentation; provided, however, that SPAC makes no representation with respect to any forward-looking statements supplied by or on behalf of SPAC.

(i) The information supplied by SPAC in writing for inclusion in the Canadian Information Circular shall not, at (i) the date the Canadian Information Circular (or any amendment or supplement thereto) is first mailed to the Company Shareholders, (ii) the time of the Company Meeting or (iii) the Arrangement Effective Time, contain any Misrepresentation; provided, however, that SPAC makes no representation with respect to any forward-looking statements supplied by or on behalf of SPAC for inclusion in, or relating to information to be included in the Canadian Information Circular

SECTION 5.08 Absence of Certain Changes or Events. Since May 18, 2018, except as expressly contemplated or permitted by this Agreement, (a) SPAC has conducted its business in the ordinary course and (b) there has not been any SPAC Material Adverse Effect.

SECTION 5.09 Absence of Litigation. There is no Action pending or, to the knowledge of SPAC, threatened against SPAC, or any property or asset of SPAC, before any Governmental Authority. Neither SPAC nor any material property or asset of SPAC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of SPAC, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 5.10 Board Approval; Vote Required.

(a) The SPAC Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of SPAC and its stockholders, (ii) approved this Agreement and the Transactions and declared their advisability and (iii) recommended that the SPAC Stockholders approve and adopt this Agreement and approve the Transactions, and directed that this Agreement and the Transactions be submitted for consideration by the SPAC Stockholders at the SPAC Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of capital stock of SPAC necessary to approve this Agreement and the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of SPAC Common Stock.

SECTION 5.11 Post-Closing Operations. SPAC is qualified and able to acquire and hold or control each Company Permit necessary for the conduct of the business of the Company and the Company Subsidiaries after the Closing under applicable Law, including the rules and regulations of the Governmental Authority that issued such

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Company Permit and there are no facts or circumstances that exist which would materially impair, delay or preclude SPAC’s ability to obtain any Company Permits necessary for SPAC to conduct the business of the Company and the Company Subsidiaries.

SECTION 5.12 SPAC Material Contracts.

(a) The SPAC SEC Reports include true and complete copies of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which SPAC is party (the “SPAC Material Contracts”).

(b) Each SPAC Material Contract is in full force and effect and, to the knowledge of SPAC, is valid and binding upon and enforceable against each of the parties thereto (subject to the Remedies Exception), except insofar as enforceability may be limited by the Remedies Exceptions. True and complete copies of all SPAC Material Contracts have been made available to the Company.

SECTION 5.13 Employees. Other than any former officers or as described in the SPAC SEC Reports, SPAC has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied liability with respect to any employee. SPAC does not currently maintain or have any liability under any employment or employee benefit plan, program or arrangement, and neither the execution and delivery of this Agreement or the other Ancillary Agreements nor the consummation of the Transactions will (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC, or (b) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by SPAC being classified as an “excess parachute payment” under Section 280G of the Code.

SECTION 5.14 Taxes.

(a) SPAC: (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that are otherwise obligated to pay (whether or not such Taxes have been reported on any Tax Returns), except with respect to Taxes that are being contested in good faith, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to it on or before the Merger Effective Time; (iii) with respect to all material Tax Returns filed by or with respect to it, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) SPAC is not a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses).

(c) SPAC will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending or portion thereof on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-United States income Tax Law); (vi) any use of an improper method of accounting use for any tax period or portion thereof ending or ended on or prior to the Closing Date; or (vii) income arising or accruing prior to the Closing and includable after the Closing under Subchapter K, Sections 951, 951A, or 956 of the Code.

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(d) SPAC has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable Law, rules and regulations relating to the payment and withholding of Taxes, including all reporting and record keeping requirements related thereto.

(e) SPAC has not been a member of an affiliated group filing a consolidated, combined or unitary United States federal, state, local or foreign income Tax Return.

(f) SPAC does not have any material liability for the Taxes of any person (other than the Company and its Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(g) SPAC does not have any request for a ruling in respect of Taxes pending between SPAC and any Tax authority.

(h) There is no contract or agreement, plan or arrangement by SPAC covering any person that, individually or collectively, would constitute compensation in excess of the deduction limitation set forth in Section 162(m) of the Code.

(i) SPAC has not in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) SPAC is not, and has not been a party to a “reportable transaction,” as described in Section 6707A(c) and Treasury Regulations Section 1.6011-4(b)(2), or any corresponding or similar provision of state, local or non-United States Law.

(k) Neither the IRS nor any other United States or non-United States taxing authority or agency has asserted in writing or, to the knowledge of SPAC, has threatened to assert against SPAC any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(l) There are no Tax Liens upon any assets of SPAC.

(m) SPAC has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. SPAC: (i) has not received written notice from a non-United States taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or (ii) is not otherwise subject to taxation in a country other than the country in which it is organized. SPAC has not made an election under Section 965(h) of the Code.

(n) Other than as a result of this Agreement, SPAC has not suffered an ownership change within the meaning of Section 382 of the Code. SPAC has complied in all material respects with all transfer pricing rules described in Section 482 and the regulations thereunder, or any corresponding or similar provision of state, local or non-United States Law.

(o) Each share of SPAC Common Stock does not, and has not at any time since December 10, 2018, more than fifty percent (50%) of its fair market value directly or indirectly from one or any combination of (i) real or immovable property situated in Canada, (ii) Canadian resource properties (as defined in the Income Tax Act (Canada)), (iii) timber resource properties (as defined in the Income Tax Act (Canada)) and (iv) options in respect of, or interests in, or for civil law, a right in, property described in any of (i) to (iii) above, whether or not the property exists.

SECTION 5.15 Listing. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “SAMAU.” The issued and outstanding shares of SPAC Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “SAMA.” The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under

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the symbol “SAMAW.” There is no Action pending or, to the knowledge of SPAC, threatened in writing against SPAC by the Nasdaq Capital Market or the SEC with respect to any intention by such entity to deregister the SPAC Units, the shares of SPAC Common Stock or the SPAC Warrants or terminate the listing of SPAC on the Nasdaq Capital Market. None of SPAC or any of its affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the shares of SPAC Common Stock or the SPAC Warrants under the Exchange Act.

SECTION 5.16 Brokers. Except for Canaccord Genuity LLC and EarlyBirdCapital, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC.

SECTION 5.17 Investment Company Act. SPAC is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940.

SECTION 5.18 SPAC Trust Fund. As of the date of this Agreement, SPAC has no less than $132,433,250.00 in the trust fund established by SPAC for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at UBS Securities LLC (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of December 10, 2018, by and between SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (a) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate; or (b) that would entitle any person (other than SPAC Stockholders who shall have elected to redeem their shares of SPAC Common Stock pursuant to the SPAC Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (i) to pay income and franchise taxes from any interest income earned in the Trust Account; and (ii) upon the exercise of Redemption Rights in accordance with the provisions of the SPAC Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no claims, proceedings or other Actions pending with respect to, or against, the Trust Fund and, to the knowledge of SPAC, there are no events, circumstances or conditions that would reasonably result in any such claim, proceeding or other Actions. Upon consummation of the Transactions and notice thereof to the Trustee pursuant to the Trust Agreement, SPAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to SPAC as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of SPAC due and owing or incurred at or prior to the Merger Effective Time shall be paid as and when due, including all amounts payable (A) to SPAC Stockholders who shall have exercised their Redemption Rights, (B) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (C) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (D) to third parties (e.g., professionals, printers, etc.) who have rendered services to SPAC in connection with its efforts to effect the Transactions.

SECTION 5.19 Prior Business Operations. SPAC has limited its activities to those activities (a) contemplated in the prospectus of SPAC, dated as of December 10, 2018, or (b) otherwise necessary to consummate the Transactions.

SECTION 5.20 SPAC’s Investigation and Reliance. SPAC is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the Company Subsidiaries and the Transactions, which investigation, review and analysis were conducted by SPAC together with expert advisors, including legal counsel, that they have engaged for such purpose. SPAC and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and the Company Subsidiaries and other information that they have requested in connection with their

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investigation of the Company, the Company Subsidiaries and the Transactions. SPAC is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of the Company Subsidiaries or Representatives (including the Company Shareholders), except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule). Neither the Company nor any of its shareholders, affiliates or Representatives shall have any liability to SPAC or any of its respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its shareholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and the Company Subsidiaries.

Article VI

REPRESENTATIONS AND WARRANTIES OF Holdco AND MERGER SUB

Holdco and Merger Sub hereby represent and warrant to SPAC and the Company as follows:

SECTION 6.01 Corporate Organization.

(a) Holdco is a corporation duly organized, validly existing and in good standing under the Laws of the Province of British Colombia. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Holdco and Merger Sub has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not be a material adverse effect.

(b) Holdco is a wholly-owned subsidiary of the Company. Merger Sub is the only subsidiary of Holdco. Except for Merger Sub and as a result of the Transactions, Holdco does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

SECTION 6.02 Organizational Documents. Each of Holdco and Merger Sub has prior to the date of this Agreement made available to SPAC and the Company true and complete copies of the Holdco Organizational Documents and the Merger Sub Organizational Documents, respectively. The Holdco Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither Holdco nor Merger Sub is in violation of any of the provisions of the Holdco Organizational Documents and the Merger Sub Organizational Documents, respectively.

SECTION 6.03 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of Holdco consists of an unlimited number of Holdco Common Shares. As of the date of this Agreement, one (1) Holdco Common Share is issued and outstanding, which is validly issued, fully paid and non-assessable and not subject to any preemptive rights. The Company is the record and beneficial holder of such Holdco Common Share.

(b) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock. As of the date hereof, 100 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Holdco free and clear of all Liens, other than transfer restrictions under applicable securities Laws and the Merger Sub Organizational Documents.

(c) The outstanding Holdco Common Share has been issued and granted in compliance with all applicable securities Laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the Holdco Organizational Documents.

(d) The shares constituting the Transaction Consideration being delivered by Holdco hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws

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and the Holdco Organizational Documents. The Company Shares constituting the Transaction Consideration being delivered by Holdco hereunder will be issued in compliance with all applicable securities Laws and other applicable Laws and will not be subject to or give rise to any preemptive rights or rights of first refusal.

SECTION 6.04 Authority Relative to This Agreement. Each of Holdco and Merger Sub have all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of Holdco and Merger Sub and the consummation by each of Holdco and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Holdco or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Transactions, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding Holdco Common Shares and by Holdco (as the holder of all of the then outstanding Merger Sub Common Stock), and the filing and recordation of appropriate merger documents as required by the DGCL and the BCBCA, as the case may be, and (b) with respect to the issuance of Holdco Common Shares and the amendment and restatement of the Holdco Organizational Documents pursuant to this Agreement, the approval of majority of the then-outstanding Holdco Common Shares). This Agreement has been duly and validly executed and delivered by Holdco and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Holdco or Merger Sub, enforceable against Holdco or Merger Sub in accordance with its terms subject to the Remedies Exceptions.

SECTION 6.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Holdco and Merger Sub do not, and the performance of this Agreement by each of Holdco and Merger Sub will not, (i) conflict with or violate the Holdco Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 6.05(b) have been obtained and all filings and obligations described in Section 6.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of Holdco or Merger Sub or by which any of their property or assets is bound or affected or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of Holdco or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of Holdco or Merger Sub is a party or by which each of Holdco or Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a material adverse effect.

(b) The execution and delivery of this Agreement by each of Holdco and Merger Sub do not, and the performance of this Agreement by each of Holdco and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and state takeover Laws, rules and regulations of Nasdaq and filing and recordation of appropriate merger documents as required by the DGCL and BCBCA, as the case may be, the Final Order, the Interim Order, and filings required pursuant to the Plan of Arrangement and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Holdco or Merger Sub from performing its material obligations under this Agreement.

SECTION 6.06 Compliance. None of Holdco or Merger Sub is in conflict with, or in default, breach or violation of any Law applicable to Holdco or Merger Sub, respectively, or by which any property or asset of Holdco or Merger Sub is bound or affected. Holdco and Merger Sub are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Holdco or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

SECTION 6.07 Board Approval; Vote Required.

(a) The Holdco Board has, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are in the best interests of Holdco and (ii) approved this Agreement and the Transactions.

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(b) The only vote of the holders of any class or series of capital stock of Holdco that is necessary to approve this Agreement, the Plan of Arrangement and the Transactions is the affirmative vote of the Company as sole shareholder of all outstanding Holdco Common Shares.

(c) Merger Sub Board has, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of Merger Sub and Holdco (as the sole shareholder of Merger Sub), (ii) approved this Agreement and the Transactions and declared their advisability and (iii) recommended that Holdco (as the sole shareholder of Merger Sub) approve and adopt this Agreement and approve the Transactions and directed that this Agreement and the Transactions be submitted for consideration by Holdco (as the sole shareholder of Merger Sub).

(d) The only vote of the holders of any class or series of capital stock of Merger Sub that is necessary to approve this Agreement and the Transactions is the affirmative vote of the Holdco as sole stockholder of all outstanding shares of Merger Sub Common Stock.

SECTION 6.08 Post-Closing Operations; No Prior Operations of Holdco or Merger Sub.

(a) Holdco and Merger Sub are qualified and able to acquire and hold or control each Company Permit necessary for the conduct of the business of the Company and the Company Subsidiaries after the Closing under applicable Law, including the rules and regulations of the Governmental Authority that issued such Company Permit and there are no facts or circumstances that exist which would materially impair, delay or preclude SPAC’s ability to obtain any Company Permits necessary for Holdco to conduct the business of the Company and the Company Subsidiaries.

(b) Holdco and Merger Sub were formed for the sole purposes of entering into this Agreement and the Ancillary Agreements to which they are party and engaging in the Transactions contemplated by this Agreement and the Ancillary Agreements. Since the date of the Holdco Organizational Documents and the Merger Sub Organizational Documents, as the case may be, neither Holdco nor Merger Sub has engaged in any business or activities whatsoever, nor incurred any liabilities, except in connection with this Agreement, the Ancillary Agreements or in furtherance of the Transactions. Neither Holdco nor Merger Sub has any employees or liabilities under any Plan.

SECTION 6.09 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Holdco or Merger Sub.

SECTION 6.10 Proxy Statement/Prospectus and Registration Statement.

(a) None of the information relating to Holdco or Merger Sub supplied by Holdco or Merger Sub in writing for inclusion in the Proxy Statement/Prospectus or Registration Statement will, as of the date the Registration Statement is made effective, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the SPAC Stockholders, at the time of the SPAC Stockholders’ Meeting, or at the Merger Effective Time, contain any Misrepresentation; provided, however, that Holdco and Merger Sub make no representation with respect to any forward-looking statements supplied by or on behalf of Holdco or Merger Sub for inclusion in, or relating to information to be included in the Proxy Statement/Prospectus or Registration Statement.

(b) None of the information relating to Holdco or Merger Sub supplied by Holdco or Merger Sub in writing for inclusion in the Canadian Information Circular will, as of the date the Canadian Information Circular (or any amendment or supplement thereto) is first mailed to the Company Shareholders, at the time of the Company Meeting, or at the Arrangement Effective Time, contain any Misrepresentation; provided, however, that Holdco and Merger Sub make no representation with respect to any forward-looking statements supplied by or on behalf of Holdco or Merger Sub for inclusion in, or relating to information to be included in the Canadian Information Circular.

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Article VII

CONDUCT OF BUSINESS PENDING THE TRANSACTIONS

SECTION 7.01 Conduct of Business by the Company, Holdco and Merger Sub Pending the Merger and the Arrangement.

(a) The Company agrees that, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, except as (w) expressly contemplated or permitted by any other provision of this Agreement or any Ancillary Agreement, (x) required by Law or any Governmental Authority or (y) set forth in Section 7.01 of the Company Disclosure Schedule, unless SPAC shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed (and in any event, such consent shall be deemed given if SPAC has not affirmatively denied consent in writing within three (3) Business Days of the Company requesting consent):

(i) the Company shall, and shall cause the Company Subsidiaries to, conduct their business in all material respects in the ordinary course of business; provided that, in the case of actions that are taken (or omitted to be taken) reasonably in response to an emergency or urgent condition or conditions arising from COVID-19, the Company and the Company Subsidiaries shall not be deemed to be acting outside of the ordinary course of business, so long as such actions or omissions are reasonably designed to (A) protect the health or welfare of the Company’s employees, directors, officers or agents or (B) to comply with clause (ii) of this Section 7.01(a), and, in each case, the Company promptly notifies SPAC of such actions and reasonably takes into account the reasonable requests of SPAC in further acts or omissions of the Company with respect to such condition or conditions arising from COVID-19; and

(ii) the Company shall use reasonable best efforts to preserve intact the business organization of the Company and the Company Subsidiaries and preserve the business relationships of the Company and the Company Subsidiaries with significant customers, suppliers and other persons having significant business relationships with the Company and the Company Subsidiaries.

(b) By way of amplification and not limitation, except as (w) expressly contemplated or permitted by any other provision of this Agreement or any Ancillary Agreement, (x) as required by Law (including COVID-19 Measures) or any Governmental Authority or (y) set forth in Section 7.01 of the Company Disclosure Schedule, the Company shall not, and shall cause each Company Subsidiary, Merger Sub and Holdco not to, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, do any of the following without the prior written consent of SPAC, which consent shall not be unreasonably withheld, conditioned or delayed (and in any event, such consent shall be deemed given if SPAC has not affirmatively denied consent in writing within three (3) Business Days of the Company requesting consent):

(i) amend or otherwise change the Company Notice of Articles, the Company Articles or equivalent organizational documents of any Company Subsidiary in a manner that would adversely affect the Transactions;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary of the Company or any Company Subsidiary for an aggregate amount of consideration in excess of $10,000,000, except for the issuance of Company Common Shares upon exercise or settlement of Company Options or Company Warrants, (B) any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), except for grants of Company Options and other awards, including Company Restricted Shares, with respect to up to 900,000 Company Common Shares in the aggregate or (C) except in the ordinary course of business, any material assets of the Company or any Company Subsidiary;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

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(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(v) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount greater than $10,000,000;

(vi) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in an aggregate principal amount such that, after giving effect to the use of proceeds of such indebtedness, the amount of the Company’s net indebtedness does not exceed the amount of the Company’s outstanding indebtedness as of the date of this Agreement by more than $20,000,000.

(vii) increase the compensation or benefits payable or provided to or to become payable to be provided to, or, other than health and welfare plan renewals in the ordinary course of business consistent with past practices, the compensation or benefits provided to its executive level employees;

(viii) other than pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule, (A) grant any severance or termination pay to, (B) enter into any employment, consulting or severance agreement with, any director or officer of the Company or of any Company Subsidiary, other than in the ordinary course of business consistent with past practice, (C) accelerate the vesting of any Company Share Award or (D) amend or alter the exercise price of any Company Option (other than any adjustment of the exercise price of any Company Option in accordance with the Calculation Methodology) or Company Warrant;

(ix) adopt, amend and/or terminate any Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(x) amend and/or terminate any insurance policies of the Company or any Company Subsidiary except as may be required by applicable Law or is necessary in order to consummate the Transactions.

(xi) make, change or revoke any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(xii) take any action, other than reasonable actions in the ordinary course of business, with respect to accounting policies or procedures, other than as required by GAAP;

(xiii) materially amend, modify or consent to the termination of any Material Contract or amend, waive, modify or consent to the termination of the Company’s or any Company Subsidiary’s material rights thereunder;

(xiv) other than as undertaken in the ordinary course, intentionally permit any material item of Company IP to lapse or to be abandoned or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required to maintain and protect its interest in each and every material item of Company IP; or

(xv) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing;

provided that: (A) no action by the Company or any of its affiliates, to the extent expressly permitted by an exception to any provision of this Section 7.01 will be deemed a breach of any other provision of this Section 7.01; and (B) if

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the Company seeks the consent of SPAC to take any action prohibited by any of this Section 7.01, and such consent is withheld by SPAC, the failure to take such action and occurrences or conditions resulting from the failure to take such action will not be deemed to be a breach of this Agreement.

SECTION 7.02 Conduct of Business by SPAC Pending the Merger and the Arrangement.

(a) SPAC agrees that, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, except as (w) expressly contemplated or permitted by any other provision of this Agreement or any Ancillary Agreement, (x) required by Law or any Governmental Authority, or (y) set forth in Section 7.02 of the SPAC Disclosure Schedule, unless the Company shall otherwise consent in writing, each of SPAC shall not, directly or indirectly, take any action that would reasonably be likely to materially delay or prevent the Transactions.

(b) By way of amplification and not limitation, except as (w) expressly contemplated or permitted by any other provision of this Agreement or any Ancillary Agreement, (x) as required by Law or any Governmental Authority, or (y) set forth on Section 7.02 of the SPAC Disclosure Schedule, SPAC shall not, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do, any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed:

(i) amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

(ii) subject to Section 8.17, issue, sell, pledge, dispose of, grant or encumber, or authorize, solicit, propose, or negotiate with respect to the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock of SPAC (or of Holdco or Merger Sub) or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of SPAC (or of Holdco or Merger Sub);

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except pursuant to the Redemption Rights);

(iv) reclassify, combine, split or subdivide, directly or indirectly, any of its capital stock (except pursuant to the Redemption Rights);

(v) acquire (including by merger, consolidation, or acquisition of equity or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets;

(vi) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, other than a promissory note or notes issued or issuable to Sponsor with an aggregate principal amount of less than or equal to $500,000 (the “Sponsor Loans”), which is to be repaid by issuing to Sponsor a number of Working Capital Warrants (as defined in the SPAC Warrant Amendment) in full satisfaction of the Sponsor Loans prior to or concurrently with the Closing;

(vii) take any action with respect to accounting policies or procedures, other than as required by GAAP;

(viii) make, change or revoke any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability; or

(ix) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

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SECTION 7.03 Claims Against Trust Account. Each of Holdco, Merger Sub and the Company agrees that, notwithstanding any other provision contained in this Agreement, none of Holdco, Merger Sub or the Company does now have, and shall not at any time prior to the Merger Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between or among Holdco, Merger Sub, the Company and SPAC, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 7.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, each of Holdco, Merger Sub and the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit any of Holdco, Merger Sub or the Company from pursuing a claim against SPAC or any other person (a) for legal relief against monies or other assets of SPAC held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against SPAC (or any successor entity) in the event this Agreement is terminated for any reason and SPAC consummates a business combination transaction with another party. In the event that any of Holdco, Merger Sub or the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, SPAC shall be entitled to recover from such party the associated reasonable legal fees and costs in connection with any such action, in the event SPAC prevails in such action or proceeding.

SECTION 7.04 SPAC Public Filings.

(a) Between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, SPAC will keep current and timely file all of the forms, reports, schedules, statements and other documents required to be filed by SPAC with the SEC, including all necessary amendments and supplements thereto, and otherwise comply in all material respects with applicable securities Laws (the “Additional SEC Reports”). All such Additional SEC Reports (including any financial statements or schedules included therein) (i) shall be prepared in all material respects in accordance with either the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) will not, at the time they are filed, or, if amended, as of the date of such amendment, contain any Misrepresentation. As used in this Section 7.04, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq. Any Additional SEC Reports which discuss or refer to this Agreement or the Transactions shall be subject to the prior review and approval of the Company (not to be unreasonably withheld, delayed or conditioned).

(b) Between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, SPAC shall use its reasonable best efforts prior to the Merger to maintain the listing of the SPAC Units, the SPAC Common Stock and the SPAC Warrants on the Nasdaq Capital Market.

Article VIII

ADDITIONAL AGREEMENTS

SECTION 8.01 Preparation of SEC Documents.

(a) As promptly as practicable after the execution of this Agreement, (i) Holdco, the Company and SPAC shall prepare and Holdco shall file with the SEC the proxy statement/prospectus (as amended or supplemented from time to time, the “Proxy Statement/Prospectus”) to be sent to the SPAC Stockholders relating to the SPAC Stockholders’ Meeting for the purpose of soliciting proxies from SPAC stockholders for the matters to be acted upon at the SPAC Stockholders’ Meeting and providing the public stockholders an opportunity in accordance with SPAC Organizational Documents to have their shares of SPAC Common Stock redeemed (the “Redemption”) in conjunction with the stockholder vote on the SPAC Proposals and (ii) Holdco, the Company and SPAC shall prepare and Holdco shall file (and the Company and SPAC shall cause Holdco to file) with the SEC a registration statement on Form S-4 or such other applicable form as the Company and SPAC may agree (as amended or supplemented from time to time, the “Registration Statement”), in which the Proxy Statement/Prospectus will be included, in connection with the registration under the Securities Act of the Holdco Common Shares and Holdco Warrants to be issued in the Arrangement and the Merger. Each party shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement/Prospectus to

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comply with the applicable rules and regulations promulgated by the SEC, including providing any necessary opinions of counsel, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Each of Holdco, the Company and SPAC shall furnish all information as may be reasonably requested by the others in connection with any such action and the preparation, filing and distribution of the Registration Statement and the Proxy Statement/Prospectus; provided, however, that neither party shall use any such information for any purposes other than those contemplated by this Agreement unless such party obtains the prior written consent of the other. SPAC also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company shall furnish all information concerning the Company and the Company Subsidiaries as may be reasonably requested in connection with any such action; provided that, without the prior written consent of the Company, SPAC shall not use any such information for any purposes other than to obtain necessary state securities law or “Blue Sky” permits and approvals.

(b) As promptly as practicable after the Registration Statement shall have become effective, SPAC shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the SPAC Stockholders as of the record date for the SPAC Stockholders’ Meeting. No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement/Prospectus will be made (in each case including documents incorporated by reference therein) by SPAC, the Company or Holdco without providing the other with a reasonable opportunity to review and comment thereon and each party shall give reasonable and good faith consideration to any comments made by any other party and their counsel. Each of SPAC, the Company and Holdco will be given a reasonable opportunity to participate in the response to any SEC comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with SPAC, the Company or Holdco or their counsel in any discussions or meetings with the SEC. SPAC shall comply with all applicable rules and regulations promulgated by the SEC, any applicable rules and regulations of Nasdaq, SPAC Organizational Documents, and this Agreement in the preparation, filing and distribution of the Proxy Statement/Prospectus, any solicitation of proxies thereunder, the calling and holding of the SPAC Stockholders’ Meeting and the Redemption.

(c) If at any time prior to the Merger Effective Time any information relating to SPAC, the Company or Holdco or any of their respective affiliates, directors or officers, should be discovered by SPAC, the Company or Holdco which should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the SPAC Stockholders.

(d) Each of SPAC, the Company and Holdco will advise the other parties hereto promptly after it receives any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement, as applicable, or comments thereon and responses thereto, any oral or written comments or requests in relation to the SPAC Stockholders’ Meeting or the Redemption, or requests by the SEC for additional information and each party will promptly provide the other with copies of any written communication between it or any of its Representatives, on the one hand, and the SEC, any state securities commission or their respective staffs, on the other hand, with respect to the Proxy Statement/Prospectus, the Registration Statement, the Arrangement, the Merger, the SPAC Stockholders’ Meeting or the Redemption. SPAC, the Company and Holdco shall use their respective reasonable best efforts, after consultation with each other, to resolve all such requests or comments with respect to the Proxy Statement/Prospectus, the Registration Statement, the SPAC Stockholders’ Meeting or the Redemption, as applicable, as promptly as reasonably practicable after receipt thereof.

(e) Without limiting the generality of the foregoing, each of SPAC, the Company and Holdco shall cooperate with each other in the preparation of each of the Proxy Statement/Prospectus and the Registration Statement, and each of the Company and SPAC shall furnish Holdco with all information concerning it and its affiliates as the providing party (after consulting with counsel) may deem reasonably necessary or advisable in connection with the preparation of the Proxy Statement/Prospectus or the Registration Statement, as applicable.

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(f) SPAC, the Company and Holdco shall notify each other promptly of the time when the Registration Statement has become effective, of the issuance of any stop order or suspension of the qualification of the Holdco Common Shares or Holdco Warrants issuable in connection with the Arrangement or the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement/Prospectus or the Registration Statement or for additional information.

SECTION 8.02 SPAC Stockholders’ Meetings. SPAC shall call the SPAC Stockholders’ Meeting in accordance with the SPAC Organizational Documents and applicable Law for the purposes of voting upon the SPAC Proposals as promptly as practicable after the date on which the SEC has cleared the Proxy Statement/Prospectus for the purpose of voting solely upon the SPAC Proposals. SPAC shall consult with the Company in fixing the record date for the SPAC Stockholders’ Meeting and the date of the SPAC Stockholders’ Meeting, give notice to the Company of the SPAC Stockholders’ Meeting and allow the Company’s representatives and legal counsel to attend the SPAC Stockholders’ Meeting. Without the prior written consent of the Company, the SPAC Proposals shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by the SPAC Stockholders at the SPAC Stockholders’ Meeting. SPAC shall include in the Proxy Statement/Prospectus the recommendation of the SPAC Board that the SPAC Stockholders vote in favor of the SPAC Proposals and shall otherwise use its reasonable best efforts to obtain the approval of the SPAC Proposals at the SPAC Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the SPAC Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders therefor. SPAC shall provide the Company with (a) updates with respect to the tabulated vote counts received by SPAC, (b) the right to demand postponement or adjournment of the SPAC Stockholders’ Meeting if, based on the tabulated vote count, SPAC will not receive the required approval of its stockholders of the SPAC Proposals; provided, however, that SPAC shall not be permitted to postpone the SPAC Stockholders’ Meeting more than the earlier of (i) five (5) Business Days prior to the Outside Date and (ii) ten (10) days from the date of the first SPAC Stockholders’ Meeting without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), and (c) the right to review and comment on all communication sent to SPAC Stockholders, holders of SPAC Warrants and/or proxy solicitation firms.

SECTION 8.03 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Merger Effective Time, the Company and SPAC shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor SPAC shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the parties pursuant to this Section 8.03 shall be kept confidential in accordance with the confidentiality agreement, dated April 22, 2020 (the “Confidentiality Agreement”), by and between SPAC and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

SECTION 8.04 Company Solicitation.

(a) From and after the date hereof until the Merger Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 11.01, the Company shall not, and shall cause the Company Subsidiaries not to and shall direct its and their Representatives not to, (i) initiate, solicit, knowingly facilitate or

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knowingly encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any Company Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any Confidential Information or data to, any person relating to a Company Acquisition Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Company Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Company Acquisition Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of the Company Subsidiaries, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Company Acquisition Proposal, (vi) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Company Acquisition Proposal (each, a “Company Acquisition Agreement”) or any proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action; provided that it is understood and agreed that any action by the Company Board made in accordance with Section 8.04(b) shall not be deemed to be a breach or violation of Section 8.04(a). The Company shall, and shall instruct and cause the Company Subsidiaries and shall direct each of their respective Representatives to immediately cease any solicitations, discussions or negotiations with any person (other than the parties hereto and their respective Representatives) in connection with a Company Acquisition Proposal. The Company also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all Confidential Information furnished to such person by or on behalf of it or any of the Company Subsidiaries prior to the date hereof. The Company shall promptly notify SPAC (and in any event within twenty-four (24) hours) of the receipt of any Company Acquisition Proposal after the date hereof, which notice shall identify the third party making any Company Acquisition Proposal and shall include a summary of the material terms and conditions of any material developments, discussions or negotiations in connection therewith, and any material modifications to the financial or other terms and conditions of any such Company Acquisition Proposal.

(b) Notwithstanding anything to the contrary in Section 8.04(a), this Agreement shall not prevent the Company or the Company Board from, prior to obtaining the Company Required Approval, disclosing to the Company Shareholders the receipt or existence of a bona fide Company Acquisition Proposal received after the date hereof that did not result from a material breach of Section 8.04(a), if required by applicable Law; provided, however, that if the Company Board discloses any bona fide Company Acquisition Proposal to the Company Shareholders in accordance with this Section 8.04(b), the Company Board shall, (i) provide SPAC with a reasonable opportunity to review and provide comments to any such announcement or disclosure of such Company Acquisition Proposal to the Company Shareholders (such review and comment period not to exceed three (3) Business Days upon SPAC’s receipt of any announcement or disclosure) prior to the Company Board making such announcement or disclosure (and consider such comments in good faith and may accept SPACs comments in Company’s sole discretion) and (ii) reaffirm in any such announcement or disclosure to the Company Shareholders the Company Board’s recommendation of this Agreement, the Transactions and that the Company Shareholders approve the Company Arrangement Resolution.

SECTION 8.05 Employee Benefits Matters.

(a) Holdco shall, or shall cause the Company, the Surviving Corporation and each of their respective subsidiaries, as applicable, to provide the employees of the Company and the Company Subsidiaries who remain employed immediately after the Closing (the “Continuing Employees”) to receive credit for purposes of eligibility to participate and vesting under any employee benefit plan, program or arrangement established or maintained by Holdco, the Company or the Surviving Corporation or any of their respective subsidiaries, other than any defined benefit pension plan, for service accrued or deemed accrued prior to the Closing with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Holdco shall use reasonable best efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by Holdco, the Company, the Surviving Corporation or any of their respective subsidiaries that cover

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the Continuing Employees or their dependents and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare Plans in which such Continuing Employee participates immediately prior to the Closing to be taken into account under those health and welfare benefit plans of Holdco, the Company, the Surviving Corporation or any of their respective subsidiaries in which such Continuing Employee participates subsequent to the Closing for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Holdco shall, or shall cause the Company, the Surviving Corporation and each of their respective subsidiaries, as applicable, to honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing.

(b) The parties shall cooperate to establish an equity incentive plan for service providers of Holdco and its subsidiaries (the “Holdco Plan”) to be effective after the Closing, which shall provide for an aggregate share reserve thereunder (the “Post-Closing Equity Pool”) equal to fifteen percent (15%) of the Benefits Pool; provided, however, that (i) only up to ten percent (10%) of the Benefits Pool shall be available for grant under the Post-Closing Equity Pool prior to the first anniversary of the Closing and (ii) only up to twelve and a half percent (12.5%) of the Benefits Pool shall be available for grant under the Post-Closing Equity Pool prior to the second anniversary of the Closing; provided further, however, all Converted Option Awards, Converted Restricted Shares and Converted Company RSUs, as provided in accordance with Section 3.04 of this Agreement, shall be deemed to be issued out of the Post-Closing Equity Pool and shall reduce the number of Holdco Common Shares available for issuance under the Holdco Plan immediately following the Closing. Any Holdco Common Shares granted under the Holdco Plan that are forfeited following grant shall be added back to the Post-Closing Equity Pool. Notwithstanding anything to the contrary herein, any awards with respect to Company Earn-Out Shares that are allocated to service providers of Holdco and its subsidiaries under the terms of the Transaction Support Agreement shall be provided under a separate equity incentive plan and shall not reduce the Post-Closing Equity Pool.

(c) Notwithstanding anything in this Section 8.05 to the contrary, nothing contained herein, whether express or implied, is or will be deemed to be an establishment, amendment or other modification of any Plan or any employee benefit plan of Holdco or any of its affiliates, or shall limit the right of Holdco or any of its affiliates to amend, terminate or otherwise modify any Plan or other employee benefit plan following the Closing. The parties acknowledge and agree that all provisions contained in this Section 8.05 are included for their sole benefit, and that nothing in this Section 8.05, whether express or implied, shall create any third party beneficiary or other rights: (i) in any other person, including any Continuing Employee, any participant in any Plan or employee benefit plan of Holdco or any of its affiliates, or any dependent or beneficiary thereof, or (ii) to continued employment with Holdco or any of its affiliates or to any particular term or condition of employment.

SECTION 8.06 Directors’ and Officers’ Indemnification.

(a) To the fullest extent permitted under applicable Law, the Holdco Governance Documents shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the Company Governance Documents and the SPAC Organizational Documents, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Merger Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or SPAC (each such individual, a “D&O Indemnified Party”), unless such modification shall be required by applicable Law. Holdco and the Company agree that with respect to the provisions of the articles, bylaws, limited liability company agreements or other equivalent organizational documents of the Company Subsidiaries relating to indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing Date, were directors, managers, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law.

(b) SPAC and the Company shall each obtain, fully pay the premium for, and maintain prior to the Closing fully-paid “tail” insurance policies for, with respect to SPAC, a term of six (6) years from the Closing Date, and with respect to the Company, a term of one (1) or six (6) years from the Closing Date (each a “D&O

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Tail Policy” and collectively, the “D&O Tail Policies”, and the applicable period for any D&O Tail Policies, the “Tail Period”) with terms and scope of coverage at least as favorable as their respective directors and officers insurance policies; provided, however, that nothing in this Section 8.06(b) shall relieve Holdco or the Company of its other obligations under this Section 8.06, or allow Holdco or the Company to delay in its performance of its obligations under this Section 8.06 and otherwise to provide indemnification for or make any expense advances with respect to the expenses of any claim for indemnification by a D&O Indemnified Party. Holdco shall cause SPAC and Holdco to maintain the D&O Tail Policies in full force and effect, for their full terms, and cause all obligations thereunder to be honored by Holdco, the Company and SPAC. Such D&O Tail Policies shall be non-cancellable and placed with the incumbent insurers using the policies that were in place as of the date of this Agreement (unless the incumbent insurers will not offer such policies in which case coverage for the Tail Period shall be placed with a substantially comparable insurer with the same or better terms, conditions, exclusions, retentions and limits of the expiring policies). SPAC and the Company will instruct the insurers and their brokers that they may communicate directly with the D&O Indemnified Party(ies) regarding such claim, and Holdco, the Company and SPAC will provide the D&O Indemnified Party(ies) a copy of all insurance policies and coverage correspondence relating to any proceeding involving any D&O Indemnified Party upon request.

(c) Prior to the Closing Date, Holdco shall purchase and maintain for such periods as the Holdco Board shall in good faith determine, at its expense, insurance reasonable for Holdco, given its size and activities in an amount of coverage of at least ten million dollars ($10,000,000) or, on an aggregate basis, a premium not to exceed two million seven hundred fifty thousand dollars ($2,750,000), prior to the Closing Date, on behalf of any person who after the Closing is or was a director or officer of Holdco, or is or was serving at the request of Holdco as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including any direct or indirect subsidiary of Holdco, against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, subject to customary exclusions (the “Holdco D&O Policy”).

(d) In the event Holdco, the Company, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then and in any such case proper provision shall be made so that the successors and assigns of Holdco, the Company, the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.06.

(e) The D&O Indemnified Parties are express and intended third-party beneficiaries of the provisions of this Section 8.06 and shall be entitled to independently enforce the terms hereof as if they were each a party to this Agreement.

SECTION 8.07 Notification of Certain Matters. The Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article X), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article IX to fail. The failure by the Company or SPAC to give notice under this Section 8.07 shall not be deemed to be a breach under this Section 8.07, unless such breach is knowing and with the intent to breach this Section 8.07 and in any event shall not give rise to any additional damages above and beyond the breach of the underlying representation, warranty, covenant, condition or agreement, as the case may be.

SECTION 8.08 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions as soon as reasonably practicable, and in any event prior to the Outside Date, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities as are necessary for the consummation of the Transactions and to fulfill the conditions to the Transactions. In case, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

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(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the parties will use reasonable best efforts to coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

SECTION 8.09 Public Announcements.

(a) The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article X) unless otherwise required by applicable Law or the requirements of the Nasdaq Capital Market, each of SPAC and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Ancillary Agreements or the Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed). Furthermore, nothing contained in this Section 8.09 shall prevent SPAC or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.

SECTION 8.10 Tax Matters.

(a) Intended Tax Treatment. For the United States Federal income tax purposes, the Arrangement and the Merger, taken together, are intended to be treated as an integrated exchange governed by the provisions of Section 351 of the Code. From and after the date of this Agreement and until the Merger Effective Time, each party hereto shall use its reasonable best efforts to cause the Arrangement and the Merger to qualify, and will not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken (in each case other than any action provided for or prohibited by this Agreement), which action or failure to act could reasonably be expected to prevent the Arrangement and the Merger from qualifying, as an integrated exchange governed by the provisions of Section 351 of the Code. Following the Merger Effective Time, each party hereto shall not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken (in each case other than any action provided for or prohibited by this Agreement), which action or failure to act could reasonably be expected to cause the Arrangement and the Merger to fail to qualify as an integrated exchange governed by the provisions of Section 351 of the Code. To the extent any party hereto has a United States federal income tax reporting obligation with respect to the Transactions, such party shall report the Transactions as an exchange under Section 351 of the Code unless otherwise required by Law. Holdco shall or, after the Closing, shall cause SPAC to comply with the tax reporting obligations of Treasury Regulation 1.367(a)-3(c)(6).

(b) Tax Covenants. From the date of this Agreement to the Merger Effective Time, (i) the Company shall, and shall cause each of the Company Subsidiaries to and (ii) SPAC shall:

(i) prepare, in the ordinary course of business consistent with past practice (except as otherwise required by a change in applicable Law), and timely file all Tax Returns required to be filed by it on or before the Closing Date (“Post-Signing Returns”);

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(ii) deliver drafts of such Post-Signing Returns to the other party no later than ten Business Days prior to the date (including extensions) on which such Post-Signing Returns are required to be filed;

(iii) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed; and

(iv) properly reserve (and reflect such reserve in its books and records and relevant financial statements), in the ordinary course of business consistent with past practice, for all Taxes payable by it for which no Post-Signing Return is due prior to the Closing Date; and

(v) promptly notify the other party of any material federal, state, local or foreign income or franchise, Action or audit pending or threatened in writing against or with respect to such party or its subsidiaries in respect of any Tax matter.

(c) Transfer Taxes. All Transfer Taxes incurred in connection with the Transactions shall be borne by SPAC.

(d) Withholding. Notwithstanding anything to the contrary in this Agreement, Merger Sub, Holdco, the Company and SPAC and/or Exchange Agent shall be permitted to deduct and withhold from any payment made in respect of this Agreement all amounts that may be required to deduct and withhold pursuant to applicable Laws; provided that the parties shall cooperate and use reasonable best efforts to reduce, minimize or eliminate any applicable withholding to the extent reasonably permitted under applicable Laws. To the extent that such amounts are so withheld and paid to the applicable Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the person with respect to which such withholding was made.

SECTION 8.11 Nasdaq Listing. The Company, Holdco and SPAC shall use their respective reasonable best efforts to cause the Holdco Common Shares and Holdco Warrants issuable in the Merger or the Arrangement under Article III and the Holdco Common Shares that will become issuable upon the exercise of the Holdco Warrants to be approved for listing on Nasdaq, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

SECTION 8.12 Delisting and Deregistration. The Company, Holdco and SPAC shall use their respective reasonable best efforts to cause the SPAC Units, SPAC Common Stock and SPAC Warrants to be delisted from Nasdaq (or be succeeded by the respective Holdco securities) and to terminate its registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by Holdco) as of the Closing Date or as soon as practicable thereafter.

SECTION 8.13 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under any Applicable Antitrust Laws if any filing under any Antitrust Laws are required.

(b) Each party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by

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such Governmental Authority or other person, give a Representative or Representatives of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s Representative is prohibited from participating in or attending any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

SECTION 8.14 Contributions and Restructuring After the Merger Effective Time.

(a) Immediately following the Merger Effective Time, Holdco shall contribute, as a capital contribution from Holdco to its wholly-owned subsidiary, all of the issued and outstanding shares of capital stock of the Surviving Corporation to the Company in exchange for Company Common Shares, such that Surviving Corporation shall become a wholly-owned subsidiary of the Company.

(b) Immediately following the consummation of the SPAC Contribution and as a capital contribution by the Company to its wholly-owned subsidiary, the Company shall contribute all of the issued and outstanding shares of capital stock of US Subsidiary to SPAC in exchange for SPAC Common Stock, such that US Subsidiary shall become a wholly-owned subsidiary of SPAC.

SECTION 8.15 PCAOB Financials. The Company shall use reasonable best efforts to deliver true and complete copies of the audited consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 31, 2018 and December 31, 2019, the reviewed consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of March 31, 2020 and June 30, 2020, and the related audited or unaudited, as applicable, consolidated statements of income and cash flows of the Company and the consolidated Company Subsidiaries for the periods then ended, each audited or reviewed, as applicable, in accordance with the auditing standards of the PCAOB for public companies as required by the SEC in connection with the filing of a Form S-4 (collectively, the “PCAOB Financials”) not later (i) one (1) Business Day after delivery to the Company from its certified public accountant of the PCAOB Financials as of and for the three (3) month period ended as of March 31, 2020 and (ii) September 15, 2020 for the PCAOB Financials as of and for the three (3) and six (6) month periods ended as of June 30, 2020.

SECTION 8.16 Eagle Share Exchange. The Company shall use its reasonable best efforts to cause the Eagle Minority Shareholders to, and shall cause Eagle and any other applicable Company Subsidiary to, take all action required to complete and consummate the Eagle Share Exchange immediately prior to the Arrangement Effective Time.

SECTION 8.17 PIPEs. Notwithstanding Section 7.02(b)(ii) or anything to the contrary in this Agreement, subject to the prior written consent of the Company (which shall not be unreasonably withheld, delayed or conditioned if the PIPE is a Qualifying PIPE as defined in Schedule 8.17), SPAC shall be permitted to enter into a binding agreement or agreements with a financing source or sources relating to a PIPE transaction or transactions (such agreements, “PIPE Documents”). During the pendency of any negotiations with respect to a PIPE transaction, SPAC shall keep the Company informed on a continuing basis of the status of such negotiations, the identity of proposed financing sources and the proposed terms of such PIPE and shall promptly provide to the Company copies of any indicative or definitive agreements proposed to be entered into by SPAC with respect to a PIPE. Upon and following the entry of SPAC into any PIPE Document, SPAC shall, and shall cause their respective Representatives to, take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable to satisfy the conditions under the PIPE Documents to consummate the transactions contemplated by the PIPE Documents to occur. SPAC shall keep the Company promptly apprised of the status of matters relating to the PIPEs.

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SECTION 8.18 SPAC Extension. SPAC shall use its reasonable best efforts to take all actions necessary (including at the request of the Company) to obtain the approval of the SPAC Stockholders to extend the deadline for SPAC to consummate its initial business combination to December 31, 2020 (such extension, the “SPAC Extension”) and shall use its reasonable best efforts to obtain such approval. In connection with obtaining the approval, SPAC shall prepare with the assistance of the Company and file with the SEC under the Exchange Act, and with all other regulatory bodies, materials in the form of a proxy statement to be used for the purpose of soliciting proxies from the SPAC Stockholders to approve, at a special meeting, an amendment to the SPAC Organizational Documents to provide for the SPAC Extension, and providing the SPAC Stockholders with the opportunity to redeem their shares of SPAC Common Stock in connection therewith (the “Extension Proxy Statement”).

SECTION 8.19 Indebtedness Covenants. If at any time prior to Closing the Company is in default or noncompliance with any term, condition or financial or negative covenant (collectively, the “Indebtedness Covenants”) in any agreement of the Company for any indebtedness of the Company, the Company shall cure such default or noncompliance, or obtain a waiver therefor, as promptly as practicable following receipt of notice from the applicable counterparty of such indebtedness of any breach or noncompliance of any such Indebtedness Covenants.

SECTION 8.20 Disclosure Schedules. Notwithstanding anything to the contrary in this Agreement, the Company shall within seven (7) calendar days of the date of this Agreement, deliver to SPAC Sections 4.03, 4.06, 4.11 and 4.16 of the Company Disclosure Schedule (the “Post-Signing Schedules”), and the Company shall give SPAC and its legal counsel a reasonable opportunity to review and comment on the Post-Signing Schedules and other related documents, and shall accept in its reasonable discretion the reasonable comments made by SPAC and its counsel. The Post-Signing Schedules will be deemed to have supplemented the Company Disclosure Schedules as if such Post-Signing Schedules were included in the Company Disclosure Schedules as of the date of this Agreement; provided, that, if any such Post-Signing Schedule would result in, or includes any facts or circumstances that would result in, a Company Material Adverse Effect or otherwise cause the nonsatisfaction of any condition set forth in Section 9.02, the parties acknowledge and agree that the condition set forth in Section 9.02(e) or such other condition shall not be satisfied and SPAC shall have the right to terminate this Agreement in accordance with Article X below.

Article IX

CONDITIONS TO THE TRANSACTIONS

SECTION 9.01 Conditions to the Obligations of Each Party. The obligations of the Company, SPAC, Holdco and Merger Sub to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Closing by SPAC and the Company of the following conditions:

(a) Company Arrangement Resolution. The Company Required Approval of the Company Arrangement Resolution shall have been approved at the Company Meeting in accordance with the Interim Order and applicable Law and a certified copy of such Company Arrangement Resolution shall have been delivered to SPAC.

(b) SPAC Stockholders’ Approval. The SPAC Proposals shall have been approved and adopted by the requisite affirmative vote of the SPAC Stockholders.

(c) Interim and Final Order. The Interim Order and the Final Order shall have each been obtained on terms consistent with this Agreement, and shall have not been set aside or modified in a manner unacceptable to either the Company or SPAC, each acting reasonably, on appeal or otherwise.

(d) No Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

(e) Antitrust Approval and Waiting Period. All required filings under the applicable Antitrust Laws, if any, shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under applicable Antitrust Laws shall have expired or been terminated, if any, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained.

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(f) Registration Statement. The Registration Statement shall have become effective under the Securities Act prior to the mailing of the Proxy Statement/Prospectus by SPAC to the SPAC Stockholders and the Canadian Information Circular to the Company Shareholders, and no stop order or proceedings seeking a stop order shall have been initiated by the SEC and not withdrawn.

(g) Arrangement Dissent Rights. Arrangement Dissent Rights shall not have been exercised (and not withdrawn) with respect to more than ten percent (10%) of the issued and outstanding Company Shares.

(h) Nasdaq Listing. The Holdco Common Shares and Holdco Warrants issuable under Article III and the Holdco Common Shares that will become issuable upon the exercise of the Holdco Warrants shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(i) D&O Tail Policies. The D&O Tail Policies and the Holdco D&O Policy shall have been bound and effective on or prior to the Closing.

SECTION 9.02 Conditions to the Obligations of SPAC. The obligations of SPAC to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Closing by SPAC of the following additional conditions:

(a) Representations and Warranties. (i) The (A) representations and warranties of the Company contained in Section 4.03(a) (Capitalization) shall be true and correct in all respects as of the Closing Date as though made at and as of the Closing Date except for de minimis errors therein (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (B) representations and warranties of the Company contained in Section 4.01(a) (first sentence) (Organization and Qualification; Subsidiaries), Section 4.02 (last sentence) (Governance Documents), Section 4.04 (Authority Relative to This Agreement), Section 4.08(c) (Absence of Certain Changes or Events), Section 4.26 (Brokers) and each representation and warranty in Article IV that is qualified by “Company Material Adverse Effect” or any similar limitation set forth herein shall be true and correct in all respects as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). (ii) Each representation and warranty of the Company contained in this Agreement (other than those referred to in clause (i) of this Section 9.02(a)) shall be true and correct (without giving effect to any limitation as to “material”, “in all material respects” any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Merger Effective Time.

(c) Officer Certificate. The Company shall have delivered to SPAC a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(d).

(d) Ecomedics Certificate. The Company shall cause Ecomedics to have delivered to SPAC a certificate, dated the date of Closing, signed by an officer of Ecomedics, certifying the accuracy of certain factual statements as to the history and historic business activities of Ecomedics in the form attached hereto as Schedule 9.02(d).

(e) Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred.

(f) Investors’ Rights Agreement. Holdco shall have delivered, or cause to be delivered, the Investors’ Rights Agreement duly by Holdco.

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(g) Chief Executive Officer Employment Agreement. The Chief Executive Officer of the Company and Holdco shall have executed an amended and restated employment agreement in accordance with the terms set forth on Schedule 9.02(g).

(h) Eagle Share Exchange. The Eagle Share Exchange shall have been completed immediately prior to the Arrangement Effective Time.

SECTION 9.03 Conditions to the Obligations of the Company, Holdco and Merger Sub. The obligations of the Company, Holdco and Merger Sub to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to Closing by the Company of the following additional conditions:

(a) Representations and Warranties. (i) The (A) representations and warranties of SPAC contained in Section 5.03(a) (Capitalization) shall be true and correct in all respects as of the Closing Date as though made at and as of the Closing Date except for de minimis errors therein (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (B) representations and warranties of SPAC, contained in Section 5.01(a) (first sentence) (Corporate Organization), Section 5.02 (last sentence) (Certificate of Incorporation and By-laws), Section 5.04 (Authority Relative to this Agreement), Section 5.08(b) (Absence of Certain Changes or Events), Section 5.16 (Brokers), Section 5.18 (SPAC Trust Fund) and each representation and warranty in Article V that is qualified by “SPAC Material Adverse Effect” or any similar limitation set forth herein shall be true and correct in all respects as of the Closing as though made on the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). (ii) Each representation and warranty of SPAC contained in this Agreement (other than those referred to in clause (i) of this Section 9.03(a)) shall be true and correct (without giving effect to any limitation as to “material”, “in all material respects” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a SPAC Material Adverse Effect.

(b) Agreements and Covenants. SPAC, Holdco and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Merger Effective Time.

(c) Officer Certificate. SPAC shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of SPAC, certifying as to the satisfaction of the conditions specified in Section 9.03(a)(i), Section 9.03(b), Section 9.03(d) and Section 9.03(f), including, in respect of Section 9.03(f) reasonable supporting materials for the amount of each item included within such calculation.

(d) Material Adverse Effect. Since the date of this Agreement, no SPAC Material Adverse Effect shall have occurred.

(e) FIRPTA Tax Certificates. On or prior to the Closing, SPAC shall deliver to the Company a properly executed certification that the shares of SPAC Common Stock are not “United States real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by SPAC with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(f) Available Net Cash. After giving effect to the exercise of the Redemption Rights and payments related thereto, SPAC shall have at least an aggregate of sixty million dollars ($60,000,000) of cash held either in or outside the Trust Account, including the aggregate amount of any proceeds from the PIPEs consummated prior to, or as of, the Closing.

(g) Resignation. Other than the director nominated by SPAC prior to Closing who the parties shall have identified as a continuing director, all members of the SPAC Board shall have executed written resignations effective as of the Merger Effective Time.

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Article X

TERMINATION, AMENDMENT AND WAIVER

SECTION 10.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Arrangement Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the Company or SPAC, as follows:

(a) by mutual written consent of SPAC and the Company;

(b) by either SPAC or the Company if the Arrangement Effective Time shall not have occurred prior to December 31, 2020 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 10.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article IX on or prior to the Outside Date;

(c) by either SPAC or the Company if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(d) by either SPAC or the Company if any of the SPAC Proposals shall fail to receive the requisite vote for approval at the SPAC Stockholders’ Meeting;

(e) by SPAC if the Company Board has withdrawn or modified in any manner adverse to SPAC its approval or recommendation of the Transactions or this Agreement;

(f) by SPAC if the Company Required Approval shall not have been obtained at the Company Meeting in accordance with the Interim Order and applicable Law;

(g) by SPAC upon a breach of any representation, warranty, covenant or agreement on the part of the Company, Holdco or Merger Sub set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 9.02(a) and 9.02(b) would not be satisfied (“Terminating Company Breach”); provided that SPAC has not waived such Terminating Company Breach and SPAC is not then in material breach of any of its representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, SPAC may not terminate this Agreement under this Section 10.01(g) unless such breach remains uncured thirty (30) days after written notice of such breach is provided by SPAC to the Company;

(h) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, or if any representation or warranty of SPAC shall have become untrue, in either case such that the conditions set forth in Sections 9.03(a) and 9.03(b) would not be satisfied (“Terminating SPAC Breach”); provided that the Company has not waived such Terminating SPAC Breach and the Company is not then in material breach of any of its representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating SPAC Breach is curable by SPAC, the Company may not terminate this Agreement under this Section 10.01(h) unless such breach remains uncured thirty (30) days after written notice of such breach is provided by the Company to SPAC; or

(i) by SPAC, if there shall have occurred a Company Material Adverse Effect.

SECTION 10.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in Section 10.02, Section 10.03, Article XI and any corresponding definitions set forth in Article I, which provisions shall survive such termination; provided, however, that nothing herein shall relieve any party from any liability for any willful and material breach of this Agreement.

SECTION 10.03 Transaction Expenses. In the event that this Agreement is terminated in accordance with Section 10.01 above, all Transaction Expenses incurred in connection with this Agreement, the Ancillary Agreements and the Transactions shall be paid by the party incurring such Transaction Expenses, except for Shared Transaction

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Expenses, which shall be borne equally between SPAC and the Company. If the Transactions are consummated, subject to Section 3.01(a), Holdco shall bear the reasonable and documented Transaction Expenses of all of the parties.

SECTION 10.04 Amendment. Subject to applicable Law and the Interim Order, this Agreement and the Plan of Arrangement, may, at any time and from time before or after the Company Meeting, but not later than the Arrangement Effective Time, be amended by mutual written agreement of each of the parties hereto, without further notice to or authorization on the part of the Company Shareholders. Without limiting the generality of the foregoing, any such amendment may: (a) change the time for the performance of any of the obligations or acts of the parties; (b) modify any representation or warranty contained herein or in any document to be delivered pursuant hereto; (c) modify any of the covenants contained herein or waive or modify the performance of any of the obligations of the parties; and (d) modify any mutual conditions contained herein. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 10.05 Waiver. At any time prior to the Merger Effective Time, (a) SPAC may (i) extend the time for the performance of any obligation or other act of the Company, Holdco or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of the Company, Holdco or Merger Sub contained herein or in any document delivered by the Company, Holdco or Merger Sub pursuant hereto and (iii) waive compliance with any agreement of the Company, Holdco or Merger Sub or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of SPAC, Holdco or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of SPAC, Holdco or Merger Sub contained herein or in any document delivered by SPAC, Holdco or Merger Sub pursuant hereto and (iii) waive compliance with any agreement of SPAC, Holdco or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Article XI

GENERAL PROVISIONS

SECTION 11.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties, agreements and covenants in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement shall terminate at the Merger Effective Time, except that (a) this Article XI shall survive the Merger Effective Time and (b) this Section 11.01 shall not limit any covenant or agreement of the parties that by its terms requires performance after the Closing. Effective as of the Closing, there are no remedies available to the parties hereto with respect to any breach of the representations, warranties, covenants or agreements of the parties to this Agreement, except, with respect to those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing and the remedies that may be available under Section 11.10.

SECTION 11.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or by email to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

if to SPAC:

Schultze Special Purpose Acquisition Corp.
Attention: George Schultze; Gary Julien
Email: schultze@samco.net; gjulien@samco.net

with a copy (which shall not constitute notice) to:

Greenberg Traurig, P.A.
Attention: Alan I. Annex, Esq.
Email: annexa@gtlaw.com

if to the Company, Holdco or Merger Sub:

Clever Leaves International Inc.
Attention: Kyle Detwiler
Email: kyle.detwiler@cleverleaves.com

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with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP

Attention: Sebastian L. Fain, Esq.

Pamela L. Marcogliese, Esq.

Email: sebastian.fain@freshfields.com

pamela.marcogliese@freshfields.com

SECTION 11.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 11.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 8.03(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

SECTION 11.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 8.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 11.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State, except to the extent mandatorily governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein, including the provisions relating to the Arrangement and the Plan of Arrangement. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 11.07 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES

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THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.07.

SECTION 11.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 11.10 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Transactions) in the Chancery Court of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

[Signature Page Follows]

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IN WITNESS WHEREOF, SPAC, Holdco, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SCHULTZE SPECIAL PURPOSE ACQUISITION cORP.
By	/s/ George J. Schultze
Name:	George J. Schultze
Title:	Chief Executive Officer and President
CLEVER LEAVES HOLDINGS INC.
By	/s/ Kyle Detwiler
Name:	Kyle Detwiler
Title:	Director
NOVEL Merger Sub INC.
By	/s/ Kyle Detwiler
Name:	Kyle Detwiler
Title:	Chief Executive Officer
CLEVER LEAVES INTERNATIONAL INC.
By	/s/ Kyle Detwiler
Name:	Kyle Detwiler
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

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EXHIBIT A

Investors’ Rights Agreement

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EXHIBIT A

INVESTORS’ RIGHTS AGREEMENT

THIS INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is entered into as of the [__] day of [____], 2020, by and among Clever Leaves Holdings Inc., a corporation organized under the laws of British Columbia, Canada (the “Company”), and the undersigned parties listed under Investors on the signature page hereto (each, an “Investor” and collectively, the “Investors”).

WHEREAS, the Company is party to that certain Business Combination Agreement, dated as of July 25, 2020 (the “BCA”), by and among the Company, Schultze Special Purpose Acquisition Corp., a Delaware corporation (“Schultze”), Novel Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Clever Leaves International Inc., a corporation organized under the laws of British Columbia, Canada, pursuant to which, among other things, Merger Sub will merge with and into Schultze (with Schultze being the surviving entity) in exchange for Schultze’s stockholders receiving Common Shares of the Company as provided by the BCA; and

WHEREAS, in connection with the transactions contemplated by the BCA, the Company has agreed to grant to the Investors certain rights with respect to nomination of directors and the registration of the Registrable Securities (as defined below) on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.      DEFINITIONS. The following terms used herein have the following meanings:

1.1.   “Affiliate” means, with respect to any specified person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified person, through one or more intermediaries or otherwise.

1.2.   “Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

1.3.   “Assignment Agreement” means that certain Assignment, Assumption and Amendment Agreement dated as of [__], 2020, by and among the Company, Schultze and Continent Stock Transfer & Trust Company.

1.4.   “Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Exchange Act.

1.5.   “Board of Directors” means the board of directors of the Company.

1.6.   “Commission” means the Securities and Exchange Commission, or any other Federal agency then administering the Securities Act or the Exchange Act.

1.7.   “Common Shares” means the Common Shares of the Company.

1.8.   “Company” is defined in the preamble to this Agreement.

1.9.   “Demand Registration” is defined in Section 2.1.1.

1.10. “Demanding Holder” is defined in Section 2.1.1.

1.11. “Earn-Out Shares” means the Common Shares issuable pursuant to the Transaction Support Agreement.

1.12. “Earn-Out Target Conditions” means the First Level Earn-Out Target and the Second Level Earn-Out Target (each as defined in Exhibit A to the Transaction Support Agreement).

1.13. “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

1.14. “Form S-3” is defined in Section 2.2.4.

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1.15. “Indemnified Party” is defined in Section 4.3.

1.16. “Indemnifying Party” is defined in Section 4.3.

1.17. “Independent Director” shall mean a director who complies with the independence requirements for directors with respect to the Company (without reference to any applicable exemptions from such requirements, and without reference to any heightened requirements for service on the audit committee of the Board of Directors) for companies listed on Nasdaq.

1.18. “Initiating Holders” is defined in Section 2.1.1.

1.19. “Investor” is defined in the preamble to this Agreement.

1.20. “Investor Indemnified Party” is defined in Section 4.1.

1.21. “Maximum Number of Shares” is defined in Section 2.1.4.

1.22. “Minimum Holding Condition” is defined in Section 6.1.1.

1.23. “Misstatement” is defined in Section 3.1.4.

1.24. “Notices” is defined in Section 6.3.

1.25. “Permitted Transferees” means (i) with respect to any Investor, its (a) officers, directors, members, consultants or Affiliates, (b) relatives and trusts for estate planning purposes, (c) descendants upon death or (d) pursuant to a qualified domestic relations order; (ii) the Company; and (iii) any other Investor.

1.26. “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

1.27. “Piggy-Back Registration” is defined in Section 2.2.1.

1.28. “Pro Rata” is defined in Section 2.1.4.

1.29. “Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

1.30. “Registrable Securities” means (i) any Common Shares issued to an Investor pursuant to the terms of the BCA, (ii) any Common Shares issuable upon the exercise of the Warrants, and (iii) any Common Shares issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the Common Shares referenced in clauses (i) and (ii) above. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding; or (d) the Registrable Securities are freely saleable under Rule 144 under the Securities Act without volume limitations.

1.31. “Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

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1.32. “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

1.33. “SPAC Director” means an individual elected to the Board of Directors that has been nominated by the Investors pursuant to this Agreement.

1.34. “SPAC Majority Holders” is defined in Section 6.1.1.

1.35. “SPAC Shares” means Common Shares held by the Investors.

1.36. “Warrants” means the Private Warrants and Public Warrants issued pursuant to the Existing Warrant Agreement (each as defined in the Assignment Agreement) and assumed by the Company pursuant to the Assignment Agreement.

1.37. “Transaction Support Agreement” means the Transaction Support Agreement dated as of July 25, 2020, by and among the Company, Schultze and the other parties party thereto.

1.38. “Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

2.      REGISTRATION RIGHTS.

2.1.   Demand Registration.

2.1.1. Request for Registration. At any time and from time to time on or after the expiration of the Lockup Period (as such term is defined in the Transaction Support Agreement), Investors holding at least a majority in interest of the then-outstanding number of Registrable Securities held by all Investors (such Investors, the “Initiating Holders”) may make a written demand for registration under the Securities Act of all or part of their Registrable Securities (a “Demand Registration”). Any demand for a Demand Registration shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will notify all holders of Registrable Securities of the demand, and each holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each such holder including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify the Company, and provide the information request by the Company to prepare the Registration Statement, within five (5) days after the receipt by the holder of the notice from the Company. Upon any such request and provision of such information, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.1.4 and the provisos set forth in Section 3.1.1. The Company shall not be obligated to effect more than an aggregate of two (2) Demand Registrations under this Section 2.1.1 in respect of all Demand Registrations initiated by the Investors.

2.1.2. Effective Registration. A registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority in interest of the Demanding Holders thereafter elect to continue the offering; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated. For the avoidance of doubt, any terminated Registration Statement shall be counted as a Demand Registration provided for in Section 2.1.

2.1.3. Underwritten Offering. If a majority in interest of the Demanding Holders so elect and such holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. In such event, the right of any holder to include its Registrable Securities in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by the Initiating Holders.

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2.1.4. Reduction of Offering. If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering advises, in its good faith opinion, the Company and the Demanding Holders that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other shares of Common Shares or other securities which the Company desires to sell and the shares of Common Shares, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other shareholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in such registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Initiating Holders (pro rata in accordance with the number of shares that each such person has requested be included in such registration, regardless of the number of shares held by each such person (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the shares of Common Shares or other securities that any other Demanding Holders desire to sell that can be sold without exceeding the Maximum Number of Shares; (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the shares of Common Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and (iv) fourth, to the extent that the Maximum Number of Shares have not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Common Shares or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Shares.

2.1.5. Demand Registration Withdrawal. If a majority-in-interest of the Demanding Holders disapprove of the terms of any underwriting or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. If a majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration then such registration shall count as a Demand Registration provided for in Section 2.1.

2.2.     Piggy-Back Registration.

2.2.1. Piggy-Back Rights. If at any time on or after the date the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for shareholders of the Company for their account (or by the Company and by shareholders of the Company including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) for the registration of shares or equity securities underlying any Warrants, then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within five (5) days following receipt of such notice, provided such holders also provide the information requested by the Company to prepare the Registration Statement within five (5) days following receipt of such notice (a “Piggy-Back Registration”). Subject to Section 2.2.2, the Company shall cause such Registrable Securities to be included in such registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

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2.2.2. Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the holders of Registrable Securities that in its good faith opinion the dollar amount or number of shares of Common Shares which the Company desires to sell, taken together with shares of Common Shares, if any, as to which registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the holders of Registrable Securities hereunder, the Registrable Securities as to which registration has been requested under this Section 2.2, and the shares of Common Shares, if any, as to which registration has been requested pursuant to the written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Shares, then the Company shall include in any such registration:

(a) If the registration is undertaken for the Company’s account: (A) the shares of Common Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (B) to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Shares or other securities, if any, comprised of Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares; and (C) to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Shares or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares; and

(b) If the registration is a “demand” registration undertaken at the demand of persons other than the holders of Registrable Securities, (A) first, the shares of Common Shares or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), collectively the shares of Common Shares or other securities comprised of Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Shares or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares.

2.2.3. Piggyback Registration Withdrawal. Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement. The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement.

2.2.4. Registrations on Form S-3. The holders of Registrable Securities may at any time and from time to time request in writing that the Company register the resale of any or all of such Registrable Securities on Form S-3 or any similar short-form registration which may be available at such time (“Form S-3”) so long as such request covers at least $25 million worth of the market value of Common Shares; provided, however, that the Company shall not be obligated to effect such request through an underwritten offering. Upon receipt of such written request, the Company will give written notice of the proposed registration to all other holders of Registrable Securities, and each holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in such registration on such Form S-3 shall so notify the Company, and provide the information request by the Company to prepare the Registration Statement, within five (5) days after the receipt by the holder of the notice from the Company. As soon as practicable thereafter, the Company shall effect the registration of all or such portion of such holder’s or holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities or other securities of the Company, if any; provided, however, that the Company shall not be obligated to effect any such registration pursuant to this Section 2.2.4: (i) if Form S-3 is not available for such offering; or (ii) if the holders of the Registrable Securities, together with the holders of any other securities of the Company entitled to

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inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at any aggregate price to the public of less than $25 million. Registrations effected pursuant to this Section 2.2.4 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

3.      REGISTRATION PROCEDURES.

3.1. Filings; Information. Whenever the Company is required to effect the registration of any Registrable Securities pursuant to Section 2, the Company shall use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as reasonably possible, and in connection with any such request:

3.1.1. Filing Registration Statement. The Company shall use commercially reasonable efforts after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its commercially reasonably efforts to cause such Registration Statement to become effective and, upon request of the holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for the period required by Section 3.1.3; provided, however, that the Company shall have the right to defer any Demand Registration for up to sixty (60) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any demand registration to which such Piggy-Back Registration relates, in each case if the Company shall furnish to the holders a certificate signed by the President or Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors, it would be materially detrimental to the Company and its shareholders for such Registration Statement to be effected at such time; provided further, however, that the Company shall not have the right to exercise the right set forth in the immediately preceding proviso more than twice in any 365-day period in respect of a Demand Registration hereunder.

3.1.2. Copies. The Company shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such holders.

3.1.3. Amendments and Supplements. Except as otherwise set forth herein, the Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act in order to enable the disposition of all Registrable Securities and other securities covered by such Registration Statement.

3.1.4. Notification. After the filing of a Registration Statement, the Company shall promptly after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within five (5) business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order; and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading (a “Misstatement”), and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon.

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3.1.5. State Securities Laws Compliance. The Company shall use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business or to file a general consent to service of process in any jurisdiction, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

3.1.6. Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable in an underwritten offering, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. No holder of Registrable Securities included in such Registration Statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such holder’s material agreements and organizational documents, and with respect to written information relating to such holder that such holder has furnished in writing expressly for inclusion in such Registration Statement.

3.1.7. Cooperation. The chief executive officer, the chief financial officer, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors in an underwritten offering.

3.1.8. Records. The Company shall make available for inspection by any seller of Registrable Securities included in the Registration Statement, any Underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other professional retained by any such seller of Registrable Securities or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any of them in connection with such Registration Statement.

3.1.9. Opinions and Comfort Letters. The Company shall obtain an opinion or comfort letter from the Company’s legal counsel and independent public accountants delivered to any Underwriter in the event of an underwritten offering, in customary form and covering such matters of the type customarily covered by any opinions or comfort letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority in interest of the participating holders.

3.1.10. Earnings Statement. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as reasonably practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.11. Listing. The Company shall use its commercially reasonable efforts to cause all Registrable Securities included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated.

3.1.12. Road Show. If the registration involves the registration of Registrable Securities involving gross proceeds in excess of $25,000,000, the Company shall use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any underwritten offering.

3.1.13. Other. The Company shall otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Investors, in connection with any Registration.

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3.2. Obligation to Suspend Distribution. Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv) or that a Registration Statement contains a Misstatement, each holder of Registrable Securities included in any Registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or is advised in writing by the Company that the use of the prospectus contained in such Registration Statement may be resumed, and, if so directed by the Company, each such holder will deliver to the Company all written copies, other than permanent file copies then in such holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. The Company shall immediately notify the holders of Registrable Securities of the expiration of any period during which it exercised its rights under this Section 3.2.

3.3. Registration Expenses. The Company shall bear all costs and expenses incurred in connection with any Demand Registration pursuant to Section 2.1, any Piggy-Back Registration pursuant to Section 2.2, and any registration on Form S-3 effected pursuant to Section 2.2.4, and all of the following expenses incurred in performing or complying with its other obligations under this Agreement: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.11; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for the Company and reasonable fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the reasonable fees and expenses of any special experts retained by the Company in connection with such registration and (ix) the reasonable and documented fees and expenses, not to exceed $75,000 in connection with any Registration Statement, of one legal counsel selected by the holders of a majority in interest of the Registrable Securities included in such registration. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, all selling shareholders and the Company shall bear the expenses of the Underwriter Pro Rata in proportion to the respective amount of shares each is selling in such offering.

3.4. Information. The holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the Company’s obligation to comply with federal, provincial and applicable state securities laws.

4.      INDEMNIFICATION AND CONTRIBUTION.

4.1. Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the extent permitted by law, each Investor whose Registrable Securities are covered by a Registration Statement, such Investor’s officers, directors and each Person, if any, who controls such Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Investor Indemnified Party”), from and against any out-of-pocket expenses, losses, judgments, claims, damages or liabilities (collectively, “Losses”), caused by any Misstatement or alleged Misstatement contained in any Registration Statement, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the Investor Indemnified Party for any legal and any other expenses reasonably incurred by such Investor Indemnified Party in connection with investigating and defending any such Loses; provided, however, that the Company shall not be liable in any such case to the extent that any such Losses arises out of or is based upon any Misstatement made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling holder expressly for use therein. In connection with an underwritten offering, the Company also shall indemnify any Underwriter of the Registrable Securities, their officers, directors, and each person who controls such Underwriter to the same extent as provided above with respect

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to the indemnification of the Investor Indemnified Parties. It is agreed that the indemnity agreement contained in this Section 4.1 shall not apply to amounts paid in settlement of any such Losses (or actions in respect thereof) if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

4.2. Indemnification by Holders of Registrable Securities. Subject to the limitations set forth in Section 4.4.3 hereof, each selling holder of Registrable Securities will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling holder, indemnify and hold harmless the Company, each of its directors and officers and each Underwriter (if any), and each other selling holder and each other person, if any, who controls another selling holder or such Underwriter within the meaning of the Securities Act, against any Losses, insofar as such Losses arise out of or are based upon any Misstatement or alleged Misstatement contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each other selling holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such Loss. Each selling holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling holder.

4.3. Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any Loss in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the Loss; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written advice of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of any Losses for which the Indemnified Party seeks indemnification hereunder if such settlement or judgment includes any non-monetary remedies, requires an admission of fault or culpability on the part of the Indemnified Party or does not include an unconditional release from all liability of the Indemnified Party in respect of such Losses.

4.4. Contribution.

4.4.1. If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any Loss referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such Loss. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the Misstatement relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such Misstatement.

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4.4.2. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3. The amount paid or payable by an Indemnified Party as a result of any Loss referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5.      RULE 144 INFORMATION.

5.1. Rule 144. The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

6.      BOARD OF DIRECTORS.

6.1. Director Nomination Rights.

6.1.1. For so long as the Minimum Holding Condition is satisfied, the Investors holding a majority in interest of the SPAC Shares then outstanding (the “SPAC Majority Holders”) shall have the right to nominate, collectively, one person (the “Nominee”) to the Board of Directors for election to the Board of Directors by giving written notice to the Company not later than twenty (20) days after receiving notice of the date of the applicable meeting of shareholders provided to the Investors, provided that the Nominee has: (a) provided the Company with the Nominee’s written consent to a customary background check, which consent shall be provided promptly after the Nominee is proposed; (b) completed a reasonably satisfactory interview with the Nominating and Governance Committee (or similarly designated committee), which shall be completed as promptly as practicable following receipt of a completed director questionnaire; (c) provided the Company with a completed director questionnaire (in the form to be provided by the Company within three (3) business days of being identified) and such other information required as may be reasonably requested by the Board of Directors; (d) agreed to take all necessary action not be considered to be “overboarded” under the applicable policies of Institutional Shareholder Services, Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) as a result of his or her appointment to the Board of Directors; and (e) qualifies as an Independent Director. In the event the Nominating and Governance Committee declines to approve a Nominee, the SPAC Majority Holders may propose a new Nominee, subject to the approval process described above, until a Nominee is approved in accordance with this Section 6.1.1. For purposes of this Agreement, the “Minimum Holding Condition” shall be deemed to be satisfied until the first such time that Investors (together with their respective Affiliates) cease to Beneficially Own collectively a number of Common Shares equal to or greater than: (i) 50% of the total number of Common Shares held by the Investors on the date hereof (as the same may be adjusted by share splits, reverse splits, share dividends, recapitalizations or other similar events) and (ii) 2.0% of the then-issued and outstanding Common Shares, as determined on a fully diluted basis, including the Earn-Out Shares for so long as the Earn-Out Target Conditions pertaining to such Earn-Out Shares remain capable of being satisfied; provided that if the Investors do not satisfy clause (ii) of the Minimum Holding Condition at closing of the transactions contemplated by the BCA, the Minimum Holding Condition shall nevertheless be deemed to be satisfied until such time that the Investors (or any of their respective Affiliates) sell, transfer or otherwise divest any Common Shares, in which case the Minimum Holding Condition shall immediately cease to be satisfied.

6.1.2. Following approval of a Nominee by the Board of Directors, the Company shall take all actions necessary to ensure that: (i) the applicable Nominee is included in the Board of Director’s slate of nominees to the shareholders of the Company for each election of directors and recommended by the Board of Directors at any meeting of shareholders called for the purpose of electing directors; (ii) the Nominee up for election is included in

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the proxy statement prepared by management of the Company in connection with the Company’s soliciting proxies or consents in favor of the foregoing for every meeting of the shareholders of the Company called with respect to the election of members of the Board of Directors, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the shareholders of the Company or the Board of Directors with respect to the election of members of the Board of Directors; and (iii) such Nominee receives the same level of support as is provided for the other director nominees of the Company with respect to the applicable meeting of stockholders or consent solicitation. In addition, each Investor agrees with the Company that such Investor shall vote in favor of each person to be appointed or nominated, as the case may be, for election to the Board of Directors and who has been recommended by the Board of Directors for such appointment or nomination at every meeting of the shareholders of the Company called with respect to the election of members of the Board of Directors, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the shareholders of the Company or the Board of Directors with respect to the election of members of the Board of Directors.

6.1.3. If a vacancy occurs because of the death, disability, disqualification, resignation or removal of a SPAC Director or for any other reason, and at such time, the Minimum Holding Condition is satisfied then SPAC Majority Holders shall be entitled to designate such person’s successor, and the Company shall, within ten (10) days of such designation, take all necessary actions within its control such that such vacancy shall be filled with such successor Nominee, it being understood that any such successor designee shall serve the remainder of the term of the director whom such designee replaces.

6.1.4. If at any time, the Minimum Holding Condition cease to be satisfied, then within ten (10) days of such occurring, the SPAC Director shall tender his or her resignation to the Board of Directors for the Board of Director’s consideration. The Investors’ board designation right pursuant to this Section 6 shall terminate and be of no further force and effect upon the first time the Investors cease to satisfy the Minimum Holding Condition and shall not be reinstated under any circumstances.

6.2. Compensation Committee. Following closing of the transactions contemplated by the BCA, the Company shall take all necessary action to appoint the first Nominee who is designated pursuant to this Agreement to the Compensation Committee of the Board of Directors; provided that the Nominee shall only be entitled to sit on the Compensation Committee to the extent permitted by federal securities laws or other applicable laws and stock exchange regulations, including qualifying as an Independent Director. The Nominee designated to serve on the Compensation Committee shall have the right under this Agreement to serve on such committee until the earliest of: (a) the Minimum Holding Condition ceasing to be satisfied, (b) such Nominee’s death, disability, disqualification, resignation or removal and (c) the Company’s first annual election of directors.

6.3. Director Consent Rights. If (x) at the time of the closing of the transactions contemplated by the BCA, the Board of Directors is composed of five (5) or fewer directors, (y) the Company proposes for the number of directors comprising the Board of Directors to be greater than five (5) directors and (z) at the time the Company makes such proposal, the Minimum Holding Condition is satisfied, then prior to the nomination (or, if there is no nomination, the appointment) of a sixth individual to the Board of Directors (an “Additional Director”), the SPAC Majority Holders shall have the right to consent (such consent not to be unreasonably withheld, conditioned or delayed) to the nomination (or, if there is no nomination, the appointment) of the Additional Director; provided, however, that such right to consent with respect to such Additional Director shall expire upon an Additional Director becoming a member of the Board of Directors in accordance with the requirements of this sentence. For the avoidance of doubt, if the SPAC Majority Holders do not provide consent to the nomination of an Additional Director in accordance with this Section 6.3 (and the refusal to provide consent was reasonable), the Company may propose a new Additional Director, and such nomination (or, if there is no nomination, the appointment) of such Additional Director shall be subject to the approval process described above, until the SPAC Majority Holders shall have consented to the nomination (or, if there is no nomination, the appointment) and such Additional Director shall have begun service as a member of the Board of Directors.

7.      MISCELLANEOUS.

7.1. Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may only be transferred or assigned to Permitted Transferees of a holder of Registrable Securities. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and the Permitted Transferees of the applicable holder of

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Registrable Securities or of any assignee of the Investors or holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 7.2.

7.2. Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

To the Company:

Clever Leaves Holdings Inc.
489 Fifth Ave, 27th Floor
New York, NY 10017
Attn: Kyle Detwiler, Chief Executive Officer
Email: kyle.detwiler@cleverleaves.com

with a copy to:

Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue, 31st Floor
New York, NY 10022
Attn: Sebastian L. Fain, Esq.

Pamela L. Marcogliese, Esq.
Email: sebastian.fain@freshfields.com

pamela.marcogliese@freshfields.com

To an Investor, to the address set forth below such Investor’s name on Exhibit A.

7.3. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

7.4. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of a signed counterpart of this Agreement by facsimile or email/pdf transmission shall constitute valid and sufficient delivery thereof.

7.5. Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

7.6. Modifications and Amendments. No amendment, modification or termination of this Agreement shall be binding upon any party unless executed in writing by such party.

7.7. Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

7.8. Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No

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waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

7.9. Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Investor or any other holder of Registrable Securities may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

7.10. Governing Law; Dispute Resolution. This Agreement shall be governed by the laws of the Province of British Columbia and the laws of Canada applicable in such Province. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the courts of the Province of British Columbia for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the courts of the Province of British Columbia, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

7.11. Waiver of Trial by Jury. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAVIER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT OR DELICT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW, CIVIL LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHT TO A TRIAL BY JURY FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Each party will bear its own costs in respect of any disputes arising under this Agreement. The prevailing party shall be entitled to reasonable legal fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in any court of competent jurisdiction.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties have caused this Investors’ Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY:

CLEVER LEAVES HOLDINGS INC.

By:
Name:
Title:

INVESTORS:

SCHULTZE SPECIAL PURPOSE ACQUISITION SPONSOR, LLC

By:	Schultze Asset Management, LP
By:	Schultze Asset Management GP, LLC

By:
Name: George J. Schultze
Title: Managing Member

Name: William G. LaPerch

Name: William T. Allen

Name: John J. Walker

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EXHIBIT A

Investor Names and Addresses

Schultze Special Purpose Acquisition Sponsor, LLC
800 Westchester Avenue, Suite 632
Rye Brook, NY 10573

William G. LaPerch c/o Schultze Special Purpose Acquisition Corp.

800 Westchester Avenue, Suite 632

Rye Brook, NY 10573

William T. Allen c/o Schultze Special Purpose Acquisition Corp.

800 Westchester Avenue, Suite 632

Rye Brook, NY 10573

John J. Walker c/o Schultze Special Purpose Acquisition Corp.

800 Westchester Avenue, Suite 632

Rye Brook, NY 10573

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EXHIBIT B

Company Arrangement Resolution

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EXHIBIT B

FORM OF COMPANY ARRANGEMENT RESOLUTION

ARRANGEMENT RESOLUTION — CLEVER LEAVES INTERNATIONAL INC. BE IT RESOLVED, AS A SPECIAL RESOLUTION, THAT:

1.      The arrangement (the “Arrangement”) under Part 9, Division 5 of the Business Corporations Act (British Columbia) (the “BCBCA”) involving Clever Leaves International Inc., a corporation existing under the laws of the Province of British Columbia (the “Corporation”) and its shareholders (the “Corporation Shareholders”), pursuant to the business combination agreement by and among the Corporation, Schultze Special Purpose Acquisition Corp., Clever Leaves Holdings Inc. (“Holdco”) and Novel Merger Sub Inc. dated July 25, 2020, as it may be modified, supplemented or amended from time to time in accordance with its terms (the “Agreement”), as more particularly described and set forth in the management information circular of the Corporation dated [•], 2020 (the “Circular”), and all transactions contemplated thereby (collectively, the “Business Combination”), are hereby authorized, approved and adopted.

2.      The plan of arrangement of the Corporation, as it has been or may be modified, supplemented or amended in accordance with the Agreement and its terms (the “Plan of Arrangement”), the full text of which is set out as Exhibit “C” to the Agreement, is hereby authorized, approved and adopted.

3.      The Agreement and all transactions contemplated therein, including all actions of the directors of the Corporation in approving the Business Combination as a whole and all actions of the directors and officers of the Corporation in executing and delivering the Agreement and any modifications, supplements or amendments thereto, and causing the performance by the Corporation of its obligations thereunder, are hereby ratified, confirmed and approved.

4.      The Corporation be and is hereby authorized to apply for a final order from the British Columbia Supreme Court (the “Court”) to approve the Arrangement on the terms set forth in the Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented and as described in the Circular).

5.      Notwithstanding that this resolution has been passed (and the Plan of Arrangement adopted) by the Corporation Shareholders or that the Arrangement has been approved by the Court, the directors of the Corporation are hereby authorized and empowered, without further notice to or approval of Corporation Shareholders, subject to the terms of the Agreement and Plan of Arrangement, to: (a) amend, modify or supplement the Agreement or the Plan of Arrangement; and (b) not proceed with the Arrangement and any related transactions.

6.      Any one officer or director of the Corporation is hereby authorized and directed, for and on behalf of the Corporation, to execute or cause to be executed and to deliver or cause to be delivered, whether under corporate seal of the Corporation or otherwise, and to deliver or cause to be delivered:

(a)     to the Registrar under the BCBCA for filing such documents as are necessary or desirable to give effect to the Arrangement and the Plan of Arrangement in accordance with the Agreement; and

(b)    all such other documents and instruments and to perform or cause to be performed all such other acts and things as, in such person’s opinion, may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument to the doing of any such act or thing.

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EXHIBIT C

Plan of Arrangement

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EXHIBIT C

PLAN OF ARRANGEMENT UNDER SECTION 288 OF
THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

Article 1
DEFINITIONS AND INTERPRETATION

1.1    Definitions

In this Plan of Arrangement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a)     “Arrangement” means the arrangement under Part 9, Division 5 of the BCBCA, on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations to this Plan of Arrangement made in accordance with the terms of the Business Combination Agreement and the provisions of this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of SPAC and the Company, such consent to not to be unreasonably withheld, conditioned or delayed;

(b)    “Arrangement Consideration” means the amount, expressed in U.S. dollars, set out in the Company Certificate;

(c)     “BCBCA” means the Business Corporations Act (British Columbia);

(d)    “Business Combination Agreement” means the business combination agreement dated as of July 25, 2020 among SPAC, Holdco, Novel Merger Sub Inc., and Company, together with the schedules attached thereto, as same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

(e)     “Business Day” means a day, except a Saturday, a Sunday or any other day on which the SEC in Washington, D.C. or banks in New York, New York or Vancouver, British Columbia, Canada are authorized or required by Law to be closed;

(f)     “Calculation Methodology” means the methodology, assumptions, formulas and techniques used to calculate the Exchange Ratio, Class D Preferred Conversion Ratio and Option and Warrant Value as set forth on Exhibit F to the Business Combination Agreement;

(g)    “Cash Arrangement Consideration” means an aggregate amount up to seven million five hundred thousand dollars ($7,500,000), which aggregate final amount shall be set forth on the Payment Spreadsheet;

(h)    “Class D Preferred Conversion Ratio” means the ratio for which each Company Class D Preferred Share shall, at the Effective Time, convert into the right to receive that number of Company Common Shares, as determined in accordance with the Company Articles as set forth in the Calculation Methodology;

(i)     “Closing Date” means the date on which the Merger shall become effective;

(j)     “Company” means Clever Leaves International Inc;

(k)    “Company Arrangement Resolution” means a special resolution of the Company Shareholders in respect of the Arrangement to be considered at the Company Meeting, in substantially the form attached to the Business Combination Agreement as Exhibit B;

(l)     “Company Common Shares” means the Company’s Class A voting common shares;

(m)   “Company Meeting” means the meeting of the Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of the Business Combination Agreement, that is to be convened as provided by the Interim Order to consider, and if deemed advisable approve, the Company Arrangement Resolution;

(n)    “Company Shareholders” means the holders of the Company Shares;

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(o)    “Company Shares” means the Company Common Shares and the Company Preferred Shares;

(p)    “Court” means the Supreme Court of British Columbia;

(q)    “Dissent Rights” means the right of a Dissenting Company Shareholder to dissent to the Company Arrangement Resolution and to be paid the fair market value of the Company Shares, as the case may be, granted pursuant to the Interim Order, all in accordance with Section 291(2)(c) of the BCBCA (as modified by the Interim Order), the Interim Order and Article 5 of this Plan of Arrangement;

(r)     “Dissenting Company Shareholder” means a registered Company Shareholder who dissents in respect of the Arrangement in strict compliance with Article 5 of this Plan of Arrangement and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights as at the Effective Time;

(s)     “Effective Date” means the calendar day immediately preceding the Closing Date;

(t)     “Effective Time” means 11:59 p.m. Vancouver, British Columbia time, on the Effective Date, or such other time on the Effective Date as the Company and SPAC agree in writing (but in any event not later than on the calendar day immediately preceding the Closing Date);

(u)    “Exchange Agent” means a bank or trust company that shall be designated by SPAC and is reasonably satisfactory to the Company;

(v)    “Exchange Ratio” means the ratio for which each Company Common Share receiving the Arrangement Share Consideration Amount shall, at the Effective Time, convert into the right to receive that number of Holdco Common Shares determined in accordance with the Calculation Methodology;

(w)    “Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA, in a form reasonably acceptable to each of SPAC and the Company, approving the Arrangement, as such order may be amended by the Court with the consent of SPAC and Company, such consent to not be unreasonably withheld, conditioned or delayed, at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended, on appeal, provided that any such amendment is reasonably acceptable to each of SPAC and the Company;

(x)    “Holdco” means Clever Leaves Holdings Inc., a corporation organized under the laws of British Columbia, Canada;

(y)    “Holdco Common Shares” means the common shares in the capital of Holdco;

(z)     “Holdco Shareholders” means the registered holders of Holdco Common Shares;

(aa)   “Immediate Family” means any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin;

(bb)  “Interim Order” means the interim order of the Court contemplated by Section 2.02 of the Business Combination Agreement and made pursuant to Section 291 of the BCBCA, in a form reasonably acceptable to each of SPAC and the Company, providing for, among other things, the calling and holding of the Company Meeting, as the same may be amended by the Court with the consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed, provided that any such amendment is reasonably acceptable to each of the Company and SPAC;

(cc)   “Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities Laws, and not including any license of Intellectual Property);

(dd)  “Locked Shares” mean the Holdco Common Shares issued and outstanding at the time Section 3.1(g) occurs in the Plan of Arrangement;

(ee)   “Lockup Period” means the period commencing on the Effective Date and ending on the earlier of (A) the date that is one (1) year following the Closing Date and (B) the date on which the closing price of the Holdco Common Shares on Nasdaq as reported by Bloomberg Financial L.P. using the AQR function

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equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within any consecutive 30-trading day period commencing after the 180th day after the Closing Date;

(ff)    “Payment Spreadsheet” means a spreadsheet that shall be delivered by the Company to SPAC pursuant to Section 3.01(b) of the Business Combination Agreement at least five (5) Business Days prior to the Closing, which shall set forth, in accordance with the Calculation Methodology, the allocation of the Arrangement Consideration among each of the Company Shareholders, including (a) the number of Holdco Common Shares issuable to each Company Shareholder and (b) the amount of Cash Arrangement Consideration payable to Selling Shareholders;

(gg)  “Plan of Arrangement” means this Plan of Arrangement;

(hh)  “Purchased Shares” means the Company Common Shares designated as Purchased Shares in the Payment Spreadsheet that are purchased by Holdco as part of the Arrangement from certain Company Shareholders in exchange for the Cash Arrangement Consideration;

(ii)    “Selling Shareholders” means the Company Shareholders that are designated in the Payment Spreadsheet as holders of Purchased Shares, and will sell Company Shares to Holdco and receive Cash Arrangement Consideration as part of the Arrangement;

(jj)    “SPAC” means Schultze Special Purpose Acquisition Corp.; and

(kk)  “Tax Act” means the Income Tax Act (Canada).

Any capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Business Combination Agreement. In addition, words and phrases used herein and defined in the Business Combination Agreement and not otherwise defined herein shall have the same meaning herein as in the Business Combination Agreement unless the context otherwise requires.

1.2    Interpretation Not Affected by Headings

The division of this Plan of Arrangement into articles, sections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular article, section or other portion hereof and include any instrument supplementary or ancillary hereto.

1.3    Number, Gender and Persons

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter and the word person and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof) and any other entity or group of persons of any kind or nature whatsoever.

1.4    Date for any Action

If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5    Statutory References

Any reference in this Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

1.6    Currency

Unless otherwise stated, all references to currency, monetary values and dollars set forth herein shall mean U.S. dollars (USD) and all payments hereunder shall be made in U.S. dollars (USD).

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1.7    Time

All times expressed herein are local time (Vancouver, British Columbia) unless otherwise stipulated herein.

Article 2
BUSINESS COMBINATION AGREEMENT AND EFFECT OF ARRANGEMENT

2.1    Business Combination Agreement

(a)     This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Business Combination Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth herein, unless otherwise indicated.

(b)    This Plan of Arrangement will, effective at and after the Effective Time, become effective and be binding on the Company, Holdco, and the Company Shareholders, without any further act or formality required on the part of any person except as expressly provided herein.

Article 3
ARRANGEMENT

3.1    Arrangement

Commencing at the Effective Time the following transactions will occur and be deemed to occur in the following sequence without further act or formality:

(a)     each Company Share held by a Dissenting Company Shareholder who has validly exercised such Company Shareholder’s Dissent Rights pursuant to Article 5 of this Plan of Arrangement and which Dissent Rights remain valid immediately prior to the Effective Time shall be transferred to, and acquired by the Company without any further act or formality on its part, free and clear of all Liens, and cancelled and the Dissenting Company Shareholder shall cease to: (i) be a registered Company Shareholder; and (ii) have any rights as a Company Shareholder other than the right to be paid the fair value of such Company Share in accordance with Article 5 of this Plan of Arrangement;

(b)    each Company Class C Preferred Share issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and non-assessable Company Common Share;

(c)     each Company Class D Preferred Share issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for a number of validly issued, fully paid and non-assessable Company Common Shares equal to the Class D Preferred Conversion Ratio;

(d)    the issued and outstanding Company Common Shares that are designated as Purchased Shares in the Payment Spreadsheet and held by a Selling Shareholder entitled to Cash Arrangement Consideration as set forth the Payment Spreadsheet will be transferred to Holdco in exchange for the portion of the Cash Arrangement Consideration set forth in the Payment Spreadsheet, and the Purchased Shares will be deemed to have been transferred to Holdco without any further act or formality, free and clear of all Liens, and each Selling Shareholder entitled to receive a portion of the Cash Arrangement Consideration will cease to be the registered holder of the Purchased Shares and will cease to have any rights as registered holder of such Purchased Shares other than the right to be paid by Holdco the portion of the Cash Arrangement Consideration set out on the Payment Spreadsheet, and such Company Shareholder’s name will be removed as the registered holder of such Purchased Shares from the central securities register of the Company;

(e)     each remaining issued and outstanding Company Common Share shall be transferred to, and acquired by Holdco, free and clear of all Liens, and each Company Shareholder will be issued the number of Holdco Common Shares set forth in the Payment Spreadsheet, provided that:

(i)     no fractional Holdco Common Shares shall be issued pursuant to this Section 3.1 and the person otherwise entitled to receive such fractional Holdco Common Share shall receive treatment per Section 3.2; and

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(ii)    each Company Shareholder will cease to be the holder of Company Shares and the name of each Company Shareholder will be removed from the central securities register of Company Shares and added to the register of Holdco Common Shares, and Holdco will be recorded as the registered holder of all of the Company Shares so exchanged and will be deemed to be the legal and beneficial owner thereof;

(f)     the Holdco Common Share held by the Company will be cancelled for no consideration and the Company will cease to be the registered shareholder of such Holdco Common Share, and the Company’s name will be removed as the registered holder of such Holdco Common Share from the central securities register of Holdco;

(g)    the Holdco Common Shares issued and outstanding at the time of this Section 3.1(g) are the Locked Shares. The Locked Share are subject to the transfer restrictions set out in Article 6 of this Plan of Arrangement. Holdco will only register a transfer of the Locked Shares that is made in accordance with the transfer restrictions. The Locked Shares are uncertificated and will have a notation in the central securities register of Holdco regarding the transfer restrictions, and the written notice sent to Holdco Shareholders will state that the transfer restrictions exist;

(h)    [NTD: Placeholder for name changes of Newco/Amalco/Clever Leaves.]

(i)     [NTD: Placeholder for changing the CL Board and the Holdco Board numbers, and naming the directors, in accordance with the terms of the BCA; and]

(j)     the Company will adopt the form of articles attached as schedule •. [NTD: To be standard BC subsidiary articles.] The Company Unanimous Shareholders’ Agreement and the Company Investor Rights Agreement will be terminated and no person will have any rights or obligations under these agreements.

3.2    No Fractional Holdco Common Shares

No fractional Holdco Common Shares shall be issued to former Company Shareholders in connection with this Plan of Arrangement. The total number of Holdco Common Shares to be issued to any former Company Shareholder shall, without additional compensation, be rounded down to the nearest whole Holdco Common Share in the event that a former Company Shareholder would otherwise be entitled to a fractional share.

3.3    Transfers Free and Clear

Any transfer of securities pursuant to this Plan of Arrangement shall be free and clear of all Liens.

3.4    Withholding

Company, Holdco, or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any payment, issue, transfer or distribution of the Arrangement Consideration pursuant to this Plan of Arrangement such amounts as the Company, Holdco, or the Exchange Agent may be required to deduct or withhold pursuant to the Tax Act or any other applicable law, and any amount so deducted and withheld will be deemed for all purposes of this Plan of Arrangement to be paid, issued, transferred or distributed to the person entitled thereto under this Plan of Arrangement.

3.5    Deemed Fully Paid and Non-Assessable Shares

All Holdco Common Shares issued pursuant hereto shall be deemed to be validly issued and outstanding as fully paid and non-assessable shares for all purposes of the BCBCA.

Article 4
PAYMENT OF CONSIDERATION

4.1    Payment of Arrangement Consideration

(a)     Holdco shall pay or cause to be paid the Cash Arrangement Consideration as set out in the Payment Spreadsheet within ten (10) Business Days of the Effective Date, less any amounts withheld pursuant to Section 3.4.

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(b)    No holder of Company Shares shall be entitled to receive any consideration with respect to such Company Shares other than the Arrangement Consideration to which such holder is entitled in accordance with the Payment Spreadsheet, Section 3.1 and this Article 4 and, for greater certainty, no such holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith.

4.2    Share Exchange Procedures

(a)     All of the Company Common Shares and the Holdco Common Shares issued pursuant to this Plan of Arrangement will be issued as uncertificated pursuant to Section 107 of the BCBCA.

(b)    All of the share certificates issued by the Company to Company Shareholders prior to the Effective Time will cease to represent any interest in Company Shares and will be cancelled by the Company as of the Effective Time.

(c)     In accordance with Section 107(6) of the BCBCA, Holdco will send to each Holdco Shareholder a written notice containing the information required by the BCBCA.

Article 5
DISSENT RIGHTS

5.1    Dissent Rights

Registered Company Shareholders may exercise Dissent Rights with respect to the Company Shares held by such holders in connection with the Arrangement pursuant to the procedure set forth in Part 8, Division 2 of the BCBCA, as may be modified by the Interim Order and this Article 5. Registered Company Shareholders who exercise such Dissent Rights and who:

(a)     are ultimately entitled to be paid fair value for their Company Shares shall be deemed not to have participated in the transactions in Section 3.1 (other than Section 3.1(a)), and such Company Shares shall be irrevocably transferred to Company and cancelled in accordance with the Arrangement and will not be exchanged for Holdco Common Shares in accordance with the Arrangement; or

(b)    are ultimately not entitled, for any reason, to be paid fair value for their Company Shares shall be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a non-dissenting holder of Company Shares, and shall be entitled to receive only the consideration for their Company Shares that such Dissenting Company Shareholder would have received pursuant to the Arrangement if such Dissenting Company Shareholder had not exercised its Dissent Rights, provided that in no case shall the Company, Holdco or any other person be required to recognize Company Shareholders who exercise Dissent Rights as Company Shareholders after the Effective Time, and the names of such holders of Company Shares shall be deleted from the register of holders of Company Shares as at the Effective Time. The fair value of Company Shares shall be determined as of the close of business on the last Business Day before the day on which the Arrangement is approved by the holders of Company Shares at the Company Meeting and shall be payable by the Company.

5.2    Holdco Share Reservation

Holdco shall:

(a)     reserve the number of Holdco Common Shares set forth in the Payment Spreadsheet for issuance to Company Shareholders that have validly exercised Dissent Rights pursuant to Article 5 of this Plan of Arrangement and which Dissent Rights remain valid immediately prior to the Effective Time, and

(b)    issue such Holdco Common Shares to former Company Shareholders that are ultimately not entitled, for any reason, to be paid fair value for their Company Shares, and are deemed to have participated in the Arrangement pursuant to Section 5.1(b).

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5.3    Exercise of Dissent Rights

In addition to any other restrictions in Part 8, Division 2 of the BCBCA, Company Shareholders who vote in favour of the Arrangement shall not be entitled to exercise Dissent Rights.

5.4    Dissent Right Written Notice

Notwithstanding Section 242 of the BCBCA, the written notice of dissent must be received by no later than [5:00 p.m.] (Vancouver time) on the Business Day which is two (2) Business Days immediately preceding the date of the Company Meeting (as it may be adjourned or postponed from time to time).

Article 6
TRANSFER RESTRICTIONS

6.1    Lockup

(a)     Subject to section 6.1(b), during the Lockup Period the Holdco Shareholders may not

(i)     lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any Locked Shares or

(ii)    enter into, or allow to exist, any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of the Locked Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Locked Shares or other securities of Holdco, in cash, or otherwise.

(b)    Section 6.1(a) shall not apply to the following:

(i)     transactions relating to Holdco Common Shares acquired by a Holdco Shareholder in open market transactions, provided that it shall be a condition to the transfer that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended, reporting such transfer of the Holdco Common Shares, shall be required or shall be voluntarily made during the Lockup Period;

(ii)    transfers of Locked Shares as a bona fide gift, provided that the donee or donees thereof agree to be bound in writing by these transfer restrictions;

(iii)   transfers of Locked Shares to any trust or other entity formed for estate planning purposes for the direct or indirect benefit of such Holdco Shareholder or the Immediate Family of such Holdco Shareholder, provided that (A) the trustee of the trust agrees to be bound in writing by these transfer restrictions and (B) any such transfer shall not involve a disposition for value;

(iv)   transfers of Locked Shares by will or intestate succession, provided that (A) the transferee agrees to be bound in writing by these transfer restrictions and (B) any such transfer shall not involve a disposition for value;

(v)    transfers of Locked Shares pursuant to a qualified domestic order or in connection with a divorce settlement, provided the transferee agrees to be bound in writing by these transfer restrictions;

(vi)   transfers of Locked Shares to another person that controls, is controlled by or is under common control or management with such Holdco Shareholder, if applicable, provided that (A) the transferee or distributee agrees to be bound in writing by these transfer restrictions and (B) any such transfer shall not involve a disposition for value;

(vii)  distributions of Locked Shares to members, partners or shareholders of such Holdco Shareholder, if applicable, provided that (A) the transferee or distributee agrees to be bound in writing by these transfer restrictions and (B) any such transfer shall not involve a disposition for value;

(viii) transfers of Locked Shares to officers, directors or affiliates of such Holdco Shareholder, if applicable, provided that (A) the transferee or distributee agrees to be bound in writing by these

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transfer restrictions, (B) any such transfer shall not involve a disposition for value and (C) no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended, reporting such transfer of the Locked Shares, shall be required or shall be voluntarily made during the Lockup Period; or

(ix)   pledges of shares of the Locked Shares as security or collateral in connection with any borrowing or the incurrence of any indebtedness of such Holdco Shareholder, provided that such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers, provided further that the Locked Shares pledged remain subject to these transfer restrictions.

(c)     During the Lockup Period the Holdco Shareholders holding Locked Shares will execute such agreements as may be reasonably requested by Holdco in connection with these transfer restrictions.

Article 7
AMENDMENTS AND TERMINATION

7.1    Amendments to the Plan of Arrangement

In accordance with Section 10.04 of the Business Combination Agreement and subject to applicable law and the Interim Order, the parties to the Business Combination Agreement may amend, modify or supplement this Plan of Arrangement at any time and from time to time, provided that each such amendment, modification or supplement is:

(a)     agreed in writing by each of the parties;

(b)    filed with the Court;

(c)     communicated to the Company Shareholders, if and as required by the Court; and

(d)    approved by the Company Shareholders, if and as required by the Court.

7.2    Termination

Notwithstanding any prior approvals by the Court or by the Company Shareholders, the board of directors of the Company may decide not to proceed with the Arrangement and to revoke the Company Arrangement Resolution adopted at the Company Meeting without further approval of the Court or the Company Shareholders.

Article 8
FURTHER ASSURANCES

8.1    Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur at the Effective Time in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Business Combination Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

8.2    Paramountcy

From and after the Effective Time:

(a)     this Plan of Arrangement shall take precedence and priority over any and all rights related to Company Shares issued prior to the Effective Time;

(b)    the rights and obligations of the Company Shareholders and any trustee and transfer agent therefor, shall be solely as provided for in this Plan of Arrangement; and

(c)     all actions, causes of actions, claims or proceedings (actual or contingent, and whether or not previously asserted) based on or in any way relating to Company Shares shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

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EXHIBIT D

Directors and Officers of Holdco

Directors:

Gary Julien

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EXHIBIT E

SPAC Warrant Amendment

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Execution Version

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This Assignment, Assumption and Amendment Agreement (this “Agreement”) is made as of [__], 2020, by and among Schultze Special Purpose Acquisition Corp., a Delaware corporation (the “Company”), Clever Leaves Holdings Inc., a corporation organized under the laws of British Columbia, Canada (“Holdco”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of December 10, 2018, and filed with the United States Securities and Exchange Commission on December 14, 2018 (the “Existing Warrant Agreement”; capitalized terms used herein but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Existing Warrant Agreement);

WHEREAS, pursuant to the Existing Warrant Agreement, the Company issued (a) 4,150,000 warrants to the Sponsor (collectively, the “Private Warrants”) to purchase shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) simultaneously with the closing of the Public Offering, at a purchase price of $1.00 per Private Warrant, with each Private Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share and (b) 13,000,000 warrants to public investors in the Public Offering (collectively, the “Public Warrants”) to purchase shares of Common Stock, with each Public Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share;

WHEREAS, on July 25, 2020, a Business Combination Agreement (the “Business Combination Agreement”) was entered into by and among the Company, Holdco, Novel Merger Sub Inc., a Delaware corporation and a wholly owned direct subsidiary of Holdco (“Merger Sub”), and Clever Leaves International Inc., a corporation organized under the laws of British Columbia, Canada;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, pursuant to the provisions of the Business Combination Agreement, among other things, Merger Sub will merge with and into the Company with the Company surviving such merger as a wholly owned subsidiary of Holdco (the “Merger”), and, as a result of the Merger, all shares of Common Stock shall be converted into the right to receive common shares of Holdco (“Holdco Common Shares”);

WHEREAS, upon consummation of the Merger, as provided in Section 4.5 of the Existing Warrant Agreement, each of the issued and outstanding Warrants will no longer be exercisable for shares of Common Stock but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for Holdco Common Shares;

WHEREAS, the board of directors of the Company has determined that the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination (as defined in Section 3.2 of the Existing Warrant Agreement);

WHEREAS, in connection with the Merger, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to Holdco and Holdco wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any registered holders for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the registered holders.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Assignment and Assumption; Consent.

1.1 Assignment and Assumption. The Company hereby assigns to Holdco all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) as of the Merger Effective Time (as defined in

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the Business Combination Agreement). Holdco hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the Merger Effective Time.

1.2 Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by the Company to Holdco pursuant to Section 1.1 hereof effective as of the Merger Effective Time, and the assumption of the Existing Warrant Agreement by Holdco from the Company pursuant to Section 1.1 hereof effective as of the Merger Effective Time, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Merger Effective Time, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

2. Amendment of Existing Warrant Agreement. The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, effective as of the Merger Effective Time, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the interests of the registered holders:

2.1 Preamble. The preamble on page one of the Existing Warrant Agreement is hereby amended by deleting “Schultze Special Acquisition Corp., a Delaware corporation” and replacing it with “Clever Leaves Holdings Inc., a corporation organized under the laws of British Columbia, Canada”. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to Clever Leaves Holdings Inc. rather than Schultze Special Acquisition Corp.

2.2 Recitals. The recitals on pages one and two of the Existing Warrant Agreement are hereby deleted and replaced in their entirety as follows:

“WHEREAS, on December 10, 2018, Schultze Special Acquisition Corp. (“Schultze”) entered into that certain Warrant Purchase Agreement, dated December 10, 2018 (the “Warrant Purchase Agreement”), with Schultze Special Purpose Acquisition Sponsor, LLC (the “Sponsor”), pursuant to which the Sponsor agreed to purchase an aggregate of 4,150,000 warrants simultaneously with the closing of the Public Offering (as defined below) bearing the legend set forth in Exhibit B hereto (the “Private Warrants”) at a purchase price of one dollar ($1.00) per Private Warrant; and

WHEREAS, on December 13, 2018, Schultze consummated its initial public offering (“Public Offering”) of 13,000,000 units (the “Units”), with each Unit consisting of one share of common stock of Schultze, par value $0.0001 per share (“Schultze Common Stock”), and one warrant, where each warrant entitles the holder to purchase one share of Schultze Common Stock at a price of $11.50 per share (the “Public Warrants” and together with the Private Warrants, the “Schultze Warrants”); and

WHEREAS, Schultze filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1, No. 333-228494 (the “Registration Statement”) and prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Act”), of the offering and sale of the Units, the Public Warrants and the Schultze Common Stock included in the Units; and

WHEREAS, Schultze, the Company, Clever Leaves International Inc., a corporation organized under the laws of British Columbia, Canada, and Novel Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”) are parties to that certain Business Combination Agreement, dated as of July 25, 2020 (the “Business Combination Agreement”), which, among other things, provides for the merger of Merger Sub with and into Schultze with Schultze surviving such merger as a wholly owned subsidiary of the Company (the “Merger”), and, as a result of the Merger, all shares of Schultze Common Stock shall be converted into and exchanged for the right to receive common shares of the Company (“Company Common Shares”); and

WHEREAS, on [__], 2020, pursuant to the terms of the Business Combination Agreement, the Company, Schultze and the Warrant Agent entered into an Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”), pursuant to which Schultze assigned this Agreement to the Company and the Company assumed this Agreement from Schultze; and

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WHEREAS, Schultze may issue up to an additional 750,000 Schultze Warrants (the “Working Capital Warrants”) in satisfaction of the Sponsor Loans (as defined in the Business Combination Agreement) and that certain Promissory Note dated September 13, 2018 issued to Sponsor in the principal amount of $250,000; and

WHEREAS, pursuant to the Business Combination Agreement, the Warrant Assumption Agreement and Section 4.5 of this Agreement, effective as of the Merger Effective Time (as defined in the Business Combination Agreement), each of the issued and outstanding Schultze Warrants (including the Working Capital Warrants) were no longer exercisable for shares of Schultze Common Stock but instead became exercisable (subject to the terms and conditions of this Agreement) for Company Common Shares (each a “Warrant” and collectively, the “Warrants”); and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:”

2.3 Reference to Company Common Shares. (i) All references to “Common Stock” in the Existing Warrant Agreement (including all Exhibits thereto) shall mean “Company Common Shares” and (ii) all references to “stockholders” shall mean “shareholders.”

2.4 Detachability of Warrants. Section 2.5 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

Except that the defined term “Business Day” set forth therein shall be retained for all purposes of the Existing Warrant Agreement.

2.5 Post IPO Warrants.

2.5.1 Section 2.7 of the Existing Warrant Agreement is hereby deleted in its entirety.

2.5.2 All references to “Post IPO Warrant” in the Existing Warrant Agreement (including all Exhibits thereto) shall be deleted.

2.6 Duration of Warrants. The first sentence of Section 3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“A Warrant may be exercised only during the period commencing on the date that is thirty (30) days after the consummation of the transactions contemplated by the Business Combination Agreement (a “Business Combination”), and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Business Combination is completed, (y) the liquidation of the Company, or (z) other than with respect to the Private Warrants, the Redemption Date (as defined below) as provided in Section 6.2 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in Subsection 3.3.2 below with respect to an effective registration statement.”

2.7 Replacement of Securities upon Reorganization, etc. The first sentence and the second sentence of Section 4.5 of the Existing Warrant Agreement is hereby amended to include the phrase “amalgamation, plan of arrangement” after the word “merger”.

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2.8 Notices.

2.8.1 Section 9.2 of the Existing Warrant Agreement is hereby amended in part to change the delivery of notices to the Company to the following:

“Clever Leaves Holdings Inc.

[489 Fifth Avenue, 27th Floor,

New York, NY 10017]

Attn: CEO

Email: kyle.detwiler@cleverleaves.com”

2.8.2 Section 9.2 of the Existing Warrant Agreement is hereby further amended in part to change the delivery of a copy of notices sent to Greenberg Traurig, LLP to be replaced with the following:

“Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue, 31st Floor

New York, NY 10022

Attn: Sebastian L. Fain, Esq.

Pam L. Marcogliese, Esq.

Email: sebastian.fain@freshfields.com

pamela.marcogliese@freshfields.com”

2.9 Currency. A new Section 9.11 is hereby inserted as follows:

“Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean U.S. dollars (USD) and all payments hereunder shall be made in U.S. dollars (USD).”

3. Miscellaneous Provisions.

3.1 Effectiveness of Warrant. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Merger (as defined in the Business Combination Agreement) and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

3.2 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.4 Applicable Law. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against a party arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.5 Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

3.6 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Signatures to this Agreement transmitted by electronic mail in

Annex A-99

PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

3.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.8 Reference to and Effect on Agreements; Entire Agreement.

3.8.1 Any references to “this Agreement” in the Existing Warrant Agreement will mean the Existing Warrant Agreement as amended by this Agreement. Except as specifically amended by this Agreement, the provisions of the Existing Warrant Agreement shall remain in full force and effect.

3.8.2 This Agreement and the Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Remainder of page intentionally left blank.]

Annex A-100

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

Schultze Special Purpose Acquisition Corp.

By:
Name:
Title:

CLEVER LEAVES HOLDINGS INC.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[Signature Page to Assignment, Assumption and Amendment Agreement]

Annex A-101

SCHEDULE A

Company Knowledge Parties

Kyle Detwiler

Andrés Fajardo

Gina Rebollar

Christopher Sim

Amit Pandey

Julián Wilches

Delroy Wright

Joseph Salameh

Annex A-102

SCHEDULE B

Key Company Shareholders

Kyle Detwiler

Silver Swan, LLC

Joseph Salameh

Delroy Wright

Jeremy Coutinho

Ghassan Salameh

Christina Moran

Slawomira M. Salameh Trust

Timothy Tully

Annex A-103

SCHEDULE C

Eagle Minority Shareholders

Gustavo Escobar

Andrés Fajardo

Julián Wilches

Daniel Montana

Annex A-104

SIGNING DISCLOSURE SCHEDULES

Schedule 1.01	—	Closing Company Net Debt
Schedule 4.01	—	Organization and Qualification; Subsidiaries
Schedule 4.07	—	Financial Statements
Schedule 4.08	—	Absence of Certain Changes or Events
Schedule 4.09	—	Absence of Litigation
Schedule 4.10	—	Employee Benefit Plans
Schedule 4.12	—	Real Property; Title to Assets and Rights
Schedule 4.13	—	Intellectual Property
Schedule 4.14	—	Taxes
Schedule 4.15	—	Environmental Matters
Schedule 4.19	—	Customers and Suppliers
Schedule 4.20	—	Inventories
Schedule 4.21	—	Fixtures and Equipment
Schedule 4.24	—	Interested Party Transactions
Schedule 7.01	—	Conduct of Business by the Company, Holdco and Merger Sub Pending the Merger and the Arrangement
Schedule 7.02	—	Conduct of Business by SPAC Pending the Merger and the Arrangement
Schedule 8.17	—	PIPES
Schedule 9.02(d)	—	Ecomedics Certificate
Schedule 9.02(g)	—	Chief Executive Officer Employment Agreement

POST- SIGNING DISCLOSURE SCHEDULES

Schedule 4.03	—	Capitalization
Schedule 4.06	—	Permits; Compliance
Schedule 4.11	—	Labor and Employment Matters
Schedule 4.16	—	Material Contracts

Annex A-105

Annex B

FORM OF ARTICLES

___________________ B.C. LTD.

(the “Company”)

The Company has as its Articles the following Articles.

Incorporation Number: ______________

TABLE OF CONTENTS

		Annex B Page No.
Article 1 INTERPRETATION		6
1.1	Definitions	6
1.2	Statutory Definitions Applicable	6

Article 2 SHARES AND SHARE CERTIFICATES		6
2.1	Authorized Share Structure	6
2.2	Shares may be Certificated or Uncertificated	6
2.3	Shareholder Entitled to Certificate or Acknowledgment	6
2.4	Delivery by Mail	7
2.5	Replacement of Worn Out or Defaced Certificate or Acknowledgment	7
2.6	Replacement of Lost, Stolen or Destroyed Certificate or Acknowledgment	7
2.7	Recovery of New Share Certificate	7
2.8	Splitting Share Certificates	7
2.9	Certificate Fee	7
2.10	Recognition of Trusts	8

Article 3 ISSUE OF SHARES		8
3.1	Directors Authorized	8
3.2	Commissions and Discounts	8
3.3	Brokerage	8
3.4	Conditions of Issue	8
3.5	Share Purchase Warrants and Rights	8

Article 4 SHARE REGISTERS		9
4.1	Central Securities Register	9
4.2	Appointment of Agent	9
4.3	Closing Register	9
4.4	Branch Registers	9

Article 5 SHARE TRANSFERS		9
5.1	Registering Transfers	9
5.2	Form of Instrument of Transfer	9
5.3	Transferor Remains Shareholder	9
5.4	Signing of Instrument of Transfer	10
5.5	Enquiry as to Title Not Required	10
5.6	Transfer Fee	10
Annex B-1

		Annex B Page No.
Article 6 TRANSMISSION OF SHARES		10
6.1	Recognition on Death	10
6.2	Rights of Legal Personal Representative or Trustee in Bankruptcy	10

Article 7 PURCHASE OF Company SHARES		10
7.1	Company Authorized to Purchase Shares	10
7.2	Purchase When Insolvent	11
7.3	Sale and Voting of Purchased Shares	11

Article 8 BORROWING POWERS		11
8.1	Borrowing Powers	11
8.2	Special Privileges for Debt Obligations	11
8.3	Signing of Debt Obligations	11

Article 9 ALTERATIONS		12
9.1	Alteration of Authorized Share Structure	12
9.2	Special Rights or Restrictions	12
9.3	No Interference with Class or Series Rights without Consent	12
9.4	Change of Name	13
9.5	Other Alterations	13

Article 10 MEETINGS OF SHAREHOLDERS		13
10.1	Annual General Meetings	13
10.2	Resolution Instead of Annual General Meeting	13
10.3	Calling of Meetings of Shareholders	13
10.4	Notice for Meetings of Shareholders	13
10.5	Record Date for Notice	14
10.6	Record Date for Voting	14
10.7	Failure to Give Notice and Waiver of Notice	14
10.8	Notice of Special Business at Meetings of Shareholders	14
10.9	Advance Notice for Nomination of Directors	14

Article 11 PROCEEDINGS AT MEETINGS OF SHAREHOLDERS		16
11.1	Special Business	16
11.2	Special Majority	17
11.3	Quorum	17
11.4	One Shareholder May Constitute Quorum	17
11.5	Other Persons May Attend	17
11.6	Requirement of Quorum	17
11.7	Lack of Quorum	17
11.8	Lack of Quorum at Succeeding Meeting	17
11.9	Chair	18
11.10	Selection of Alternate Chair	18
11.11	Adjournments	18
11.12	Notice of Adjourned Meeting	18
11.13	Electronic Voting	18
11.14	Decisions by Show of Hands or Poll	18
11.15	Declaration of Result	18
11.16	Motion Need Not be Seconded	19

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		Annex B Page No.
11.17	Casting Vote	19
11.18	Manner of Taking Poll	19
11.19	Demand for Poll on Adjournment	19
11.20	Chair Must Resolve Dispute	19
11.21	Casting of Votes	19
11.22	No Demand for Poll	19
11.23	Demand for Poll Not to Prevent Continuance of Meeting	19
11.24	Retention of Ballots and Proxies	19
11.25	Ordinary Resolution	19

Article 12 VOTES OF SHAREHOLDERS		20
12.1	Number of Votes by Shareholder or by Shares	20
12.2	Votes of Persons in Representative Capacity	20
12.3	Votes by Joint Holders	20
12.4	Legal Personal Representatives as Joint Shareholders	20
12.5	Representative of a Corporate Shareholder	20
12.6	When Proxy Provisions Do Not Apply to the Company	21
12.7	Appointment of Proxy Holders	21
12.8	Alternate Proxy Holders	21
12.9	Who May Act as Proxy Holder	21
12.10	Deposit of Proxy	21
12.11	Validity of Proxy Vote	22
12.12	Form of Proxy	22
12.13	Revocation of Proxy	22
12.14	Revocation of Proxy Must be Signed	23
12.15	Chair May Determine Validity of Proxy	23
12.16	Production of Evidence of Authority to Vote	23

Article 13 DIRECTORS		23
13.1	First Directors; Number of Directors	23
13.2	Change in Number of Directors	23
13.3	Directors’ Acts Valid Despite Vacancy	23
13.4	Qualifications of Directors	24
13.5	Remuneration of Directors	24
13.6	Reimbursement of Expenses of Directors	24
13.7	Special Remuneration for Directors	24
13.8	Gratuity, Pension or Allowance on Retirement of Director	24

Article 14 ELECTION AND REMOVAL OF DIRECTORS		24
14.1	Election at Annual General Meeting	24
14.2	Consent to be a Director	24
14.3	Failure to Elect or Appoint Directors	25
14.4	Board May Fill Casual Vacancies	25
14.5	Remaining Directors Power to Act	25
14.6	Shareholders May Fill Vacancies	25
14.7	Additional Directors	25
14.8	Ceasing to be a Director	25
14.9	Removal of Director by Shareholders	26
14.10	Removal of Director by Directors	26

Annex B-3

		Annex B Page No.
Article 15 POWERS AND DUTIES OF DIRECTORS		26
15.1	Powers of Management	26
15.2	Appointment of Attorney of Company	26

Article 16 DISCLOSURE OF INTEREST OF DIRECTORS		26
16.1	Obligation to Account for Profits	26
16.2	Restrictions on Voting by Reason of Interest	26
16.3	Interested Director Counted in Quorum	27
16.4	Disclosure of Conflict of Interest or Property	27
16.5	Director Holding Other Office in the Company	27
16.6	No Disqualification	27
16.7	Professional Services by Director or Officer	27
16.8	Director or Officer in Other Corporations	27

Article 17 PROCEEDINGS OF DIRECTORS		27
17.1	Meetings of Directors	27
17.2	Voting at Meetings	27
17.3	Chair of Meetings	28
17.4	Meetings by Telephone or Other Communications Medium	28
17.5	Calling of Meetings	28
17.6	Notice of Meetings	28
17.7	When Notice Not Required	29
17.8	Meeting Valid Despite Failure to Give Notice	29
17.9	Waiver of Notice of Meetings	29
17.10	Quorum	29
17.11	Validity of Acts Where Appointment Defective	29
17.12	Consent Resolutions in Writing	29

Article 18 EXECUTIVE AND OTHER COMMITTEES		29
18.1	Appointment and Powers of Executive Committee	29
18.2	Appointment and Powers of Other Committees	30
18.3	Obligations of Committees	30
18.4	Powers of Board	30
18.5	Committee Meetings	30

Article 19 OFFICERS		31
19.1	Directors May Appoint Officers	31
19.2	Functions, Duties and Powers of Officers	31
19.3	Qualifications	31
19.4	Remuneration and Terms of Appointment	31

Article 20 INDEMNIFICATION		31
20.1	Definitions	31
20.2	Mandatory Indemnification of Eligible Party	32
20.3	Indemnification of Other Persons	32
20.4	Non-Compliance with the Act	32
20.5	Company May Purchase Insurance	32

Annex B-4

		Annex B Page No.
Article 21 DIVIDENDS		33
21.1	Payment of Dividends Subject to Special Rights	33
21.2	Declaration of Dividends	33
21.3	No Notice Required	33
21.4	Record Date	33
21.5	Manner of Paying Dividend	33
21.6	Settlement of Difficulties	33
21.7	When Dividend Payable	33
21.8	Dividends to be Paid in Accordance With Number of Shares	33
21.9	Receipt by Joint Shareholders	33
21.10	Dividend Bears No Interest	34
21.11	Fractional Dividends	34
21.12	Payment of Dividends	34
21.13	Capitalization of Surplus	34

Article 22 FINANCIAL RECORDS AND AUDITS		34
22.1	Recording of Financial Affairs	34
22.2	Inspection of Accounting Records	34
22.3	Remuneration of Auditor	34

Article 23 NOTICES		34
23.1	Method of Giving Notice	34
23.2	Deemed Receipt of Mailing	35
23.3	Certificate of Sending	35
23.4	Notice to Joint Shareholders	35
23.5	Notice to Trustees	36

Article 24 SEAL		36
24.1	Who May Attest Seal	36
24.2	Sealing Copies	36
24.3	Mechanical Reproduction of Seal	36

Article 25 PROHIBITIONS		37
25.1	Definitions	37
25.2	Application	37
25.3	Consent Required for Transfer of Shares or Designated Securities	37

Article 26 FORUM SELECTION		37
26.1	Forum for Adjudication of Certain Disputes	37

Article 27 SPECIAL RIGHTS OR RESTRICTIONS ATTACHED TO COMMON SHARES		38
27.1	Voting	38
27.2	Dividends	38
27.3	Liquidation, Dissolution and Winding-up	38

Article 28 SPECIAL RIGHTS OR RESTRICTIONS ATTACHED TO PREFERRED SHARES		38
28.1	Issuable in Series	38

Annex B-5

Article 1

INTERPRETATION

1.1      Definitions

In these Articles, unless the context otherwise requires:

“Act” means the Business Corporations Act, S.B.C. 2002, c. 57, as amended from time to time, as well as any successor legislation, and includes any regulations made thereunder.

“board of directors”, “directors” and “board” mean the directors or sole director of the Company for the time being.

“Interpretation Act” means the Interpretation Act, R.S.B.C. 1996, c. 238, as amended from time to time, as well as any successor legislation, and includes any regulations made thereunder.

“legal personal representative” means the personal or other legal representative of the shareholder.

“registered address” of a shareholder means the shareholder’s address as recorded in the central securities register.

“seal” means the seal of the Company, if any.

1.2      Statutory Definitions Applicable

The definitions in the Act and the definitions and rules of construction in the Interpretation Act, with the necessary changes, so far as applicable, and unless the context requires otherwise, apply to these Articles as if they were an enactment. If there is a conflict between a definition in the Act and a definition or rule in the Interpretation Act relating to a term used in these Articles, the definition in the Act will prevail in relation to the use of the term in these Articles. If there is a conflict between these Articles and the Act, the Act will prevail.

Article 2

SHARES AND SHARE CERTIFICATES

2.1      Authorized Share Structure

The authorized share structure of the Company consists of shares of the class or classes and series, if any, described in the Notice of Articles of the Company.

2.2      Shares may be Certificated or Uncertificated

The Company may issue certificated or uncertificated shares, and the directors may, by resolution, provide that specific shares, classes of shares, or series of shares be certificated or uncertificated. A share certificate issued by the Company must comply with, and be signed as required by, the Act.

2.3      Shareholder Entitled to Certificate or Acknowledgment

Unless the shares of which the shareholder is the registered owner are uncertificated shares within the meaning of the Act, each shareholder is entitled, without charge, to one share certificate representing the shares of each class or series of shares registered in the shareholder’s name. At its option, the Company may, in lieu of a share certificate, issue to the shareholder a non-transferable written acknowledgment of the shareholder’s right to obtain such a share certificate, provided that in respect of a share held jointly by several persons, the Company is not bound to issue more than one share certificate or acknowledgment and delivery of a share certificate or an acknowledgment to one of several joint shareholders or to a duly authorized agent or one of the shareholders’ duly authorized agents will be sufficient delivery to all.

Annex B-6

2.4      Delivery by Mail

Any share certificate or non-transferable written acknowledgment of a shareholder’s right to obtain a share certificate may be sent to the shareholder by mail at the shareholder’s registered address and neither the Company nor any director, officer or agent of the Company (including the Company’s legal counsel or transfer agent) is liable for any loss to the shareholder because the share certificate or acknowledgment is lost in the mail or stolen.

2.5      Replacement of Worn Out or Defaced Certificate or Acknowledgment

If the Company is satisfied that a share certificate or a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate is worn out or defaced, it must, on production to it of the share certificate or acknowledgment, as the case may be, and on such other terms, if any, as it thinks fit:

(a)       order the share certificate or acknowledgment, as the case may be, to be cancelled; and

(b)       issue a replacement share certificate or acknowledgment, as the case may be.

2.6      Replacement of Lost, Stolen or Destroyed Certificate or Acknowledgment

If a share certificate or a non-transferable written acknowledgment of a shareholder’s right to obtain a share certificate is lost, stolen or destroyed, a replacement share certificate or acknowledgment, as the case may be, must be issued to the person entitled to that share certificate or acknowledgment, as the case may be, if the directors receive:

(a)       proof satisfactory to them that the share certificate or acknowledgment is lost, stolen or destroyed; and

(b)       any indemnity the directors consider adequate.

Subject to the Act, a person entitled to a share certificate may not assert against the Company a claim for a new share certificate where a share certificate has been lost, apparently destroyed or wrongfully taken if that person fails to notify the Company of that fact within a reasonable time after that person has notice of it and the Company registers a transfer of the shares represented by the certificate before receiving a notice of the loss, apparent destruction or wrongful taking of the share certificate.

2.7      Recovery of New Share Certificate

Subject to the Act, if, after the issue of a new share certificate, a protected purchaser of the original share certificate presents the original share certificate for the registration of transfer, then in addition to any rights under any indemnity bond, the Company may recover the new share certificate from a person to whom it was issued or any person taking under that person other than a protected purchaser.

2.8      Splitting Share Certificates

If a shareholder surrenders a share certificate to the Company with a written request that the Company issue in the shareholder’s name two or more share certificates, each representing a specified number of shares and in the aggregate representing the same number of shares as the share certificate so surrendered, the Company must cancel the surrendered share certificate and issue replacement share certificates in accordance with that request.

2.9      Certificate Fee

There must be paid to the Company, in relation to the issue of any share certificate under Article 2.5, 2.6, 2.7 or 2.8, the amount, if any and which must not exceed the amount prescribed under the Act, determined by the Company.

Annex B-7

2.10    Recognition of Trusts

Except as required by law or statute or these Articles, no person will be recognized by the Company as holding any share upon any trust, and the Company is not bound by or compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share or fraction of a share or (except as required by law or statute or these Articles provided or as ordered by a court of competent jurisdiction) any other rights in respect of any share except an absolute right to the entirety thereof in the shareholder.

Article 3

ISSUE OF SHARES

3.1      Directors Authorized

Subject to the Act and the rights of the holders of issued shares of the Company, the Company may issue, allot, sell or otherwise dispose of the unissued shares, and issued shares held by the Company, at the times, to the persons, including directors, in the manner, on the terms and conditions and for the issue prices (including any premium at which shares with par value may be issued) that the directors may determine. The issue price for a share with par value must be equal to or greater than the par value of the share.

3.2      Commissions and Discounts

The directors may authorize the Company to pay at any time a reasonable commission or allow a reasonable discount to any person in consideration of that person purchasing or agreeing to purchase shares of the Company from the Company or any other person, or procuring or agreeing to procure purchasers for shares of the Company.

3.3      Brokerage

The Company may pay such brokerage fee or other consideration as may be lawful for or in connection with the sale or placement of its securities.

3.4      Conditions of Issue

Except as provided for by the Act, no share may be issued until it is fully paid. A share is fully paid when:

(a)       consideration is provided to the Company for the issue of the share by one or more of the following:

(i)        past services performed for the Company;

(ii)       property; or

(iii)      money; and

(b)       the value of the consideration received by the Company equals or exceeds the issue price set for the share under Article 3.1.

3.5      Share Purchase Warrants and Rights

Subject to the Act, the Company may issue share purchase warrants, options and rights upon such terms and conditions as the directors determine, which share purchase warrants, options and rights may be issued alone or in conjunction with debentures, debenture stock, bonds, shares or any other securities issued or created by the Company from time to time.

Annex B-8

Article 4

SHARE REGISTERS

4.1      Central Securities Register

As required by and subject to the Act, the Company must maintain its central securities register at its records office or at any other location inside or outside British Columbia designated by the directors, and may maintain its register in electronic form or maintain branch securities registers.

4.2      Appointment of Agent

The directors may, subject to the Act, appoint an agent to maintain the central securities register and any branch central securities registers. The directors may also appoint one or more agents, including the agent which keeps the central securities register, as transfer agent for its shares or any class or series of its shares, as the case may be, and the same or another agent as registrar for its shares or such class or series of its shares, as the case may be. The directors may terminate such appointment of any agent at any time and may appoint another agent in its place.

4.3      Closing Register

The Company must not at any time close its central securities register.

4.4      Branch Registers

The Company may keep or cause to be kept one or more branch securities registers.

Article 5

SHARE TRANSFERS

5.1      Registering Transfers

In addition to any other restrictions set forth in these Articles, a transfer of a share of the Company must not be registered unless:

(a)       a duly signed instrument of transfer in respect of the share has been received by the Company or its agent;

(b)       if a share certificate has been issued by the Company in respect of the share to be transferred, that share certificate has been surrendered to the Company or its agent;

(c)       if a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate has been issued by the Company in respect of the share to be transferred, that acknowledgment has been surrendered to the Company or its agent; and

(d)       such other evidence, if any, as the Company or its agent may require to prove the title of the transferor or the transferor’s right to transfer the shares and the right to the transferee to have the transfer registered.

5.2      Form of Instrument of Transfer

The instrument of transfer in respect of any share of the Company must be either in the form, if any, on the back of the Company’s share certificates or in any other form satisfactory to the Company or the transfer agent for the class or series of shares to be transferred.

5.3      Transferor Remains Shareholder

Except to the extent that the Act otherwise provides, the transferor of shares is deemed to remain the holder of the shares until the name of the transferee is entered in a securities register of the Company as the registered owner of the transferred shares.

Annex B-9

5.4      Signing of Instrument of Transfer

If a shareholder, or his or her duly authorized attorney, signs an instrument of transfer in respect of shares registered in the name of the shareholder, the signed instrument of transfer constitutes a complete and sufficient authority to the Company and its directors, officers and agents to register the number of shares specified in the instrument of transfer or specified in any other manner, or, if no number is specified, all the shares represented by the share certificates or set out in the written acknowledgments deposited with the instrument of transfer:

(a)       in the name of the person named as transferee in that instrument of transfer; or

(b)       if no person is named as transferee in that instrument of transfer, in the name of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered.

5.5      Enquiry as to Title Not Required

Neither the Company nor any director, officer or agent of the Company is bound to inquire into the title of the person named in the instrument of transfer as transferee or, if no person is named as transferee in the instrument of transfer, of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered or is liable for any claim related to registering the transfer by the shareholder or by any intermediate owner or holder of the shares, of any interest in the shares, of any share certificate representing such shares or of any written acknowledgment of a right to obtain a share certificate for such shares. A transfer, when entered in a securities register of the Company, shall confer upon the person whose name the shares have been entered into valid title to such shares.

5.6      Transfer Fee

There must be paid to the Company, in relation to the registration of any transfer, the amount, if any, determined by the directors from time to time, subject to the applicable rules of any stock exchange on which the shares of the Company may be listed.

Article 6

TRANSMISSION OF SHARES

6.1      Recognition on Death

In case of the death of a shareholder, the legal personal representative, or if the shareholder was a joint holder, the surviving joint holder, will be the only person recognized by the Company as having any title to the shareholder’s interest in the shares. Before recognizing a person as a legal personal representative, the directors may require proof of appointment by a court of competent jurisdiction, a grant of letters probate, letters of administration or such other evidence or documents as the directors consider appropriate.

6.2      Rights of Legal Personal Representative or Trustee in Bankruptcy

The legal personal representative or trustee in bankruptcy of a shareholder, as the case may be, has the same rights, privileges and obligations that attach to the shares held by the shareholder, including the right to transfer the shares in accordance with these Articles, provided the documents required by the Act and the directors have been deposited with the Company. Subject to the Act and Article 6.1, this Article 6.2 does not apply in the case of the death of a shareholder with respect to shares registered in the shareholder’s name and the name of another person in joint tenancy.

Article 7

PURCHASE OF Company SHARES

7.1      Company Authorized to Purchase Shares

Subject to Article 7.2, the special rights or restrictions attached to the shares of any class or series, and the Act, the Company may, if authorized by the directors, make one or more purchases or otherwise acquire any of its shares at the price and upon the terms specified in such resolution.

Annex B-10

7.2      Purchase When Insolvent

The Company must not make a payment or provide any other consideration to purchase, redeem or otherwise acquire any of its shares if there are reasonable grounds for believing that:

(a)       the Company is insolvent; or

(b)       making the payment or providing the consideration would render the Company insolvent.

7.3      Sale and Voting of Purchased Shares

If the Company retains a share redeemed, purchased or otherwise acquired by it, the Company may sell, gift or otherwise dispose of the share, but, while such share is held by the Company, it:

(a)       is not entitled to vote the share at a meeting of its shareholders;

(b)       must not pay a dividend in respect of the share; and

(c)       must not make any other distribution in respect of the share.

Article 8

BORROWING POWERS

8.1      Borrowing Powers

The Company, if authorized by the directors, may:

(a)       borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that they consider appropriate;

(b)       issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of the Company or any other person and at such discounts or premiums and on such other terms as the directors consider appropriate;

(c)       guarantee the repayment of money by any other person or the performance of any obligation of any other person; and

(d)       mortgage, charge, whether by way of specific or floating charge, grant a security interest in, or give other security on, the whole or any part of the present and future assets and undertaking of the Company.

8.2      Special Privileges for Debt Obligations

Any bonds, debentures or other debt obligations of the Company may be issued with any special privileges as to redemption, surrender, drawing, allotment of or conversion into or exchange for shares or other securities, attending and voting at general meetings of the Company, appointment of directors or otherwise and may, by their terms, be assignable free from any equities between the Company and the person to whom they were issued or any subsequent holder thereof, all as the directors may determine.

8.3      Signing of Debt Obligations

Every bond, debenture or other debt obligation of the Company shall be manually or electronically signed or mechanically reproduced by at least one director or officer of the Company or by or on behalf of the agent or trustee for the bond, debenture, or other debt obligation appointed by the Company or under any instrument under which the bond, debenture, or other debt obligation is issued. A bond, debenture, or other debt obligation so electronically signed or mechanically reproduced is as valid as if signed manually notwithstanding that any person whose signature is so printed or mechanically reproduced shall have ceased to hold the office that he or she is stated on such bond, debenture, or other debt obligation to hold at the date of issue thereof.

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Article 9

ALTERATIONS

9.1      Alteration of Authorized Share Structure

Subject to Article 9.2, the special rights or restrictions attached to the shares of any class or series of shares and the Act, the Company may:

(a)       by ordinary resolution:

(i)        create one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares;

(ii)       increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;

(iii)      subdivide or consolidate all or any of its unissued, or fully paid issued, shares;

(iv)      if the Company is authorized to issue shares of a class of shares with par value:

(A)      decrease the par value of those shares; or

(B)      if none of the shares of that class of shares are allotted or issued, increase the par value of those shares;

(v)       change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value;

(vi)      alter the identifying name of any of its shares; or

(vii)     otherwise alter its shares or authorized share structure when required or permitted to do so by the Act;

and, if applicable, alter its Notice of Articles and, if applicable, its Articles, accordingly; or

(b)       by directors’ resolution, subdivide or consolidate all or any of its unissued, or fully paid issued, shares and if applicable, alter its Notice of Articles and, if applicable, its Articles accordingly.

9.2      Special Rights or Restrictions

Subject to the special rights or restrictions attached to the shares of any class or series of shares and the Act, the Company may by ordinary resolution:

(a)       create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued; or

(b)       vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued;

and alter its Articles and Notice of Articles accordingly.

9.3      No Interference with Class or Series Rights without Consent

A right or special right attached to issued shares must not be prejudiced or interfered with under the Act, the Notice of Articles or these Articles unless the holders of shares of the class or series of shares to which the right or special right is attached consent by a special separate resolution of the holders of such class or series of shares.

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9.4      Change of Name

The Company may by directors’ resolution or ordinary resolution authorize an alteration to its Notice of Articles in order to change its name.

9.5      Other Alterations

If the Act does not specify the type of resolution and these Articles do not specify another type of resolution, the Company may by ordinary resolution alter these Articles.

Article 10

MEETINGS OF SHAREHOLDERS

10.1    Annual General Meetings

Unless an annual general meeting is deferred or waived in accordance with the Act, the Company must hold its first annual general meeting within 18 months after the date on which it was incorporated or otherwise recognized, and after that must hold an annual general meeting at least once in each calendar year and not more than 15 months after the last annual reference date at such time and location, within or outside British Columbia, as may be determined by the directors, and including a place or location that is entirely virtual such that the annual general meeting is held electronically without a physical location or place in accordance with Article 11.13, in which case the deemed location of the virtual meeting, if any is so required for compliance with the Act or applicable law, shall be Vancouver, British Columbia.

10.2    Resolution Instead of Annual General Meeting

If all the shareholders who are entitled to vote at an annual general meeting consent by a unanimous resolution under the Act to all of the business that is required to be transacted at that annual general meeting, the annual general meeting is deemed to have been held on the date of the unanimous resolution. The shareholders must, in any unanimous resolution passed under this Article 10.2, select as the Company’s annual reference date a date that would be appropriate for the holding of the applicable annual general meeting.

10.3    Calling of Meetings of Shareholders

The directors may, whenever they think fit, call a meeting of shareholders. Any meeting of shareholders may be held at such time and location, within or outside of British Columbia, including locations outside North America, as may be determined by the directors, and including a place or location that is entirely virtual such that the meeting is held electronically without a physical location or place in accordance with Article 11.13, in which case the deemed location of the virtual meeting, if any is so required for compliance with the Act or applicable law, shall be Vancouver, British Columbia.

10.4    Notice for Meetings of Shareholders

The Company must send notice of the date, time and location of any meeting of shareholders, in the manner provided in these Articles, or in such other manner, if any, as may be prescribed by ordinary resolution (whether previous notice of the resolution has been given or not), to each shareholder entitled to attend the meeting, to each director and to the auditor of the Company, unless these Articles otherwise provide, at least the following number of days before the meeting:

(a)       if and for so long as the Company is a public company, 21 days; or

(b)       otherwise, 10 days.

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10.5    Record Date for Notice

The directors may set a date as the record date for the purpose of determining shareholders entitled to notice of any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Act, by more than four months. The record date must not precede the date on which the meeting is held by fewer than:

(a)       if and for so long as the Company is a public company, 21 days; or

(b)       otherwise, 10 days.

If no record date is set, the record date is 5:00 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.6    Record Date for Voting

The directors may set a date as the record date for the purpose of determining shareholders entitled to vote at any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Act, by more than four months. If no record date is set, the record date is 5:00 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.7    Failure to Give Notice and Waiver of Notice

The accidental omission to send notice of any meeting of shareholders to, or the non-receipt of any notice by, any of the persons entitled to notice does not invalidate any proceedings at that meeting. Any person entitled to notice of a meeting of shareholders may, in writing or otherwise, waive that entitlement or agree to reduce the period of notice of that notice. Subject to the Act, attendance of a person at a meeting of shareholders is a waiver of entitlement to notice of the meeting unless that person attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

10.8    Notice of Special Business at Meetings of Shareholders

If a meeting of shareholders is to consider special business within the meaning of Article 11.1, the notice of meeting must state the general nature of the special business. If the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, then, in lieu of attaching a copy of the document to the notice of meeting, the notice may state that a copy of the document will be available for inspection by shareholders who are entitled to vote at the meeting:

(a)       at the Company’s records office, or at such other reasonably accessible location in British Columbia as is specified in the notice; and

(b)       during statutory business hours on any one or more specified days before the day set for the holding of the meeting.

10.9    Advance Notice for Nomination of Directors

If and for so long as the Company is a public company, subject only to the Act and these Articles, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Company. Nominations of persons for election to the board of directors at any annual meeting of shareholders, or at any special meeting of shareholders called for the purpose of electing directors as set forth in the Company’s notice of such special meeting, may be made (i) by or at the direction of the board of directors, including pursuant to a notice of meeting, (ii) by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Act, or a requisition of the shareholders made in accordance with the provisions of the Act or, (iii) by any shareholder of the Company (a “Nominating Shareholder”) who, at the close of business on the date of the giving of the notice provided for below in this Article 10.9 and on the record date for notice of such meeting,

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is entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting, and who complies with the notice procedures set forth in this Article 10.9:

(a)       In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, such person must have given timely notice thereof in proper written form to the CFO of the Company in accordance with this Article 10.9;

(b)       To be timely, a Nominating Shareholder’s notice must be received by the CFO of the Company (i) in the case of an annual meeting, not less than 30 days or more than 65 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made (the “Meeting Notice Date”), the Nominating Shareholder’s notice must be so received not later than the close of business on the 10th day following the Meeting Notice Date; and (ii) in the case of a special meeting of shareholders (which is not also an annual meeting) called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made. In no event shall the public announcement of an adjournment of an annual meeting or special meeting commence a new time period for the giving of a Nominating Shareholder’s notice as described in this Article 10.9;

(c)       To be in proper written form, a Nominating Shareholder’s notice must set forth:

(i)        As to the Nominating Shareholder, any other person on whose behalf the nomination is made, and each person whom the Nominating Shareholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of the Company which are owned or controlled, directly or indirectly, and (D) any other information relating to the person that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws (defined below);

(ii)       A certification signed by each such nominee consenting to being named in the proxy circular as a nominee and that such nominee intends to serve as a director of the Company for the full term if so elected; and

(iii)      As to the Nominating Shareholder and any other person on whose behalf the nomination is made, any proxy, contract, arrangement, understanding or relationship pursuant to which such Nominating Shareholder has a right to vote any shares of the Company and any other information relating to such Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws;

(d)       The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such proposed nominee;

(e)       All information to be provided pursuant to this Article 10.9 shall be provided as of the date of such notice. The Nominating Shareholder shall provide the Company with a supplement to such information describing any changes such that the Company has received true and correct information in all material respects as of the date that is 10 business days before the date of the meeting, or any adjournment, or postponement thereof;

(f)        No person shall be eligible for election as a director of the Company unless nominated in accordance with the procedures set forth in this Article 10.9; provided, however, that nothing in this Article 10.9 shall be deemed to preclude a shareholder from discussing (as distinct from nominating directors) at a meeting of shareholders any matter in respect of which the shareholder would have been entitled to submit a proposal pursuant to the provisions of the Act. The chair of the meeting shall have the power

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and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded;

(g)       Despite any other provision in this Article 10.9, if the Nominating Shareholder (or its proxy holder) does not attend the meeting of shareholders of the Company to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Company;

(h)       For purposes of this Article 10.9, (i) “public announcement” shall mean disclosure in a press release disseminated by a nationally recognized news service in the United Sates and Canada, or in a document publicly filed by the Company under its profile on the Electronic Data Gathering Analysis and Retrieval (EDGAR) system at www.sec.gov or the System of Electronic Document Analysis and Retrieval at www.sedar.com; and (ii) “Applicable Securities Laws” means the applicable securities legislation in the United States and each relevant province and territory of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commission and similar regulatory authority of the United States and each province and territory of Canada;

(i)        Notice given to the CFO of the Company pursuant to this Article 10.9 may only be given by personal delivery, facsimile transmission or by email (at such email address as stipulated from time to time by the CFO of the Company for purposes of this notice), and shall be deemed to have been given and made only at the time it is served by personal delivery, email (at the address aforesaid) or sent by facsimile transmission (provided the receipt of confirmation of such transmission has been received) to the CFO at the address of the principal executive offices of the Company; provided that if such delivery or electronic communication is made on a day which is not a business day or later than 5:00 p.m. (Vancouver time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been on the subsequent day that is a business day; and

(j)        Notwithstanding the foregoing, the board may, in its sole discretion, waive any requirement in this Article 10.9.

Article 11

PROCEEDINGS AT MEETINGS OF SHAREHOLDERS

11.1    Special Business

At a meeting of shareholders, the following business is special business:

(a)       at a meeting of shareholders that is not an annual general meeting, all business is special business except business relating to the conduct of or voting at the meeting; and

(b)       at an annual general meeting, all business is special business except for the following:

(i)        business relating to the conduct of or voting at the meeting;

(ii)       consideration of any financial statements of the Company presented to the meeting;

(iii)      consideration of any reports of the directors or auditor;

(iv)      the election or appointment of directors;

(v)       the appointment of an auditor;

(vi)      the setting of the remuneration of an auditor;

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(vii)     business arising out of a report of the directors not requiring the passing of a special resolution or an exceptional resolution; and

(viii)    any other business which, under these Articles or the Act, may be transacted at a meeting of shareholders without prior notice of the business being given to the shareholders.

11.2    Special Majority

The majority of votes required for the Company to pass a special resolution at a meeting of shareholders is two-thirds of the votes cast on the resolution.

11.3    Quorum

Subject to the special rights or restrictions attached to the shares of any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is one or more persons who are, or who represent by proxy, one or more shareholders who, in the aggregate, hold at least 25% of the issued shares of the Company entitled to be voted at the meeting.

11.4    One Shareholder May Constitute Quorum

If there is only one shareholder entitled to vote at a meeting of shareholders:

(a)       the quorum is one person who is, or who represents by proxy, that shareholder; and

(b)       that shareholder, present in person or by proxy, may constitute the meeting.

11.5    Other Persons May Attend

The directors, the chief executive officer (if any), the president (if any), the secretary (if any), the assistant secretary (if any and only in the absence of the secretary), the auditor of the Company (if any), and any other persons invited by the directors are entitled to attend any meeting of shareholders, but if any of those persons does attend a meeting of shareholders, that person is not to be counted in the quorum and is not entitled to vote at the meeting unless that person is a shareholder or proxy holder otherwise entitled to vote at the meeting.

11.6    Requirement of Quorum

No business, other than the election of a chair of the meeting and the adjournment of the meeting, may be transacted at any meeting of shareholders unless a quorum of shareholders entitled to vote is present at the commencement of the meeting, but such quorum need not be present throughout the meeting.

11.7    Lack of Quorum

If, within one half hour from the time set for the holding of a meeting of shareholders, a quorum is not present:

(a)       in the case of a meeting requisitioned by shareholders, the meeting is dissolved; and

(b)       in the case of any other meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place.

11.8    Lack of Quorum at Succeeding Meeting

If, at the meeting to which the meeting referred to in Article 11.7(b) was adjourned, a quorum is not present within one half hour from the time set for the holding of the meeting, the person or persons present and being, or representing by proxy, one or more shareholders entitled to attend and vote at the meeting constitute a quorum.

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11.9    Chair

The following individual is entitled to preside as chair at a meeting of shareholders:

(a)       the chair of the board, if any;

(b)       if the chair of the board is absent or unwilling to act as chair of the meeting, the vice chair of the board, if any;

(c)       if the vice chair of the board is absent or unwilling to act as chair of the meeting, the chief executive officer, if any; or

(d)       if the chief executive officer is absent or unwilling to act as chair of the meeting, the president, if any.

11.10  Selection of Alternate Chair

If, at any meeting of shareholders, there is no chair of the board, vice chair of the board, chief executive officer or president present within 15 minutes after the time set for holding the meeting, or if the chair of the board, vice chair of the board, chief executive officer and president are unwilling to act as chair of the meeting, or if the chair of the board, vice chair of the board, chief executive officer and president have advised the secretary, if any, or any director present at the meeting, that they will not be present at the meeting, the directors present may choose one of their number to be chair of the meeting or if all of the directors present decline to take the chair or fail to so choose or if no director is present, the shareholders entitled to vote at the meeting who are present in person or by proxy may choose any person present at the meeting to chair the meeting.

11.11  Adjournments

The chair of a meeting of shareholders may, and if so directed by the meeting must, adjourn the meeting from time to time and from place to place, but no business may be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

11.12  Notice of Adjourned Meeting

It is not necessary to give any notice of an adjourned meeting of shareholders or of the business to be transacted at an adjourned meeting of shareholders except that, when a meeting is adjourned for 30 days or more, notice of the adjourned meeting must be given as in the case of the original meeting.

11.13  Electronic Voting

Any vote at a meeting of shareholders may be held entirely or partially by means of telephonic, electronic or other communications facilities if the directors determine to make them available whether or not persons entitled to attend participate in the meeting by means of telephonic, electronic or other communications facilities.

11.14  Decisions by Show of Hands or Poll

Subject to the Act, every motion put to a vote at a meeting of shareholders will be decided on a show of hands or the functional equivalent of a show of hands by means of telephonic, electronic or other communications facilities, unless a poll, before or on the declaration of the result of the vote by show of hands (or its functional equivalent), is directed by the chair or demanded by at least one shareholder entitled to vote who is present in person or by proxy.

11.15  Declaration of Result

The chair of a meeting of shareholders must declare to the meeting the decision on every question in accordance with the result of the show of hands (or its functional equivalent) or the poll, as the case may be, and that decision must be entered in the minutes of the meeting. A declaration of the chair that a resolution is carried by the necessary majority or is defeated is, unless a poll is directed by the chair or demanded under Article 11.14, conclusive evidence without proof of the number or proportion of the votes recorded in favour of or against the resolution.

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11.16  Motion Need Not be Seconded

No motion proposed at a meeting of shareholders need be seconded unless the chair of the meeting rules otherwise, and the chair of any meeting of shareholders is entitled to propose or second a motion.

11.17  Casting Vote

In the case of an equality of votes, the chair of a meeting of shareholders does not, either on a show of hands or on a poll, have a second or casting vote in addition to the vote or votes to which the chair may be entitled as a shareholder.

11.18  Manner of Taking Poll

Subject to Article 11.19, if a poll is duly demanded at a meeting of shareholders:

(a)       the poll must be taken:

(i)        at the meeting, or within seven days after the date of the meeting, as the chair of the meeting directs; and

(ii)       in the manner, at the time and at the place that the chair of the meeting directs;

(b)       the result of the poll is deemed to be the decision of the meeting at which the poll is demanded; and

(c)       the demand for the poll may be withdrawn by the person who demanded it.

11.19  Demand for Poll on Adjournment

A poll demanded at a meeting of shareholders on a question of adjournment must be taken immediately at the meeting.

11.20  Chair Must Resolve Dispute

In the case of any dispute as to the admission or rejection of a vote given on a poll, the chair of the meeting must determine the dispute, and his or her determination made in good faith is final and conclusive.

11.21  Casting of Votes

On a poll, a shareholder entitled to more than one vote need not cast all the votes in the same way.

11.22  No Demand for Poll

No poll may be demanded in respect of the vote by which a chair of a meeting of shareholders is elected.

11.23  Demand for Poll Not to Prevent Continuance of Meeting

The demand for a poll at a meeting of shareholders does not, unless the chair of the meeting so rules, prevent the continuation of a meeting for the transaction of any business other than the question on which a poll has been demanded.

11.24  Retention of Ballots and Proxies

The Company must, for at least three months after a meeting of shareholders, keep at its record office each ballot cast on a poll and each proxy voted at the meeting, and, during that period, make them available for inspection during normal business hours by any shareholder or proxyholder entitled to vote at the meeting. At the end of such three month period, the Company may destroy such ballots and proxies.

11.25  Ordinary Resolution

Unless the Act or these Articles otherwise provide, any action that must or may be taken or authorized by the shareholders may be taken or authorized by ordinary resolution.

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Article 12

VOTES OF SHAREHOLDERS

12.1    Number of Votes by Shareholder or by Shares

Subject to any special rights or restrictions attached to any shares and to the restrictions imposed on joint shareholders under Article 12.3:

(a)       on a vote by show of hands (or its functional equivalent), every person present who is a shareholder or proxy holder and entitled to vote on the matter has one vote; and

(b)       on a poll, every shareholder entitled to vote on the matter has one vote in respect of each share entitled to be voted on the matter and held by that shareholder and may exercise that vote either in person or by proxy.

12.2    Votes of Persons in Representative Capacity

A person who is not a shareholder may vote at a meeting of shareholders, whether on a show of hands or on a poll, and may appoint a proxy holder to act at the meeting, if, before doing so, the person satisfies the chair of the meeting, or the directors, that the person is a legal personal representative or a trustee in bankruptcy for a shareholder who is entitled to vote at the meeting.

12.3    Votes by Joint Holders

If there are joint shareholders registered in respect of any share:

(a)       any one of the joint shareholders may vote at any meeting of shareholders, either personally or by proxy, in respect of the share as if that joint shareholder were solely entitled to it; or

(b)       if more than one of the joint shareholders is present at any meeting of shareholders, personally or by proxy, and more than one of them votes in respect of that share, then only the vote of the joint shareholder present whose name stands first on the central securities register in respect of the share will be counted.

12.4    Legal Personal Representatives as Joint Shareholders

Two or more legal personal representatives of a shareholder in whose sole name any share is registered are, for the purposes of Article 12.3, deemed to be joint shareholders registered in respect of that share.

12.5    Representative of a Corporate Shareholder

If a corporation, that is not a subsidiary of the Company, is a shareholder, that corporation may appoint a person to act as its representative at any meeting of shareholders of the Company, and:

(a)       for that purpose, the instrument appointing a representative must:

(i)        be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice for the receipt of proxies, or if no number of days is specified, two business days before the day set for the holding of the meeting or any adjourned or postponed meeting; or

(ii)       if the notice so provides, be provided at the meeting to the chair of the meeting or to a person designated by the chair of the meeting;

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(b)       if a representative is appointed under this Article 12.5:

(i)        the representative is entitled to exercise in respect of and at that meeting the same rights on behalf of the corporation that the representative represents as that corporation could exercise if it were a shareholder who is an individual, including, without limitation, the right to appoint a proxy holder; and

(ii)       the representative, if present at the meeting, is to be counted for the purpose of forming a quorum and is deemed to be a shareholder present in person at the meeting.

Evidence of the appointment of any such representative may be sent to the Company or its transfer agent by written instrument, fax or any other method of transmitting legibly recorded messages.

12.6    When Proxy Provisions Do Not Apply to the Company

If and for so long as the Company is a public company, Articles 12.7 to 12.16 apply only insofar as they are not inconsistent with any Canadian securities legislation applicable to the Company, any U.S. securities legislation applicable to the Company or any rules of an exchange on which securities of the Company are listed.

12.7    Appointment of Proxy Holders

Every shareholder of the Company, including a corporation that is a shareholder but not a subsidiary of the Company, entitled to vote at a meeting of shareholders of the Company may, by proxy, appoint one or more (but not more than five) proxy holders to attend and act at the meeting in the manner, to the extent and with the powers conferred by the proxy, including specifying the number of shares each proxy holder shall be entitled to vote.

12.8    Alternate Proxy Holders

A shareholder may appoint one or more alternate proxy holders to act in the place of an absent proxy holder.

12.9    Who May Act as Proxy Holder

Any person having attained the age of majority may act as proxy holder whether or not he or she is entitled on his or her own behalf to be present and to vote at the meeting at which he or she acts as proxy holder. The proxy may authorize the person so appointed to act as proxy holder for the appointor for the period, at any meeting or meetings and to the extent permitted by the Act.

12.10  Deposit of Proxy

A proxy for a meeting of shareholders must:

(a)       be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice, or if no number of days is specified, two business days before the day set for the holding of the meeting or any adjourned meeting; or

(b)       if the notice so provides, be provided at the meeting or adjourned meeting to the chair of the meeting or to a person designated by the chair of the meeting.

(c)       be received in any other manner determined by the board or the chair of the meeting.

A proxy may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages and by using available internet or telephone services as may be approved by the directors.

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12.11  Validity of Proxy Vote

A vote given in accordance with the terms of a proxy is valid notwithstanding the death or incapacity of the shareholder giving the proxy and despite the revocation of the proxy or the revocation of the authority under which the proxy is given or the transfer of the shares in respect of which the proxy is given, unless notice in writing of that death, incapacity, transfer or revocation is received:

(a)       at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of revocations, at any time up to and including the last business day before the day set for the holding of the meeting or any adjourned meeting at which the proxy is to be used; or

(b)       by the chair of the meeting or any adjourned meeting, before the vote is taken.

12.12  Form of Proxy

A proxy, whether for a specified meeting or otherwise, must be either in the following form or in any other form approved by the directors or the chair of the meeting:

[ Name of Company ]

(the “Company”)

The undersigned, being a shareholder of the Company, hereby appoints [ name ] or, failing that person, [ name ], as proxy holder for the undersigned to attend, act and vote for and on behalf of the undersigned [ at the meeting of shareholders of the Company to be held on [ month, day, year ] and at any adjournment of that meeting. ] [ at any and all general meetings of the Company to be held between [ month, day, year ] and [ month, day, year ], and at any adjournment of any such meeting to be held within that period of time. ]

Number and class of shares in respect of which this proxy is given (if no number or class is specified, then this proxy if given in respect of all shares registered in the name of the shareholder): __________________________

Signed [ month, day, year ]

_________________________________

[ Signature of Shareholder ]

_________________________________

[ Name of Shareholder – printed ]

12.13  Revocation of Proxy

Subject to Article 12.14, every proxy may be revoked by an instrument in writing that is:

(a)       received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of revocations, at any time up to and including the last business day before the day set for the holding of the meeting or any adjourned meeting at which the proxy is to be used;

(b)       provided, at the meeting or any adjourned meeting, to the chair of the meeting before any vote in respect of which the proxy used shall have been taken; or

(c)       in any manner provided by law.

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12.14  Revocation of Proxy Must be Signed

An instrument referred to in Article 12.13 must be signed as follows:

(a)       if the shareholder for whom the proxy holder is appointed is an individual, the instrument must be signed by the shareholder or his or her legal personal representative or trustee in bankruptcy; and

(b)       if the shareholder for whom the proxy holder is appointed is a corporation, the instrument must be signed by the corporation or by a representative appointed for the corporation under Article 12.5.

12.15  Chair May Determine Validity of Proxy

The chair of any meeting of shareholders may determine whether or not a proxy deposited for use at the meeting, which may not strictly comply with the requirements of this Article 12 as to form, execution, accompanying documentation, time of filing or otherwise, shall be valid for use at the meeting, and any such determination made in good faith shall be final, conclusive and binding upon the meeting.

12.16  Production of Evidence of Authority to Vote

The chair of any meeting of shareholders may, but need not, inquire into the authority of any person to vote at the meeting and may, but need not, demand from that person production of evidence as to the existence of the authority to vote.

Article 13

DIRECTORS

13.1    First Directors; Number of Directors

The first directors are the persons designated as directors of the Company in the Notice of Articles that applies to the Company when it is recognized under the Act. The number of directors, excluding additional directors appointed under Article 14.7, is set at:

(a)       subject to Articles, 13.1(b), and 13.1(c), the number of directors that is equal to the number of the Company’s first directors;

(b)       if the Company is a public company, the greater of three and the number set by directors resolution; and

(c)       if the Company is not a public company, the greater of one and the number set by directors resolution.

13.2    Change in Number of Directors

If the number of directors is set under Article 13.1(b) or 13.1(c):

(a)       the shareholders may elect or appoint the directors needed to fill any vacancies in the board of directors up to that number; and

(b)       if the shareholders do not elect or appoint the directors needed to fill any vacancies in the board of directors up to that number at the first meeting of shareholders following the setting of that number, then the directors may appoint, or the shareholders may elect or appoint, directors to fill those vacancies.

13.3    Directors’ Acts Valid Despite Vacancy

An act or proceeding of the directors is not invalid merely because fewer than the number of directors set or otherwise required under these Articles is in office.

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13.4    Qualifications of Directors

A director is not required to hold a share in the capital of the Company as qualification for his or her office but must be qualified as required by the Act to become, act or continue to act as a director.

13.5    Remuneration of Directors

The directors are entitled to the remuneration for acting as directors, if any, as the directors may from time to time determine.

13.6    Reimbursement of Expenses of Directors

The Company must reimburse each director for the reasonable expenses that he or she may incur in and about the business of the Company.

13.7    Special Remuneration for Directors

If any director performs any professional or other services for the Company that in the opinion of the directors are outside the ordinary duties of a director, or if any director is otherwise specially occupied in or about the Company’s business, he or she may be paid remuneration fixed by the directors, or, at the option of that director, fixed by ordinary resolution, and such remuneration may be either in addition to, or in substitution for, any other remuneration that he or she may be entitled to receive.

13.8    Gratuity, Pension or Allowance on Retirement of Director

Unless otherwise determined by ordinary resolution, the directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any director who has held any salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

Article 14

ELECTION AND REMOVAL OF DIRECTORS

14.1    Election at Annual General Meeting

At every annual general meeting and in every unanimous resolution contemplated by Article 10.2:

(a)       the shareholders entitled to vote at the annual general meeting for the election of directors must elect, or in the unanimous resolution appoint, a board of directors consisting of the number of directors for the time being set under these Articles; and

(b)       all the directors cease to hold office immediately before the election or appointment of directors under Article 14.1(a), but are eligible for re-election or re appointment.

14.2    Consent to be a Director

No election, appointment or designation of an individual as a director is valid unless:

(a)       that individual consents to be a director in the manner provided for in the Act;

(b)       that individual is elected or appointed at a meeting at which the individual is present and the individual does not refuse, at the meeting, to be a director.

(c)       with respect to first directors, the designation is otherwise valid under the Act.

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14.3    Failure to Elect or Appoint Directors

If:

(a)       the Company fails to hold an annual general meeting, and all the shareholders who are entitled to vote at an annual general meeting fail to pass the unanimous resolution contemplated by Article 10.2, on or before the date by which the annual general meeting is required to be held under the Act; or

(b)       the shareholders fail, at the annual general meeting or in the unanimous resolution contemplated by Article 10.2, to elect or appoint any directors;

then each director then in office continues to hold office until the earlier of:

(c)       the date on which his or her successor is elected or appointed; and

(d)       the date on which he or she otherwise ceases to hold office under the Act or these Articles.

14.4    Board May Fill Casual Vacancies

Any casual vacancy occurring in the board of directors may be filled by the remaining directors. For greater certainty, the appointment of a director to fill a casual vacancy as contemplated by this section is not the appointment of an additional director for the purposes of Article 14.7.

14.5    Remaining Directors Power to Act

The directors may act notwithstanding any vacancy in the board of directors, but if the Company has fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the directors may only act for the purpose of appointing directors up to that number or of summoning a meeting of shareholders for the purpose of filling any vacancies on the board of directors or, subject to the Act, for any other purpose.

14.6    Shareholders May Fill Vacancies

If the Company has no directors or fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the shareholders may elect or appoint directors to fill any vacancies on the board of directors.

14.7    Additional Directors

Notwithstanding Articles 13.1 and 13.2, between annual general meetings or unanimous resolutions contemplated by Article 10.2, the directors may appoint one or more additional directors, but the number of additional directors appointed under this Article 14.7 must not at any time exceed:

(a)       one third of the number of first directors, if, at the time of the appointments, one or more of the first directors have not yet completed their first term of office; or

(b)       in any other case, one third of the number of the current directors who were elected or appointed as directors other than under this Article 14.7.

Any director so appointed ceases to hold office immediately before the next election or appointment of directors under Article 14.1(a), but is eligible for re-election or re appointment.

14.8    Ceasing to be a Director

A director ceases to be a director when:

(a)       the term of office of the director expires;

(b)       the director dies;

(c)       the director resigns as a director in the manner required by the Act; or

(d)       the director is removed from office pursuant to Article 14.9 or 14.10.

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14.9    Removal of Director by Shareholders

The Company may remove any director before the expiration of his or her term of office by special resolution. In that event, the shareholders may elect, or appoint by ordinary resolution, a director to fill the resulting vacancy. If the shareholders do not elect or appoint a director to fill the resulting vacancy contemporaneously with the removal, then the directors may appoint or the shareholders may elect, or appoint by ordinary resolution, a director to fill that vacancy.

14.10  Removal of Director by Directors

The directors may remove any director before the expiration of his or her term of office if the director is convicted of an indictable offence, or if the director ceases to be qualified to act as a director of a company and does not promptly resign, and the directors may appoint a director to fill the resulting vacancy.

Article 15

POWERS AND DUTIES OF DIRECTORS

15.1    Powers of Management

The directors must, subject to the Act and these Articles, manage or supervise the management of the business and affairs of the Company and have the authority to exercise all such powers of the Company as are not, by the Act or by these Articles, required to be exercised by the shareholders of the Company.

15.2    Appointment of Attorney of Company

The directors may from time to time, by power of attorney or other instrument, under seal if so required by law, appoint any person to be the attorney of the Company for such purposes, and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles and excepting the power to fill vacancies in the board of directors, to remove a director, to change the membership of, or fill vacancies in, any committee of the directors, to appoint or remove officers appointed by the directors and to declare dividends) and for such period, and with such remuneration and subject to such conditions as the directors may think fit. Any such power of attorney may contain such provisions for the protection or convenience of persons dealing with such attorney as the directors think fit. Any such attorney may be authorized by the directors to sub delegate all or any of the powers, authorities and discretions for the time being vested in him or her.

Article 16

DISCLOSURE OF INTEREST OF DIRECTORS

16.1    Obligation to Account for Profits

A director or senior officer who holds a disclosable interest (as that term is used in the Act) in a contract or transaction into which the Company has entered or proposes to enter is liable to account to the Company for any profit that accrues to the director or senior officer under or as a result of the contract or transaction only if and to the extent provided in the Act.

16.2    Restrictions on Voting by Reason of Interest

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution.

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16.3    Interested Director Counted in Quorum

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter and who is present at the meeting of directors at which the contract or transaction is considered for approval may be counted in the quorum at the meeting whether or not the director votes on any or all of the resolutions considered at the meeting.

16.4    Disclosure of Conflict of Interest or Property

A director or senior officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual’s duty or interest as a director or senior officer, must disclose the nature and extent of the conflict as required by the Act.

16.5    Director Holding Other Office in the Company

A director may hold any office, employment or place of profit with the Company, other than the office of auditor of the Company, in addition to his or her office of director for the period and on the terms (as to remuneration or otherwise) that the directors may determine.

16.6    No Disqualification

No director or intended director is disqualified by his or her office from contracting with the Company either with regard to the holding of any office, employment or place of profit the director holds with the Company or as vendor, purchaser or otherwise, and no contract or transaction entered into by or on behalf of the Company in which a director is in any way interested is liable to be voided for that reason.

16.7    Professional Services by Director or Officer

Subject to the Act, a director or officer, or any person in which a director or officer has an interest, may act in a professional capacity for the Company, except as auditor of the Company, and the director or officer or such person is entitled to remuneration for professional services as if that director or officer were not a director or officer.

16.8    Director or Officer in Other Corporations

A director or officer may be or become a director, officer or employee of, or otherwise interested in, any person in which the Company may be interested as a shareholder or otherwise, and, subject to the Act, the director or officer is not accountable to the Company for any remuneration or other benefits received by him or her as director, officer or employee of, or from his or her interest in, such other person.

Article 17

PROCEEDINGS OF DIRECTORS

17.1    Meetings of Directors

The directors may meet together for the conduct of business, adjourn and otherwise regulate their meetings as they think fit, and meetings of the directors held at regular intervals may be held at the place, at the time and on the notice, if any, as the directors may from time to time determine.

17.2    Voting at Meetings

Questions arising at any meeting of directors are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting does not have a second or casting vote.

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17.3    Chair of Meetings

The following individual is entitled to preside as chair at a meeting of directors:

(a)       the chair of the board, if any;

(b)       in the absence of the chair of the board, the vice chair of the board, if any;

(c)       in the absence of the vice chair of the board, the chief executive officer, if any, provided the chief executive officer is a director, unless the board has determined otherwise;

(d)       in the absence of the chief executive officer, the president, if any, provided the president is a director, unless the board has determined otherwise; or

(e)       any other director chosen by the directors if:

(i)        neither the chair of the board, the vice chair of the board, the chief executive officer (if a director, unless the board has determined otherwise), nor the president (if a director, unless the board has determined otherwise), is present at the meeting within 15 minutes after the time set for holding the meeting;

(ii)       neither the chair of the board, the vice chair of the board, the chief executive officer (if a director, unless the board has determined otherwise), nor the president (if a director, unless the board has determined otherwise), is willing to chair the meeting; or

(iii)      the chair of the board, the vice chair of the board, the chief executive officer (if a director, unless the board has determined otherwise), and the president (if a director, unless the board has determined otherwise), have advised the secretary, if any, or any other director, that they will not be present at the meeting.

17.4    Meetings by Telephone or Other Communications Medium

A director may participate in a meeting of the directors:

(a)       in person;

(b)       by telephone; or

(c)       by online teleconferencing programs; or

(d)       with the consent of all directors who wish to participate in the meeting, by other communication means if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other. A director may participate in a meeting of the directors or of any committee of the directors by a communications medium other than telephone if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other. A director who participates in a meeting in a manner contemplated by this Article 17.4 is deemed for all purposes of the Act and these Articles to be present at the meeting and to have agreed to participate in that manner.

17.5    Calling of Meetings

A director may, and the secretary or an assistant secretary of the Company, if any, on the request of a director must, call a meeting of the directors at any time.

17.6    Notice of Meetings

Other than for meetings held at regular intervals as determined by the directors pursuant to Article 17.1, notice of each meeting of the directors, specifying the place, day and time of that meeting must be given to each of the directors at least 48 hours before the time appointed for holding the meeting or such lesser time as may be reasonable under the circumstances, by any method set out in Article 23.1 or orally in person or by telephone.

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17.7    When Notice Not Required

It is not necessary to give notice of a meeting of the directors to a director if:

(a)       the meeting is to be held immediately following a meeting of shareholders at which that director was elected or appointed, or is the meeting of the directors at which that director is appointed; or

(b)       the director, as the case may be, has waived notice of the meeting.

17.8    Meeting Valid Despite Failure to Give Notice

The accidental omission to give notice of any meeting of directors to, or the non-receipt of any notice by, any director, does not invalidate any proceedings at that meeting.

17.9    Waiver of Notice of Meetings

Any director may send to the Company a document signed by him or her waiving notice of any past, present or future meeting or meetings of the directors and may at any time withdraw that waiver with respect to meetings held after that withdrawal. After sending a waiver with respect to all future meetings and until that waiver is withdrawn, no notice of any meeting of the directors need be given to that director, and all meetings of the directors so held are deemed not to be improperly called or constituted by reason of notice not having been given to such director.

Attendance of a director at a meeting of the directors is a waiver of notice of the meeting, unless that director attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

17.10  Quorum

The quorum necessary for the transaction of the business is a majority of the number of directors in office.

17.11  Validity of Acts Where Appointment Defective

Subject to the Act, an act of a director or officer is not invalid merely because of an irregularity in the election or appointment or a defect in the qualification of that director or officer.

17.12  Consent Resolutions in Writing

A resolution of the directors or of any committee of the directors consented to in writing by all of the directors entitled to vote on it, whether by signed document, fax, e-mail or any other method of transmitting legibly recorded messages, is as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors duly called and held. Such resolution may be in two or more counterparts which together are deemed to constitute one resolution in writing. A resolution passed in that manner is effective on the date stated in the resolution or on the latest date stated on any counterpart. A resolution of the directors or of any committee of the directors passed in accordance with this Article 17.12 is deemed to be a proceeding at a meeting of directors or of the committee of the directors and to be as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors that satisfies all the requirements of the Act and all the requirements of these Articles relating to meetings of the directors or of a committee of the directors.

Article 18

EXECUTIVE AND OTHER COMMITTEES

18.1    Appointment and Powers of Executive Committee

The directors may, by resolution, appoint an executive committee consisting of the director or directors that they consider appropriate, and this committee has, during the intervals between meetings of the board of directors, all of the directors’ powers, except:

(a)       the power to fill vacancies in the board of directors;

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(b)       the power to remove a director;

(c)       the power to change the membership of, or fill vacancies in, any committee of the directors; and

(d)       such other powers, if any, as may be set out in the resolution or any subsequent directors’ resolution.

18.2    Appointment and Powers of Other Committees

The directors may, by resolution:

(a)       appoint one or more committees (other than the executive committee) consisting of the director or directors that they consider appropriate;

(b)       delegate to a committee appointed under Article 18.2(a) any of the directors’ powers, except:

(i)        the power to fill vacancies in the board of directors;

(ii)       the power to remove a director;

(iii)      the power to change the membership of, or fill vacancies in, any committee of the directors; and

(iv)      the power to appoint or remove officers appointed by the directors; and

(c)       make any delegation referred to in Article 18.2(b) subject to the conditions set out in the resolution or any subsequent directors’ resolution.

18.3    Obligations of Committees

Any committee appointed under Article 18.1 or 18.2, in the exercise of the powers delegated to it, must:

(a)       conform to any rules that may from time to time be imposed on it by the directors;

(b)       report every act or thing done in exercise of those powers at such times as the directors may require; and

(c)       keep minutes of all meetings of the committee.

18.4    Powers of Board

The directors may, at any time, with respect to a committee appointed under Article 18.1 or 18.2:

(a)       revoke or alter the authority given to the committee, or override a decision made by the committee, except as to acts done before such revocation, alteration or overriding;

(b)       terminate the appointment of, or change the membership of, the committee; and

(c)       fill vacancies in the committee.

18.5    Committee Meetings

Subject to Article 18.3(a) and unless the directors otherwise provide in the resolution appointing the committee or in any subsequent resolution, with respect to a committee appointed under Article 18.1 or 18.2:

(a)       the committee may meet and adjourn as it thinks proper;

(b)       the committee may elect a chair of its meetings but, if no chair of a meeting is elected, or if at a meeting the chair of the meeting is not present within 15 minutes after the time set for holding the meeting, the directors present who are members of the committee may choose one of their number to chair the meeting;

(c)       a majority of the members of the committee constitutes a quorum of the committee;

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(d)       questions arising at any meeting of the committee are determined by a majority of votes of the members present, and in case of an equality of votes, the chair of the meeting does not have a second or casting vote; and

(e)       the committee may make rules for the conduct of its business and may seek such assistance as it may deem necessary.

Article 19

OFFICERS

19.1    Directors May Appoint Officers

The directors may, from time to time, appoint such officers, if any, as the directors determine and the directors may, at any time, terminate any such appointment.

19.2    Functions, Duties and Powers of Officers

The directors may, for each officer:

(a)       determine the functions and duties of the officer;

(b)       entrust to and confer on the officer any of the powers exercisable by the directors on such terms and conditions and with such restrictions as the directors think fit; and

(c)       revoke, withdraw, alter or vary all or any of the functions, duties and powers of the officer.

19.3    Qualifications

No officer may be appointed unless that officer is qualified in accordance with the Act. One person may hold more than one position as an officer of the Company. Any person appointed as the chair of the board or as the managing director must be a director. Any other officer need not be a director.

19.4    Remuneration and Terms of Appointment

All appointments of officers are to be made on the terms and conditions and at the remuneration (whether by way of salary, fee, commission, participation in profits or otherwise) that the directors think fit and are subject to termination at the pleasure of the directors, and an officer may in addition to such remuneration be entitled to receive, after he or she ceases to hold such office or leaves the employment of the Company, a pension or gratuity.

Article 20

INDEMNIFICATION

20.1    Definitions

In this Article 20:

(a)       “associated corporation” means a corporation or entity referred to in paragraph (ii) or (iii) of the definition of “eligible party”;

(b)       “eligible party” means an individual who:

(i)        is or was a director of the Company;

(ii)       is or was a director of another corporation,

(A)      at a time when the corporation is or was an affiliate of the Company; or

(B)      at the request of the Company;

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(iii)      at the request of the Company, is or was, or holds or held a position equivalent to that of, a director of a partnership, trust, joint venture or other unincorporated entity;

(iv)      is or was an officer of the Company

(c)       “eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

(d)       “eligible proceeding” means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which an eligible party or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of the Company:

(i)        is or may be joined as a party; or

(ii)       is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding; and

(e)       “expenses” has the meaning set out in the Act.

20.2    Mandatory Indemnification of Eligible Party

Subject to the Act, the Company must indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each eligible party is deemed to have contracted with the Company on the terms of the indemnity contained in this Article 20.2.

20.3    Indemnification of Other Persons

Subject to any restrictions in the Act, the Company may indemnify any person.

20.4    Non-Compliance with the Act

The failure of an eligible party to comply with the Act or these Articles does not invalidate any indemnity to which he or she is entitled under this Article 20.

20.5    Company May Purchase Insurance

The Company may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

(a)       is or was a director, officer, employee or agent of the Company;

(b)       is or was a director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company;

(c)       at the request of the Company, is or was a director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; or

(d)       at the request of the Company, holds or held a position equivalent to that of a director, or officer of a partnership, trust, joint venture or other unincorporated entity;

against any liability incurred by him or her by reason of being or having been such a director, officer, employee or agent or person who holds or held such equivalent position.

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Article 21

DIVIDENDS

21.1    Payment of Dividends Subject to Special Rights

The provisions of this Article 21 are subject to the rights, if any, of shareholders holding shares of the Company with special rights as to dividends.

21.2    Declaration of Dividends

Subject to the Act, the directors may from time to time declare and authorize payment of such dividends as they may deem advisable.

21.3    No Notice Required

The directors need not give notice to any shareholder of any declaration under Article 21.2.

21.4    Record Date

The directors may set a date as the record date for the purpose of determining shareholders entitled to receive payment of a dividend. The record date must not precede the date on which the dividend is to be paid by more than two months. If no record date is set, the record date is 5:00 p.m. on the date on which the directors pass the resolution declaring the dividend.

21.5    Manner of Paying Dividend

A resolution declaring a dividend may direct payment of the dividend wholly or partly by the distribution of specific assets or of fully paid shares or of bonds, debentures or other securities of the Company, or in any one or more of those ways.

21.6    Settlement of Difficulties

If any difficulty arises in regard to a distribution under Article 21.5, the directors or the Company may settle the difficulty as they deem advisable, and, in particular, may:

(a)       set the value for distribution of specific assets or any part thereof;

(b)       determine that cash payments in substitution for all or any part of the specific assets to which any shareholders are entitled may be made to any shareholders on the basis of the value so fixed in order to adjust the rights of all parties; and

(c)       vest any such specific assets in trustees for the persons entitled to the dividend.

21.7    When Dividend Payable

Any dividend may be made payable on such date as is fixed by the directors.

21.8    Dividends to be Paid in Accordance With Number of Shares

All dividends on shares of any class or series of shares must be declared and paid according to the number of such shares held.

21.9    Receipt by Joint Shareholders

If several persons are joint shareholders of any share, any one of them may give an effective receipt for any dividend, bonus or other money payable in respect of the share.

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21.10  Dividend Bears No Interest

No dividend bears interest against the Company.

21.11  Fractional Dividends

If a dividend to which a shareholder is entitled includes a fraction of the smallest monetary unit of the currency of the dividend, that fraction may be disregarded in making payment of the dividend and that payment represents full payment of the dividend.

21.12  Payment of Dividends

Any dividend or other distribution payable in cash in respect of shares may be paid

(a)       by cheque, made payable to the order of the person to whom it is sent, and mailed to the registered address of the shareholder, or in the case of joint shareholders, to the registered address of the joint shareholder who is first named on the central securities register, or to the person and to the address the shareholder or joint shareholders may direct in writing; or

(b)       The mailing of such cheque will, to the extent of the sum represented by the cheque (plus the amount of the tax required by law to be deducted), discharge all liability for the dividend unless such cheque is not paid on presentation or the amount of tax so deducted is not paid to the appropriate taxing authority.

21.13  Capitalization of Surplus

Notwithstanding anything contained in these Articles, the directors may from time to time capitalize any surplus of the Company and may from time to time issue, as fully paid, shares or any bonds, debentures or other securities of the Company as a dividend representing the surplus or any part of the surplus.

Article 22

FINANCIAL RECORDS AND AUDITS

22.1    Recording of Financial Affairs

The directors must cause adequate accounting records to be kept to record properly the financial affairs and condition of the Company and to comply with the Act.

22.2    Inspection of Accounting Records

Unless the directors determine otherwise, no shareholder of the Company is entitled to inspect or obtain a copy of any accounting records of the Company.

22.3    Remuneration of Auditor

The directors may set the remuneration of the Company’s auditor (if any).

Article 23

NOTICES

23.1    Method of Giving Notice

Unless the Act or these Articles provides otherwise, a notice, statement, report or other record required or permitted by the Act or these Articles to be sent by or to a person may be sent by any one of the following methods:

(a)       mail addressed to the person at the applicable address for that person as follows:

(i)        for a record mailed to a shareholder, the shareholder’s registered address;

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(ii)       for a record mailed to a director or officer, the prescribed address for mailing shown for the director or officer in the records kept by the Company or the mailing address provided by the recipient for the sending of that record or records of that class; and

(iii)      in any other case, the mailing address of the intended recipient;

(b)       delivery at the applicable address for that person as follows, addressed to the person:

(i)        for a record delivered to a shareholder, the shareholder’s registered address;

(ii)       for a record delivered to a director or officer, the prescribed address for delivery shown for the director or officer in the records kept by the Company or the delivery address provided by the recipient for the sending of that record or records of that class; and

(iii)      in any other case, the delivery address of the intended recipient;

(c)       sending the record by fax to the fax number provided by the intended recipient for the sending of that record or records of that class;

(d)       sending the record by e-mail to the e-mail address provided by the intended recipient for the sending of that record or records of that class;

(e)       physical delivery to the intended recipient;

(f)        creating and providing a record posted on or made available through a general accessible electronic source and providing written notice by any of the foregoing methods as to the availability of such record; or

(g)       as otherwise permitted by any securities legislation in any province or territory of Canada or in the federal jurisdiction of the United States or in any states of the United States that is applicable to the Company and all regulations and rules made and promulgated under that legislation and all administrative policy statements, blanket orders and rulings, notices and other administrative directions issued by securities commissions or similar authorities appointed under that legislation.

23.2    Deemed Receipt of Mailing

A record that is mailed to a person by ordinary mail to the applicable address for that person referred to in Article 23.1 is deemed to be received by the person to whom it was mailed on the day, Saturdays, Sundays and holidays excepted, following the date of mailing. A record that is sent to a person by fax or e-mail to the fax number or e-mail address for that person referred to in Article 23.1 is deemed to be received by the person to whom it was faxed or e-mailed on the day, Saturdays, Sundays and holidays excepted, such record was faxed or e-mailed.

23.3    Certificate of Sending

A certificate signed by the secretary, if any, or other officer of the Company or of any other corporation acting in that behalf for the Company stating that a notice, statement, report or other record was addressed as required by Article 23.1, prepaid and mailed or otherwise sent as permitted by Article 23.1 is conclusive evidence of that fact.

23.4    Notice to Joint Shareholders

A notice, statement, report or other record may be provided by the Company to the joint shareholders of a share by providing the notice to the joint shareholder first named in the central securities register in respect of the share.

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23.5    Notice to Trustees

A notice, statement, report or other record may be provided by the Company to the persons entitled to a share in consequence of the death, bankruptcy or incapacity of a shareholder by:

(a)       mailing the record, addressed to them:

(i)        by name, by the title of the legal personal representative of the deceased or incapacitated shareholder, by the title of trustee of the bankrupt shareholder or by any similar description; and

(ii)       at the address, if any, supplied to the Company for that purpose by the persons claiming to be so entitled; or

if an address referred to in Article 23.5(a)(ii) has not been supplied to the Company, by giving the notice in a manner in which it might have been given if the death, bankruptcy or incapacity had not occurred.

Article 24

SEAL

24.1    Who May Attest Seal

Except as provided in Articles 24.2 and 24.3, the Company’s seal, if any, must not be impressed on any record except when that impression is attested by the signatures of:

(a)       any two directors;

(b)       any officer, together with any director;

(c)       if the Company only has one director, that director; or

(d)       any one or more directors or officers or persons as may be determined by the directors.

24.2    Sealing Copies

For the purpose of certifying under seal a certificate of incumbency of the directors or officers of the Company or a true copy of any resolution or other document, despite Article 24.1, the impression of the seal may be attested by the signature of any director or officer or the signature of any other person as may be determined by the directors.

24.3    Mechanical Reproduction of Seal

The directors may authorize the seal to be impressed by third parties on share certificates or bonds, debentures or other securities of the Company as they may determine appropriate from time to time. To enable the seal to be impressed on any share certificates or bonds, debentures or other securities of the Company, whether in definitive or interim form, on which facsimiles of any of the signatures of the directors or officers of the Company are, in accordance with the Act or these Articles, printed or otherwise mechanically reproduced, there may be delivered to the person employed to engrave, lithograph or print such definitive or interim share certificates or bonds, debentures or other securities one or more unmounted dies reproducing the seal and such persons as are authorized under Article 24.1 to attest the Company’s seal may in writing authorize such person to cause the seal to be impressed on such definitive or interim share certificates or bonds, debentures or other securities by the use of such dies. Share certificates or bonds, debentures or other securities to which the seal has been so impressed are for all purposes deemed to be under and to bear the seal impressed on them.

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Article 25

PROHIBITIONS

25.1    Definitions

In this Article 25:

(a)       “designated security” means:

(i)        a voting security of the Company;

(ii)       a security of the Company that is not a debt security and that carries a residual right to participate in the earnings of the Company or, on the liquidation or winding up of the Company, in its assets; or

(iii)      a security of the Company convertible, directly or indirectly, into a security described in Article 25.1(a)(i) or (ii);

(b)       “security” has the meaning assigned in the Securities Act (British Columbia); and

(c)       “voting security” means a security of the Company that:

(i)        is not a debt security; and

(ii)       carries a voting right either under all circumstances or under some circumstances that have occurred and are continuing.

25.2    Application

Article 25.3 does not apply to the Company if and for so long as it is a public company.

25.3    Consent Required for Transfer of Shares or Designated Securities

No share or designated security may be sold, transferred or otherwise disposed of without the consent of the directors and the directors are not required to give any reason for refusing to consent to any such sale, transfer or other disposition.

Article 26

FORUM SELECTION

26.1    Forum for Adjudication of Certain Disputes

Subject to the Act, unless the Company consents in writing to the selection of an alternative forum, the Supreme Court of the Province of British Columbia, Canada and the appellate courts therefrom, shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Company to the Company; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the Act or these Articles (as either may be amended from time to time); or (iv) any action or proceeding asserting a claim otherwise related to the relationships among the Company, its affiliates and their respective shareholders, directors and/or officers, but this paragraph (iv) does not include claims related to the business carried on by the Company or such affiliates. Article 26.1 paragraphs (i) through (iv) does not include claims for which such court does not have subject matter jurisdiction. If any action or proceeding the subject matter of which is within the scope of the preceding sentence is filed in a Court other than the Supreme Court of the Province of British Columbia, Canada and the appellate courts therefrom (a “Foreign Action”) in the name of any securityholder, such securityholder shall be deemed to have consented to (i) the personal jurisdiction of the Supreme Court of the Province of British Columbia, Canada and the appellate courts therefrom, in connection with any action or proceeding brought in any such court to enforce the preceding sentence and (ii) having service of process made upon such securityholder in any such action or proceeding by service upon such securityholder’s counsel in the Foreign Action as agent for such

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securityholder. For the avoidance of doubt, this Article 26.1 shall not apply to any action brought to enforce a duty or liability created by the U.S. Securities Act of 1933, as amended, or the U.S. Securities Exchange Act of 1934, as amended. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Article 26.1.

Article 27

SPECIAL RIGHTS OR RESTRICTIONS ATTACHED TO COMMON SHARES

27.1    Voting

Each Common share shall entitle its holder to one (1) vote at all meetings of the shareholders of the Company (except meetings at which only holders of another specified class of shares are entitled to vote pursuant to the provisions hereof or pursuant to the provisions of the Act).

27.2    Dividends

Subject to the special rights or restrictions attached to the Preferred shares of any series, the holders of Common shares shall be entitled to receive, and the Company shall pay thereon such non cumulative dividends as the directors may from time to time declare in their absolute discretion.

27.3    Liquidation, Dissolution and Winding-up

Subject to the special rights or restrictions attached to the Preferred shares of any series, the holders of Common shares shall be entitled to receive the remaining property of the Company in the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or upon any other return of capital or distribution of assets of the Company among its shareholders for the purpose of winding-up its affairs.

Article 28

SPECIAL RIGHTS OR RESTRICTIONS ATTACHED TO PREFERRED SHARES

28.1    Issuable in Series

(a)       The Preferred shares may include one or more series.

(b)       Subject to Article 28.1(c) and the Act, from time to time, the directors by resolution or the shareholders by ordinary resolution may, if none of the Preferred shares of any particular series are issued, alter these Articles and authorize the alteration of the Notice of Articles of the Company, as the case may be, to do one or more of the following:

(i)        determine the maximum number of shares of any of those series of Preferred shares that the Company is authorized to issue, determine that there is no such maximum number, or alter any determination made under this paragraph (a) or otherwise in relation to a maximum number of those shares;

(ii)       create an identifying name by which the shares of any of those series of Preferred shares may be identified, or alter any identifying name created for those shares; and

(iii)      attach or alter special rights or restrictions to the shares of any of those series of Preferred shares, including, but without limiting or restricting the generality of the foregoing, special rights or restrictions with respect to:

(A)      the rate, amount, method of calculation and payment of any dividends, whether cumulative, partly cumulative or non-cumulative, and whether such rate, amount, method of calculation or payment is subject to change or adjustment in the future;

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(B)      any rights upon a dissolution, liquidation or winding-up of the Company or upon any other return of capital or distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs;

(C)      any rights of redemption, retraction or purchase for cancellation and the prices and terms and conditions of any such rights;

(D)      any rights of conversion, exchange or reclassification and the terms and conditions of any such rights;

(E)      any rights to vote; and

(F)       any other special rights or restrictions, not inconsistent with these share provisions, attaching to such series of Preferred shares.

(c)       No special rights or restrictions attached to any series of Preferred shares shall confer upon the shares of such series a priority over the shares of any other series of Preferred shares in respect of dividends or a return of capital in the event of the dissolution of the Company or on the occurrence of any other event that entitles the shareholders holding the shares of all series of the Preferred shares to a return of capital. The Preferred shares of each series shall, with respect to the payment of dividends and the distribution of assets or return of capital in the event of dissolution or on the occurrence of any other event that entitles the shareholders holding the shares of all series of the Preferred shares to a return of capital, rank on a parity with the shares of every other series.

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Annex C

CLEVER LEAVES HOLDINGS INC.

2020 INCENTIVE AWARD PLAN

ARTICLE 1
PURPOSE

The purpose of the Clever Leaves Holdings Inc. 2020 Incentive Award Plan (as it may be amended or restated from time to time, the “Plan”) is to promote the success and enhance the value of Clever Leaves Holdings Inc. (the “Company”) and its Subsidiaries and affiliates by linking the individual interests of the members of the Board, Employees, and Consultants to those of Company shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company shareholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2
DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1     “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 11. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 11.6, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2     “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.3     “Applicable Law” shall mean any applicable law, including without limitation: (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

2.4     “Award” shall mean an Option, a Share Appreciation Right, a Restricted Share award, a Restricted Share Unit award, an Other Share or Cash Based Award or a Dividend Equivalent award, which may be awarded or granted under the Plan.

2.5     “Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

2.6     “Board” shall mean the Board of Directors of the Company.

2.7     “Change in Control” shall mean and includes each of the following:

(a)     A transaction or series of transactions (other than an offering of Shares to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company; (ii) any acquisition by an employee benefit plan maintained by the Company or any

Annex C-1

of its Subsidiaries; (iii) any acquisition which complies with Sections 2.7(c)(i), 2.7(c)(ii) or 2.7(c)(iii); or (iv) in respect of an Award held by a particular Holder, any acquisition by the Holder or any group of persons including the Holder (or any entity controlled by the Holder or any group of persons including the Holder); or

(b)     The Incumbent Directors cease for any reason to constitute a majority of the Board; or

(c)     The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or shares of another entity, in each case other than a transaction:

(i)     which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)     after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.7(c)(ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and

(iii)     after which at least a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such transaction; or

(d)     The date specified by the Board following approval by the Company’s shareholders of a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5). The Administrator shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

2.8     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder, whether issued prior or subsequent to the grant of any Award.

2.9     “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board or the Compensation Committee of the Board described in Article 11 hereof.

2.10     “Company” shall have the meaning set forth in Article 1.

2.11     “Consultant” shall mean any consultant or adviser engaged to provide services to the Company or any Subsidiary who qualifies as a consultant or advisor under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.

2.12     “Director” shall mean a member of the Board, as constituted from time to time.

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2.13     “Director Limit” shall have the meaning set forth in Section 4.6.

2.14     “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 9.2.

2.15     “DRO” shall mean a “domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.16     “Effective Date” shall mean the date the Plan is adopted by the Board, subject to approval by the Company’s shareholders.

2.17     “Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Administrator.

2.18     “Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any Subsidiary.

2.19     “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its shareholders, such as a share dividend, share split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Shares (or other securities) and causes a change in the per-share value of the Shares underlying outstanding Awards.

2.20     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.21     “Expiration Date” shall have the meaning given to such term in Section 12.1(c).

2.22     “Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:

(a)     If the Shares are (i) listed on any established securities exchange (such as the New York Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market and the Nasdaq Global Select Market), (ii) listed on any national market system or (iii) quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b)     If the Shares are not listed on an established securities exchange, national market system or automated quotation system, but the Shares are regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c)     If the Shares are neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in its discretion.

2.23     “Greater Than 10% Shareholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of shares of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

2.24     “Holder” shall mean a person who has been granted an Award.

2.25     “Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

2.26     “Incumbent Directors’ shall mean for any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.7(a) or 2.7(c)) whose election or nomination for election to the Board was approved by a vote of at least a majority (either

Annex C-3

by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) of the Directors then still in office who either were Directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

2.27     “Non-Employee Director” shall mean a Director of the Company who is not an Employee.

2.28     “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of Section 422 of the Code.

2.29     “Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 5. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.

2.30     “Option Term” shall have the meaning set forth in Section 5.4.

2.31     “Organizational Documents” shall mean, collectively, (a) the Company’s certificate of incorporation, notice of articles and articles or other similar organizational documents relating to the creation and governance of the Company, and (b) the Committee’s charter or other similar organizational documentation relating to the creation and governance of the Committee.

2.32     “Other Share or Cash Based Award” shall mean a cash payment, cash bonus award, share payment, share bonus award, performance award or incentive award that is paid in cash, Shares or a combination of both, awarded under Section 9.1, which may include, without limitation, deferred shares, deferred share units, performance awards, retainers, committee fees, and meeting-based fees.

2.33     “Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined in the General Instructions to Form S-8 Registration Statement under the Securities Act (or any successor form thereto), or any other transferee specifically approved by the Administrator after taking into account Applicable Law.

2.34     “Plan” shall have the meaning set forth in Article 1.

2.35     “Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

2.36     “Restricted Share Units” shall mean the right to receive Shares awarded under Article 8.

2.37     “Restricted Shares” shall mean Shares awarded under Article 7 that are subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.38     “SAR Term” shall have the meaning set forth in Section 5.4.

2.39     “Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date.

2.40     “Securities Act” shall mean the Securities Act of 1933, as amended.

2.41     “Share Appreciation Right” shall mean an Award entitling the Holder (or other person entitled to exercise pursuant to the Plan) to exercise all or a specified portion thereof (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying (a) the difference obtained by subtracting (i) the exercise price per share of such Award from (ii) the Fair Market Value on the date of exercise of such Award by (b) the number of Shares with respect to which such Award shall have been exercised, subject to any limitations the Administrator may impose.

2.42     “Shares” shall mean the common shares of the Company without par value.

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2.43     “Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.44     “Substitute Award” shall mean an Award granted under the Plan in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or shares, in any case, upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Share Appreciation Right.

2.45     “Termination of Service” shall mean the date the Holder ceases to be an Eligible Individual.

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of any Program, Award Agreement or otherwise, or as otherwise required by Applicable Law, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then-applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Holder ceases to remain a Subsidiary following any merger, sale of shares or other corporate transaction or event (including, without limitation, a spin-off).

ARTICLE 3
SHARES SUBJECT TO THE PLAN

3.1     Number of Shares.

(a)     Subject to Sections 3.1(b) and 12.2 the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan is [_____], all of which may be issued in the form of Incentive Stock Options. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares purchased on the open market.

(b)     If any Shares subject to an Award are forfeited or expire, are converted to shares of another person in connection with a recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event, or such Award is settled for cash (in whole or in part) (including Shares repurchased by the Company under Section 7.4 at the same price paid by the Holder), the Shares subject to such Award shall, to the extent of such forfeiture, expiration, conversion or cash settlement, again be available for future grants of Awards under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3.1(a) and shall not be available for future grants of Awards: (i) Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Shares subject to a Share Appreciation Right or other share-settled Award (including Awards that may be settled in cash or stock) that are not issued in connection with the settlement or exercise, as applicable, of the Share Appreciation Right or other share-settled Award; and (iv) Shares purchased on the open market by the Company with the cash proceeds received from the exercise of Options. Any Shares repurchased by the Company under Section 7.4 at the same price paid by the Holder so that such Shares are returned to the Company shall again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

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(c)     Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards shall not reduce the Shares authorized for grant under the Plan, except as may be required by reason of Section 422 of the Code, and Shares subject to such Substitute Awards shall not be added to the Shares available for Awards under the Plan as provided in Section 3.1(b) above. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by its shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common shares of the entities party to such acquisition or combination) may subject to Applicable Law, be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided in Section 3.1(b) above); provided that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Subsidiaries immediately prior to such acquisition or combination.

ARTICLE 4
GRANTING OF AWARDS

4.1     Participation. The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. No Eligible Individual or other person shall have any right to be granted an Award pursuant to the Plan and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly. Participation by each Holder in the Plan shall be voluntary and nothing in the Plan or any Program shall be construed as mandating that any Eligible Individual or other person shall participate in the Plan.

4.2     Award Agreement. Each Award shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations for such Award as determined by the Administrator in its sole discretion (consistent with the requirements of the Plan and any applicable Program). Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

4.3     Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

4.4     At-Will Service. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Director or Consultant for, the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Subsidiary.

4.5     Foreign Holders. Notwithstanding any provision of the Plan or applicable Program to the contrary, in order to comply with the laws in countries other than the United States in which the Company and its Subsidiaries operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the requirements of any foreign securities exchange or other Applicable Law, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with Applicable Law (including, without limitation, applicable foreign laws or listing requirements of any foreign securities exchange); (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; provided, however, that no such subplans and/or modifications shall increase the share limitation contained in Section 3.1 or the Director Limit; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any foreign securities exchange.

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4.6     Non-Employee Director Limit. Notwithstanding any provision to the contrary in the Plan, the grant date fair value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of equity-based Awards granted to a Non-Employee Director as compensation for services as a Non-Employee Director during any calendar year under the Plan and the Clever Leaves Holdings Inc. 2020 Earnout Award Plan shall not exceed $300,000 in the aggregate (the “Director Limit”).

ARTICLE 5
GRANTING OF OPTIONS AND SHARE APPRECIATION RIGHTS

5.1     Granting of Options and Share Appreciation Rights to Eligible Individuals. The Administrator is authorized to grant Options and Share Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine, which shall not be inconsistent with the Plan.

5.2     Qualification of Incentive Stock Options. The Administrator may grant Options intended to qualify as Incentive Stock Options only to employees of the Company, any of the Company’s present or future “parent corporations” or “subsidiary corporations” as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. No person who qualifies as a Greater Than 10% Shareholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. To the extent that the aggregate fair market value of shares with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any parent corporation or subsidiary corporation thereof (as defined in Section 424(e) and 424(f) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the immediately preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the fair market value of shares shall be determined as of the time the respective options were granted. Any interpretations and rules under the Plan with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. Neither the Company nor the Administrator shall have any liability to a Holder, or any other person, (a) if an Option (or any part thereof) which is intended to qualify as an Incentive Stock Option fails to qualify as an Incentive Stock Option or (b) for any action or omission by the Company or the Administrator that causes an Option not to qualify as an Incentive Stock Option, including without limitation, the conversion of an Incentive Stock Option to a Non-Qualified Stock Option or the grant of an Option intended as an Incentive Stock Option that fails to satisfy the requirements under the Code applicable to an Incentive Stock Option.

5.3     Option and Share Appreciation Right Exercise Price. The exercise price per Share subject to each Option and Share Appreciation Right shall be set by the Administrator, but, for any such Award granted to a Holder subject to taxation in the United States, shall not be less than 100% of the Fair Market Value of a Share on the date the Option or Share Appreciation Right, as applicable, is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Shareholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). Notwithstanding the foregoing, in the case of an Option or Share Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Share Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant for the applicable Holder (whether or not such Holder is subject to taxation in the United States); provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Section 424 and 409A of the Code.

5.4     Option and SAR Term. The term of each Option (the “Option Term”) and the term of each Share Appreciation Right (the “SAR Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Option Term or SAR Term, as applicable, shall not be more than (a) ten (10) years from the date the Option or Share Appreciation Right, as applicable, is granted to an Eligible Individual (other than, in the case of Incentive Stock Options, a Greater Than 10% Shareholder), or (b) five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Shareholder. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder or the first sentence of this Section 5.4 and without limiting the Company’s rights under Section 10.7, the Administrator may extend the Option Term of any outstanding Option or the SAR Term of any outstanding Share Appreciation Right, and may extend the time period during which vested Options or Share

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Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder or otherwise, and may amend, subject to Section 10.7 and 12.1, any other term or condition of such Option or Share Appreciation Right relating to such Termination of Service of the Holder or otherwise.

5.5     Option and SAR Vesting. The period during which the right to exercise, in whole or in part, an Option or Share Appreciation Right vests in the Holder shall be set by the Administrator and set forth in the applicable Award Agreement. Notwithstanding the foregoing and unless determined otherwise by the Administrator, in the event that on the last business day of the term of an Option or Share Appreciation Right (other than an Incentive Stock Option) (a) the exercise of the Option or Share Appreciation Right is prohibited by Applicable Law, as determined by the Administrator, or (b) Shares may not be purchased or sold by the applicable Holder due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, then in either case the term of the Option or Share Appreciation Right shall be extended until the date that is thirty (30) days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Administrator; provided, however, in no event shall the extension last beyond the term of the applicable Option or Share Appreciation Right. Unless otherwise determined by the Administrator in the Award Agreement, the applicable Program or by action of the Administrator following the grant of the Option or Share Appreciation Right, (a) no portion of an Option or Share Appreciation Right which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable and (b) the portion of an Option or Share Appreciation Right that is unexercisable at a Holder’s Termination of Service shall automatically expire thirty (30) days following such Termination of Service.

5.6     Substitution of Share Appreciation Rights; Early Exercise of Options. The Administrator may provide in the applicable Program or Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have the right to substitute a Share Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided that such Share Appreciation Right shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price, vesting schedule and remaining term as the substituted Option. The Administrator may provide in the terms of an Award Agreement that the Holder may exercise an Option in whole or in part prior to the full vesting of the Option in exchange for unvested Restricted Shares with respect to any unvested portion of the Option so exercised. Restricted Shares acquired upon the exercise of any unvested portion of an Option shall be subject to such terms and conditions as the Administrator shall determine.

ARTICLE 6
EXERCISE OF OPTIONS AND SHARE APPRECIATION RIGHTS

6.1     Exercise and Payment. An exercisable Option or Share Appreciation Right may be exercised in whole or in part. However, unless the Administrator otherwise determines, an Option or Share Appreciation Right shall not be exercisable with respect to fractional Shares and the Administrator may require that, by the terms of the Option or Share Appreciation Right, a partial exercise must be with respect to a minimum number of Shares. Payment of the amounts payable with respect to Options and Share Appreciation Rights pursuant to this Article 6 shall be in cash, Shares (based on its Fair Market Value as of the date the Option or Share Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

6.2     Manner of Exercise. All or a portion of an exercisable Option or Share Appreciation Right shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, the share plan administrator of the Company or such other person designated by the Administrator, or his, her or its office, as applicable:

(a)     A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option or Share Appreciation Right, or a portion thereof, is exercised. The notice shall be signed or otherwise acknowledged electronically by the Holder or other person then entitled to exercise the Option or Share Appreciation Right or such portion thereof;

(b)     Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law.

(c)     In the event that the Option shall be exercised pursuant to Section 10.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option or Share Appreciation Right, as determined in the sole discretion of the Administrator; and

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(d)     Full payment of the exercise price and applicable withholding taxes for the Shares with respect to which the Option or Share Appreciation Right, or portion thereof, is exercised, in a manner permitted by the Administrator in accordance with Sections 10.1 and 10.2.

6.3     Notification Regarding Disposition. The Holder shall give the Company prompt written or electronic notice of any disposition or other transfer of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the date of transfer of such Shares to such Holder. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Holder in such disposition or other transfer.

ARTICLE 7
AWARD OF RESTRICTED SHARES

7.1     Award of Restricted Shares. The Administrator is authorized to grant Restricted Shares, or the right to purchase Restricted Shares to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Shares, which terms and conditions shall not be inconsistent with the Plan or any applicable Program, and may impose such conditions on the issuance of such Restricted Shares as it deems appropriate. The Administrator shall establish the purchase price, if any, and form of payment for Restricted Shares; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Shares to the extent required by Applicable Law.

7.2     Rights as Shareholders. Subject to Section 7.4, upon issuance of Restricted Shares, the Holder shall have, unless otherwise provided by the Administrator, all of the rights of a shareholder with respect to said Shares, subject to the restrictions in the Plan, any applicable Program and/or the applicable Award Agreement, including the right to vote and the right to receive all dividends and other distributions paid or made with respect to the Shares to the extent such dividends and other distributions have a record date that is on or after the date on which the Holder to whom such Shares are granted becomes the record holder of such Restricted Shares; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the Shares may be subject to the restrictions set forth in Section 7.3. In addition, notwithstanding anything to the contrary herein, with respect to a Restricted Share, dividends which are paid prior to vesting shall only be paid out to the Holder to the extent that the Restricted Share vests.

7.3     Restrictions. All Restricted Shares (including any shares received by Holders thereof with respect to Restricted Shares as a result of share dividends, share splits or any other form of recapitalization) shall be subject to such restrictions and vesting requirements as the Administrator shall provide in the applicable Program or Award Agreement. By action taken after the Restricted Shares are issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Shares by removing any or all of the restrictions imposed by the terms of the applicable Program or Award Agreement.

7.4     Repurchase or Forfeiture of Restricted Shares. Except as otherwise determined by the Administrator, if no price was paid by the Holder for the Restricted Shares, upon a Termination of Service during the applicable restriction period, the Holder’s rights in unvested Restricted Shares then subject to restrictions shall lapse, and such Restricted Shares shall be surrendered to the Company and cancelled without consideration on the date of such Termination of Service. If a price was paid by the Holder for the Restricted Shares, upon a Termination of Service during the applicable restriction period, the Company shall have the right to repurchase from the Holder the unvested Restricted Shares then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Shares or such other amount as may be specified in the applicable Program or Award Agreement. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide that upon certain events, including, without limitation, the Holder’s death, retirement or disability or any other specified Termination of Service or any other event, the Holder’s rights in unvested Restricted Shares then subject to restrictions shall not lapse, such Restricted Shares shall vest and cease to be forfeitable and, if applicable, the Company shall cease to have a right of repurchase.

7.5     Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Shares as of the date of transfer of the Restricted Shares rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof with the Internal Revenue Service.

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ARTICLE 8
AWARD OF RESTRICTED SHARE UNITS

8.1     Grant of Restricted Share Units. The Administrator is authorized to grant Awards of Restricted Share Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator. A Holder will have no rights of a shareholder with respect to Shares subject to any Restricted Share Unit unless and until the Shares are delivered in settlement of the Restricted Share Unit.

8.2     Vesting of Restricted Share Units. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Share Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate.

8.3     Maturity and Payment. At the time of grant, the Administrator shall specify the maturity date applicable to each grant of Restricted Share Units, which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement); provided that, except as otherwise determined by the Administrator, and subject to compliance with Section 409A, in no event shall the maturity date relating to each Restricted Share Unit occur following the later of (a) the 15th day of the third month following the end of the calendar year in which the applicable portion of the Restricted Share Unit vests; and (b) the 15th day of the third month following the end of the Company’s fiscal year in which the applicable portion of the Restricted Share Unit vests. On the maturity date, the Company shall, in accordance with the applicable Award Agreement and subject to Section 10.4(f), transfer to the Holder one unrestricted, fully transferable Share for each Restricted Share Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such Shares on the maturity date or a combination of cash and Shares as determined by the Administrator.

8.4     Payment upon Termination of Service. An Award of Restricted Share Units shall be payable only while the Holder is an Employee, a Consultant or a member of the Board, as applicable; provided, however, that the Administrator, in its sole discretion, may provide (in an Award Agreement or otherwise) that a Restricted Share Unit award may be paid subsequent to a Termination of Service in certain events, including the Holder’s death, retirement or disability or any other specified Termination of Service.

ARTICLE 9
AWARD OF OTHER SHARE OR CASH BASED AWARDS AND DIVIDEND EQUIVALENTS

9.1     Other Share or Cash Based Awards. The Administrator is authorized to grant Other Share or Cash Based Awards, including awards entitling a Holder to receive Shares or cash to be delivered immediately or in the future, to any Eligible Individual. Subject to the provisions of the Plan and any applicable Program, the Administrator shall determine the terms and conditions of each Other Share or Cash Based Award, including the term of the Award, any exercise or purchase price, performance goals, transfer restrictions, vesting conditions and other terms and conditions applicable thereto, which shall be set forth in the applicable Award Agreement. Other Share or Cash Based Awards may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Administrator, and may be available as a form of payment in the settlement of other Awards granted under the Plan, as stand-alone payments, as a part of a bonus, deferred bonus, deferred compensation or other arrangement, and/or as payment in lieu of compensation to which an Eligible Individual is otherwise entitled.

9.2     Dividend Equivalents. Dividend Equivalents may be granted by the Administrator, either alone or in tandem with another Award, based on dividends declared on the Shares, to be credited as of dividend payment dates during the period between the date the Dividend Equivalents are granted to a Holder and the date such Dividend Equivalents terminate or expire, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such restrictions and limitations as may be determined by the Administrator. In addition, Dividend Equivalents with respect to an Award that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Holder to the extent that the vesting conditions are subsequently satisfied and the Award vests. Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Share Appreciation Rights.

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ARTICLE 10
ADDITIONAL TERMS OF AWARDS

10.1     Payment. The Administrator shall determine the method or methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash, wire transfer of immediately available funds or check, (b) Shares, including, without limitation, (i) in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award or (ii) Shares held for such minimum period of time as may be established by the Administrator, in each case having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, (d) other form of legal consideration acceptable to the Administrator in its sole discretion, or (e) any combination of the above permitted forms of payment. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

10.2     Tax Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA, employment tax or other social security contribution obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan or any Award. The Administrator may, in its sole discretion and in satisfaction of the foregoing requirement, or in satisfaction of such additional withholding obligations as a Holder may have elected, allow a Holder to satisfy such obligations by any payment means described in Section 10.1 hereof, including without limitation, by allowing such Holder to elect to have the Company or any Subsidiary withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares that may be so withheld or surrendered shall be limited to the number of Shares that have a fair market value on the date of withholding or repurchase no greater than the aggregate amount of such liabilities based on the maximum statutory withholding rates in such Holder’s applicable jurisdiction for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Share Appreciation Right exercise involving the sale of Shares to pay the Option or Share Appreciation Right exercise price or any tax withholding obligation.

10.3     Transferability of Awards.

(a)     Except as otherwise provided in Sections 10.3(b) and 10.3(c):

(i)     No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than (A) by will or the laws of descent and distribution or (B) subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed;

(ii)     No Award or interest or right therein shall be liable for or otherwise subject to the debts, contracts or engagements of the Holder or the Holder’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed, and any attempted disposition of an Award prior to satisfaction of these conditions shall be null and void and of no effect, except to the extent that such disposition is permitted by Section 10.3(a)(i); and

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(iii)     During the lifetime of the Holder, only the Holder may exercise any exercisable portion of an Award granted to such Holder under the Plan, unless it has been disposed of pursuant to a DRO. After the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by the Holder’s personal representative or by any person empowered to do so under the deceased Holder’s will or under the then-applicable laws of descent and distribution.

(b)     Notwithstanding Section 10.3(a), the Administrator, in its sole discretion, may determine to permit a Holder or a Permitted Transferee of such Holder to transfer an Award other than an Incentive Stock Option (unless such Incentive Stock Option is intended to become a Non-Qualified Stock Option) to any one or more Permitted Transferees of such Holder, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than (A) to another Permitted Transferee of the applicable Holder or (B) by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award to any person other than another Permitted Transferee of the applicable Holder); (iii) the Holder (or transferring Permitted Transferee) and the receiving Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law and (C) evidence the transfer; and (iv) the transfer of an Award to a Permitted Transferee shall be without consideration. In addition, and further notwithstanding Section 10.3(a), hereof, the Administrator, in its sole discretion, may determine to permit a Holder to transfer Incentive Stock Options to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and other Applicable Law, the Holder is considered the sole beneficial owner of the Incentive Stock Option while it is held in the trust.

(c)     Notwithstanding Section 10.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder and any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Holder’s spouse or domestic partner, as applicable, as the Holder’s beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse or domestic partner. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided that the change or revocation is delivered in writing to the Administrator prior to the Holder’s death.

10.4     Conditions to Issuance of Shares.

(a)     The Administrator shall determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Administrator has determined that the issuance of such Shares is in compliance with Applicable Law and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Administrator may require that a Holder make such reasonable covenants, agreements and representations as the Administrator, in its sole discretion, deems advisable in order to comply with Applicable Law.

(b)     All share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law. The Administrator may place legends on any share certificate or book entry to reference restrictions applicable to the Shares (including, without limitation, restrictions applicable to Restricted Shares).

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(c)     The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d)     Unless the Administrator otherwise determines, no fractional Shares shall be issued and the Administrator, in its sole discretion, shall determine whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding down.

(e)     The Company, in its sole discretion, may (i) retain physical possession of any share certificate evidencing Shares until any restrictions thereon shall have lapsed and/or (ii) require that the share certificates evidencing such Shares be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Holder deliver a share power, endorsed in blank, relating to such Shares.

(f)     Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by Applicable Law, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or share plan administrator).

10.5     Forfeiture and Claw-Back Provisions. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by a Holder upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award and any payments of a portion of an incentive-based bonus pool allocated to a Holder) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, whether or not such claw-back policy was in place at the time of grant of an Award, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

10.6     Repricing. Subject to Section 12.2, the Administrator shall not, without the approval of the shareholders of the Company, (a) authorize the amendment of any outstanding Option or Share Appreciation Right to reduce its price per Share, or (b) cancel any Option or Share Appreciation Right in exchange for cash or another Award when the Option or Share Appreciation Right price per Share exceeds the Fair Market Value of the underlying Shares.

10.7     Amendment of Awards. Subject to Applicable Law, the Administrator may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or settlement, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Holder’s consent to such action shall be required unless (a) the Administrator determines that the action, taking into account any related action, would not materially and adversely affect the Holder, or (b) the change is otherwise permitted under the Plan (including, without limitation, under Sections 10.6, 12.2 or 12.10).

10.8     Lock-Up Period. The Company may, in connection with registering the offering of any Company securities under the Securities Act, prohibit Holders from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during any period determined by the underwriter or the Company. In order to enforce the foregoing, the Company shall have the right to place restrictive legends on the certificates of any securities of the Company held by the Holder and to impose stop transfer instructions with the Company’s transfer agent with respect to any securities of the Company held by the Holder until the end of such period.

10.9     Data Privacy. As a condition of receipt of any Award, each Holder explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 10.9 by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Holder’s participation in the Plan. The Company and its Subsidiaries may hold certain personal information about a Holder, including but not limited to, the Holder’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares held in the Company or any of its Subsidiaries and details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan and Awards (the “Data”). The Company and its Subsidiaries may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Holder’s participation in the Plan, and the Company and its Subsidiaries may each further transfer the Data to any third parties assisting the Company and its Subsidiaries in the implementation, administration and

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management of the Plan. These recipients may be located in the Holder’s country, or elsewhere, and the Holder’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of an Award, each Holder authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Holder’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or any of its Subsidiaries or the Holder may elect to deposit any Shares. The Data related to a Holder will be held only as long as is necessary to implement, administer, and manage the Holder’s participation in the Plan. A Holder may, at any time, view the Data held by the Company with respect to such Holder, request additional information about the storage and processing of the Data with respect to such Holder, recommend any necessary corrections to the Data with respect to the Holder or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Holder’s ability to participate in the Plan and, in the Administrator’s discretion, the Holder may forfeit any outstanding Awards if the Holder refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Holders may contact their local human resources representative.

ARTICLE 11
ADMINISTRATION

11.1     Administrator. The Committee shall administer the Plan (except as otherwise permitted herein). To the extent necessary to comply with Rule 16b-3 of the Exchange Act, the Committee shall take all action with respect to such Awards, and the individuals taking such action shall consist solely of two or more Non-Employee Directors, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule. Additionally, to the extent required by Applicable Law, each of the individuals constituting the Committee shall be an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Notwithstanding the foregoing, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 11.1 or the Organizational Documents. Except as may otherwise be provided in the Organizational Documents or as otherwise required by Applicable Law, (a) appointment of Committee members shall be effective upon acceptance of appointment, (b) Committee members may resign at any time by delivering written or electronic notice to the Board and (c) vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (i) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and, with respect to such Awards, the term “Administrator” as used in the Plan shall be deemed to refer to the Board and (ii) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 11.6.

11.2     Duties and Powers of Administrator. It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions. The Administrator shall have the power to interpret the Plan, all Programs and Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan and any Program as are not inconsistent with the Plan, to interpret, amend or revoke any such rules and to amend the Plan or any Program or Award Agreement; provided that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not materially and adversely affected by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 10.7 or Section 12.10. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee in its capacity as the Administrator under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule, or any regulations or rules issued thereunder, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.

11.3     Action by the Administrator. Unless otherwise established by the Board, set forth in any Organizational Documents or as required by Applicable Law, a majority of the Administrator shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Administrator in lieu of a meeting, shall be deemed the acts of the Administrator. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member

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by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan. Neither the Administrator nor any member or delegate thereof shall have any liability to any person (including any Holder) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award.

11.4     Authority of Administrator. Subject to the Organizational Documents, any specific designation in the Plan and Applicable Law, the Administrator has the exclusive power, authority and sole discretion to:

(a)     Designate Eligible Individuals to receive Awards;

(b)     Determine the type or types of Awards to be granted to each Eligible Individual (including, without limitation, any Awards granted in tandem with another Award granted pursuant to the Plan);

(c)     Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d)     Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and claw-back and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e)     Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f)     Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(g)     Decide all other matters that must be determined in connection with an Award;

(h)     Establish, adopt, or revise any Programs, rules and regulations as it may deem necessary or advisable to administer the Plan;

(i)     Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement;

(j)     Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan; and

(k)     Accelerate wholly or partially the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Section 12.2.

11.5     Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program or any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding and conclusive on all persons.

11.6     Delegation of Authority. The Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article 11; provided, however, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under any Organizational Documents and Applicable Law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation or that are otherwise included in the applicable Organizational Documents, and the Board or Committee, as applicable, may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 11.6 shall serve in such capacity at the pleasure of the Board or the Committee, as applicable, and the Board or the Committee may abolish any committee at any time and re-vest in itself any previously delegated authority.

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ARTICLE 12
MISCELLANEOUS PROVISIONS

12.1     Amendment, Suspension or Termination of the Plan.

(a)     Except as otherwise provided in Section 12.1(b), the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board; provided that, except as provided in Section 10.7 and Section 12.10, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, materially and adversely affect any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides.

(b)     Notwithstanding Section 12.1(a), the Board may not, except as provided in Section 12.2, take any of the following actions without approval of the Company’s shareholders given within twelve (12) months before or after such action: (i) increase the limit imposed in Section 3.1 on the maximum number of Shares which may be issued under the Plan, (ii) reduce the price per share of any outstanding Option or Share Appreciation Right granted under the Plan or take any action prohibited under Section 10.6, or (iii) cancel any Option or Share Appreciation Right in exchange for cash or another Award in violation of Section 10.6.

(c)     No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and notwithstanding anything herein to the contrary, in no event may any Award be granted under the Plan after the tenth (10th) anniversary of the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company’s shareholders (such anniversary, the “Expiration Date”). Any Awards that are outstanding on the Expiration Date shall remain in force according to the terms of the Plan, the applicable Program and the applicable Award Agreement.

12.2     Changes in Shares or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a)     In the event of any share dividend, share split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the Company’s shares or the share price of the Company’s shares other than an Equity Restructuring, the Administrator may make equitable adjustments, if any, to reflect such change with respect to: (i) the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of Shares which may be issued under the Plan); (ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per share for any outstanding Awards under the Plan.

(b)     In the event of any transaction or event described in Section 12.2(a), including, without limitation, a Change in Control, or any unusual or nonrecurring transactions or events affecting the Company, any Subsidiary of the Company, or the financial statements of the Company or any Subsidiary, or of changes in Applicable Law or Applicable Accounting Standards, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in Applicable Law or Applicable Accounting Standards:

(i)     To provide for the termination of any such Award in exchange for an amount of cash and/or other property with a value equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 12.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment);

(ii)     To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the shares of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and applicable exercise or purchase price, in all cases, as determined by the Administrator;

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(iii)     To make adjustments in the number and type of the Company’s shares (or other securities or property) subject to such Award, and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(iv)     To provide that such Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement; provided, however, that, in the event of a Change in Control, the actions contemplated by this Section 12.2(b)(iv) may only be taken to the extent that the successor corporation in a Change in Control does not assume or substitute such Award (or any portion thereof);

(v)     To replace such Award with other rights or property selected by the Administrator; and/or

(vi)     To provide that the Award cannot vest, be exercised or become payable after such event.

(c)     In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 12.2(a) and 12.2(b):

(i)     The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted (and the adjustments provided under this Section 12.2(c)(i) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company); and/or

(ii)     The Administrator shall make such equitable adjustments, if any, as the Administrator, in its sole discretion, may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitation in Section 3.1 on the maximum number and kind of Shares which may be issued under the Plan).

(d)     Notwithstanding any other provision of the Plan, in the event of a Change in Control, in the event that the successor corporation in a Change in Control does not assume or substitute for an Award (or any portion thereof), the Administrator may cause (i) any or all of such Award (or portion thereof) to terminate in exchange for cash, rights or other property pursuant to Section 12.2(b)(i) or (ii) any or all of such Award (or portion thereof) to become fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of such Award to lapse. If any such Award is exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Holder that such Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, contingent upon the occurrence of the Change in Control, and such Award shall terminate upon the expiration of such period.

(e)     For the purposes of this Section 12.2, an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether shares, cash, or other securities or property) received in the Change in Control by holders of Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control was not solely common shares of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share subject to an Award, to be solely common shares of the successor corporation or its parent equal in fair market value to the per-share consideration received by holders of Shares in the Change in Control.

(f)     The Administrator, in its sole discretion, may include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(g)     Unless otherwise determined by the Administrator, no adjustment or action described in this Section 12.2 or in any other provision of the Plan shall be authorized to the extent it would (i) cause the Plan to violate Section 422(b)(1) of the Code, (ii) result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 of the Exchange Act, or (iii) cause an Award to fail to be exempt from or comply with Section 409A.

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(h)     The existence of the Plan, any Program, any Award Agreement and/or the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of shares or of options, warrants or rights to purchase shares or of bonds, debentures, preferred or prior preference shares the rights of which are superior to or affect the Shares or the rights thereof or that are convertible into or exchangeable for Shares, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(i)     In the event of any pending share dividend, share split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the Shares or the share price of the Shares including any Equity Restructuring, for reasons of administrative convenience, the Administrator, in its sole discretion, may refuse to permit the exercise of any Award during a period of up to thirty (30) days prior to the consummation of any such transaction.

12.3     Approval of Plan by Shareholders. The Plan shall be submitted for the approval of the Company’s shareholders within twelve (12) months after the date of the Board’s initial adoption of the Plan.

12.4     No Shareholders Rights. Except as otherwise provided herein or in an applicable Program or Award Agreement, a Holder shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Holder becomes the record owner of such Shares.

12.5     Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

12.6     Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, shares or assets of any corporation, partnership, limited liability company, firm or association.

12.7     Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Law (including but not limited to state, federal and foreign securities law and margin requirements), and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Law. The Administrator, in its sole discretion, may take whatever actions it deems necessary or appropriate to effect compliance with Applicable Law, including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars. Notwithstanding anything to the contrary herein, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Law. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to Applicable Law.

12.8     Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

12.9     Governing Law. The Plan and any Programs and Award Agreements hereunder shall be administered, interpreted and enforced under the laws of the Province of British Columbia and the federal laws of Canada applicable therein without regard to conflicts of laws thereof or of any other jurisdiction.

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12.10     Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A, the Plan, the Program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. In that regard, to the extent any Award under the Plan or any other compensatory plan or arrangement of the Company or any of its Subsidiaries is subject to Section 409A, and such Award or other amount is payable on account of a Holder’s Termination of Service (or any similarly defined term), then (a) such Award or amount shall only be paid to the extent such Termination of Service qualifies as a “separation from service” as defined in Section 409A, and (b) if such Award or amount is payable to a “specified employee” as defined in Section 409A then to the extent required in order to avoid a prohibited distribution under Section 409A, such Award or other compensatory payment shall not be payable prior to the earlier of (i) the expiration of the six-month period measured from the date of the Holder’s Termination of Service, or (ii) the date of the Holder’s death. To the extent applicable, the Plan, the Program and any Award Agreements shall be interpreted in accordance with Section 409A. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A, the Administrator may (but is not obligated to), without a Holder’s consent, adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (A) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (B) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A. The Company makes no representations or warranties as to the tax treatment of any Award under Section 409A or otherwise. The Company shall have no obligation under this Section 12.10 or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A with respect to any Award and shall have no liability to any Holder or any other person if any Award, compensation or other benefits under the Plan are determined to constitute non-compliant, “nonqualified deferred compensation” subject to the imposition of taxes, penalties and/or interest under Section 409A.

12.11     Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Subsidiary.

12.12     Indemnification. To the extent permitted under Applicable Law and the Organizational Documents, each member of the Administrator (and each delegate thereof pursuant to Section 11.6) shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan or any Award Agreement and against and from any and all amounts paid by him or her, with the Board’s approval, in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf and, once the Company gives notice of its intent to assume such defense, the Company shall have sole control over such defense with counsel of the Company’s choosing. The foregoing right of indemnification shall not be available to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of the person seeking indemnity giving rise to the indemnification claim resulted from such person’s bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Organizational Documents, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

12.13     Relationship to Other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

12.14     Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

* * * * *

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I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of Clever Leaves Holdings Inc. on [______].

* * * * *

I hereby certify that the foregoing Plan was approved by the shareholders of Clever Leaves Holdings Inc. on [______].

Executed on this [___] day of [______].

Corporate Secretary

Annex C-20

Annex D

CLEVER LEAVES HOLDINGS INC.

2020 Earnout AWARD PLAN

ARTICLE 1
PURPOSE

The purpose of the Clever Leaves Holdings Inc. 2020 Earnout Award Plan (as it may be amended or restated from time to time, the “Plan”) is to promote the success and enhance the value of Clever Leaves Holdings Inc. (the “Company”) and its Subsidiaries and affiliates by linking the individual interests of the members of the Board, Employees, and Consultants to those of Company shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company shareholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. The Plan is intended to provide Awards with respect to Shares contemplated to be directed to be granted by the Administrator as set forth in the Transaction Support Agreement by and among the Company, Schultze Special Purpose Acquisition Corp., a Delaware corporation, Schultze Special Purpose Acquisition Sponsor, LLC, a Delaware limited liability company, and Clever Leaves International Inc., a corporation organized under the laws of British Columbia, Canada.

ARTICLE 2
DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1     “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 10. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 10.6, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2     “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.3     “Applicable Law” shall mean any applicable law, including without limitation: (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

2.4     “Award” shall mean an Option, a Restricted Share award or a Restricted Share Unit award, which may be awarded or granted under the Plan.

2.5     “Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

2.6     “Board” shall mean the Board of Directors of the Company.

2.7     “Change in Control” shall mean and includes each of the following:

(a)     A transaction or series of transactions (other than an offering of Shares to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company or any of its Subsidiaries or a

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“person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company; (ii) any acquisition by an employee benefit plan maintained by the Company or any of its Subsidiaries; (iii) any acquisition which complies with Sections 2.7(c)(i), 2.7(c)(ii) or 2.7(c)(iii); or (iv) in respect of an Award held by a particular Holder, any acquisition by the Holder or any group of persons including the Holder (or any entity controlled by the Holder or any group of persons including the Holder); or

(b)    The Incumbent Directors cease for any reason to constitute a majority of the Board; or

(c)     The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or shares of another entity, in each case other than a transaction:

(i)     which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)    after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.7(c)(ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and

(iii)   after which at least a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such transaction; or

(d)    The date specified by the Board following approval by the Company’s shareholders of a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5). The Administrator shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

2.8     “Closing” shall mean the date of the consummation of the transactions contemplated by the Business Combination Agreement by and among the Company, Schultze Special Purpose Acquisition Corp., a Delaware corporation, Novel Merger Sub Inc., a Delaware corporation, and Clever Leaves International Inc., a corporation organized under the laws of British Columbia, Canada.

2.9     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder, whether issued prior or subsequent to the grant of any Award.

2.10     “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board or the Compensation Committee of the Board described in Article 10 hereof.

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2.11     “Company” shall have the meaning set forth in Article 1.

2.12     “Consultant” shall mean any consultant or adviser engaged to provide services to the Company or any Subsidiary who qualifies as a consultant or advisor under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.

2.13     “Director” shall mean a member of the Board, as constituted from time to time.

2.14     “Director Limit” shall have the meaning set forth in Section 4.6.

2.15     “DRO” shall mean a “domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.16     “Effective Date” shall mean the date the Plan is adopted by the Board, subject to approval by the Company’s shareholders.

2.17     “Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Administrator.

2.18     “Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any Subsidiary.

2.19     “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its shareholders, such as a share dividend, share split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Shares (or other securities) and causes a change in the per-share value of the Shares underlying outstanding Awards.

2.20     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.21     “Expiration Date” shall have the meaning given to such term in Section 12.1(c).

2.22     “Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:

(a)     If the Shares are (i) listed on any established securities exchange (such as the New York Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market and the Nasdaq Global Select Market), (ii) listed on any national market system or (iii) quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b)    If the Shares are not listed on an established securities exchange, national market system or automated quotation system, but the Shares are regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c)     If the Shares are neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in its discretion.

2.23     “Greater Than 10% Shareholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of shares of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

2.24     “Holder” shall mean a person who has been granted an Award.
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2.25     “Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

2.26     “Incumbent Directors’ shall mean for any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.7(a) or 2.7(c)) whose election or nomination for election to the Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) of the Directors then still in office who either were Directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

2.27     “Non-Employee Director” shall mean a Director of the Company who is not an Employee.

2.28     “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of Section 422 of the Code.

2.29     “Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 5. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.

2.30     “Option Term” shall have the meaning set forth in Section 5.4.

2.31     “Organizational Documents” shall mean, collectively, (a) the Company’s certificate of incorporation, notice of articles and articles or other similar organizational documents relating to the creation and governance of the Company, and (b) the Committee’s charter or other similar organizational documentation relating to the creation and governance of the Committee.

2.32     “Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined in the General Instructions to Form S-8 Registration Statement under the Securities Act (or any successor form thereto), or any other transferee specifically approved by the Administrator after taking into account Applicable Law.

2.33     “Plan” shall have the meaning set forth in Article 1.

2.34     “Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

2.35     “Restricted Share Units” shall mean the right to receive Shares awarded under Article 8.

2.36     “Restricted Shares” shall mean Shares awarded under Article 7 that are subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.37      “Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date.

2.38     “Securities Act” shall mean the Securities Act of 1933, as amended.

2.39     “Shares” shall mean the common shares of the Company without par value.

2.40     “Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

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2.41     “Substitute Award” shall mean an Award granted under the Plan in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or shares, in any case, upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option.

2.42     “Termination of Service” shall mean the date the Holder ceases to be an Eligible Individual.

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of any Program, Award Agreement or otherwise, or as otherwise required by Applicable Law, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then-applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Holder ceases to remain a Subsidiary following any merger, sale of shares or other corporate transaction or event (including, without limitation, a spin-off).

ARTICLE 3
SHARES SUBJECT TO THE PLAN

3.1     Number of Shares.

(a)     Subject to Sections 3.1(b) and 11.2 the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan is 1,800,000, all of which may be issued in the form of Incentive Stock Options. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares purchased on the open market. Shares constituting 50% of the foregoing reserve will be issued only if the Fair Market Value of a Share equals or exceeds $12.50 (as adjusted for any share dividend, share split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the shares of the Company’s shares or the share price of the Company’s shares) for any 20 trading days within any consecutive 30 trading day period on or before the second anniversary of the Closing, and (ii) Shares constituting the remaining 50% of the foregoing reserve will be issued only if the Fair Market Value of a Share equals or exceeds $15.00 (as adjusted for any share dividend, share split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the shares of the Company’s shares or the share price of the Company’s shares) for any 20 trading days within any consecutive 30 trading day period on or before the fourth anniversary of the Closing.

(b)    If any Shares subject to an Award are forfeited or expire, are converted to shares of another person in connection with a recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event, or such Award is settled for cash (in whole or in part) (including Shares repurchased by the Company under Section 7.4 at the same price paid by the Holder), the Shares subject to such Award shall, to the extent of such forfeiture, expiration, conversion or cash settlement, again be available for future grants of Awards under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3.1(a) and shall not be available for future grants of Awards: (i) Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; and (iii) Shares purchased on the open market by the Company with the cash proceeds received from the exercise of Options. Any Shares repurchased by the Company under Section 7.4 at the same price paid by the Holder so that such Shares are returned to the Company shall again be available for Awards. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

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(c)     Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards shall not reduce the Shares authorized for grant under the Plan, except as may be required by reason of Section 422 of the Code, and Shares subject to such Substitute Awards shall not be added to the Shares available for Awards under the Plan as provided in Section 3.1(b) above. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by its shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common shares of the entities party to such acquisition or combination) may subject to Applicable Law, be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided in Section 3.1(b) above); provided that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Subsidiaries immediately prior to such acquisition or combination.

ARTICLE 4
GRANTING OF AWARDS

4.1     Participation. The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. No Eligible Individual or other person shall have any right to be granted an Award pursuant to the Plan and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly. Participation by each Holder in the Plan shall be voluntary and nothing in the Plan or any Program shall be construed as mandating that any Eligible Individual or other person shall participate in the Plan.

4.2     Award Agreement. Each Award shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations for such Award as determined by the Administrator in its sole discretion (consistent with the requirements of the Plan and any applicable Program). Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

4.3     Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

4.4     At-Will Service. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Director or Consultant for, the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Subsidiary.

4.5     Foreign Holders. Notwithstanding any provision of the Plan or applicable Program to the contrary, in order to comply with the laws in countries other than the United States in which the Company and its Subsidiaries operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the requirements of any foreign securities exchange or other Applicable Law, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with Applicable Law (including, without limitation, applicable foreign laws or listing requirements of any foreign securities exchange); (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; provided, however, that no such subplans and/or modifications shall increase the share limitation contained in Section 3.1 or the

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Director Limit; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any foreign securities exchange.

4.6     Non-Employee Director Limit. Notwithstanding any provision to the contrary in the Plan, the grant date fair value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of equity-based Awards granted to a Non-Employee Director as compensation for services as a Non-Employee Director during any calendar year under the Plan and the Clever Leaves Holdings Inc. 2020 Incentive Award Plan shall not exceed $300,000 in the aggregate (the “Director Limit”).

ARTICLE 5
GRANTING OF OPTIONS

5.1     Granting of Options to Eligible Individuals. The Administrator is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine, which shall not be inconsistent with the Plan.

5.2     Qualification of Incentive Stock Options. The Administrator may grant Options intended to qualify as Incentive Stock Options only to employees of the Company, any of the Company’s present or future “parent corporations” or “subsidiary corporations” as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. No person who qualifies as a Greater Than 10% Shareholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. To the extent that the aggregate fair market value of shares with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any parent corporation or subsidiary corporation thereof (as defined in Section 424(e) and 424(f) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the immediately preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the fair market value of shares shall be determined as of the time the respective options were granted. Any interpretations and rules under the Plan with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. Neither the Company nor the Administrator shall have any liability to a Holder, or any other person, (a) if an Option (or any part thereof) which is intended to qualify as an Incentive Stock Option fails to qualify as an Incentive Stock Option or (b) for any action or omission by the Company or the Administrator that causes an Option not to qualify as an Incentive Stock Option, including without limitation, the conversion of an Incentive Stock Option to a Non-Qualified Stock Option or the grant of an Option intended as an Incentive Stock Option that fails to satisfy the requirements under the Code applicable to an Incentive Stock Option.

5.3     Option Exercise Price. The exercise price per Share subject to each Option shall be set by the Administrator, but, for any such Option granted to a Holder subject to taxation in the United States, shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Shareholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). Notwithstanding the foregoing, in the case of an Option that is a Substitute Award, the exercise price per share of the Shares subject to such Option may be less than the Fair Market Value per share on the date of grant for the applicable Holder (whether or not such Holder is subject to taxation in the United States); provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Section 424 and 409A of the Code.

5.4     Option Term. The term of each Option (the “Option Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Option Term shall not be more than (a) ten (10) years from the date the Option is granted to an Eligible Individual (other than, in the case of Incentive Stock Options, a Greater Than 10% Shareholder), or (b) five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Shareholder. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder or the first sentence of this Section 5.4 and without limiting the Company’s rights under Section 9.7, the Administrator may extend the Option Term of any outstanding Option and may extend the time period during which vested Options may

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be exercised, in connection with any Termination of Service of the Holder or otherwise, and may amend, subject to Section 9.7 and 11.1, any other term or condition of such Option relating to such Termination of Service of the Holder or otherwise.

5.5     Option Vesting. The period during which the right to exercise, in whole or in part, an Option vests in the Holder shall be set by the Administrator and set forth in the applicable Award Agreement. Notwithstanding the foregoing and unless determined otherwise by the Administrator, in the event that on the last business day of the term of an Option (other than an Incentive Stock Option) (a) the exercise of the Option is prohibited by Applicable Law, as determined by the Administrator, or (b) Shares may not be purchased or sold by the applicable Holder due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, then in either case the term of the Option shall be extended until the date that is thirty (30) days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Administrator; provided, however, in no event shall the extension last beyond the term of the applicable Option. Unless otherwise determined by the Administrator in the Award Agreement, the applicable Program or by action of the Administrator following the grant of the Option, (a) no portion of an Option which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable and (b) the portion of an Option that is unexercisable at a Holder’s Termination of Service shall automatically expire thirty (30) days following such Termination of Service.

5.6     Early Exercise of Options. The Administrator may provide in the terms of an Award Agreement that the Holder may exercise an Option in whole or in part prior to the full vesting of the Option in exchange for unvested Restricted Shares with respect to any unvested portion of the Option so exercised. Restricted Shares acquired upon the exercise of any unvested portion of an Option shall be subject to such terms and conditions as the Administrator shall determine.

ARTICLE 6
EXERCISE OF OPTIONS

6.1     Exercise and Payment. An exercisable Option may be exercised in whole or in part. However, unless the Administrator otherwise determines, an Option shall not be exercisable with respect to fractional Shares and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of Shares. Payment of the amounts payable with respect to Options pursuant to this Article 6 shall be in Shares (based on its Fair Market Value as of the date the Option is exercised).

6.2     Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, the share plan administrator of the Company or such other person designated by the Administrator, or his, her or its office, as applicable:

(a)     A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed or otherwise acknowledged electronically by the Holder or other person then entitled to exercise the Option or such portion thereof;

(b)    Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law.

(c)     In the event that the Option shall be exercised pursuant to Section 9.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Administrator; and

(d)    Full payment of the exercise price and applicable withholding taxes for the Shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by the Administrator in accordance with Sections 9.1 and 9.2.

6.3     Notification Regarding Disposition. The Holder shall give the Company prompt written or electronic notice of any disposition or other transfer of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the date of transfer of such Shares to such Holder. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Holder in such disposition or other transfer.

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ARTICLE 7
AWARD OF RESTRICTED SHARES

7.1     Award of Restricted Shares. The Administrator is authorized to grant Restricted Shares, or the right to purchase Restricted Shares to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Shares, which terms and conditions shall not be inconsistent with the Plan or any applicable Program, and may impose such conditions on the issuance of such Restricted Shares as it deems appropriate. The Administrator shall establish the purchase price, if any, and form of payment for Restricted Shares; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Shares to the extent required by Applicable Law.

7.2     Rights as Shareholders. Subject to Section 7.4, upon issuance of Restricted Shares, the Holder shall have, unless otherwise provided by the Administrator, all of the rights of a shareholder with respect to said Shares, subject to the restrictions in the Plan, any applicable Program and/or the applicable Award Agreement, including the right to vote and the right to receive all dividends and other distributions paid or made with respect to the Shares to the extent such dividends and other distributions have a record date that is on or after the date on which the Holder to whom such Shares are granted becomes the record holder of such Restricted Shares; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the Shares may be subject to the restrictions set forth in Section 7.3. In addition, notwithstanding anything to the contrary herein, with respect to a share of Restricted Shares, dividends which are paid prior to vesting shall only be paid out to the Holder to the extent that the share of Restricted Shares vests.

7.3     Restrictions. All Restricted Shares (including any shares received by Holders thereof with respect to Restricted Shares as a result of share dividends, share splits or any other form of recapitalization) shall be subject to such restrictions and vesting requirements as the Administrator shall provide in the applicable Program or Award Agreement. By action taken after the Restricted Shares is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Shares by removing any or all of the restrictions imposed by the terms of the applicable Program or Award Agreement.

7.4     Repurchase or Forfeiture of Restricted Shares. Except as otherwise determined by the Administrator, if no price was paid by the Holder for the Restricted Shares, upon a Termination of Service during the applicable restriction period, the Holder’s rights in unvested Restricted Shares then subject to restrictions shall lapse, and such Restricted Shares shall be surrendered to the Company and cancelled without consideration on the date of such Termination of Service. If a price was paid by the Holder for the Restricted Shares, upon a Termination of Service during the applicable restriction period, the Company shall have the right to repurchase from the Holder the unvested Restricted Shares then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Shares or such other amount as may be specified in the applicable Program or Award Agreement. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide that upon certain events, including, without limitation, the Holder’s death, retirement or disability or any other specified Termination of Service or any other event, the Holder’s rights in unvested Restricted Shares then subject to restrictions shall not lapse, such Restricted Shares shall vest and cease to be forfeitable and, if applicable, the Company shall cease to have a right of repurchase.

7.5     Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Shares as of the date of transfer of the Restricted Shares rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof with the Internal Revenue Service.

ARTICLE 8
AWARD OF RESTRICTED SHARE UNITS

8.1     Grant of Restricted Share Units. The Administrator is authorized to grant Awards of Restricted Shares Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator. A Holder will have no rights of a shareholder with respect to Shares subject to any Restricted Share Unit unless and until the Shares are delivered in settlement of the Restricted Share Unit.

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8.2     Vesting of Restricted Share Units. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Share Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate.

8.3     Maturity and Payment. At the time of grant, the Administrator shall specify the maturity date applicable to each grant of Restricted Share Units, which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement); provided that, except as otherwise determined by the Administrator, and subject to compliance with Section 409A, in no event shall the maturity date relating to each Restricted Share Unit occur following the later of (a) the 15th day of the third month following the end of the calendar year in which the applicable portion of the Restricted Share Unit vests; and (b) the 15th day of the third month following the end of the Company’s fiscal year in which the applicable portion of the Restricted Share Unit vests. On the maturity date, the Company shall, in accordance with the applicable Award Agreement and subject to Section 9.4(f), transfer to the Holder one unrestricted, fully transferable Share for each Restricted Share Unit scheduled to be paid out on such date and not previously forfeited.

8.4     Payment upon Termination of Service. An Award of Restricted Share Units shall be payable only while the Holder is an Employee, a Consultant or a member of the Board, as applicable; provided, however, that the Administrator, in its sole discretion, may provide (in an Award Agreement or otherwise) that a Restricted Share Unit award may be paid subsequent to a Termination of Service in certain events, including the Holder’s death, retirement or disability or any other specified Termination of Service.

ARTICLE 9
ADDITIONAL TERMS OF AWARDS

9.1     Payment. The Administrator shall determine the method or methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash, wire transfer of immediately available funds or check, (b) Shares, including, without limitation, (i) in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award or (ii) Shares held for such minimum period of time as may be established by the Administrator, in each case having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, (d) other form of legal consideration acceptable to the Administrator in its sole discretion, or (e) any combination of the above permitted forms of payment. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

9.2     Tax Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA, employment tax or other social security contribution obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan or any Award. The Administrator may, in its sole discretion and in satisfaction of the foregoing requirement, or in satisfaction of such additional withholding obligations as a Holder may have elected, allow a Holder to satisfy such obligations by any payment means described in Section 9.1 hereof, including without limitation, by allowing such Holder to elect to have the Company or any Subsidiary withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares that may be so withheld or surrendered shall be limited to the number of Shares that have a fair market value on the date of withholding or repurchase no greater than the aggregate amount of such liabilities based on the maximum statutory withholding rates in such Holder’s applicable jurisdiction for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option exercise involving the sale of Shares to pay the Option exercise price or any tax withholding obligation.

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9.3     Transferability of Awards.

(a)     Except as otherwise provided in Sections 9.3(b) and 9.3(c):

(i)     No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than (A) by will or the laws of descent and distribution or (B) subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed;

(ii)    No Award or interest or right therein shall be liable for or otherwise subject to the debts, contracts or engagements of the Holder or the Holder’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed, and any attempted disposition of an Award prior to satisfaction of these conditions shall be null and void and of no effect, except to the extent that such disposition is permitted by Section 9.3(a)(i); and

(iii)   During the lifetime of the Holder, only the Holder may exercise any exercisable portion of an Award granted to such Holder under the Plan, unless it has been disposed of pursuant to a DRO. After the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by the Holder’s personal representative or by any person empowered to do so under the deceased Holder’s will or under the then-applicable laws of descent and distribution.

(b)    Notwithstanding Section 9.3(a), the Administrator, in its sole discretion, may determine to permit a Holder or a Permitted Transferee of such Holder to transfer an Award other than an Incentive Stock Option (unless such Incentive Stock Option is intended to become a Non-Qualified Stock Option) to any one or more Permitted Transferees of such Holder, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than (A) to another Permitted Transferee of the applicable Holder or (B) by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award to any person other than another Permitted Transferee of the applicable Holder); (iii) the Holder (or transferring Permitted Transferee) and the receiving Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law and (C) evidence the transfer; and (iv) the transfer of an Award to a Permitted Transferee shall be without consideration. In addition, and further notwithstanding Section 9.3(a), hereof, the Administrator, in its sole discretion, may determine to permit a Holder to transfer Incentive Stock Options to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and other Applicable Law, the Holder is considered the sole beneficial owner of the Incentive Stock Option while it is held in the trust.

(c)     Notwithstanding Section 9.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder and any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Holder’s spouse or domestic partner, as applicable, as the Holder’s beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse or domestic partner. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided that the change or revocation is delivered in writing to the Administrator prior to the Holder’s death.

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9.4     Conditions to Issuance of Shares.

(a)     The Administrator shall determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Administrator has determined that the issuance of such Shares is in compliance with Applicable Law and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Administrator may require that a Holder make such reasonable covenants, agreements and representations as the Administrator, in its sole discretion, deems advisable in order to comply with Applicable Law.

(b)    All share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law. The Administrator may place legends on any share certificate or book entry to reference restrictions applicable to the Shares (including, without limitation, restrictions applicable to Restricted Shares).

(c)     The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d)    Unless the Administrator otherwise determines, no fractional Shares shall be issued and the Administrator, in its sole discretion, shall determine whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding down.

(e)     The Company, in its sole discretion, may (i) retain physical possession of any share certificate evidencing Shares until any restrictions thereon shall have lapsed and/or (ii) require that the share certificates evidencing such Shares be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Holder deliver a share power, endorsed in blank, relating to such Shares.

(f)     Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by Applicable Law, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or share plan administrator).

9.5     Forfeiture and Claw-Back Provisions. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by a Holder upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award and any payments of a portion of an incentive-based bonus pool allocated to a Holder) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, whether or not such claw-back policy was in place at the time of grant of an Award, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

9.6     Repricing. Subject to Section 11.2, the Administrator shall not, without the approval of the shareholders of the Company, (a) authorize the amendment of any outstanding Option to reduce its price per Share, or (b) cancel any Option in exchange for cash or another Award when the Option price per Share exceeds the Fair Market Value of the underlying Shares.

9.7     Amendment of Awards. Subject to Applicable Law, the Administrator may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or settlement, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Holder’s consent to such action shall be required unless (a) the Administrator determines that the action, taking into account any related action, would not materially and adversely affect the Holder, or (b) the change is otherwise permitted under the Plan (including, without limitation, under Sections 9.6, 11.2 or 11.10).

9.8     Lock-Up Period. The Company may, in connection with registering the offering of any Company securities under the Securities Act, prohibit Holders from, directly or indirectly, selling or otherwise transferring any Shares or

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other Company securities during any period determined by the underwriter or the Company. In order to enforce the foregoing, the Company shall have the right to place restrictive legends on the certificates of any securities of the Company held by the Holder and to impose stop transfer instructions with the Company’s transfer agent with respect to any securities of the Company held by the Holder until the end of such period.

9.9     Data Privacy. As a condition of receipt of any Award, each Holder explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 9.9 by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Holder’s participation in the Plan. The Company and its Subsidiaries may hold certain personal information about a Holder, including but not limited to, the Holder’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares held in the Company or any of its Subsidiaries and details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan and Awards (the “Data”). The Company and its Subsidiaries may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Holder’s participation in the Plan, and the Company and its Subsidiaries may each further transfer the Data to any third parties assisting the Company and its Subsidiaries in the implementation, administration and management of the Plan. These recipients may be located in the Holder’s country, or elsewhere, and the Holder’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of an Award, each Holder authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Holder’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or any of its Subsidiaries or the Holder may elect to deposit any Shares. The Data related to a Holder will be held only as long as is necessary to implement, administer, and manage the Holder’s participation in the Plan. A Holder may, at any time, view the Data held by the Company with respect to such Holder, request additional information about the storage and processing of the Data with respect to such Holder, recommend any necessary corrections to the Data with respect to the Holder or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Holder’s ability to participate in the Plan and, in the Administrator’s discretion, the Holder may forfeit any outstanding Awards if the Holder refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Holders may contact their local human resources representative.

ARTICLE 10
ADMINISTRATION

10.1     Administrator. The Committee shall administer the Plan (except as otherwise permitted herein). To the extent necessary to comply with Rule 16b-3 of the Exchange Act, the Committee shall take all action with respect to such Awards, and the individuals taking such action shall consist solely of two or more Non-Employee Directors, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule. Additionally, to the extent required by Applicable Law, each of the individuals constituting the Committee shall be an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Notwithstanding the foregoing, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 10.1 or the Organizational Documents. Except as may otherwise be provided in the Organizational Documents or as otherwise required by Applicable Law, (a) appointment of Committee members shall be effective upon acceptance of appointment, (b) Committee members may resign at any time by delivering written or electronic notice to the Board and (c) vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (i) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and, with respect to such Awards, the term “Administrator” as used in the Plan shall be deemed to refer to the Board and (ii) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 10.6.

10.2     Duties and Powers of Administrator. It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions. The Administrator shall have the power to interpret the Plan, all Programs and Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan and any Program as are not inconsistent with the Plan, to interpret, amend or revoke any such rules and to amend the Plan or any Program or Award Agreement; provided that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not materially and adversely affected by such amendment, unless

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the consent of the Holder is obtained or such amendment is otherwise permitted under Section 9.7 or Section 11.10. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee in its capacity as the Administrator under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule, or any regulations or rules issued thereunder, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.

10.3     Action by the Administrator. Unless otherwise established by the Board, set forth in any Organizational Documents or as required by Applicable Law, a majority of the Administrator shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Administrator in lieu of a meeting, shall be deemed the acts of the Administrator. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan. Neither the Administrator nor any member or delegate thereof shall have any liability to any person (including any Holder) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award.

10.4     Authority of Administrator. Subject to the Organizational Documents, any specific designation in the Plan and Applicable Law, the Administrator has the exclusive power, authority and sole discretion to:

(a)     Designate Eligible Individuals to receive Awards;

(b)    Determine the type or types of Awards to be granted to each Eligible Individual (including, without limitation, any Awards granted in tandem with another Award granted pursuant to the Plan);

(c)     Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d)    Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and claw-back and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e)     Determine whether, to what extent, and under what circumstances the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f)     Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(g)    Decide all other matters that must be determined in connection with an Award;

(h)    Establish, adopt, or revise any Programs, rules and regulations as it may deem necessary or advisable to administer the Plan;

(i)     Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement;

(j)     Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan; and

(k)    Accelerate wholly or partially the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Section 11.2.

10.5     Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program or any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding and conclusive on all persons.

10.6     Delegation of Authority. The Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article 10; provided, however, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who

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are subject to Section 16 of the Exchange Act, or (b) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under any Organizational Documents and Applicable Law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation or that are otherwise included in the applicable Organizational Documents, and the Board or Committee, as applicable, may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 10.6 shall serve in such capacity at the pleasure of the Board or the Committee, as applicable, and the Board or the Committee may abolish any committee at any time and re-vest in itself any previously delegated authority.

ARTICLE 11
MISCELLANEOUS PROVISIONS

11.1     Amendment, Suspension or Termination of the Plan.

(a)     Except as otherwise provided in Section 11.1(b), the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board; provided that, except as provided in Section 9.7 and Section 11.10, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, materially and adversely affect any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides.

(b)    Notwithstanding Section 11.1(a), the Board may not, except as provided in Section 11.2, take any of the following actions without approval of the Company’s shareholders given within twelve (12) months before or after such action: (i) increase the limit imposed in Section 3.1 on the maximum number of Shares which may be issued under the Plan, (ii) reduce the price per share of any outstanding Option granted under the Plan or take any action prohibited under Section 9.6, or (iii) cancel any Option in exchange for cash or another Award in violation of Section 9.6.

(c)     No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and notwithstanding anything herein to the contrary, in no event may any Award be granted under the Plan after the tenth (10th) anniversary of the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company’s shareholders (such anniversary, the “Expiration Date”). Any Awards that are outstanding on the Expiration Date shall remain in force according to the terms of the Plan, the applicable Program and the applicable Award Agreement.

11.2     Changes in Shares or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a)     In the event of any share dividend, share split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to shares, or any other change affecting the shares of the Company’s shares or the share price of the Company’s shares other than an Equity Restructuring, the Administrator may make equitable adjustments, if any, to reflect such change with respect to: (i) the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of Shares which may be issued under the Plan); (ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per share for any outstanding Awards under the Plan.

(b)     In the event of any transaction or event described in Section 11.2(a), including, without limitation, a Change in Control, or any unusual or nonrecurring transactions or events affecting the Company, any Subsidiary of the Company, or the financial statements of the Company or any Subsidiary, or of changes in Applicable Law or Applicable Accounting Standards, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in Applicable Law or Applicable Accounting Standards:

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(i)     To provide for the termination of any such Award in exchange for an amount of cash and/or other property with a value equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 11.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment);

(ii)    To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the shares of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and applicable exercise or purchase price, in all cases, as determined by the Administrator;

(iii)   To make adjustments in the number and type of the Company’s shares (or other securities or property) subject to such Award, and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(iv)   To provide that such Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement; provided, however, that, in the event of a Change in Control, the actions contemplated by this Section 11.2(b)(iv) may only be taken to the extent that the successor corporation in a Change in Control does not assume or substitute such Award (or any portion thereof);

(v)    To replace such Award with other rights or property selected by the Administrator; and/or

(vi)   To provide that the Award cannot vest, be exercised or become payable after such event.

(c)     In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 11.2(a) and 11.2(b):

(i)      The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted (and the adjustments provided under this Section 11.2(c)(i) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company); and/or

(ii)    The Administrator shall make such equitable adjustments, if any, as the Administrator, in its sole discretion, may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitation in Section 3.1 on the maximum number and kind of Shares which may be issued under the Plan).

(d)    Notwithstanding any other provision of the Plan, in the event of a Change in Control, in the event that the successor corporation in a Change in Control does not assume or substitute for an Award (or any portion thereof), the Administrator may cause (i) any or all of such Award (or portion thereof) to terminate in exchange for cash, rights or other property pursuant to Section 11.2(b)(i) or (ii) any or all of such Award (or portion thereof) to become fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of such Award to lapse. If any such Award is exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Holder that such Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, contingent upon the occurrence of the Change in Control, and such Award shall terminate upon the expiration of such period.

(e)     For the purposes of this Section 11.2, an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether shares, cash, or other securities or property) received in the Change in Control by holders of Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control was not solely common shares of the successor corporation or its parent, the Administrator may, with the consent of

Annex D-16

the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share subject to an Award, to be solely common shares of the successor corporation or its parent equal in fair market value to the per-share consideration received by holders of Shares in the Change in Control.

(f)     The Administrator, in its sole discretion, may include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(g)    Unless otherwise determined by the Administrator, no adjustment or action described in this Section 11.2 or in any other provision of the Plan shall be authorized to the extent it would (i) cause the Plan to violate Section 422(b)(1) of the Code, (ii) result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 of the Exchange Act, or (iii) cause an Award to fail to be exempt from or comply with Section 409A.

(h)    The existence of the Plan, any Program, any Award Agreement and/or the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of shares or of options, warrants or rights to purchase shares or of bonds, debentures, preferred or prior preference shares the rights of which are superior to or affect the Shares or the rights thereof or that are convertible into or exchangeable for Shares, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(i)     In the event of any pending share dividend, share split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the Shares or the share price of the Shares including any Equity Restructuring, for reasons of administrative convenience, the Administrator, in its sole discretion, may refuse to permit the exercise of any Award during a period of up to thirty (30) days prior to the consummation of any such transaction.

11.3     Approval of Plan by Shareholders. The Plan shall be submitted for the approval of the Company’s shareholders within twelve (12) months after the date of the Board’s initial adoption of the Plan.

11.4     No Shareholders Rights. Except as otherwise provided herein or in an applicable Program or Award Agreement, a Holder shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Holder becomes the record owner of such Shares.

11.5     Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

11.6     Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, shares or assets of any corporation, partnership, limited liability company, firm or association.

11.7     Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Law (including but not limited to state, federal and foreign securities law and margin requirements), and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company,

Annex D-17

provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Law. The Administrator, in its sole discretion, may take whatever actions it deems necessary or appropriate to effect compliance with Applicable Law, including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars. Notwithstanding anything to the contrary herein, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Law. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to Applicable Law.

11.8     Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

11.9     Governing Law. The Plan and any Programs and Award Agreements hereunder shall be administered, interpreted and enforced under the laws of the Province of British Columbia and the federal laws of Canada applicable therein without regard to conflicts of laws thereof or of any other jurisdiction.

11.10     Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A, the Plan, the Program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. In that regard, to the extent any Award under the Plan or any other compensatory plan or arrangement of the Company or any of its Subsidiaries is subject to Section 409A, and such Award or other amount is payable on account of a Holder’s Termination of Service (or any similarly defined term), then (a) such Award or amount shall only be paid to the extent such Termination of Service qualifies as a “separation from service” as defined in Section 409A, and (b) if such Award or amount is payable to a “specified employee” as defined in Section 409A then to the extent required in order to avoid a prohibited distribution under Section 409A, such Award or other compensatory payment shall not be payable prior to the earlier of (i) the expiration of the six-month period measured from the date of the Holder’s Termination of Service, or (ii) the date of the Holder’s death. To the extent applicable, the Plan, the Program and any Award Agreements shall be interpreted in accordance with Section 409A. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A, the Administrator may (but is not obligated to), without a Holder’s consent, adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (A) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (B) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A. The Company makes no representations or warranties as to the tax treatment of any Award under Section 409A or otherwise. The Company shall have no obligation under this Section 11.10 or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A with respect to any Award and shall have no liability to any Holder or any other person if any Award, compensation or other benefits under the Plan are determined to constitute non-compliant, “nonqualified deferred compensation” subject to the imposition of taxes, penalties and/or interest under Section 409A.

11.11     Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Subsidiary.

11.12     Indemnification. To the extent permitted under Applicable Law and the Organizational Documents, each member of the Administrator (and each delegate thereof pursuant to Section 10.6) shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan or any Award

Annex D-18

Agreement and against and from any and all amounts paid by him or her, with the Board’s approval, in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf and, once the Company gives notice of its intent to assume such defense, the Company shall have sole control over such defense with counsel of the Company’s choosing. The foregoing right of indemnification shall not be available to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of the person seeking indemnity giving rise to the indemnification claim resulted from such person’s bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Organizational Documents, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

11.13     Relationship to Other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

11.14     Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

* * * * *

Annex D-19

I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of Clever Leaves Holdings Inc. on [______].

* * * * *

I hereby certify that the foregoing Plan was approved by the shareholders of Clever Leaves Holdings Inc. on [______].

Executed on this [___] day of [______].

Corporate Secretary

Annex D-20

Annex E

Interim Order

To be filed by subsequent amendment.

Annex E-1

Annex F

Preliminary Proxy Card

SCHULTZE SPECIAL PURPOSE ACQUISITION CORP.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON
         , 2020

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement/Prospectus, dated         , 2020, in connection with the Special Meeting of Stockholders to be held on         , 2020 at 11:00 a.m., Eastern time, at the offices of Greenberg Traurig, LLP, located at 1750 Tysons Boulevard, Suite 1000, McLean, VA 22102 and hereby appoints George J. Schultze, Gary M. Julien and Jeffrey M. Glick, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the common stock of Schultze Special Purpose Acquisition Corp. (the “Company”) registered in the name provided, which the undersigned is entitled to vote at the Special Meeting of Stockholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the Proxy Statement/Prospectus.

PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENVELOPE ENCLOSED. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS AND WILL GRANT DISCRETIONARY AUTHORITY TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENTS THEREOF. THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3 AND 4.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on         , 2020: The notice of special meeting and the accompanying proxy statement/prospectus are available at         .

	FOR	AGAINST	ABSTAIN

Proposal 1 — The Business Combination Proposal

To consider and vote upon a proposal to approve and adopt the Business Combination Agreement, as may be amended, dated as of July 25, 2020, by and among the Company, Clever Leaves Holdings Inc. (“Holdco”), Novel Merger Sub Inc. and Clever Leaves International Inc., and the business combination contemplated thereby (the “Business Combination”).

	☐	☐	☐
	FOR	AGAINST	ABSTAIN
Proposal 2 — The Incentive Award Plan Proposal To consider and vote upon a proposal to approve and adopt the 2020 Incentive Award Plan of Holdco and the material terms thereunder.	☐	☐	☐
	FOR	AGAINST	ABSTAIN
Proposal 3 — The Earnout Award Plan Proposal To consider and vote upon a proposal to approve and adopt the 2020 Earnout Award Plan of Holdco and the material terms thereunder.	☐	☐	☐
	FOR	AGAINST	ABSTAIN

Proposal 4 — The Adjournment Proposal

To consider and vote upon a proposal to adjourn the special meeting of stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting of stockholders, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or if public stockholders have elected to redeem an amount of public shares such that the minimum available cash condition to the closing of the Business Combination would not be satisfied.

	☐	☐	☐
Dated: _________________________ 2020

Stockholder’s Signature

Stockholder’s Signature

Signature should agree with name printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

Annex F-1

PROSPECTUS FOR UP TO 38,415,132 COMMON SHARES, 18,150,000 WARRANTS,
1,701,673 COMMON SHARES ISSUABLE UPON EXERCISE OF OPTIONS, AND
18,150,000 COMMON SHARES ISSUABLE UPON EXERCISE OF WARRANTS OF
CLEVER LEAVES HOLDINGS INC.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until           , 2020, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers

Under the BCA, a company may indemnify a director or officer, a former director or officer, or a person who acts or acted at the company’s request as a director or officer, or an individual acting in a similar capacity, of another entity, which we refer to as an eligible party, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of that association with the company or other entity, if: (1) the individual acted honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; and (2) in the case of a proceeding other than a civil proceeding, the individual had reasonable grounds for believing that the individual’s conduct was lawful. A company cannot indemnify an eligible party if it is prohibited from doing so under its articles, even if it had agreed to do so by an indemnification agreement (provided that the articles prohibited indemnification when the indemnification agreement was made). A company may advance the expenses of an eligible party as they are incurred in an eligible proceeding only if the eligible party has provided an undertaking that, if it is ultimately determined that the payment of expenses was prohibited, the eligible party will repay any amounts advanced. On application from an eligible party, a court may make any order the court considers appropriate in respect of an eligible proceeding, including the indemnification of penalties imposed or expenses incurred in any such proceedings and the enforcement of an indemnification agreement.

The Holdco Articles that will become effective upon the closing of the Business Combination require Holdco to indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and Holdco must after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each eligible party is deemed to have contracted with Holdco on the terms of the indemnity contained in the Holdco Articles. Subject to the BCA, Holdco may also indemnify any other person. In addition, the Holdco Articles specify that failure of an eligible party to comply with the provisions of the BCA or Holdco Articles, or if applicable, any former legislation or articles, will not invalidate any indemnity to which he or she is entitled. The Holdco Articles also allow for Holdco to purchase and maintain insurance for the benefit of specified eligible parties.

Prior to the completion of the Business Combination, we intend to enter into agreements with our directors and certain officers (each an “Indemnitee” under such agreements) to indemnify the Indemnitee, to the fullest extent permitted by law and subject to certain limitations, against all liabilities, costs, charges and expenses reasonably incurred by an Indemnitee in an action or proceeding to which the Indemnitee was made a party by reason of the Indemnitee being an officer or director of (i) our company or (ii) an organization of which our company is a shareholder or creditor if the Indemnitee serves such organization at our request.

We may purchase insurance policies relating to certain liabilities that our directors and officers may incur in such capacity.

Item 21.     Exhibits and Financial Statement Schedules

Exhibit No.	Description
2.1†

Business Combination Agreement, dated July 25, 2020, by and among Schultze Special Purpose Acquisition Corp., Clever Leaves International Inc., Clever Leaves Holdings Inc. and Novel Merger Sub Inc. (included as Annex A to the proxy statement/prospectus).

3.1

Articles of Clever Leaves Holdings Inc., dated as of June 23, 2020 (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4 (File No. 333-241707) filed with the SEC by Clever Leaves Holdings Inc. on August 6, 2020).

3.2

Notice of Articles of Clever Leaves Holdings Inc., dated as of June 23, 2020 (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-4 (File No. 333-241707) filed with the SEC by Clever Leaves Holdings Inc. on August 6, 2020).

3.3	Form of Amended and Restated Articles of Holdco (included as Annex B to the proxy statement/prospectus).
3.4

Amended and Restated Certificate of Incorporation of Schultze Special Purpose Acquisition Corp. (incorporated by reference to Exhibit 3.1 of Schultze Special Purpose Acquisition Corp.’s Form 8-K (File No. 001-38760), filed with the SEC on December 14, 2018).

3.5

Amendment to the Amended and Restated Certificate of Incorporation of Schultze Special Purpose Acquisition Corp. (incorporated by reference to Exhibit 3.1 of Schultze Special Purpose Acquisition Corp.’s Form 8-K (File No. 001-38760), filed with the SEC on June 9, 2020).

3.6

Bylaws of Schultze Special Purpose Acquisition Corp. (incorporated by reference to Exhibit 3.3 of Schultze Special Purpose Acquisition Corp.’s Form S-1/A (File No. 333-228494), filed with the SEC on November 28, 2018).

4.1

Specimen Unit Certificate of Schultze Special Purpose Acquisition Corp. (incorporated by reference to Exhibit 4.1 of Schultze Special Purpose Acquisition Corp.’s Form S-1/A (File No. 333-228494), filed with the SEC on November 28, 2018).

4.2

Specimen Common Stock Certificate of Schultze Special Purpose Acquisition Corp. (incorporated by reference to Exhibit 4.2 of Schultze Special Purpose Acquisition Corp.’s Form S-1/A (File No. 333-228494), filed with the SEC on November 28, 2018).

4.3

Specimen Warrant Certificate of Schultze Special Purpose Acquisition Corp. (incorporated by reference to Exhibit 4.3 of Schultze Special Purpose Acquisition Corp.’s Form S-1/A (File No. 333-228494), filed with the SEC on November 28, 2018).

4.4**	Specimen Common Share Certificate of Clever Leaves Holdings Inc.
4.5**	Specimen Warrant Certificate of Clever Leaves Holdings Inc.
4.6

Warrant Agreement, dated December 10, 2018, between Schultze Special Purpose Acquisition Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 of Schultze Special Purpose Acquisition Corp.’s Current Report on Form 8-K (File No. 001-38760), filed with the SEC on December 14, 2018).

4.7*

Form of Assignment, Assumption and Amendment Agreement with respect to the Warrant Agreement between Schultze Special Purpose Acquisition Corp., Clever Leaves Holdings Inc. and Continental Stock Transfer & Trust Company.

5.1*	Form of Opinion of Dentons Canada LLP.
5.2*	Form of Opinion of Freshfields Bruckhaus Deringer US LLP.
8.1*	Form of Tax Opinion of Greenberg Traurig, LLP.
10.1

Underwriting Agreement, dated December 10, 2018, between Schultze Special Purpose Acquisition Corp. and EarlyBirdCapital, Inc. (incorporated by reference to Exhibit 1.1 of Schultze Special Purpose Acquisition Corp.’s Current Report on Form 8-K (File No. 001-38760), filed with the SEC on December 14, 2018).

Exhibit No.	Description
10.2

Letter Agreement, dated December 10, 2018, between Schultze Special Purpose Acquisition Corp. and EarlyBirdCapital, Inc. (incorporated by reference to Exhibit 1.2 of Schultze Special Purpose Acquisition Corp.’s Current Report on Form 8-K (File No. 001-38760), filed with the SEC on December 14, 2018).

10.3

Letter Agreement, dated December 10, 2018, by and among Schultze Special Purpose Acquisition Corp., its officers, directors and EarlyBirdCapital, Inc. (incorporated by reference to Exhibit 10.1 of Schultze Special Purpose Acquisition Corp.’s Current Report on Form 8-K (File No. 001-38760), filed with the SEC on December 14, 2018).

10.4

Investment Management Trust Account Agreement, dated December 10, 2018, between Continental Stock Transfer & Trust Company and Schultze Special Purpose Acquisition Corp. (incorporated by reference to Exhibit 10.2 of Schultze Special Purpose Acquisition Corp.’s Current Report on Form 8-K (File No. 001-38760), filed with the SEC on December 14, 2018).

10.5

Administrative Services Agreement, dated December 10, 2018, between Schultze Special Purpose Acquisition Corp. and Schultze Special Purpose Acquisition Sponsor, LLC (incorporated by reference to Exhibit 10.6 of Schultze Special Purpose Acquisition Corp.’s Form 8-K (File No. 001-38760), filed with the SEC on December 14, 2018).

10.6

Stock Escrow Agreement, dated December 10, 2018, among Continental Stock Transfer & Trust Company and Schultze Special Purpose Acquisition Corp. and its initial stockholders (incorporated by reference to Exhibit 10.3 of Schultze Special Purpose Acquisition Corp. Current Report on Form 8-K (File No. 001-38760), filed with the SEC on December 14, 2018).

10.7*	Form of Amendment to Stock Escrow Agreement among Continental Stock Transfer & Trust Company and Schultze Special Purpose Acquisition Corp. and its initial stockholders.
10.8

Registration Rights Agreement, dated December 10, 2018, among Schultze Special Purpose Acquisition Corp. and the initial stockholders named therein (incorporated by reference to Exhibit 10.4 of Schultze Special Purpose Acquisition Corp.’s Current Report on Form 8-K (File No. 001-38760), filed with the SEC on December 14, 2018).

10.9

Securities Purchase Agreement, dated September 25, 2018, between Schultze Special Purpose Acquisition Corp. and Schultze Special Purpose Acquisition Sponsor, LLC (incorporated by reference to Exhibit 10.7 of Schultze Special Purpose Acquisition Corp.’s Registration Statement on Form S-1 (File No. 333-228494), filed with the SEC on November 20, 2018).

10.10

Warrant Purchase Agreement, dated December 10, 2018, by and between Schultze Special Purpose Acquisition Corp. and Schultze Special Purpose Acquisition Sponsor, LLC (incorporated by reference to Exhibit 10.5 of Schultze Special Purpose Acquisition Corp.’s Current Report on Form 8-K (File No. 001-38760), filed with the SEC on December 14, 2018).

10.11

Securities Assignment Agreement, dated September 25, 2018, between Schultze Special Purpose Acquisition Sponsor, LLC and the independent directors (incorporated by reference to Exhibit 10.8 of Schultze Special Purpose Acquisition Corp.’s Registration Statement on Form S-1 (File No. 333-228494), filed with the SEC on November 20, 2018).

10.12

Transaction Support Agreement, dated July 25, 2020, by and among Schultze Special Purpose Acquisition Corp., Clever Leaves International Inc., Clever Leaves Holdings Inc., Schultze Special Purpose Acquisition Sponsor, LLC and other parties named therein (incorporated by reference to Exhibit 10.2 of Schultze Special Purpose Acquisition Corp.’s Current Report on Form 8-K (File No. 001-38760), filed with the SEC on July 29, 2020).

10.13

Form of Shareholder Support Agreement, dated July 25, 2020, by and among Schultze Special Purpose Acquisition Corp., Clever Leaves Holdings Inc. and certain of the shareholders of Clever Leaves International Inc. (incorporated by reference to Exhibit 10.1 of Schultze Special Purpose Acquisition Corp.’s Current Report on Form 8-K (File No. 001-38760), filed with the SEC on July 29, 2020).

10.14*	Form of Investor Rights Agreement by and among Clever Leaves Holdings Inc. and Investors named therein.
10.15*

Loan and Security Agreement, dated as of May 3, 2019, by and among Rock Cliff Capital LLC, as Lender, Herbal Brands, Inc., as Borrower, and Subsidiary Guarantors that executes an instrument of joinder thereto.

Exhibit No.	Description
10.16*	First Amendment to Loan and Security Agreement, dated as of August 27, 2020, by and among Rock Cliff Capital LLC, as Lender, and Herbal Brands, Inc., as Borrower.
10.17*	Secured Note from Herbal Brands, Inc. evidencing obligations pursuant to the Loan and Security Agreement, dated as of May 3, 2019.
10.18*	Amended and Restated Warrant Certificate with respect to 193,402 warrants to purchase common shares of Clever Leaves International Inc.
10.19*

Guarantee, dated as of May 3, 2019, made by Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.) and each Subsidiary Guarantor that executes an instrument of accession thereto.

10.20*	Pledge Agreement, dated as of May 3, 2019, by and between NS US Holdings, Inc. and Rock Cliff Capital LLC.
10.21*	Trademark Security Agreement, dated as of May 3, 2019, by and between Rock Cliff Capital LLC and Herbal Brands, Inc.
10.22*	Patent Security Agreement, dated as of May 3, 2019, by and between Rock Cliff Capital LLC and Herbal Brands, Inc.
10.23*	Subordination Agreement, dated as of May 10, 2019, by and between the creditors listed therein, GLAS Americas LLC, as Senior Collateral Agent, and Rock Cliff Capital LLC, as Subordinated Creditor.
10.24*

Amended and Restated Intercreditor and Collateral Agency Agreement, dated as of May 10, 2019, by and among GLAS Americas LLC, as Collateral Agent, GLAS USA LLC, as Paying Agent, Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.) and other parties named therein.

10.25*	Form of Senior Convertible Note issued by Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.).
10.26*	Amendment, Consent and Waiver Agreement, dated as of March 26, 2020, by and among Clever Leaves International Inc., NS US Holdings Inc., Herbal Brands Inc., and other parties named therein.
10.27*	Amendment, Consent and Waiver Agreement, dated as of June 23, 2020, by and among Clever Leaves International Inc., NS US Holdings Inc., Herbal Brands Inc., and other parties named therein.
10.28*	Warrant Certificate, dated as of March 30, 2019, with respect to 28,922 warrants to purchase common shares of Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.).
10.29*

Amended and Restated Guarantee, dated as of May 10, 2019, by NS US Holdings Inc., Herbal Brands Inc., Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.) and other Guarantors named therein in favor of GLAS Americas LLC, as Collateral Agent.

10.30*

Amended and Restated Pledge Agreement, dated as of May 10, 2019, by Clever Leaves International Inc. (formerly known as Northern Swan Holdings, Inc.) in favour of GLAS Americas LLC, as Collateral Agent.

10.31*	Northern Swan Holdings, Inc. 2018 Omnibus Incentive Compensation Plan.
10.32*	Amendment No. 1 to Northern Swan Holdings, Inc. 2018 Omnibus Incentive Compensation Plan.
10.33*	Amendment No. 2 to Northern Swan Holdings, Inc. 2018 Omnibus Incentive Compensation Plan.
10.34*	Form of Clever Leaves Holdings Inc. 2020 Incentive Award Plan (included as Annex C to the proxy statement/prospectus).
10.35*	Form of Clever Leaves Holdings Inc. 2020 Earnout Award Plan (included as Annex D to the proxy statement/prospectus).
10.36*	Employment Agreement between NS US Holdings, Inc. and Mr. Detwiler, dated as of August 17, 2017.
21.1*	List of Subsidiaries of Clever Leaves Holdings Inc.
23.1*	Consent of Marcum LLP.

Exhibit No.	Description
23.2*	Consent of BDO Canada LLP.
23.3*	Form of Consent of Dentons Canada LLP (included in Exhibit 5.1).
23.4*	Form of Consent of Freshfields Bruckhaus Deringer LLP (included in Exhibit 5.2).
23.5*	Form of Consent of Greenberg Traurig, LLP (included in Exhibit 8.1).
99.1*	Form of Proxy for Schultze Special Purpose Acquisition Corp. Special Meeting of Stockholders (included as Annex F to the proxy statement/prospectus).
99.2*	Consent of Gary M. Julien to be named as a Director.
99.3*	Consent of Andres Fajardo to be named as a Director.

____________

*        Filed herewith

**      To be filed by amendment.

†        Schedules to this exhibit have been omitted pursuant to Item 601(a)(5) of Registration S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

Item 22. Undertakings

(a)     The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)    That every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(b)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 11th day of September 2020.

Clever Leaves Holdings Inc.
By:	/s/ Kyle Detwiler
Name:	Kyle Detwiler
Title:	Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Kyle Detwiler	Director (Principal Executive Officer,	September 11, 2020
Kyle Detwiler	Principal Financial Officer, Director and Authorized Representative in the United States